FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206361-15

PROSPECTUS

$920,931,000 (Approximate)

Benchmark 2018-B5 Mortgage Trust

(Central Index Key Number 0001745529)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation
(Central Index Key Number 0001541294)
as Sponsors and Mortgage Loan Sellers

Benchmark 2018-B5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B5

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2018-B5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B5 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2018-B5 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in September 2018. The rated final distribution date for the certificates is the distribution date in July 2051.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$22,312,000		3.2578%	Fixed(5)	June 2023
Class A-2	$195,734,000		4.0765%	Fixed(5)	July 2023
Class A-3	$195,000,000		3.9436%	Fixed(5)	July 2028
Class A-4	$280,117,000		4.2076%	Fixed(5)	July 2028
Class A-SB	$34,230,000		4.1583%	Fixed(5)	November 2027
Class X-A	$833,904,000	(6)	0.6514%	Variable(7)	July 2028
Class X-B	$44,163,000	(6)	0.1963%	Variable(7)	July 2028
Class A-S	$106,511,000		4.4189%	Fixed(5)	July 2028
Class B	$44,163,000		4.5697%	Fixed(5)	July 2028
Class C	$42,864,000		4.7660%	WAC(8)	August 2028

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 37.7% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 33.5% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 28.8% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 21, 2018. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 105.9% of the aggregate certificate balances of the offered certificates plus accrued interest from August 1, 2018, before deducting expenses payable by the depositor.

J.P. Morgan	Citigroup	Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton		Academy Securities
Co-Manager		Co-Manager
July 30, 2018

# Benchmark Commercial Mortgage Securities Trust 2018-B5

Commercial Mortgage Pass-Through Certificates, Series 2018-B5

Washington
2 properties
$32,476,000
3.1% of total
Montana
1 property
$7,200,000
0.7% of total
Kansas
1 property
$25,000,000
2.4% of total
Oklahoma
1 property
$29,952,526
2.9% of total
Minnesota
19 properties
$6,489,844
0.6% of total
Illinois
6 properties
$97,918,476
9.4% of total
Pennsylvania
69 properties
$20,126,563
1.9% of total
New York
16 properties
$198,475,000
19.1% of total
Michigan
5 properties
$62,319,072
6.0% of total
Connecticut
2 properties
$22,400,000
2.2% of total
New Jersey
1 property
$4,050,000
0.4% of total
Maryland
1 property
$10,610,000
1.0% of total
California
6 properties
$133,326,269
12.8% of total
Virginia
2 properties
$10,146,208
1.0% of total
North Carolina
1 property
$13,500,000
1.3% of total
Arizona
14 properties
$6,473,828
0.6% of total
Georgia
12 properties
$105,101,892
10.1% of total
Colorado
1 property
$9,660,000
0.9% of total
Texas
3 properties
$15,660,928
1.5% of total
Arkansas
1 property
$6,925,000
0.7% of total
Tennessee
3 properties
$17,035,064
1.6% of total
Alabama
2 properties
$10,283,725
1.0% of total
Florida
50 properties
$194,001,766
18.7% of total
Percentage of Allocated Mortgage Loan Amount
0.4% – 5.0%
5.1% – 10.0%
10.1% – 19.1%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$22,312,000		30.000%	3.2578%	Fixed(5)	June 2023	2.72	9/18-6/23
A-2	$195,734,000		30.000%	4.0765%	Fixed(5)	July 2023	4.86	6/23-7/23
A-3	$195,000,000		30.000%	3.9436%	Fixed(5)	July 2028	9.71	11/27-7/28
A-4	$280,117,000		30.000%	4.2076%	Fixed(5)	July 2028	9.90	7/28-7/28
A-SB	$34,230,000		30.000%	4.1583%	Fixed(5)	November 2027	7.19	7/23-11/27
X-A	$833,904,000	(6)	NAP	0.6514%	Variable(7)	July 2028	NAP	NAP
X-B	$44,163,000	(6)	NAP	0.1963%	Variable(7)	July 2028	NAP	NAP
A-S	$106,511,000		19.750%	4.4189%	Fixed(5)	July 2028	9.90	7/28-7/28
B	$44,163,000		15.500%	4.5697%	Fixed(5)	July 2028	9.90	7/28-7/28
C	$42,864,000		11.375%	4.7660%	WAC(8)	August 2028	9.98	7/28-8/28
Non-Offered Certificates
X-D	$18,964,000	(6)	NAP	1.5000%	Fixed(7)	August 2028	NAP	NAP
D	$18,964,000		9.550%	3.2660%	WAC–1.5000%(9)	August 2028	9.98	8/28-8/28
E-RR(10)	$31,694,000		6.500%	4.7660%	WAC(8)	August 2028	9.98	8/28-8/28
F-RR(10)	$19,483,000		4.625%	4.7660%	WAC(8)	August 2028	9.98	8/28-8/28
G-RR(10)	$10,392,000		3.625%	4.7660%	WAC(8)	August 2028	9.98	8/28-8/28
NR-RR(10)	$37,668,160		0.000%	4.7660%	WAC(8)	August 2028	9.98	8/28-8/28
S(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.
(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.
(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class B certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The Class X-A, Class X-B and Class X-D certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.
(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate (described in the table as “Variable”) equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate (described in the table as “Variable”) equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date and, on each distribution date, is expected to be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.
(8)	The pass-through rates for the Class C, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate (described in the table as “WAC”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(9)	The pass-through rate for the Class D certificates for each distribution date will be a per annum rate (described in the table as “WAC-1.5000%”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date, less 1.5000%. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(10)	In satisfaction of the credit risk retention rules applicable to this securitization transaction by JPMorgan Chase Bank, National Association, as retaining sponsor, the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which will constitute an “eligible horizontal residual interest” (as defined in Regulation RR), are expected to be purchased and retained by LD II Sub II, LLC or its “majority-owned affiliate” (as defined in Regulation RR) in accordance with the credit risk retention rules. See “Credit Risk Retention”.

(11)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.
(12)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	18
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Hotel Properties Have Special Risks	59
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Multifamily Properties Have Special Risks	61
Retail Properties Have Special Risks	63
Industrial Properties Have Special Risks	65
Leased Fee Properties Have Special Risks	66
Condominium Ownership May Limit Use and Improvements	67
Shared Interest Structures	68

Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	69
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	70
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	71
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	72
Risks Related to Zoning Non-Compliance and Use Restrictions	74
Risks Relating to Inspections of Properties	75
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	75
Insurance May Not Be Available or Adequate	75
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	76
Terrorism Insurance May Not Be Available for All Mortgaged Properties	77
Risks Associated with Blanket Insurance Policies or Self-Insurance	78
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	78
Limited Information Causes Uncertainty	78
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	79
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	80

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	80
Static Pool Data Would Not Be Indicative of the Performance of this Pool	81
Appraisals May Not Reflect Current or Future Market Value of Each Property	81
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	83
The Borrower’s Form of Entity May Cause Special Risks	83
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	84
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	85
Other Financings or Ability to Incur Other Indebtedness Entails Risk	86
Tenancies-in-Common May Hinder Recovery	87
Risks Relating to Enforceability of Cross-Collateralization	88
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	88
Risks Associated with One Action Rules	88
State Law Limitations on Assignments of Leases and Rents May Entail Risks	88
Risks of Anticipated Repayment Date Loans	89
Various Other Laws Could Affect the Exercise of Lender’s Rights	89
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	90

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	90
Risks Related to Ground Leases and Other Leasehold Interests	91
Increases in Real Estate Taxes May Reduce Available Funds	93
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	93
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	97
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	97
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	98
Potential Conflicts of Interest of the Operating Advisor	100
Potential Conflicts of Interest of the Asset Representations Reviewer	101
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	101
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	104
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	104
Other Potential Conflicts of Interest May Affect Your Investment	105
Other Risks Relating to the Certificates	105
The Certificates Are Limited Obligations	105
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	105

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	106
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	108
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	110
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	114
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	114
Risks Relating to Modifications of the Mortgage Loans	119
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Risks Relating to Interest on Advances and Special Servicing Compensation	120
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	121
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	121
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	122

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	122
Description of the Mortgage Pool	124
General	124
Co-Originated or Third-Party Originated Mortgage Loans	125
Certain Calculations and Definitions	126
Definitions	126
Mortgage Pool Characteristics	133
Overview	133
Property Types	135
Mortgage Loan Concentrations	138
Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	139
Geographic Concentrations	140
Mortgaged Properties With Limited Prior Operating History	141
Tenancies-in-Common	141
Condominium and Other Shared Interests	142
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	147
Assessments of Property Value and Condition	148
Appraisals	148
Engineering Reports	148
Zoning and Building Code Compliance and Condemnation	149
Litigation and Other Considerations	150
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	153
Tenant Concentrations	153
Lease Expirations and Terminations	154
Purchase Options and Rights of First Refusal	158
Affiliated Leases.	159
Insurance Considerations	160
Use Restrictions	162
Appraised Value	163
Non-Recourse Carveout Limitations	164
Real Estate and Other Tax Considerations	166
Delinquency Information	167
Certain Terms of the Mortgage Loans	168

Amortization of Principal	168
Due Dates; Mortgage Rates; Calculations of Interest	168
ARD Loan(s)	169
Single Purpose Entity Covenants	169
Prepayment Protections and Certain Involuntary Prepayments	169
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	171
Defeasance; Collateral Substitution	172
Partial Releases	173
Escrows	177
Mortgaged Property Accounts	178
Exceptions to Underwriting Guidelines	178
Additional Indebtedness	179
General	179
Whole Loans	179
Mezzanine Indebtedness	179
Preferred Equity	182
Other Secured Indebtedness	182
Other Indebtedness	182
The Whole Loans	183
General	183
The Serviced Pari Passu Whole Loans	188
The Serviced AB Whole Loan	190
The Non-Serviced Pari Passu Whole Loans	199
The Non-Serviced AB Whole Loans	202
Additional Information	217
Transaction Parties	217
The Sponsors and Mortgage Loan Sellers	217
JPMorgan Chase Bank, National Association	217
General	217
JPMCB Securitization Program	218
Review of JPMCB Mortgage Loans	219
JPMCB’s Underwriting Guidelines and Processes	220
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	224
Compliance with Rule 15Ga-1 under the Exchange Act	225
Retained Interests in This Securitization	225
Citi Real Estate Funding Inc	225
CREFI’s Commercial Mortgage Origination and Securitization Program	226

Review of CREFI Mortgage Loans	226
CREFI’s Underwriting Guidelines and Processes	230
Compliance with Rule 15Ga-1 under the Exchange Act	233
Retained Interests in This Securitization	233
General	234
GACC’s Securitization Program	234
Review of GACC Mortgage Loans	235
DBNY’s Underwriting Guidelines and Processes	237
Exceptions	241
Compliance with Rule 15Ga-1 under the Exchange Act	241
Retained Interests in This Securitization	242
The Depositor	242
The Issuing Entity	242
The Trustee	243
The Certificate Administrator	244
The Master Servicer	246
The Special Servicer	249
The Operating Advisor and Asset Representations Reviewer	251
Credit Risk Retention	253
General	253
Qualifying CRE Loans; Required Credit Risk Retention Percentage	253
Eligible Horizontal Residual Interest	253
The Third Party Purchaser	255
Hedging, Transfer and Financing Restrictions	256
Operating Advisor	257
Representations and Warranties	258
Description of the Certificates	260
General	260
Distributions	262
Method, Timing and Amount	262
Available Funds	262
Priority of Distributions	264
Pass-Through Rates	267
Interest Distribution Amount	268
Principal Distribution Amount	269
Certain Calculations with Respect to Individual Mortgage Loans	270
Excess Interest	272
Application Priority of Mortgage Loan Collections or Whole Loan Collections	272
Allocation of Yield Maintenance Charges and Prepayment Premiums	275
Assumed Final Distribution Date; Rated Final Distribution Date	276

Prepayment Interest Shortfalls	277
Subordination; Allocation of Realized Losses	278
Reports to Certificateholders; Certain Available Information	280
Certificate Administrator Reports	280
Information Available Electronically	285
Voting Rights	289
Delivery, Form, Transfer and Denomination	290
Book-Entry Registration	290
Definitive Certificates	293
Certificateholder Communication	293
Access to Certificateholders’ Names and Addresses	293
Requests to Communicate	293
List of Certificateholders	294
Description of the Mortgage Loan Purchase Agreements	294
General	294
Dispute Resolution Provisions	304
Asset Review Obligations	305
Pooling and Servicing Agreement	305
General	305
Assignment of the Mortgage Loans	306
Servicing Standard	306
Subservicing	307
Advances	308
P&I Advances	308
Servicing Advances	309
Nonrecoverable Advances	310
Recovery of Advances	311
Accounts	312
Withdrawals from the Collection Account	314
Servicing and Other Compensation and Payment of Expenses	316
General	316
Master Servicing Compensation	321
Special Servicing Compensation	323
Disclosable Special Servicer Fees	326
Certificate Administrator and Trustee Compensation	327
Operating Advisor Compensation	327
Asset Representations Reviewer Compensation	328
CREFC® Intellectual Property Royalty License Fee	329
Appraisal Reduction Amounts	329
Maintenance of Insurance	335
Modifications, Waivers and Amendments	338
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	342

Inspections	343
Collection of Operating Information	344
Special Servicing Transfer Event	344
Asset Status Report	346
Realization Upon Mortgage Loans	350
Sale of Defaulted Loans and REO Properties	352
The Directing Certificateholder	354
General	354
Major Decisions	356
Asset Status Report	360
Replacement of Special Servicer	360
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	360
Servicing Override	362
Rights of Holders of Companion Loans	362
Limitation on Liability of Directing Certificateholder	363
The Operating Advisor	364
General	364
Duties of Operating Advisor at All Times	364
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	366
Recommendation of the Replacement of the Special Servicer	367
Eligibility of Operating Advisor	367
Other Obligations of Operating Advisor	368
Delegation of Operating Advisor’s Duties	368
Termination of the Operating Advisor With Cause	368
Rights Upon Operating Advisor Termination Event	369
Waiver of Operating Advisor Termination Event	370
Termination of the Operating Advisor Without Cause	370
Resignation of the Operating Advisor	370
Operating Advisor Compensation	371
The Asset Representations Reviewer	371
Asset Review	371
Eligibility of Asset Representations Reviewer	375
Other Obligations of Asset Representations Reviewer	376

Delegation of Asset Representations Reviewer’s Duties	376
Assignment of Asset Representations Reviewer’s Rights and Obligations	376
Asset Representations Reviewer Termination Events	377
Rights Upon Asset Representations Reviewer Termination Event	378
Termination of the Asset Representations Reviewer Without Cause	378
Resignation of Asset Representations Reviewer	378
Asset Representations Reviewer Compensation	378
Replacement of Special Servicer Without Cause	379
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	381
Termination of Master Servicer and Special Servicer for Cause	382
Servicer Termination Events	382
Rights Upon Servicer Termination Event	383
Waiver of Servicer Termination Event	384
Resignation of the Master Servicer and the Special Servicer	384
Limitation on Liability; Indemnification	385
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	387
Dispute Resolution Provisions	388
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	388
Repurchase Request Delivered by a Party to the PSA	388
Resolution of a Repurchase Request	389
Mediation and Arbitration Provisions	391
Servicing of the Servicing Shift Mortgage Loan	392
Servicing of the Non-Serviced Mortgage Loans	393
General	393
Servicing of the Aventura Mall Mortgage Loan	396
Servicing of the Workspace Mortgage Loan	396

Servicing of the Aon Center Mortgage Loan	397
Rating Agency Confirmations	398
Evidence as to Compliance	399
Limitation on Rights of Certificateholders to Institute a Proceeding	400
Termination; Retirement of Certificates	401
Amendment	402
Resignation and Removal of the Trustee and the Certificate Administrator	404
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	405
Certain Legal Aspects of Mortgage Loans	405
General	407
Types of Mortgage Instruments	407
Leases and Rents	408
Personalty	408
Foreclosure	408
General	408
Foreclosure Procedures Vary from State to State	409
Judicial Foreclosure	409
Equitable and Other Limitations on Enforceability of Certain Provisions	409
Nonjudicial Foreclosure/Power of Sale	409
Public Sale	410
Rights of Redemption	411
Anti-Deficiency Legislation	411
Leasehold Considerations	411
Cooperative Shares	412
Bankruptcy Laws	412
Environmental Considerations	417
General	417
Superlien Laws	418
CERCLA	418
Certain Other Federal and State Laws	418
Additional Considerations	419
Due-on-Sale and Due-on-Encumbrance Provisions	419
Subordinate Financing	419
Default Interest and Limitations on Prepayments	420
Applicability of Usury Laws	420
Americans with Disabilities Act	420
Servicemembers Civil Relief Act	420
Anti-Money Laundering, Economic Sanctions and Bribery	421
Potential Forfeiture of Assets	421
Certain Affiliations, Relationships and Related

Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Yield Considerations	424
General	424
Rate and Timing of Principal Payments	424
Losses and Shortfalls	425
Certain Relevant Factors Affecting Loan Payments and Defaults	426
Delay in Payment of Distributions	426
Yield on the Certificates with Notional Amounts	426
Weighted Average Life	427
Pre-Tax Yield to Maturity Tables	432
Material Federal Income Tax Considerations	437
General	437
Qualification as a REMIC	437
Status of Offered Certificates	439
Taxation of Regular Interests	440
General	440
Original Issue Discount	440
Acquisition Premium	442
Market Discount	442
Premium	443
Election To Treat All Interest Under the Constant Yield Method	443
Treatment of Losses	444
Yield Maintenance Charges and Prepayment Premiums	444
Sale or Exchange of Regular Interests	445
Taxes That May Be Imposed on a REMIC	445
Prohibited Transactions	445
Contributions to a REMIC After the Startup Day	445
Net Income from Foreclosure Property	446
Bipartisan Budget Act of 2015	446
Taxation of Certain Foreign Investors	446
FATCA	447
Backup Withholding	448
Information Reporting	448
3.8% Medicare Tax on “Net Investment Income”	448
Reporting Requirements	448
Certain State and Local Tax Considerations	449
Method of Distribution (Underwriter)	449
Incorporation of Certain Information by Reference	451
Where You Can Find More Information	452
Financial Information	452
Certain ERISA Considerations	452
General	452
Plan Asset Regulations	453
Administrative Exemptions	453
Insurance Company General Accounts	455
Legal Investment	456
Legal Matters	457
Ratings	457
Index of Defined Terms	461

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX F-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU) OR ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT EUROPEAN ECONOMIC MEMBER STATE (TOGETHER, THE “PROSPECTUS DIRECTIVE”).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU, AS AMENDED (“MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, AS AMENDED (THE “INSURANCE MEDIATION DIRECTIVE” ), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE

PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (”QUALIFIED INVESTOR”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (II) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (II) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN

RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE INITIAL PURCHASERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B5 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	Citi Real Estate Funding Inc., a New York corporation.

●	German American Capital Corporation, a Maryland corporation; and

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank AG, acting through its New York Branch, an originator, and Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	15	$327,038,577	31.5%
Citi Real Estate Funding Inc.	23	347,680,896	33.5
German American Capital Corporation(2)(3)	16	261,412,687	25.2
JPMorgan Chase Bank, National Association/German American Capital Corporation(2)(3)	1	103,000,000	9.9
Total	55	$1,039,132,161	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	All of the mortgage loans being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, Deutsche Bank AG, acting through its New York Branch, and will be transferred to German American Capital Corporation on or prior to the closing date.

(3)	The Aventura Mall mortgage loan is evidenced by two promissory notes: (i) Note A-2-A-2, with a principal balance of $65,000,000 as of the cut-off date as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-2-B-2-A, with a principal balance of $38,000,000 as of the cut-off date as to which GACC is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This transaction is being structured with a “third-party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. It is anticipated that LD II Sub II, LLC will be the third-party purchaser (in satisfaction of the retention obligations of JPMorgan Chase Bank, National Association in its capacity as the retaining sponsor) and will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, LD II Sub II, LLC will agree to comply with hedging, transfer and financing restrictions that are applicable to third-party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by LD II Sub II, LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted LD II Sub II, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the

Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Pooling and Servicing

Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that LD II Sub II, LLC will purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that LD II Sub II, LLC will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan).

With respect to the Overland Park Xchange Whole Loan, a servicing shift whole loan, the holder of the related pari passu companion loan identified as note A-2 will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Controlling Subordinate

Companion Loan	The eBay North First Commons mortgage loan (4.9%) will be serviced under the pooling and servicing agreement for this securitization and is part of a whole loan comprised of the eBay North First Commons mortgage loan (included in the issuing entity) and one or more subordinate notes (not included in the issuing entity). Pursuant to the related intercreditor agreement, the holder(s) of the related subordinate companion loan(s) will have the right to cure certain defaults with respect to the related mortgage loan and the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the majority of the subordinate companion loans (the “eBay North First Commons controlling subordinate companion loan holder”) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the related controlling subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the eBay North First Commons mortgage loan, at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement.

As of the closing date, the eBay North First Commons controlling subordinate companion loan holder is Athene Annuity and Life Company.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in August 2018, or with respect to any mortgage loan that has its first due date in September 2018, the date that would otherwise have been the related due date in August 2018.

Closing Date	On or about August 21, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in September 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in September 2018.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	June 2023
Class A-2	July 2023
Class A-3	July 2028
Class A-4	July 2028
Class A-SB	November 2027
Class X-A	July 2028
Class X-B	July 2028
Class A-S	July 2028
Class B	July 2028
Class C	August 2028

The rated final distribution date will be the distribution date in July 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-B5:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be fifty-five (55) fixed rate commercial mortgage loans secured by first mortgage liens on two hundred and nineteen (219) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) forty-seven (47) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) four (4) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties) and (iv) one (1) mortgage loan, represented by a senior portion of a whole loan (which has one or more subordinate notes that are not assets of the issuing entity (but no pari passu notes) secured by the related mortgaged property).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(2)
Class A-1	$22,312,000	2.15%	30.000%
Class A-2	$195,734,000	18.84%	30.000%
Class A-3	$195,000,000	18.77%	30.000%
Class A-4	$280,117,000	26.96%	30.000%
Class A-SB	$34,230,000	3.29%	30.000%
Class X-A	$833,904,000	NAP	NAP
Class X-B	$44,163,000	NAP	NAP
Class A-S	$106,511,000	10.25%	19.750%
Class B	$44,163,000	4.25%	15.500%
Class C	$42,864,000	4.12%	11.375%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	3.2578%
Class A-2	4.0765%
Class A-3	3.9436%
Class A-4	4.2076%
Class A-SB	4.1583%
Class X-A	0.6514%(2)
Class X-B	0.1963%(2)
Class A-S	4.4189%
Class B	4.5697%
Class C	4.7660%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class B certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate set forth opposite such class in the table. The pass-through rate for the Class C Certificates, on each distribution date, will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.07250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.2500% per annum and the per annum rate that would result in a special servicing fee for the related month of $3,500. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00680%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00255%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00030%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
Aventura Mall	0.00125%	0.25000%
Workspace	0.00125%	0.25000%
Aon Center	0.00125%	0.25000%
181 Fremont Street	0.00250%	0.25000%
Radisson Blu Aqua Hotel	0.01250%	0.25000%
Westbrook Corporate Center	0.00250%	0.25000%

(1)	Does not reflect the Overland Park Xchange mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributed to the Class S certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex G, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class S and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class S and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B or Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are not offered by this prospectus.

(3)	Other than the Class X-D, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-five (55) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee or leasehold estate of the related borrower in two hundred and nineteen (219) commercial and multifamily properties (if any). See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,039,132,161.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-five (55) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of four (4) mortgage loans (10.0%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), (ii) in the case of three (3) mortgage loans (18.9%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”) and (iii) in the case of one (1) mortgage loan (4.9%) in the following table, one or more subordinate companion loans. Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Aventura Mall	$ 103,000,000	9.9%	$ 1,303,700,000	$ 343,300,000	50.7%	2.07x
eBay North First Commons	$ 51,000,000	4.9%	N/A	$ 37,125,000	65.9%	2.13x
Workspace	$ 50,000,000	4.8%	$ 529,000,000	$ 696,000,000(2)	78.0%	1.63x
Aon Center	$ 43,000,000	4.1%	$ 307,000,000	$ 186,000,000	62.8%(3)	1.98x
181 Fremont Street	$ 40,000,000	3.8%	$ 210,000,000	N/A	39.6%	3.14x
Overland Park Xchange	$ 25,000,000	2.4%	$ 53,000,000	N/A	65.2%	2.10x
Radisson Blu Aqua Hotel	$ 20,000,000	1.9%	$ 44,000,000	N/A	54.5%	1.92x
Westbrook Corporate Center	$ 18,955,614	1.8%	$ 79,813,110	N/A	72.6%	1.67x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	The Workspace mortgage loan (4.8%) is part of a whole loan with an aggregate principal balance as of the cut-off date of $1,275,000,000 that is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace floating rate loan”) with an aggregate principal balance as of the cut-off date of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace fixed rate loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace senior fixed rate loan”), with an aggregate principal balance as of the cut-off date of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace subordinate fixed rate loan”), with an aggregate principal balance as of the cut-off date of $556.8 million. The Workspace senior fixed rate loan is senior to the Workspace subordinate fixed rate loan and the Workspace mortgage loan is comprised of a portion of the Workspace senior fixed loan. The interest rate on the Workspace floating rate loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Workspace fixed rate loan and Workspace floating rate loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace whole loan. Following an event of default, a portion of the Workspace floating rate loan (which has a principal balance as of the cut-off date of $115.8 million) (the “Workspace floating rate pari passu component”), generally pays pro rata with the Workspace senior fixed rate loan, and the remaining portion of the Workspace floating rate loan (which has a principal balance as of the cut-off date of $139.2 million) (the “Workspace floating rate subordinate component”) generally pays pro rata with the Workspace subordinate fixed rate loan. For purposes of the Whole Loan NCF DSCR for the Workspace whole loan, LIBOR was assumed to be 2.0900%. The Workspace whole loan NCF DSCR, based on a LIBOR cap of 3.0000% for the Workspace floating rate loan, is 1.58x.

(3)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center whole loan. Assuming release of the performance reserve (without consideration for additional leasing), the Whole Loan LTV ratio is approximately 65.0%.

The Overland Park Xchange whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Aventura Mall	Aventura Mall Trust 2018-AVM	9.9%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Workspace	JPMCC 2018-WPT(2)	4.8%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
Aon Center	JPMCC 2018-AON	4.1%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association
181 Fremont Street	Benchmark 2018-B4	3.8%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Radisson Blu Aqua Hotel	Benchmark 2018-B1	1.9%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Westbrook Corporate Center	Benchmark 2018-B4	1.8%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(3)
Aventura Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	BREDS HG SD (Delaware) L.P.
Workspace	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	An affiliate of or advisor to CRE Fund Investments LLC
Aon Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	Prima Capital Advisors, LLC
181 Fremont Street	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Barings LLC
Radisson Blu Aqua Hotel	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Westbrook Corporate Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Barings LLC

(1)	Does not reflect the Overland Park Xchange mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, the mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The JPMCC 2018-WPT securitization transaction is expected to close on July 31, 2018.

(3)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (or part of a cross-collateralized group of mortgage loans) is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,039,132,161
Number of Mortgage Loans	55
Number of Mortgaged Properties	219
Number of Cross-Collateralized Mortgage Loans	4
Cross-Collateralized Mortgage Loans as a percentage	2.7%
Range of Cut-off Date Balances	$2,607,349 to $103,000,000
Average Cut-off Date Balance	$18,893,312
Range of Mortgage Rates	2.63768% to 5.45000%
Weighted average Mortgage Rate	4.63043%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	109 months
Range of remaining terms to maturity(2)	58 months to 120 months
Weighted average remaining term to maturity(2)	107 months
Range of original amortization term(3)	240 months to 360 months
Weighted average original amortization term(3)	343 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	343 months
Range of LTV Ratios as of the Cut-off Date(4)(5)(7)	31.3% to 74.7%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(7)	56.7%
Range of LTV Ratios as of the maturity date(2)(4)(5)	31.3% to 68.6%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(7)	52.7%
Range of UW NCF DSCR(4)(5)(6)	1.21x to 5.13x
Weighted average UW NCF DSCR(4)(5)(6)	2.18x
Range of UW NOI Debt Yield(4)(5)(7)	6.7% to 21.6%
Weighted average UW NOI Debt Yield(4)(5)(7)	11.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	59.0%
Interest Only-Balloon	19.9%
Balloon	17.2%
ARD-Interest Only	3.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) mortgage loan with an anticipated repayment date, identified as the 181 Fremont Street mortgage loan (3.8%), calculated as of the anticipated repayment date.

(3)	Excludes twenty-four (24) mortgage loans (62.9%), that are interest-only for the entire term or until the related anticipated repayment date.

(4)	In the case of two (2) groups of mortgage loans: (1) the 253 Elizabeth mortgage loan (0.8%) and the 173 Ludlow mortgage loan (0.6%) and (2) the 236 West 16th mortgage loan (0.7%) and the 161 Ludlow mortgage loan (0.6%), such group of mortgage loans consists of cross-collateralized and cross-defaulted loans, and the debt service coverage ratios, loan-to-value ratios and debt yields with respect to the related mortgage loans are presented in each case on an aggregate basis. With respect to the eBay North First Commons mortgage loan (4.9%), the Aon Center mortgage loan (4.1%), the 181 Fremont Street mortgage loan (3.8%), the Embassy Suites Kennesaw mortgage loan (3.1%), the Elite Hotel Management Georgia Portfolio mortgage loan (3.1%), the Overland Park Xchange mortgage loan (2.4%), the Four Points Sacramento Airport mortgage loan (1.3%), the Holiday Inn Express & Suites Wheat Ridge mortgage loan (0.9%), the 932 Southern Boulevard mortgage loan (0.9%), the Bay 528 Plaza mortgage loan (0.8%) and the 4675 Linton Boulevard mortgage loan (0.7%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to eight (8) mortgage loans (33.8%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans. With respect to the Workspace mortgage loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yield includes (i) the Workspace mortgage loan, (ii) the other notes included in the Workspace senior fixed rate loan and (iii) the Workspace floating rate pari passu component and excludes the Workspace subordinate fixed rate loan and the Workspace floating rate subordinate component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans (or in the case of the Workspace mortgage loan, including the entire Workspace whole loan) are (a) with respect to the Aventura Mall mortgage loan (9.9%), 2.07x, 50.7% and 8.8%, respectively, (b) with respect to the eBay North First Commons mortgage loan (4.9%), 2.13x, 65.9% and 8.0%, respectively, (c) with respect to the Workspace mortgage loan (4.8%), 1.63x, 78.0% and 9.8%, respectively, and (d) with respect to the Aon Center mortgage loan (4.1%), 1.98x, 62.8% and 10.0%, respectively. For purposes of calculating the UW NCF DSCR for the Workspace mortgage loan, LIBOR was assumed to be 2.09%. The UW NCF DSCR for the Workspace whole loan based on a LIBOR cap of 3.0000% for the Workspace Floating Rate Loan, is 1.58x.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

(7)	In the case of the Aon Center mortgage loan (4.1%) and the Amsdell Southeast Portfolio mortgage loan (1.6%), the respective loan-to-value ratios and debt yields have been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, except as set forth below, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

With respect to the NY & CT NNN Portfolio mortgage loan (5.5%), nine (9) prior loans, each individually secured by one of the mortgaged properties that constitute the portfolio of mortgaged properties securing the NY & CT NNN Portfolio mortgage loan, experienced maturity defaults at various times in 2016 and 2017 and the prior lender commenced foreclosure proceedings with respect to such prior loans. In connection with the origination of the NY & CT NNN Portfolio mortgage loan, the prior lender delivered to title cancellation of the foreclosure proceedings and they were extinguished as of the origination date. The existing debt payoff of $48,098,965 represents the outstanding principal balance of the nine (9) prior loans and another loan secured by property that is not part of the collateral for the NY & CT NNN Portfolio mortgage loan. According to the payoff letter, the total payoff amount to the prior lender was in excess of the total outstanding principal balance of the prior loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to nineteen (19) mortgage loans (27.3%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases (or, in the case of certain of the mortgaged properties constituting the NY & CT NNN Portfolio, a significant tenant under a triple net lease or with significant responsibilities for taxes and property upkeep) with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to the Albertsons Aurora mortgage loan (1.0%), such mortgage loan was originated with exceptions to the underwriting guidelines with respect to the UW NCF DSCR being lower than the UW NCF DSCR for retail properties generally required pursuant to GACC’s underwriting guidelines. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the Aventura Mall mortgage loan, which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Aventura Mall whole loan, the Aon Center whole loan and the Workspace whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the entitlement to any excess interest accrued on a mortgage loan with an anticipated repayment date will be classified as a trust for federal income tax purposes (the “Grantor Trust”) and the Class S certificates will represent beneficial ownership of the assets held by the Grantor Trust.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes and that the Class X-A and Class X-B certificates will be issued with original issue discount.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in

Annex D-1, representation and warranty number 7 in Annex E-1, and representation and warranty number 7 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hotel and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Florida, California, Georgia, Illinois and Michigan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, representation and warranty number 43 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on November 30, 2018.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1 and representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1 and representation and warranty number 30 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National

Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc. —Review of CREFI Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases (except for the ground lease related to The Pad on Harvard Mortgage Loan (1.3%), which is also secured by the fee interest in the related mortgaged property) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to the Workspace Mortgage Loan.

The Workspace mortgage loan, which has a principal balance as of the cut-off date of $50 million is part of a whole loan with a principal balance as of the cut-off date of $1.275 billion. A portion of the Workspace whole loan, with a principal balance as of the cut-off date of $255 million, is a floating rate loan (the “Workspace floating rate loan”), which currently bears interest at a floating rate based on LIBOR (determined as set forth in the loan documents), subject to possible conversion in the future to an index based on the prime rate (determined as set forth in the loan documents) or an alternate rate commonly accepted by market participants in commercial mortgage-backed securities loans and by the International Swaps and Derivatives Association as an alternative to LIBOR. Accordingly, debt service for the Workspace whole loan will generally increase as interest rates rise. In contrast, leasing income from the related mortgaged properties is not expected to rise significantly as interest rates rise. Accordingly, the debt service coverage ratio of the Workspace whole loan will generally be adversely affected by rising interest rates, and the related borrowers’ ability to make all payments due on the Workspace whole loan may be adversely affected.

There are no periodic or lifetime caps on the Workspace floating rate loan rate under the related loan documents. With respect to the Workspace floating rate loan, the related borrowers have purchased an interest rate cap agreement to protect themselves against significant movements in LIBOR during the term of the Workspace floating rate loan, which has been collaterally pledged as additional security for the Workspace whole loan. Pursuant to such interest rate cap agreement, to the extent LIBOR increases above certain specified levels, the borrowers will be entitled to receive payments calculated by applying an interest rate equal to the difference between LIBOR and such level to a notional amount at least equal to the principal balance of the Workspace floating rate loan. If the Workspace floating rate loan is converted to a prime rate loan or an alternate rate loan, the borrowers will generally be required to enter into a substitute interest rate cap agreement that protects the lender and the borrowers (as determined by the lender in its sole but good faith discretion) against rising interest rates that is no less beneficial to the lender and the borrowers than the original interest rate cap agreement being replaced. At high interest rates, the borrowers may be dependent on the interest rate cap agreement for income needed to pay a portion of the interest due on the Workspace floating rate loan.

The Workspace floating rate loan has a maturity date of July 1, 2020, with three one-year extension options, while the remainder of the Workspace whole loan has a maturity date of July 1, 2023. In connection with the extension of the Workspace floating rate loan, the borrowers must also cause the interest rate cap agreement to be extended to or enter into a new agreement that expires on the extended maturity date. If the borrowers are unable to extend or replace the interest rate cap agreement at a price that is acceptable to them, they will not be permitted to extend the Workspace floating rate loan and will be required to repay the Workspace floating rate loan on the Workspace floating rate loan maturity date. If the borrowers are unable to extend or repay the Workspace floating rate loan, it will be an event of default with respect to the entire Workspace whole loan, including the Workspace mortgage loan. If LIBOR (or any applicable alternate index) or mortgage rates are then relatively high, it may be difficult for the borrowers to refinance any of the related mortgaged properties in an amount sufficient to repay the Workspace floating rate loan. In addition, such an event of default may result in an acceleration of the maturity of the Workspace whole loan, and a repayment of the Workspace whole loan, as of a date significantly earlier than the maturity date of the Workspace mortgage loan. Conversely, in some circumstances an event of default may result in a delay in repayment of the Workspace mortgage loan.

Although the provider of the interest rate cap agreement is generally required to have and maintain certain ratings, we cannot assure you that such provider will have sufficient assets or otherwise be able to fulfill its obligations under each interest rate cap agreement. In addition, if the Workspace floating rate loan is effectively extended in connection with a default, there is no practical way to require that any interest rate cap agreement extend beyond such interest rate cap agreement’s stated term. Such circumstances could result in interest shortfalls on the Workspace whole loan. The failure of the interest rate cap agreement provider to fulfill its obligations under any interest rate cap agreement during periods of higher levels of LIBOR (or any applicable alternate index) could result in the inability of the borrowers to pay required debt service on the Workspace floating rate loan, and result in an event of default under the Workspace whole loan.

The method of determining LIBOR under the interest rate cap agreement differs in certain circumstances from the method used to determine LIBOR under the Workspace floating rate loan. In such circumstances that the protection provided to the borrowers by the interest rate cap agreement may be less than provided as of the loan origination date. In addition, for extension terms, the cap is permitted to have a strike rate equal to the higher of the initial strike rate of 3.00% and a strike rate that would result in a 1.25x debt service coverage ratio on the Workspace whole loan.

If the borrowers are unable to, or determine not to, extend the maturity of the Workspace floating rate loan, their ability to repay the Workspace floating rate loan will largely depend upon their ability either to refinance a portion of the related mortgaged properties or sell such portion of the related mortgaged properties, to the extent permitted under the loan documents, at a price sufficient to permit such repayment. In order to successfully refinance or repay the Workspace floating rate loan, it is possible that the borrowers may choose to refinance or sell and release from the lien of the mortgage the best-performing and/or most valuable Workspace mortgaged properties, because those mortgaged properties would be more likely to result in proceeds sufficient to refinance or repay the Workspace floating rate loan. The remaining Workspace mortgaged properties would continue to be the sole collateral for the remaining portion of the Workspace whole loan and would be the sole source of payments on the maturity date of the remaining portion of the Workspace whole loan. Additionally, prior to an event of default, prepayments, including prepayments in connection with a release of an individual Workspace mortgaged property, are required to be applied to the Workspace floating rate loan before being applied to the remainder of the Workspace whole loan. As a result, releases of better performing and/or more valuable Workspace mortgaged properties will result in the paydown of the Workspace floating rate loan, leaving the remaining Workspace mortgaged properties to secure the fixed rate portion of the Workspace whole loan. Moreover, such application of prepayments to the Workspace floating rate loan will result in payments being made to components of the Workspace floating rate loan that, following an event of default, would be subordinate to the Workspace mortgage loan, rather than being made to the Workspace mortgage loan.

The fixed rate portion of the Workspace Whole Loan, is divided into a senior loan (the “Workspace senior fixed rate loan”) and subordinate loan. Each note in the Workspace senior fixed rate loan, including the Workspace mortgage loan, is further divided into a senior component and a subordinate component, which forms a component pair with pari passu components of other notes of the Workspace senior fixed rate loan and of the Workspace floating rate loan. Prior to an event of default under the Workspace whole loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Workspace floating rate loan if it is not extended) are required to be applied to the Workspace floating rate loan until paid in full, prior to any application to the fixed rate portion of the Workspace whole loan. Following an event of default under the Workspace whole loan, collections under the Workspace whole loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Workspace mortgage loan, (ii) the senior component of each other note of the Workspace senior fixed rate loan and (iii) the corresponding senior component of the Workspace floating rate loan, prior to application, pro rata, to (i) the subordinate component of the Workspace mortgage loan, (ii) the subordinate component of each other note of the Workspace senior fixed rate loan and (iii) the corresponding subordinate component of the Workspace floating rate loan, and losses will be applied in the reverse order. Accordingly a portion of the interest and principal of the Workspace mortgage loan will be subordinate to certain components of the other notes of the senior fixed rate loan and to the floating rate loan, but will be pari passu to corresponding components of the senior fixed rate loan and floating rate loan.

The second extension of the Workspace floating rate loan results in a 0.25% increase in the interest rate thereunder, which will also result in an increase in debt service on the Workspace whole loan as a whole.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Overland Park Xchange whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of such servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing dates of such securitizations nor the identities of such servicing shift master servicers or servicing shift special servicers have been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator, and Deutsche Bank AG, acting through its New York Branch, an originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2018-B5 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LD II Sub II, LLC will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan, any servicing shift whole loan and other than with respect to any serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan, any servicing shift whole loan and other than with respect to any serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Aventura Mall	Aventura Mall Trust 2018-AVM	Aventura Mall Trust 2018-AVM	BREDS HG SD (Delaware) L.P.
Workspace	JPMCC 2018-WPT	JPMCC 2018-WPT	An affiliate of or advisor to CRE Fund Investments LLC
eBay North First Commons	Benchmark 2018-B5	Athene Annuity and Life Company(2)	Athene Annuity and Life Company(2)
Aon Center	JPMCC 2018-AON	JPMCC 2018-AON	Prima Capital Advisors, LLC
Overland Park Xchange(3)	Benchmark 2018-B5	Benchmark 2018-B5	LD II Sub II, LLC
181 Fremont Street	Benchmark 2018-B4	Benchmark 2018-B4	Barings LLC
Radisson Blu Aqua Hotel	Benchmark 2018-B1	Benchmark 2018-B1	Eightfold Real Estate Capital, L.P.
Westbrook Corporate Center	Benchmark 2018-B4	Benchmark 2018-B4	Barings LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The initial Controlling Noteholder and initial Directing Party is the holder of the majority of the subordinate companion loans (identified here), who will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. During a control appraisal period, the directing certificateholder (or equivalent entity) under the identified servicing agreement is expected to exercise such control and consultation rights until such rights are terminated pursuant to such servicing agreement.

(3)	The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related controlling class representative or other directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to (i) any excluded loan (ii) any servicing shift whole loan and (iii) any serviced AB whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the such whole loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the serviced AB whole loan, the related controlling subordinate companion loan holder will have certain rights with respect to the related whole loan under certain circumstances, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, holder(s) of related subordinate companion loan(s) with respect to the serviced AB whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the related controlling subordinate companion loan holder with respect to the serviced AB whole loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase options that the holders of subordinate companion loan(s) relating to the eBay North First Commons Whole Loan hold pursuant to the related intercreditor agreement generally permit such holders to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Purchase Option”. In addition, the related subordinate companion loan holders’ right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules from entering into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to be the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loan under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loan and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan)

will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with any applicable EU Risk Retention and Due Diligence Requirements with respect to investment in the offered certificates may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk

Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	Class B certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan, any servicing shift mortgage loan and the serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan) and the right to replace the special servicer with or without cause (other than with respect to (i) any servicing shift mortgage loan and (ii) any excluded loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, with respect to the serviced AB whole loan, (i) the holder(s) of the related subordinate companion loan(s) will have the right under certain limited circumstances to cure certain defaults with respect to the related mortgage loan and holder(s) of the subordinate companion loan(s) will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to a control appraisal period, the related controlling subordinate companion loan holder will have the right, under certain circumstances, to approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder(s) of the subordinate companion loan(s) could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)   may take actions that favor its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan and other than a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to such whole loan and any servicing shift whole loan) will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Workspace Whole Loan—Special Servicer Appointment Rights” and ”—The Non-Serviced AB Whole Loans—The Aon Center Whole Loan—Special Servicer Appointment Rights”.

Additionally, with respect to each servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan (other than the controlling companion loan with respect to a servicing shift whole loan) will have certain consultation rights (on a non-binding basis), and, under certain circumstances, the holder of the majority of the eBay North First Commons subordinate companion loans will have consent rights, and, prior to the related servicing shift securitization date, the holder of the controlling companion loan of a servicing shift whole loan will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

In addition, with respect to the eBay North First Commons whole loan, (A) the holders of the related subordinate companion loans will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and (ii) purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (B) prior to a control appraisal period, the related controlling subordinate companion loan holder, will have the right under certain limited circumstances to approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holders of the subordinate companion loans could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the Aventura Mall mortgage loan (9.9%), which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note sold by it to the depositor as if the note contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of JPMorgan Chase Bank, National Association and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been proposed.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-five (55) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,039,132,161 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in August 2018, or with respect to any Mortgage Loan that has its first Due Date in September 2018, the date that would otherwise have been the related Due Date in August 2018.

Eight (8) Mortgage Loans (33.8%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of four (4) Mortgage Loans (10.0%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), (iii) in the case of three (3) Mortgage Loans (18.9%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”) and (iv) in the case of one (1) Mortgage Loan (4.9%), one or more Subordinate Companion Loans and no Pari Passu Companion Loans. The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Workspace Whole Loan, references to Pari Passu Companion Loans should generally be deemed to also include the Workspace Floating Rate Pari Passu Component and references to Subordinate Companion Loans should generally be deemed to also include the Workspace Floating Rate Subordinate Component.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(“JPMCB”)	15	$327,038,577	31.5%
Citi Real Estate Funding Inc.(“CREFI”)	23	347,680,896	33.5
German American Capital Corporation (“GACC“)(2)	16	261,412,687	25.2
JPMCB/GACC(2)(3)	1	103,000,000	9.9
Total	55	$1,039,132,161	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	All of the mortgage loans being sold by GACC (28.8%) were originated or co-originated by an affiliate thereof, Deutsche Bank AG, acting through its New York Branch (“DBNY”), and will be transferred to GACC on or prior to the Closing Date.

(3)	The Aventura Mall Mortgage Loan is evidenced by two promissory notes: (i) Note A-2-A-2, with a principal balance of $65,000,000 as of the Cut-off Date as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-2-B-2-A, with a principal balance of $38,000,000 as of the Cut-off Date as to which GACC is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Aventura Mall Mortgage Loan (9.9%), for which JPMCB and GACC are the mortgage loan sellers, is part of a whole loan that was co-originated by DBNY (an affiliate of GACC), Wells Fargo Bank, N.A, JPMCB and Morgan Stanley Bank, N.A.

●	The 181 Fremont Street Mortgage Loan (3.8%), for which GACC is the mortgage loan seller, is part of a whole loan that was co-originated by DBNY (an affiliate of GACC) and Barclays Bank PLC. Such mortgage loan was underwritten pursuant to GACC’s underwriting guidelines and will be transferred to GACC on or prior to the Closing Date.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on August 21, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion

Loan. Except as provided in the prior sentence, Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. In the event that a Mortgage Loan is part of a cross-collateralized group of Mortgage Loans, the LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group and the denominator of which is the aggregate of the appraised values of all the Mortgaged Properties related to the cross-collateralized group. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged

Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the

Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Soft Springing Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service. With respect to any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, the Underwritten Net Cash Flow Debt Service Coverage Ratio is the ratio of the

Underwritten Net Cash Flow calculated for the Mortgaged Properties related to the cross-collateralized group to the total annual debt service for all of the Mortgage Loans in the cross-collateralized group.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan. With respect to any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, the Underwritten Net Operating Income Debt Service Coverage Ratio is the ratio of the Underwritten NOI calculated for the Mortgaged Properties related to the cross-collateralized group to the total annual debt service for all of the Mortgage Loans in the cross-collateralized group.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s). With respect to any cross-collateralized Mortgage Loan, such terms mean the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties divided by the aggregate Annual Debt Service of the related Mortgage Loans.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. In the case of the NY & CT NNN Portfolio Mortgage Loan (5.5%), the eBay North First Commons Mortgage Loan (4.9%), the Aon Center Mortgage Loan (4.1%), the 181 Fremont Street Mortgage Loan (3.8%), the 215 Lexington Avenue Mortgage Loan (2.5%) and the Overland Park Xchange Mortgage Loan (2.4%), the Underwritten NOI and UW NCF were based on the average rent (or reflected the present value of the remaining rent steps) of the sole tenant or one or more of the top five tenants at the related Mortgaged Property. See “Description of Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans. With respect to any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans, the UW NOI Debt Yield is calculated by dividing (x) the aggregate UW NOI of each Mortgage Loan comprising the cross-collateralized group of Mortgage Loans by (y) the aggregate Cut-off Date Balance of such Mortgage Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,039,132,161
Number of Mortgage Loans	55
Number of Mortgaged Properties	219
Number of Cross-Collateralized Mortgage Loans	4
Cross-Collateralized Mortgage Loans as a percentage	2.7%
Range of Cut-off Date Balances	$2,607,349 to $103,000,000
Average Cut-off Date Balance	$18,893,312
Range of Mortgage Rates	2.63768% to 5.45000%
Weighted average Mortgage Rate	4.63043%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	109 months
Range of remaining terms to maturity(2)	58 months to 120 months
Weighted average remaining term to maturity(2)	107 months
Range of original amortization term(3)	240 months to 360 months
Weighted average original amortization term(3)	343 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	343 months
Range of LTV Ratios as of the Cut-off Date(4)(5)(7)	31.3% to 74.7%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(7)	56.7%
Range of LTV Ratios as of the maturity date(2)(4)(5)(7)	31.3% to 68.6%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(7)	52.7%
Range of UW NCF DSCR(5)(6)	1.21x to 5.13x
Weighted average UW NCF DSCR(5)(6)	2.18x
Range of UW NOI Debt Yield(5)(7)	6.7% to 21.6%
Weighted average UW NOI Debt Yield(5)(7)	11.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	59.0%
Interest Only-Balloon	19.9%
Balloon	17.2%
ARD-Interest Only	3.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loan with an Anticipated Repayment Date, identified as the 181 Fremont Street Mortgage Loan (3.8%), calculated as of the Anticipated Repayment Date.

(3)	Excludes twenty-four (24) Mortgage Loans (62.9%) that are interest-only for the entire term or until the related Anticipated Repayment Date.

(4)	In the case of two (2) groups of Mortgage Loans: (1) the 253 Elizabeth Mortgage Loan (0.8%) and the 173 Ludlow Mortgage Loan (0.6%) and (2) the 236 West 16th Mortgage Loan (0.7%) and the 161 Ludlow Mortgage Loan (0.6%), each such group of Mortgage Loans consists of cross-collateralized and cross-defaulted loans, and the debt service coverage ratios, loan-to-value ratios and debt yields with respect to the related Mortgage Loans are presented in each case on an aggregate basis. With respect to the eBay North First Commons Mortgage Loan (4.9%), the Aon Center Mortgage Loan (4.1%), the 181 Fremont Street Mortgage Loan (3.8%), the Embassy Suites Kennesaw Mortgage Loan (3.1%), the Elite Hotel Management Georgia Portfolio Mortgage Loan (3.1%), the Overland Park Xchange Mortgage Loan (2.4%), the Four Points Sacramento Airport Mortgage Loan (1.3%), the Holiday Inn Express & Suites Wheat Ridge Mortgage Loan (0.9%), the 932 Southern Boulevard Mortgage Loan (0.9%), the Bay 528 Plaza Mortgage Loan (0.8%) and the 4675 Linton Boulevard Mortgage Loan (0.7%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to eight (8) Mortgage Loans (33.8%) with one or more Pari Passu Companion Loans and/or Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans. With respect to the Workspace Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Workspace Mortgage Loan, (ii) the other notes included in the Workspace Senior Fixed Rate Loan and (iii) the Workspace Floating Rate Pari Passu Component and excludes the Workspace Subordinate Fixed Rate Loan and the Workspace Floating Rate Subordinate Component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related Subordinate Companion Loans (or in the case of the Workspace Mortgage Loan, including the entire Workspace Whole Loan) are (a) with respect to the Aventura Mall Mortgage Loan

(9.9%), 2.07x, 50.7% and 8.8%, respectively, (b) with respect to the eBay North First Commons Mortgage Loan (4.9%), 2.13x, 65.9% and 8.0%, respectively, (c) with respect to the Workspace Mortgage Loan (4.8%), 1.63x, 78.0% and 9.8%, respectively, and (d) with respect to the Aon Center Mortgage Loan (4.1%), 1.98x, 62.8% and 10.0%, respectively. For purposes of calculating the UW NCF DSCR for the Workspace Mortgage Loan, LIBOR was assumed to be 2.0900%. The UW NCF DSCR, for the Workspace Whole Loan based on a LIBOR cap of 3.0000% for the Workspace Floating Rate Loan, is 1.58x.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

(7)	In the case of the Aon Center Mortgage Loan (4.1%) and the Amsdell Southeast Portfolio Mortgage Loan (1.6%), the respective loan-to-value ratios and debt yields have been calculated net of an earnout or holdback reserve.

The issuing entity will include nine (9) Mortgage Loans (21.4%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents, and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail
Anchored	6	$128,344,000	12.4%
Super Regional Mall	1	103,000,000	9.9
Unanchored	10	52,881,679	5.1
Freestanding	9	50,543,672	4.9
Shadow Anchored	1	14,200,000	1.4
Office
Suburban	92	154,310,729	14.8
CBD	4	138,952,526	13.4
Medical	3	13,278,863	1.3
Hotel
Full Service	3	96,168,577	9.3
Limited Service	4	37,156,213	3.6
Select Service	2	26,197,520	2.5
Extended Stay	1	13,500,000	1.3
Multifamily
Garden	6	91,199,630	8.8
Mid-rise	5	41,500,000	4.0
Self Storage
Self Storage	10	48,190,250	4.6
Industrial
Flex	1	7,387,385	0.7
Warehouse	1	5,997,679	0.6
Warehouse/Distribution	1	2,700,000	0.3
Flex
Office/Industrial	58	13,385,156	1.3
Industrial	1	238,281	0.0
Total	219	$1,039,132,161	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and flex properties that include office tenants:

●	With respect to the Aon Center Mortgaged Property (4.1%) and the Overland Park Xchange Mortgaged Property (2.4%), the related borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which are expected to be directly competitive with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the Embassy Suites Kennesaw Mortgaged Property (3.1%), the Radisson Blu Aqua Hotel Mortgaged Property (1.9%), the Four Points Sacramento Airport Mortgaged Property (1.3%), the Home2 Suites by Hilton Charlotte Airport Mortgaged Property (1.3%), the Hyatt Place Atlanta

Airport North Mortgaged Property (1.2%) and the Fairfield Inn and Suites Commerce Mortgaged Property (0.8%), there are newly constructed hotels or hotels under construction located within five miles of such Mortgaged Properties (which in certain cases are owned by the related borrower sponsors) that are expected to directly compete with the related Mortgaged Property.

●	With respect to the Holiday Inn Express Chesapeake Mortgage Loan (0.7%), at origination, the borrower reserved $65,000 in a seasonality reserve account. In addition, the borrower is required to deposit into the seasonality reserve account an amount equal to (i) on each monthly payment date occurring during the calendar months of August and September 2018, $5,000.00 and (ii) commencing in March 2019, on each monthly payment date occurring during the calendar months of March, April, May, June, July, August and September, $10,714.29. Such seasonality reserve funds may be used to make required monthly payments under the Mortgage Loan documents during the calendar months of October, November, December, January and February in the event of insufficient revenues at the Mortgaged Property to make such payments.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Renaissance Tampa International Plaza Hotel	$44,200,000	4.3%	12/31/2028	6/6/2023
Embassy Suites Kennesaw	$31,968,577	3.1%	6/29/2028	7/1/2028
Elite Hotel Management Georgia Portfolio – Hyatt Place Atlanta Airport North	$12,221,251	1.2%	8/3/2027(1)	7/6/2028
Elite Hotel Management Georgia Portfolio – Hampton Inn Norcross	$11,722,425	1.1%	11/12/2030	7/6/2028
Elite Hotel Management Georgia Portfolio – Fairfield Inn and Suites Commerce	$7,981,225	0.8%	10/5/2030	7/6/2028
Radisson Blu Aqua Hotel	$20,000,000	1.9%	12/31/2031	11/1/2027
Four Points Sacramento Airport	$13,976,269	1.3%	9/27/2032	7/6/2028
Home2 Suites by Hilton Charlotte Airport	$13,500,000	1.3%	3/31/2035	7/1/2028
Holiday Inn Express & Suites Wheat Ridge	$9,660,000	0.9%	6/8/2028	7/1/2028
Holiday Inn Express Chesapeake(2)	$7,792,563	0.7%	6/15/2027	7/6/2028

(1)	Under the franchise agreement, the franchisor is obligated to offer the franchisee the right to enter into a successor franchise agreement for a 10-year term if certain conditions specified in the franchise agreement are satisfied.

(2)	The license agreement contains a termination option which allows the licensor, Holiday Inn Express, to terminate the license with 30 days prior written notice.

●	With respect to the Renaissance Tampa International Plaza Hotel Mortgaged Property (4.3%) and the Radisson Blu Aqua Hotel Mortgaged Property (1.9%), food and beverage revenue comprise greater than 20% of Underwritten Revenues.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Stonebrook Apartments Mortgaged Property (2.2%), the related borrower sponsor currently holds an equity interest in another multifamily property located within a 5-mile radius which directly competes with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	The Aventura Mall Mortgaged Property (9.9%), the 660 Columbus Avenue Mortgaged Property (4.2%), the Nassau Shopping Center Mortgaged Property (3.8%), the Walk at Highwoods Preserve Mortgaged Property (1.6%), the Valley Mack Plaza Mortgaged Property (1.4%), the Security Square Mortgaged Property (1.0%), the Albertsons Aurora Mortgaged Property (1.0%) and the Bay 528 Plaza Mortgaged Property (0.8%) are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	The Security Square Mortgaged Property (1.0%) and the Bay 528 Plaza Mortgaged Property (0.8%), each includes one or more tenants that operate an on-site dry cleaner.

●	With respect to the Security Square Mortgaged Property (1.0%) and the Bay 528 Plaza Mortgaged Property (0.8%), each related borrower sponsor currently owns a property within a 5-mile radius which directly competes with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Flex Properties.

With respect to the flex properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the flex Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart:

●	The 671 4th Street Mortgaged Property (0.3%) is leased to two tenants that are involved in the preparation and storage of food items and a portion of such Mortgaged Property is composed of cold-storage space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater	5	11.1%
Parking Garage/Accounts	1	4.2%
School or Educational Facility	3	7.0%
Gym, fitness center or a health club	5	6.4%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	11	6.1%
Bank branch	12	6.1%
Restaurant	6	4.3%
Gas/Servicing Station	1	1.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)		Property Type
Aventura Mall	$103,000,000	9.9%	$1,155	2.58	x	40.8%		Retail
NY & CT NNN Portfolio	$57,375,000	5.5%	$816	1.61	x	61.2%		Retail
eBay North First Commons	$51,000,000	4.9%	$204	5.13	x	38.1%		Office
Workspace	$50,000,000	4.8%	$59	3.60	x	35.4%		Various
Renaissance Tampa International Plaza Hotel	$44,200,000	4.3%	$150,853	3.00	x	63.9%		Hotel
660 Columbus Avenue	$43,500,000	4.2%	$660	1.36	x	62.7%		Retail
Aon Center	$43,000,000	4.1%	$126	3.03	x	40.3	%(3)	Office
181 Fremont Street	$40,000,000	3.8%	$573	3.14	x	39.6%		Office
Nassau Shopping Center	$40,000,000	3.8%	$137	2.24	x	54.8%		Retail
Embassy Suites Kennesaw	$31,968,577	3.1%	$166,503	1.81	x	64.6%		Hotel
Top 3 Total/Weighted Average	$211,375,000	20.3%		2.93	x	45.7%
Top 5 Total/Weighted Average	$305,575,000	29.4%		3.05	x	46.6%
Top 10 Total/Weighted Average	$504,043,577	48.5%		2.77	x	48.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but exclude any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are (a) with respect to the Aventura Mall Mortgage Loan (9.9%), 2.07x and 50.7%, respectively, (b) with respect to the eBay North First Commons Mortgage Loan (4.9%), 2.13x and 65.4%, respectively, (c) with respect to the Workspace Mortgage Loan (4.8%), 1.63x and 78.0%, respectively, and (d) with respect to the Aon Center Mortgage Loan (4.1%), 1.42x and 80.0%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Properties related to the eBay North First Commons Mortgage Loan (4.9%), the Aon Center Mortgage Loan (4.1%), the 181 Fremont Street Mortgage Loan (3.8%) and the Embassy Suites Kennesaw Mortgage Loan (3.1%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value.

(3)	Calculated net of an $18.3 million performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), the Cut-off Date LTV Ratio for the Aon Center Mortgage Loan is approximately 42.5%.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include twelve (12) Mortgage Loans (21.2%), set forth in the table below entitled “Cross-Collateralized/Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan. The pool of Mortgage Loans also includes two groups of mortgage loans, that are, in each case, cross-collateralized and cross-defaulted with the other mortgage loans in the group.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cross-Collateralized/Multi-Property	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
NY & CT NNN Portfolio	Multi-Property	$57,375,000	5.5%
Workspace	Multi-Property	50,000,000	4.8
Elite Hotel Management Georgia Portfolio	Multi-Property	31,924,901	3.1
Amsdell Southeast Portfolio	Multi-Property	16,400,000	1.6
Pin Oaks	Multi-Property	13,385,064	1.3
CityLine XII Portfolio	Multi-Property	9,100,000	0.9
Net Lease 3-Pack	Multi-Property	7,691,986	0.7
CityLine Southern Portfolio	Multi-Property	6,039,250	0.6
253 Elizabeth	Cross-Collateralized(1)	8,240,000	0.8
236 West 16th	Cross-Collateralized(2)	7,720,000	0.7
161 Ludlow	Cross-Collateralized(2)	6,440,000	0.6
173 Ludlow	Cross-Collateralized(1)	6,100,000	0.6
Total		$220,416,201	21.2%

(1)        The 253 Elizabeth Mortgage Loan and the 173 Ludlow Mortgage Loan (1.4%) are cross-collateralized and cross-defaulted with each other. As described under “—Partial Releases” below, the cross-collateralization and cross-default provisions may be terminated at any related borrower’s unilateral option, subject to certain specified conditions.

(2)        The 236 West 16th Mortgage Loan and the 161 Ludlow Mortgage Loan (1.4%) are cross-collateralized and cross-defaulted with each other. As described under “—Partial Releases” below, the cross-collateralization and cross-default provisions may be terminated at any related borrower’s unilateral option, subject to certain specified conditions.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Four (4) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 5.4% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Woodland Gardens Apartments	$23,870,000	2.3%
Kingsley Apartments	21,280,000	2.0
Deerfield Woods Apartments	10,780,000	1.0
Total for Group 1:	$55,930,000	5.4%
Group 2:
253 Elizabeth	$8,240,000	0.8%
236 West 16th	7,720,000	0.7
161 Ludlow	6,440,000	0.6
173 Ludlow	6,100,000	0.6
Total for Group 2:	$28,500,000	2.7%
Group 3:
CityLine XII Portfolio	$9,100,000	0.9%
CityLine Southern Portfolio	6,039,250	0.6
Total for Group 3:	$15,139,250	1.5%
Group 4:
Fresenius Medical Center Crestwood	$3,371,514	0.3%
Fresenius Medical Center Woodridge	2,607,349	0.3
Total for Group 4:	$5,978,863	0.6%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
NY	16	$198,475,000	19.1%
FL	50	$194,001,766	18.7%
CA	6	$133,326,269	12.8%
GA	12	$105,101,892	10.1%
IL	6	$97,918,476	9.4%
MI	5	$62,319,072	6.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout seventeen (17) other states, with no more than 3.1% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Sixty-two (62) Mortgaged Properties (30.2%), are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Eight (8) Mortgaged Properties related to the eBay North First Commons Mortgage Loan (4.9%), the 181 Fremont Street Mortgage Loan (3.8%), the Stonebrook Apartments Mortgage Loan (2.2%), the Four Points Sacramento Airport Mortgage Loan (1.3%), the Sacramento Natural Foods Mortgage Loan (1.1%), the StorQuest Seattle Mortgage Loan (0.9%), the Whitefish Crossing Mortgage Loan (0.7%) and the 671 4th Street Mortgage Loan (0.3%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 15%.

Eighteen (18) Mortgaged Properties (21.5%) are located in Georgia, Alabama, California, Colorado, Kansas and Texas and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Fifteen (15) Mortgaged Properties related to the 181 Fremont Street Mortgage Loan (3.8%), the Stonebrook Apartments Mortgage Loan (2.2%), the 330 Railroad Avenue mortgage loan (1.5%), The Pad on Harvard mortgage loan (1.3%), the 932 Southern Boulevard Mortgage Loan (0.9%), the Net Lease 3-Pack Mortgage Loan (0.7%), the Holiday Inn Express Chesapeake Mortgage Loan (0.7%), the Whitefish Crossing Mortgage Loan (0.7%), the MacArthur Retail Center Mortgage Loan (0.5%), the 1400 Washington Street Mortgage Loan (0.4%), the Fresenius Medical Center Crestwood Mortgage Loan (0.3%), the 671 4th Street Mortgage Loan (0.3%) and the Fresenius Medical Center Woodridge Mortgage Loan (0.3%), were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

One (1) Mortgaged Property related to the Albertsons Aurora Mortgage Loan (1.0%) is a single tenant property where the related borrower did not provide the related mortgage loan seller with historical information for the related Mortgaged Property.

Three (3) Mortgaged Properties related to the Bay 528 Plaza Mortgage Loan (0.8%), MacArthur Retail Center Mortgage Loan (0.5%) and the CVS Knoxville Mortgage Loan (0.4%), were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

Thirteen (13) Mortgaged Properties related to the NY & CT NNN Portfolio Mortgage Loan (5.5%), the eBay North First Commons Mortgage Loan (4.9%), 181 Fremont Street Mortgage Loan (3.8%), the Sacramento Natural Foods Mortgage Loan (1.1%) and the Albertsons Aurora Mortgage Loan (1.0%), are leased to a single tenant under a triple net lease (or, in the case of certain of the Mortgaged Properties constituting the NY & CT NNN Portfolio, a significant tenant under a triple net lease or with significant responsibilities for taxes and property upkeep), and the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

The Aon Center Mortgage Loan (4.1%), the Holiday Inn Express & Suites Wheat Ridge (0.9%) and the 1400 Washington Street Mortgage Loan (0.4%) each has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

The 660 Columbus Avenue Mortgaged Property (4.2%), the 181 Fremont Street Mortgaged Property (3.8%), the 215 Lexington Avenue Mortgaged Property (2.5%) and the Workspace – 3100 Southwest 145th Avenue (0.1%), Workspace – 200-264 Lakeside Drive (0.0%), Workspace – 400-445 Lakeside Drive (0.0%), Workspace – 300-309 Lakeside Drive (0.0%) and Workspace – 101-107 Lakeside Drive (0.0%) Mortgaged Properties, respectively, are secured or partially secured, in certain cases, by the related borrower’s interest in one or more units in a condominium. In addition, with respect to the Workspace Mortgage Loan (4.8%), the Mortgage Loan documents permit the borrowers to obtain the release of one of the Mortgaged Properties in connection with the conversion of the related Mortgaged Property into a condominium structure. With respect to the Radisson Blu Aqua Hotel Mortgaged Property (1.9%), the borrower owns a fee interest in a parcel that is horizontally subdivided within a building structure containing other horizontally subdivided parcels, all governed by a reciprocal easement agreement. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the 660 Columbus Avenue Mortgaged Property (4.2%), the Mortgaged Property consists of retail and parking components in a 283 unit condominium (with 280 residential units and three commercial units). The borrower owns an approximately 18.01% interest in the condominium. The condominium board of directors has seven board members, and board members are elected by a majority vote of the unit owners. The borrower does not control the related board of directors. The board of directors is generally responsible for the administration of the condominium including, without limitation, the operation and maintenance of the common areas, determinations of assessments and insuring the condominium common elements (subject to the rights of unit owners with respect to certain decisions). The condominium declaration may be modified or amended upon the vote of 66 2/3% of the unit owners, except that any amendment or modification which would alter the percentage interest of one or more unit owners requires the consent of all such affected owners and their mortgagees, and no amendment may be made to the declaration that impairs or prejudices the rights of any mortgagee. The entire property may be withdrawn from a condominium structure with the vote of at least 80% of the unit owners and their mortgagees. In the event of a casualty that results in damage to 75% or more of the condominium, the board of directors is required to restore the property unless 75% of the unit owners elect not to rebuild. The condominium declaration also establishes a second board of managers to make decisions related solely to the commercial units. The board of managers for the commercial units consists of four members, and the borrower is entitled to appoint three of those members. The condominium declaration provides that if the holder of an institutional mortgage of record or other purchaser at a foreclosure sale obtains title, the new owner will not be liable for any common charges to the extent such charges were assessed and became due prior to acquisition of title, and that any lien for such assessments is subordinate to the lien of a mortgage affecting such unit. The lender also has certain notice and cure rights for defaults by the borrower under the condominium documents.

●	With respect to the Radisson Blu Aqua Hotel Mortgaged Property (1.9%), the borrower owns the portion of the building consisting of the lobbies, a ballroom, an office used for the hotel, and a 334-room hotel, located throughout floors 1, 2, 4 and 18, and is licensed to use the amenities areas located on floors 2 and 3 and owned by the apartment component owner (“Apartment Owner”). The remainder of the building consists of retail units, 262 residential condominiums and 474 multifamily apartment units, each consisting of a separate and distinct parcel and owned by a third party. The building is subject to a Declaration of Covenants, Conditions, Restrictions and Easements dated May 15, 2009 (as amended from time to time, the “REA”) and recorded June 4, 2009. The REA provides for non-exclusive easements for access, ingress, egress, maintenance, support and shared equipment, among other rights. Each unit owner is required to insure its own unit for an amount equal to 100% of the full replacement cost and rent loss insurance. In the event of a casualty or condemnation, insurance proceeds or condemnation awards are required to be delivered to an owner’s mortgagee to be disbursed to a depositary for the purpose of disbursing proceeds in accordance with the REA, and the owner is required to repair and restore the parcel. For any casualty where more than one parcel is affected, the owners of such parcels are responsible for the repair and restoration by a contractor selected jointly by the owners. Excess insurance proceeds or deficiencies are required to be distributed or collected from the owners in proportion to the facilities damaged. Following a total casualty, all parcel owners (and their mortgagees) may agree not to restore the building, and insurance proceeds are required to be distributed pro rata under the REA. The amenities area, which includes the spa, fitness center, swimming pools and exterior deck, is located on floors 2 and 3 and is owned and controlled by the Apartment Owner. The borrower, as the owner of the hotel, has the right to use the amenities pursuant to a license agreement with the Apartment Owner (which license agreement, including the fee, is subject to the sole discretion of the Apartment Owner). The Apartment Owner does have the right to terminate the license agreement following an event of default under the agreement following applicable notice and cure periods, which could result in a loss of access to the amenities for the borrower. The term of the license agreement will expire on the earlier of the date that is 90 days following notice from the borrower that it elects to terminate the license agreement or the expiration of the related hotel management agreement between the borrower and the hotel manager. Under the REA, the lender is entitled to (i) notice of default under the REA sent to the borrower, (ii) delivery of proceeds of any claim under an insurance policy or condemnation award required to be given to the borrower to be disbursed in accordance with the terms of the REA, (iii) the right to appoint an arbitrator in place of the borrower in the event of a dispute under the REA, and (iv) the right to cure a default by the borrower in the same time frame as the borrower may perform a cure, plus an additional 20 days. Amendments to the REA require the consent of all owners. In addition, under the REA, each owner is required to share in the proportional expense associated with services provided by the Apartment Owner for the joint benefit of all owners.

●	With respect to the 215 Lexington Avenue Mortgage Loan (2.5%), the related Mortgaged Property is a part of a 21-story office building comprised of two condominium units. The Mortgaged Property consists of floors 9 through 21 of the building (“Unit 2”) but does not include floors 1 through 8 and the basement (“Unit 1”). The building is subject to a condominium declaration. The owner of Unit 1 controls approximately 63.3% of the common interest of the condominium and the owner of Unit 2 controls approximately 36.7% of the common interest of the condominium. The condominium board of managers consists of 9 managers, 6 of which may be designated by the owner of Unit 1 and 3 of which may be designated by the owner of Unit 2. Accordingly, the borrower does not control the board of managers. Decisions made by the board of managers require the majority of a quorum. A majority of the entire board will constitute a quorum. Proposed amendments to the declaration or bylaws of the condominium association that would have an adverse effect on any unit will require the consent of owners owning 75% of common interest and the consent of the applicable mortgagee.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	214	$969,923,176	93.3%
Leasehold	2	57,200,000	5.5
Fee/Leasehold	3	12,008,984	1.2
Total	219	$1,039,132,161	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to the Renaissance Tampa International Plaza Hotel Mortgage Loan (4.3%), the Mortgage Loan is secured by the borrower’s subleasehold interest pursuant to a sublease with Tampa Westshore Associates Limited Partnership, which is the ground lessee pursuant to a ground lease with the Hillsborough County Aviation Authority. The sublease, dated April 9, 2003, expires on December 31, 2080, with no renewal or extension terms. The ground rent on the sublease is equal to the following: (i) annual minimum rent for lease years 11 through 15 is $350,000 per annum; and (ii) the rent for lease years 16 through termination is equal to the average sum of the (A) annual minimum rent plus (B) annual percentage rent (which is an amount equal to 3.0% multiplied by all gross revenues for the year, less the annual minimum rent) for the prior three years, calculated every five years beginning with the first day of the 16th lease year, provided the annual minimum rent for such period may not be less than $400,000 or exceed 4.0% of gross revenues. The ground lease with the Hillsborough County Aviation Authority expires on December 31, 2080, and requires annual rent of $720,049.

With respect to the Overland Park Xchange Mortgage Loan (2.4%), the lender has received a security interest in both the fee and the leasehold interests at the Mortgaged Property. The borrower, which initially owned the fee interest to the Mortgaged Property, conveyed its interest to the City of Overland Park, Kansas, which in turn ground leased the Mortgaged Property back to the borrower in order to facilitate a payment in lieu of taxes arrangement. The borrower has the option to repurchase the fee interest upon expiration of the ground lease for the purchase price of $1,000, and the Mortgage Loan documents require the borrower to take all actions necessary to convert the leasehold interest into a fee interest prior to expiration of the ground lease in accordance with the Mortgage Loan documents. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional details.

With respect to The Pad on Harvard Mortgage Loan (1.3%), the borrower transferred its fee interest in the Mortgaged Property to the Fulton County Development Authority (the “Authority”) and the Authority leased to the borrower the leasehold interest in the Mortgaged Property in connection with a tax abatement granted to the Mortgaged Property by the Authority (the “Abatement”). At the expiration of the Abatement, the Authority is required to reconvey its fee simple interest in the Mortgaged Property to the borrower. The Authority joined the related mortgage for purposes of mortgaging its fee simple interest in the Mortgaged Property. See “—Real Estate and Other Tax Considerations” for additional information

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively. See also “Description of Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to the Renaissance Tampa International Plaza Hotel Mortgage Loan (4.3%) and the Overland Park Xchange Mortgage Loan (2.4%).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eleven (11) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), the ESA identified a REC related to a prior spills incident that was reported at the Chase - Middle Village Mortgaged Property in July 2001. Prior to the existing Chase Bank building being constructed in 2010, the Mortgaged Property was reportedly a gasoline service station and automobile repair shop in 1952 that was demolished in 2009. According to information provided in the regulatory database, the spills incident was related to 12 former underground storage tanks (USTs) removed from the Mortgaged Property in 2001. During the removal, groundwater impacts with petroleum related volatile organic compounds (VOCs) was confirmed. The spills incident is listed as active in the regulatory database and the online New York State Department of Environmental Conservation Spills database. A vapor barrier and a sub slab venting system was reportedly installed during the construction of the existing building; however, the groundwater impacts remain a REC with further monitoring required. The environmental consultant recommended that annual groundwater monitoring should be conducted until a no further action (NFA) is achieved for an estimated cost of $25,000. This amount was escrowed at closing. Further, under the tenant’s lease, the landlord is required to provide environmental liability coverage until such time NFA status is achieved.

●	With respect to the Workspace – 45-67 Great Valley Parkway Mortgaged Property (0.0%), the current and prior ESAs identified an underground storage tank (“UST”) installed at the Mortgaged Property in 1993 related to former publishing operations at the Mortgaged Property, which is identified on the state database as containing isopropyl alcohol. Although no spills or releases were reported for such tank, the ESA indicated that no evidence of any underground storage tank was identified during the prior ESA, and the prior ESA recommended additional investigation to determine the current subsurface conditions, as well as any remediation necessary to the soil as a result of the presence of the UST, if necessary. Subsequently, a geophysical survey was conducted in an attempt to locate the tank and soil sampling was conducted to evaluate whether any releases occurred. According to the ESA, the geophysical survey identified an anomaly west of the building that might be the tank. The sample results revealed no contamination in excess of the relevant standard. In 2016, a written Phase II Report was prepared that recommended uncovering the anomaly and, if determined to be the tank, properly closing the tank in accordance with state and local regulations. In connection with these environmental concerns, at origination, the borrowers were required to reserve $37,500 into an environmental reserve. The funds in the reserve are required to be used for potential costs incurred by the borrower in connection with any additional investigation and the closure of such tanks if determined to be a UST.

●	With respect to the Radisson Blu Aqua Mortgage Loan (1.9%), the ESA indicates that the Mortgaged Property (including the surrounding 25 acres) was formerly used as a railroad freight yard with boat slips as early as 1938. Additionally, the area was filled in with fill material that is believed to have originated from the Chicago Fire in 1871. The entire area has undergone several rounds of remediation and was enrolled in the Illinois Site Remediation Program. The City of Chicago’s groundwater ordinance prohibits the use of groundwater as potable water. The ESA notes that an engineering barrier was put into place to address the issue of ingestion via soil. The property building has a concrete foundation which acts as the engineering barrier. The ESA notes that the Mortgaged Property received a comprehensive No Further Remediation Letter in May 2009, contingent on the engineering and institutional controls. Based on the letter and the assumed continued implementation of the institutional and engineering controls, the ESA characterized the Mortgaged Property’s listings as a controlled recognized environmental condition.

●	With respect to the 330 Railroad Avenue Mortgage Loan (1.5%), the related Phase I environmental site assessment identified a controlled REC related to groundwater impacts from prior industrial operations at the Mortgaged Property. In 2015, the prior owner of the Mortgaged Property, Eversource Energy (“Eversource”), elected to enroll the Mortgaged Property into a voluntary remediation program with the State of Connecticut to facilitate remediation prior to a transfer of the Mortgaged Property. In 2016, in connection with the sale of the Mortgaged Property to the borrower further investigation and remediation was completed and quarterly groundwater monitoring demonstrated ground water compliance with remediation standard regulations. Regulatory closure was granted by the Connecticut Department of Energy & Environmental Protection, subject to recordation of land use restrictions (“LUR”) prohibiting, among other things, the use of groundwater at the Mortgaged Property. A subordination agreement executed by Eversource subordinating certain of its prior recorded sewer line rights to the LUR is currently pending approval from the Town of Greenwich.

●	With respect to the Sacramento Natural Foods Mortgaged Property (1.1%), the related Phase I environmental site assessment identified an REC related to releases of hazardous materials, including chromium and TCE, on the south parcel of the Mortgaged Property, currently improved by a three-story parking garage, due to the historic operations of a plating shop from the 1950s to 1990. In June 2004, the California Department of Toxic Substances Control (“DTSC”) filed an environmental lien (the “Lien”) for $612,274 on the related portion of the Mortgaged Property. In March 2015, following remediation and prior to the borrower’s construction of the parking garage, a lien settlement agreement (the “Settlement”) was entered into with the DTSC which terminated the Lien. Among other things, the Settlement capped the borrower’s liability for any future on-site or off-site costs related to the contamination (including groundwater monitoring) at $184,700. This full amount was set aside in a reserve with DTSC and a financial assurance mechanism was established naming DTSC as the beneficiary. As of origination, $148,000 remains available in a reserve with DTSC, and all other costs above this amount are the responsibility of DTSC. The Settlement also put in place a “covenant not to sue”, which prohibits the State of California from bringing any lawsuit against the borrower related to on-site or off-site issues arising from the environmental contamination. Ongoing testing of the monitoring wells (both on-site and off-site) has shown that the injection of solvents into the groundwater as part of remediation has been successful, as there is a declining trend of contaminant levels.

●	With respect to the Bay 528 Plaza Mortgage Loan (0.8%), the ESA indicates that there was a report regarding the release of certain chlorinated solvents in July 1998. The release was discovered during a Phase II site investigation, which was found to have impacted groundwater with elevated levels of dry cleaning solvents. The Mortgaged Property is currently listed in the Texas Commission on Environmental Quality (“TCEQ”) Dry Cleaner Remediation Fund. According to the ESA, based on the enrollment of the site in the fund, the TCEQ maintains responsibility for the cleanup of contamination associated with the former cleaners associated with the Mortgaged Property. The most recent water monitoring report showed that the levels of dry cleaning solvents remain above the state protective concentration levels for only one well, and that levels have decreased since the last sampling in March 2014. The ESA characterized the environmental issues as a controlled REC and recommended that the borrower allow access to and coordinate with the TCEQ to facilitate the closure of the site.

●	With respect to the 671 4th Street Mortgage Loan (0.3%), the ESA identified two USTs that were previously filled with concrete/slurry and abandoned in place on the northeast side of the Mortgaged Property sometime between 1984 and 1993. According to the ESA, no soil sampling or closure data could be located, and investigations were performed 2005 to 2012 to assess the abandoned USTs. Case closure was granted by the state environmental agency for one of the buildings on the Mortgaged Property in 2014 with the implementation of a restriction that limited the use of the land to commercial/industrial purposes. The ESA considered it unlikely that the other building on the Mortgaged Property was significantly impacted by the USTs. Based on the current regulatory status of the reported release and commercial/industrial land use restriction, the ESA characterized the USTs as a controlled recognized environmental condition and recommended that the borrower (i) maintain compliance with the commercial/industrial land use restriction and (ii) in the event of any future construction or renovation, the borrower may be required to implement a soils management plan to prevent mishandling or improper disposal of on-site soils.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), CVS, the sole tenant at the CVS – Queens Mortgaged Property, vacated the premises and is in the process of subleasing its space to Fresenius Medical Care. Fresenius Medical Care is expected to renovate the space for its own purposes.

●	With respect to the eBay North First Commons Mortgaged Property (4.9%), eBay, the sole tenant at the Mortgaged Property, is completing the build out of a portion of its demised premises, representing approximately 25.1% of the net rentable area at the Mortgaged Property. At origination, the prior owner of the Mortgaged Property deposited approximately $1,407,674 into an escrow with a third party escrow agent related to those remaining build out costs for which the landlord is obligated under the related lease. Pursuant to an escrow agreement (the “Escrow Agreement”) entered into between the borrower, the prior owner and eBay, such funds may be disbursed from escrow to pay for: (i) the lien-free completion of that work required under the eBay lease and (ii) the payment of construction management fees. The lender is a third party beneficiary of the Escrow Agreement and the Escrow Agreement provides that (a) no notice sent to borrower under the Escrow Agreement will be effective unless a copy thereof is delivered to lender and (b) the Escrow Agreement cannot be modified without Lender’s prior written consent.

●	With respect to the Aon Center Mortgage Loan (4.1%), the loan documents require the borrowers to make certain capital improvements to the 70th floor of the building in connection with the construction of a tenant amenity floor. The amenity floor will include a gym and a conference center, among other features. At origination, the borrowers reserved $7,960,197 for the renovation plan, which amount represents the full estimated remaining cost to complete the amenity floor. The borrower is required to complete the improvements by the end of 2018.

●	With respect to the Embassy Suites Kennesaw Mortgaged Property (3.1%), the borrower was required at origination to deposit $3,200,000 into the FF&E and replacements reserve, which is expected to be used to partially fund certain elective upgrades to the guestrooms, pool, fitness center, restaurant and meeting spaces. The borrower expects to complete the elective capital improvement plan within the next four years for an estimated total budget of $6,670,570. The Mortgage Loan documents do not require the borrower to complete the capital improvements plan.

●	With respect to the Hyatt Place Atlanta Airport North Mortgaged Property (1.2%), the borrower is required to complete a PIP, which includes upgrades and renovations to, among other things, exterior portions of the building, fitness center, bathrooms, meeting space and signage, within 12 months following origination of the related Mortgage Loan. In connection with the PIP, the borrower reserved $55,000 at origination of the related Mortgage Loan, which represents 110% of the estimated costs associated with the PIP.

●	With respect to the Holiday Inn Express & Suites Wheat Ridge Mortgaged Property (0.9%), the borrower is required to complete a PIP, which includes various repairs of damaged areas both interior and exterior, select FF&E replacements, improved landscaping, the addition of a sundry shop (which the property does not currently have), refinishing the pool, and new wall covering/accents in various areas. The PIP requires the foregoing items to be completed by no later than February 28, 2021. In connection with the PIP, the borrower reserved $1,752,000 at origination of the related Mortgage Loan.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within five (5) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within eleven (11) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes —Physical Assessment Report”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), as of the origination date, the Chase - Queens Mortgaged Property and the CVS - Queens Mortgaged Property did not have valid certificates of occupancy. Local law requires that both such individual properties have valid certificates of occupancy. At origination, the lender obtained an architect’s letter stating that most retail uses are permitted at each individual property. The related loan agreement requires that the borrower (A) diligently and in good faith pursue a new, permanent certificate of occupancy covering both individual properties, which shall expressly grant legal occupancy of each subject tenant space consistent with the use and occupancy of the applicable tenant currently occupying such spaces (the “PCO”), (B) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements pertaining to each applicable individual property, including, without limitation, causing any violations and any outstanding items of record with respect to the applicable individual property to be completed and/or removed of record to the extent necessary for the issuance of the PCO, and (C) deliver to the lender copies of each PCO upon its issuance. The Mortgage Loan is also recourse for losses to the carveout guarantor with respect to the failure to have any certificates of occupancy for any tenant spaces at the property (including a PCO) and/or the breach or violation of the above covenant.

With respect to the 215 Lexington Avenue Mortgaged Property (2.5%), the borrower is required to complete installation of automatic fire sprinklers in the Mortgaged Property by July 1, 2019 in order to be in compliance with New York City Local Law 26/2004. In the event the borrower is unable to complete the required work and file the necessary reports to be in compliance with New York City Local Law 26/2004 on or before January 1, 2019, the borrower may elect to avoid the occurrence of a trigger period by depositing 115% of the estimated costs to complete work related to the installation of automatic fire sprinklers into the local law reserve. There can no assurance that such installation of automatic fire sprinklers will be completed by the required completion date or that funds in the local law reserve will be sufficient to complete the required work.

With respect to the 173 Ludlow Mortgaged Property (0.6%), the certificate of occupancy issued for the Mortgaged Property requires the second floor of the Mortgaged Property to be utilized for office use; however, the current use of the second floor is residential and is therefore in violation of the certificate of occupancy. An amended certificate of occupancy providing for a residential use on the second floor is required to be issued for the Mortgaged Property under the related loan documents. Under applicable law, the tenants on the second floor may stop paying rent until such time a temporary certificate of occupancy is issued that changes the permitted use from office to residential.

With respect to the 161 Ludlow Mortgaged Property (0.6%), in 2003 the borrower filed an application to expand the Mortgaged Property to include a sixth floor with residential unit and to convert the dwelling units on the second floor from residential to office use. The expansion of the Mortgaged Property was subsequently constructed and a valid certificate of occupancy was required to be obtained in connection therewith; however, a certificate of occupancy has not yet been issued. In April 2012, the New York City Department of Buildings issued a notice of revocation of the aforementioned application. The tenants occupying the floors that were expanded may, under applicable law, stop paying rent until such time a temporary certificate of occupancy is issued. Additionally, the department of buildings may require the borrower to remove the expanded floors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the Stonebrook Apartments Mortgaged Property (2.2%), one of the related sponsors, Ron Newman, as a principal of Milestone Life Settlement Fund and Milestone Multifamily Fund (collectively, the “Funds”), the Funds, Milestone Investments USA (together with Milestone Life Settlement Fund and Milestone Multifamily Fund, the “Milestone Entities”) and Jeff Hollingsworth, an employee of Milestone Investments USA (collectively, the “Milestone Respondents”), were issued a cease and desist order from the State of Washington Securities Division (“WSEC”) in November 2013. The cease and desist order was entered for (1) the failure of the Funds to be registered to sell securities in the State of Washington, (2) the failure to disclose the risks associated with a non-fully subscribed offer in the Milestone Life Settlement Fund and (3) not being registered as securities sales persons or broker dealers in the State of Washington. Ron Newman’s WSEC’s investigation resulted from a complaint filed by the financial advisor of one of Funds’ members in 2012 related to Jeff Hollingsworth’s suspension from FINRA for his alleged failure to meet the terms of an agreement made with FINRA prior his employment with Milestone Investments USA. The Milestone Respondents entered into a consent agreement with WSEC in 2014 upon completion of the WSEC investigation. The Milestone Entities were combined into one company, Milefund LLC, in August, 2012 and two projects invested in by the Milestone Entities were sold and the Milefund investors received a return on their investment. Ultimately, the Milestone Respondents, on a joint and several basis, paid a fine of $8,000 to recoup a portion of the costs of the WSEC investigation as well as a $9,000 fine for the violations.

With respect to the Pin Oaks Mortgaged Property (1.3%), the related sponsor, Ken Levy, was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, member of the compensation committee, director and former CEO of KLA-Tencor, an employer of the sponsor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC, the Department of Justice, and the Department of Labor regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October 2006. As a result of the investigations, in mid-2007, KLA-Tencor retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, which resulted in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and had taken a non-cash charge of $370 million for stock-based compensation expenses. KLA-Tencor also reached a settlement with the SEC in mid-2007 and was not required to pay any fine, penalty, or monetary damages to settle the case. Mr. Levy was never charged in these federal inquiries. During the inquiries, the SEC also alleged KLA-Tencor’s former CEO and director Kenneth Schroeder with fraud, accusing Schroeder of backdating more than $200 million worth of stock options. However, according to the sponsor, no indictment was filed due to a lack of evidence, and due to the fact that Schroder did not exercise or profit from the allegedly backdated options. In early 2008, KLA-Tencor agreed to pay $65 million in cash to settle a class-action shareholder lawsuit over backdated stock-option grants, brought by the City of Philadelphia Board of Pensions and other plaintiffs. Other shareholder derivative suits were filed in state and federal court during 2006-2009 against Mr. Levy (among other defendants) in his capacity as member of board of directors and member of the compensation committee of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

With respect to the Summit Apartments Mortgaged Property (0.5%), the manager of the Mortgaged Property and an affiliate of the sponsor, Stansberry Management, LLC (“Stansberry”), was subject to two sanctions from FINRA in May 2014 related to Stanberry’s failure to respond to a request for information by the Department of Homeland Security-ICE (“DHS”) regarding an I-9 form. Pursuant to the sanctions, Stansberry was fined $150,000 (which amount has been paid in full) and is prohibited from entering into any government procurement contracts in excess of $30,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Aventura Mall Mortgage Loan (9.9%), the NY & CT NNN Portfolio Mortgage Loan (5.5%), the Aon Center Mortgage Loan (4.1%), the Embassy Suites Kennesaw Mortgage Loan (3.1%), the Woodland Gardens Apartments Mortgage Loan (2.3%), the Stonebrook Apartments Mortgage Loan (2.2%), the Kingsley Apartments Mortgage Loan (2.0%), the Walk at Highwoods Preserve Mortgage Loan (1.6%), the Home2 Suites by Hilton Charlotte Airport Mortgage Loan (1.3%), the Deerfield Woods Apartments Mortgage Loan (1.0%), the Security Square Mortgage Loan (1.0%), the StorQuest Seattle Mortgage Loan (0.9%), the 932 Southern Boulevard Mortgage Loan (0.9%), the Holiday Inn Express & Suites Wheat Ridge Mortgage Loan (0.9%), the Holiday Inn Express Chesapeake Mortgage Loan (0.7%), the Net Lease 3-Pack Mortgage Loan (0.7%), the 4675 Linton Boulevard Mortgage Loan (0.7%) and the MacArthur Retail Center Mortgage Loan (0.5%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Aventura Mall Mortgage Loan (9.9%), one of the borrower sponsors relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016. In addition, affiliates of one of the Guarantors (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (which was later converted to a Chapter 7 bankruptcy proceeding at the end of 2009) as a result of the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the bankruptcy of Lehman Brothers in 2009. The bankruptcy court in respect of the Fontainebleau Las Vegas project approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. The Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in December 2014 and the case was dismissed with prejudice in February 2015. The settlement included a bar of further pending lawsuits and payment by Mr. Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. In addition, Jeffrey Soffer was also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Jeffrey Soffer and Jacquelyn Soffer. After trial, the court entered judgment against the lenders and in favor of the Soffers, finding the Soffers were not liable to the lenders for any deficiency judgment. The judgment in favor of the Soffers was affirmed on appeal.

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), nine (9) prior loans, each individually secured by one of the mortgaged properties that constitute the portfolio of Mortgaged Properties securing the NY & CT NNN Portfolio Mortgage Loan, experienced maturity defaults at various times in 2016 and 2017 and the prior lender commenced foreclosure proceedings with respect to such prior loans. In connection with the origination of the NY & CT NNN Portfolio Mortgage Loan, the prior lender delivered to title cancellation of the foreclosure proceedings and they were extinguished as of the origination date. The existing debt payoff of $48,098,965 represents the outstanding principal balance of the nine (9) prior loans and another loan secured by property that is not part of the collateral for the NY & CT NNN Portfolio Mortgage Loan. According to the payoff letter, the total payoff amount to the prior lender was in excess of the total outstanding principal balance of the prior loans.

●	With respect to the Aon Center Mortgage Loan (4.1%), the borrower sponsors were previously involved with two unrelated loans secured respectively by an office building located in Buffalo, New York, and a set of two multifamily buildings in the Bronx, New York that ultimately went into foreclosure. With respect to the office property, the borrower sponsors were unable to service the debt on the financing secured by the property after the largest tenant downsized its leased premises at the building. The property went to auction in October 2015. The borrower sponsor defaulted on the loan secured by the multifamily buildings during the economic downturn following 2007-2008, and the borrower sponsors ultimately sold their position to a third party purchaser. The borrower sponsors have also been subject to workouts and restructurings on other properties within the last ten years.

●	With respect to the Embassy Suites Kennesaw Mortgage Loan (3.1%), the borrower sponsor was previously subject to two deed-in-lieu of foreclosure transactions in connection with two unrelated hotel properties. The sponsor is also subject to a settlement agreement with a bank for an outstanding judgment, which is being repaid in monthly installments under the settlement agreement. The sponsor has also been subject to several other restructurings and modifications related to real estate during the prior 10 years.

●	With respect to the Woodland Gardens Apartments Mortgage Loan (2.3%), the borrower sponsor elected to place Extended Stay Hotels under Chapter 11 bankruptcy protection in June 2009. Additionally, entities related to the borrower sponsor have experienced loan defaults and foreclosures. The borrower sponsor is also a sponsor of the Kingsley Apartments Mortgage Loan (2.0%) and the Deerfield Woods Apartments Mortgage Loan (1.0%).

With respect to the Home2 Suites by Hilton Charlotte Airport Mortgage Loan (1.3%), the borrower sponsor caused the borrowing entity under an unrelated loan secured by a Holiday Inn-branded hotel to file for Chapter 11 bankruptcy in March 2018 due to performance issues. The sponsor has filed an amended plan of reorganization with the bankruptcy court and, according to the borrower sponsor, is requesting that the court permit the borrowing entity to reject the current franchise agreement in an effort to secure a replacement flag.

Thirty-four (34) Mortgage Loans (72.3%), were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Nineteen (19) Mortgage Loans (23.6%), were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

One (1) Mortgage Loan (2.5%), was originated in connection with the borrower’s recapitalization.

One (1) Mortgage Loan (1.6%), was originated in connection with the borrower’s refinancing of a previous mortgage loan and acquisition of the related Mortgaged Properties recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Sixty-four (64) of the Mortgaged Properties (16.6%) are each leased to a single tenant. With respect to such Mortgaged Properties, in certain cases the single tenant’s lease expires prior to or shortly after the related maturity date. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Ten (10) Mortgaged Properties (6.8%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage. Additionally, certain of the Workspace Mortgaged Properties have tenants, each of which constitutes 50% or more of the NRA of the applicable Mortgaged Property.

●	With respect to each of the Overland Park Xchange Mortgaged Property (2.4%) and the MacArthur Retail Center Mortgaged Property (0.5%), there are three tenants at each related Mortgaged Property. With respect to the Overland Park Xchange Mortgaged Property (2.4%), the two largest tenants, United Health Group and Black & Veatch, lease approximately 44.7% and 27.6% of the net rentable area at the Mortgaged Property. With respect to the MacArthur Retail Center Mortgaged

Property (0.5%), the two largest tenants, Patel Brothers and Petsmart, lease approximately 46.6% and 44.1% of the net rentable area at the Mortgaged Property, respectively. In each case, the lease for the largest and second largest tenants expire prior to the related maturity dates for such Mortgage Loans.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
NY & CT NNN Portfolio – TD Bank - Westhampton	0.4%	2/28/2026	8/6/2028

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Overland Park Xchange	2.4%	72.3%	2026	7/1/2028
330 Railroad Avenue	1.5%	50.6%	2028	7/6/2028
NY & CT NNN Portfolio - Bank of America - Queens	1.1%	51.5%	2022	8/6/2028
Security Square	1.0%	73.3%	2028	7/1/2028
NY & CT NNN Portfolio - Chase - Queens	0.5%	54.5%	2022	8/6/2028
NY & CT NNN Portfolio – TD Bank – St. James	0.5%	54.8%	2028	8/6/2028
Net Lease 3-Pack - Statesboro	0.3%	100.0%	2028	7/6/2028
Net Lease 3-Pack - Danville	0.2%	100.0%	2028	7/6/2028
Net Lease 3-Pack - Calhoun	0.2%	100.0%	2028	7/6/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), Walgreens, the sole tenant at the Walgreens – Newtown Mortgaged Property, has the right to terminate its lease effective June 30, 2036, or any month thereafter, upon 12 months’ prior notice.

●	With respect to the eBay North First Commons Mortgage Loan (4.9%), the sole tenant at the Mortgaged Property, eBay, has the right to terminate its lease effective March 31, 2026 with at least 12 months prior written notice and payment of a termination fee equal to the sum of (i) any unamortized tenant improvement allowance or leasing commissions and (ii) 12 months of base rent.

●	With respect to the Aon Center Mortgage Loan (4.1%), (i) the largest tenant at the Mortgaged Property, Aon Corporation (15.2% of NRA), has (A) the right to terminate its lease as of December 31, 2024, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of December 31, 2019, and/or December 31, 2024, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (ii) the second largest tenant at the Mortgaged Property, KPMG LLP (11.0% of NRA), has (A) the right to terminate its lease as of August 31, 2023, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of August 31, 2018, and/or August 31, 2023, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iii) the third largest tenant at the Mortgaged Property, Jones Lang LaSalle Inc. (7.2% of NRA), has (A) the right to terminate the lease of a portion of its leased space as of May 29, 2029, with one year’s notice and the payment of a termination fee, and (B) with respect to a portion of its leased space, has two options to contract its space as of May 31, 2022, and/or May 31, 2028, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iv) the fourth largest tenant at the Mortgaged Property, Integrys Business Support, LLC (6.9% of NRA), has (A) the right to terminate its lease as of April 30, 2026, with one year’s notice and the payment of a termination fee, and (B) the right to terminate the lease of a 2,555 square foot storage space with one year’s notice; and (v) the fifth largest tenant at the Mortgaged Property, Daniel J Edelman, Inc. (6.6% of NRA), has the right to terminate the lease of a portion of its leased space as of December 31, 2021, with two years’ notice and the payment of a termination fee.

●	With respect to First Place Tower Mortgage Loan (2.9%), the third largest tenant, Aerotek, Inc. (5.4% of NRA), has a right to terminate its lease effective on April 13, 2022 with at least 180 days prior written notice and payment of a termination fee equal to the principal amount of the unamortized balance of the tenant improvement allowances and leasing commissions up to the date of termination.

●	With respect to the 215 Lexington Avenue Mortgage Loan (2.5%), New York University, the largest tenant at the Mortgaged Property, has a termination option effective November 30, 2019, for both or either of the two floors it currently occupies, upon 12-24 months’ prior written notice and payment of a termination fee equal to the unamortized transaction costs, including commissions, the value of free rent received ($163,800) and legal fees utilizing an 8.000% interest rate plus one month of the rent ($94,913).

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Workspace - 3400 Lakeside Drive	0.1%	United States Postal Service	18.4%	19.8%
Workspace - 200-264 Lakeside Drive	0.0%	Internal Revenue Service	37.3%	47.4%
Workspace - 6161 American Boulevard West	0.0%	United States of America	46.9%	53.0%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower was required to reserve $6,776,765 for free or abated rent associated with 13 tenants at the Mortgaged Property, including Apple and Victoria’s Secret. Apple has abated rent for the months of July 2018 through and including January 2020, and Victoria’s Secret has abated rent for the months of July 2018 through and including July 2019.

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), CVS, the sole tenant at the CVS - Queens Mortgaged Property, vacated the premises and is in the process of subleasing its space to Fresenius Medical Care.

●	With respect to the eBay North First Commons Mortgaged Property (4.9%), eBay, the sole tenant at the Mortgaged Property, has not yet taken occupancy of a portion of its space representing approximately 25.1% of the NRA at the Mortgaged Property. eBay is anticipated to take occupancy of and is required to commence paying rent on such space by March 2019. At origination, the borrower reserved $1,440,997 in connection with such free rent period.

●	With respect to the Aon Center Mortgage Loan (4.1%), the second largest tenant by NRA, KPMG LLP, has executed a lease for an expansion space of approximately 31,654 (1.1% of NRA) square feet but is not yet in occupancy or paying rent for such space. At origination, the borrowers were required to reserve $5,235,989 for outstanding and future free rent periods under the leases for 13 tenants (collectively representing approximately 18.2% of the NRA) at the Mortgaged Property including, without limitation, for the second largest tenant by NRA, KPMG LLP, in the aggregate amount of $1,188,954 to cover its free rent period that is currently in effect and ending in May 2019, and third largest tenant, Jones Lang LaSalle Inc., in the amount of $624,410 to cover its free rent period that ends in August 2018.

●	With respect to the 181 Fremont Street Mortgage Loan (3.8%), the sole tenant at the Mortgaged Property, Facebook, has executed a lease and taken possession of its space, but is not yet in physical occupancy pending completion of the related build out of such space. Facebook is anticipated to take occupancy of (i) floors 5 through 13, by February 2019, (ii) floors 14 through 25, by March 2020, and (iii) floors 26 through 38, by March 2021. Facebook is required to commence paying rent on its space in February 2019, provided that with respect to operating expenses, real estate taxes, insurance expenses and the management fee due under its related lease, Facebook, Inc. is only required to pay (i) approximately 41.25% for the initial 24 months of its lease, (ii) 59.59% for months 25-36 and (iii) 100% thereafter. At origination, the borrower reserved $68,379,092 in connection with such free rent periods.

●	With respect to the Overland Park Xchange Mortgage Loan (2.4%), Black & Veatch (“B&V”), the second largest tenant at the Mortgaged Property, may be entitled to reduce its rent in connection with termination of the payment in lieu of taxes program. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional details.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), the Workspace Mortgage Loan (4.8%), the Renaissance Tampa International Plaza Hotel Mortgage Loan (4.3%), the 181 Fremont Street Mortgage Loan (3.8%), the Embassy Suites Kennesaw Mortgage Loan (3.1%), the Elite Hotel Management Georgia Portfolio Mortgage Loan (3.1%), the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), the Four Points Sacramento Airport Mortgage Loan (1.3%), the Sacramento Natural Foods Mortgage Loan (1.1%) and the Albertsons Aurora Mortgage Loan (1.0%), certain tenants, franchisors, property managers, ground lessors, developers or owners' associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants at the 15 largest Mortgage Loans:

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), (i) Walgreens, the sole tenant at the Walgreens - Newtown Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property should the landlord receive a bona fide offer to purchase the Mortgaged Property which the landlord intends to accept, and (ii) TD Bank, the largest tenant at the TD Bank - St. James Mortgaged Property and the sole tenant at each of the TD Bank - Hampton Bays Mortgaged Property and the TD Bank - Westhampton Mortgaged Property, has a right of first refusal to purchase the related Mortgaged Property should the landlord receive a bona fide offer. However, pursuant to certain subordination, non-disturbance and attornment agreements delivered by each such tenant in connection with the closing of the Mortgage Loan, each respective tenant has agreed to waive such rights of first refusal with respect to a foreclosure, deed-in-lieu of foreclosure or other similar transfer of the Mortgaged Property to the lender.

●	With respect to the Workspace Mortgage Loan (4.8%), the sole tenant at the 155 Great Valley Parkway Mortgaged Property, Janssen Biotech, Inc., has the option to purchase its leased premises.

●	With respect to the Renaissance Tampa International Plaza Hotel (4.3%), under the hotel management agreement (the “Management Agreement”) with Renaissance Hotel Management Company, LLC (the “Manager”), if the borrower intends to sell the hotel to a third party, the borrower is required to give notice to the manager, and the manager will have 20 days to negotiate in good faith for the purchase of the hotel. The lender, the borrower and the Manager have executed an SNDA, pursuant to which the Manager’s rights under the Management Agreement are subordinate to the lien of the Mortgage Loan documents. The SNDA provides that the sale, transfer or assignment to a designee of an institutional lender or a trustee will not trigger the right of first negotiation, except to the extent such transfer, sale or assignment is to a competitor of Renaissance Hotel Management Company, LLC.

●

With respect to the 181 Fremont Street Mortgage Loan (3.8%), the sole tenant at the Mortgaged Property, Facebook, has a right of first refusal to purchase the Mortgaged Property if the related borrower receives an offer to purchase the Mortgaged Property from a “Facebook Competitor.” Pursuant to Facebook’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Apple Inc. and (iii) Microsoft Inc. This list of Facebook Competitors may be updated once each calendar year, provided that (a) the list of Facebook Competitors may only list up to three (3) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as Facebook. The right of first refusal does not apply to (a) a sale of the Mortgaged

Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale or (b) a sale to any party other than a Facebook Competitor. In addition, in the event of a proposed sale of the Mortgaged Property to an unaffiliated, third party, the borrower is required to (i) deliver to Facebook, Inc. written notice of any such proposed sale (the “Notice of Purchase Opportunity”) and (ii) not enter into a binding agreement to sell the Mortgaged Property for a period of at least thirty days after delivery of the Notice of Purchase Opportunity, provided that the borrower is under no obligation whatsoever to enter into negotiations with Facebook, Inc. for the purchase and sale of the Mortgaged Property during this time. Facebook, Inc.’s right to a Notice of Purchase Opportunity does not apply to a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale.

●	With respect to the Elite Hotel Management Georgia Portfolio Mortgage Loan (3.1%):

○    The franchisor with respect to the Fairfield Inn and Suites Commerce Mortgaged Property has a right of first refusal to acquire the related Mortgaged Property if there is a proposed transfer of the hotel, the franchisee’s interest in the franchise agreement, the franchisor or an affiliate thereof, to a competitor (within the meaning of the franchise agreement). The right of first refusal is not extinguished by foreclosure or deed-in-lieu thereof, and if the proposed transfer to a competitor is by foreclosure, or if the franchisee or its affiliates become a competitor, the franchisor has a right to purchase the hotel upon notice to the franchisee. In the related franchisor comfort letter, the franchisor agreed to subordinate its right of first refusal to the lender’s mortgage lien for so long as, among other things, the lender is not a competitor or an affiliate of a competitor.

○    The franchisor with respect to the Hyatt Place Atlanta Airport North Mortgaged Property has a right of first offer to acquire the related Mortgaged Property if the franchisee intends to sell or transfer its interest in the franchise agreement, the hotel or all or substantially all of its assets, or a controlling ownership interest in the franchisee or its controlling owner. In the related franchisor comfort letter, the franchisor agreed that its right of first offer would not apply in the event of a foreclosure, conveyance in lieu of foreclosure or any other similar right asserted under or in respect of the Mortgage Loan.

●	With respect to the Embassy Suites Kennesaw Mortgage Loan (3.1%), the franchisor has a right of first offer under the franchise agreement in the event of a proposed sale of the hotel or a controlling equity interest in the borrower or an entity that controls the borrower. This right of first offer has been subordinated to a foreclosure or a deed-in-lieu of foreclosure pursuant to the comfort letter, but it will apply for subsequent transfers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases.

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the 330 Railroad Avenue Mortgaged Property (1.5%), the second largest tenant, Granoff Architects (30.5% NRA), is an affiliate of the borrower and occupies its space as the headquarters for its architectural firm.

●	With respect to the 671 4th Street Mortgaged Property (0.3%), the borrower sponsor owns an approximately 25% equity interest in the largest tenant, Tartine Restaurant Group LLC. The tenant is in occupancy and operating in its leased premises. The tenant leases approximately 66.7% of the net rentable area at the Mortgaged Property and represents approximately 51.6% of underwritten rents.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, eight (8) Mortgaged Properties related to the eBay North First Commons Mortgage Loan (4.9%), the 181 Fremont Street Mortgage Loan (3.8%), the Stonebrook Apartments Mortgage Loan (2.2%), the Four Points Sacramento Airport Mortgage Loan (1.3%), the Sacramento Natural Foods Mortgage Loan (1.1%), the StorQuest Seattle Mortgage Loan (0.9%), the Whitefish Crossing Mortgage Loan (0.7%) and the 671 4th Street Mortgage Loan (0.3%), are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15%.

In the case of thirty-three (33) Mortgage Loans (68.7%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), the following tenants provide insurance coverage with respect to their respective individual properties (and, in some cases, self-insure): (1) Bank of America at the Bank of America - Mamaroneck Mortgaged Property, (2) TD Bank at the TD Bank - Hampton Bays Mortgaged Property, (3) TD Bank at the TD Bank - Westhampton Mortgaged Property, (4) TD Bank at the TD Bank - St. James Mortgaged Property, (5) Walgreens at the Walgreens - Newtown Mortgaged Property and (6) JP Morgan Chase at the Chase - Middle Village Mortgaged Property.

●

With respect to the 660 Columbus Avenue Mortgage Loan (4.2%), to the extent the condominium board is maintaining insurance in accordance with the condominium declaration and association bylaws, on a primary and non-concurrent basis, and such insurance complies with the requirements of the Mortgage Loan documents (or, with respect to the common elements, if such insurance does not comply with the requirements of the Mortgage Loan documents, is otherwise approved by the lender), the borrower will be deemed to be in compliance with the Mortgage Loan documents for so long as the condominium board maintains such insurance in accordance with the condominium documents and the Mortgage Loan documents and the lender receives evidence reasonably satisfactory to the lender of the terms and conditions of such coverage.

●	With respect to the 181 Fremont Street Mortgage Loan (3.8%), the sole tenant at the Mortgaged Property, Facebook, may self-insure so long as it has a market capitalization of at least $15 billion, has not filed for bankruptcy, and has maintained appropriate loss reserves which are actuarially derived in accordance with accepted standards of the insurance industry and accrued or otherwise funded. In addition, with respect to certain common elements located at the Mortgaged Property, the borrower is permitted to rely upon the insurance provided by the related condominium association, provided certain conditions set forth in the Mortgage Loan documents are satisfied.

●	With respect to the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), so long as Radisson Chicago Aqua Management, LLC is the property manager (“Manager”), the borrower is permitted to cause the Manager to provide coverage under the Radisson master insurance program, provided the borrower submits to the lender (i) certificates of insurance, (ii) the lender endorsements required under the loan documents, and (iii) other standard evidence as provided by Radisson. In addition, the borrower is permitted to pay premiums on quarterly installments to the insurance company and/or the insurance agent/broker provided the borrower submits to the lender proof of payment of each and every installment as such installments become due and payable.

●	With respect to the Sacramento Natural Foods Mortgage Loan (1.1%), the borrower is permitted to rely upon the insurance provided by Sacramento Natural Foods Co-Op, the sole tenant at the related Mortgaged Property, provided that such insurance satisfies the requirements in the Mortgage Loan documents.

●	With respect to the CVS Knoxville Mortgage Loan (0.4%), the borrower’s obligation to maintain the insurance coverages required by the loan documents on the Mortgaged Property is waived (except with respect to the requirement for insurance against acts of terror or similar acts of sabotage on terms consistent with those required pursuant to the Mortgage Loan documents) so long as, among other conditions: (i) the lease between the borrower, as the landlord, and Tennessee CVS Pharmacy, L.L.C., as the tenant (“CVS”; the lease between the borrower and CVS, the “CVS Lease”), is in full force and effect and the terms of such lease remain unchanged throughout the term of the Mortgage Loan, (ii) CVS maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the CVS Lease, (iii) CVS names the lender as an additional insured party under the insurance policies or self-insurance required under the CVS Lease and (iv) the borrower has provided to the lender evidence satisfactory to the lender that CVS maintains in full force and effect the insurance described in clauses (ii) and (iii) above.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1 and representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1 and representation and warranty number 30 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 330 Railroad Avenue Mortgaged Property (1.5%), the Mortgaged Property is subject to certain easements to the benefit of Eversource, a regional energy provider and the prior owner of the Mortgaged Property, including, among other things, the right of Eversource to (i) maintain and operate at its sole cost and expense a 1,800 square foot structure located at the southwest corner of the Mortgaged Property for an electrical substation control room and (ii) access such structure through its own separate dedicated entrance to the Mortgaged Property.

●	With respect to The Pad on Harvard Mortgage Loan (1.3%), the Mortgaged Property is subject to a conditional use permit issued by the City of College Park (“City”) which, among other terms, prohibits leases for a term of less than one year. The related Mortgage Loan documents prohibit the borrower from entering into a lease with a term of less than one year unless and until the City modifies the conditional use permit to remove such restriction (the “Modification”), provided that such prohibition will not apply to renewals of any leases that are consummated on or before October 1, 2018 if the lease previously had a term of less than 12 months. Upon the borrower’s delivery of the Modification to the lender, the borrower may not enter into any lease without the prior consent of the lender, unless the term of such lease exceeds the greater of either (x) the period set forth in the Modification and (y) a term of not less than 6 months. The Mortgage Loan documents provide recourse to the guarantor for losses to the lender in connection with a violation of any of covenants set forth in the conditional use permit.

●	With respect to the Whitefish Crossing Mortgage Loan (0.7%), the Mortgaged Property is subject to an affordable housing restrictive covenant and agreement (the “Covenant”) with the City of Whitefish in connection with the development of the Mortgaged Property. Pursuant to the Covenant, the borrower is required to maintain at least six affordable housing units at the Mortgaged Property, including two 715 square foot units (each subject to a maximum rent equal to 60% of the area median income), two 947 square foot units (each subject to a maximum rent equal to 70% of the area median income) and one 1,222 square foot unit (subject to a maximum rent equal to 80% of the area median income) (collectively, the “Affordable Units”). In addition, the borrower is required to pay a monthly administrative fee to the Whitefish Housing Authority equal to 7% of the total monthly rents collected from the Affordable Units. The Mortgage Loan documents provide recourse to the guarantor for losses to the lender in connection with any breach of the Covenant.

●	With respect to the Summit Apartments Mortgaged Property (0.5%), the Mortgaged Property is legal nonconforming as to use as the related zoning code no longer permits multifamily uses without a conditional use permit. The Mortgaged Property currently has a conditional use permit for such multifamily use. However, in the event of a casualty exceeding 50% or more of the replacement cost of the entire Mortgaged Property, the related borrower is required to obtain a new conditional use permit in order to restore the Mortgaged Property to its current multifamily use. The Mortgage Loan documents provide recourse for losses to the lender in connection with such legal non-conforming use.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
eBay North First Commons(1)	4.9%	38.1%	38.1%	$133,800,000	41.7%	41.7%	$122,300,000
Aon Center(2)	4.1%	40.3%	40.3%	$824,000,000	44.9%	44.9%	$780,000,000
181 Fremont Street(3)	3.8%	39.6%	39.6%	$632,000,000	54.2%	54.2%	$461,000,000
Embassy Suites Kennesaw(4)	3.1%	64.6%	53.7%	$49,500,000	68.7%	57.2%	$46,500,000
Overland Park Xchange(5)	2.4%	65.2%	66.3%	$119,700,000	66.3%	66.3%	$117,700,000
Four Points Sacramento Airport(6)	1.3%	52.7%	38.7%	$26,500,000	57.0%	41.9%	$24,500,000
Elite Hotel Management Georgia Portfolio – Hyatt Place Atlanta Airport North(7)	1.2%	62.5%	39.2%	$22,100,000	63.2%	39.7%	$21,500,000
Holiday Inn Express & Suites Wheat Ridge(8)	0.9%	67.1%	56.6%	$14,400,000	77.3%	65.2%	$12,500,000
932 Southern Boulevard(9)	0.9%	63.3%	63.3%	$15,000,000	64.2%	64.2%	$14,800,000
Bay 528 Plaza(10)	0.8%	71.0%	61.5%	$11,190,000	74.1%	64.1%	$10,730,000
4675 Linton Boulevard(11)	0.7%	71.6%	68.6%	$10,200,000	73.7%	70.7%	$9,900,000

(1)	The Appraised Value (other than “As-is”) represents the “Prospective Market Value Upon Stabilization” of $133,800,000 for the Mortgaged Property, effective February 1, 2019, which assumes the outstanding approved tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent and that rent has commenced. At origination, the borrower deposited into escrow $5,325,840 for outstanding approved leasing expenses, $1,440,997 for a free rent reserve and $1,121,484 for stepped up rent reserve. The “as-is” appraised value for the Mortgaged Property is $122,300,000, which results in a Cut-off Date LTV Ratio of 41.7% and an LTV Ratio at Maturity/ARD of 41.7%.

(2)	The Appraised Value (other than “As-is”) represents a “hypothetical value” for the Mortgaged Property, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham. At origination, the borrowers reserved approximately $13,200,000 for all outstanding tenant improvement and leasing commissions, as well as approximately $8,000,000 budgeted for the completion of the amenity floor build-out. The “as-is” appraised value for the Mortgaged Property is $780,000,000 (unadjusted for an $18,300,000 performance reserve), which results in a Cut-off Date LTV Ratio of 44.9% and an LTV Ratio at Maturity/ARD of 44.9%. Assuming release of the performance reserve (without consideration for additional leasing), the “hypothetical value” of the Mortgaged Property results in a Mortgage Loan Cut-off Date LTV Ratio and Mortgage Loan Maturity Date LTV Ratio of approximately 42.5%.

(3)	The Appraised Value (other than “As-is”) represents the “Prospective Market Value at Stabilization” of $632,000,000 for the Mortgaged Property, effective March 1, 2021, which assumes the Mortgaged Property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual TI/LC obligations and free rent. The “as-is” appraised value for the Mortgaged Property is $461,000,000, which results in a Cut-off Date LTV Ratio of 54.2% and an LTV Ratio at Maturity/ARD of 54.2%.

(4)	The Appraised Value (other than “As-is”) represents a “Hypothetical As If Funded Market Value” for the Mortgaged Property, which assumes that funds of approximately $3,200,000 for partial scheduled capital expenditures have been fully escrowed and will be available to help fund the proposed capital improvements following a hypothetical sale of the asset to a new buyer. At origination, the borrower was required to reserve $3,200,000. The “as-is” appraised value for the Mortgaged Property is $46,500,000, which results in a Cut-off Date LTV Ratio of 68.7% and an LTV Ratio at Maturity/ARD of 57.2%.

(5)	The Appraised Value (other than “As-is”) represents the “as-is” value plus the net present value of the tax abatement related to the payment in lieu of taxes program benefiting the Mortgaged Property equal to $2,000,000. The “as-is” appraised value for the Mortgaged Property of $117,700,000 excluding the net present value of the tax abatement results in a Cut-off Date LTV Ratio of 66.3% and an LTV Ratio at Maturity/ARD of 66.3%.

(6)	The appraiser’s “as-complete” value for the Mortgaged Property effective May 1, 2019, was used, which assumes completion of a scheduled PIP. On the origination date, the borrower deposited $1,350,000 which represents 110% of the estimated cost of the PIP. The “as-is” appraised value for the Mortgaged Property as of May 1, 2018 is $24,500,000, which results in a Cut-off Date LTV Ratio of 57.0% and an LTV Ratio at Maturity/ARD of 41.9%.

(7)	The appraiser’s “as-stabilized” value for the Mortgaged Property of $22,100,000, effective May 1, 2019, was used, which assumes completion of planned capital expenditures at the property. At origination, the borrower was required to reserve $55,000, which represents 110% of the estimated costs associated with the PIP. The “as-is” appraised value for the Mortgaged Property as of May 1, 2018 is $21,500,000, which results in a Cut-off Date LTV Ratio of 63.2% and an LTV Ratio at Maturity/ARD of 39.7% on the Mortgage Loan. The aggregate “as-is” appraised value for the portfolio as of May 1, 2018 is $50,500,000, which results in a Cut-off Date LTV Ratio of 63.2% and LTV Ratio at Maturity/ARD of 39.7%.

(8)	The Appraised Value (other than “As-is”) represents a “Hypothetical Market Value As If Funded” for the Mortgaged Property, which assumes that funds for partial scheduled capital expenditures have been fully escrowed and will be available to help fund the proposed capital improvements following a hypothetical sale of the asset to a new buyer. At origination, the borrower was required to reserve $1,752,000. The “as-is” appraised value for the Mortgaged Property is $12,500,000, which results in a Cut-off Date LTV Ratio of 77.3% and an LTV Ratio at Maturity/ARD of 65.2%.

(9)	The appraiser’s “as-stabilized” value for the Mortgaged Property effective October 1, 2018, was used, which assumes stabilized operation of the Mortgaged Property by that date. The Mortgaged Property was recently renovated and repositioned during 2016 and is 100% occupied as of May 2, 2018. On the origination date of the Mortgage Loan, the borrower deposited $246,110 for free rent and $274,250 for unfunded obligations. The “as-is” appraised value for the Mortgaged Property as of April 27, 2018 is $14,800,000 which results in both a Cut-off Date LTV Ratio and an LTV Ratio at Maturity/ARD of 64.2%.

(10)	The Appraised Value (other than “As-is”) represents a “Hypothetical As-If Funded Value” for the Mortgaged Property, which assume that approximately $460,000 in aggregate for the outstanding roof cost of $411,000 and outstanding tenant improvements of $49,000 have been funded or escrowed, and available to any prospective buyer. At origination, the borrower was required to reserve $400,000 for replacement reserve and $45,415 for free rent reserve. The “as-is” appraised value for the Mortgaged Property is $10,730,000, which results in a Cut-off Date LTV Ratio of 74.1% and an LTV Ratio at Maturity/ARD of 64.1%.

(11)	The appraiser’s “as-stabilized” value for the Mortgaged Property effective December 1, 2018, was used, which assumes the Mortgaged Property has achieved a stabilized occupancy of 86.2%. Florida Pain Management has executed a lease that commences on December 1, 2018 and brings the physical occupancy at the Mortgaged Property to 86.2%. At origination of the related Mortgage Loan, the borrower funded reserves for gap rent ($27,497) and unfunded obligations ($58,923) associated with such lease. The “as-is” appraised value for the Mortgaged Property as of May 23, 2018 is $9,900,000, which results in a Cut-off Date LTV Ratio of 73.7% and an LTV Ratio at Maturity/ARD of 70.7%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

●

With respect to the Aventura Mall Mortgage Loan (9.9%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Stoffer and Jacquelyn Stoffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon Guarantor (33.33%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

●	With respect to eBay North First Commons Mortgage Loan (4.9%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity.

●	With respect to the Westbrook Corporate Center Mortgage Loan (1.8%), the related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (as defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a Qualified Environmental Policy, (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses. A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower's and/or the non-recourse carveout guarantor's obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor. For example, with respect to the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), the non-recourse carveout guarantor is a Cayman Islands exempted company.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Overland Park Xchange Mortgage Loan (2.4%), the Mortgaged Property benefits from a 10-year payment in lieu of taxes program (the “PILOT Program”) through various agreements with the City of Overland Park, Kansas (the “City”). To receive the tax abatement through the PILOT Program, the borrower, as the original fee owner of the Mortgaged Property, transferred the fee title to the Mortgaged Property to the City, and, in return, the City (i) issued bonds (the “Bonds”) and (ii) leased the Mortgaged Property back to the borrower via a 10-year ground lease (the “Ground Lease”), which allows the borrower to repurchase fee title in the Mortgaged Property for $1,000 upon expiration of the Ground Lease. The ground lease payments are in an amount equal to the debt service payments on the Bonds, but the borrower is both the ground lessee and the owner of the Bonds and, therefore, the ground lease payments and the debt service payments on the Bonds offset each other. The borrower has pledged the Bonds pursuant to a pledge agreement between the lender, the borrower and the bond trustee (the “Bond Pledge Agreement”), and the Bonds cannot be transferred without the consent of the lender. In addition to the Bonds, the lender has obtained both the fee and the leasehold interest in the Mortgaged Property as security for the Mortgage Loan. The PILOT Program expires in 2025 and provides a 15% discount on the taxes (approximately $282,000 for the current tax year). The mortgage enables the lender to maintain the PILOT Program upon the lender’s acquisition of title following foreclosure or deed in lieu of foreclosure, provided the City has approved the lender as the successor in interest to the borrower. In the event the City does not approve the lender as the transferee, the PILOT Program would terminate and the foreclosing lender would enforce the mortgage on fee title and terminate the Ground Lease entirely. In the event of such termination, Black & Veatch (“B&V”), a tenant at the Mortgaged Property which receives a pro rata benefit of the tax abatement under the PILOT Program, would be entitled under its lease to reduce its rent by the amount of the lost tax abatement through 2025, provided such termination of the Ground Lease is not caused by B&V’s action. In addition, the borrower is required under the Mortgage Loan documents to take all actions necessary to convert the borrower’s leasehold interest in the Mortgaged Property to a fee simple interest prior to the expiration of the Ground Lease. The Mortgage Loan documents provide (x) recourse carveouts for losses arising from the borrower’s breach under the PILOT agreement, the documents entered into in connection with the City’s issuance of and the borrower’s purchase of the Bonds (collectively, the “Bond Documents”), the Bond Pledge Agreement or the Ground Lease or the inability of the lender to acquire good and marketable title to the Bonds following an event of default, and (y) a full recourse carveout for the full amount of the remaining tax abatement that would have existed if the PILOT Program had remained in full force and effect through the expiration date set forth in the PILOT agreement, in the event the PILOT Program is terminated.

●	With respect to the 330 Railroad Avenue Mortgaged Property (1.5%), the Mortgaged Property has qualified for a tax credit through the Connecticut Historic Rehabilitation Tax Credit Program (the “Program”). Pursuant to the Program, the borrower expects to qualify for tax credits totaling up to $1,599,492 and the Mortgage Loan documents permit future subordinate debt related to the credits subject to certain conditions set forth in the Mortgage Loan documents, including the execution of a subordination and standstill agreement as described below. The borrower plans to assign these vouchers to a recently established limited liability company, Historic Properties, LLC (“HP”), as a donation for no consideration in accordance with local practice with respect to such tax credits. The Connecticut Trust for Historic Preservation is the sole member of HP, which has qualified with the internal revenue service for tax-exempt status. After being assigned the tax credit vouchers, it is anticipated that HP will sell the credits to Eversource Energy (“Eversource”), the prior owner of the Mortgaged Property and HP will loan the proceeds of the sale to the borrower, which loan is anticipated to feature a 30-year term and accrue interest at a rate that is projected to be between 0.01% and 1.0% by the borrower. Payment of principal and interest on the loan will be deferred until maturity, at which point all payments associated with the loan are expected to be forgiven. However, the forgiveness of the loan is neither documented nor can be assured. The Mortgage Loan documents provide that the borrower’s entry into the loan will be subject to the receipt by lender of a satisfactory subordination and standstill agreement among the lender, the borrower and HP, pursuant to which HP is required to agree, inter alia, that, so long as the Mortgage Loan is outstanding, HP will not exercise any of its remedies under the loan with the borrower and will not commence any proceedings against the borrower or the Mortgaged Property. HP is further required to agree pursuant to such subordination and standstill agreement that if the lender or any other holder of the Mortgage Loan were to commence a foreclosure proceeding, HP’s lien would be removed of record if HP’s lien is extinguished and such lien has not been redeemed or satisfied as part of the foreclosure process and that if a deed in lieu of foreclosure is requested, then HP will agree to remove its second mortgage lien only if it is demonstrated to the reasonable satisfaction of HP that there remains no equity in the Mortgaged Property after taking into account the then balance of the loan and other senior debt or charges and expenses owing with respect to the Mortgaged Property. The lender did not include any anticipated tax credits in its underwriting.

●	With respect to The Pad on Harvard Mortgage Loan (1.3%), the Mortgaged Property is subject to an ad valorem tax abatement (the “Abatement”) granted by the Fulton County Development Authority (the “Authority”) through December 1, 2028. In connection with the Abatement, on May 1, 2018, the borrower transferred its fee simple interest in the Mortgaged Property to the Authority and the Authority leased back to the borrower the leasehold interest in the Mortgaged Property. Pursuant to an agreement entered into between the borrower and the Authority related to the Abatement (the “Agreement”), the Authority issued bonds to the borrower (in which bonds the lender holds a security interest) in exchange for title to the fee interest in the Mortgaged Property. Under the terms of the Agreement, the Mortgaged Property will be assessed ad valorem taxes at a rate equal to 50% in 2018 and increasing 5.0% each year thereafter. The borrower is required to make annual lease payments to the Authority in an amount equal to the annual debt service payments due on the related bonds. At the expiration of the Abatement, the borrower is required to surrender its interest in such bonds and the Authority is required to reconvey its fee simple interest in the Mortgaged Property to the borrower. The Authority joined the related mortgage for purposes of mortgaging its fee simple interest in the Mortgaged Property, agreeing to certain subordination and standstill provisions to the benefit of the lender and agreeing that if the lender forecloses the Mortgage Loan or takes title via deed-in-lieu of foreclosure, the lender may terminate the Agreement and the Authority will reconvey the Mortgaged Property to the lender (provided that, in the event the lender elects to only foreclose on the related leasehold interest, the Mortgaged Property is expected to retain its beneficial tax status).

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans (59.0%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

Eighteen (18) Mortgage Loans (19.9%) provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Thirteen (13) Mortgage Loans (17.2%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

One (1) Mortgage Loan (3.8%) is interest-only for the entire term of the Mortgage Loan; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately ten (10) years following the related origination date, interest will accrue at the related Revised Rate.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	17	$391,817,440	37.7%
6	38	647,314,721	62.3
Total	55	$1,039,132,161	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	45	79.3%
5(1)	10	20.7
Total	55	100.0%

(1)	Includes the 660 Columbus Avenue Mortgage Loan (4.2%), the Elite Hotel Management Georgia Portfolio Mortgage Loan (3.1%), the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), the MacArthur Retail Center Mortgage Loan (0.5%), the 671 4th Street Mortgage Loan (0.3%), the Fresenius Medical Center Crestwood Mortgage Loan (0.3%) and the Fresenius Medical Center Woodridge Mortgage Loan (0.3%), each of which has a five business day grace period for any monthly payment of principal or interest due, provided the five business day grace period may only be used once (or, with respect to the 671 4th Street Mortgage Loan, twice) during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

The 181 Fremont Street Mortgage Loan (3.8%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, and assuming the related borrower exercises its extension option as described below, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan. In addition, with respect to the ARD Loan, such loan is interest-only for its full term.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents, and mezzanine debt service (paid at its initial interest rate) be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to the 215 Lexington Avenue Mortgage Loan (2.5%), there is no independent director in place with respect to the related borrower.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments, except with respect to (i) the Workspace Whole Loan where the specified period for the Workspace Fixed Rate Loan is 4 payments and the specified period for the Workspace Floating Rate Loan is 25 payments and (ii) the Renaissance Tampa International Plaza Hotel where the specified period is 25 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to 42 Mortgage Loans (68.7%), the related borrower may, after a lockout period of 24 to 29 payments following the origination date, to defease the Mortgage Loans.

With respect to 10 Mortgage Loans (18.4%), the related borrower is permitted, after a lockout period of 23 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to one Mortgage Loan (4.8%), the related borrower, may prepay the Mortgage Loan at any time with the payment of a yield maintenance or other prepayment premium if such prepayment occurs prior to the related open prepayment period. In addition, with respect to such Mortgage Loan, the related Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the "Workspace Floating Rate Loan") with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the "Workspace Fixed Rate Loan") comprised of (A) a senior fixed rate componentized loan (the "Workspace Senior Fixed Rate Loan"), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the "Workspace Subordinate Fixed Rate Loan"), with an aggregate Cut-off Date principal balance of $556.8 million. The Mortgage Loan consists of a portion of the Workspace Senior Fixed Rate Loan. Prior to an event of default under the Whole Loan, all voluntary prepayments are required to be applied to repay the Workplace Floating Rate Loan, prior to any application to Workspace Senior Fixed Rate Loan or the

Workspace Subordinate Fixed Rate Loan. In addition, if certain conditions to an extension of the Workspace Floating Rate Loan are not satisfied, and the related borrower fails to pay the related balloon payment on the Workspace Floating Rate Loan, there will be an event of default on the entire Workspace Whole Loan, which may result in acceleration and repayment of the Workspace Whole Loan at a time that is significantly earlier than the maturity date of the Workspace Fixed Rate Loan. Conversely, in some circumstances an event of default may result in a delay in repayment.

With respect to one Mortgage Loan (4.3%), the related borrower may prepay the Mortgage Loan at any time with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or, after a period of 26 payments following the origination date, defease the Mortgage Loan.

With respect to one Mortgage Loan (3.8%), the related borrower may, after a lockout period of 23 payments following the origination date, prepay the Mortgage Loan at any time with the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or, after a period of 28 payments following the origination date, defease the Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	12	$242,929,747	23.4%
4	27	385,798,042	37.1
5	8	133,638,758	12.9
6	4	78,115,614	7.5
7	3	154,450,000	14.9
25	1	44,200,000	4.3
Total	55	$1,039,132,161	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of four (4) Mortgage Loans (the “Defeasance Loans”) (10.6%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to two (2) Mortgage Loans (9.1%), the related Mortgage Loan documents permit the related borrower to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% at any time during the term of the Mortgage Loan, including prior to the expiration of the related Defeasance Lock Out Period in the case of the Renaissance Tampa International Plaza Hotel Mortgage Loan (4.3%).

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan)

(or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Aventura Mall Mortgage Loan (9.9%), in the event that J.C. Penney Corporation, Inc. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s and Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department Store parcel from the lien of the Mortgage Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the lessee under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan.

●

With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower, without the consent of the lender, servicer, investor, the rating agencies or any other person, may (i) make transfers of immaterial or non-income producing portions of the property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property (including, without limitation, certain outparcels of the property’s parking lot (the “Parking Lot Outparcels”) and portions of the Mortgaged Property’s “ring road”) to third parties or affiliates of the borrower, and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided, with respect to any of the transfers in (ii) through (iii) above, no transfer, conveyance or other encumbrance may result in a material adverse effect based upon an officer’s certificate delivered to the lender, and, further provided that, with respect to the transfers in (ii) above, the borrower will be required to deliver to the lender, among other things, (A) legal opinions, title insurance or other evidence reasonably satisfactory to the lender to the effect that the transferred portion of the Mortgaged Property constitutes or will constitute one or more complete tax lots (except with respect to the Parking Lot Outparcels, so long as an application therefor is filed for such separate tax lots no later than 60 days from the date of such transfer) and, if applicable, has been legally subdivided and after giving effect to such transfer the remaining portion of the property complies with applicable zoning, parking and other legal requirements, (B) evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of or materially interfere with the operation and use of the remaining portion of the Mortgaged Property by the borrower or any of the tenants unless (with respect to such ingress and egress) the borrower has entered into reciprocal easement to provide for an additional or substitute means of ingress or egress, (C) a certification that after such transfer, the borrower continues to be a special purpose entity, and (D) a REMIC opinion.

●	With respect to the NY & CT NNN Portfolio Mortgage Loan (5.5%), the loan documents permit the borrower to obtain the release of one or more Mortgaged Properties from the lien of the security instrument, at any time after two years following the Closing Date, subject to satisfaction of the applicable conditions set forth in the related loan documents, including that: (i) no event of default has occurred and is continuing under the Mortgage Loan, (ii) the borrower has delivered a REMIC opinion (iii) defeasance of the Mortgage Loan is then permitted and the borrower has partially defeased the Mortgage Loan in an amount equal to 120% of the allocated loan amount of such Mortgaged Property or Mortgaged Properties, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties will be greater than the greater of (A) the debt service coverage ratio of all Mortgaged Properties immediately prior to the release and (B) 1.65x, (v) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be greater than the greater of (A) the debt yield of all Mortgaged Properties immediately prior to the release and (B) 8.23%, and (vi) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will be no greater than the lesser of (A) 61.2% or (B) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release.

●

With respect to the Workspace Mortgage Loan (4.8%), the borrowers are permitted to obtain the release of individual Mortgaged Properties at any time during the term of the Mortgage Loan following the date that is 60 days after the Closing Date provided, among other terms and conditions: (i) no monetary or material non-monetary event of default has occurred (unless the non-monetary default relates to the Mortgaged Property to be released and the release would result in a cure of the default); (ii) the borrowers pay a release price equal to 110% of the allocated loan amount for the related Mortgaged Property (if the Mortgaged Property is being sold to a third party) or 115% of the allocated loan amount for the Mortgaged Property (if the Mortgaged Property is being released to an affiliate of the borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (iii) after giving effect to the release, the debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (1) the debt yield for all of the Mortgaged Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Mortgage Loan documents); and (iv) if such release is to an affiliate of a borrower, after giving effect to such release, the loan-to-value ratio for the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Mortgaged Properties immediately prior to giving effect to the release. With respect to twenty-five (25) individual Mortgaged Properties (identified on Annex A as 1500 Liberty Ridge Drive, 3400 Lakeside Drive, 3450 Lakeside Drive, 1200 Liberty Ridge Drive, 1400 Liberty Ridge Drive, 4750 South 44th Place, 4610 South 44th Place, 4217 East Cotton Center Boulevard, 4410 East Cotton Center Boulevard, 4550 South 44th Place, 5705 Old Shakopee Road West, 9023 Columbine Road, 5715 Old Shakopee Road West, 8855 Columbine Road, 8939 Columbine Road, 8995 Columbine Road, 4207 East Cotton Center Boulevard, 8967 Columbine Road, 13630 Northwest 8th Street, 5735 Old Shakopee Road West, 4503 Woodland Corporate Boulevard, 8911 Columbine Road, 4505 Woodland Corporate Boulevard, 4511 Woodland Corporate Boulevard and 13650 Northwest 8th

Street) (the “Release Parcels”), the Mortgaged Properties may not be released to an affiliate of the borrowers except in connection with a release to cure a non-monetary default, and the borrowers are required to deliver updated surveys and appraisals with respect to certain other Release Parcels identified in the loan documents in connection with the release. The borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments relating to partial release are required to be applied to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan. The borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the loan documents. In connection with release of one such outparcel, described in the Mortgage Loan documents as the Miramar parcel, the borrowers are permitted to convert such outparcel into a condominium, subject to conditions set forth in the Mortgage Loan documents.

●	With respect to the Aon Center Mortgage Loan (4.1%), the loan documents permit the borrower, solely in connection with the creation of an observation deck (which will be comprised of an observatory and entertainment center on the 81-83 floors of the building with elevator access from new elevators), to obtain the release of the non-income producing non-office component of the Mortgaged Property which will constitute the observation deck, upon satisfaction of certain terms and conditions in the Mortgage Loan documents but without the payment of any release amount (other than in satisfaction of the REMIC requirements) or prepayment premium. No value was attributed to such non-income producing portion of the building in the appraisal received in connection with the closing of the Mortgage Loan. The borrower also has the right under the loan documents to cause a vertical separation of the Mortgaged Property into two or more parcels pursuant to documents reasonably acceptable to the lender.

●	With respect to the Elite Hotel Management Georgia Portfolio Mortgage Loan (3.1%), the loan documents permit the borrower to obtain the release of one or more related Mortgaged Properties from the lien of the security instrument, at any time after two years following the Closing Date, subject to satisfaction of conditions set forth in the related loan documents, including: that (i) no event of default has occurred and is continuing under the Mortgage Loan, (ii) the borrower has delivered a REMIC opinion, (iii) defeasance of the Mortgage Loan is then permitted and the borrower has partially defeased the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount of such Mortgaged Property or Mortgaged Properties and (b) 85% of the net sales proceeds applicable to such Mortgaged Property or Mortgaged Properties, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties will be equal to or greater than the greater of (A) the debt service coverage ratio of all Mortgaged Properties immediately prior to the release and (B) 1.30x, (v) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be equal to or greater than the greater of (A) the debt yield of all Mortgaged Properties immediately prior to the release and (B) 11.5%, and (vi) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will no greater than the lesser of (A) 62.5% or (B) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release.

●	With respect to the Pin Oaks Mortgage Loan (1.3%), at any time after the expiration of the related lockout period, the borrowers may obtain the release of any individual Mortgaged Property in connection with a bona fide, third-party sale of such Mortgaged Property provided, among other conditions (i) the borrowers defease the Mortgage Loan by an amount equal to 115% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.38x, and (b) the loan-to-value ratio for the remaining Mortgaged Properties is no more than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) 73.2%, (iii) at the lender’s request, the borrower delivers a Rating Agency Confirmation from each application rating agency, and (iv) satisfaction of customary REMIC requirements.

●	With respect to the Security Square Mortgaged Property (1.0%), provided no event of default exists under the loan documents and after the lockout period in accordance with the Mortgage Loan documents, the borrower is permitted to defease a portion of the loan in connection with the release of the Arby’s parcel (the “Arby’s Parcel”) and/or Popeye’s parcel (the “Popeye’s Parcel”) upon satisfaction of certain conditions set forth in the Mortgage Loan documents (a “Partial Defeasance Event”), including, without limitation, that the borrower will prepare all necessary documents to modify the Mortgage Loan documents and to amend and restate the promissory note and issue two substitute notes as described in the Mortgage Loan documents. In the event of a Partial Defeasance Event, the borrower may obtain the release of the Arby’s Parcel and/or the Popeye’s Parcel upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the amount of the outstanding principal balance of the Mortgage Loan to be defeased equals or exceeds 110% of $800,000 for Arby’s Parcel and/or $929,160 for Popeye’s Parcel, which represent the respective release amounts set forth in the Mortgage Loan documents for the Arby’s Parcel and the Popeye’s Parcel; (ii) the borrower conveys the Arby’s Parcel and/or Popeye’s Parcel, as applicable, concurrently with the release, in an arm’s length transaction to a person other than the borrower or any affiliate of the borrower; (iii) after giving effect to such release, the resulting loan to value ratio does not exceed 63.2%; (iv) after giving effect to such release, the resulting debt service coverage ratio for the remaining Mortgaged Property following the release, based on the trailing 12-month period immediately preceding such release, is equal to or greater than the greater of (A) the debt service coverage ratio resulting from the product of 2.35 multiplied by a fraction of which (x) the numerator is the sum of $8,880,840 plus the amounts set forth in the Mortgage Loan documents in connection with the release of the Arby’s Parcel and/or the Popeye’s Parcel, and (y) the denominator is the then current outstanding principal amount of the Mortgage Loan, and (B) the debt service coverage ratio for all of the property then remaining subject to the lien of the mortgage (including the applicable parcel requested to be released) immediately preceding the release of the applicable parcel requested to be released based on the trailing 12-month period immediately preceding the release of the applicable parcel; (v) delivery of a REMIC opinion; and (vi) a rating agency confirmation. Notwithstanding the foregoing, if the resulting loan to value ratio exceeds 125%, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount not less than the least of one of the following: (A) only if the applicable parcel(s) is/are sold, the net proceeds of an arm’s length sale of the applicable parcel to an unrelated Person, (B) the fair market value of the applicable parcel at the time of the release, or (C) an amount such that the loan to value ratio after giving effect to the release of the applicable parcel is not greater than the loan to value ratio immediately prior to such release, unless the lender receives an opinion of counsel that the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the applicable parcel.

●

With respect to the CityLine XII Portfolio Mortgage Loan (0.9%), the loan documents permit the borrower to obtain the release of one or more related Mortgaged Properties from the lien of the security instrument in connection with a partial defeasance, at any time after two years following the Closing Date, subject to satisfaction of conditions set forth in the related loan documents, including: (i) defeasance of the Mortgage Loan in an amount equal to the greater of (a) 125% of the allocated loan amount of such Mortgaged Property and (b) 100% of the net sales proceeds applicable to such Mortgaged Property, (ii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be no less than the greater of (A) the debt yield of all Mortgaged Properties immediately prior to the release and (B) 8.8%, (iii) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will no greater than the lesser of (A) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release or (B) 70.1%, and (iv) delivery of a REMIC opinion and rating agency confirmation.

●	With respect to the CityLine Southern Portfolio Mortgage Loan (0.6%), the loan documents permit the borrower to obtain the release of one or more related Mortgaged Properties from the lien of the security instrument in connection with a partial defeasance, at any time after two years following the Closing Date, subject to satisfaction of conditions set forth in the related loan documents, including: (i) defeasance of the Mortgage Loan in an amount equal to the greater of (a) 125% of the allocated loan amount of such Mortgaged Property and (b) the net sales proceeds, (ii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be no less than the greater of (A) the debt yield of all Mortgaged Properties immediately prior to the release and (B) 9.75%, (iii) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will no greater than the lesser of (A) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release or (B) 71.05%, and (iv) delivery of a REMIC opinion and rating agency confirmation.

In addition, with respect to the 253 Elizabeth Mortgage Loan (0.8%), the 236 West 16th Mortgage Loan (0.7%), the 161 Ludlow Mortgage Loan (0.6%) and the 173 Ludlow Mortgage Loan (0.6%), which comprise two separate groups of cross-collateralized Mortgage Loans as identified in the table entitled “Cross-Collateralized/Multi-Property Mortgage Loans” under “—Mortgage Pool Characteristics—Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans” (each such group, a “Crossed Group”), each Crossed Group provides for the release of the related cross-collateralization and cross-default provisions (“uncrossing”) at any related borrower’s unilateral option, subject to certain conditions, including, but not limited to: (i) no event of default existing under the related loan agreement, (ii) delivery of a REMIC opinion, (iii) a required minimum debt yield of 7.5% for each of the Mortgage Loans comprising the related Crossed Group, (iv) delivery by the borrower to the lender of a permanent certificate of occupancy permitting the then-current use of the related Mortgaged Property, (v) delivery to the lender of evidence of the absence of municipal, building or zoning violations with respect to the related Mortgaged Property, and (vi) if requested the lender, rating agency confirmation with respect to the uncrossing. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” and the exceptions on Annex E-2 to representation and warranty number 26 on Annex E-1 for information regarding certificates of occupancy with respect to each of the 161 Ludlow Mortgaged Property (0.6%) and the 173 Ludlow Mortgaged Property (0.6%).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-seven (47) of the Mortgage Loans (77.2%), provide for monthly and/or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-eight (48) of the Mortgage Loans (70.1%), provide for monthly and/or upfront escrows to cover capital expenditures and replacements.

Twenty (20) of the Mortgage Loans (31.9%), provide for monthly and/or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the Holiday Inn Express Chesapeake Mortgage Loan (0.7%), at origination, the borrower reserved $65,000 in a seasonality reserve account. In addition, the borrower is required to deposit into the seasonality reserve account an amount equal to (i) on each monthly payment date occurring during the calendar months of August and September 2018, $5,000.00 and (ii) commencing in March 2019, on each monthly payment date occurring during the calendar months of March, April, May, June, July, August and September, $10,714.29. Such seasonality reserve funds may be used to make required monthly payments under the Mortgage Loan documents during the calendar months of October, November, December, January and February in the event of insufficient revenues at the Mortgaged Property to make such payments.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox(1)	19	$595,874,038	57.3%
Springing Lockbox	33	369,558,123	35.6
Soft Lockbox(2)	2	64,200,000	6.2
Soft/Springing Lockbox	1	9,500,000	0.9
Total:	55	$1,039,132,161	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a “Soft Springing Hard Lockbox” for rents from the master lease (which means that the borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox), and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

(2)	Includes the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), which is characterized as a Soft Lockbox, although there is no separate lockbox account required. The Mortgage Loan documents require the property manager to deposit monthly remittances due to the borrower under the management agreement following payment of all actual operating expenses, manager fees and other amounts payable to the manager directly into the cash management account that was required to be established at origination.

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

With respect to the Albertsons Aurora Mortgage Loan (1.0%), the UW NCF DSCR is 1.25x, which is lower than the UW NCF DSCR of 1.30x generally required for retail properties pursuant to GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on a current UW DSCR of 1.57x due to interest-only payments required for the first five years of the term of the Mortgage Loan. In addition, the entire net rentable area at the Mortgaged Property is leased to a single tenant which has been at the Mortgaged Property since 2001 and recently extended its lease to January 2038. The lease includes a 1.5% annual rental rate increase from 2019 to 2022. In addition, since 2014, the tenant has averaged approximately $429 per square foot in sales, which equates to a 3.9% occupancy cost.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)		Cut-off Date Total Debt Underwritten NCF DSCR(2)
Aon Center(4)	$43,000,000	4.1%	$141,500,000	$493,000,000	$677,500,000	5.112433801%	40.3%	80.0%	3.03	x	1.42	x
181 Fremont Street(5)	$40,000,000	3.8%	$225,000,000	$210,000,000	$475,000,000	4.434000000%	39.6%	75.2%	3.14	x	1.38	x
Embassy Suites Kennesaw	$31,968,577	3.1%	$4,000,000	N/A	$35,968,577	5.904444444%	64.6%	72.7%	1.81	x	1.51	x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans.

(4)	The Aon Center Whole Loan mezzanine debt consists of a $73,750,000 mezzanine A loan and a $67,750,000 mezzanine B loan. The mezzanine A loan has a 5.2500% coupon and the mezzanine B loan has a 8.8000% coupon. The mezzanine loans are interest-only for the full term of the loans and have stated maturity dates that are coterminous with the Aon Center Whole Loan. The Cut-off Date Mortgage Loan LTV Ratio and Cut-off Date Total Debt LTV Ratio are calculated net of an $18.3 million performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), the Cut-off Date Mortgage Loan LTV Ratio and the Cut-off Date Total Debt LTV Ratio are approximately 42.5% and 82.2%, respectively.

(5)	The 181 Fremont Street Whole Loan mezzanine debt consists of a $175,000,000 senior mezzanine loan and a $50,000,000 junior mezzanine loan. The senior mezzanine loan has a 4.8800% coupon and the junior mezzanine loan has a 6.5000% coupon. The mezzanine loans are interest-only for the full term of the loans and have an ARD and a stated maturity date that are coterminous with the 181 Fremont Street Whole Loan.

The mezzanine loans related to the Aon Center Mortgage Loan (4.1%), the 181 Fremont Street Mortgage Loan (3.8%) and the Embassy Suites Kennesaw Mortgage Loan (3.1%), identified in the table above, are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio		Combined Minimum Debt Yield	Intercreditor Agreement Required
Stonebrook Apartments	$22,750,000	70%	1.25	x	7.5%	Yes
Security Square(1)(2)	$10,610,000	63.2%	2.35	x	N/A	Yes
932 Southern Boulevard	$9,500,000	65%	N/A		7.5%	Yes
SSCP Little Rock	$6,925,000	80%	1.32	x	8.7%	Yes
671 4th Street	$2,700,000	63.1%	1.89	x	N/A	Yes

(1)	The Mortgage Loan documents also provide that the reverse 1031 exchange contemplated by the Mortgage Loan documents be completed in accordance with the Mortgage Loan documents, among other terms and conditions.

(2)	The Mortgage Loan documents provide that the Combined Minimum Debt Service Coverage Ratio is required to be the product of 2.35 multiplied by a fraction, the numerator of which is the sum of $8,880,840 plus the release amounts set forth in the Mortgage Loan documents for the Arby’s parcel and the Popeye’s parcel (unless such parcel(s) has been previously released) and the denominator is the then current outstanding principal balance of the Mortgage Loan. The Mortgage Loan documents provide that to the extent the mezzanine loan bears interest at a floating rate, the mezzanine loan documents require an interest rate cap or swap from a counterparty acceptable to the lender and Rating Agencies and a strike price such that the Combined Minimum Debt Service Coverage Ratio requirement set forth above is satisfied.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to the Renaissance Tampa International Plaza Hotel Mortgage Loan (4.3%), the Mortgage Loan documents permit Oaktree Real Estate Opportunities Fund VII, L.P., an indirect owner of the borrower, or any parallel funds that will co-invest with Oaktree Real Estate Opportunities Fund VII, L.P. (each of the foregoing, an “Oaktree Fund”), to incur one or more subscription line facilities within one year after the origination date of the Mortgage Loan, secured by capital commitments of investors in such Oaktree Fund.

●	With respect to the Radisson Blu Aqua Hotel Mortgage Loan (1.9%), the Mortgage Loan documents permit the borrower to incur certain “Operating Cash Flow Deficit Loans,” from a member of the borrower. The member is required under the borrower’s operating agreement to make Operating Cash Flow Deficit Loans in the event the hotel manager determines that additional funds are required by the borrower to fund projected operating cash flow deficits from the operation of the Mortgaged Property. The Mortgage Loan documents provide that any Operating Cash Flow Deficit Loan must be (i) made and repaid strictly in accordance with the terms and conditions of the borrower’s operating agreement, (ii) unsecured and (iii) payable only from distributable cash flow. In addition, the borrower may only incur such loans in the event that (A) a cash sweep period under the Mortgage Loan documents has occurred and is continuing, (B) the hotel manager has notified the borrower pursuant to the management agreement that the borrower is required to provide additional working capital, (C) such notice has been provided to the lender, (D) the lender has disbursed all excess cash flow remaining after payment of all required payments to fund such working capital, and (E) the borrower has provided the lender with 10 business days’ prior written notice. The Mortgage Loan documents also provide that the borrower may not amend or modify the provisions of the borrower’s operating agreement governing the Operating Cash Flow Deficit Loans without the lender’s prior written consent.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Aventura Mall Mortgaged Property, the Workspace Mortgaged Property, the eBay North First Commons Mortgaged Property, the Aon Center Mortgaged Property, the 181 Fremont Street Mortgaged Property, the Overland Park Xchange Mortgaged Property, the Radisson Blu Aqua Hotel Mortgaged Property and the Westbrook Corporate Center Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the Aventura Mall Mortgaged Property, the Workspace Mortgaged Property, the eBay North First Commons Mortgaged Property and the Aon Center Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Control Appraisal Period” means, with respect to the eBay North First Commons Whole Loan, an eBay North First Commons Control Appraisal Period.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Controlling Subordinate Companion Loan Holder” means, with respect to the eBay North First Commons Whole Loan, the eBay North First Commons Controlling Noteholder.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date. With respect to the Workspace Whole Loan, Non-Serviced Pari Passu Companion Loans should generally be deemed to also include the Workspace Floating Rate Pari Passu Component.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced AB Whole Loan” means for any Whole Loan identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related

Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means the Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan. With respect to the Workspace Whole Loan, references to Subordinate Companion Loan should generally be deemed to also include the Workspace Floating Rate Subordinate Component.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)		Whole Loan Underwritten NCF DSCR(2)
Aventura Mall	$103,000,000	9.9%	$1,303,700,000	$343,300,000	40.8%	50.7%	2.58	x	2.07	x
eBay North First Commons	$51,000,000	4.9%	N/A	$37,125,000	38.1%	65.9%	5.13	x	2.13	x
Workspace	$50,000,000	4.8%	$529,000,000	$696,000,000	35.4%	78.0%	3.60	x	1.63	x
Aon Center	$43,000,000	4.1%	$307,000,000	$186,000,000	42.5%	62.8%	3.03	x	1.98	x
181 Fremont Street	$40,000,000	3.8%	$210,000,000	N/A	39.6%	39.6%	3.14	x	3.14	x
Overland Park Xchange	$25,000,000	2.4%	$53,000,000	N/A	65.2%	65.2%	2.10	x	2.10	x
Radisson Blu Aqua Hotel	$20,000,000	1.9%	$44,000,000	N/A	54.5%	54.5%	1.92	x	1.92	x
Westbrook Corporate Center	$18,955,614	1.8%	$79,813,110	N/A	72.6%	72.6%	1.67	x	1.67	x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Aventura Mall	Non-Serviced	Aventura Mall Trust 2018-AVM	Note A-1-A	Control Note	Pari Passu	$138,278,000	Aventura Mall Trust 2018-AVM
			Note A-1-B Note A-1-C Note A-1-D	Non-Control Note	Pari Passu	$268,422,000	Aventura Mall Trust 2018-AVM
			Note A-2-A-1 Note A-2-B-3	Non-Control Note	Pari Passu	$115,000,000	Benchmark 2018-B4
			Note A-2-A-2 Note A-2-B-2-A	Non-Control Note	Pari Passu	$103,000,000	Benchmark 2018-B5
			Note A-2-A-3 Note A-2-A-4 Note A-2-A-5	Non-Control Note	Pari Passu	$200,000,000	JPMCB
			Note A-2-B-1 Note A-2-B-2-B Note A-2-B-2-C Note A-2-B-4 Note A-2-B-5	Non-Control Note	Pari Passu	$142,000,000	DBNY
			Note A-2-C-1 Note A-2-C-2 Note A-2-C-3 Note A-2-C-4 Note A-2-C-5	Non-Control Note	Pari Passu	$220,000,000	Morgan Stanley Mortgage Capital Holdings, Inc.
			Note A-2-D-1 Note A-2-D-2 Note A-2-D-3 Note A-2-D-4 Note A-2-D-5	Non-Control Note	Pari Passu	$220,000,000	Wells Fargo Bank, National Association
			Note B-1 Note B-2 Note B-3 Note B-4	Non-Control Note	Subordinate	$343,300,000	Aventura Mall Trust 2018-AVM
Workspace	Non-Serviced	JPMCC 2018-WPT	Note A-1	Control Note	Pari Passu and Subordinate(1)	$172,069,219	JPMCC 2018-WPT
			Note A-2	Non-Control Note	Pari Passu and Subordinate(1)	$87,930,781	JPMCC 2018-WPT
			Note A-3 Note A-4	Non-Control Note	Pari Passu	$293,200,000	JPMCC 2018-WPT
			Note A-5 Note A-6	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2018-B5

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-7 Note A-8 Note A-9 Note A-10	Non-Control Note	Pari Passu	$120,000,000	JPMCB
			Note B-1 Note B-2	Non-Control Note	Subordinate	$556,800,000	JPMCC 2018-WPT

eBay North First Commons	Serviced	N/A	Note A	Non-Control Note	Pari Passu	$51,000,000	Benchmark 2018-B5
			Note B-1	Control Note(2)	Subordinate	$27,125,000	Athene Annuity and Life Company
			Note B-2	Control Note(2)	Subordinate	$5,000,000	Athene Annuity & Life Assurance Company
			Note B-3	Control Note(2)	Subordinate	$5,000,000	Voya Insurance and Annuity Company
Aon Center	Non-Serviced	JPMCC 2018-AON	Note A-1	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2018-B4
			Note A-2	Non-Control Note	Pari Passu	$43,000,000	Benchmark 2018-B5
			Note A-3	Non-Control Note	Pari Passu	$43,000,000	JPMCB
			Note A-4	Control Note	Pari Passu	$214,000,000	JPMCC 2018-AON
			Note B	Non-Control Note	Subordinate	$186,000,000	JPMCC 2018-AON
181 Fremont Street	Non-Serviced	Benchmark 2018-B4	Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2018-B4
			Note A-2	Non-Control Note	Pari Passu	$58,000,000	BANK 2018-BNK12
			Note A-3	Non-Control Note	Pari Passu	$22,000,000	Wells Fargo Bank, National Association
			Note A-4	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2018-B4
			Note A-5	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2018-B5
			Note A-6-1	Non-Control Note	Pari Passu	$30,000,000	WFCM 2018-C44
			Note A-6-2	Non-Control Note	Pari Passu	$20,000,000	WFCM 2018-C45
Overland Park Xchange	Servicing Shift	(3)	Note A-1	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2018-B5
			Note A-2	Control Note	Pari Passu	$53,000,000	JPMCB
Radisson Blu Aqua Hotel	Non-Serviced	Benchmark 2018-B1	Note A-1	Control Note	Pari Passu	$44,000,000	Benchmark 2018-B1
			Note A-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2018-B5
Westbrook Corporate Center	Non-Serviced	Benchmark 2018-B4	Note A-1	Control Note	Pari Passu	$39,906,555	Benchmark 2018-B4
			Note A-2	Non-Control Note	Pari Passu	$39,906,555	MSC 2018-H3
			Note A-3	Non-Control Note	Pari Passu	$18,955,614	Benchmark 2018-B5

(1)	Notes A-1 and A-2 of the Workspace Whole Loan (which comprise the Workspace Floating Rate Loan) are made up of two components that are pari passu with the Workspace Mortgage Loan (and comprise the Workspace Floating Rate Pari Passu Component) and seven components that are subordinate to the Workspace Mortgage Loan (and comprise the Workspace Floating Rate Subordinate Component).

(2)	Prior to an eBay North First Commons Control Appraisal Period, the controlling noteholder will be the holder of the majority of Notes B-1, B-2 and B-3 (the Subordinate Companion Loans). During an eBay North First Commons Control Appraisal Period, the Note A-1 will be the Control Note.

(3)	The Overland Park Xchange Whole Loan is being serviced under the Benchmark 2018-B5 PSA until the related Servicing Shift Securitization Date, after which it will be serviced pursuant to the related Non-Serviced PSA.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loan.

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loan.

With respect to the Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the holder (the “Controlling Holder”) listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to the Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loan

The eBay North First Commons Whole Loan

The eBay North First Commons Mortgage Loan (4.9%) is part of a Whole Loan that is comprised of (i) one senior promissory note, Note A, with an initial principal balance of $51,000,000 (the “eBay North First Commons Mortgage Loan”), which will be deposited into this securitization, and (ii) three subordinate promissory notes, designated as Note B-1, Note B-2 and Note B-3 (collectively, the “eBay North First Commons Subordinate Companion Loans” and, together with the eBay North First Commons Mortgage Loan, the “eBay North First Commons Whole Loan”), which have an aggregate initial principal balance of $37,125,000, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The eBay North First Commons Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the eBay North First Commons Mortgage Loan, and are not included in the issuing entity. The eBay North First Commons Whole Loan has an aggregate initial principal balance of $88,125,000.

The eBay North First Commons Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related intercreditor agreement (the “eBay North First Commons Intercreditor Agreement”). None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any eBay North First Commons Subordinate Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the eBay North First Commons Whole Loan unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The eBay North First Commons Intercreditor Agreement for the eBay North First Commons Whole Loan sets forth the rights of the holders of the eBay North First Commons Mortgage Loan and the eBay North First Commons Subordinate Companion Loans (such holders collectively, the “eBay North First Commons Noteholders”) and generally provides as follows.

Application of Payments.

The eBay North First Commons Intercreditor Agreement sets forth the respective rights of the holders of the eBay North First Commons Mortgage Loan and the eBay North First Commons Subordinate Companion Loans with respect to distributions of funds received in respect of the eBay North First Commons Whole Loan, and provides, in general, that:

●	Each of the eBay North First Commons Subordinate Companion Loans and the respective rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective eBay North First Commons Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the eBay North First Commons Mortgage Loan and the rights of the issuing entity, as the holder of the eBay North First Commons Mortgage Loan to receive payments of interest, principal and other amounts with respect to the eBay North First Commons Mortgage Loan.

●	prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the eBay North First Commons Whole Loan, (ii) any other event of default for which the eBay North First Commons Whole Loan is actually accelerated, (iii) any other event of default that causes the eBay North First Commons Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the master servicer or the special servicer, as applicable, and each, an “eBay North First Commons Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the eBay North First Commons Controlling Noteholder in accordance with the eBay North First Commons Intercreditor Agreement or during any period that the holder of the eBay North First Commons Controlling Noteholder is exercising its cure rights), after payment of amounts for reserves or escrows required by the eBay North First Commons Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds received with respect to the eBay North First Commons Whole Loan will generally be applied in the following order:

●	first, to the holder of the eBay North First Commons Mortgage Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal balance thereof (calculated at the net interest rate);

●	second, to the holder of the eBay North First Commons Mortgage Loan in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the eBay North First Commons Whole Loan allocated as principal on the eBay North First Commons Whole Loan and payable to the eBay North First Commons Noteholders, until its outstanding principal balance of the eBay North First Commons Mortgage Loan has been reduced to zero;

●	third, to the holder of the eBay North First Commons Mortgage Loan up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holder including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or the Special Servicer on its behalf and not previously paid or reimbursed to such Master Servicer or Special Servicer) with respect to the eBay North First Commons Whole Loan pursuant to the eBay North First Commons Intercreditor Agreement or the PSA;

●

fourth, if the proceeds of any foreclosure sale or any liquidation of the eBay North First Commons Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the eBay North First Commons Mortgage Loan has been reduced, such excess amount will be paid to the holder of the eBay North First Commons

Mortgage Loan in an aggregate amount, up to the reduction, if any, of the principal balance of the eBay North First Commons Mortgage Loan as a result of such workout, plus interest on such amount at the interest rate applicable to the eBay North First Commons Mortgage Loan;

●	fifth, to the extent the holders of the eBay North First Commons Subordinate Companion Loans have made any payments or advances to cure defaults pursuant to the eBay North First Commons Intercreditor Agreement, to reimburse the holders of the eBay North First Commons Subordinate Companion Loans for all such cure payments;

●	sixth, to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective interest entitlements) in an amount equal to the accrued and unpaid interest on eBay North First Commons Subordinate Companion Loans at the interest rate applicable thereto;

●	seventh, to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to the related monthly payment date with respect to the eBay North First Commons Whole Loan allocated as principal on the eBay North First Commons Whole Loan and payable to the eBay North First Commons Noteholders, remaining after giving effect to the allocation in clause second above, until the outstanding principal balances of the eBay North First Commons Subordinate Companion Loans have been reduced to zero;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the eBay North First Commons Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the aggregate principal balance of the eBay North First Commons Subordinate Companion Loans has been reduced, such excess amount will be paid to the holders of the eBay North First Commons Subordinate Companion , pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the principal balances of the eBay North First Commons Subordinate Companion Loans as a result of such workout, plus interest on such amount at the interest rate applicable to the eBay North First Commons Subordinate Companion Loans;

●	ninth, to the holder of the eBay North First Commons Mortgage Loan, in an amount equal to the product of (i) the related percentage interest multiplied by (ii) the related relative spread and (iii) any prepayment or yield maintenance premium, to the extent paid by the eBay North First Commons Whole Loan borrower multiplied;

●	tenth, to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the related percentage interest multiplied by (ii) the related relative spread and (iii) any prepayment or yield maintenance premium, to the extent paid by the eBay North First Commons Whole Loan borrower;

●	eleventh, to the extent assumption or transfer fees actually paid by the eBay North First Commons Whole Loan borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the eBay North First Commons Whole Loan), any such assumption or transfer fees, to the extent actually paid by the eBay North First Commons Whole Loan borrower, will be paid pro rata to the holders of the eBay North First Commons Mortgage Loan and the holders of the eBay North First Commons Subordinate Companion Loans; and

●	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the eBay North First Commons Whole Loan, and not otherwise applied in accordance with the foregoing clause first through eleventh, any remaining amounts will be paid to the holders of the eBay North First Commons Mortgage Loan and the holders of the eBay North First Commons Subordinate Companion Loans, pro rata;

●	Following the occurrence and during the continuance of an eBay North First Commons Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the eBay North First Commons Whole Loan documents and amounts then payable or reimbursable under the PSA to the servicer, special servicer, operating advisor, asset representations reviewer or trustee, payments and proceeds with respect to the eBay North First Commons Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the eBay North First Commons Mortgage Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal balance (calculated at the net interest rate);

●	second, to the holder of the eBay North First Commons Mortgage Loan, until its principal balance has been reduced to zero;

●	third, to the holder of the eBay North First Commons Mortgage Loan, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holder including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or the Special Servicer on its behalf and not previously paid or reimbursed to such Master Servicer or Special Servicer) with respect to the eBay North First Commons Whole Loan pursuant to the eBay North First Commons Intercreditor Agreement or the PSA;

●	fourth, to the holder of the eBay North First Commons Mortgage Loan, in an amount equal to the product of (i) the related percentage interest multiplied by (ii) the related relative spread and (iii) any prepayment or yield maintenance premium, to the extent paid by the eBay North First Commons Whole Loan borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the eBay North First Commons Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of the eBay North First Commons Mortgage Loan has been reduced, such excess amount will be paid to the holder of the eBay North First Commons Mortgage Loan in an aggregate amount, up to the reduction, if any, of the principal balance of the eBay North First Commons Mortgage Loan as a result of such workout, plus interest on such amount at the interest rate applicable to the eBay North First Commons Mortgage Loan;

●	sixth, to the extent the holders of the eBay North First Commons Subordinate Companion Loans have made any payments or advances to cure defaults pursuant to the eBay North First Commons Intercreditor, to reimburse the holders of the eBay North First Commons Subordinate Companion Loans for all such cure payments; and to the holders of the eBay North First Commons Subordinate Companion Loans in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid by such holder of an eBay North First Commons Subordinate Companion Loan, in each case to the extent reimbursable by, but not previously reimbursed by, the eBay North First Commons Whole Loan borrower;

●	seventh, to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), in an amount equal to the accrued and unpaid interest on the principal balance of the eBay North First Commons Subordinate Companion Loans (calculated at the net interest rate);

●	eighth, to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), until their principal balances have been reduced to zero;

●	ninth, to the holder of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the related percentage interest multiplied by (ii) the related relative spread and (iii) any prepayment or yield maintenance premium, to the extent paid by the eBay North First Commons Whole Loan borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the eBay North First Commons Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the aggregate principal balance of the eBay North First Commons Subordinate Companion Loans has been reduced, such excess amount will be paid to the holders of the eBay North First Commons Subordinate Companion Loans, pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the principal balances of the eBay North First Commons Subordinate Companion Loans as a result of such workout, plus interest on such amount at the interest rate applicable to the eBay North First Commons Subordinate Companion Loans;

●	eleventh, to the extent assumption or transfer fees actually paid by the eBay North First Commons Whole Loan borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the eBay North First Commons Whole Loan), any such assumption or transfer fees, to the extent actually paid by the eBay North First Commons Whole Loan borrower, will be paid pro rata to the holder of the eBay North First Commons Mortgage Loan and the holders of the eBay North First Commons Subordinate Companion Loans; and

●	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the eBay North First Commons Whole Loan, and not otherwise applied in accordance with the foregoing clause first through eleventh, any remaining amount will be paid pro rata to the holder of the eBay North First Commons Mortgage Loan and the holders of the eBay North First Commons Subordinate Companion.

For more information regarding the allocation of collections and expenses in respect of the eBay North First Commons Whole Loan, see “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account”.

Consultation and Control.

The controlling noteholder under the eBay North First Commons Intercreditor Agreement will initially be the holder of the majority of the eBay North First Commons Subordinate Companion Loans (by principal balance) (the “eBay North First Commons Controlling Noteholder”). Prior to the occurrence and continuance of an eBay North First Commons Control Appraisal Period with respect to the eBay North First Commons Whole Loan, the eBay North First Commons Controlling Noteholder will have the right to cure certain defaults by the related borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the eBay North First Commons Whole Loan, each as more fully described below. Following the occurrence of an eBay North First Commons Control Appraisal Period, the

rights of the eBay North First Commons Controlling Noteholder will be exercised by the Directing Certificateholder who will have certain control rights set forth in the PSA as described under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus. An “eBay North First Commons Control Appraisal Period” will exist with respect to the eBay North First Commons Whole Loan if and for so long as (a)(1) the initial aggregate principal balance of the eBay North First Commons Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the eBay North First Commons Subordinate Companion Loans, (y) any Appraisal Reduction Amount for the eBay North First Commons Whole Loan that are allocated to the eBay North First Commons Subordinate Companion Loans and (z) any losses realized with respect to the eBay North First Commons Mortgaged Property or the eBay North First Commons Whole Loan that are allocated to the eBay North First Commons Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial aggregate principal balance of the eBay North First Commons Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the eBay North First Commons Subordinate Companion Loans.

For purposes of the foregoing definition of “eBay North First Commons Control Appraisal Period” with respect to the eBay North First Commons Whole Loan, the Appraisal Reduction Amount will be calculated as set forth in the PSA.

The eBay North First Commons Controlling Noteholder is entitled to avoid its applicable eBay North First Commons Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the eBay North First Commons Intercreditor Agreement (either (x) or (y), the “eBay North First Commons Threshold Event Collateral”) and (ii) the eBay North First Commons Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the PSA, would cause the eBay North First Commons Control Appraisal Period not to occur.

Pursuant to the terms of the eBay North First Commons Intercreditor Agreement, prior to the occurrence and continuance of an eBay North First Commons Control Appraisal Period with respect to the eBay North First Commons Whole Loan, if any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the eBay North First Commons Intercreditor Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute an eBay North First Commons Major Decision has been requested or proposed or the Master Servicer or the Special Servicer otherwise intends to make an eBay North First Commons Major Decision, the Master Servicer or the Special Servicer, as applicable, is required to deliver prompt written notice to the eBay North First Commons Controlling Noteholder at least 10 business days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) prior to taking action with respect to such eBay North First Commons Major Decision (or making a determination not to take action with respect to such eBay North First Commons Major Decision), and must receive the written consent of the holder of the eBay North First Commons Controlling Noteholder (or its representative) before implementing a decision with respect to such eBay North First Commons Major Decision; provided that the eBay North First Commons Controlling Noteholder’s consent rights will expire if the related Master Servicer or Special Servicer delivers a second notice within five business days of the first notice and the eBay North First Commons Controlling Noteholder fails to respond within 5 business days of receipt of the second notice.

For the purposes of the eBay North First Commons Whole Loan, “eBay North First Commons Major Decision” means:

(i)    any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property by deed-in-lieu or otherwise) of the ownership of the property or properties securing the eBay North First Commons Whole Loan if it comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the related loan documents or any extension of the maturity date of the eBay North First Commons Whole Loan;

(iii)    following a default or an event of default with respect to the related loan documents, any exercise of remedies, including the acceleration of the eBay North First Commons Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)    any sale of the eBay North First Commons Whole Loan (when it is a Specially Serviced Loan) or REO Property for less than the applicable Purchase Price;

(v)    any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi)    any release of collateral or any acceptance of substitute or additional collateral for the eBay North First Commons Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related the related loan documents and for which there is no lender discretion;

(vii)    any waiver of any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the eBay North First Commons Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)    any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)    any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the eBay North First Commons Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)    any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)    any determination that a low debt service period (as defined in the related mortgage loan agreement) has commenced or terminated, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required to be released pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xii)    any approval or disapproval of a proposed assumption of the eBay North First Commons Whole Loan, and any approval of the related documentation, in each case pursuant to the related mortgage loan agreement;

(xiii)    any (A) determination of an Acceptable Insurance Default; (B) proposed modification or waiver of any material provision in the related mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower, other than pursuant to the specific terms of such mortgage loan documents and for which there is no lender discretion, and (C) approval of any casualty insurance settlements related to a Mortgaged Property;

(xiv)    any determination by the Master Servicer to transfer the eBay North First Commons Whole Loan to the Special Servicer under the circumstances described in clause (7) under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” in this prospectus;

(xv)    the execution, termination, renewal or amendment of any lease, to the extent lender approval is required under the related loan documents and to the extent such lease constitutes a “major lease” as defined in the related loan documents, including entering into any subordination, non-disturbance and attornment agreement;

(xvi)    any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related loan documents;

(xvii)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xviii)    the release of a guarantor under the related loan documents or the approval of any replacement or additional guarantor under the related loan documents or any material modification, waiver or amendment of a guaranty related to the eBay North First Commons Whole Loan;

(xix)    any proposed modification or waiver of the insurance requirements set forth in the related loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion;

(xx)    the approval or adoption of any material alteration at the Mortgaged Property (if lender approval is required by the related loan documents, and if so, notwithstanding anything to contrary set forth in the eBay North First Commons Intercreditor Agreement, subject to the same standard of approval as is applicable thereto in the related loan documents);

(xxi)    any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the eBay North First Commons Noteholders; or

(xxii)    any modification or termination of the “Escrow Agreement” (as defined in the related loan documents) or the “Construction Management Agreement” (as defined in related loan documents);

provided; however, that upon the occurrence and during the continuance of an eBay North First Commons Control Appraisal Period, “Major Decision” with respect to the eBay North First Commons Whole Loan will have the meaning given to the term “Major Decision” in the PSA.

Notwithstanding the foregoing, the Master Servicer or the Special Servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the eBay North First Commons Controlling Noteholder (or its representative) that would require or cause the holder of the eBay North First Commons Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the eBay North First Commons Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf) to violate provisions of the eBay North First Commons Intercreditor Agreement or the PSA, require or cause the holder of the eBay North First Commons Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf) to violate the terms of the eBay North First Commons Whole Loan, or materially expand the scope of any holder of the eBay North First Commons Mortgage Loan’s (or the Master Servicer’s or the Special Servicer’s, as applicable) responsibilities under the eBay North First Commons Intercreditor Agreement or the PSA.

Cure Rights.

In the event that the related borrower fails to make any monetary payment on the eBay North First Commons Whole Loan by the end of the applicable grace period or any other event of default under the eBay North First Commons Whole Loan documents occurs and is continuing, unless an eBay North First Commons Control Appraisal Period has occurred and is continuing with respect to the eBay North First Commons Whole Loan, the eBay North First Commons Controlling Noteholder will have the right to cure such event of default subject to certain limitations set forth in the eBay North First Commons Intercreditor Agreement. Unless the holder of the eBay North First Commons Mortgage Loan consents to additional cure periods, the eBay North First Commons Controlling Noteholder will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the eBay North First Commons Whole Loan. The eBay North First Commons Controlling Noteholder will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option.

If an event of default with respect to the eBay North First Commons Whole Loan has occurred and is continuing, the eBay North First Commons Controlling Noteholder will have the option to purchase the eBay North First Commons Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the eBay North First Commons Mortgage Loan, (b) accrued and unpaid interest on the principal balance of the eBay North First Commons Mortgage Loan at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the eBay North First Commons Whole Loan to the holder of the eBay North First Commons Mortgage Loan but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the eBay North First Commons Whole Loan borrower or an eBay North First Commons Whole Loan borrower related party), (d) any unreimbursed Advances and any expenses incurred in enforcing the eBay North First Commons Whole Loan documents, including, without limitation, Servicing Advances and earned and unpaid Special Servicing Fees incurred by or on behalf of the holder of the eBay North First Commons Mortgage Loan (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of the Mortgage Loan (without duplication of amounts under clause (d) above), (f) (i) if the eBay North First Commons Whole Loan borrower or an eBay North First Commons Whole Loan borrower related party is the purchaser or (ii) if the eBay North First Commons Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the eBay North First Commons Intercreditor Agreement, any Liquidation Fees or Workout Fees payable with respect to the eBay North First Commons Whole Loan, (g) if the eBay North First Commons Mortgage Loan is purchased more than 180 days after such option first becomes exercisable pursuant to the eBay North First Commons Intercreditor Agreement, any default interest on the principal balance of the eBay North First Commons Mortgage Loan at the interest rate applicable from the date as to which interest was last paid in full by the eBay North First Commons Whole Loan borrower and (h) any recovered costs not reimbursed previously to the eBay North First Commons Noteholders pursuant to the eBay North First Commons Intercreditor Agreement.

Sale of Defaulted Whole Loan.

Pursuant to the terms of the eBay North First Commons Intercreditor Agreement, if an event of default occurs with respect to the eBay North First Commons Whole Loan, and if the special servicer determines to sell the eBay North First Commons Mortgage Loan in accordance with the PSA, then, subject to the consent rights of the eBay North First Commons Controlling Noteholder, the special servicer will be permitted to sell the eBay North First Commons Whole Loan (including the eBay North First Commons Subordinate Companion Loans) as one whole loan if the special servicer determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights.

Pursuant to the terms of the eBay North First Commons Intercreditor Agreement and the PSA, the eBay North First Commons Controlling Noteholder (prior to the occurrence and continuance of an eBay North First Commons Control Appraisal Period with respect to the eBay North First Commons Whole Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the eBay North First Commons Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The Directing Certificateholder (after the occurrence and during the continuance of a Control Appraisal Period with respect to the eBay North First Commons Whole Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the eBay North First Commons Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to the Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Aventura Mall Whole Loan

General

The Aventura Mall Mortgage Loan (9.9%) is part of a whole loan structure (the “Aventura Mall Whole Loan”) comprised of thirty (30) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Aventura Mall Mortgage Loan is evidenced by two (2) senior promissory notes with an aggregate Cut-off Date Balance of $103,000,000. The Aventura Mall Whole Loan consist of (i) the Aventura Mall Mortgage Loan (ii) twenty-four (24) pari passu companion loans (the “Aventura Mall Pari Passu Companion Loans”) that are pari passu with the related Aventura Mall Mortgage Loan and (ii) four (4) subordinate companion loans (evidenced by promissory notes B-1, B-2, B-3 and B-4) (the “Aventura Mall Subordinate Companion Loans” and together with the Aventura Mall Pari Passu Companion Loans, the “Aventura Mall Companion Loans”) that are subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans. None of the Aventura Mall Companion Loans are included in the issuing entity.

The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-A-1 and A-2-B-3 (with an aggregate Cut-off Date balance of $115,000,000) were included in the Benchmark 2018-B4 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-1-A, A-1-B, A-1-C and A-1-D (with an aggregate Cut-off Date balance of $406,700,000) and the Aventura Mall Subordinate Companion Loans (with an aggregate Cut-off Date balance of $343,300,000) (together, the “Aventura Mall Lead Securitization Companion Loans”) were included in the Aventura Mall Trust 2018-AVM transaction.

The rights of the holders of the promissory notes evidencing the Aventura Mall Whole Loan (the “Aventura Mall Noteholders”) are subject to an Intercreditor Agreement (the “Aventura Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Aventura Mall Intercreditor Agreement.

Servicing

The Aventura Mall Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of June 29, 2018 (the “Aventura Mall Trust 2018-AVM TSA”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Aventura Mall Trust 2018-AVM Depositor”), Wells Fargo Bank, National Association, as servicer (in such capacity, the “Aventura Mall Trust 2018-AVM Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “Aventura Mall Trust 2018-AVM Special Servicer” ), Wilmington Trust, National Association, as trustee (the “Aventura Mall Trust 2018-AVM Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Aventura Mall Trust 2018-AVM Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (the “Aventura Mall Trust 2018-AVM Operating Advisor”). The Aventura Mall Trust 2018-AVM TSA was entered into in connection with the securitization of the Aventura Mall Lead Securitization Companion Loans. For a summary of certain provisions of the Aventura Mall Trust 2018-AVM TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Aventura Mall Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Aventura Mall Mortgage Loan (but not any advances of principal and/or interest on the Aventura Mall Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Aventura Mall Mortgage Loan. The Aventura Mall Trust 2018-AVM Master Servicer or Aventura Mall Trust 2018-AVM Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Aventura Mall Lead Securitization Companion Loans if and to the extent provided in the Aventura Mall Trust 2018-AVM TSA and the Aventura Mall Intercreditor Agreement (but not on the Aventura Mall Mortgage Loan) and (B) any required property protection advances with respect to the Aventura Mall Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the Aventura Mall Trust 2018-AVM TSA.

Application of Payments

The Aventura Mall Intercreditor Agreement sets forth the respective rights of the Aventura Mall Noteholders with respect to distributions of funds received in respect of the Aventura Mall Whole Loan, and provides, in general, that

●	Each of the Aventura Mall Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Aventura Mall Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, and the holders of the Aventura Mall Pari Passu Companion Loans to receive payments with respect to the Aventura Mall Mortgage Loan and their respective Aventura Mall Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the Aventura Mall Whole Loan (other than amounts for reserves or escrows required by the Aventura Mall Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the Aventura Mall Trust 2018-AVM TSA) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for the Aventura Mall Mortgage Loan and Aventura Mall Pari Passu Companion Loan compounded monthly from the date the related realized loss was allocated to Aventura Mall Mortgage Loan and each Aventura Mall Pari Passu Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	fifth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	sixth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for Aventura Mall Subordinate Companion Loan compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans in connection with a permitted prepayment in accordance with the related mortgage loan documents, on a pro rata and pari passu basis

●	eighth, to pay any yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the Aventura Mall Subordinate Companion Loans, on a pro rata and pari passu basis;

●	ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Whole Loan, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM TSA; and

●	tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount will be paid pro rata to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan and each holder of an Aventura Mall Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Aventura Mall Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Aventura Mall Subordinate Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Aventura Mall Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the Aventura Mall Intercreditor Agreement, the controlling noteholder for the Aventura Mall Whole Loan (the “Aventura Mall Controlling Noteholder”) will be the holder of the Aventura Mall Pari Passu Companion Loan evidenced by promissory note A-1-A provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the Aventura Mall Trust 2018-AVM securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1-A (or the “controlling class” of the Aventura Mall Trust 2018-AVM securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1-A (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Aventura Mall Intercreditor Agreement or the Aventura Mall Trust 2018-AVM TSA. Certain decisions to be made with respect to the Aventura Mall Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Whole Loan or any related REO property will require the approval of the Aventura Mall Controlling Noteholder.

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, the issuing entity, as holder of the Aventura Mall Mortgage Loan or its representative (unless the Controlling Class is held by a borrower affiliate), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Aventura Mall Intercreditor Agreement) to be taken with respect to the Aventura Mall Whole Loan (similar to such notice, information or report the Aventura Mall Trust 2018-AVM Special Servicer is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM TSA) (without regard to whether such items are actually required to be provided to the directing holder under the Aventura Mall Trust 2018-AVM TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the Aventura Mall Trust 2018-AVM TSA) and (2) a summary of the asset status report relating to the Aventura Mall Whole Loan (at the same time as it is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Aventura Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Whole Loan (and the Aventura Mall Trust 2018-AVM Special Servicer will be required to consider alternative actions recommended by the holder of the Aventura Mall Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the Aventura Mall Trust 2018-AVM Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, described above, the Aventura Mall Trust 2018-AVM Special Servicer is permitted to make any “major decision” (as defined in the Aventura Mall Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Aventura Mall Noteholders; and the Aventura Mall Trust 2018-AVM Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable) with the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer at the offices of the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, and the Aventura Mall Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, if the Aventura Mall Whole Loan becomes a defaulted loan under the Aventura Mall Trust 2018-AVM TSA, and if the Aventura Mall Trust 2018-AVM Special Servicer determines to sell the Aventura Mall Lead Securitization Companion Loans in accordance with the Aventura Mall Trust 2018-AVM TSA, then the Aventura Mall Trust 2018-AVM Special Servicer will be required to sell the Aventura Mall Companion Loans together with the Aventura Mall Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the Aventura Mall Trust 2018-AVM TSA.

Notwithstanding the foregoing, the Aventura Mall Trust 2018-AVM Special Servicer will not be permitted to sell the Aventura Mall Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Aventura Mall Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM TSA)) unless the Aventura Mall Trust 2018-AVM Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Trust 2018-AVM Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Aventura Mall Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Aventura Mall Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Aventura Mall Trust 2018-AVM TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM TSA).

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Intercreditor Agreement, subject to the terms of the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the Aventura Mall Trust 2018-AVM Special Servicer then acting with respect to the Aventura Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Workspace Whole Loan

General

The Workspace Mortgage Loan (4.8%) is part of a whole loan structure (the “Workspace Whole Loan”) comprised of twelve (12) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Workspace Mortgage Loan is evidenced by two (2) senior fixed rate componentized promissory notes with an aggregate Cut-off Date Balance of $50,000,000. The Workspace Whole Loan consists of (i) the Workspace Mortgage Loan, (ii) six (6) pari passu fixed rate componentized companion loans (evidenced by promissory notes A-3, A-4, A-7, A-8, A-9 and A-10) (the “Workspace Pari Passu Fixed Rate Companion Loans” and, together with the Workspace Mortgage Loan, the “Workspace Senior Fixed Rate Loan”) that are pari passu with the related Workspace Mortgage Loan, (iii) two (2) fixed rate componentized subordinate companion loans (evidenced by promissory notes B-1 and B-2) (the “Workspace Subordinate Fixed Rate Companion Loans” and together with the Work Space Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans, the “Workspace Fixed Rate Loan”) and (iv) two floating rate componentized companion loans (evidenced by notes A-1 and A-2) (the “Workspace Floating Rate Loan” and, together with the Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Subordinate Fixed Rate Companion Loans, the “Workspace Companion Loans”). The Workspace Floating Rate Loan is made up of (i) two components that are pari passu with the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (Components A-FL and B-FL) (the “Workspace Floating Rate Pari Passu Component”) and (ii) seven components (Components C-FL, D-FL, E-FL, F-FX G-FL, H-FL and HRR-FL) that are subordinate to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (the “Workspace Floating Rate Subordinate Component”).

Below is a table summarizing the components of the Workspace Whole Loan (the “Workspace Components”). Where a component is related to more than one note, such component is split pro rata amongst the related notes.

Notes	Components
A-1 and A-2	A-FL, B-FL, C-FL, D-FL, E-FL, F-FL, G-FL, H-FL and HRR-FL
A-3 and A-4	A-FX and B-FX
A-5, A-6, A-7, A-8, A-9 and A-10	A-FX-C and B-FX-C
B-1 and B-2	C-FX, D-FX, E-FX, F-FX, G-FX, H-FX and HRR-FX

The Workspace Pari Passu Fixed Rate Companion Loans evidenced by promissory notes A-3 and A-4 (with an aggregate Cut-off Date balance of $293,200,000), the Workspace Floating Rate Loan (with an aggregate Cut-off Date balance of $255,000,000) and the Workspace Subordinate Fixed Rate Companion Loans (with an aggregate Cut-off Date balance of $556,800,000) (together, the “Workspace Lead Securitization Companion Loans”) were included in the JPMCC 2018-WPT transaction. The Workspace Pari Passu Companion Loans evidenced by promissory notes A-7, A-8, A-9 and A-10 (with an aggregate Cut-off Date balance of $120,000,000) are currently held by JPMCB and are expected to be transferred to one or more future securitizations.

The rights of the holders of the promissory notes evidencing the Workspace Whole Loan (the “Workspace Noteholders”) are subject to an Intercreditor Agreement (the “Workspace Intercreditor Agreement”). The following summaries describe certain provisions of the Workspace Intercreditor Agreement.

Servicing

The Workspace Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of July 31, 2018 (the “JPMCC 2018-WPT TSA”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2018-WPT Depositor”), KeyBank National Association, as servicer (in such capacity, the “JPMCC 2018-WPT Master Servicer”) and as special servicer (in such capacity, the “JPMCC 2018-WPT Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “JPMCC 2018-WPT Trustee”) and as certificate administrator (in such capacity, the “JPMCC 2018-WPT Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “JPMCC 2018-WPT Operating Advisor”). The JPMCC 2018-WPT TSA was entered into in connection with the securitization of the Workspace Lead Securitization Companion Loans. For a summary of certain provisions of the JPMCC 2018-WPT TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Workspace Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Workspace Mortgage Loan (but not any advances of principal and/or interest on the Workspace Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Workspace Mortgage Loan. The JPMCC 2018-WPT Master Servicer or JPMCC 2018-WPT Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Workspace Lead Securitization Companion Loans if and to the extent provided in the JPMCC 2018-WPT TSA and the Workspace Intercreditor Agreement (but not on the Workspace Mortgage Loan) and (B) any required property protection advances with respect to the Workspace Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the JPMCC 2018-WPT TSA.

Application of Payments

The Workspace Intercreditor Agreement sets forth the respective rights of the Workspace Noteholders with respect to distributions of funds received in respect of the Workspace Whole Loan, and provides, in general, that

●	Each of the Workspace Subordinate Fixed Rate Companion Loans and Workspace Floating Rate Subordinate Component, and the right of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Workspace Subordinate Fixed Rate Companion Loan and Workspace Floating Rate Subordinate Component will, at all times, be junior, subject and subordinate to the Workspace Mortgage Loan, the Workspace Pari Passu Fixed Rate Companion Loans, the Workspace Floating Rate Pari Passu Component and the rights of the issuing entity, as the holder of the Workspace Mortgage Loan, and the holders of the Workspace Pari Passu Rate Companion Loans and the Workspace Floating Rate Pari Passu Component to receive payments with respect to the Workspace Mortgage Loan, their respective Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Floating Rate Pari Passu Component.

●	So long as no event of default has occurred and is continuing under the Workspace Mortgage Loan agreement, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT TSA) will be applied to the Workspace Whole Loan in accordance with the related mortgage loan documents (which require application of (i) monthly interest payments pro rata between the Workspace Fixed Rate Loan and the Workspace Floating Rate Loan, then application of the amounts allocated to the Workspace Fixed Rate Loan first, pro rata and pari passu to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans and then, pro rata and pari passu, to the Workspace Subordinate Fixed Rate Companion Loans, in each case, sequentially in accordance with the related components and (ii) principal prepayments, first, to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan ).

●	During an event of default, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT TSA) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component A (other than default interest) to each holder of a note that represents a portion of Component A, up to an amount equal to the accrued and unpaid interest on the applicable outstanding principal balance of such Component at the applicable net component rate;

●	second, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component A, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component A have been reduced to zero;

●	third, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component B (other than default interest) to each holder of a note that represents a portion of Component B, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	fourth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component B, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component B has been reduced to zero;

●	fifth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component C (other than default interest) to each holder of a note that represents a portion of Component C, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	sixth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component C, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component C has been reduced to zero;

●	seventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component D (other than default interest) to each holder of a note that represents a portion of Component D, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	eighth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component D, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component D has been reduced to zero;

●	ninth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component E (other than default interest) to each holder of a note that represents a portion of the Component E, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	tenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component E, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component E has been reduced to zero;

●	eleventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component F (other than default interest) to each holder of a note that represents a portion of Component F, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	twelfth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component F, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component F has been reduced to zero;

●	thirteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component G (other than default interest) to each holder of a note that represents a portion of Component G, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	fourteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component G, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component G has been reduced to zero;

●	fifteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component H (other than default interest) to each holder of a note that represents a portion of Component H, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	sixteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component H, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component H has been reduced to zero;

●	seventeenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component HRR (other than default interest) to each holder of a note that represents a portion of Component HRR, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	eighteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component HRR, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component HRR has been reduced to zero;

●	nineteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of a Component entitled to Yield Maintenance Premiums then due and payable in respect of the Workspace Whole Loan, such Yield Maintenance Premiums being allocated in respect of such Components in sequential order, first to Component A (other than Component A-FL), then to Component B (other than Component B-FL), then to Component C-FX, then to Component D-FX, then to Component E-FX, then to Component F-FX, then to Component G-FX, then to Component H-FX, and then to Component HRR-FX;

●	twentieth, to pay default interest and late payment charges then due and owing under the Workspace Whole Loan, all of which will be applied in accordance with the JPMCC 2018-WPT TSA; and

●	twenty-first, if any excess amount is available to be distributed in respect of the Workspace Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twentieth, any remaining amount shall be paid pro rata to each Note Holder based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Workspace Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Workspace Subordinate Fixed Rate Companion Loans (or, if applicable, the Workspace Floating Rate Subordinate Components). This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Workspace Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

For the purposes of this section, the Workspace Components are split into the following component pairs:

Components	Component Pairs
Component A-FL, Component A-FX and Component A-FX-C	Component A
Component B-FL, Component B-FX and Component B-FX-C	Component B
Component C-FL and Component C-FX	Component C
Component D-FL and Component D-FX	Component D
Component E-FL and Component E-FX	Component E
Component F-FL and Component F-FX	Component F
Component G-FL and Component G-FX	Component G
Component H-FL and Component H-FX	Component H
Component HRR-FL and Component HRR-FX	Component HRR

Consultation and Control

Pursuant to the Workspace Intercreditor Agreement, the controlling noteholder for the Workspace Whole Loan (the “Workspace Controlling Noteholder”) will be the holder of the note evidenced by promissory note A-1, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the JPMCC 2018-WPT securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1 (or the “controlling class” of the JPMCC 2018-WPT securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1 (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Workspace Intercreditor Agreement or the JPMCC 2018-WPT TSA. Certain decisions to be made with respect to the Workspace Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Workspace Whole Loan or any related REO property will require the approval of the Workspace Controlling Noteholder.

Pursuant to the terms of the Workspace Intercreditor Agreement, the issuing entity, as holder of the Workspace Mortgage Loan or its representative (unless Controlling Class is held by an affiliate of the borrower), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Workspace Intercreditor Agreement) to be taken with respect to the Workspace Whole Loan (similar to such notice, information or report the JPMCC 2018-WPT Special Servicer is required to deliver to the directing holder under the JPMCC 2018-WPT TSA) (without regard to whether such items are actually required to be provided to the directing holder under the JPMCC 2018-WPT TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-WPT TSA) and (2) a summary of the asset status report relating to the Workspace Whole Loan (at the same time as it is required to deliver to the directing holder under the Workspace JPMCC 2018-WPT TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Workspace Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Workspace Whole Loan (and the JPMCC 2018-WPT Special Servicer will be required to consider alternative actions recommended by the holder of the Workspace Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the JPMCC 2018-WPT Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, described above, the JPMCC 2018-WPT Special Servicer is permitted to make any “major decision” (as defined in the Workspace Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Workspace Noteholders; and the JPMCC 2018-WPT Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Workspace Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Workspace Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable) with the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer at the offices of the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, in which servicing issues related to the Workspace Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, and the Workspace Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Workspace Intercreditor Agreement, if the Workspace Whole Loan becomes a defaulted loan under the JPMCC 2018-WPT TSA, and if the JPMCC 2018-WPT Special Servicer determines to sell the Workspace Lead Securitization Companion Loans in accordance with the JPMCC 2018-WPT TSA, then the JPMCC 2018-WPT Special Servicer will be required to sell the Workspace Companion Loans together with the Workspace Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the JPMCC 2018-WPT TSA.

Notwithstanding the foregoing, the JPMCC 2018-WPT Special Servicer will not be permitted to sell the Workspace Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Workspace Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the JPMCC 2018-WPT TSA)) unless the JPMCC 2018-WPT Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2018-WPT Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Workspace Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Workspace Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2018-WPT TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the JPMCC 2018-WPT TSA).

Special Servicer Appointment Rights

Pursuant to the Workspace Intercreditor Agreement, subject to the terms of the JPMCC 2018-WPT TSA, the Workspace Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the JPMCC 2018-WPT Special Servicer then acting with respect to the Workspace Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Aon Center Whole Loan

General

The Aon Center Mortgage Loan (4.1%) is part of a whole loan structure (the “Aon Center Whole Loan”) comprised of five (5) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Aon Center Mortgage Loan is evidenced by one (1) senior promissory note with a Cut-off Date Balance of $43,000,000 (promissory notes A-2). The Aon Center Whole Loan consists of (i) the Aon Center Mortgage Loan (ii) three (3) pari passu companion loans (evidenced by promissory notes A-1, A-3 and A-4) (the “Aon Center Pari Passu Companion Loans”) that are pari passu with the related Aon Center Mortgage Loan and (ii) one (1) subordinate companion loan (evidenced by promissory note B) (the “Aon Center Subordinate Companion Loan” and together with the Aon Center Pari Passu Companion Loans, the “Aon Center Companion Loans”) that is subordinate to the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loan. None of the Aon Center Companion Loans are included in the issuing entity.

The Aon Center Pari Passu Companion Loan, evidenced by promissory note A-1 (with a Cut-off Date balance of $50,000,000) was included in the Benchmark 2018-B4 transaction. The Aon Center Pari Passu Companion Loan, evidenced by promissory note A-3 (with a Cut-off Date balance of $43,000,000) is currently held by JPMCB, and is expected to be transferred to one or more future securitizations. The Aon Center Pari Passu Companion Loan, evidenced by promissory note A-4 (with a Cut-off Date balance of $214,000,000) and the Aon Center Subordinate Companion Loan (with a Cut-off Date balance of $186,000,000) (together, the “Aon Center Lead Securitization Companion Loans”) were included in the JPMCC 2018-AON transaction.

The rights of the holders of the promissory notes evidencing the Aon Center Whole Loan (the “Aon Center Noteholders”) are subject to an Intercreditor Agreement (the “Aon Center Intercreditor Agreement”). The following summaries describe certain provisions of the Aon Center Intercreditor Agreement.

Servicing

The Aon Center Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of June 29, 2018 (the “JPMCC 2018-AON TSA”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2018-AON Depositor”), KeyBank National Association, as servicer (in such capacity, the “JPMCC 2018-AON Master Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “JPMCC 2018-AON Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “JPMCC 2018-AON Trustee”) and as certificate administrator (in such capacity, the “JPMCC 2018-AON Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (the “JPMCC 2018-AON Operating Advisor”). The JPMCC 2018-AON TSA was entered into in connection with the securitization of the Aon Center Lead Securitization Companion Loans. For a summary of certain provisions of the JPMCC 2018-AON TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Aon Center Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Aon Center Mortgage Loan (but not any advances of principal and/or interest on the Aon Center Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Aon Center Mortgage Loan. The JPMCC 2018-AON Master Servicer or JPMCC 2018-AON Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Aon Center Lead Securitization Companion Loans if and to the extent provided in the JPMCC 2018-AON TSA and the Aon Center Intercreditor Agreement (but not on the Aon Center Mortgage Loan) and (B) any required property protection advances with respect to the Aon Center Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the JPMCC 2018-AON TSA.

Application of Payments

The Aon Center Intercreditor Agreement sets forth the respective rights of the Aon Center Noteholders with respect to distributions of funds received in respect of the Aon Center Whole Loan, and provides, in general, that

●	The Aon Center Subordinate Companion Loan and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect to the Aon Center Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Aon Center Mortgage Loan, and the holders of the Aon Center Pari Passu Companion Loans to receive payments with respect to the Aon Center Mortgage Loan and their respective Aon Center Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the Aon Center Whole Loan (other than amounts for reserves or escrows required by the Aon Center Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-AON TSA) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the Aon Center Mortgage Loan, and each holder of an Aon Center Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●

second, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aon Center Mortgage Loan, and each holder of an Aon Center Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aon Center Mortgage Loan, and each holder of an Aon Center Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aon Center Intercreditor Agreement, plus interest thereon at the net note rate for the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loans compounded monthly from the date the related realized loss was allocated to Aon Center Mortgage Loan and each Aon Center Pari Passu Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, to pay accrued and unpaid interest on the Aon Center Subordinate Companion Loan (other than default interest) to the holder of the Aon Center Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Aon Center Subordinate Companion Loan at the applicable net note rate;

●	fifth, to the holder of the Aon Center Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the outstanding principal balance of the Aon Center Subordinate Companion Loan has been reduced to zero;

●	sixth, to the holder of the Aon Center Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aon Center Intercreditor Agreement, plus interest thereon at the net note rate for the Aon Center Subordinate Companion Loan compounded monthly from the date the related realized loss was allocated to the Aon Center Subordinate Companion Loan;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) and yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the Aon Center Subordinate Companion Loan;

●	eighth, to pay default interest and late payment charges then due and owing under the Aon Center Whole Loan, all of which will be applied in accordance with the JPMCC 2018-AON TSA; and

●	ninth, if any excess amount is available to be distributed in respect of the Aon Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount will be paid pro rata to the issuing entity, as holder of the Aon Center Mortgage Loan, and each holder of an Aon Center Pari Passu Companion Loan and the holder of the Aon Center Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Aon Center Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Aon Center Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Aon Center Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the Aon Center Intercreditor Agreement, the controlling noteholder for the Aon Center Whole Loan (the “Aon Center Controlling Noteholder”) will be the holder of the Aon Center Pari Passu Companion Loan evidenced by promissory note A-4, provided that the rights of the controlling noteholder are expected to be exercised the Non-Serviced Directing Certificateholder of the JPMCC 2018-AON securitization; provided, however, that if the holder of promissory note A-4 is the borrower or an affiliate of the borrower, is will not be entitled to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the Aon Center Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Aon Center Whole Loan or any related REO property will require the approval of the Aon Center Controlling Noteholder.

Pursuant to the terms of the Aon Center Intercreditor Agreement, the issuing entity, as holder of the Aon Center Mortgage Loan or its representative (unless the issuing entity is the borrower or an affiliate of the borrower), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the Aon Center Intercreditor Agreement) to be taken with respect to the Aon Center Whole Loan (similar to such notice, information or report the JPMCC 2018-AON Special Servicer is required to deliver to the directing certificateholder under the JPMCC 2018-AON TSA) (without regard to whether such items are actually required to be provided to the directing certificateholder under the JPMCC 2018-AON TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-AON TSA)) and (2) a summary of the asset status report relating to the Aon Center Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the

JPMCC 2018-AON TSA) without regard to whether such asset status reports are actually required to be provided to the directing certificateholder under the JPMCC 2018-AON TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-AON TSA)) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Aon Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aon Center Whole Loan (and the JPMCC 2018-AON Special Servicer will be required to consider alternative actions recommended by the holder of the Aon Center Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Aon Center Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the JPMCC 2018-AON Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Aon Center Mortgage Loan, described above, the JPMCC 2018-AON Special Servicer is permitted to make any “major decision” (as defined in the Aon Center Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Aon Center Noteholders; and the JPMCC 2018-AON Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Aon Center Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Aon Center Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer, as applicable) with the JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer at the offices of the JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer, as applicable, in which servicing issues related to the Aon Center Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer, as applicable, and the Aon Center Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aon Center Intercreditor Agreement, if the Aon Center Whole Loan becomes a specially serviced loan under the JPMCC 2018-AON TSA, and if the JPMCC 2018-AON Special Servicer determines to sell the Aon Center Lead Securitization Companion Loans in accordance with the JPMCC 2018-AON TSA, then the JPMCC 2018-AON Special Servicer will be required to sell the Aon Center Companion Loans together with the Aon Center Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the JPMCC 2018-AON TSA.

Notwithstanding the foregoing, the JPMCC 2018-AON Special Servicer will not be permitted to sell the Aon Center Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Aon Center Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the JPMCC 2018-AON TSA)) unless the JPMCC 2018-AON Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2018-AON Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Aon Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Aon Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the

JPMCC 2018-AON Master Servicer or the JPMCC 2018-AON Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2018-AON TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the JPMCC 2018-AON TSA).

Special Servicer Appointment Rights

Pursuant to the Aon Center Intercreditor Agreement, subject to the terms of the JPMCC 2018-AON TSA, the Aon Center Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the JPMCC 2018-AON Special Servicer then acting with respect to the Aon Center Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in July 2018 and ending on the hypothetical Determination Date in August 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase

& Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2017, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel.

Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the

Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 14, 2018. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 14, 2018. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including April 1, 2015 to and including June 30, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially the same to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party

●	unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of June 30, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. CREFI and/or its affiliates may own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the Aventura Mall Pari Passu Companion Loans designated as note A-2-B-1, A-2-B-2-B, A-2-B-2-C, A-2-B-4 and A-2-B-5.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation (“DBNY”). GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as master servicer and interim servicer with respect to the First Place Tower Mortgage Loan, 330 Railroad Avenue Mortgage Loan, Valley Mack Plaza Mortgage Loan and Albertsons Aurora Mortgage Loan which, prior to their inclusion in the issuing entity, are among the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 6.7% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage

Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through June 30, 2018 is approximately $67.95 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex F-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex F-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex F-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The GSMC Mortgage Loans, while originated by GSMC, the Lehigh Valley Mall Mortgage Loan and the DreamWorks Campus Mortgage Loan, while originated by Citi Real Estate Funding Inc., and the Centre Point Plaza Mortgage Loan, while originated by Cantor Commercial Real Estate Lending, L.P., were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property

(or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Albertson’s Aurora Mortgage Loan (1.0%), the UW NCF DSCR is 1.25x, which is lower than the UW NCF DSCR of 1.30x generally required for retail properties pursuant to GACC’s underwriting guidelines.  GACC’s decision to include the Mortgage Loan in the transaction was based on a current UW DSCR of 1.57x due to interest-only payments required for the first five years of the term of the Mortgage Loan.  In addition, the entire net rentable area at the Mortgaged Property is leased to a single tenant which has been at the Mortgaged Property since 2001 and recently extended its lease to January 2038.  The lease includes a 1.5% annual rental rate increase from 2019 to 2022.  In addition, since 2014, the tenant has averaged approximately $429 per square foot in sales, which equates to a 3.9% occupancy cost.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2015 to and including June 30, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B5 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing

Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee”, “― The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2018, WTNA served as trustee on over 1,655 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 388 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $252 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading “—The Trustee” has been provided by WTNA. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the Trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 265,000 employees as of March 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $446 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2018, Wells Fargo Bank was acting as custodian of more than 254,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth herein with respect to Wells Fargo Bank, National Association as master servicer, neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the PSA, (ii) the servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B4 Pooling and Servicing Agreement, pursuant to which each of the 181 Fremont Street Whole Loan and the Westbrook Corporate Center Whole Loan is serviced, (iv) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B1 Pooling and Servicing Agreement, pursuant to which the Radisson Blu Aqua Hotel Whole Loan is serviced, (v) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2018-AON TSA, pursuant to which the Aon Center Whole Loan is serviced, (vi) expected to be the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2018-WPT TSA, pursuant to which the Workspace Whole Loan is expected to be serviced, and (vii) the current holder of one or more of the Aventura Mall Pari Passu Companion Loans and one or more of the 181 Fremont Street Pari Passu Companion Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 6/30/2018
By Approximate Number:	32,716	31,128	30,017	30,306
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.34	$506.83	$527.63	$548.40

Within this portfolio, as of June 30, 2018, are approximately 21,217 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $420.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of June 30, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
YTD Q2 2018	$407,772,111,555	$551,391,862	0.14%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced

Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CREFI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transaction. Any such party will have the right to dispose of any such certificates at any time.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to initially be appointed to act as the special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan, and in this capacity will be responsible for the servicing and administration of such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan that are Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate, process, close and/or provide or withhold consent as to Major Decisions and other transactions and perform certain enforcement actions relating to such Mortgage Loans (other than any Excluded Special Servicer Loan or any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P and Morningstar Credit Ratings, LLC. For each category, S&P ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage

Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2018 Midland was master and/or primary servicing approximately 32,035 commercial and multifamily mortgage loans with a principal balance of approximately $467 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,308 of such loans, with a total principal balance of approximately $174 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size–Master/Primary	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of June 30, 2018, Midland was named the special servicer in approximately 321 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such transactions as of such date, Midland was administering approximately 92 assets with an outstanding principal balance of approximately $832 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2015 to 2017.

Portfolio Size–Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
Total	$110	$121	$145

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans not included in the issuing entity.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by LD II Sub II, LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted LD II Sub II, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

With respect to the Workspace – 2 Walnut Grove Drive Mortgaged Property (0.0%), PNC Bank, National Association is the second largest tenant.

Midland is also the special servicer with respect to the Radisson Blu Aqua Hotel Mortgage Loan (1.9%) which is serviced under the Benchmark 2018-B1 Pooling and Servicing Agreement.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering, in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of May 31, 2018, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 101 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $101 billion since October 2010. As of May 31, 2018, Pentalpha Surveillance has acted as asset representations reviewer in 40 commercial mortgage backed securitizations with an aggregate initial unpaid principal balance of approximately $39 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information regarding Pentalpha Surveillance under this heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). JPMCB has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and JPMCB will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that LD II Sub II, LLC, a Delaware limited liability company (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Eligible Horizontal Residual Interest

General

The Third-Party Purchaser is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates, consisting of the classes of certificates identified in the table below.

Class of Certificates	Initial Certificate Balance	Fair Values of Retained Certificates (in % and $)(1)	Purchase Price(2)
Class E-RR	$31,694,000	2.50% / $26,136,524	82.46521%
Class F-RR	$19,483,000	1.21% / $12,685,713	65.11170%
Class G-RR	$10,392,000	0.48% / $4,998,105	48.09570%
Class NR-RR	$37,668,160	0.83% / $8,705,571	23.11122%

(1)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the fair value of all the Certificates (other than the Class R Certificates) issued by the issuing entity and as a dollar amount.

(2)	Expressed as a percentage of the initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $52,525,913 excluding accrued interest.

The aggregate fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to approximately $52,525,913, excluding accrued interest, representing approximately 5.02% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity.

The Third Party Purchaser is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $52,324,961.75 (representing 5.00% of the aggregate fair value of all the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity), excluding accrued interest.

The approximate fair value of each Class of Certificates (other than the Class R Certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$22,311,964
Class A-2	$201,605,433
Class A-3	$196,949,552
Class A-4	$288,520,454
Class A-SB	$35,256,818
Class X-A	$31,779,248
Class X-B	$487,136
Class X-D	$2,269,978
Class A-S	$109,706,106
Class B	$45,487,590
Class C	$43,600,541
Class D	$15,998,505
Class E-RR	$26,136,524
Class F-RR	$12,685,713
Class G-RR	$4,998,105
Class NR-RR	$8,705,571
Class S	$0

The aggregate fair value of all of the Classes of Certificates (other than the Class R Certificates) is approximately $1,046,499,235, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus, dated July 24, 2018, under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the Yield-Priced Principal Balance Certificates that were retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Regular Certificates and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D certificates, third, to the Class C certificates, fourth, to the Class B certificates, fifth, to the Class A-S certificates, and sixth, to the Senior Certificates (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates, see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement” in this prospectus.

The Third Party Purchaser will purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) identified in the table above that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

The Third Party Purchaser

It is anticipated that LD II Sub II, LLC, a Delaware limited liability company (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Eligible Horizontal Residual Interest—General”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser is a wholly-owned subsidiary of Prime Finance Long Duration II Holding Company, LLC (“Holdco”), a portion of which is indirectly owned by Prime Finance Long Duration (B-Piece) II, L.P., a Delaware limited partnership, and the remaining portion of which is directly owned by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., a Delaware limited partnership (collectively, the “Fund”). Holdco may transfer non-controlling membership interests in the Third Party Purchaser to unaffiliated persons subject to compliance with the Credit Risk Retention Rules and any other applicable agreement. The Fund was formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage backed securities and certain other investments. The Fund commenced operations on July 16, 2018, and has total investor capital commitments of $326.45 million to date. This will represent the Fund’s second purchase of CMBS B-Piece Securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of Prime Finance’s investment committee had an average of more than 25 years of real estate experience as of July 18, 2018. Funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of July 18, 2018, funds advised by Prime Finance own approximately 189 separate real estate credit investments, including nineteen CMBS B-Piece Securities.

As of July 18, 2018, Prime Finance affiliates have originated or acquired over $10 billion of commercial real estate debt investments. Prime is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors' underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser's review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors' underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser's due diligence or acceptance of a mortgage loan. The Third Party Purchaser's acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until August 21, 2023. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date and (B) the date on which all of the Mortgage Loans have been defeased in accordance with §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced PSA. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The Operating Advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The Operating Advisor is required to be an Eligible Operating Advisor at all times that it is acting as Operating Advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the Operating Advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of JPMCB, CREFI and GACC will make the representations and warranties identified on Annex D-1, Annex E-1 and Annex F-1, respectively, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex E-2 and Annex F-2, respectively, (the “Exception Schedule”).

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex F-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Benchmark 2018-B5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B5 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$22,312,000
A-2	$195,734,000
A-3	$195,000,000
A-4	$280,117,000
A-SB	$34,230,000
X-A	$833,904,000
X-B	$44,163,000
A-S	$106,511,000
B	$44,163,000
C	$42,864,000

Non-Offered Certificates
X-D	$18,964,000
D	$18,964,000
E-RR	$31,694,000
F-RR	$19,483,000
G-RR	$10,392,000
NR-RR	$37,668,160

(1)       Approximate, subject to a permitted variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $833,904,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $44,163,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $18,964,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in September 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related

Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion

Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class S and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 3.2578%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 4.0765%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.9436%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 4.2076%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 4.1583%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 4.4189%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.5697%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 1.5000%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and

Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date;

(b)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)      the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)      the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S Certificates, the Excess Interest received by the issuing entity with respect to an ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated

Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor

Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (v) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (w) the group of the Class B and Class X-B certificates (the “YM Group B”), (x) the group of the Class C certificates (the “YM Group C”) (y) the group of the Class X-D and Class D certificates (the “YM Group D”) and (z) the group of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B, the YM Group C and the YM Group D, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group C and YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group C and YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the

Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R or Class S certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2023
Class A-2	July 2023
Class A-3	July 2028
Class A-4	July 2028
Class A-SB	November 2027
Class X-A	July 2028
Class X-B	July 2028
Class A-S	July 2028
Class B	July 2028
Class C	August 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in July 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan(s) and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)     the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of

Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class

A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2019, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018 (solely to the extent the related Mortgagor provides sufficient information to report pursuant to CREFC® guidelines) and otherwise for the calendar year ending December 31, 2019, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related

Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including a class of retained certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating

Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○    any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab; and

○	the “Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class S and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”,

“—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions

govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2018-B5

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which JPMCB and GACC are selling Mortgage Loans, the Aventura Mall Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or GACC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   the original or a copy of all related environmental insurance policies; and

(xix)     a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian under the Servicing Shift PSA on or about the related Servicing Shift Securitization Date pursuant to the PSA.

Notwithstanding anything to the contrary contained herein, with respect to the Aventura Mall Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   a copy of all related environmental reports; and

(xiv)   a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)    a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)    a copy of all UCC searches;

(o)    a copy of all litigation searches;

(p)    a copy of all bankruptcy searches;

(q)    a copy of the origination settlement statement;

(r)     a copy of the insurance consultant report;

(s)    a copy of organizational documents of the related mortgagor and any guarantor;

(t)     a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)    a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1 and Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2 and Annex F-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(z)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of the such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)   cure such Material Defect in all material respects, at its own expense,

(b)   repurchase the affected Mortgage Loan or REO Loan (or, in the case of the Aventura Mall Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(c)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the Aventura Mall Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the Aventura Mall Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center

(operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase the such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the Aventura Mall Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the related mortgage loan seller may repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required or elects, as applicable, to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in either of the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loan(s), including with respect to the trustee, the Primary Collateral securing the Mortgage Loan(s) still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loan(s) held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan(s) can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria” means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the weighted average debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the greater of (a) the weighted average debt service coverage ratio for the entire such group of cross-collateralized Mortgage Loans (including the affected cross-collateralized Mortgage Loan(s), for the four (4) most recently reported calendar quarters preceding the repurchase or substitution and (b) 1.25x, (ii) the weighted average loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller shall not be greater than the least of (a) the weighted average loan-to-value ratio for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s), determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller, (b) the weighted average loan-to-value ratio for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s), as of the Cut-off Date and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Excluded Loan) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan(s), which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage

Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time, to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the Aventura Mall Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the Aventura Mall Mortgage Loan (9.9%), which was co-originated by JPMCB, DBNY, Wells Fargo Bank, National Association and Morgan Stanley Bank, National Association, each of JPMCB and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (63.11% and 36.89% with respect to JPMCB and GACC, respectively). It is possible that under certain circumstances only one of JPMCB and GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. JPMCB and GACC will be the mortgage loan sellers with respect to a 63.11% interest and 36.89% interest, respectively, in the Aventura Mall Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the Aventura Mall Whole Loan will continue to be serviced and administered under the PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the Aventura Mall Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make Advances;

(D)   the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a

Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan or with respect to any cure payable by the holders of one or more Subordinate Companion Loan(s) related to a Serviced AB Whole Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B)  to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Companion Distribution Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan(s), second, from amounts on deposit allocated to the related Mortgage Loan and any related Pari Passu Companion Loan(s), and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan and each Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.07250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not

Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the Master Servicer, 100% of charges by the Master Servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the Master Servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.01250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.2500% and the per annum rate that would result in a special servicing fee for the related month of $3,500 (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan

(including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of 3.00% and such rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller's obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)      within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)      the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)     100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Special Servicer,

(v)      50% of all Excess Modification Fees and assumption fees, waiver fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision,

(vi)     100% of charges for beneficiary statements or demands to the extent such beneficiary statements or demands were prepared by the Special Servicer, and

(vii)     late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation or remuneration to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00680% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00255% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee

attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event), in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances; provided that, with respect to the each Serviced AB Whole Loan, all appraisal reductions will first be allocated to the related Subordinate Companion Loans until reduced to zero, and then to the related Mortgage Loan and any related Pari Passu Companion Loan. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction

Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to the each Serviced AB Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the related Subordinate Companion Loan(s) and then to the related Mortgage Loan and any related Pari Passu Companion Loan, as applicable.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Serviced AB Whole Loan, the related Controlling Subordinate Companion Loan Holder may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Control and Consultation”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the related Controlling Subordinate Companion Loan Holder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, or, with respect to a Serviced AB Whole Loan, the related Controlling Subordinate Companion Loan Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses" .

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)	grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any leasing activities that affect an area greater than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)	approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter and provided, further, that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements;

(iii)	approving annual operating budgets;

(iv)	subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)	approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)	granting waivers of minor covenant defaults (other than financial covenants);

(vii)	as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA; and, provided, further, however, that such consent will not be required for releases of tenant improvement/leasing commission escrows unless a release of over 20% of such escrow with respect to a single lease is contemplated;

(viii)	any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)	approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)	any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)	consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)	consent to actions and releases related to condemnation of parcels of a Mortgaged Property; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)	grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)	any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)	any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination and

(xvi)	grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to each Serviced AB Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to such Whole Loan, no modification, waiver or amendment of the related Whole Loan that would be a Major Decision for such Whole Loan may be made without the consent of related Controlling Subordinate Companion Loan Holder, as the case may be, which must be obtained by the Special Servicer. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Consultation and Control”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

With respect to each Serviced AB Whole Loan, the rights of the Directing Certificateholder set forth in the preceding paragraphs will be exercised by the related Controlling Subordinate Companion Loan Holder prior to the occurrence and continuance of a Control Appraisal Period.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2019, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to each Serviced AB Whole Loan, the cost will be allocated, first, as an expense of the holder of the Subordinate Companion Loan(s), and second, as an expense of the holder of the related Mortgage Loan and any related Pari Passu Companion Loan to the extent provided in the related intercreditor agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC operating statement analysis reports and CREFC net operating income adjustment worksheets to the extent described under "Reports to Certificateholders; Certain Available Information--Certificate Administrator Reports." Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event, and in the case of each Serviced AB Whole Loan, only to the extent it is not subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, the holder of the eBay North First Commons Subordinate Companion Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation

Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan (or a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period))), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a liquidation fee to the same extent that the special servicer would be entitled to such liquidation fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan; provided, however, that if the special servicer designates a period of time for receipt of offers and if multiple offers are received during such period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu

Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. With respect to each Serviced AB Whole Loan, the special servicer will be permitted to sell the related Subordinate Companion Loan(s) along with the related Mortgage Loan and any related Pari Passu Companion Loan in accordance with the Servicing Standard with the consent of the related Controlling Subordinate Companion Loan Holder. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. In addition, with respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the special servicer will only be permitted to sell the related Mortgage Loan for less than the Purchase Price with the consent of the holder of such Subordinate Companion Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Sale of Defaulted Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans

(other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Notwithstanding anything to the contrary, with respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will have no consent or consultation rights with respect to such Whole Loan and any control rights will be held by the related Controlling Subordinate Companion Loan Holder in accordance with the related intercreditor agreement; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the related Controlling Subordinate Companion Loan Holder is entitled to exercise such rights. However, during the occurrence and continuance a Control Appraisal Period with respect to the a Serviced AB Whole Loan, the Directing Certificateholder will have the same consent and consultation rights with respect to such Whole Loan as it does for the other Mortgage Loans in the trust.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be LD II Sub II, LLC.

The “Loan-Specific Directing Holder” means, with respect to the Overland Park Xchange Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole

Loan will be the holder of the related Control Note, which is JPMCB (or an affiliate). On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)      any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)      any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)       any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)      other than with respect to non-Specially Serviced Loans, consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     other than with respect to non-Specially Serviced Loans, any determination of an Acceptable Insurance Default;

(ix)      (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)       other than with respect to non-Specially Serviced Loans, releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided, however, that the Directing Certificateholder’s consent will not be required for releases of tenant improvement/leasing commission escrows unless a release of over 20% of such escrow with respect to a single lease is contemplated;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)    any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      other than with respect to non-Specially Serviced Loans, approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease. permit any entry into a new ground lease or grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving (1) any leasing activities that involve a ground lease and (2) other than with respect to non-Specially Serviced Loans, any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property); and

(xvii)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided, however, that, with respect to the eBay North First Commons Whole Loan, prior to a eBay North First Commons Control Appraisal Period, “Major Decision” shall refer to an “eBay North First Commons Major Decision.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

With respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the related Controlling Subordinate Companion Loan Holder; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of whether such related Controlling Subordinate Companion Loan Holder is entitled to exercise such rights. For the specific major decisions applicable to teach Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, see “Description of the Mortgage Pool—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Consultation and Control”.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package”) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

With respect to each Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the related Controlling Subordinate Companion Loan Holder; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether such related Controlling Subordinate Companion Loan Holder is entitled to exercise such rights. See “Description of the Mortgage Pool—The Serviced AB Whole Loan—The eBay North First Commons Whole Loan—Consultation and Control”.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder, the holder of the eBay North First Commons Subordinate Companion Loan or (ii) any matter requiring consultation with the Directing Certificateholder or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or the related Controlling Subordinate Companion Loan Holder for a Serviced AB Whole Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the

Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)    may act solely in the interests of the holders of the Controlling Class;

(c)    does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)    may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction (i) with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties or (ii) with respect to a Serviced AB Whole Loan, until the occurrence and continuance of a Control Appraisal Period with respect to such Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)    reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)    reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)    recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)    preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)     after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)     that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor risk retention affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Third Party Purchaser, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between April 1, 2013 and March 31, 2018 was approximately 29.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 25.2% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election“), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote“), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice“), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials“):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information“), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period“) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated nor risk retention affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the third party purchaser, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and out-of-pocket expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Controlling Class Certificateholders or the Directing Certificateholder on their behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period for such Whole Loan. The related Controlling Subordinate Companion Loan Holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period, to replace the special servicer solely with respect to the subject Whole Loan.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not risk retention affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. Additionally, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to a Serviced AB Whole Loan so long as such Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)  DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing

Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Court of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)  a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)  a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)  a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)  a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)  instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Servicing Shift Mortgage Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA.

Although the related Intercreditor Agreements impose some requirements regarding the terms of each of the Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related Control Notes are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the Aventura Mall Trust 2018-AVM TSA, the JPMCC 2018-WPT TSA and the JPMCC 2018-AON TSA, which are described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B5 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that (i) with respect to the 181 Fremont Street Mortgage Loan, the Radisson Blu Aqua Hotel Mortgage Loan and the Westbrook Corporate Center Mortgage Loan, the special servicing fee is not subject to a minimum fee; (ii) with respect to the 181 Fremont Street Mortgage Loan and the Westbrook Corporate Center Mortgage Loan, the liquidation fee is subject to a cap of $1,000,000 and a floor of $25,000 and (iii) with respect to the Radisson Blu Aqua Hotel Mortgage Loan, the liquidation fee and the workout fee each accrue at a rate of 0.50%, in each case, subject to a cap of $1,000,000 and a floor of $25,000.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B5 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Aventura Mall Mortgage Loan

The Aventura Mall Mortgage Loan is expected to be serviced pursuant to the Aventura Mall Trust 2018-AVM TSA. The servicing terms of the Aventura Mall Trust 2018-AVM TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aventura Mall Trust 2018-AVM Master Servicer earns a servicing fee with respect to the Aventura Mall Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aventura Mall Whole Loan becoming a specially serviced loan under the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Trust 2018-AVM Special Servicer will earn a special servicing fee payable monthly with respect to the Aventura Mall Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aventura Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aventura Mall Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aventura Mall Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to Aventura Mall Trust 2018-AVM TSA.

●	The Aventura Mall Trust 2018-AVM TSA does not require the Aventura Mall Trust 2018-AVM Master Servicer to make the equivalent of compensating interest payments in respect of the Aventura Mall Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan” in this prospectus.

Servicing of the Workspace Mortgage Loan

The Workspace Mortgage Loan is expected to be serviced pursuant to the JPMCC 2018-WPT TSA. The servicing terms of the JPMCC 2018-WPT TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The JPMCC 2018-WPT Master Servicer earns a servicing fee with respect to the Workspace Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Workspace Whole Loan becoming a specially serviced loan under the JPMCC 2018-WPT TSA, the JPMCC 2018-WPT Special Servicer will earn a special servicing fee payable monthly with respect to the Workspace Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Workspace Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Workspace Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Workspace Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-WPT TSA.

●	The JPMCC 2018-WPT TSA does not require the JPMCC 2018-WPT Master Servicer to make the equivalent of compensating interest payments in respect of the Workspace Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in this prospectus.

Servicing of the Aon Center Mortgage Loan

The Aon Center Mortgage Loan is expected to be serviced pursuant to the JPMCC 2018-AON TSA. The servicing terms of the JPMCC 2018-AON TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The JPMCC 2018-AON Master Servicer earns a servicing fee with respect to the Aon Center Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aon Center Whole Loan becoming a specially serviced loan under the JPMCC 2018-AON TSA, the JPMCC 2018-AON Special Servicer will earn a special servicing fee payable monthly with respect to the Aon Center Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aon Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-AON Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aon Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-AON Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aon Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-AON TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-AON TSA.

●	The JPMCC 2018-AON TSA does not require the JPMCC 2018-AON Master Servicer to make the equivalent of compensating interest payments in respect of the Aon Center Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aon Center Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the

Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holders of the Companion Loan(s) relating to the Serviced AB Whole Loan if such amendment would materially and adversely affect the related Mortgage Loan or the any Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P, “A” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch and “A(low) by DBRS, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a rating of at least “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, such institution maintains an equivalent (or higher) rating by any two other NRSROs, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Sixteen (16) Mortgaged Properties (19.1%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Florida. Fifty (50) Mortgaged Properties (18.7%) are in Florida. Loans involving real property in Florida are secured by mortgages which must be recorded in the county in which the property is located. There is no power of sale in Florida. A mortgage must be foreclosed in a judicial proceeding. The mortgagee must file an action for foreclosure and must obtain a final judgment of foreclosure against the borrower. After the lender secures a final judgment of foreclosure against the borrower, such judgment will provide that the property be sold at a public auction at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 describes the judicial sales procedure in Florida. It requires that the foreclosure sale be held no earlier than 21 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two consecutive weeks in the county in which the property is located and stating when/where the sale is to be held. The lender has a “judgment credit” in the amount of the foreclosure judgment, which the lender may bid at the sale. Everyone else must bid cash. The clerk of the court issues the certificate of sale to the highest bidder on the day of the sale. There generally is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale, with the exception of certain federal agencies such as the Small Business Administration. If no objections to the sale are filed within ten days after filing the certificate of sale, the clerk issues the certificate of title to the property. Deficiency judgments are permitted under Florida law to the extent not prohibited by the applicable loan documents. Deficiency judgments can be obtained either as part of the same foreclosure action or as a separate proceeding. If the lender is the purchaser of the property, the deficiency is generally the difference between the value of the property as of the date of the foreclosure sale and the amount of the foreclosure judgment. Florida law permits the lender to enforce an assignment of rents in the loan documents in the foreclosure action and a lender may have a receiver appointed during the pendency of the foreclosure action. The appointment of a receiver is an equitable remedy and is granted or denied in the discretion of the court.

California. Six (6) Mortgaged Properties (12.8%) are located in California. Mortgage Loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Georgia. Twelve (12) Mortgaged Properties (10.1%) are located in Georgia. Real property loans in Georgia are customarily secured by deeds to secure debt and are generally foreclosed pursuant to a private, non-judicial sale under the power of sale remedy, which must be contained in the deed to secure debt. Judicial foreclosure is also an available, but rarely exercised, remedy. In the power of sale foreclosure, the lender must provide notice of the sale by advertisement in a newspaper in which sheriff’s notices of sale are published in the county in which the property is located once a week for four (4) consecutive weeks immediately preceding the date of sale. The advertisement must contain certain information, including a description of the property and the instrument pursuant to which the sale is being conducted, and the name, address, and telephone number of the individual or entity who shall have full authority to negotiate, amend, and modify all terms of the mortgage with the debtor (provided that the lender is under no obligation to negotiate, amend or modify the terms of the deed to secure debt). A copy of the notice of sale to the public must be given to the debtor not less than (30) days prior to the date of the proposed foreclosure sale. If the loan has been assigned, the assignment vesting title to the deed to secure debt must be filed for record prior to the time of the sale. The foreclosure sale is conducted by the lender or its representatives, must occur between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of a month (except, if the first Tuesday of a month falls on New Year’s Day or Independence Day, then the sale must be conducted on the immediately following Wednesday) and is held on the courthouse steps of the court in the county in which the property is located. At the sale the property is sold to the highest bidder, and the lender may “credit bid” the amount of its debt at the sale, so long as the loan documents permit the lender to bid at the sale. The debtor’s right of redemption is extinguished by the power of the sale foreclosure. In order to obtain a deficiency judgment for a recourse loan, the lender must first report the foreclosure sale to a judge of the Superior Court of the county in which the property is located within thirty (30) days after the date of sale. The judge will then conduct a “confirmation hearing,” notice of which must be served at least five (5) days prior to the hearing on all obligors. The purpose of the confirmation hearing is to prove that (a) the real property sold for its “true market value” (which has been interpreted to mean “fair market value”) and (b) the foreclosure sale was conducted in accordance with law. The judge may (a) confirm the sale (in which case the creditor may pursue the deficiency claim in a separate action against the obligors), (b) set the sale aside (in which case the parties are returned to their respective positions immediately prior to the sale and a new foreclosure sale must be conducted) or (c) deny confirmation of the sale and refuse to permit a resale (in which case the sale stands as completed but the creditor may not pursue a deficiency claim against the obligors). Georgia has no “one action” rule or statute.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National

Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds three (3) of the Aventura Mall Pari Passu Companion Loans, four (4) of the Workspace Pari Passu Companion Loans, one (1) of the Aon Center Pari Passu Companion Loans and the Overland Park Xchange Pari Passu Companion Loan. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

In addition, JPMCB is the largest tenant at the NY & CT NNN Portfolio – Chase – Queens Mortgaged Property (0.5%) and the sole tenant at NY & CT NNN Portfolio – Chase – Middle Village Mortgaged Property (0.5%).

CREFI is a sponsor and a mortgage loan seller and an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, including, prior to their inclusion in the issuing entity (or, in the case of the Westbrook Corporate Center Mortgage Loan, prior to such Mortgage Loan becoming serviced under the related Non-Serviced PSA), twenty-one (21) of the CREFI Mortgage Loans (25.7%).

Wells Fargo acts (or, in the case of the Westbrook Corporate Center Mortgage Loan (1.8%) prior to such Mortgage Loan becoming serviced under the related Non-Serviced PSA, acted) as interim custodian of the loan documents with respect to all the CREFI Mortgage Loans (33.5%).

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, and DBNY, an originator. DBNY or an affiliate currently holds one or more of the Aventura Mall Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity, nine (9) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 13.4% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, the First Place Tower Mortgage Loan (2.9%), the 330 Railroad Avenue Mortgage Loan (1.5%), the Valley Mack Plaza Mortgage Loan (1.4%) and the Albertsons Aurora Mortgage Loan (1.0%).

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans not included in the issuing entity.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by LD II Sub II, LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted LD II Sub II, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

With respect to the Workspace – 2 Walnut Grove Drive Mortgaged Property (0.0%), PNC Bank, National Association is the second largest tenant.

Midland is also the special servicer with respect to the Radisson Blu Aqua Hotel Mortgage Loan (1.9%) which is serviced under the Benchmark 2018-B1 Pooling and Servicing Agreement.

Wells Fargo Bank, National Association is also (i) the servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (ii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B4 pooling and servicing agreement, pursuant to which each of the 181 Fremont Street Whole Loan and the Westbrook Corporate Center Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B1 pooling and servicing agreement, pursuant to which the Radisson Blu Aqua Hotel Whole Loan is serviced, (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2018-AON TSA, pursuant to which the Aon Center Whole Loan is serviced, (v) expected to be the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2018-WPT TSA, pursuant to which the Workspace Whole Loan is expected to be serviced, and (vi) the current holder of one or more of the Aventura Mall Pari Passu Companion Loans and one or more of the 181 Fremont Street Pari Passu Companion Loans.

Wilmington Trust, National Association is also (i) the trustee under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (ii) the trustee under the Benchmark 2018-B4 pooling and servicing agreement, pursuant to which each of the 181 Fremont Street Whole Loan and the Westbrook Corporate Center Whole Loan is serviced, and (iii) the trustee under the Benchmark 2018-B1 pooling and servicing agreement, pursuant to which the Radisson Blu Aqua Hotel Whole Loan is serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1,

Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-D certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$833,904,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$44,163,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$833,904,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$44,163,000	Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in September 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about August 21, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a

Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	85%	85%	85%	85%	85%
August 2020	67%	67%	67%	67%	67%
August 2021	47%	33%	15%	0%	0%
August 2022	22%	0%	0%	0%	0%
August 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.72	2.34	2.25	2.21	2.18

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	99%	83%
August 2022	100%	96%	89%	84%	80%
August 2023	0%	0%	0%	0%	0%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.86	4.78	4.68	4.58	4.3

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.71	9.64	9.58	9.51	9.30

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.90	9.90	9.88	9.84	9.58

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	98%	98%	98%	98%	98%
August 2024	77%	77%	77%	77%	77%
August 2025	55%	55%	55%	55%	55%
August 2026	31%	31%	31%	31%	31%
August 2027	6%	6%	6%	6%	6%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.19	7.19	7.19	7.19	7.19

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.9	9.9	9.9	9.9	9.65

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.9	9.9	9.9	9.9	9.7

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.96	9.93	9.9	9.73

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from August 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99984%	3.6267%	3.6791%	3.6934%	3.7006%	3.7061%
99.24984%	3.5270%	3.5643%	3.5746%	3.5797%	3.5836%
99.49984%	3.4277%	3.4500%	3.4561%	3.4592%	3.4615%
99.74984%	3.3287%	3.3361%	3.3381%	3.3391%	3.3399%
99.99984%	3.2301%	3.2226%	3.2205%	3.2195%	3.2187%
100.24984%	3.1319%	3.1095%	3.1033%	3.1002%	3.0979%
100.49984%	3.0340%	2.9968%	2.9865%	2.9815%	2.9775%
100.74984%	2.9365%	2.8845%	2.8702%	2.8631%	2.8576%
100.99984%	2.8393%	2.7725%	2.7542%	2.7451%	2.7381%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99970%	3.6188%	3.6116%	3.6015%	3.5907%	3.5595%
102.24970%	3.5625%	3.5545%	3.5433%	3.5313%	3.4965%
102.49970%	3.5064%	3.4976%	3.4852%	3.4720%	3.4337%
102.74970%	3.4505%	3.4408%	3.4273%	3.4129%	3.3711%
102.99970%	3.3947%	3.3842%	3.3696%	3.3540%	3.3086%
103.24970%	3.3391%	3.3278%	3.3121%	3.2952%	3.2464%
103.49970%	3.2837%	3.2716%	3.2547%	3.2367%	3.1843%
103.74970%	3.2284%	3.2155%	3.1974%	3.1782%	3.1224%
103.99970%	3.1732%	3.1595%	3.1404%	3.1200%	3.0607%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99977%	3.9568%	3.9567%	3.9566%	3.9565%	3.9561%
100.24977%	3.9254%	3.9251%	3.9248%	3.9245%	3.9235%
100.49977%	3.8940%	3.8935%	3.8931%	3.8926%	3.8910%
100.74977%	3.8628%	3.8621%	3.8615%	3.8608%	3.8586%
100.99977%	3.8316%	3.8307%	3.8300%	3.8291%	3.8263%
101.24977%	3.8005%	3.7995%	3.7985%	3.7974%	3.7941%
101.49977%	3.7695%	3.7683%	3.7672%	3.7659%	3.7620%
101.74977%	3.7386%	3.7372%	3.7359%	3.7345%	3.7300%
101.99977%	3.7078%	3.7062%	3.7048%	3.7031%	3.6980%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99998%	3.9758%	3.9758%	3.9754%	3.9744%	3.9685%
102.24998%	3.9452%	3.9451%	3.9447%	3.9436%	3.9370%
102.49998%	3.9146%	3.9146%	3.9141%	3.9129%	3.9056%
102.74998%	3.8842%	3.8842%	3.8836%	3.8823%	3.8743%
102.99998%	3.8538%	3.8538%	3.8532%	3.8518%	3.8431%
103.24998%	3.8236%	3.8235%	3.8229%	3.8214%	3.8120%
103.49998%	3.7934%	3.7933%	3.7927%	3.7910%	3.7810%
103.74998%	3.7633%	3.7632%	3.7625%	3.7608%	3.7501%
103.99998%	3.7333%	3.7332%	3.7324%	3.7306%	3.7193%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99976%	3.8432%	3.8432%	3.8432%	3.8432%	3.8432%
102.24976%	3.8032%	3.8032%	3.8032%	3.8032%	3.8032%
102.49976%	3.7633%	3.7633%	3.7633%	3.7633%	3.7633%
102.74976%	3.7235%	3.7235%	3.7235%	3.7235%	3.7235%
102.99976%	3.6838%	3.6838%	3.6838%	3.6838%	3.6838%
103.24976%	3.6442%	3.6442%	3.6442%	3.6442%	3.6442%
103.49976%	3.6047%	3.6047%	3.6047%	3.6047%	3.6047%
103.74976%	3.5654%	3.5654%	3.5654%	3.5654%	3.5654%
103.99976%	3.5261%	3.5261%	3.5261%	3.5261%	3.5261%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.77090%	5.0787%	4.9165%	4.7865%	4.6449%	4.1348%
3.78090%	5.0147%	4.8525%	4.7226%	4.5809%	4.0704%
3.79090%	4.9509%	4.7889%	4.6589%	4.5173%	4.0063%
3.80090%	4.8874%	4.7255%	4.5955%	4.4539%	3.9424%
3.81090%	4.8242%	4.6623%	4.5324%	4.3907%	3.8788%
3.82090%	4.7612%	4.5994%	4.4695%	4.3278%	3.8154%
3.83090%	4.6984%	4.5368%	4.4069%	4.2652%	3.7523%
3.84090%	4.6359%	4.4744%	4.3446%	4.2028%	3.6894%
3.85090%	4.5737%	4.4122%	4.2824%	4.1407%	3.6268%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.06304%	5.1197%	5.2058%	5.3105%	5.4578%	5.6992%
1.07304%	4.9357%	5.0218%	5.1266%	5.2741%	5.5140%
1.08304%	4.7540%	4.8402%	4.9451%	5.0928%	5.3313%
1.09304%	4.5746%	4.6609%	4.7659%	4.9138%	5.1509%
1.10304%	4.3975%	4.4838%	4.5889%	4.7371%	4.9727%
1.11304%	4.2226%	4.3089%	4.4141%	4.5625%	4.7968%
1.12304%	4.0498%	4.1362%	4.2415%	4.3901%	4.6230%
1.13304%	3.8791%	3.9656%	4.0710%	4.2199%	4.4513%
1.14304%	3.7105%	3.7971%	3.9026%	4.0516%	4.2817%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99979%	4.1871%	4.1871%	4.1871%	4.1871%	4.1814%
102.24979%	4.1561%	4.1561%	4.1561%	4.1561%	4.1498%
102.49979%	4.1253%	4.1253%	4.1253%	4.1253%	4.1183%
102.74979%	4.0945%	4.0945%	4.0945%	4.0945%	4.0869%
102.99979%	4.0638%	4.0638%	4.0638%	4.0638%	4.0556%
103.24979%	4.0332%	4.0332%	4.0332%	4.0332%	4.0244%
103.49979%	4.0027%	4.0027%	4.0027%	4.0027%	3.9933%
103.74979%	3.9723%	3.9723%	3.9723%	3.9723%	3.9622%
103.99979%	3.9420%	3.9420%	3.9420%	3.9420%	3.9313%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99932%	4.3380%	4.3380%	4.3380%	4.3380%	4.3334%
102.24932%	4.3068%	4.3068%	4.3068%	4.3068%	4.3017%
102.49932%	4.2757%	4.2757%	4.2757%	4.2757%	4.2701%
102.74932%	4.2447%	4.2447%	4.2447%	4.2447%	4.2386%
102.99932%	4.2138%	4.2138%	4.2138%	4.2138%	4.2072%
103.24932%	4.1830%	4.1830%	4.1830%	4.1830%	4.1758%
103.49932%	4.1523%	4.1523%	4.1523%	4.1523%	4.1446%
103.74932%	4.1217%	4.1217%	4.1217%	4.1217%	4.1134%
103.99932%	4.0911%	4.0911%	4.0911%	4.0911%	4.0824%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
100.71832%	4.6408%	4.6406%	4.6405%	4.6407%	4.6435%
100.96832%	4.6091%	4.6089%	4.6087%	4.6088%	4.6112%
101.21832%	4.5776%	4.5773%	4.5770%	4.5771%	4.5790%
101.46832%	4.5461%	4.5458%	4.5454%	4.5454%	4.5470%
101.71832%	4.5148%	4.5144%	4.5139%	4.5139%	4.5150%
101.96832%	4.4835%	4.4831%	4.4825%	4.4824%	4.4831%
102.21832%	4.4523%	4.4518%	4.4512%	4.4510%	4.4513%
102.46832%	4.4212%	4.4207%	4.4200%	4.4198%	4.4196%
102.71832%	4.3902%	4.3897%	4.3889%	4.3886%	4.3880%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC to the Grantor Trust and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of each REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of any entitlement to Excess Interest and the Excess Interest Distribution Account will be classified as a trust under Treasury regulations section 301.7701-4 (the “Grantor Trust”) and the Class S certificates will represent undivided beneficial ownership interests in the Grantor Trust under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, eleven (11) of the Mortgaged Properties are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of market discount, Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A, Class X-B and Class X-D certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A, Class X-B or Class X-D certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B or Class X-D certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B and Class X-D certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount bonds acquired thereafter. Such election cannot be revoked without the consent of the IRS. See

“—Election To Treat All Interest Under the Constant Yield Method” below regarding making the current accrual election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium instruments (other than instruments the interest on which is exempt from tax) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all premium instruments acquired thereafter. Such election cannot be revoked without the consent of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the consent of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest”

and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$8,417,760	$7,465,322	$6,428,918	$0	$0
Class A-2	$73,845,543	$65,490,200	$56,398,257	$0	$0
Class A-3	$73,568,623	$65,244,612	$56,186,765	$0	$0
Class A-4	$105,681,139	$93,723,718	$80,712,143	$0	$0
Class A-SB	$12,914,123	$11,452,939	$9,862,938	$0	$0
Class X-A	$314,611,124	$279,014,067	$240,278,809	$0	$0
Class X-B	$16,661,595	$14,776,399	$12,725,006	$0	$0
Class A-S	$40,183,937	$35,637,276	$30,689,787	$0	$0
Class B	$16,661,595	$14,776,399	$12,725,006	$0	$0
Class C	$16,171,515	$14,341,770	$12,350,715	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 105.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,005,478.45, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans (or, with respect to the Aventura Mall Mortgage Loan, the applicable portion thereof) to be sold to the depositor by JPMCB, (ii)

the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI, and (iii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or, with respect to the Aventura Mall Mortgage Loan, the applicable portion thereof) sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any offered certificates to any retail investor in the EEA. For the purposes of this provision:

A.   The expression “retail investor” means a person who is one (or more) of the following:

a.       A retail client as defined in point (11) of article 4(1) of MiFID II;

b.       A customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of article 4(1) of MiFID II; or

c.       Not a qualified investor as defined in the Prospectus Directive.

B.   The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the offered certificates to be offered so as to enable an investor to decide to purchase or subscribe to the offered certificates.

Each underwriter has represented and agreed that:

A.   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the offered certificates in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

B.   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-206361-15) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections

4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Sidley Austin LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-A, Class X-B, Class A-S, Class B and Class C Certificates receive investment grade credit ratings from each of Fitch and DBRS.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in July 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered

Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one

NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
17g-5 Information Provider	289
1986 Act	439
1996 Act	418
2
2015 Budget Act	446
3
30/360 Basis	323
4
401(c) Regulations	456
A
AB Modified Loan	333
Abatement	167
Accelerated Mezzanine Loan Lender	283
Acceptable Insurance Default	336
Acting General Counsel’s Letter	122
Actual/360 Basis	169, 313
Actual/360 Loans	313
ADA	420
Additional Exclusions	336
Administrative Cost Rate	268
ADR	126
Advances	309
Affirmative Asset Review Vote	372
Affordable Units	162
Aggregate Available Funds	262
Agreement	167
Annual Debt Service	126
Anticipated Repayment Date	169
Aon Center Controlling Noteholder	215
Aon Center Companion Loans	213
Aon Center Intercreditor Agreement	213
Aon Center Lead Securitization Companion Loans	213
Aon Center Noteholders	213
Aon Center Pari Passu Companion Loans	213
Aon Center Subordinate Companion Loan	213
Aon Center Whole Loan	213
Appraisal Reduction Amount	330
Appraisal Reduction Event	329
Appraised Value	127
Appraised-Out Class	334
ARD Loan	169
ASR Consultation Process	349
Assessment of Compliance Report	400
Asset Representations Reviewer Asset Review Fee	328
Asset Representations Reviewer Cap	328
Asset Representations Reviewer Fee	328
Asset Representations Reviewer Fee Rate	328
Asset Representations Reviewer Termination Event	377
Asset Review	374
Asset Review Notice	373
Asset Review Quorum	373
Asset Review Report	375
Asset Review Report Summary	375
Asset Review Standard	374
Asset Review Trigger	371
Asset Review Vote Election	372
Asset Status Report	346
Assumed Final Distribution Date	276
Assumed Scheduled Payment	270
Attestation Report	400
Authority	167
Available Funds	262
Aventura Mall Companion Loans	202
Aventura Mall Controlling Noteholder	204
Aventura Mall Intercreditor Agreement	202
Aventura Mall Lead Securitization Companion Loans	202
Aventura Mall Noteholders	202
Aventura Mall Pari Passu Companion Loans	202
Aventura Mall Subordinate Companion Loans	202
Aventura Mall Trust 2018-AVM Certificate Administrator	202
Aventura Mall Trust 2018-AVM Depositor	202
Aventura Mall Trust 2018-AVM Master Servicer	202

Aventura Mall Trust 2018-AVM Operating Advisor	202
Aventura Mall Trust 2018-AVM Special Servicer	202
Aventura Mall Trust 2018-AVM Trustee	202
Aventura Mall Trust 2018-AVM TSA	202
Aventura Mall Whole Loan	202
B
B&V	166
Balloon Balance	127
Bankruptcy Code	412
Base Interest Fraction	275
Bond Pledge Agreement	166
Bonds	166
Borrower Party	283
Borrower Party Affiliate	283
Breach Notice	299
BSCMI	218
C
C(WUMP)O	15
CERCLA	418
Certificate Administrator Fee Rate	327
Certificate Administrator/Trustee Fee	327
Certificate Balance	261
Certificate Owners	291
Certificateholder	284
Certificateholder Quorum	379
Certificateholder Repurchase Request	388
Certifying Certificateholder	293
CGMRC	226
Citi Data File	227
Citi Securitization Database	226
City	162, 166
Class A Certificates	260
Class A-SB Planned Principal Balance	270
Class X Certificates	260
Clearstream	290
Clearstream Participants	292
Closing Date	126
CMBS	51, 234
CMMBS	249
Code	437
Collateral Deficiency Amount	333
Collection Account	312
Collection Period	263
COMM Conduit/Fusion	235
COMM FL	235
Communication Request	293
Companion Distribution Account	312
Companion Holder	183
Companion Loan	124
Companion Loans	124
Compensating Interest Payment	277
Constant Prepayment Rate	427
Consultation Termination Event	361
Control Appraisal Period	183
Control Eligible Certificates	356
Control Note	183
Control Termination Event	361
Controlling Class	356
Controlling Class Certificateholder	356
Controlling Holder	189
Controlling Subordinate Companion Loan Holder	183
Corrected Loan	346
Covenant	162
CPR	427
CPY	427
Credit Risk Retention Rules	253
CREFC®	281
CREFC® Intellectual Property Royalty License Fee	329
CREFC® Intellectual Property Royalty License Fee Rate	329
CREFC® Investor Reporting Package	316
CREFC® Reports	280
CREFI	125, 225
CREFI Mortgage Loans	225
Cross-Collateralized Mortgage Loan Repurchase Criteria	301
Crossed Group	177
Cross-Over Date	267
Cumulative Appraisal Reduction Amount	333, 334
Cure/Contest Period	374
Cut-off Date	124
Cut-off Date Balance	127
CVS	161
CVS Lease	161
D
DBNY	125, 234
DBRS	399
Defaulted Loan	352
Defeasance Deposit	172
Defeasance Loans	172
Defeasance Lock-Out Period	172
Defeasance Option	172
Definitive Certificate	290
Delinquent Loan	372
Department Store Ground Lease	173

Depositaries	290
Determination Date	262
Deutsche Bank	234
Diligence File	296
Directing Certificateholder	355
Directing Certificateholder Asset Status Report Approval Process	348
Disclosable Special Servicer Fees	327
Discount Rate	276
Dispute Resolution Consultation	390
Dispute Resolution Cut-off Date	390
Distribution Accounts	313
Distribution Date	262
Distribution Date Statement	281
District Court	245
DMARC	234
Dodd Frank Act	107
DOJ	234
DOL	453
DSCR/DY Trigger	359
DTC	290
DTC Participants	291
DTC Rules	292
DTSC	146
Due Date	168, 264
Due Diligence Questionnaire	227
E
eBay North First Commons Control Appraisal Period	195
eBay North First Commons Controlling Noteholder	194
eBay North First Commons Major Decision	195
eBay North First Commons Sequential Pay Event	191
eBay North First Commons Threshold Event Collateral	195
EDGAR	452
EEA	13
Effective Gross Income	130
Eligible Asset Representations Reviewer	375
Eligible Operating Advisor	367
Enforcing Party	388
Enforcing Servicer	388
ERISA	452
ERISA Plan	455
ESA	145, 222, 238, 15
Escrow Agreement	147
Escrow/Reserve Mitigating Circumstances	224, 241
EU Risk Retention and Due Diligence Requirements	106
Euroclear	290
Euroclear Operator	292
Euroclear Participants	292
Eversource	167
Exception Schedule	258
Excess Interest	262
Excess Interest Distribution Account	314
Excess Modification Fee Amount	324
Excess Modification Fees	322
Excess Prepayment Interest Shortfall	278
Exchange Act	217
Excluded Controlling Class Holder	287
Excluded Controlling Class Loan	283
Excluded Information	283
Excluded Loan	283
Excluded Special Servicer	379
Excluded Special Servicer Loan	379
Exemption	453
Exemption Rating Agency	454
F
FATCA	447
FDIA	121
FDIC	121
Federal Court Complaint	245
FIEL	17
Final Asset Status Report	348
Final Dispute Resolution Election Notice	391
Final Material Asset Status Report	348
Financial Promotion Order	14
FIRREA	122, 148, 221, 238
Fitch	399
FPO Persons	14
FSMA	14
Fund	255
G
GACC	125, 234
GACC Data Tape	235
GACC Deal Team	235
GACC Mortgage Loans	235
Gain-on-Sale Entitlement Amount	264
Gain-on-Sale Remittance Amount	264
Gain-on-Sale Reserve Account	313
Garn Act	419
GLA	128
Grantor Trust	49, 437
Ground Lease	166
H
Hard Lockbox	128

High Net Worth Companies, Unincorporated Associations, Etc.	14
Holdco	255
HP	166
I
Indirect Participants	291
Initial Delivery Date	346
Initial Pool Balance	124
Initial Rate	169
Initial Requesting Certificateholder	388
In-Place Cash Management	128
Insurance and Condemnation Proceeds	312
Insurance Mediation Directive	13
Intercreditor Agreement	183
Interest Accrual Amount	269
Interest Accrual Period	269
Interest Distribution Amount	268
Interest Reserve Account	313
Interest Shortfall	269
Interested Person	353
Investment Company Act of 1940	1
Investor Certification	283
Investor Q&A Forum	288
J
JCPenney	173
JPMCB	125, 217
JPMCB Data Tape	219
JPMCB Deal Team	219
JPMCB Mortgage Loans	219
JPMCB’s Qualification Criteria	220
JPMCC 2018-AON Certificate Administrator	213
JPMCC 2018-AON Depositor	213
JPMCC 2018-AON Master Servicer	213
JPMCC 2018-AON Operating Advisor	213
JPMCC 2018-AON Special Servicer	213
JPMCC 2018-AON Trustee	213
JPMCC 2018-AON TSA	213
JPMCC 2018-WPT Certificate Administrator	207
JPMCC 2018-WPT Depositor	207
JPMCC 2018-WPT Master Servicer	207
JPMCC 2018-WPT Operating Advisor	207
JPMCC 2018-WPT Special Servicer	207
JPMCC 2018-WPT Trustee	207
JPMCC 2018-WPT TSA	207
L
Lien	146
Liquidation Fee	324
Liquidation Fee Rate	324
Liquidation Proceeds	312
Loan Per Unit	128
Loan-Specific Directing Holder	355
Loss of Value Payment	302
Lower-Tier Regular Interests	437
Lower-Tier REMIC	262, 437
Lower-Tier REMIC Distribution Account	313
LTV Ratio	127
M
MAI	303
Major Decision	357
Major Decision Reporting Package	356
Management Agreement	158
Manager	158, 161
MAS	16
Master Servicer	246
Master Servicer Decision	339
Master Servicer Proposed Course of Action Notice	389
Master Servicer Remittance Date	308
Material Defect	299
Midland	249
MiFID II	13
MLPA	294
Modeling Assumptions	427
Modification	162
Modification Fees	322
Morningstar	247
Mortgage	125
Mortgage File	294
Mortgage Loan Seller	225
Mortgage Loans	124
Mortgage Note	125
Mortgage Pool	124
Mortgage Rate	268
Mortgaged Property	125
mortgages	407
N
Net Mortgage Rate	268
Net Operating Income	128
NFIP	76
NOI Date	128
Non-Controlling Holder	189
Nonrecoverable Advance	310

Non-Serviced Certificate Administrator	183
Non-Serviced Companion Loan	183
Non-Serviced Directing Certificateholder	183
Non-Serviced Intercreditor Agreement	183
Non-Serviced Master Servicer	183
Non-Serviced Mortgage Loan	183
Non-Serviced Operating Advisor	183
Non-Serviced Pari Passu Companion Loan	184
Non-Serviced Pari Passu Whole Loan	184
Non-Serviced PSA	184
Non-Serviced Securitization Trust	184
Non-Serviced Special Servicer	184
Non-Serviced Trustee	184
Non-Serviced Whole Loan	184
Non-U.S. Person	447
Notional Amount	261
NRA	128
NRSRO	282, 456
NRSRO Certification	284
O
Occupancy	128
Occupancy Date	128
Offered Certificates	260
OID Regulations	440
OLA	122
Operating Advisor	257
Operating Advisor Consultation Event	257, 362
Operating Advisor Consulting Fee	327
Operating Advisor Expenses	328
Operating Advisor Fee	327
Operating Advisor Fee Rate	327
Operating Advisor Standard	365
Operating Advisor Termination Event	368
Operating Statements	131
P
P&I Advance	308
PACE	182
PAR	222, 239
Par Purchase Price	352
Pari Passu Companion Loan	124
Pari Passu Companion Loans	124
Parking Lot Outparcels	173
Participants	290
Parties in Interest	453
Pass-Through Rate	267
Patriot Act	421
PCIS Persons	14
PCR	233
Pentalpha Surveillance	251
Percentage Interest	262
Periodic Payments	263
Permitted Investments	262, 314
Permitted Special Servicer/Affiliate Fees	327
PILOT Program	166
PIPs	72, 147
Plans	452
PML	6
PRC	15
Preliminary Dispute Resolution Election Notice	390
Prepayment Assumption	441
Prepayment Interest Excess	277
Prepayment Interest Shortfall	277
PRIIPS Regulation	13
Primary Collateral	301
Prime Finance	255
Prime Rate	312
Principal Balance Certificates	260
Principal Distribution Amount	269
Principal Shortfall	270
Privileged Information	368
Privileged Information Exception	368
Privileged Person	282
Professional Investors	15
Program	166
Prohibited Prepayment	277
Promotion of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	389
Proposed Course of Action Notice	389
Prospectus Directive	13
PSA	260
PSA Party Repurchase Request	388
PTCE	455
Purchase Price	302
Q
Qualified Environmental Policy	165
Qualified Investor	14
Qualified Replacement Special Servicer	380
Qualified Substitute Mortgage Loan	302
Qualifying CRE Loan Percentage	253
R
RAC No-Response Scenario	398
Rated Final Distribution Date	276

Rating Agencies	399
Rating Agency Confirmation	398
REA	65
Realized Loss	279
REC	145
Registration Statement	452
Regular Certificates	260
Regular Interestholder	440
Regulation AB	400
Reimbursement Rate	312
Related Proceeds	311
Release Date	172
Relevant Member State	14
Relevant Persons	14
Relief Act	420
REMIC	437
REMIC Regulations	437
REO Account	313
REO Loan	271
REO Property	346
Repurchase Request	388
Requesting Certificateholder	390
Requesting Holders	334
Requesting Investor	293
Requesting Party	398
Required Credit Risk Retention Percentage	253
Requirements	421
Residual Certificates	260
Resolution Failure	388
Resolved	389
Restricted Group	454
Restricted Party	368
Retaining Sponsor	253
Review Materials	373
Revised Rate	169, 268
RevPAR	129
RMBS	245
Rooms	132
Royal Park	245
Rule 15Ga-1	225
Rule 17g-5	285
S
S&P	249, 399
Scheduled Principal Distribution Amount	269
SEC	217
Securities Act	400
Securitization Accounts	314
SEL	6
Senior Certificates	260
Serviced Companion Loan	184
Serviced Mortgage Loan	184
Serviced Pari Passu Companion Loan	184
Serviced Pari Passu Mortgage Loan	184
Serviced Pari Passu Whole Loan	185
Serviced Whole Loan	185
Servicer Termination Event	382
Servicing Advances	309
Servicing Fee	321
Servicing Fee Rate	321
Servicing Shift Mortgage Loan	185
Servicing Shift Securitization Date	185
Servicing Shift Whole Loan	185
Servicing Standard	307
Settlement	146
SF	129
SFA	16
SFO	15
Similar Law	453
Simon Guarantor	164
Simon Guarantor Affiliate	165
SMMEA	456
Soft Lockbox	129
Soft Springing Lockbox	129
Special Servicing Fee	323
Special Servicing Fee Rate	323
Specially Serviced Loans	344
Sponsor	225
Springing Cash Management	129
Springing Lockbox	129
Sq. Ft.	129
Square Feet	129
Startup Day	437
State Court Complaint	245
Stated Principal Balance	270
Structured Product	15
Subject Loans	328
Subordinate Certificates	260
Subordinate Companion Loan	124, 185
Subordinate Companion Loans	124
Subsequent Asset Status Report	347
Sub-Servicing Agreement	308
T
T-12	129
Tax Cuts and Jobs Act	440
Term to Maturity	129
Terms and Conditions	292
Tests	374
Third Party Purchaser	104, 253, 255
Title V	420
TMPs	446
Transaction Parties	455
TRIPRA	77, 10
Trust REMICs	262, 437

TTM	129
Turnberry Guarantor	164
Turnberry Guarantor Affiliate	165
U
U.S. Person	447
UCC	408, 3
Underwriter Entities	97
Underwriting Agreement	449
Underwritten Expenses	129
Underwritten NCF Debt Yield	130
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow Debt Service Coverage Ratio	129
Underwritten Net Operating Income Debt Service Coverage Ratio	130
Underwritten NOI	130
Underwritten Revenues	132
Units	132
Unscheduled Principal Distribution Amount	270
Unsolicited Information	374
Upper-Tier REMIC	262, 437
Upper-Tier REMIC Distribution Account	313
UST	145
UW Expenses	129
UW NCF	130
UW NCF Debt Yield	130
UW NCF DSCR	129
UW NOI	130
UW NOI Debt Yield	132
UW NOI DSCR	130
UW NOI DY	132
V
Voting Rights	289
W
WAC Rate	268
Weighted Average Mortgage Rate	132
Wells Fargo	246
Wells Fargo Bank	244
Whole Loan	124
Withheld Amounts	313
Workout Fee	323
Workout Fee Rate	323
Workout-Delayed Reimbursement Amount	312
Workspace Companion Loans	206
Workspace Components	206
Workspace Controlling Noteholder	211
Workspace Fixed Rate Loan	206
Workspace Fixed Rate Loan	170
Workspace Floating Rate Loan	206
Workspace Floating Rate Loan	170
Workspace Floating Rate Pari Passu Component	206
Workspace Floating Rate Subordinate Component	206
Workspace Intercreditor Agreement	207
Workspace Lead Securitization Companion Loans	207
Workspace Noteholders	207
Workspace Pari Passu Fixed Rate Companion Loans	206
Workspace Senior Fixed Rate Loan	206
Workspace Senior Fixed Rate Loan	170
Workspace Subordinate Fixed Rate Companion Loans	206
Workspace Subordinate Fixed Rate Loan	170
Workspace Whole Loan	206
WTNA	243
Y
Yield Maintenance Charge	275
Yield-Priced Principal Balance Certificates	255
YM Group A	275
YM Group B	275
YM Group C	275
YM Group D	275
YM Group RR	275
YM Groups	275

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

A-1-1

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ANNEX A-1

								Number of	Property	Property		Year		Unit of		Occupancy	Appraised
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype(2)	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date	Value ($)(5)
1	JPMCB/GACC	Aventura Mall	19501 Biscayne Boulevard	Aventura	FL	33180	Miami-Dade	1	Retail	Super Regional Mall	1983	2017	1,217,508	Square Feet	92.8%	02/14/18	3,450,000,000
2	CREFI	NY & CT NNN Portfolio	Various	Various	Various	Various	Various	9	Retail	Various	Various	Various	70,333	Square Feet	100.0%	05/01/18	93,700,000
2.01	CREFI	Bank of America - Queens	90-57 Sutphin Boulevard	Jamaica	NY	11421	Queens	1	Retail	Unanchored	1931	2007	10,300	Square Feet	100.0%	05/01/18	20,800,000
2.02	CREFI	CVS - Queens	245-02 Merrick Boulevard	Rosedale	NY	11422	Queens	1	Retail	Freestanding	2007		14,966	Square Feet	100.0%	05/01/18	14,500,000
2.03	CREFI	Walgreens - Newtown	47-49 South Main Street	Newtown	CT	06470	Fairfield	1	Retail	Freestanding	2011		13,667	Square Feet	100.0%	05/01/18	9,900,000
2.04	CREFI	Chase - Queens	90-59 Sutphin Boulevard	Jamaica	NY	11435	Queens	1	Retail	Unanchored	1931	2007	6,600	Square Feet	100.0%	05/01/18	9,200,000
2.05	CREFI	Bank of America - Mamaroneck	1160 West Boston Post Road	Mamaroneck	NY	10543	Westchester	1	Retail	Freestanding	2010		4,500	Square Feet	100.0%	05/01/18	10,700,000
2.06	CREFI	TD Bank - St. James	607-611 & 621 Lake Avenue	Saint James	NY	11780	Suffolk	1	Retail	Unanchored	2008		7,300	Square Feet	100.0%	05/01/18	7,600,000
2.07	CREFI	Chase - Middle Village	74-01 Eliot Avenue	Middle Village	NY	11379	Queens	1	Retail	Freestanding	2010		4,000	Square Feet	100.0%	05/01/18	8,700,000
2.08	CREFI	TD Bank - Hampton Bays	191 West Montauk Highway	Hampton Bays	NY	11946	Suffolk	1	Retail	Freestanding	2009		4,100	Square Feet	100.0%	05/01/18	6,000,000
2.09	CREFI	TD Bank - Westhampton	115 Montauk Highway	Westhampton Beach	NY	11978	Suffolk	1	Retail	Freestanding	2005		4,900	Square Feet	100.0%	05/01/18	6,300,000
3	GACC	eBay North First Commons	2515, 2525, 2535 & 2545 North 1st Street	San Jose	CA	95131	Santa Clara	1	Office	Suburban	2001		250,056	Square Feet	100.0%	08/06/18	133,800,000
4	JPMCB	Workspace	Various	Various	Various	Various	Various	147	Various	Various	Various	Various	9,884,763	Square Feet	88.6%	06/01/18	1,634,285,000
4.01	JPMCB	6625 78th Street West	6625 78th Street West	Bloomington	MN	55439	Hennepin	1	Office	Suburban	1997		325,000	Square Feet	94.5%	06/01/18	56,950,000
4.02	JPMCB	1500 Liberty Ridge Drive	1500 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	2003		233,120	Square Feet	92.3%	06/01/18	51,350,000
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	3350 Southwest 148th Avenue & Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	2000		154,768	Square Feet	99.6%	06/01/18	44,000,000
4.04	JPMCB	1301 International Parkway	1301 International Parkway	Sunrise	FL	33323	Broward	1	Office	Suburban	2006		140,160	Square Feet	100.0%	06/01/18	38,500,000
4.05	JPMCB	777 West Yamato Road	777 West Yamato Road	Boca Raton	FL	33431	Palm Beach	1	Office	Suburban	1989		155,608	Square Feet	84.5%	06/01/18	38,000,000
4.06	JPMCB	4425 East Cotton Center Boulevard	4425 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2001		165,000	Square Feet	100.0%	06/01/18	35,500,000
4.07	JPMCB	4500 East Cotton Center Boulevard	4500 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2013		139,403	Square Feet	100.0%	06/01/18	32,000,000
4.08	JPMCB	3100 Southwest 145th Avenue	3100 Southwest 145th Avenue	Miramar	FL	33027	Broward	1	Office	Suburban	2008		104,337	Square Feet	100.0%	06/01/18	30,600,000
4.09	JPMCB	3400 Lakeside Drive	3400 Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	1989		120,130	Square Feet	89.7%	06/01/18	29,100,000
4.10	JPMCB	3450 Lakeside Drive	3450 Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	1989		119,598	Square Feet	93.2%	06/01/18	28,900,000
4.11	JPMCB	40 Liberty Boulevard	40 Liberty Boulevard	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1989	2015	126,000	Square Feet	100.0%	06/01/18	28,100,000
4.12	JPMCB	4630 Woodland Corporate Boulevard	4630 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		140,548	Square Feet	88.5%	06/01/18	26,100,000
4.13	JPMCB	750 Park of Commerce Road	750 Park of Commerce Road	Boca Raton	FL	33487	Palm Beach	1	Office	Suburban	2008		95,331	Square Feet	67.2%	06/01/18	25,900,000
4.14	JPMCB	13621 Northwest 12th Street	13621 Northwest 12th Street	Sunrise	FL	33323	Broward	1	Office	Suburban	2000		106,425	Square Feet	86.2%	06/01/18	25,200,000
4.15	JPMCB	2 West Liberty Boulevard	2 West Liberty Boulevard	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	2004		100,676	Square Feet	96.0%	06/01/18	24,350,000
4.16	JPMCB	10400 Viking Drive	10400 Viking Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997	2017	167,172	Square Feet	68.7%	06/01/18	23,400,000
4.17	JPMCB	100 Witmer Road	100 Witmer Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1996		139,128	Square Feet	84.1%	06/01/18	21,800,000
4.18	JPMCB	7 Walnut Grove Drive	7 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2007		120,000	Square Feet	100.0%	06/01/18	22,200,000
4.19	JPMCB	4313 East Cotton Center Boulevard	4313 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		108,874	Square Feet	100.0%	06/01/18	23,400,000
4.20	JPMCB	1200 Liberty Ridge Drive	1200 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	2001		86,150	Square Feet	74.3%	06/01/18	18,750,000
4.21	JPMCB	1400 Liberty Ridge Drive	1400 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	1979		101,136	Square Feet	59.8%	06/01/18	19,800,000
4.22	JPMCB	4750 South 44th Place	4750 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2007		79,496	Square Feet	100.0%	06/01/18	19,700,000
4.23	JPMCB	680 Blair Mill Road	680 Blair Mill Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2001		115,110	Square Feet	100.0%	06/01/18	19,550,000
4.24	JPMCB	3020 US Highway 301 South	3020 US Highway 301 South	Riverview	FL	33578	Hillsborough	1	Office	Suburban	2000		99,039	Square Feet	100.0%	06/01/18	18,900,000
4.25	JPMCB	4 Walnut Grove Drive	4 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1999		109,700	Square Feet	100.0%	06/01/18	18,600,000
4.26	JPMCB	4631 Woodland Corporate Boulevard	4631 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2008		90,472	Square Feet	93.6%	06/01/18	18,350,000
4.27	JPMCB	5 Walnut Grove Drive	5 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2000		105,000	Square Feet	81.7%	06/01/18	17,400,000
4.28	JPMCB	700 Dresher Road	700 Dresher Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1980		110,000	Square Feet	100.0%	06/01/18	16,850,000
4.29	JPMCB	45-67 Great Valley Parkway	45-67 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1975		128,011	Square Feet	100.0%	06/01/18	16,800,000
4.30	JPMCB	4610 South 44th Place	4610 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2008		66,012	Square Feet	100.0%	06/01/18	16,350,000
4.31	JPMCB	4217 East Cotton Center Boulevard	4217 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2006		88,140	Square Feet	100.0%	06/01/18	15,000,000
4.32	JPMCB	1 Country View Road	1 Country View Road	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1982	2014	54,798	Square Feet	96.9%	06/01/18	14,900,000
4.33	JPMCB	4410 East Cotton Center Boulevard	4410 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2007		101,269	Square Feet	100.0%	06/01/18	14,800,000
4.34	JPMCB	951 Northwest Broken Sound Parkway	951 Northwest Broken Sound Parkway	Boca Raton	FL	33487	Palm Beach	1	Office	Suburban	1986		85,610	Square Feet	100.0%	06/01/18	14,500,000
4.35	JPMCB	77-123 Great Valley Parkway	77-123 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1979		103,099	Square Feet	95.4%	06/01/18	14,400,000
4.36	JPMCB	420-500 Lapp Road	420-500 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1990		91,312	Square Feet	100.0%	06/01/18	14,200,000
4.37	JPMCB	2 Walnut Grove Drive	2 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		81,856	Square Feet	92.4%	06/01/18	12,100,000
4.38	JPMCB	507 Prudential Road	507 Prudential Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1973		100,710	Square Feet	71.9%	06/01/18	12,850,000
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	7930, 8010, 8020 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1990		89,758	Square Feet	93.7%	06/01/18	12,600,000
4.40	JPMCB	9801 South 51st Street	9801 South 51st Street	Phoenix	AZ	85044	Maricopa	1	Office	Suburban	1997		71,550	Square Feet	100.0%	06/01/18	12,200,000
4.41	JPMCB	180 Sheree Boulevard	180 Sheree Boulevard	Uwchlan Township	PA	19341	Chester	1	Office	Suburban	1989		107,417	Square Feet	37.3%	06/01/18	12,000,000
4.42	JPMCB	7615 Smetana Lane	7615 Smetana Lane	Eden Prairie	MN	55344	Hennepin	1	Flex	Office/Industrial	2000		93,444	Square Feet	100.0%	06/01/18	11,900,000
4.43	JPMCB	4550 South 44th Place	4550 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2008		54,489	Square Feet	100.0%	06/01/18	12,000,000
4.44	JPMCB	131 Kelsey Lane	131 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1998		89,290	Square Feet	100.0%	06/01/18	11,630,000
4.45	JPMCB	5775 Old Shakopee Road West	5775 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2000		103,050	Square Feet	68.7%	06/01/18	11,250,000
4.46	JPMCB	8401-8406 Benjamin Road (North)	8401-8406 Benjamin Road (North)	Tampa	FL	33634	Hillsborough	1	Flex	Office/Industrial	1986		94,766	Square Feet	72.5%	06/01/18	11,050,000
4.47	JPMCB	7625 Smetana Lane	7625 Smetana Lane	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	2006		55,924	Square Feet	100.0%	06/01/18	10,540,000
4.48	JPMCB	5 Great Valley Parkway	5 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983	2014	65,044	Square Feet	95.3%	06/01/18	10,600,000
4.49	JPMCB	5705 Old Shakopee Road West	5705 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2006		74,594	Square Feet	100.0%	06/01/18	10,625,000
4.50	JPMCB	7 Great Valley Parkway	7 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1985	2012	61,108	Square Feet	91.4%	06/01/18	10,150,000
4.51	JPMCB	65 Valley Stream Parkway	65 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983	2014	61,313	Square Feet	100.0%	06/01/18	10,200,000
4.52	JPMCB	220 Gibraltar Road	220 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		63,587	Square Feet	100.0%	06/01/18	10,100,000
4.53	JPMCB	257-275 Great Valley Parkway	257-275 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		71,122	Square Feet	100.0%	06/01/18	10,000,000
4.54	JPMCB	240 Gibraltar Road	240 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		63,587	Square Feet	78.0%	06/01/18	9,900,000
4.55	JPMCB	200 Gibraltar Road	200 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		64,452	Square Feet	84.0%	06/01/18	9,750,000
4.56	JPMCB	9023 Columbine Road	9023 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	1999		62,200	Square Feet	100.0%	06/01/18	9,380,000
4.57	JPMCB	3 Country View Road	3 Country View Road	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1998		70,000	Square Feet	100.0%	06/01/18	9,600,000
4.58	JPMCB	1 Great Valley Parkway	1 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1983		60,880	Square Feet	100.0%	06/01/18	9,250,000
4.59	JPMCB	333 Phoenixville Pike	333 Phoenixville Pike	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		84,000	Square Feet	100.0%	06/01/18	9,400,000
4.60	JPMCB	4405 East Cotton Center Boulevard	4405 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2001		54,551	Square Feet	100.0%	06/01/18	9,300,000
4.61	JPMCB	7920 Woodland Center Boulevard	7920 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1995		52,627	Square Feet	100.0%	06/01/18	8,840,000
4.62	JPMCB	20 Valley Stream Parkway	20 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987	2013	60,778	Square Feet	59.3%	06/01/18	9,000,000
4.63	JPMCB	5715 Old Shakopee Road West	5715 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2001		63,463	Square Feet	100.0%	06/01/18	8,750,000
4.64	JPMCB	150-182 Kelsey Lane	150-182 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2006		54,400	Square Feet	100.0%	06/01/18	8,500,000
4.65	JPMCB	155 Great Valley Parkway	155 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1982		71,200	Square Feet	100.0%	06/01/18	8,350,000
4.66	JPMCB	701-725 US Highway 301 South	701-725 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1999		65,380	Square Feet	100.0%	06/01/18	8,200,000
4.67	JPMCB	901-933 US Highway 301 South	901-933 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2000		65,200	Square Feet	100.0%	06/01/18	8,200,000
4.68	JPMCB	7725 Woodland Center Boulevard	7725 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		42,615	Square Feet	100.0%	06/01/18	8,050,000
4.69	JPMCB	4508 Woodland Corporate Boulevard	4508 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2000		40,140	Square Feet	100.0%	06/01/18	8,000,000
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm	3102, 3104 and 3110 Cherry Palm	Tampa	FL	33619	Hillsborough	1	Flex	Industrial	1987		74,397	Square Feet	72.7%	06/01/18	7,800,000
4.71	JPMCB	101 Gibraltar Road	101 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1977		56,845	Square Feet	94.3%	06/01/18	7,750,000
4.72	JPMCB	6161 American Boulevard West	6161 American Boulevard West	Bloomington	MN	55438	Hennepin	1	Office	Suburban	1999		36,827	Square Feet	100.0%	06/01/18	7,700,000
4.73	JPMCB	4502 Woodland Center Boulevard	4502 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2000		42,680	Square Feet	83.2%	06/01/18	7,500,000
4.74	JPMCB	110 Gibraltar Road	110 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1979		59,429	Square Feet	51.6%	06/01/18	7,500,000
4.75	JPMCB	8855 Columbine Road	8855 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2004		58,145	Square Feet	57.6%	06/01/18	7,130,000
4.76	JPMCB	8939 Columbine Road	8939 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2001		48,000	Square Feet	100.0%	06/01/18	7,220,000
4.77	JPMCB	7905 Fuller Road	7905 Fuller Road	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1998		74,224	Square Feet	100.0%	06/01/18	7,350,000
4.78	JPMCB	10801 Nesbitt Avenue South	10801 Nesbitt Avenue South	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	1999		56,000	Square Feet	100.0%	06/01/18	7,275,000
4.79	JPMCB	9008 Brittany Way	9008 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2004		59,080	Square Feet	100.0%	06/01/18	7,150,000
4.80	JPMCB	8995 Columbine Road	8995 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2001		46,112	Square Feet	99.4%	06/01/18	6,930,000
4.81	JPMCB	7852-7898 Woodland Center Boulevard	7852-7898 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1998		44,350	Square Feet	100.0%	06/01/18	7,200,000
4.82	JPMCB	455 Business Center Drive	455 Business Center Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		51,505	Square Feet	89.7%	06/01/18	7,050,000
4.83	JPMCB	231-253 Gibraltar Road	231-253 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1980		60,000	Square Feet	85.0%	06/01/18	7,000,000
4.84	JPMCB	747 Dresher Road	747 Dresher Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1987		53,200	Square Feet	61.2%	06/01/18	6,900,000
4.85	JPMCB	55 Valley Stream Parkway	55 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983		41,211	Square Feet	100.0%	06/01/18	6,900,000
4.86	JPMCB	8212 Woodland Center Boulevard	8212 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1996		39,155	Square Feet	100.0%	06/01/18	6,900,000

A-1-1

ANNEX A-1

								Number of	Property	Property		Year		Unit of		Occupancy	Appraised
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype(2)	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date	Value ($)(5)
4.87	JPMCB	4303 East Cotton Center Boulevard	4303 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		64,000	Square Feet	0.0%	06/01/18	6,990,000
4.88	JPMCB	501 US Highway 301 South	501 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2004		59,080	Square Feet	100.0%	06/01/18	6,850,000
4.89	JPMCB	7802-7850 Woodland Center Boulevard	7802-7850 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1998		44,350	Square Feet	100.0%	06/01/18	6,800,000
4.90	JPMCB	8102 Woodland Center Boulevard	8102 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1995		39,155	Square Feet	100.0%	06/01/18	6,700,000
4.91	JPMCB	102 Rock Road	102 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1984		40,472	Square Feet	100.0%	06/01/18	6,600,000
4.92	JPMCB	111-159 Gibraltar Road	111-159 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		63,036	Square Feet	75.6%	06/01/18	6,550,000
4.93	JPMCB	181-187 Gibraltar Road	181-187 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1980		48,870	Square Feet	100.0%	06/01/18	6,100,000
4.94	JPMCB	200-264 Lakeside Drive	200-264 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		54,623	Square Feet	85.2%	06/01/18	6,400,000
4.95	JPMCB	120 Gibraltar Road	120 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1980		49,023	Square Feet	77.3%	06/01/18	6,350,000
4.96	JPMCB	4207 East Cotton Center Boulevard	4207 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2006		24,900	Square Feet	100.0%	06/01/18	6,300,000
4.97	JPMCB	161-175 Gibraltar Road	161-175 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		49,732	Square Feet	100.0%	06/01/18	6,225,000
4.98	JPMCB	8967 Columbine Road	8967 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2000		39,862	Square Feet	100.0%	06/01/18	6,020,000
4.99	JPMCB	8125-8198 Woodland Center Boulevard	8125-8198 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1988		45,382	Square Feet	80.8%	06/01/18	6,500,000
4.100	JPMCB	111 Kelsey Lane	111 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1990		60,200	Square Feet	100.0%	06/01/18	6,070,000
4.101	JPMCB	261-283 Gibraltar Road	261-283 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1981		60,000	Square Feet	60.0%	06/01/18	6,000,000
4.102	JPMCB	27-43 Great Valley Parkway	27-43 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1978		60,623	Square Feet	100.0%	06/01/18	5,900,000
4.103	JPMCB	767 Electronic Drive	767 Electronic Drive	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1981	2018	45,000	Square Feet	75.5%	06/01/18	5,100,000
4.104	JPMCB	200-234 Kelsey Lane	200-234 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2005		45,600	Square Feet	100.0%	06/01/18	5,700,000
4.105	JPMCB	4435 East Cotton Center Boulevard	4435 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2007		25,505	Square Feet	100.0%	06/01/18	5,650,000
4.106	JPMCB	7800 Equitable Drive	7800 Equitable Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997		43,426	Square Feet	100.0%	06/01/18	5,400,000
4.107	JPMCB	8906 Brittany Way	8906 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2005		48,000	Square Feet	100.0%	06/01/18	5,475,000
4.108	JPMCB	201-223 Witmer Road	201-223 Witmer Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1972		60,000	Square Feet	80.8%	06/01/18	5,350,000
4.109	JPMCB	4520 Seedling Circle	4520 Seedling Circle	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2004		35,000	Square Feet	100.0%	06/01/18	5,300,000
4.110	JPMCB	13630 Northwest 8th Street	13630 Northwest 8th Street	Sunrise	FL	33325	Broward	1	Office	Suburban	1990		29,999	Square Feet	100.0%	06/01/18	5,100,000
4.111	JPMCB	5735 Old Shakopee Road West	5735 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2001		63,463	Square Feet	75.4%	06/01/18	5,175,000
4.112	JPMCB	50 Valley Stream Parkway	50 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987		31,000	Square Feet	100.0%	06/01/18	5,150,000
4.113	JPMCB	4503 Woodland Corporate Boulevard	4503 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		30,000	Square Feet	100.0%	06/01/18	5,050,000
4.114	JPMCB	508 Lapp Road	508 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		50,200	Square Feet	100.0%	06/01/18	4,850,000
4.115	JPMCB	125-135 Rock Road	125-135 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975		37,500	Square Feet	100.0%	06/01/18	4,875,000
4.116	JPMCB	8911 Columbine Road	8911 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2003		38,536	Square Feet	60.5%	06/01/18	4,610,000
4.117	JPMCB	9306-9324 East Broadway Avenue	9306-9324 East Broadway Avenue	Tampa	FL	33619	Hillsborough	1	Office	Suburban	2007		36,000	Square Feet	100.0%	06/01/18	4,800,000
4.118	JPMCB	101-111 Rock Road	101-111 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975		37,884	Square Feet	100.0%	06/01/18	4,700,000
4.119	JPMCB	201 Gibraltar Road	201 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1983		46,697	Square Feet	38.9%	06/01/18	4,700,000
4.120	JPMCB	4505 Woodland Corporate Boulevard	4505 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		25,000	Square Feet	100.0%	06/01/18	4,600,000
4.121	JPMCB	4511 Woodland Corporate Boulevard	4511 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		25,000	Square Feet	100.0%	06/01/18	4,600,000
4.122	JPMCB	400-445 Lakeside Drive, Unit #400	400-445 Lakeside Drive, Unit #400	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1981		62,123	Square Feet	0.0%	06/01/18	4,450,000
4.123	JPMCB	40 Valley Stream Parkway	40 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987	2015	31,092	Square Feet	100.0%	06/01/18	4,450,000
4.124	JPMCB	103-109 Gibraltar Road	103-109 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		42,000	Square Feet	100.0%	06/01/18	4,350,000
4.125	JPMCB	7702 Woodland Center Boulevard	7702 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1998		29,350	Square Feet	100.0%	06/01/18	4,400,000
4.126	JPMCB	113-123 Rock Road	113-123 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975	2015	37,500	Square Feet	100.0%	06/01/18	4,300,000
4.127	JPMCB	4415 East Cotton Center Boulevard	4415 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		35,463	Square Feet	0.0%	06/01/18	4,170,000
4.128	JPMCB	555 Business Center Drive	555 Business Center Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		30,064	Square Feet	100.0%	06/01/18	4,300,000
4.129	JPMCB	8001 Woodland Center Boulevard	8001 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		29,999	Square Feet	59.2%	06/01/18	4,300,000
4.130	JPMCB	300 Welsh Road Building 4	300 Welsh Road Building 4	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1983		37,653	Square Feet	58.9%	06/01/18	4,250,000
4.131	JPMCB	9001-9015 Brittany Way	9001-9015 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1999		30,000	Square Feet	100.0%	06/01/18	4,100,000
4.132	JPMCB	13650 Northwest 8th Street	13650 Northwest 8th Street	Sunrise	FL	33325	Broward	1	Office	Suburban	1990		24,732	Square Feet	28.4%	06/01/18	3,500,000
4.133	JPMCB	277-293 Great Valley Parkway	277-293 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1985		28,800	Square Feet	100.0%	06/01/18	3,800,000
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	300 Welsh Road (aka 5 Horsham Business Center)	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1985		33,205	Square Feet	100.0%	06/01/18	3,700,000
4.135	JPMCB	300-309 Lakeside Drive	300-309 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1982		43,832	Square Feet	0.0%	06/01/18	3,450,000
4.136	JPMCB	101-107 Lakeside Drive	101-107 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1996		27,465	Square Feet	100.0%	06/01/18	3,200,000
4.137	JPMCB	7695-7699 Anagram Drive	7695-7699 Anagram Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997		39,390	Square Feet	0.0%	06/01/18	3,130,000
4.138	JPMCB	425 Technology Drive	425 Technology Drive	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1998		22,407	Square Feet	100.0%	06/01/18	2,950,000
4.139	JPMCB	300 Technology Drive	300 Technology Drive	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		22,500	Square Feet	100.0%	06/01/18	2,800,000
4.140	JPMCB	510 Lapp Road	510 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		27,167	Square Feet	100.0%	06/01/18	2,600,000
4.141	JPMCB	7851-61 Woodland Center Boulevard	7851-61 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	2001		18,520	Square Feet	86.0%	06/01/18	2,700,000
4.142	JPMCB	300 Welsh Road Building 3	300 Welsh Road Building 3	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1984		23,461	Square Feet	59.9%	06/01/18	2,550,000
4.143	JPMCB	7624 Bald Cypress Place	7624 Bald Cypress Place	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	2003		15,035	Square Feet	100.0%	06/01/18	1,850,000
4.144	JPMCB	75 Great Valley Parkway	75 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1978		11,600	Square Feet	100.0%	06/01/18	1,675,000
4.145	JPMCB	506 Prudential Road	506 Prudential Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1973		18,200	Square Feet	0.0%	06/01/18	1,450,000
4.146	JPMCB	30 Great Valley Parkway	30 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		12,000	Square Feet	100.0%	06/01/18	1,150,000
4.147	JPMCB	100 Gibraltar Road	100 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Retail	Freestanding	1982		2,800	Square Feet	100.0%	06/01/18	450,000
5	JPMCB	Renaissance Tampa International Plaza Hotel	4200 Jim Walter Boulevard	Tampa	FL	33607	Hillsborough	1	Hotel	Full Service	2004	2016	293	Rooms	82.9%	03/31/18	69,200,000
6	JPMCB	660 Columbus Avenue	660 Columbus Avenue	New York	NY	10025	New York	1	Retail	Anchored	1973	2014	65,936	Square Feet	100.0%	04/01/18	69,400,000
7	JPMCB	Aon Center	200 East Randolph Street	Chicago	IL	60601	Cook	1	Office	CBD	1972	2018	2,777,240	Square Feet	87.9%	05/01/18	824,000,000
8	GACC	181 Fremont Street	181 Fremont Street	San Francisco	CA	94105	San Francisco	1	Office	CBD	2018		436,332	Square Feet	100.0%	08/06/18	632,000,000
9	CREFI	Nassau Shopping Center	3601 Hempstead Turnpike	Levittown	NY	11756	Nassau	1	Retail	Anchored	1993	2000	291,146	Square Feet	100.0%	04/01/18	73,000,000
10	JPMCB	Embassy Suites Kennesaw	620 Chastain Road Northwest	Kennesaw	GA	30144	Cobb	1	Hotel	Full Service	2009		192	Rooms	81.9%	05/31/18	49,500,000
11	CREFI	Elite Hotel Management Georgia Portfolio	Various	Various	GA	Various	Various	3	Hotel	Various	Various	Various	362	Rooms	76.5%	04/30/18	51,100,000
11.01	CREFI	Hyatt Place Atlanta Airport North	3415 Norman Berry Drive	East Point	GA	30344	Fulton	1	Hotel	Select Service	2002	2014	150	Rooms	82.0%	04/30/18	22,100,000
11.02	CREFI	Hampton Inn Norcross	5655 Jimmy Carter Boulevard	Norcross	GA	30071	Gwinnett	1	Hotel	Limited Service	1997	2015	132	Rooms	72.5%	04/30/18	18,000,000
11.03	CREFI	Fairfield Inn and Suites Commerce	137 Frontage Road	Commerce	GA	30529	Banks	1	Hotel	Limited Service	2010		80	Rooms	73.0%	04/30/18	11,000,000
12	GACC	First Place Tower	15 East 5th Street	Tulsa	OK	74103	Tulsa	1	Office	CBD	1956, 1971	1995	594,984	Square Feet	80.1%	06/07/18	42,700,000
13	CREFI	215 Lexington Avenue	215 Lexington Avenue	New York	NY	10018	New York	1	Office	CBD	1962		120,677	Square Feet	78.3%	04/19/18	83,000,000
14	JPMCB	Overland Park Xchange	6800 West 115th Street	Overland Park	KS	66211	Johnson	1	Office	Suburban	1986	2015	733,400	Square Feet	90.1%	07/01/18	119,700,000
15	CREFI	Woodland Gardens Apartments	4805 Woodland Avenue	Royal Oak	MI	48073	Oakland	1	Multifamily	Garden	1967	2017	337	Units	93.5%	06/01/18	34,100,000
16	GACC	Stonebrook Apartments	4820 Rural Road Southwest	Tumwater	WA	98512	Thurston	1	Multifamily	Garden	2017		126	Units	97.6%	04/30/18	34,620,000
17	CREFI	Kingsley Apartments	34800 Moravian Drive	Sterling Heights	MI	48312	Macomb	1	Multifamily	Garden	1969	2017	328	Units	96.0%	06/01/18	30,700,000
18	JPMCB	Radisson Blu Aqua Hotel	221 North Columbus Drive	Chicago	IL	60601	Cook	1	Hotel	Full Service	2011	2016	334	Rooms	75.4%	04/30/18	117,500,000
19	CREFI	Westbrook Corporate Center	1-5 Westbrook Corporate Center	Westchester	IL	60154	Cook	1	Office	Suburban	1986-1996	2016-2017	1,140,369	Square Feet	83.7%	03/31/18	136,000,000
20	CREFI	Amsdell Southeast Portfolio	Various	Various	Various	Various	Various	3	Self Storage	Self Storage	Various		263,700	Square Feet	85.8%	Various	23,170,000
20.01	CREFI	Amsdell Villages	4477 East County Road 466	Oxford	FL	34484	Sumter	1	Self Storage	Self Storage	2014		84,650	Square Feet	82.2%	06/10/18	9,800,000
20.02	CREFI	Amsdell Buford	4365 Commerce Drive	Buford	GA	30518	Gwinnett	1	Self Storage	Self Storage	1997		103,450	Square Feet	83.8%	06/13/18	8,050,000
20.03	CREFI	Amsdell Lawrenceville	282 East Crogan Street	Lawrenceville	GA	30046	Gwinnett	1	Self Storage	Self Storage	1996		75,600	Square Feet	92.7%	06/13/18	5,320,000
21	JPMCB	Walk at Highwoods Preserve	18001-18091 Highwoods Preserve Parkway	Tampa	FL	33647	Hillsborough	1	Retail	Anchored	2001		140,595	Square Feet	93.4%	04/17/18	25,450,000
22	GACC	330 Railroad Avenue	330 Railroad Avenue	Greenwich	CT	06830	Fairfield	1	Office	Suburban	1928	2016	24,560	Square Feet	100.0%	06/07/18	24,700,000
23	CREFI	253 Elizabeth	253 Elizabeth Street	New York	NY	10012	New York	1	Multifamily	Mid-Rise	1910	2006	9	Units	100.0%	05/08/18	12,000,000
24	CREFI	173 Ludlow	173 Ludlow Street	New York	NY	10002	New York	1	Multifamily	Mid-Rise	1900	1985	20	Units	100.0%	05/08/18	11,900,000
25	GACC	Valley Mack Plaza	6100-6300 Mack Road	Sacramento	CA	95823	Sacramento	1	Retail	Shadow Anchored	1982		126,493	Square Feet	100.0%	07/01/18	19,000,000
26	CREFI	236 West 16th	236 West 16th Street	New York	NY	10011	New York	1	Multifamily	Mid-Rise	1901		21	Units	90.5%	05/08/18	14,500,000
27	CREFI	161 Ludlow	161 Ludlow Street	New York	NY	10002	New York	1	Multifamily	Mid-Rise	1900	1984	10	Units	100.0%	05/08/18	11,700,000
28	CREFI	Four Points Sacramento Airport	4900 Duckhorn Drive	Sacramento	CA	95834	Sacramento	1	Hotel	Select Service	2007		100	Rooms	94.0%	03/31/18	26,500,000
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	4240 Scott Futrell Drive	Charlotte	NC	28214	Mecklenburg	1	Hotel	Extended Stay	2016		107	Rooms	80.3%	04/30/18	20,000,000
30	GACC	Pin Oaks	Various	Nashville	TN	37211	Davidson	2	Industrial	Various	Various		250,861	Square Feet	100.0%	06/30/18	18,300,000
30.01	GACC	Pin Oaks I	460-470 Metroplex Drive	Nashville	TN	37211	Davidson	1	Industrial	Flex	1986		101,978	Square Feet	100.0%	06/30/18	10,100,000
30.02	GACC	Pin Oaks II	1150 Antioch Pike	Nashville	TN	37211	Davidson	1	Industrial	Warehouse	1987		148,883	Square Feet	100.0%	06/30/18	8,200,000

A-1-2

ANNEX A-1

								Number of	Property	Property		Year		Unit of		Occupancy	Appraised
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype(2)	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date	Value ($)(5)
31	GACC	The Pad on Harvard	1777 Harvard Avenue	College Park	GA	30337	Fulton	1	Multifamily	Mid-Rise	2017		109	Units	93.6%	06/21/18	20,300,000
32	GACC	Sacramento Natural Foods	2820 R Street and 2815 S Street	Sacramento	CA	95816	Sacramento	1	Retail	Freestanding	2016		41,966	Square Feet	100.0%	08/06/18	19,000,000
33	CREFI	Deerfield Woods Apartments	19559 Farmington Road	Livonia	MI	48152	Wayne	1	Multifamily	Garden	1977	2017	144	Units	94.4%	05/31/18	15,400,000
34	JPMCB	Security Square	7005 Security Boulevard	Windsor Mill	MD	21244	Baltimore	1	Retail	Anchored	1986	2001	79,391	Square Feet	97.5%	05/31/18	16,900,000
35	GACC	Albertsons Aurora	1157 North Eola Road	Aurora	IL	60502	DuPage	1	Retail	Anchored	2001		74,746	Square Feet	100.0%	08/06/18	15,400,000
36	CREFI	StorQuest Seattle	35401 Pacific Highway South	Federal Way	WA	98003	King	1	Self Storage	Self Storage	2007		80,785	Square Feet	80.7%	05/01/18	16,800,000
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	10101 West 48th Avenue	Wheat Ridge	CO	80033	Jefferson	1	Hotel	Limited Service	1984	2014	103	Rooms	73.7%	04/30/18	14,400,000
38	CREFI	932 Southern Boulevard	932 Southern Boulevard	Bronx	NY	10459	Bronx	1	Retail	Unanchored	1927	2016	28,036	Square Feet	100.0%	05/02/18	15,000,000
39	CREFI	CityLine XII Portfolio	Various	Various	Various	Various	Various	3	Self Storage	Self Storage	Various	Various	152,413	Square Feet	83.6%	Various	12,980,000
39.01	CREFI	Maximum Storage	5600 Aurelius Road	Lansing	MI	48911	Ingham	1	Self Storage	Self Storage	1977		69,930	Square Feet	77.7%	05/04/18	6,130,000
39.02	CREFI	Boulevard 26 Storage	7410 Boulevard 26	Richland Hills	TX	76180	Tarrant	1	Self Storage	Self Storage	1950	2006	42,483	Square Feet	86.9%	04/30/18	4,000,000
39.03	CREFI	Box N Lox Storage	1350 West Road	Trenton	MI	48183	Wayne	1	Self Storage	Self Storage	1999		40,000	Square Feet	90.6%	04/30/18	2,850,000
40	JPMCB	Bay 528 Plaza	3100-3128 East FM 528 Road	Webster	TX	77598	Harris	1	Retail	Anchored	1989	2013	79,761	Square Feet	90.7%	03/01/18	11,190,000
41	GACC	Holiday Inn Express Chesapeake	721 Conference Center Drive	Chesapeake	VA	23320	Chesapeake City	1	Hotel	Limited Service	1990	2017	101	Rooms	69.6%	06/30/18	11,800,000
42	GACC	Net Lease 3-Pack	Various	Various	Various	Various	Various	3	Retail	Unanchored	2017		20,510	Square Feet	100.0%	Various	11,275,000
42.01	GACC	Statesboro	715 Northside Drive East	Statesboro	GA	30458	Bulloch	1	Retail	Unanchored	2017		8,000	Square Feet	100.0%	06/15/18	4,600,000
42.02	GACC	Danville	450 Mall Drive	Danville	VA	24540	Danville City	1	Retail	Unanchored	2017		6,532	Square Feet	100.0%	05/24/18	3,450,000
42.03	GACC	Calhoun	613 Highway 53	Calhoun	GA	30701	Gordon	1	Retail	Unanchored	2017		5,978	Square Feet	100.0%	06/14/18	3,225,000
43	CREFI	4675 Linton Boulevard	4675 Linton Boulevard	Delray Beach	FL	33445	Palm Beach	1	Office	Medical	2005		31,886	Square Feet	86.2%	06/13/18	10,200,000
44	GACC	Whitefish Crossing	45 Pheasant Run	Whitefish	MT	59937	Flathead	1	Multifamily	Garden	2017		60	Units	98.3%	05/18/18	10,030,000
45	GACC	Park Place	6700 and 6703 Odyssey Drive Northwest	Huntsville	AL	35806	Madison	1	Office	Suburban	1988	2007	78,053	Square Feet	100.0%	06/01/18	9,700,000
46	CREFI	SSCP Little Rock	5700 West 10th Street	Little Rock	AR	72204	Pulaski	1	Self Storage	Self Storage	2005		63,205	Square Feet	85.3%	05/31/18	9,760,000
47	CREFI	CityLine Southern Portfolio	Various	Various	Various	Various	Various	2	Self Storage	Self Storage	Various		131,765	Square Feet	93.6%	05/08/18	8,500,000
47.01	CREFI	HIM Self Storage	1800 Teague Road Northwest	Hartselle	AL	35640	Morgan	1	Self Storage	Self Storage	2001, 2016-2017		90,390	Square Feet	98.8%	05/08/18	4,700,000
47.02	CREFI	Top Notch Storage	1030 Dahlonega Highway	Cumming	GA	30040	Forsyth	1	Self Storage	Self Storage	2008, 2015		41,375	Square Feet	82.4%	05/08/18	3,800,000
48	GACC	Summit Apartments	1187 Edna Place	Macon	GA	31211	Bibb	1	Multifamily	Garden	1970	2008	120	Units	95.8%	06/01/18	7,300,000
49	JPMCB	MacArthur Retail Center	8100 Walton Boulevard	Irving	TX	75063	Dallas	1	Retail	Unanchored	1999		42,805	Square Feet	100.0%	05/15/18	8,100,000
50	GACC	Cascades Shopping Center	3725 Cascade Road Southwest, 1195 Fairburn Road Southwest	Atlanta	GA	30331	Fulton	1	Retail	Unanchored	2004		30,719	Square Feet	88.5%	05/31/18	7,300,000
51	CREFI	1400 Washington Street	1400 Washington Street	Hoboken	NJ	07030	Hudson	1	Retail	Unanchored	1900	2017	8,049	Square Feet	100.0%	06/01/18	6,000,000
52	JPMCB	CVS Knoxville	4864 North Broadway Street	Knoxville	TN	37918	Knox	1	Retail	Freestanding	1999		10,125	Square Feet	100.0%	08/01/18	5,415,000
53	CREFI	Fresenius Medical Center Crestwood	4850 Midlothian Turnpike	Crestwood	IL	60445	Cook	1	Office	Medical	2018		10,387	Square Feet	100.0%	08/01/18	5,050,000
54	JPMCB	671 4th Street	671 4th Street	Oakland	CA	94607	Alameda	1	Industrial	Warehouse/Distribution	1956, 1966	2016	15,000	Square Feet	100.0%	06/26/18	4,280,000
55	CREFI	Fresenius Medical Center Woodridge	7550 Janes Avenue	Woodridge	IL	60517	DuPage	1	Office	Medical	2018		7,540	Square Feet	100.0%	08/01/18	3,900,000
A-1-3

ANNEX A-1

						Original		Current						Net
			Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First
Loan #	Seller(1)	Property Name	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan(8)	Borrower(9)	Rate %(10)	Fee %(10)	Rate %(10)	Accrual Type	Service ($)(11)(12)	Service ($)(12)	Note Date	Payment Date
1	JPMCB/GACC	Aventura Mall	04/16/18	40.8%	103,000,000	1,155	103,000,000	1,155	9.9%	No	No	4.12125	0.01135	4.10990	Actual/360	358,653.69	4,303,844.28	06/07/18	08/01/18
2	CREFI	NY & CT NNN Portfolio	Various	61.2%	57,375,000	816	57,375,000	816	5.5%	No	No	4.98000	0.01515	4.96485	Actual/360	241,413.28	2,896,959.36	07/10/18	09/06/18
2.01	CREFI	Bank of America - Queens	05/21/18		11,775,000		11,775,000		1.1%
2.02	CREFI	CVS - Queens	05/21/18		8,720,000		8,720,000		0.8%
2.03	CREFI	Walgreens - Newtown	05/04/18		6,400,000		6,400,000		0.6%
2.04	CREFI	Chase - Queens	05/21/18		5,270,000		5,270,000		0.5%
2.05	CREFI	Bank of America - Mamaroneck	05/04/18		6,950,000		6,950,000		0.7%
2.06	CREFI	TD Bank - St. James	05/10/18		4,900,000		4,900,000		0.5%
2.07	CREFI	Chase - Middle Village	05/21/18		5,490,000		5,490,000		0.5%
2.08	CREFI	TD Bank - Hampton Bays	05/10/18		3,900,000		3,900,000		0.4%
2.09	CREFI	TD Bank - Westhampton	05/10/18		3,970,000		3,970,000		0.4%
3	GACC	eBay North First Commons	02/01/19	38.1%	51,000,000	204	51,000,000	204	4.9%	No	No	2.63768	0.01515	2.62253	Actual/360	113,658.53	1,363,902.36	06/07/18	07/06/18
4	JPMCB	Workspace	Various	35.4%	50,000,000	59	50,000,000	59	4.8%	No	No	5.37200	0.01135	5.36065	Actual/360	226,942.13	2,723,305.56	06/08/18	07/01/18
4.01	JPMCB	6625 78th Street West	04/13/18		1,740,625		1,740,625		0.2%
4.02	JPMCB	1500 Liberty Ridge Drive	04/16/18		1,566,797		1,566,797		0.2%
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	04/11/18		1,340,625		1,340,625		0.1%
4.04	JPMCB	1301 International Parkway	04/11/18		1,175,781		1,175,781		0.1%
4.05	JPMCB	777 West Yamato Road	04/19/18		1,160,547		1,160,547		0.1%
4.06	JPMCB	4425 East Cotton Center Boulevard	04/19/18		1,084,375		1,084,375		0.1%
4.07	JPMCB	4500 East Cotton Center Boulevard	04/19/18		977,344		977,344		0.1%
4.08	JPMCB	3100 Southwest 145th Avenue	04/11/18		934,375		934,375		0.1%
4.09	JPMCB	3400 Lakeside Drive	04/11/18		888,672		888,672		0.1%
4.10	JPMCB	3450 Lakeside Drive	04/11/18		882,813		882,813		0.1%
4.11	JPMCB	40 Liberty Boulevard	04/16/18		858,203		858,203		0.1%
4.12	JPMCB	4630 Woodland Corporate Boulevard	04/20/18		797,266		797,266		0.1%
4.13	JPMCB	750 Park of Commerce Road	04/19/18		791,016		791,016		0.1%
4.14	JPMCB	13621 Northwest 12th Street	04/11/18		769,531		769,531		0.1%
4.15	JPMCB	2 West Liberty Boulevard	04/16/18		743,750		743,750		0.1%
4.16	JPMCB	10400 Viking Drive	04/17/18		714,844		714,844		0.1%
4.17	JPMCB	100 Witmer Road	04/23/18		688,672		688,672		0.1%
4.18	JPMCB	7 Walnut Grove Drive	04/17/18		678,125		678,125		0.1%
4.19	JPMCB	4313 East Cotton Center Boulevard	04/19/18		675,000		675,000		0.1%
4.20	JPMCB	1200 Liberty Ridge Drive	04/16/18		604,688		604,688		0.1%
4.21	JPMCB	1400 Liberty Ridge Drive	04/16/18		604,688		604,688		0.1%
4.22	JPMCB	4750 South 44th Place	04/19/18		601,563		601,563		0.1%
4.23	JPMCB	680 Blair Mill Road	04/17/18		597,266		597,266		0.1%
4.24	JPMCB	3020 US Highway 301 South	04/20/18		577,344		577,344		0.1%
4.25	JPMCB	4 Walnut Grove Drive	04/17/18		567,969		567,969		0.1%
4.26	JPMCB	4631 Woodland Corporate Boulevard	04/20/18		560,547		560,547		0.1%
4.27	JPMCB	5 Walnut Grove Drive	04/17/18		531,250		531,250		0.1%
4.28	JPMCB	700 Dresher Road	04/23/18		514,453		514,453		0.0%
4.29	JPMCB	45-67 Great Valley Parkway	04/17/18		512,891		512,891		0.0%
4.30	JPMCB	4610 South 44th Place	04/19/18		503,906		503,906		0.0%
4.31	JPMCB	4217 East Cotton Center Boulevard	04/19/18		458,203		458,203		0.0%
4.32	JPMCB	1 Country View Road	04/16/18		455,078		455,078		0.0%
4.33	JPMCB	4410 East Cotton Center Boulevard	04/19/18		451,953		451,953		0.0%
4.34	JPMCB	951 Northwest Broken Sound Parkway	04/19/18		442,969		442,969		0.0%
4.35	JPMCB	77-123 Great Valley Parkway	04/17/18		439,844		439,844		0.0%
4.36	JPMCB	420-500 Lapp Road	04/17/18		433,594		433,594		0.0%
4.37	JPMCB	2 Walnut Grove Drive	04/23/18		383,203		383,203		0.0%
4.38	JPMCB	507 Prudential Road	04/23/18		383,203		383,203		0.0%
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	04/12/18		378,516		378,516		0.0%
4.40	JPMCB	9801 South 51st Street	04/19/18		372,656		372,656		0.0%
4.41	JPMCB	180 Sheree Boulevard	04/16/18		366,406		366,406		0.0%
4.42	JPMCB	7615 Smetana Lane	04/17/18		363,281		363,281		0.0%
4.43	JPMCB	4550 South 44th Place	04/19/18		360,547		360,547		0.0%
4.44	JPMCB	131 Kelsey Lane	04/24/18		354,297		354,297		0.0%
4.45	JPMCB	5775 Old Shakopee Road West	04/12/18		343,750		343,750		0.0%
4.46	JPMCB	8401-8406 Benjamin Road (North)	04/12/18		335,938		335,938		0.0%
4.47	JPMCB	7625 Smetana Lane	04/17/18		328,125		328,125		0.0%
4.48	JPMCB	5 Great Valley Parkway	04/16/18		326,953		326,953		0.0%
4.49	JPMCB	5705 Old Shakopee Road West	04/12/18		324,609		324,609		0.0%
4.50	JPMCB	7 Great Valley Parkway	04/16/18		312,891		312,891		0.0%
4.51	JPMCB	65 Valley Stream Parkway	04/16/18		311,328		311,328		0.0%
4.52	JPMCB	220 Gibraltar Road	04/17/18		308,594		308,594		0.0%
4.53	JPMCB	257-275 Great Valley Parkway	04/17/18		305,469		305,469		0.0%
4.54	JPMCB	240 Gibraltar Road	04/17/18		302,344		302,344		0.0%
4.55	JPMCB	200 Gibraltar Road	04/17/18		297,656		297,656		0.0%
4.56	JPMCB	9023 Columbine Road	04/16/18		294,531		294,531		0.0%
4.57	JPMCB	3 Country View Road	04/16/18		293,359		293,359		0.0%
4.58	JPMCB	1 Great Valley Parkway	04/17/18		287,109		287,109		0.0%
4.59	JPMCB	333 Phoenixville Pike	04/17/18		287,109		287,109		0.0%
4.60	JPMCB	4405 East Cotton Center Boulevard	04/19/18		283,984		283,984		0.0%
4.61	JPMCB	7920 Woodland Center Boulevard	04/12/18		277,734		277,734		0.0%
4.62	JPMCB	20 Valley Stream Parkway	04/16/18		275,000		275,000		0.0%
4.63	JPMCB	5715 Old Shakopee Road West	04/12/18		267,188		267,188		0.0%
4.64	JPMCB	150-182 Kelsey Lane	04/20/18		259,766		259,766		0.0%
4.65	JPMCB	155 Great Valley Parkway	04/17/18		255,078		255,078		0.0%
4.66	JPMCB	701-725 US Highway 301 South	04/24/18		250,391		250,391		0.0%
4.67	JPMCB	901-933 US Highway 301 South	04/24/18		250,391		250,391		0.0%
4.68	JPMCB	7725 Woodland Center Boulevard	04/20/18		245,703		245,703		0.0%
4.69	JPMCB	4508 Woodland Corporate Boulevard	04/20/18		244,141		244,141		0.0%
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm	04/24/18		238,281		238,281		0.0%
4.71	JPMCB	101 Gibraltar Road	04/17/18		236,719		236,719		0.0%
4.72	JPMCB	6161 American Boulevard West	04/13/18		235,156		235,156		0.0%
4.73	JPMCB	4502 Woodland Center Boulevard	04/20/18		230,469		230,469		0.0%
4.74	JPMCB	110 Gibraltar Road	04/17/18		228,906		228,906		0.0%
4.75	JPMCB	8855 Columbine Road	04/17/18		228,906		228,906		0.0%
4.76	JPMCB	8939 Columbine Road	04/17/18		227,344		227,344		0.0%
4.77	JPMCB	7905 Fuller Road	04/17/18		226,563		226,563		0.0%
4.78	JPMCB	10801 Nesbitt Avenue South	04/12/18		222,266		222,266		0.0%
4.79	JPMCB	9008 Brittany Way	04/24/18		218,359		218,359		0.0%
4.80	JPMCB	8995 Columbine Road	04/17/18		217,578		217,578		0.0%
4.81	JPMCB	7852-7898 Woodland Center Boulevard	04/12/18		216,797		216,797		0.0%
4.82	JPMCB	455 Business Center Drive	04/17/18		215,234		215,234		0.0%
4.83	JPMCB	231-253 Gibraltar Road	04/20/18		212,109		212,109		0.0%
4.84	JPMCB	747 Dresher Road	04/23/18		212,109		212,109		0.0%
4.85	JPMCB	55 Valley Stream Parkway	04/16/18		210,547		210,547		0.0%
4.86	JPMCB	8212 Woodland Center Boulevard	04/12/18		210,547		210,547		0.0%

A-1-4

ANNEX A-1

						Original		Current						Net
			Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First
Loan #	Seller(1)	Property Name	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan(8)	Borrower(9)	Rate %(10)	Fee %(10)	Rate %(10)	Accrual Type	Service ($)(11)(12)	Service ($)(12)	Note Date	Payment Date
4.87	JPMCB	4303 East Cotton Center Boulevard	04/19/18		207,813		207,813		0.0%
4.88	JPMCB	501 US Highway 301 South	04/24/18		207,813		207,813		0.0%
4.89	JPMCB	7802-7850 Woodland Center Boulevard	04/12/18		207,813		207,813		0.0%
4.90	JPMCB	8102 Woodland Center Boulevard	04/12/18		204,688		204,688		0.0%
4.91	JPMCB	102 Rock Road	04/20/18		201,563		201,563		0.0%
4.92	JPMCB	111-159 Gibraltar Road	04/20/18		200,000		200,000		0.0%
4.93	JPMCB	181-187 Gibraltar Road	04/20/18		195,313		195,313		0.0%
4.94	JPMCB	200-264 Lakeside Drive	04/17/18		195,313		195,313		0.0%
4.95	JPMCB	120 Gibraltar Road	04/17/18		193,750		193,750		0.0%
4.96	JPMCB	4207 East Cotton Center Boulevard	04/19/18		192,578		192,578		0.0%
4.97	JPMCB	161-175 Gibraltar Road	04/20/18		190,234		190,234		0.0%
4.98	JPMCB	8967 Columbine Road	04/17/18		189,844		189,844		0.0%
4.99	JPMCB	8125-8198 Woodland Center Boulevard	04/12/18		189,453		189,453		0.0%
4.100	JPMCB	111 Kelsey Lane	04/24/18		185,547		185,547		0.0%
4.101	JPMCB	261-283 Gibraltar Road	04/20/18		183,203		183,203		0.0%
4.102	JPMCB	27-43 Great Valley Parkway	04/17/18		180,078		180,078		0.0%
4.103	JPMCB	767 Electronic Drive	04/20/18		175,781		175,781		0.0%
4.104	JPMCB	200-234 Kelsey Lane	04/20/18		174,219		174,219		0.0%
4.105	JPMCB	4435 East Cotton Center Boulevard	04/19/18		172,656		172,656		0.0%
4.106	JPMCB	7800 Equitable Drive	04/17/18		164,844		164,844		0.0%
4.107	JPMCB	8906 Brittany Way	04/24/18		163,281		163,281		0.0%
4.108	JPMCB	201-223 Witmer Road	04/20/18		161,719		161,719		0.0%
4.109	JPMCB	4520 Seedling Circle	04/12/18		161,719		161,719		0.0%
4.110	JPMCB	13630 Northwest 8th Street	04/11/18		158,984		158,984		0.0%
4.111	JPMCB	5735 Old Shakopee Road West	04/12/18		158,203		158,203		0.0%
4.112	JPMCB	50 Valley Stream Parkway	04/16/18		157,422		157,422		0.0%
4.113	JPMCB	4503 Woodland Corporate Boulevard	04/20/18		154,297		154,297		0.0%
4.114	JPMCB	508 Lapp Road	04/17/18		154,297		154,297		0.0%
4.115	JPMCB	125-135 Rock Road	04/20/18		148,828		148,828		0.0%
4.116	JPMCB	8911 Columbine Road	04/17/18		147,656		147,656		0.0%
4.117	JPMCB	9306-9324 East Broadway Avenue	04/20/18		146,484		146,484		0.0%
4.118	JPMCB	101-111 Rock Road	04/20/18		143,359		143,359		0.0%
4.119	JPMCB	201 Gibraltar Road	04/23/18		143,359		143,359		0.0%
4.120	JPMCB	4505 Woodland Corporate Boulevard	04/20/18		140,625		140,625		0.0%
4.121	JPMCB	4511 Woodland Corporate Boulevard	04/20/18		140,625		140,625		0.0%
4.122	JPMCB	400-445 Lakeside Drive, Unit #400	04/17/18		135,938		135,938		0.0%
4.123	JPMCB	40 Valley Stream Parkway	04/16/18		135,938		135,938		0.0%
4.124	JPMCB	103-109 Gibraltar Road	04/20/18		132,813		132,813		0.0%
4.125	JPMCB	7702 Woodland Center Boulevard	04/20/18		132,813		132,813		0.0%
4.126	JPMCB	113-123 Rock Road	04/20/18		131,250		131,250		0.0%
4.127	JPMCB	4415 East Cotton Center Boulevard	04/19/18		131,250		131,250		0.0%
4.128	JPMCB	555 Business Center Drive	04/23/18		131,250		131,250		0.0%
4.129	JPMCB	8001 Woodland Center Boulevard	04/20/18		131,250		131,250		0.0%
4.130	JPMCB	300 Welsh Road Building 4	04/17/18		129,688		129,688		0.0%
4.131	JPMCB	9001-9015 Brittany Way	04/24/18		125,391		125,391		0.0%
4.132	JPMCB	13650 Northwest 8th Street	04/11/18		116,016		116,016		0.0%
4.133	JPMCB	277-293 Great Valley Parkway	04/17/18		116,016		116,016		0.0%
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	04/17/18		112,891		112,891		0.0%
4.135	JPMCB	300-309 Lakeside Drive	04/23/18		100,781		100,781		0.0%
4.136	JPMCB	101-107 Lakeside Drive	04/23/18		97,656		97,656		0.0%
4.137	JPMCB	7695-7699 Anagram Drive	04/17/18		94,531		94,531		0.0%
4.138	JPMCB	425 Technology Drive	04/17/18		90,234		90,234		0.0%
4.139	JPMCB	300 Technology Drive	04/17/18		85,547		85,547		0.0%
4.140	JPMCB	510 Lapp Road	04/17/18		79,297		79,297		0.0%
4.141	JPMCB	7851-61 Woodland Center Boulevard	04/12/18		79,297		79,297		0.0%
4.142	JPMCB	300 Welsh Road Building 3	04/23/18		68,750		68,750		0.0%
4.143	JPMCB	7624 Bald Cypress Place	04/12/18		56,641		56,641		0.0%
4.144	JPMCB	75 Great Valley Parkway	04/17/18		51,172		51,172		0.0%
4.145	JPMCB	506 Prudential Road	04/23/18		45,703		45,703		0.0%
4.146	JPMCB	30 Great Valley Parkway	04/17/18		35,156		35,156		0.0%
4.147	JPMCB	100 Gibraltar Road	04/17/18		13,672		13,672		0.0%
5	JPMCB	Renaissance Tampa International Plaza Hotel	04/23/18	63.9%	44,200,000	150,853	44,200,000	150,853	4.3%	No	No	4.55800	0.01515	4.54285	Actual/360	170,218.09	2,042,617.08	06/01/18	07/06/18
6	JPMCB	660 Columbus Avenue	05/31/18	62.7%	43,500,000	660	43,500,000	660	4.2%	No	No	4.64000	0.01515	4.62485	Actual/360	170,536.11	2,046,433.32	07/05/18	09/01/18
7	JPMCB	Aon Center	05/01/18	40.3%	43,000,000	126	43,000,000	126	4.1%	No	No	4.62740	0.01135	4.61605	Actual/360	168,118.16	2,017,417.92	06/08/18	08/01/18
8	GACC	181 Fremont Street	03/01/21	39.6%	40,000,000	573	40,000,000	573	3.8%	No	No	3.70860	0.01515	3.69345	Actual/360	125,336.94	1,504,043.33	03/29/18	05/06/18
9	CREFI	Nassau Shopping Center	05/08/18	54.8%	40,000,000	137	40,000,000	137	3.8%	No	No	4.35500	0.01515	4.33985	Actual/360	147,182.87	1,766,194.44	06/28/18	08/06/18
10	JPMCB	Embassy Suites Kennesaw	05/01/18	64.6%	32,000,000	166,667	31,968,577	166,503	3.1%	No	No	5.33000	0.01515	5.31485	Actual/360	178,294.11	2,139,529.32	06/29/18	08/01/18
11	CREFI	Elite Hotel Management Georgia Portfolio	Various	62.5%	32,000,000	88,398	31,924,901	88,190	3.1%	No	No	4.83000	0.01515	4.81485	Actual/360	208,192.26	2,498,307.12	06/27/18	08/06/18
11.01	CREFI	Hyatt Place Atlanta Airport North	05/01/19		12,250,000		12,221,251		1.2%
11.02	CREFI	Hampton Inn Norcross	05/01/18		11,750,000		11,722,425		1.1%
11.03	CREFI	Fairfield Inn and Suites Commerce	05/01/18		8,000,000		7,981,225		0.8%
12	GACC	First Place Tower	05/18/18	70.1%	30,000,000	50	29,952,526	50	2.9%	No	No	4.85000	0.01515	4.83485	Actual/360	172,765.22	2,073,182.64	06/29/18	08/06/18
13	CREFI	215 Lexington Avenue	05/11/18	31.3%	26,000,000	215	26,000,000	215	2.5%	No	No	4.30000	0.01515	4.28485	Actual/360	94,460.65	1,133,527.80	07/06/18	08/06/18
14	JPMCB	Overland Park Xchange	06/13/18	65.2%	25,000,000	106	25,000,000	106	2.4%	No	No	4.70000	0.01260	4.68740	Actual/360	99,276.62	1,191,319.44	06/28/18	08/01/18
15	CREFI	Woodland Gardens Apartments	05/24/18	70.0%	23,870,000	70,831	23,870,000	70,831	2.3%	No	Yes - Group 1	4.80000	0.01515	4.78485	Actual/360	125,237.62	1,502,851.44	06/28/18	08/06/18
16	GACC	Stonebrook Apartments	02/03/18	65.7%	22,750,000	180,556	22,750,000	180,556	2.2%	No	No	4.89600	0.03515	4.86085	Actual/360	120,685.02	1,448,220.24	02/28/18	04/06/18
17	CREFI	Kingsley Apartments	05/24/18	69.3%	21,280,000	64,878	21,280,000	64,878	2.0%	No	Yes - Group 1	4.80000	0.01515	4.78485	Actual/360	111,648.79	1,339,785.48	06/28/18	08/06/18
18	JPMCB	Radisson Blu Aqua Hotel	09/01/17	54.5%	20,000,000	191,617	20,000,000	191,617	1.9%	No	No	4.59700	0.02260	4.57440	Actual/360	77,680.79	932,169.48	10/20/17	12/01/17
19	CREFI	Westbrook Corporate Center	04/13/18	72.6%	19,000,000	87	18,955,614	87	1.8%	No	No	4.86000	0.01260	4.84740	Actual/360	100,376.64	1,204,519.68	05/10/18	07/06/18
20	CREFI	Amsdell Southeast Portfolio	Various	69.9%	16,400,000	62	16,400,000	62	1.6%	No	No	5.27000	0.04265	5.22735	Actual/360	90,764.67	1,089,176.04	06/21/18	08/06/18
20.01	CREFI	Amsdell Villages	03/22/18		6,292,000		6,292,000		0.6%
20.02	CREFI	Amsdell Buford	05/03/18		5,852,000		5,852,000		0.6%
20.03	CREFI	Amsdell Lawrenceville	05/03/18		4,256,000		4,256,000		0.4%
21	JPMCB	Walk at Highwoods Preserve	06/11/18	64.0%	16,300,000	116	16,300,000	116	1.6%	No	No	4.75000	0.01515	4.73485	Actual/360	65,416.96	785,003.52	06/27/18	08/01/18
22	GACC	330 Railroad Avenue	04/18/18	64.8%	16,000,000	651	16,000,000	651	1.5%	No	No	4.93800	0.01515	4.92285	Actual/360	66,754.44	801,053.28	06/22/18	08/06/18
23	CREFI	253 Elizabeth	05/09/18	60.0%	8,240,000	494,483	8,240,000	494,483	0.8%	Group A	Yes - Group 2	4.78000	0.01515	4.76485	Actual/360	33,278.54	399,342.48	07/11/18	09/06/18
24	CREFI	173 Ludlow	05/09/18	60.0%	6,100,000	494,483	6,100,000	494,483	0.6%	Group A	Yes - Group 2	4.78000	0.01515	4.76485	Actual/360	24,635.81	295,629.72	07/11/18	09/06/18
25	GACC	Valley Mack Plaza	04/17/18	74.7%	14,200,000	112	14,200,000	112	1.4%	No	No	4.97700	0.04515	4.93185	Actual/360	76,029.19	912,350.28	05/31/18	07/06/18
26	CREFI	236 West 16th	05/09/18	54.0%	7,720,000	456,774	7,720,000	456,774	0.7%	Group B	Yes - Group 2	4.78000	0.01515	4.76485	Actual/360	31,178.44	374,141.28	07/11/18	09/06/18
27	CREFI	161 Ludlow	05/09/18	54.0%	6,440,000	456,774	6,440,000	456,774	0.6%	Group B	Yes - Group 2	4.78000	0.01515	4.76485	Actual/360	26,008.95	312,107.40	07/11/18	09/06/18
28	CREFI	Four Points Sacramento Airport	05/01/19	52.7%	14,000,000	140,000	13,976,269	139,763	1.3%	No	No	4.46000	0.01515	4.44485	Actual/360	77,499.03	929,988.36	07/06/18	08/06/18
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	05/01/18	67.5%	13,500,000	126,168	13,500,000	126,168	1.3%	No	No	4.99600	0.01515	4.98085	Actual/360	72,437.92	869,255.04	06/08/18	08/01/18
30	GACC	Pin Oaks	04/27/18	73.1%	13,400,000	53	13,385,064	53	1.3%	No	No	4.79500	0.01515	4.77985	Actual/360	70,264.66	843,175.92	06/08/18	08/06/18
30.01	GACC	Pin Oaks I	04/27/18		7,395,628		7,387,385		0.7%
30.02	GACC	Pin Oaks II	04/27/18		6,004,372		5,997,679		0.6%

A-1-5

ANNEX A-1

						Original		Current						Net
			Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First
Loan #	Seller(1)	Property Name	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan(8)	Borrower(9)	Rate %(10)	Fee %(10)	Rate %(10)	Accrual Type	Service ($)(11)(12)	Service ($)(12)	Note Date	Payment Date
31	GACC	The Pad on Harvard	03/13/18	64.0%	13,000,000	119,266	13,000,000	119,266	1.3%	No	No	5.23500	0.01515	5.21985	Actual/360	57,500.17	690,002.04	05/10/18	07/06/18
32	GACC	Sacramento Natural Foods	05/11/18	60.3%	11,450,000	273	11,450,000	273	1.1%	No	No	4.98000	0.05515	4.92485	Actual/360	61,326.20	735,914.40	06/21/18	08/06/18
33	CREFI	Deerfield Woods Apartments	05/24/18	70.0%	10,780,000	74,861	10,780,000	74,861	1.0%	No	Yes - Group 1	4.80000	0.01515	4.78485	Actual/360	56,558.93	678,707.16	06/28/18	08/06/18
34	JPMCB	Security Square	04/20/18	62.8%	10,610,000	134	10,610,000	134	1.0%	No	No	4.55700	0.06515	4.49185	Actual/360	40,851.08	490,212.96	06/19/18	08/01/18
35	GACC	Albertsons Aurora	05/04/18	64.8%	9,984,000	134	9,984,000	134	1.0%	No	No	5.09000	0.04515	5.04485	Actual/360	54,146.77	649,761.24	06/07/18	08/06/18
36	CREFI	StorQuest Seattle	05/03/18	57.9%	9,726,000	120	9,726,000	120	0.9%	No	No	4.89000	0.01515	4.87485	Actual/360	40,183.91	482,206.92	06/05/18	07/06/18
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	05/01/18	67.1%	9,660,000	93,786	9,660,000	93,786	0.9%	No	No	4.97600	0.01515	4.96085	Actual/360	51,715.37	620,584.44	06/08/18	08/01/18
38	CREFI	932 Southern Boulevard	10/01/18	63.3%	9,500,000	339	9,500,000	339	0.9%	No	No	4.87000	0.01515	4.85485	Actual/360	39,089.64	469,075.68	07/10/18	09/06/18
39	CREFI	CityLine XII Portfolio	05/03/18	70.1%	9,100,000	60	9,100,000	60	0.9%	No	Yes - Group 3	5.05000	0.01515	5.03485	Actual/360	49,129.22	589,550.64	05/31/18	07/06/18
39.01	CREFI	Maximum Storage	05/03/18		4,429,435		4,429,435		0.4%
39.02	CREFI	Boulevard 26 Storage	05/03/18		2,710,928		2,710,928		0.3%
39.03	CREFI	Box N Lox Storage	05/03/18		1,959,637		1,959,637		0.2%
40	JPMCB	Bay 528 Plaza	06/05/18	71.0%	7,950,000	100	7,950,000	100	0.8%	No	No	4.99000	0.05515	4.93485	Actual/360	42,628.75	511,545.00	07/03/18	09/01/18
41	GACC	Holiday Inn Express Chesapeake	04/01/18	66.0%	7,800,000	77,228	7,792,563	77,154	0.7%	No	No	5.45000	0.01515	5.43485	Actual/360	44,043.16	528,517.92	06/07/18	08/06/18
42	GACC	Net Lease 3-Pack	Various	68.2%	7,700,000	375	7,691,986	375	0.7%	No	No	5.08800	0.01515	5.07285	Actual/360	41,750.37	501,004.44	06/15/18	08/06/18
42.01	GACC	Statesboro	04/12/18		3,141,463		3,138,193		0.3%
42.02	GACC	Danville	04/25/18		2,356,098		2,353,646		0.2%
42.03	GACC	Calhoun	04/13/18		2,202,439		2,200,147		0.2%
43	CREFI	4675 Linton Boulevard	12/01/18	71.6%	7,300,000	229	7,300,000	229	0.7%	No	No	5.39000	0.06265	5.32735	Actual/360	40,946.19	491,354.28	07/03/18	08/06/18
44	GACC	Whitefish Crossing	04/12/18	71.8%	7,200,000	120,000	7,200,000	120,000	0.7%	No	No	5.09000	0.01515	5.07485	Actual/360	39,048.15	468,577.80	06/07/18	08/06/18
45	GACC	Park Place	04/30/18	72.1%	7,000,000	90	6,992,225	90	0.7%	No	No	4.81000	0.08265	4.72735	Actual/360	36,768.90	441,226.80	06/27/18	08/06/18
46	CREFI	SSCP Little Rock	05/10/18	71.0%	6,925,000	110	6,925,000	110	0.7%	No	No	5.15000	0.01515	5.13485	Actual/360	37,812.32	453,747.84	07/11/18	09/06/18
47	CREFI	CityLine Southern Portfolio	Various	71.1%	6,039,250	46	6,039,250	46	0.6%	No	Yes - Group 3	5.23000	0.01515	5.21485	Actual/360	33,274.19	399,290.28	05/23/18	07/06/18
47.01	CREFI	HIM Self Storage	05/03/18		3,291,500		3,291,500		0.3%
47.02	CREFI	Top Notch Storage	05/09/18		2,747,750		2,747,750		0.3%
48	GACC	Summit Apartments	01/31/18	72.9%	5,325,000	44,375	5,319,630	44,330	0.5%	No	No	5.22000	0.01515	5.20485	Actual/360	29,305.98	351,671.76	06/13/18	08/06/18
49	JPMCB	MacArthur Retail Center	05/08/18	61.7%	5,000,000	117	5,000,000	117	0.5%	No	No	4.89200	0.01515	4.87685	Actual/360	26,512.03	318,144.36	06/08/18	08/01/18
50	GACC	Cascades Shopping Center	04/11/18	64.3%	4,700,000	153	4,694,694	153	0.5%	No	No	4.73900	0.01515	4.72385	Actual/360	24,486.27	293,835.24	06/18/18	08/06/18
51	CREFI	1400 Washington Street	05/15/18	67.5%	4,050,000	503	4,050,000	503	0.4%	No	No	5.10400	0.01515	5.08885	Actual/360	17,465.25	209,583.00	07/10/18	09/06/18
52	JPMCB	CVS Knoxville	05/21/18	67.4%	3,650,000	360	3,650,000	360	0.4%	No	No	4.83000	0.01515	4.81485	Actual/360	19,216.53	230,598.36	06/04/18	08/01/18
53	CREFI	Fresenius Medical Center Crestwood	05/21/18	66.8%	3,375,000	325	3,371,514	325	0.3%	No	Yes - Group 4	5.12000	0.01515	5.10485	Actual/360	18,366.05	220,392.60	06/19/18	08/01/18
54	JPMCB	671 4th Street	05/14/18	63.1%	2,700,000	180	2,700,000	180	0.3%	No	No	4.76000	0.01515	4.74485	Actual/360	10,858.75	130,305.00	07/09/18	09/01/18
55	CREFI	Fresenius Medical Center Woodridge	02/13/18	66.9%	2,610,000	346	2,607,349	346	0.3%	No	Yes - Group 4	5.19000	0.01515	5.17485	Actual/360	14,315.68	171,788.16	06/12/18	08/01/18

A-1-6

ANNEX A-1

			Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)(13)	Maturity Date(14)	ARD Loan(14)	Mat Date(14)	Balance ($)(6)	LTV %(5)	Provision (Payments)(15)
1	JPMCB/GACC	Aventura Mall			119	0	120	1	1	0	0	07/01/28	No		103,000,000	40.8%	L(25),Def(88),O(7)
2	CREFI	NY & CT NNN Portfolio			120	0	120	0	6	0	5	08/06/28	No		57,375,000	61.2%	L(24),Def(91),O(5)
2.01	CREFI	Bank of America - Queens													11,775,000
2.02	CREFI	CVS - Queens													8,720,000
2.03	CREFI	Walgreens - Newtown													6,400,000
2.04	CREFI	Chase - Queens													5,270,000
2.05	CREFI	Bank of America - Mamaroneck													6,950,000
2.06	CREFI	TD Bank - St. James													4,900,000
2.07	CREFI	Chase - Middle Village													5,490,000
2.08	CREFI	TD Bank - Hampton Bays													3,900,000
2.09	CREFI	TD Bank - Westhampton													3,970,000
3	GACC	eBay North First Commons			58	0	60	2	6	0	0	06/06/23	No		51,000,000	38.1%	L(26),Def(30),O(4)
4	JPMCB	Workspace			59	0	61	2	1	0	0	07/01/23	No		50,000,000	35.4%	Grtr1%orYM(57),O(4)
4.01	JPMCB	6625 78th Street West													1,740,625
4.02	JPMCB	1500 Liberty Ridge Drive													1,566,797
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive													1,340,625
4.04	JPMCB	1301 International Parkway													1,175,781
4.05	JPMCB	777 West Yamato Road													1,160,547
4.06	JPMCB	4425 East Cotton Center Boulevard													1,084,375
4.07	JPMCB	4500 East Cotton Center Boulevard													977,344
4.08	JPMCB	3100 Southwest 145th Avenue													934,375
4.09	JPMCB	3400 Lakeside Drive													888,672
4.10	JPMCB	3450 Lakeside Drive													882,813
4.11	JPMCB	40 Liberty Boulevard													858,203
4.12	JPMCB	4630 Woodland Corporate Boulevard													797,266
4.13	JPMCB	750 Park of Commerce Road													791,016
4.14	JPMCB	13621 Northwest 12th Street													769,531
4.15	JPMCB	2 West Liberty Boulevard													743,750
4.16	JPMCB	10400 Viking Drive													714,844
4.17	JPMCB	100 Witmer Road													688,672
4.18	JPMCB	7 Walnut Grove Drive													678,125
4.19	JPMCB	4313 East Cotton Center Boulevard													675,000
4.20	JPMCB	1200 Liberty Ridge Drive													604,688
4.21	JPMCB	1400 Liberty Ridge Drive													604,688
4.22	JPMCB	4750 South 44th Place													601,563
4.23	JPMCB	680 Blair Mill Road													597,266
4.24	JPMCB	3020 US Highway 301 South													577,344
4.25	JPMCB	4 Walnut Grove Drive													567,969
4.26	JPMCB	4631 Woodland Corporate Boulevard													560,547
4.27	JPMCB	5 Walnut Grove Drive													531,250
4.28	JPMCB	700 Dresher Road													514,453
4.29	JPMCB	45-67 Great Valley Parkway													512,891
4.30	JPMCB	4610 South 44th Place													503,906
4.31	JPMCB	4217 East Cotton Center Boulevard													458,203
4.32	JPMCB	1 Country View Road													455,078
4.33	JPMCB	4410 East Cotton Center Boulevard													451,953
4.34	JPMCB	951 Northwest Broken Sound Parkway													442,969
4.35	JPMCB	77-123 Great Valley Parkway													439,844
4.36	JPMCB	420-500 Lapp Road													433,594
4.37	JPMCB	2 Walnut Grove Drive													383,203
4.38	JPMCB	507 Prudential Road													383,203
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard													378,516
4.40	JPMCB	9801 South 51st Street													372,656
4.41	JPMCB	180 Sheree Boulevard													366,406
4.42	JPMCB	7615 Smetana Lane													363,281
4.43	JPMCB	4550 South 44th Place													360,547
4.44	JPMCB	131 Kelsey Lane													354,297
4.45	JPMCB	5775 Old Shakopee Road West													343,750
4.46	JPMCB	8401-8406 Benjamin Road (North)													335,938
4.47	JPMCB	7625 Smetana Lane													328,125
4.48	JPMCB	5 Great Valley Parkway													326,953
4.49	JPMCB	5705 Old Shakopee Road West													324,609
4.50	JPMCB	7 Great Valley Parkway													312,891
4.51	JPMCB	65 Valley Stream Parkway													311,328
4.52	JPMCB	220 Gibraltar Road													308,594
4.53	JPMCB	257-275 Great Valley Parkway													305,469
4.54	JPMCB	240 Gibraltar Road													302,344
4.55	JPMCB	200 Gibraltar Road													297,656
4.56	JPMCB	9023 Columbine Road													294,531
4.57	JPMCB	3 Country View Road													293,359
4.58	JPMCB	1 Great Valley Parkway													287,109
4.59	JPMCB	333 Phoenixville Pike													287,109
4.60	JPMCB	4405 East Cotton Center Boulevard													283,984
4.61	JPMCB	7920 Woodland Center Boulevard													277,734
4.62	JPMCB	20 Valley Stream Parkway													275,000
4.63	JPMCB	5715 Old Shakopee Road West													267,188
4.64	JPMCB	150-182 Kelsey Lane													259,766
4.65	JPMCB	155 Great Valley Parkway													255,078
4.66	JPMCB	701-725 US Highway 301 South													250,391
4.67	JPMCB	901-933 US Highway 301 South													250,391
4.68	JPMCB	7725 Woodland Center Boulevard													245,703
4.69	JPMCB	4508 Woodland Corporate Boulevard													244,141
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm													238,281
4.71	JPMCB	101 Gibraltar Road													236,719
4.72	JPMCB	6161 American Boulevard West													235,156
4.73	JPMCB	4502 Woodland Center Boulevard													230,469
4.74	JPMCB	110 Gibraltar Road													228,906
4.75	JPMCB	8855 Columbine Road													228,906
4.76	JPMCB	8939 Columbine Road													227,344
4.77	JPMCB	7905 Fuller Road													226,563
4.78	JPMCB	10801 Nesbitt Avenue South													222,266
4.79	JPMCB	9008 Brittany Way													218,359
4.80	JPMCB	8995 Columbine Road													217,578
4.81	JPMCB	7852-7898 Woodland Center Boulevard													216,797
4.82	JPMCB	455 Business Center Drive													215,234
4.83	JPMCB	231-253 Gibraltar Road													212,109
4.84	JPMCB	747 Dresher Road													212,109
4.85	JPMCB	55 Valley Stream Parkway													210,547
4.86	JPMCB	8212 Woodland Center Boulevard													210,547
A-1-7

ANNEX A-1

			Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)(13)	Maturity Date(14)	ARD Loan(14)	Mat Date(14)	Balance ($)(6)	LTV %(5)	Provision (Payments)(15)
4.87	JPMCB	4303 East Cotton Center Boulevard													207,813
4.88	JPMCB	501 US Highway 301 South													207,813
4.89	JPMCB	7802-7850 Woodland Center Boulevard													207,813
4.90	JPMCB	8102 Woodland Center Boulevard													204,688
4.91	JPMCB	102 Rock Road													201,563
4.92	JPMCB	111-159 Gibraltar Road													200,000
4.93	JPMCB	181-187 Gibraltar Road													195,313
4.94	JPMCB	200-264 Lakeside Drive													195,313
4.95	JPMCB	120 Gibraltar Road													193,750
4.96	JPMCB	4207 East Cotton Center Boulevard													192,578
4.97	JPMCB	161-175 Gibraltar Road													190,234
4.98	JPMCB	8967 Columbine Road													189,844
4.99	JPMCB	8125-8198 Woodland Center Boulevard													189,453
4.100	JPMCB	111 Kelsey Lane													185,547
4.101	JPMCB	261-283 Gibraltar Road													183,203
4.102	JPMCB	27-43 Great Valley Parkway													180,078
4.103	JPMCB	767 Electronic Drive													175,781
4.104	JPMCB	200-234 Kelsey Lane													174,219
4.105	JPMCB	4435 East Cotton Center Boulevard													172,656
4.106	JPMCB	7800 Equitable Drive													164,844
4.107	JPMCB	8906 Brittany Way													163,281
4.108	JPMCB	201-223 Witmer Road													161,719
4.109	JPMCB	4520 Seedling Circle													161,719
4.110	JPMCB	13630 Northwest 8th Street													158,984
4.111	JPMCB	5735 Old Shakopee Road West													158,203
4.112	JPMCB	50 Valley Stream Parkway													157,422
4.113	JPMCB	4503 Woodland Corporate Boulevard													154,297
4.114	JPMCB	508 Lapp Road													154,297
4.115	JPMCB	125-135 Rock Road													148,828
4.116	JPMCB	8911 Columbine Road													147,656
4.117	JPMCB	9306-9324 East Broadway Avenue													146,484
4.118	JPMCB	101-111 Rock Road													143,359
4.119	JPMCB	201 Gibraltar Road													143,359
4.120	JPMCB	4505 Woodland Corporate Boulevard													140,625
4.121	JPMCB	4511 Woodland Corporate Boulevard													140,625
4.122	JPMCB	400-445 Lakeside Drive, Unit #400													135,938
4.123	JPMCB	40 Valley Stream Parkway													135,938
4.124	JPMCB	103-109 Gibraltar Road													132,813
4.125	JPMCB	7702 Woodland Center Boulevard													132,813
4.126	JPMCB	113-123 Rock Road													131,250
4.127	JPMCB	4415 East Cotton Center Boulevard													131,250
4.128	JPMCB	555 Business Center Drive													131,250
4.129	JPMCB	8001 Woodland Center Boulevard													131,250
4.130	JPMCB	300 Welsh Road Building 4													129,688
4.131	JPMCB	9001-9015 Brittany Way													125,391
4.132	JPMCB	13650 Northwest 8th Street													116,016
4.133	JPMCB	277-293 Great Valley Parkway													116,016
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)													112,891
4.135	JPMCB	300-309 Lakeside Drive													100,781
4.136	JPMCB	101-107 Lakeside Drive													97,656
4.137	JPMCB	7695-7699 Anagram Drive													94,531
4.138	JPMCB	425 Technology Drive													90,234
4.139	JPMCB	300 Technology Drive													85,547
4.140	JPMCB	510 Lapp Road													79,297
4.141	JPMCB	7851-61 Woodland Center Boulevard													79,297
4.142	JPMCB	300 Welsh Road Building 3													68,750
4.143	JPMCB	7624 Bald Cypress Place													56,641
4.144	JPMCB	75 Great Valley Parkway													51,172
4.145	JPMCB	506 Prudential Road													45,703
4.146	JPMCB	30 Great Valley Parkway													35,156
4.147	JPMCB	100 Gibraltar Road													13,672
5	JPMCB	Renaissance Tampa International Plaza Hotel			58	0	60	2	6	2 (Once per year)	0	06/06/23	No		44,200,000	63.9%	Grtr1%orYM(26),DeforGrtr1%orYM(9),O(25)
6	JPMCB	660 Columbus Avenue			120	0	120	0	1	0	5 (Once per year)	08/01/28	No		43,500,000	62.7%	L(25),Grtr1%orYM(92),O(3)
7	JPMCB	Aon Center			59	0	60	1	1	0	0	07/01/23	No		43,000,000	40.3%	L(25),Def(32),O(3)
8	GACC	181 Fremont Street			116	0	120	4	6	0	0	04/06/28	Yes	04/06/31	40,000,000	39.6%	L(23),Grtr1%orYM(5),DeforGrtr1%orYM(85),O(7)
9	CREFI	Nassau Shopping Center			119	0	120	1	6	5 (One time only)	0	07/06/28	No		40,000,000	54.8%	L(25),Def(89),O(6)
10	JPMCB	Embassy Suites Kennesaw			119	359	0	1	1	0	5	07/01/28	No		26,594,821	53.7%	L(25),Grtr1%orYM(92),O(3)
11	CREFI	Elite Hotel Management Georgia Portfolio			119	239	0	1	6	0	5	07/06/28	No		20,032,009	39.2%	L(25),Def(92),O(3)
11.01	CREFI	Hyatt Place Atlanta Airport North													7,668,504
11.02	CREFI	Hampton Inn Norcross													7,355,503
11.03	CREFI	Fairfield Inn and Suites Commerce													5,008,002
12	GACC	First Place Tower			119	299	0	1	6	0	0	07/06/28	No		22,312,102	52.3%	L(25),Def(91),O(4)
13	CREFI	215 Lexington Avenue			119	0	120	1	6	0	0	07/06/28	No		26,000,000	31.3%	L(25),Grtr1%orYM(91),O(4)
14	JPMCB	Overland Park Xchange			119	0	120	1	1	0	0	07/01/28	No		25,000,000	66.3%	L(25),Grtr1%orYM(92),O(3)
15	CREFI	Woodland Gardens Apartments	07/06/23	08/06/23	119	360	60	1	6	2	0	07/06/28	No		21,950,737	64.4%	L(25),Def(91),O(4)
16	GACC	Stonebrook Apartments	03/06/23	04/06/23	115	360	60	5	6	0	0	03/06/28	No		20,952,059	60.5%	L(29),Def(86),O(5)
17	CREFI	Kingsley Apartments	07/06/23	08/06/23	119	360	60	1	6	2	0	07/06/28	No		19,568,985	63.7%	L(25),Def(91),O(4)
18	JPMCB	Radisson Blu Aqua Hotel			111	0	120	9	1	0	5 (Once per year)	11/01/27	No		20,000,000	54.5%	L(25),Grtr1%orYM(92),O(3)
19	CREFI	Westbrook Corporate Center			118	358	0	2	6	0	0	06/06/28	No		15,551,016	59.6%	L(26),Def(88),O(6)
20	CREFI	Amsdell Southeast Portfolio	07/06/21	08/06/21	119	360	36	1	6	0	0	07/06/28	No		14,603,673	62.2%	L(25),Def(91),O(4)
20.01	CREFI	Amsdell Villages													5,602,824
20.02	CREFI	Amsdell Buford													5,211,018
20.03	CREFI	Amsdell Lawrenceville													3,789,831
21	JPMCB	Walk at Highwoods Preserve			119	0	120	1	1	5	5	07/01/28	No		16,300,000	64.0%	L(25),Grtr1%orYM(91),O(4)
22	GACC	330 Railroad Avenue			119	0	120	1	6	0	0	07/06/28	No		16,000,000	64.8%	L(25),Def(91),O(4)
23	CREFI	253 Elizabeth			120	0	120	0	6	0	0	08/06/28	No		8,240,000	60.0%	L(24),Def(92),O(4)
24	CREFI	173 Ludlow			120	0	120	0	6	0	0	08/06/28	No		6,100,000	60.0%	L(24),Def(92),O(4)
25	GACC	Valley Mack Plaza	06/06/19	07/06/19	118	360	12	2	6	0	0	06/06/28	No		11,982,630	63.1%	L(26),Def(89),O(5)
26	CREFI	236 West 16th			120	0	120	0	6	0	0	08/06/28	No		7,720,000	54.0%	L(24),Def(92),O(4)
27	CREFI	161 Ludlow			120	0	120	0	6	0	0	08/06/28	No		6,440,000	54.0%	L(24),Def(92),O(4)
28	CREFI	Four Points Sacramento Airport			119	299	0	1	6	0	0	07/06/28	No		10,261,143	38.7%	L(25),Def(92),O(3)
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	07/01/19	08/01/19	119	360	12	1	1	0	0	07/01/28	No		11,398,834	57.0%	L(25),Def(91),O(4)
30	GACC	Pin Oaks			119	359	0	1	6	0	0	07/06/28	No		10,944,492	59.8%	L(25),Def(90),O(5)
30.01	GACC	Pin Oaks I													6,040,403
30.02	GACC	Pin Oaks II													4,904,089

A-1-8

ANNEX A-1

			Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)(13)	Maturity Date(14)	ARD Loan(14)	Mat Date(14)	Balance ($)(6)	LTV %(5)	Provision (Payments)(15)
31	GACC	The Pad on Harvard			118	0	120	2	6	0	0	06/06/28	No		13,000,000	64.0%	L(26),Def(90),O(4)
32	GACC	Sacramento Natural Foods	07/06/21	08/06/21	119	360	36	1	6	0	0	07/06/28	No		10,132,370	53.3%	L(23),Grtr1%orYM(90),O(7)
33	CREFI	Deerfield Woods Apartments	07/06/23	08/06/23	119	360	60	1	6	2	0	07/06/28	No		9,913,236	64.4%	L(25),Def(91),O(4)
34	JPMCB	Security Square			119	0	120	1	1	0	0	07/01/28	No		10,610,000	62.8%	L(25),Def(92),O(3)
35	GACC	Albertsons Aurora	07/06/23	08/06/23	119	360	60	1	6	0	0	07/06/28	No		9,221,987	59.9%	L(25),Def(90),O(5)
36	CREFI	StorQuest Seattle			118	0	120	2	6	0	0	06/06/28	No		9,726,000	57.9%	L(26),Def(90),O(4)
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	07/01/19	08/01/19	119	360	12	1	1	0	0	07/01/28	No		8,151,761	56.6%	L(25),Def(89),O(6)
38	CREFI	932 Southern Boulevard			120	0	120	0	6	0	0	08/06/28	No		9,500,000	63.3%	L(24),Def(90),O(6)
39	CREFI	CityLine XII Portfolio	06/06/21	07/06/21	118	360	36	2	6	0	0	06/06/28	No		8,064,800	62.1%	L(26),Def(90),O(4)
39.01	CREFI	Maximum Storage													3,925,550
39.02	CREFI	Boulevard 26 Storage													2,402,538
39.03	CREFI	Box N Lox Storage													1,736,712
40	JPMCB	Bay 528 Plaza	08/01/20	09/01/20	120	360	24	0	1	0	0	08/01/28	No		6,876,978	61.5%	L(25),Grtr1%orYM(92),O(3)
41	GACC	Holiday Inn Express Chesapeake			119	359	0	1	6	0	0	07/06/28	No		6,506,993	55.1%	L(25),Def(91),O(4)
42	GACC	Net Lease 3-Pack			119	359	0	1	6	0	0	07/06/28	No		6,349,962	56.3%	L(25),Def(91),O(4)
42.01	GACC	Statesboro													2,590,671
42.02	GACC	Danville													1,943,004
42.03	GACC	Calhoun													1,816,286
43	CREFI	4675 Linton Boulevard	07/06/20	08/06/20	59	360	24	1	6	0	0	07/06/23	No		6,999,628	68.6%	L(25),Def(32),O(3)
44	GACC	Whitefish Crossing	07/06/21	08/06/21	119	360	36	1	6	0	0	07/06/28	No		6,386,718	63.7%	L(25),Def(90),O(5)
45	GACC	Park Place			119	359	0	1	6	0	0	07/06/28	No		5,720,135	59.0%	L(25),Def(91),O(4)
46	CREFI	SSCP Little Rock	08/06/21	09/06/21	120	360	36	0	6	0	0	08/06/28	No		6,150,423	63.0%	L(24),Def(92),O(4)
47	CREFI	CityLine Southern Portfolio	06/06/21	07/06/21	118	360	36	2	6	0	0	06/06/28	No		5,372,977	63.2%	L(26),Def(90),O(4)
47.01	CREFI	HIM Self Storage													2,928,369
47.02	CREFI	Top Notch Storage													2,444,608
48	GACC	Summit Apartments			119	359	0	1	6	0	0	07/06/28	No		4,410,083	60.4%	L(25),Def(91),O(4)
49	JPMCB	MacArthur Retail Center	01/01/20	02/01/20	119	360	18	1	1	0	5 (Once per year)	07/01/28	No		4,261,412	52.6%	L(25),Grtr1%orYM(92),O(3)
50	GACC	Cascades Shopping Center			119	359	0	1	6	0	0	07/06/28	No		3,831,542	52.5%	L(25),Def(90),O(5)
51	CREFI	1400 Washington Street			120	0	120	0	6	0	0	08/06/28	No		4,050,000	67.5%	L(24),Def(91),O(5)
52	JPMCB	CVS Knoxville	07/01/23	08/01/23	119	360	60	1	1	0	0	07/01/28	No		3,358,085	62.0%	L(25),Grtr1%orYM(91),O(4)
53	CREFI	Fresenius Medical Center Crestwood			119	359	0	1	1	5	5	07/01/28	No		2,786,148	55.2%	L(25),Def(91),O(4)
54	JPMCB	671 4th Street			120	0	120	0	1	0	5 (Twice per year)	08/01/28	No		2,700,000	63.1%	L(24),Def(93),O(3)
55	CREFI	Fresenius Medical Center Woodridge			119	359	0	1	1	5	5	07/01/28	No		2,159,484	55.4%	L(25),Def(91),O(4)

A-1-9

ANNEX A-1

			HISTORICAL FINANCIALS(16)
																UW
			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(17)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(17)(18)
1	JPMCB/GACC	Aventura Mall	138,505,834	29,480,495	109,025,339	139,956,585	29,303,182	110,653,403	145,286,882	30,046,320	115,240,562	149,776,330	31,484,933	118,291,397	03/31/18	92.9%	185,479,647	30,620,668	154,858,979
2	CREFI	NY & CT NNN Portfolio														97.9%	5,430,371	672,311	4,758,062
2.01	CREFI	Bank of America - Queens														97.0%	1,071,733	99,413	972,320
2.02	CREFI	CVS - Queens														99.2%	887,099	193,279	693,821
2.03	CREFI	Walgreens - Newtown														99.2%	542,898	10,858	532,040
2.04	CREFI	Chase - Queens														95.7%	528,811	98,619	430,192
2.05	CREFI	Bank of America - Mamaroneck														98.9%	582,199	11,644	570,555
2.06	CREFI	TD Bank - St. James														96.8%	508,133	49,052	459,081
2.07	CREFI	Chase - Middle Village														98.6%	628,284	195,822	432,463
2.08	CREFI	TD Bank - Hampton Bays														98.8%	341,907	6,838	335,069
2.09	CREFI	TD Bank - Westhampton														97.0%	339,307	6,786	332,521
3	GACC	eBay North First Commons	6,724,681	1,103,053	5,621,627	6,061,769	1,049,456	5,012,313	5,325,763	1,098,322	4,227,441					95.0%	9,351,886	2,294,695	7,057,191
4	JPMCB	Workspace	174,651,468	61,521,549	113,129,919	176,695,884	60,292,253	116,403,632	183,363,228	66,207,944	117,155,284	184,583,235	66,606,688	117,976,547	03/31/18	89.8%	192,633,427	67,314,318	125,319,109
4.01	JPMCB	6625 78th Street West	6,954,104	3,268,277	3,685,827	7,353,924	3,478,638	3,875,285	7,536,048	3,479,189	4,056,859	7,550,588	3,416,312	4,134,276	03/31/18	81.8%	7,175,440	3,628,754	3,546,686
4.02	JPMCB	1500 Liberty Ridge Drive	5,892,166	2,156,266	3,735,900	5,667,924	1,923,952	3,743,973	6,113,981	2,243,414	3,870,568	6,158,604	2,309,661	3,848,942	03/31/18	95.4%	6,487,925	2,121,356	4,366,568
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	2,905,557	1,554,062	1,351,494	3,875,510	1,773,470	2,102,040	4,920,696	1,911,274	3,009,421	4,939,141	1,952,048	2,987,093	03/31/18	99.8%	4,963,009	2,014,717	2,948,292
4.04	JPMCB	1301 International Parkway	3,433,643	1,368,491	2,065,152	4,250,241	1,301,938	2,948,303	4,572,612	1,533,395	3,039,217	4,621,587	1,563,946	3,057,641	03/31/18	100.0%	4,671,546	1,487,381	3,184,165
4.05	JPMCB	777 West Yamato Road	4,546,942	1,659,542	2,887,400	2,690,454	1,355,874	1,334,581	3,366,260	1,594,905	1,771,355	3,484,536	1,543,015	1,941,520	03/31/18	90.5%	4,254,026	1,700,801	2,553,225
4.06	JPMCB	4425 East Cotton Center Boulevard	3,196,736	486,274	2,710,462	3,279,645	516,539	2,763,106	3,359,835	541,667	2,818,168	3,407,427	560,838	2,846,589	03/31/18	100.0%	3,432,623	605,233	2,827,390
4.07	JPMCB	4500 East Cotton Center Boulevard	2,478,425	363,069	2,115,355	2,529,987	357,485	2,172,502	2,621,930	401,538	2,220,392	2,672,716	430,013	2,242,703	03/31/18	100.0%	2,761,033	473,314	2,287,719
4.08	JPMCB	3100 Southwest 145th Avenue	2,775,625	993,832	1,781,793	3,252,376	1,071,140	2,181,236	2,987,739	1,172,215	1,815,524	2,969,755	1,152,519	1,817,236	03/31/18	100.0%	3,482,873	1,157,613	2,325,260
4.09	JPMCB	3400 Lakeside Drive	3,055,761	1,437,480	1,618,281	2,696,429	1,332,228	1,364,201	3,310,380	1,510,382	1,799,998	3,242,141	1,496,966	1,745,175	03/31/18	92.9%	2,829,589	1,390,612	1,438,977
4.10	JPMCB	3450 Lakeside Drive	2,765,720	1,306,267	1,459,452	3,408,151	1,282,467	2,125,684	3,590,209	1,348,722	2,241,487	3,582,039	1,342,858	2,239,181	03/31/18	96.2%	3,604,934	1,355,444	2,249,490
4.11	JPMCB	40 Liberty Boulevard	2,709,891	759,071	1,950,821	2,944,754	576,585	2,368,168	3,208,920	764,307	2,444,612	3,241,851	798,809	2,443,042	03/31/18	100.0%	3,229,923	678,413	2,551,510
4.12	JPMCB	4630 Woodland Corporate Boulevard	2,947,960	1,032,494	1,915,466	2,813,490	1,052,878	1,760,612	2,962,149	1,039,180	1,922,969	3,030,401	1,061,819	1,968,582	03/31/18	92.2%	3,337,342	1,097,515	2,239,827
4.13	JPMCB	750 Park of Commerce Road	3,089,621	948,198	2,141,423	2,821,572	857,759	1,963,812	2,842,256	1,026,339	1,815,917	2,703,665	996,553	1,707,112	03/31/18	85.9%	2,593,130	1,026,097	1,567,033
4.14	JPMCB	13621 Northwest 12th Street	1,556,101	918,117	637,984	1,944,569	893,095	1,051,474	3,093,211	1,140,522	1,952,688	3,154,056	1,155,565	1,998,492	03/31/18	91.7%	2,844,425	1,121,644	1,722,781
4.15	JPMCB	2 West Liberty Boulevard	3,174,258	983,277	2,190,981	2,290,033	851,804	1,438,229	3,024,040	994,163	2,029,877	3,009,230	979,416	2,029,815	03/31/18	97.7%	2,980,784	903,076	2,077,708
4.16	JPMCB	10400 Viking Drive	3,505,074	1,835,665	1,669,409	3,274,432	1,757,423	1,517,009	3,105,082	1,799,428	1,305,653	3,127,946	1,805,862	1,322,085	03/31/18	80.3%	3,685,527	1,894,250	1,791,277
4.17	JPMCB	100 Witmer Road	3,459,995	1,212,952	2,247,043	3,352,396	1,215,153	2,137,243	3,642,235	1,333,144	2,309,091	3,507,297	1,288,464	2,218,833	03/31/18	90.8%	3,378,343	1,259,574	2,118,769
4.18	JPMCB	7 Walnut Grove Drive	2,998,109	613,495	2,384,614	3,055,883	635,518	2,420,365	2,681,002	664,988	2,016,014	2,829,470	727,883	2,101,588	03/31/18	100.0%	2,982,289	676,239	2,306,050
4.19	JPMCB	4313 East Cotton Center Boulevard	1,929,099	318,220	1,610,879	1,958,517	326,946	1,631,572	1,974,164	337,147	1,637,017	1,852,776	326,668	1,526,108	03/31/18	100.0%	2,075,929	405,572	1,670,356
4.20	JPMCB	1200 Liberty Ridge Drive	2,555,469	841,277	1,714,192	2,262,352	719,348	1,543,005	2,422,250	818,350	1,603,900	2,372,833	823,363	1,549,470	03/31/18	87.4%	2,200,023	808,025	1,391,997
4.21	JPMCB	1400 Liberty Ridge Drive	2,680,688	861,023	1,819,665	2,249,166	710,611	1,538,555	1,797,986	961,547	836,439	1,974,129	984,226	989,904	03/31/18	94.2%	2,909,715	934,001	1,975,715
4.22	JPMCB	4750 South 44th Place	764,641	323,640	441,002	1,656,474	326,225	1,330,249	1,741,984	305,307	1,436,677	1,770,346	319,887	1,450,459	03/31/18	100.0%	1,842,763	371,645	1,471,118
4.23	JPMCB	680 Blair Mill Road	2,860,428	841,137	2,019,291	2,883,482	819,715	2,063,766	3,079,871	886,361	2,193,509	3,089,939	867,937	2,222,002	03/31/18	100.0%	3,008,973	935,162	2,073,811
4.24	JPMCB	3020 US Highway 301 South	1,951,012	476,351	1,474,661	2,182,092	533,668	1,648,425	1,709,058	530,983	1,178,076	1,685,350	515,614	1,169,736	03/31/18	100.0%	2,121,411	490,978	1,630,432
4.25	JPMCB	4 Walnut Grove Drive	2,347,317	766,939	1,580,378	2,371,899	767,868	1,604,031	2,611,541	918,036	1,693,505	2,624,828	911,209	1,713,619	03/31/18	100.0%	2,812,415	853,258	1,959,157
4.26	JPMCB	4631 Woodland Corporate Boulevard	2,099,051	692,421	1,406,630	2,140,629	626,206	1,514,423	2,169,898	721,641	1,448,257	2,165,480	715,218	1,450,262	03/31/18	81.1%	1,819,392	726,322	1,093,070
4.27	JPMCB	5 Walnut Grove Drive	2,018,239	897,498	1,120,741	2,485,030	992,678	1,492,352	2,054,497	982,352	1,072,145	1,926,272	933,752	992,520	03/31/18	87.3%	2,303,851	973,513	1,330,339
4.28	JPMCB	700 Dresher Road	1,649,972	697,173	952,800	2,320,796	876,034	1,444,762	2,466,185	910,291	1,555,894	2,487,937	937,370	1,550,568	03/31/18	100.0%	2,488,425	975,521	1,512,904
4.29	JPMCB	45-67 Great Valley Parkway	1,631,105	324,754	1,306,351	1,675,017	337,932	1,337,085	1,734,759	327,829	1,406,930	1,768,023	351,247	1,416,776	03/31/18	100.0%	1,786,624	330,005	1,456,619
4.30	JPMCB	4610 South 44th Place	1,794,160	307,923	1,486,237	1,809,929	300,180	1,509,750	1,875,505	315,345	1,560,159	1,887,292	319,348	1,567,945	03/31/18	100.0%	1,948,337	379,589	1,568,748
4.31	JPMCB	4217 East Cotton Center Boulevard	2,284,163	255,579	2,028,583	2,271,750	249,680	2,022,070	2,399,746	506,589	1,893,158	2,396,711	642,159	1,754,552	03/31/18	75.6%	1,485,601	686,662	798,939
4.32	JPMCB	1 Country View Road	1,043,889	483,449	560,440	1,402,628	425,222	977,406	1,620,115	505,734	1,114,381	1,687,291	511,313	1,175,978	03/31/18	98.3%	1,764,586	496,778	1,267,808
4.33	JPMCB	4410 East Cotton Center Boulevard	1,292,743	425,721	867,022	-6	390,569	-390,575	831,700	434,973	396,727	1,169,355	465,140	704,215	03/31/18	100.0%	1,515,001	475,433	1,039,568
4.34	JPMCB	951 Northwest Broken Sound Parkway	1,385,146	452,965	932,181	1,393,714	453,794	939,920	1,590,020	576,982	1,013,039	1,562,016	519,010	1,043,005	03/31/18	88.8%	1,641,815	630,496	1,011,319
4.35	JPMCB	77-123 Great Valley Parkway	1,402,738	386,156	1,016,582	1,411,963	403,540	1,008,423	1,509,313	445,564	1,063,750	1,561,367	460,700	1,100,667	03/31/18	83.5%	1,361,358	370,093	991,266
4.36	JPMCB	420-500 Lapp Road	1,364,879	367,842	997,036	1,449,568	363,776	1,085,792	1,518,549	384,254	1,134,295	1,550,856	408,397	1,142,458	03/31/18	100.0%	1,595,640	350,681	1,244,960
4.37	JPMCB	2 Walnut Grove Drive	1,526,252	618,929	907,323	1,808,366	652,486	1,155,880	1,845,231	671,061	1,174,170	1,802,324	658,003	1,144,321	03/31/18	94.5%	1,881,637	665,878	1,215,759
4.38	JPMCB	507 Prudential Road	2,253,317	676,120	1,577,196	1,538,026	644,759	893,267	74,028	587,224	-513,196	263,548	684,842	-421,294	03/31/18	78.0%	1,755,859	911,111	844,748
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	1,107,973	289,562	818,411	1,243,875	281,870	962,004	1,323,343	313,289	1,010,054	1,281,788	296,487	985,301	03/31/18	78.3%	1,116,543	284,589	831,953
4.40	JPMCB	9801 South 51st Street	949,899	265,747	684,152	982,299	272,700	709,599	1,045,036	303,090	741,946	1,010,248	313,479	696,770	03/31/18	100.0%	1,153,855	326,099	827,756
4.41	JPMCB	180 Sheree Boulevard	1,570,246	704,537	865,709	1,186,012	597,650	588,362	826,385	627,237	199,148	819,056	676,976	142,081	03/31/18	43.3%	902,076	680,011	222,066
4.42	JPMCB	7615 Smetana Lane	1,309,134	480,203	828,931	1,271,705	414,190	857,515	1,361,298	480,325	880,973	1,356,728	482,329	874,399	03/31/18	100.0%	1,448,166	535,924	912,242
4.43	JPMCB	4550 South 44th Place	737,818	223,147	514,671	952,824	250,423	702,401	984,523	247,652	736,872	959,936	224,819	735,117	03/31/18	100.0%	1,055,226	260,589	794,637
4.44	JPMCB	131 Kelsey Lane	1,225,504	244,683	980,822	1,237,552	230,739	1,006,813	1,287,891	258,980	1,028,910	1,303,096	268,561	1,034,535	03/31/18	100.0%	1,343,159	252,281	1,090,878
4.45	JPMCB	5775 Old Shakopee Road West	857,183	506,155	351,028	612,857	593,622	19,235	950,426	483,288	467,138	1,055,123	485,293	569,830	03/31/18	68.1%	1,201,517	521,128	680,389
4.46	JPMCB	8401-8406 Benjamin Road (North)	1,117,124	342,923	774,201	928,075	288,560	639,515	875,917	399,898	476,019	841,039	401,031	440,008	03/31/18	72.6%	1,017,241	317,804	699,437
4.47	JPMCB	7625 Smetana Lane	1,215,059	441,384	773,676	1,241,595	447,639	793,955	1,290,079	483,135	806,944	1,285,117	476,326	808,791	03/31/18	100.0%	1,319,314	482,566	836,748
4.48	JPMCB	5 Great Valley Parkway	1,035,105	595,817	439,287	1,163,312	497,193	666,119	1,265,977	545,112	720,865	1,320,808	538,851	781,956	03/31/18	96.5%	1,500,159	592,284	907,875
4.49	JPMCB	5705 Old Shakopee Road West	948,624	459,756	488,867	1,183,633	381,015	802,618	1,191,595	369,642	821,953	1,179,403	361,921	817,483	03/31/18	100.0%	1,226,770	391,009	835,761
4.50	JPMCB	7 Great Valley Parkway	962,771	575,224	387,547	1,314,878	543,267	771,611	1,448,535	555,248	893,287	1,447,151	545,021	902,130	03/31/18	93.5%	1,440,951	555,079	885,872
4.51	JPMCB	65 Valley Stream Parkway	1,085,864	319,869	765,994	1,114,147	316,138	798,009	1,187,995	352,016	835,979	1,197,831	369,669	828,162	03/31/18	100.0%	1,134,564	253,315	881,249
4.52	JPMCB	220 Gibraltar Road	948,779	606,854	341,925	1,476,850	561,383	915,466	1,522,384	579,508	942,876	1,558,260	602,579	955,682	03/31/18	100.0%	1,589,355	593,047	996,308
4.53	JPMCB	257-275 Great Valley Parkway	874,511	275,834	598,677	971,537	271,012	700,525	907,482	327,218	580,264	917,459	338,038	579,421	03/31/18	100.0%	1,162,487	289,437	873,051
4.54	JPMCB	240 Gibraltar Road	1,315,539	462,543	852,996	1,373,125	526,095	847,029	1,356,731	603,287	753,444	1,272,162	600,175	671,986	03/31/18	84.6%	1,346,020	568,835	777,185
4.55	JPMCB	200 Gibraltar Road	1,475,898	552,069	923,828	1,436,300	516,095	920,205	1,498,875	552,295	946,580	1,507,577	535,150	972,427	03/31/18	83.3%	1,306,210	571,578	734,631
4.56	JPMCB	9023 Columbine Road	1,114,368	396,474	717,894	1,129,583	389,158	740,424	1,210,078	446,309	763,769	1,232,740	462,831	769,909	03/31/18	100.0%	1,248,079	439,380	808,698
4.57	JPMCB	3 Country View Road	1,314,062	161,424	1,152,638	1,337,722	133,201	1,204,520	1,401,777	179,335	1,222,441	1,394,289	178,309	1,215,980	03/31/18	75.0%	1,017,612	276,566	741,046
4.58	JPMCB	1 Great Valley Parkway	1,081,547	318,059	763,488	1,095,132	306,511	788,620	1,145,737	341,115	804,622	1,154,656	344,390	810,267	03/31/18	100.0%	1,099,345	259,998	839,347
4.59	JPMCB	333 Phoenixville Pike	950,008	242,355	707,652	994,689	229,846	764,843	1,019,351	252,065	767,286	1,021,348	254,195	767,154	03/31/18	100.0%	1,100,616	264,570	836,046
4.60	JPMCB	4405 East Cotton Center Boulevard	929,053	191,463	737,590	767,081	188,255	578,826	893,401	188,709	704,692	906,260	198,508	707,752	03/31/18	100.0%	921,046	228,934	692,112
4.61	JPMCB	7920 Woodland Center Boulevard	873,089	146,266	726,823	903,160	155,241	747,918	951,627	186,270	765,357	952,014	181,567	770,446	03/31/18	100.0%	994,430	181,543	812,887
4.62	JPMCB	20 Valley Stream Parkway	1,178,185	529,100	649,085	785,698	396,651	389,047	856,684	509,837	346,847	868,010	506,544	361,466	03/31/18	66.9%	940,438	482,436	458,002
4.63	JPMCB	5715 Old Shakopee Road West	1,160,370	356,544	803,826	817,171	287,024	530,147	954,370	314,272	640,098	965,289	314,111	651,178	03/31/18	100.0%	1,038,565	358,856	679,709
4.64	JPMCB	150-182 Kelsey Lane	908,541	165,845	742,696	949,785	176,925	772,861	1,011,712	217,936	793,776	1,005,786	205,642	800,144	03/31/18	100.0%	1,071,175	207,534	863,641
4.65	JPMCB	155 Great Valley Parkway	681,139	49,239	631,900	711,979	53,958	658,021	742,524	74,925	667,600	743,127	79,522	663,605	03/31/18	100.0%	669,285	70,120	599,165
4.66	JPMCB	701-725 US Highway 301 South	913,189	194,878	718,311	969,819	233,552	736,267	957,702	295,159	662,543	950,012	317,393	632,619	03/31/18	100.0%	1,013,235	223,329	789,907
4.67	JPMCB	901-933 US Highway 301 South	961,188	239,879	721,309	947,437	212,531	734,906	1,019,645	281,038	738,606	1,017,157	280,941	736,216	03/31/18	100.0%	1,048,553	210,917	837,636
4.68	JPMCB	7725 Woodland Center Boulevard	935,135	186,522	748,612	472,114	201,253	270,861	150,397	201,026	-50,629	364,275	208,515	155,760	03/31/18	100.0%	868,228	262,281	605,947
4.69	JPMCB	4508 Woodland Corporate Boulevard	831,220	154,848	676,372	852,737	157,818	694,919	915,388	201,766	713,622	899,042	181,426	717,616	03/31/18	100.0%	945,712	191,350	754,362
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm	866,041	292,704	573,336	830,348	259,962	570,386	922,701	359,043	563,658	886,002	331,058	554,944	03/31/18	69.3%	800,793	265,284	535,509
4.71	JPMCB	101 Gibraltar Road	1,225,857	493,959	731,898	1,226,167	488,600	737,567	1,232,350	514,672	717,678	1,235,235	530,638	704,596	03/31/18	95.7%	1,264,171	512,186	751,984
4.72	JPMCB	6161 American Boulevard West	957,075	301,491	655,584	950,380	297,059	653,320	920,232	352,472	567,760	857,996	350,525	507,471	03/31/18	100.0%	813,728	332,984	480,744
4.73	JPMCB	4502 Woodland Center Boulevard	609,233	235,579	373,654	319,303	264,406	54,897	883,397	350,094	533,303	876,715	346,891	529,824	03/31/18	87.1%	846,371	243,254	603,116
4.74	JPMCB	110 Gibraltar Road	271,970	406,713	-134,743	610,383	382,054	228,330	780,728	429,009	351,719	796,617	426,336	370,281	03/31/18	62.7%	845,699	444,804	400,895
4.75	JPMCB	8855 Columbine Road	0	396,811	-396,811	0	381,290	-381,290	282,206	498,055	-215,849	468,824	514,843	-46,019	03/31/18	67.3%	888,274	476,125	412,149
4.76	JPMCB	8939 Columbine Road	849,180	295,572	553,608	848,499	278,184	570,315	898,283	312,169	586,114	911,165	320,292	590,873	03/31/18	100.0%	957,150	333,072	624,078
4.77	JPMCB	7905 Fuller Road	1,277,121	327,710	949,411	1,229,280	320,180	909,100	1,214,174	370,486	843,688	1,203,923	365,910	838,014	03/31/18	100.0%	1,252,188	370,100	882,088
4.78	JPMCB	10801 Nesbitt Avenue South	882,657	315,096	567,561	882,611	299,663	582,948	905,545	311,162	594,382	905,597	307,550	598,047	03/31/18	100.0%	924,282	301,249	623,033
4.79	JPMCB	9008 Brittany Way	224,702	199,245	25,457	289,861	357,292	-67,431	748,435	189,932	558,503	710,090	130,183	579,907	03/31/18	100.0%	775,125	134,325	640,800
4.80	JPMCB	8995 Columbine Road	815,178	286,587	528,591	816,671	272,769	543,902	891,322	330,778	560,543	898,014	332,823	565,191	03/31/18	99.4%	926,731	331,302	595,429
4.81	JPMCB	7852-7898 Woodland Center Boulevard	629,985	160,854	469,131	768,840	165,365	603,475	749,886	191,431	558,455	759,370	201,189	558,181	03/31/18	100.0%	844,424	211,101	633,323
4.82	JPMCB	455 Business Center Drive	712,178	405,988	306,190	780,012	374,540	405,472	870,825	403,418	467,407	925,725	423,148	502,577	03/31/18	91.6%	1,013,762	408,421	605,341
4.83	JPMCB	231-253 Gibraltar Road	908,131	275,687	632,443	1,003,347	391,818	611,529	1,003,619	240,233	763,385	964,089	275,053	689,035	03/31/18	86.7%	1,023,009	344,647	678,362
4.84	JPMCB	747 Dresher Road	493,042	289,139	203,903	471,997	260,956	211,041	471,005	283,733	187,272	520,322	247,263	273,059	03/31/18	62.7%	607,221	260,450	346,770
4.85	JPMCB	55 Valley Stream Parkway	736,192	220,692	515,500	756,024	219,562	536,462	814,591	254,282	560,308	816,145	259,483	556,661	03/31/18	100.0%	770,812	174,805	596,006
4.86	JPMCB	8212 Woodland Center Boulevard	561,655	93,469	468,186	573,955	92,863	481,091	610,044	116,952	493,092	607,145	111,077	496,068	03/31/18	100.0%	644,464	119,205	525,259
A-1-10

ANNEX A-1

			HISTORICAL FINANCIALS(16)
																UW
			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(17)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(17)(18)
4.87	JPMCB	4303 East Cotton Center Boulevard	907,916	185,910	722,006	927,260	188,207	739,053	932	231,658	-230,726	942	234,151	-233,209	03/31/18	12.0%	152,736	366,229	-213,493
4.88	JPMCB	501 US Highway 301 South	683,070	204,377	478,693	811,290	180,499	630,791	796,893	185,237	611,656	796,993	178,143	618,849	03/31/18	100.0%	849,750	190,986	658,763
4.89	JPMCB	7802-7850 Woodland Center Boulevard	727,814	163,031	564,783	746,980	178,497	568,483	783,270	199,652	583,618	784,177	190,822	593,355	03/31/18	100.0%	763,081	176,470	586,611
4.90	JPMCB	8102 Woodland Center Boulevard	786,195	122,147	664,048	950,241	127,207	823,034	363,365	156,395	206,971	209,594	168,181	41,413	03/31/18	100.0%	665,347	272,310	393,037
4.91	JPMCB	102 Rock Road	696,503	149,106	547,397	705,077	157,752	547,325	731,919	158,330	573,589	741,059	165,795	575,264	03/31/18	100.0%	749,607	155,787	593,820
4.92	JPMCB	111-159 Gibraltar Road	821,035	323,196	497,839	880,663	313,914	566,749	767,515	362,025	405,490	736,977	366,279	370,699	03/31/18	67.2%	724,576	379,595	344,981
4.93	JPMCB	181-187 Gibraltar Road	986,543	412,259	574,284	971,704	423,291	548,413	1,054,245	472,685	581,560	1,054,710	471,649	583,061	03/31/18	100.0%	1,048,377	468,594	579,783
4.94	JPMCB	200-264 Lakeside Drive	971,802	392,336	579,466	998,794	416,618	582,176	1,086,132	473,573	612,559	1,066,627	467,237	599,391	03/31/18	89.4%	958,463	520,298	438,165
4.95	JPMCB	120 Gibraltar Road	859,960	418,704	441,256	714,154	448,421	265,734	725,169	381,276	343,893	744,894	365,050	379,844	03/31/18	82.3%	906,207	390,588	515,620
4.96	JPMCB	4207 East Cotton Center Boulevard	588,082	106,960	481,122	577,032	83,082	493,950	621,486	111,616	509,871	630,535	113,122	517,413	03/31/18	100.0%	652,983	134,665	518,319
4.97	JPMCB	161-175 Gibraltar Road	791,545	197,763	593,782	756,155	209,694	546,462	757,082	201,747	555,335	775,454	211,004	564,450	03/31/18	100.0%	831,134	250,140	580,994
4.98	JPMCB	8967 Columbine Road	707,562	248,168	459,394	705,307	231,381	473,926	753,386	266,539	486,847	765,026	274,123	490,902	03/31/18	100.0%	807,818	289,354	518,465
4.99	JPMCB	8125-8198 Woodland Center Boulevard	746,031	199,073	546,958	758,313	252,898	505,415	678,489	200,540	477,949	662,468	203,387	459,081	03/31/18	81.5%	671,634	184,125	487,509
4.100	JPMCB	111 Kelsey Lane	606,958	132,985	473,973	619,121	153,695	465,427	644,271	160,032	484,240	653,075	166,624	486,451	03/31/18	100.0%	687,028	158,405	528,623
4.101	JPMCB	261-283 Gibraltar Road	825,634	200,901	624,733	837,420	220,206	617,214	864,644	226,537	638,107	809,850	243,122	566,728	03/31/18	59.5%	616,715	239,726	376,989
4.102	JPMCB	27-43 Great Valley Parkway	618,100	187,267	430,833	632,468	189,683	442,785	657,834	205,438	452,397	657,213	201,971	455,242	03/31/18	100.0%	661,001	192,121	468,880
4.103	JPMCB	767 Electronic Drive	452,247	199,218	253,029	1,171	191,101	-189,930	1,989	199,291	-197,302	1,970	200,007	-198,037	03/31/18	76.1%	615,943	433,384	182,559
4.104	JPMCB	200-234 Kelsey Lane	444,671	131,957	312,714	594,713	120,719	473,994	631,685	153,209	478,476	620,877	142,065	478,812	03/31/18	100.0%	638,678	144,449	494,229
4.105	JPMCB	4435 East Cotton Center Boulevard	794,277	221,458	572,819	762,054	179,209	582,845	811,000	204,339	606,660	820,065	212,704	607,361	03/31/18	100.0%	773,690	242,861	530,829
4.106	JPMCB	7800 Equitable Drive	596,423	366,581	229,841	743,771	425,192	318,578	975,353	462,318	513,036	1,003,521	464,393	539,128	03/31/18	100.0%	1,023,994	448,989	575,005
4.107	JPMCB	8906 Brittany Way	596,053	171,699	424,354	561,057	170,360	390,697	660,835	215,745	445,090	668,053	197,419	470,634	03/31/18	100.0%	684,337	184,307	500,030
4.108	JPMCB	201-223 Witmer Road	719,116	305,358	413,758	577,049	287,859	289,190	648,050	331,241	316,809	675,440	329,780	345,661	03/31/18	86.4%	728,330	327,307	401,023
4.109	JPMCB	4520 Seedling Circle	620,513	204,074	416,439	619,592	191,821	427,772	661,702	224,697	437,005	664,346	225,287	439,059	03/31/18	100.0%	685,186	216,821	468,365
4.110	JPMCB	13630 Northwest 8th Street	450,977	187,886	263,091	556,710	222,957	333,753	631,116	227,245	403,870	635,677	232,225	403,452	03/31/18	100.0%	637,210	237,097	400,112
4.111	JPMCB	5735 Old Shakopee Road West	293,871	284,536	9,335	269,672	228,744	40,928	313,252	236,202	77,050	349,258	230,996	118,261	03/31/18	67.3%	562,890	274,286	288,604
4.112	JPMCB	50 Valley Stream Parkway	911	163,696	-162,785	189,040	193,493	-4,453	590,094	234,461	355,633	659,839	242,062	417,777	03/31/18	70.4%	577,601	267,801	309,800
4.113	JPMCB	4503 Woodland Corporate Boulevard	473,958	245,499	228,459	747,069	292,342	454,727	725,880	270,784	455,096	735,808	277,045	458,763	03/31/18	100.0%	757,522	273,583	483,939
4.114	JPMCB	508 Lapp Road	568,873	234,435	334,438	555,033	221,876	333,157	72,077	236,775	-164,697	41,634	231,418	-189,784	03/31/18	100.0%	622,247	228,531	393,716
4.115	JPMCB	125-135 Rock Road	537,286	157,012	380,274	322,120	164,917	157,203	379,073	172,774	206,299	434,388	186,333	248,055	03/31/18	100.0%	663,721	212,831	450,890
4.116	JPMCB	8911 Columbine Road	691,710	399,253	292,457	852,097	372,155	479,942	697,841	402,997	294,844	621,194	423,023	198,171	03/31/18	72.5%	702,745	433,905	268,841
4.117	JPMCB	9306-9324 East Broadway Avenue	402,098	126,117	275,981	429,016	134,705	294,311	448,194	148,190	300,004	442,709	140,227	302,483	03/31/18	100.0%	532,028	141,461	390,567
4.118	JPMCB	101-111 Rock Road	651,481	249,623	401,858	636,439	214,581	421,858	672,069	224,067	448,002	677,969	227,133	450,836	03/31/18	100.0%	714,309	253,158	461,151
4.119	JPMCB	201 Gibraltar Road	787,025	319,485	467,540	478,985	341,763	137,221	479,796	313,105	166,691	468,811	312,453	156,358	03/31/18	61.4%	531,160	306,790	224,370
4.120	JPMCB	4505 Woodland Corporate Boulevard	611,517	203,994	407,523	626,934	207,207	419,727	706,542	276,780	429,763	708,666	276,313	432,353	03/31/18	100.0%	682,606	222,518	460,089
4.121	JPMCB	4511 Woodland Corporate Boulevard	586,722	152,691	434,031	609,630	162,522	447,108	640,982	180,665	460,317	643,565	180,842	462,723	03/31/18	100.0%	658,418	176,656	481,762
4.122	JPMCB	400-445 Lakeside Drive, Unit #400	385,246	352,558	32,688	709,104	285,377	423,727	2,816	290,847	-288,030	422,798	311,035	111,763	03/31/18	0.0%	0	328,275	-328,275
4.123	JPMCB	40 Valley Stream Parkway	205,129	247,272	-42,142	394,575	217,651	176,924	523,773	201,161	322,612	548,965	198,686	350,279	03/31/18	100.0%	545,328	158,559	386,769
4.124	JPMCB	103-109 Gibraltar Road	384,700	209,155	175,545	495,860	209,159	286,701	319,440	198,160	121,280	274,233	211,720	62,513	03/31/18	100.0%	473,483	243,736	229,747
4.125	JPMCB	7702 Woodland Center Boulevard	709,040	185,672	523,368	647,698	188,654	459,044	692,790	213,072	479,718	618,967	207,338	411,629	03/31/18	100.0%	571,148	176,038	395,110
4.126	JPMCB	113-123 Rock Road	91,051	182,472	-91,421	373,000	164,598	208,402	459,528	187,202	272,327	469,251	187,744	281,507	03/31/18	100.0%	462,624	153,205	309,419
4.127	JPMCB	4415 East Cotton Center Boulevard	520,325	113,952	406,373	536,628	120,590	416,038	564,954	134,270	430,685	473,885	140,483	333,402	03/31/18	11.8%	82,893	149,050	-66,157
4.128	JPMCB	555 Business Center Drive	484,781	222,864	261,918	632,116	222,178	409,938	645,138	245,015	400,123	641,720	254,107	387,613	03/31/18	100.0%	678,120	255,732	422,388
4.129	JPMCB	8001 Woodland Center Boulevard	304,594	187,018	117,576	164,388	158,120	6,268	407,492	216,539	190,953	479,103	219,988	259,115	03/31/18	100.0%	596,853	196,137	400,717
4.130	JPMCB	300 Welsh Road Building 4	484,047	268,196	215,851	537,195	302,062	235,134	515,684	343,581	172,103	538,217	342,914	195,303	03/31/18	87.3%	567,501	359,040	208,461
4.131	JPMCB	9001-9015 Brittany Way	460,239	83,744	376,495	487,749	86,116	401,633	454,349	145,375	308,974	455,878	141,280	314,599	03/31/18	100.0%	483,060	114,050	369,010
4.132	JPMCB	13650 Northwest 8th Street	476,388	157,063	319,325	521,839	197,092	324,748	396,936	189,631	207,305	286,662	170,526	116,136	03/31/18	42.8%	232,208	177,876	54,332
4.133	JPMCB	277-293 Great Valley Parkway	413,105	168,438	244,667	403,194	130,803	272,392	457,231	157,361	299,870	452,217	159,816	292,401	03/31/18	100.0%	448,928	117,442	331,486
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	570,295	254,220	316,075	587,035	265,558	321,477	621,693	281,403	340,290	606,920	264,244	342,676	03/31/18	77.4%	643,757	284,862	358,895
4.135	JPMCB	300-309 Lakeside Drive	276,046	246,752	29,294	326,810	181,778	145,031	1,987	181,860	-179,873	2,058	189,622	-187,565	03/31/18	0.0%	0	234,530	-234,530
4.136	JPMCB	101-107 Lakeside Drive	478,482	164,843	313,639	518,475	196,506	321,969	357,180	157,657	199,524	363,351	164,597	198,753	03/31/18	100.0%	574,282	211,569	362,713
4.137	JPMCB	7695-7699 Anagram Drive	651,026	206,909	444,117	659,324	201,939	457,385	718,573	245,729	472,844	656,299	243,529	412,771	03/31/18	23.1%	206,884	228,470	-21,586
4.138	JPMCB	425 Technology Drive	383,010	138,799	244,211	374,893	121,287	253,607	405,545	139,885	265,660	409,993	145,171	264,822	03/31/18	100.0%	400,607	128,443	272,164
4.139	JPMCB	300 Technology Drive	221,399	79,721	141,678	274,647	63,814	210,833	300,656	83,058	217,598	295,755	85,324	210,432	03/31/18	100.0%	300,545	64,234	236,311
4.140	JPMCB	510 Lapp Road	220,683	32,238	188,446	232,898	36,183	196,715	232,954	41,852	191,102	229,827	41,601	188,226	03/31/18	100.0%	211,903	48,783	163,120
4.141	JPMCB	7851-61 Woodland Center Boulevard	286,671	78,335	208,336	296,645	70,397	226,248	299,474	83,879	215,595	297,329	79,921	217,408	03/31/18	86.9%	301,930	84,511	217,419
4.142	JPMCB	300 Welsh Road Building 3	438,753	158,597	280,156	453,567	172,451	281,117	462,212	191,531	270,681	455,908	200,355	255,553	03/31/18	65.6%	314,664	194,418	120,246
4.143	JPMCB	7624 Bald Cypress Place	132,586	51,792	80,794	154,826	63,492	91,333	202,839	80,374	122,465	193,691	63,538	130,154	03/31/18	100.0%	226,197	67,817	158,380
4.144	JPMCB	75 Great Valley Parkway	137,628	19,129	118,500	141,699	18,222	123,476	148,479	23,638	124,841	147,599	23,446	124,153	03/31/18	100.0%	131,660	23,578	108,082
4.145	JPMCB	506 Prudential Road	279,491	81,530	197,961	309,921	77,351	232,569	229,528	91,232	138,297	149,447	94,065	55,382	03/31/18	0.0%	0	90,869	-90,869
4.146	JPMCB	30 Great Valley Parkway	123,874	49,683	74,191	122,270	47,086	75,184	126,999	49,156	77,842	124,822	47,117	77,705	03/31/18	100.0%	122,631	44,249	78,382
4.147	JPMCB	100 Gibraltar Road	60,084	23,396	36,688	59,873	21,960	37,913	61,622	21,069	40,554	64,074	23,327	40,747	03/31/18	100.0%	64,897	23,257	41,640
5	JPMCB	Renaissance Tampa International Plaza Hotel	21,933,891	17,101,859	4,832,032	23,881,286	18,095,480	5,785,805	24,125,002	18,104,081	6,020,922	24,001,624	17,938,589	6,063,035	03/31/18	82.9%	24,001,624	17,877,213	6,124,411
6	JPMCB	660 Columbus Avenue				1,451,450	509,789	941,661	1,514,382	841,441	672,941	1,612,525	950,175	662,350	04/30/18	97.0%	4,002,382	1,107,242	2,895,140
7	JPMCB	Aon Center				76,771,740	41,160,114	35,611,627	86,520,341	43,960,435	42,559,906	88,788,705	45,406,455	43,382,250	04/30/18	87.9%	97,775,632	46,208,188	51,567,444
8	GACC	181 Fremont Street														97.0%	43,664,053	14,094,390	29,569,663
9	CREFI	Nassau Shopping Center	7,322,985	3,344,546	3,978,439	8,065,174	3,267,545	4,797,629	8,127,224	3,366,884	4,760,340	8,103,887	3,363,657	4,740,230	03/31/18	95.0%	7,762,650	3,418,194	4,344,455
10	JPMCB	Embassy Suites Kennesaw	8,631,593	5,141,904	3,489,689	9,066,479	5,403,445	3,663,034	9,431,481	5,544,074	3,887,407	9,404,615	5,510,234	3,894,381	05/31/18	81.9%	9,404,615	5,536,536	3,868,078
11	CREFI	Elite Hotel Management Georgia Portfolio				10,211,911	6,870,588	3,341,323	10,694,104	6,905,989	3,788,113	11,320,376	7,154,592	4,165,783	04/30/18	76.5%	11,320,375	7,114,826	4,205,549
11.01	CREFI	Hyatt Place Atlanta Airport North	4,605,289	3,438,817	1,166,472	5,007,605	3,691,102	1,316,503	4,992,076	3,484,009	1,508,066	5,342,679	3,671,332	1,671,347	04/30/18	82.0%	5,342,679	3,629,015	1,713,664
11.02	CREFI	Hampton Inn Norcross				3,120,596	1,974,524	1,146,073	3,578,742	2,222,460	1,356,281	3,696,803	2,282,266	1,414,537	04/30/18	72.5%	3,696,803	2,299,342	1,397,461
11.03	CREFI	Fairfield Inn and Suites Commerce	1,804,132	1,099,486	704,646	2,083,710	1,204,962	878,747	2,123,286	1,199,520	923,765	2,280,894	1,200,994	1,079,900	04/30/18	73.0%	2,280,894	1,186,469	1,094,424
12	GACC	First Place Tower	4,920,615	3,350,918	1,569,697	4,773,368	3,065,137	1,708,232	5,503,053	3,181,578	2,321,475	6,052,180	3,347,715	2,704,465	04/30/18	81.2%	6,915,617	3,393,061	3,522,556
13	CREFI	215 Lexington Avenue	5,812,429	2,002,635	3,809,794	5,622,515	2,013,012	3,609,503	5,782,479	2,123,677	3,658,802	5,549,002	2,133,212	3,415,790	05/31/18	78.8%	5,422,659	2,177,492	3,245,167
14	JPMCB	Overland Park Xchange	6,190,016	2,072,203	4,117,814	8,440,322	2,642,972	5,797,349	9,558,596	2,706,112	6,852,484	10,492,521	2,924,618	7,567,904	06/30/18	89.2%	14,709,331	6,208,312	8,501,019
15	CREFI	Woodland Gardens Apartments	3,343,270	1,466,796	1,876,474	3,498,095	1,500,726	1,997,369	3,594,219	1,470,486	2,123,733	3,638,946	1,522,106	2,116,839	05/31/18	88.9%	3,638,946	1,544,850	2,094,096
16	GACC	Stonebrook Apartments										2,383,914	625,868	1,758,047	04/30/18	95.0%	2,420,195	643,000	1,777,195
17	CREFI	Kingsley Apartments	3,079,379	1,333,059	1,746,320	3,202,957	1,357,648	1,845,309	3,284,964	1,437,945	1,847,019	3,399,632	1,526,357	1,873,276	05/31/18	88.0%	3,411,939	1,503,835	1,908,104
18	JPMCB	Radisson Blu Aqua Hotel	36,427,380	29,492,668	6,934,712	36,403,410	29,544,903	6,858,507	35,478,271	29,956,999	5,521,272	35,783,455	30,038,131	5,745,324	04/30/18	75.4%	35,783,455	30,063,196	5,720,259
19	CREFI	Westbrook Corporate Center				22,162,321	12,990,017	9,172,304	22,934,846	13,495,660	9,439,186	23,067,572	13,545,739	9,521,833	02/28/18	83.6%	25,759,727	13,297,831	12,461,895
20	CREFI	Amsdell Southeast Portfolio	1,520,400	701,407	818,993	2,023,017	689,118	1,333,900	2,170,248	794,445	1,375,803	2,193,639	787,212	1,406,427	05/31/18	81.9%	2,201,415	761,769	1,439,647
20.01	CREFI	Amsdell Villages	387,843	273,826	114,017	739,320	289,756	449,564	820,715	310,798	509,917	883,364	309,750	573,613	05/31/18	76.3%	891,140	309,892	581,248
20.02	CREFI	Amsdell Buford	676,147	231,919	444,228	761,848	231,600	530,248	769,595	270,326	499,269	730,957	256,776	474,181	05/31/18	83.5%	730,957	242,549	488,408
20.03	CREFI	Amsdell Lawrenceville	456,410	195,662	260,748	521,849	167,762	354,088	579,938	213,321	366,617	579,318	220,686	358,633	05/31/18	89.2%	579,318	209,328	369,991
21	JPMCB	Walk at Highwoods Preserve	2,893,997	979,632	1,914,365	3,033,758	1,002,033	2,031,725	3,119,729	984,879	2,134,850	3,090,720	961,626	2,129,094	03/31/18	92.8%	2,949,629	895,038	2,054,590
22	GACC	330 Railroad Avenue							332,537	115,315	217,222	603,556	240,091	363,465	04/30/18	90.0%	1,798,001	416,808	1,381,193
23	CREFI	253 Elizabeth				744,861	109,968	634,893	772,330	116,368	655,962	784,917	118,609	666,308	04/30/18	95.0%	721,268	119,565	601,704
24	CREFI	173 Ludlow				750,343	262,687	487,656	778,284	286,549	491,735	752,213	303,928	448,285	04/30/18	95.0%	757,663	310,600	447,063
25	GACC	Valley Mack Plaza	1,540,294	439,692	1,100,602	1,347,008	452,966	894,042	1,734,883	535,035	1,199,848					95.0%	1,878,992	557,230	1,327,137
26	CREFI	236 West 16th				748,769	189,408	559,361	741,784	193,275	548,509	682,724	195,655	487,069	04/30/18	90.9%	746,766	200,727	546,040
27	CREFI	161 Ludlow				727,376	118,282	609,094	682,093	116,539	565,554	694,208	120,930	573,279	04/30/18	95.0%	687,574	122,241	565,333
28	CREFI	Four Points Sacramento Airport	5,091,055	2,758,552	2,332,503	5,344,411	3,015,874	2,328,536	6,104,188	3,009,591	3,094,597	6,290,212	3,107,686	3,182,526	03/31/18	90.0%	6,023,948	3,764,533	2,259,415
29	JPMCB	Home2 Suites by Hilton Charlotte Airport							3,576,103	2,263,271	1,312,832	3,765,389	2,118,847	1,646,542	04/30/18	80.3%	3,765,389	2,125,676	1,639,713
30	GACC	Pin Oaks	1,663,143	502,156	1,160,987	1,728,382	545,101	1,183,281	1,749,511	487,766	1,261,745	1,823,520	474,983	1,348,538	03/30/18	95.0%	1,842,652	501,724	1,340,929
30.01	GACC	Pin Oaks I	970,000	301,125	668,875	1,013,199	342,014	671,185	1,013,691	284,605	729,086	1,009,129	282,159	726,971	03/30/18	95.0%	964,994	279,132	685,862
30.02	GACC	Pin Oaks II	693,143	201,031	492,112	715,183	203,087	512,096	735,820	203,161	532,659	814,391	192,824	621,567	03/30/18	95.0%	877,658	222,592	655,067

A-1-11

ANNEX A-1

			HISTORICAL FINANCIALS(16)
																UW
			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(17)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(17)(18)
31	GACC	The Pad on Harvard							619,666	463,321	156,344	1,128,431	575,358	553,073	05/31/18	94.0%	1,689,528	624,631	1,064,897
32	GACC	Sacramento Natural Foods							1,211,007	221,762	989,245					95.4%	1,239,281	234,031	1,005,250
33	CREFI	Deerfield Woods Apartments	1,556,816	647,513	909,303	1,617,795	688,083	929,712	1,742,067	691,152	1,050,915	1,763,835	712,427	1,051,408	05/31/18	91.0%	1,763,835	740,006	1,023,830
34	JPMCB	Security Square	1,770,989	434,705	1,336,284	1,756,024	412,986	1,343,038	1,723,154	393,571	1,329,583	1,719,701	395,778	1,323,923	03/31/18	95.0%	1,685,406	420,957	1,264,449
35	GACC	Albertsons Aurora														95.0%	850,306	39,265	811,041
36	CREFI	StorQuest Seattle	1,101,605	385,594	716,011	1,152,064	412,478	739,586	1,264,145	440,126	824,019	1,266,780	459,252	807,529	04/30/18	81.9%	1,266,780	462,959	803,822
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	3,437,912	2,243,779	1,194,133	3,385,072	2,256,840	1,128,232	3,456,866	2,327,761	1,129,106	3,423,936	2,306,854	1,117,082	04/30/18	73.7%	3,423,936	2,306,854	1,117,082
38	CREFI	932 Southern Boulevard														96.5%	1,080,980	318,876	762,104
39	CREFI	CityLine XII Portfolio				1,361,082	625,845	735,237	1,410,868	576,362	834,506	1,424,221	592,804	831,417	04/30/18	80.8%	1,424,221	602,190	822,030
39.01	CREFI	Maximum Storage				606,928	288,139	318,789	632,045	215,556	416,489	619,281	221,055	398,226	04/30/18	80.4%	619,281	223,559	395,722
39.02	CREFI	Boulevard 26 Storage	409,567	222,127	187,440	452,717	220,658	232,059	476,637	235,309	241,328	480,870	245,557	235,313	04/30/18	82.1%	480,870	250,580	230,289
39.03	CREFI	Box N Lox Storage	302,525	118,486	184,039	301,437	117,048	184,389	302,186	125,497	176,689	324,070	126,192	197,878	04/30/18	79.5%	324,070	128,051	196,019
40	JPMCB	Bay 528 Plaza							837,552	257,282	580,270					90.6%	1,253,880	505,248	748,632
41	GACC	Holiday Inn Express Chesapeake										2,598,598	1,693,958	904,640	06/30/18	69.6%	2,659,484	1,700,907	958,577
42	GACC	Net Lease 3-Pack														95.0%	864,344	176,499	687,845
42.01	GACC	Statesboro
42.02	GACC	Danville
42.03	GACC	Calhoun
43	CREFI	4675 Linton Boulevard	1,236,330	368,554	867,776	926,229	358,715	567,514	976,967	365,958	611,009	936,373	369,109	567,265	05/31/18	87.1%	1,066,268	369,898	696,370
44	GACC	Whitefish Crossing														95.0%	944,762	346,035	598,728
45	GACC	Park Place				861,241	457,474	403,767	859,247	479,629	379,618	1,035,623	544,828	490,795	05/31/18	95.0%	1,279,735	481,673	798,062
46	CREFI	SSCP Little Rock	861,461	248,113	613,348	884,784	248,130	636,654	881,240	256,869	624,371	873,952	267,547	606,405	05/31/18	86.4%	873,952	268,870	605,082
47	CREFI	CityLine Southern Portfolio				755,012	208,277	546,735	790,142	228,864	561,278	810,955	234,363	576,591	04/30/18	83.8%	810,955	271,187	539,768
47.01	CREFI	HIM Self Storage				373,560	89,222	284,338	411,023	105,777	305,246	441,433	112,286	329,146	04/30/18	84.8%	441,433	140,123	301,310
47.02	CREFI	Top Notch Storage	359,216	108,217	250,999	381,452	119,055	262,397	379,119	123,087	256,032	369,522	122,077	247,444	04/30/18	82.6%	369,522	131,064	238,458
48	GACC	Summit Apartments	883,497	296,030	587,467	885,845	310,577	575,267	889,728	321,364	568,364	906,576	326,686	579,890	03/31/18	98.0%	960,695	381,749	578,946
49	JPMCB	MacArthur Retail Center														95.0%	889,910	352,716	537,194
50	GACC	Cascades Shopping Center	778,415	283,289	495,126	955,200	333,946	621,254	936,505	313,550	622,956	930,210	308,363	621,847	03/31/18	90.1%	940,571	281,368	659,203
51	CREFI	1400 Washington Street														95.0%	379,261	52,457	326,804
52	JPMCB	CVS Knoxville	295,446	0	295,446	295,446	0	295,446	295,446	0	295,446					99.0%	328,438	36,311	292,127
53	CREFI	Fresenius Medical Center Crestwood														98.1%	424,273	125,176	299,097
54	JPMCB	671 4th Street														96.0%	326,030	76,347	249,683
55	CREFI	Fresenius Medical Center Woodridge														98.1%	298,970	67,454	231,516

A-1-12

ANNEX A-1

														UPFRONT ESCROW(22)

			UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.
Loan #	Seller(1)	Property Name	Items ($)	NCF ($)(4)(18)	NOI DSCR(19)	DSCR(19)	Debt Yield %	Debt Yield %	Title Type(20)	Expiration	Extension Terms	Expiration Date(21)	PML %	Reserve ($)	Reserve ($)	Reserve ($)
1	JPMCB/GACC	Aventura Mall	3,287,272	151,571,708	2.63	2.58	11.0%	10.8%	Fee					0	0	0
2	CREFI	NY & CT NNN Portfolio	92,951	4,665,111	1.64	1.61	8.3%	8.1%	Fee					0	221,115	25,000
2.01	CREFI	Bank of America - Queens	22,415	949,906					Fee
2.02	CREFI	CVS - Queens	7,870	685,951					Fee
2.03	CREFI	Walgreens - Newtown	6,253	525,787					Fee
2.04	CREFI	Chase - Queens	17,061	413,131					Fee
2.05	CREFI	Bank of America - Mamaroneck	6,995	563,560					Fee
2.06	CREFI	TD Bank - St. James	12,611	446,470					Fee
2.07	CREFI	Chase - Middle Village	6,892	425,570					Fee
2.08	CREFI	TD Bank - Hampton Bays	5,064	330,005					Fee
2.09	CREFI	TD Bank - Westhampton	7,790	324,731					Fee
3	GACC	eBay North First Commons	62,514	6,994,677	5.17	5.13	13.8%	13.7%	Fee				14%	0	0	0
4	JPMCB	Workspace	12,355,954	112,963,155	3.99	3.60	21.6%	19.5%	Various	Various	Various			205,933	539,172	37,500
4.01	JPMCB	6625 78th Street West	406,250	3,140,436					Fee
4.02	JPMCB	1500 Liberty Ridge Drive	291,400	4,075,168					Fee
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	193,460	2,754,832					Fee
4.04	JPMCB	1301 International Parkway	175,200	3,008,965					Fee
4.05	JPMCB	777 West Yamato Road	194,510	2,358,715					Fee
4.06	JPMCB	4425 East Cotton Center Boulevard	206,250	2,621,140					Fee
4.07	JPMCB	4500 East Cotton Center Boulevard	174,254	2,113,465					Fee
4.08	JPMCB	3100 Southwest 145th Avenue	130,421	2,194,839					Fee
4.09	JPMCB	3400 Lakeside Drive	150,163	1,288,814					Fee
4.10	JPMCB	3450 Lakeside Drive	149,498	2,099,992					Fee
4.11	JPMCB	40 Liberty Boulevard	157,500	2,394,010					Fee
4.12	JPMCB	4630 Woodland Corporate Boulevard	175,685	2,064,142					Fee
4.13	JPMCB	750 Park of Commerce Road	119,164	1,447,869					Fee
4.14	JPMCB	13621 Northwest 12th Street	133,031	1,589,750					Fee
4.15	JPMCB	2 West Liberty Boulevard	125,845	1,951,863					Fee
4.16	JPMCB	10400 Viking Drive	208,965	1,582,312					Fee
4.17	JPMCB	100 Witmer Road	173,910	1,944,859					Fee
4.18	JPMCB	7 Walnut Grove Drive	150,000	2,156,050					Fee
4.19	JPMCB	4313 East Cotton Center Boulevard	136,093	1,534,264					Fee
4.20	JPMCB	1200 Liberty Ridge Drive	107,688	1,284,310					Fee
4.21	JPMCB	1400 Liberty Ridge Drive	126,420	1,849,295					Fee
4.22	JPMCB	4750 South 44th Place	99,370	1,371,748					Fee
4.23	JPMCB	680 Blair Mill Road	143,888	1,929,923					Fee
4.24	JPMCB	3020 US Highway 301 South	123,799	1,506,633					Fee
4.25	JPMCB	4 Walnut Grove Drive	137,125	1,822,032					Fee
4.26	JPMCB	4631 Woodland Corporate Boulevard	113,090	979,980					Fee
4.27	JPMCB	5 Walnut Grove Drive	131,250	1,199,089					Fee
4.28	JPMCB	700 Dresher Road	137,500	1,375,404					Fee
4.29	JPMCB	45-67 Great Valley Parkway	160,014	1,296,605					Fee
4.30	JPMCB	4610 South 44th Place	82,515	1,486,233					Fee
4.31	JPMCB	4217 East Cotton Center Boulevard	110,175	688,764					Fee
4.32	JPMCB	1 Country View Road	68,498	1,199,310					Fee
4.33	JPMCB	4410 East Cotton Center Boulevard	126,586	912,982					Fee
4.34	JPMCB	951 Northwest Broken Sound Parkway	107,013	904,306					Fee
4.35	JPMCB	77-123 Great Valley Parkway	128,874	862,392					Fee
4.36	JPMCB	420-500 Lapp Road	114,140	1,130,820					Fee
4.37	JPMCB	2 Walnut Grove Drive	102,320	1,113,439					Fee
4.38	JPMCB	507 Prudential Road	125,888	718,860					Fee/Leasehold	7/11/2088 (Devereux); 12/31/2105 (Poley)	One, 99 year or less (Devereaux); None (Poley)
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	112,198	719,756					Fee
4.40	JPMCB	9801 South 51st Street	89,438	738,318					Fee
4.41	JPMCB	180 Sheree Boulevard	134,271	87,794					Fee
4.42	JPMCB	7615 Smetana Lane	116,805	795,437					Fee
4.43	JPMCB	4550 South 44th Place	68,111	726,525					Fee
4.44	JPMCB	131 Kelsey Lane	111,613	979,265					Fee
4.45	JPMCB	5775 Old Shakopee Road West	128,813	551,576					Fee
4.46	JPMCB	8401-8406 Benjamin Road (North)	118,458	580,980					Fee
4.47	JPMCB	7625 Smetana Lane	69,905	766,843					Fee
4.48	JPMCB	5 Great Valley Parkway	81,305	826,570					Fee
4.49	JPMCB	5705 Old Shakopee Road West	93,243	742,518					Fee
4.50	JPMCB	7 Great Valley Parkway	76,385	809,487					Fee
4.51	JPMCB	65 Valley Stream Parkway	76,641	804,608					Fee
4.52	JPMCB	220 Gibraltar Road	79,484	916,824					Fee
4.53	JPMCB	257-275 Great Valley Parkway	88,903	784,148					Fee
4.54	JPMCB	240 Gibraltar Road	79,484	697,701					Fee
4.55	JPMCB	200 Gibraltar Road	80,565	654,066					Fee
4.56	JPMCB	9023 Columbine Road	77,750	730,948					Fee
4.57	JPMCB	3 Country View Road	87,500	653,546					Fee
4.58	JPMCB	1 Great Valley Parkway	76,100	763,247					Fee
4.59	JPMCB	333 Phoenixville Pike	105,000	731,046					Fee
4.60	JPMCB	4405 East Cotton Center Boulevard	68,189	623,923					Fee
4.61	JPMCB	7920 Woodland Center Boulevard	65,784	747,103					Fee
4.62	JPMCB	20 Valley Stream Parkway	75,973	382,030					Fee
4.63	JPMCB	5715 Old Shakopee Road West	79,329	600,380					Fee
4.64	JPMCB	150-182 Kelsey Lane	68,000	795,641					Fee
4.65	JPMCB	155 Great Valley Parkway	89,000	510,165					Fee
4.66	JPMCB	701-725 US Highway 301 South	81,725	708,182					Fee
4.67	JPMCB	901-933 US Highway 301 South	81,500	756,136					Fee
4.68	JPMCB	7725 Woodland Center Boulevard	53,269	552,678					Fee
4.69	JPMCB	4508 Woodland Corporate Boulevard	50,175	704,187					Fee
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm	92,996	442,513					Fee
4.71	JPMCB	101 Gibraltar Road	71,056	680,928					Fee
4.72	JPMCB	6161 American Boulevard West	46,034	434,710					Fee
4.73	JPMCB	4502 Woodland Center Boulevard	53,350	549,766					Fee
4.74	JPMCB	110 Gibraltar Road	74,286	326,609					Fee
4.75	JPMCB	8855 Columbine Road	72,681	339,467					Fee
4.76	JPMCB	8939 Columbine Road	60,000	564,078					Fee
4.77	JPMCB	7905 Fuller Road	92,780	789,308					Fee
4.78	JPMCB	10801 Nesbitt Avenue South	70,000	553,033					Fee
4.79	JPMCB	9008 Brittany Way	73,850	566,950					Fee
4.80	JPMCB	8995 Columbine Road	57,640	537,789					Fee
4.81	JPMCB	7852-7898 Woodland Center Boulevard	55,438	577,885					Fee
4.82	JPMCB	455 Business Center Drive	64,381	540,960					Fee
4.83	JPMCB	231-253 Gibraltar Road	75,000	603,362					Fee
4.84	JPMCB	747 Dresher Road	66,500	280,270					Fee
4.85	JPMCB	55 Valley Stream Parkway	51,514	544,493					Fee
4.86	JPMCB	8212 Woodland Center Boulevard	48,944	476,315					Fee
A-1-13

ANNEX A-1

														UPFRONT ESCROW(22)

			UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.
Loan #	Seller(1)	Property Name	Items ($)	NCF ($)(4)(18)	NOI DSCR(19)	DSCR(19)	Debt Yield %	Debt Yield %	Title Type(20)	Expiration	Extension Terms	Expiration Date(21)	PML %	Reserve ($)	Reserve ($)	Reserve ($)
4.87	JPMCB	4303 East Cotton Center Boulevard	80,000	-293,493					Fee
4.88	JPMCB	501 US Highway 301 South	73,850	584,913					Fee
4.89	JPMCB	7802-7850 Woodland Center Boulevard	55,438	531,173					Fee
4.90	JPMCB	8102 Woodland Center Boulevard	48,944	344,093					Fee
4.91	JPMCB	102 Rock Road	50,590	543,230					Fee
4.92	JPMCB	111-159 Gibraltar Road	78,795	266,186					Fee
4.93	JPMCB	181-187 Gibraltar Road	61,088	518,696					Fee
4.94	JPMCB	200-264 Lakeside Drive	68,279	369,887					Fee
4.95	JPMCB	120 Gibraltar Road	61,279	454,341					Fee
4.96	JPMCB	4207 East Cotton Center Boulevard	31,125	487,194					Fee
4.97	JPMCB	161-175 Gibraltar Road	62,165	518,829					Fee
4.98	JPMCB	8967 Columbine Road	49,828	468,637					Fee
4.99	JPMCB	8125-8198 Woodland Center Boulevard	56,728	430,782					Fee
4.100	JPMCB	111 Kelsey Lane	75,250	453,373					Fee
4.101	JPMCB	261-283 Gibraltar Road	75,000	301,989					Fee
4.102	JPMCB	27-43 Great Valley Parkway	75,779	393,102					Fee
4.103	JPMCB	767 Electronic Drive	56,250	126,309					Fee/Leasehold	05/31/2048	None
4.104	JPMCB	200-234 Kelsey Lane	57,000	437,229					Fee
4.105	JPMCB	4435 East Cotton Center Boulevard	31,881	498,948					Fee
4.106	JPMCB	7800 Equitable Drive	54,283	520,723					Fee
4.107	JPMCB	8906 Brittany Way	60,000	440,030					Fee
4.108	JPMCB	201-223 Witmer Road	75,000	326,023					Fee
4.109	JPMCB	4520 Seedling Circle	43,750	424,615					Fee
4.110	JPMCB	13630 Northwest 8th Street	37,499	362,614					Fee
4.111	JPMCB	5735 Old Shakopee Road West	79,329	209,275					Fee
4.112	JPMCB	50 Valley Stream Parkway	38,750	271,050					Fee
4.113	JPMCB	4503 Woodland Corporate Boulevard	37,500	446,439					Fee
4.114	JPMCB	508 Lapp Road	62,750	330,966					Fee
4.115	JPMCB	125-135 Rock Road	46,875	404,015					Fee
4.116	JPMCB	8911 Columbine Road	48,170	220,671					Fee
4.117	JPMCB	9306-9324 East Broadway Avenue	45,000	345,567					Fee
4.118	JPMCB	101-111 Rock Road	47,355	413,796					Fee
4.119	JPMCB	201 Gibraltar Road	58,371	165,999					Fee
4.120	JPMCB	4505 Woodland Corporate Boulevard	31,250	428,839					Fee
4.121	JPMCB	4511 Woodland Corporate Boulevard	31,250	450,512					Fee
4.122	JPMCB	400-445 Lakeside Drive, Unit #400	77,654	-405,928					Fee
4.123	JPMCB	40 Valley Stream Parkway	38,865	347,904					Fee
4.124	JPMCB	103-109 Gibraltar Road	52,500	177,247					Fee
4.125	JPMCB	7702 Woodland Center Boulevard	36,688	358,422					Fee
4.126	JPMCB	113-123 Rock Road	46,875	262,544					Fee
4.127	JPMCB	4415 East Cotton Center Boulevard	44,329	-110,486					Fee
4.128	JPMCB	555 Business Center Drive	37,580	384,808					Fee
4.129	JPMCB	8001 Woodland Center Boulevard	37,499	363,218					Fee
4.130	JPMCB	300 Welsh Road Building 4	47,066	161,395					Fee
4.131	JPMCB	9001-9015 Brittany Way	37,500	331,510					Fee
4.132	JPMCB	13650 Northwest 8th Street	30,915	23,417					Fee
4.133	JPMCB	277-293 Great Valley Parkway	36,000	295,486					Fee
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	41,506	317,389					Fee
4.135	JPMCB	300-309 Lakeside Drive	54,790	-289,320					Fee
4.136	JPMCB	101-107 Lakeside Drive	34,331	328,382					Fee
4.137	JPMCB	7695-7699 Anagram Drive	49,238	-70,824					Fee
4.138	JPMCB	425 Technology Drive	28,009	244,155					Fee
4.139	JPMCB	300 Technology Drive	28,125	208,186					Fee
4.140	JPMCB	510 Lapp Road	33,959	129,161					Fee
4.141	JPMCB	7851-61 Woodland Center Boulevard	23,150	194,269					Fee
4.142	JPMCB	300 Welsh Road Building 3	29,326	90,920					Fee
4.143	JPMCB	7624 Bald Cypress Place	18,794	139,587					Fee
4.144	JPMCB	75 Great Valley Parkway	14,500	93,582					Fee
4.145	JPMCB	506 Prudential Road	22,750	-113,619					Fee
4.146	JPMCB	30 Great Valley Parkway	15,000	63,382					Fee
4.147	JPMCB	100 Gibraltar Road	3,500	38,140					Fee
5	JPMCB	Renaissance Tampa International Plaza Hotel	0	6,124,411	3.00	3.00	13.9%	13.9%	Leasehold	12/31/2080	None	12/31/2028		0	0	0
6	JPMCB	660 Columbus Avenue	110,889	2,784,250	1.41	1.36	6.7%	6.4%	Fee					0	0	0
7	JPMCB	Aon Center	1,860,751	49,706,693	3.14	3.03	15.5%	15.0%	Fee					0	69,978	0
8	GACC	181 Fremont Street	87,266	29,482,397	3.15	3.14	11.8%	11.8%	Fee				12%	0	0	0
9	CREFI	Nassau Shopping Center	392,244	3,952,212	2.46	2.24	10.9%	9.9%	Fee					0	0	0
10	JPMCB	Embassy Suites Kennesaw	0	3,868,078	1.81	1.81	12.1%	12.1%	Fee			06/29/2028		3,200,000	0	0
11	CREFI	Elite Hotel Management Georgia Portfolio	452,814	3,752,735	1.68	1.50	13.2%	11.8%	Fee					0	0	0
11.01	CREFI	Hyatt Place Atlanta Airport North	213,707	1,499,957					Fee			08/03/2027
11.02	CREFI	Hampton Inn Norcross	147,872	1,249,589					Fee			11/12/2030
11.03	CREFI	Fairfield Inn and Suites Commerce	91,236	1,003,189					Fee			10/05/2030
12	GACC	First Place Tower	713,981	2,808,576	1.70	1.35	11.8%	9.4%	Fee					0	0	0
13	CREFI	215 Lexington Avenue	289,208	2,955,959	2.86	2.61	12.5%	11.4%	Fee					0	0	0
14	JPMCB	Overland Park Xchange	705,426	7,795,593	2.29	2.10	10.9%	10.0%	Fee					12,223	0	0
15	CREFI	Woodland Gardens Apartments	86,753	2,007,343	1.39	1.34	8.8%	8.4%	Fee					0	40,480	0
16	GACC	Stonebrook Apartments	31,500	1,745,695	1.23	1.21	7.8%	7.7%	Fee				8%	0	0	0
17	CREFI	Kingsley Apartments	130,708	1,777,397	1.42	1.33	9.0%	8.4%	Fee					0	77,568	0
18	JPMCB	Radisson Blu Aqua Hotel	0	5,720,259	1.92	1.92	8.9%	8.9%	Fee			12/31/2031		0	0	0
19	CREFI	Westbrook Corporate Center	1,990,042	10,471,853	1.99	1.67	12.6%	10.6%	Fee					392,719	357,281	0
20	CREFI	Amsdell Southeast Portfolio	28,063	1,411,584	1.32	1.30	8.9%	8.7%	Fee					0	0	0
20.01	CREFI	Amsdell Villages	10,158	571,090					Fee
20.02	CREFI	Amsdell Buford	10,345	478,063					Fee
20.03	CREFI	Amsdell Lawrenceville	7,560	362,431					Fee
21	JPMCB	Walk at Highwoods Preserve	145,746	1,908,845	2.62	2.43	12.6%	11.7%	Fee					2,343	143,073	0
22	GACC	330 Railroad Avenue	12,980	1,368,213	1.72	1.71	8.6%	8.6%	Fee					0	4,375	0
23	CREFI	253 Elizabeth	7,391	594,313	1.51	1.48	7.3%	7.2%	Fee					5,000	0	0
24	CREFI	173 Ludlow	10,426	436,637	1.51	1.48	7.3%	7.2%	Fee					0	0	0
25	GACC	Valley Mack Plaza	110,746	1,216,391	1.45	1.33	9.3%	8.6%	Fee					0	0	0
26	CREFI	236 West 16th	4,200	541,840	1.62	1.60	7.8%	7.8%	Fee					0	6,000	0
27	CREFI	161 Ludlow	7,607	557,726	1.62	1.60	7.8%	7.8%	Fee					0	5,500	0
28	CREFI	Four Points Sacramento Airport	240,958	2,018,457	2.43	2.17	16.2%	14.4%	Fee			09/27/2032	6%	0	0	0
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	0	1,639,713	1.89	1.89	12.1%	12.1%	Fee			03/31/2035		12,552	0	0
30	GACC	Pin Oaks	118,175	1,222,754	1.59	1.45	10.0%	9.1%	Fee					0	0	0
30.01	GACC	Pin Oaks I	56,717	629,145					Fee
30.02	GACC	Pin Oaks II	61,458	593,609					Fee

A-1-14

ANNEX A-1

														UPFRONT ESCROW(22)

			UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.
Loan #	Seller(1)	Property Name	Items ($)	NCF ($)(4)(18)	NOI DSCR(19)	DSCR(19)	Debt Yield %	Debt Yield %	Title Type(20)	Expiration	Extension Terms	Expiration Date(21)	PML %	Reserve ($)	Reserve ($)	Reserve ($)
31	GACC	The Pad on Harvard	27,250	1,037,647	1.54	1.50	8.2%	8.0%	Leasehold	12/01/2028	Lease will continue until project is transferred to borrower in no event beyond January 1, 2031.			0	0	0
32	GACC	Sacramento Natural Foods	8,393	996,857	1.37	1.35	8.8%	8.7%	Fee/Leasehold	12/19/2104			5%	0	0	0
33	CREFI	Deerfield Woods Apartments	40,193	983,637	1.51	1.45	9.5%	9.1%	Fee					0	0	0
34	JPMCB	Security Square	82,567	1,181,882	2.58	2.41	11.9%	11.1%	Fee					2,911	30,625	0
35	GACC	Albertsons Aurora	0	811,041	1.25	1.25	8.1%	8.1%	Fee					0	0	0
36	CREFI	StorQuest Seattle	11,310	792,512	1.67	1.64	8.3%	8.1%	Fee				7%	0	0	0
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	0	1,117,082	1.80	1.80	11.6%	11.6%	Fee			06/08/2028		11,415	0	0
38	CREFI	932 Southern Boulevard	35,504	726,600	1.62	1.55	8.0%	7.6%	Fee					0	0	0
39	CREFI	CityLine XII Portfolio	15,940	806,090	1.39	1.37	9.0%	8.9%	Fee					0	47,346	0
39.01	CREFI	Maximum Storage	7,692	388,030					Fee
39.02	CREFI	Boulevard 26 Storage	4,248	226,041					Fee
39.03	CREFI	Box N Lox Storage	4,000	192,019					Fee
40	JPMCB	Bay 528 Plaza	34,698	713,934	1.46	1.40	9.4%	9.0%	Fee					400,000	0	0
41	GACC	Holiday Inn Express Chesapeake	106,379	852,198	1.81	1.61	12.3%	10.9%	Fee			06/15/2027		0	0	0
42	GACC	Net Lease 3-Pack	10,400	677,444	1.37	1.35	8.9%	8.8%	Fee					0	0	0
42.01	GACC	Statesboro							Fee
42.02	GACC	Danville							Fee
42.03	GACC	Calhoun							Fee
43	CREFI	4675 Linton Boulevard	30,113	666,257	1.42	1.36	9.5%	9.1%	Fee					0	0	0
44	GACC	Whitefish Crossing	15,000	583,728	1.28	1.25	8.3%	8.1%	Fee				3%	0	0	0
45	GACC	Park Place	87,384	710,678	1.81	1.61	11.4%	10.2%	Fee					0	36,266	0
46	CREFI	SSCP Little Rock	6,808	598,274	1.33	1.32	8.7%	8.6%	Fee					35,000	0	0
47	CREFI	CityLine Southern Portfolio	13,177	526,591	1.35	1.32	8.9%	8.7%	Fee					0	0	0
47.01	CREFI	HIM Self Storage	9,039	292,271					Fee
47.02	CREFI	Top Notch Storage	4,138	234,320					Fee
48	GACC	Summit Apartments	27,000	551,946	1.65	1.57	10.9%	10.4%	Fee					100,000	32,813	0
49	JPMCB	MacArthur Retail Center	32,832	504,362	1.69	1.59	10.7%	10.1%	Fee					535	0	0
50	GACC	Cascades Shopping Center	28,889	630,314	2.24	2.15	14.0%	13.4%	Fee					0	6,250	0
51	CREFI	1400 Washington Street	10,549	316,255	1.56	1.51	8.1%	7.8%	Fee					0	62,375	0
52	JPMCB	CVS Knoxville	1,818	290,309	1.27	1.26	8.0%	8.0%	Fee					155	0	0
53	CREFI	Fresenius Medical Center Crestwood	7,587	291,510	1.36	1.32	8.9%	8.6%	Fee					0	0	0
54	JPMCB	671 4th Street	10,308	239,375	1.92	1.84	9.2%	8.9%	Fee				15%	0	2,503	0
55	CREFI	Fresenius Medical Center Woodridge	5,724	225,792	1.35	1.31	8.9%	8.7%	Fee					0	0	0

A-1-15

ANNEX A-1

			UPFRONT ESCROW(22)						MONTHLY ESCROW(23)

			Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)
1	JPMCB/GACC	Aventura Mall	0	0	0	0	26,168,910	Outstanding Tenant Obligations Reserve: 19,392,145; Bridge Rent and Reimbursement Reserve: 6,776,765	Springing	0
2	CREFI	NY & CT NNN Portfolio	0	72,049	36,410	0	29,400	TD Bank CAM Reserve	1,493	0
2.01	CREFI	Bank of America - Queens
2.02	CREFI	CVS - Queens
2.03	CREFI	Walgreens - Newtown
2.04	CREFI	Chase - Queens
2.05	CREFI	Bank of America - Mamaroneck
2.06	CREFI	TD Bank - St. James
2.07	CREFI	Chase - Middle Village
2.08	CREFI	TD Bank - Hampton Bays
2.09	CREFI	TD Bank - Westhampton
3	GACC	eBay North First Commons	5,325,840	0	0	0	2,562,481	Free Rent Reserve: 1,440,997; Stepped Up Rent Reserve: 1,121,484	Springing	0
4	JPMCB	Workspace	3,154,000	11,849,855	350,000	0	16,753,411	Outstanding TI/LC Reserve: 13,294,575; Free Rent Reserve: 3,458,836	205,933	0
4.01	JPMCB	6625 78th Street West
4.02	JPMCB	1500 Liberty Ridge Drive
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
4.04	JPMCB	1301 International Parkway
4.05	JPMCB	777 West Yamato Road
4.06	JPMCB	4425 East Cotton Center Boulevard
4.07	JPMCB	4500 East Cotton Center Boulevard
4.08	JPMCB	3100 Southwest 145th Avenue
4.09	JPMCB	3400 Lakeside Drive
4.10	JPMCB	3450 Lakeside Drive
4.11	JPMCB	40 Liberty Boulevard
4.12	JPMCB	4630 Woodland Corporate Boulevard
4.13	JPMCB	750 Park of Commerce Road
4.14	JPMCB	13621 Northwest 12th Street
4.15	JPMCB	2 West Liberty Boulevard
4.16	JPMCB	10400 Viking Drive
4.17	JPMCB	100 Witmer Road
4.18	JPMCB	7 Walnut Grove Drive
4.19	JPMCB	4313 East Cotton Center Boulevard
4.20	JPMCB	1200 Liberty Ridge Drive
4.21	JPMCB	1400 Liberty Ridge Drive
4.22	JPMCB	4750 South 44th Place
4.23	JPMCB	680 Blair Mill Road
4.24	JPMCB	3020 US Highway 301 South
4.25	JPMCB	4 Walnut Grove Drive
4.26	JPMCB	4631 Woodland Corporate Boulevard
4.27	JPMCB	5 Walnut Grove Drive
4.28	JPMCB	700 Dresher Road
4.29	JPMCB	45-67 Great Valley Parkway
4.30	JPMCB	4610 South 44th Place
4.31	JPMCB	4217 East Cotton Center Boulevard
4.32	JPMCB	1 Country View Road
4.33	JPMCB	4410 East Cotton Center Boulevard
4.34	JPMCB	951 Northwest Broken Sound Parkway
4.35	JPMCB	77-123 Great Valley Parkway
4.36	JPMCB	420-500 Lapp Road
4.37	JPMCB	2 Walnut Grove Drive
4.38	JPMCB	507 Prudential Road
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
4.40	JPMCB	9801 South 51st Street
4.41	JPMCB	180 Sheree Boulevard
4.42	JPMCB	7615 Smetana Lane
4.43	JPMCB	4550 South 44th Place
4.44	JPMCB	131 Kelsey Lane
4.45	JPMCB	5775 Old Shakopee Road West
4.46	JPMCB	8401-8406 Benjamin Road (North)
4.47	JPMCB	7625 Smetana Lane
4.48	JPMCB	5 Great Valley Parkway
4.49	JPMCB	5705 Old Shakopee Road West
4.50	JPMCB	7 Great Valley Parkway
4.51	JPMCB	65 Valley Stream Parkway
4.52	JPMCB	220 Gibraltar Road
4.53	JPMCB	257-275 Great Valley Parkway
4.54	JPMCB	240 Gibraltar Road
4.55	JPMCB	200 Gibraltar Road
4.56	JPMCB	9023 Columbine Road
4.57	JPMCB	3 Country View Road
4.58	JPMCB	1 Great Valley Parkway
4.59	JPMCB	333 Phoenixville Pike
4.60	JPMCB	4405 East Cotton Center Boulevard
4.61	JPMCB	7920 Woodland Center Boulevard
4.62	JPMCB	20 Valley Stream Parkway
4.63	JPMCB	5715 Old Shakopee Road West
4.64	JPMCB	150-182 Kelsey Lane
4.65	JPMCB	155 Great Valley Parkway
4.66	JPMCB	701-725 US Highway 301 South
4.67	JPMCB	901-933 US Highway 301 South
4.68	JPMCB	7725 Woodland Center Boulevard
4.69	JPMCB	4508 Woodland Corporate Boulevard
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm
4.71	JPMCB	101 Gibraltar Road
4.72	JPMCB	6161 American Boulevard West
4.73	JPMCB	4502 Woodland Center Boulevard
4.74	JPMCB	110 Gibraltar Road
4.75	JPMCB	8855 Columbine Road
4.76	JPMCB	8939 Columbine Road
4.77	JPMCB	7905 Fuller Road
4.78	JPMCB	10801 Nesbitt Avenue South
4.79	JPMCB	9008 Brittany Way
4.80	JPMCB	8995 Columbine Road
4.81	JPMCB	7852-7898 Woodland Center Boulevard
4.82	JPMCB	455 Business Center Drive
4.83	JPMCB	231-253 Gibraltar Road
4.84	JPMCB	747 Dresher Road
4.85	JPMCB	55 Valley Stream Parkway
4.86	JPMCB	8212 Woodland Center Boulevard

A-1-16

ANNEX A-1

			UPFRONT ESCROW(22)						MONTHLY ESCROW(23)

			Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)
4.87	JPMCB	4303 East Cotton Center Boulevard
4.88	JPMCB	501 US Highway 301 South
4.89	JPMCB	7802-7850 Woodland Center Boulevard
4.90	JPMCB	8102 Woodland Center Boulevard
4.91	JPMCB	102 Rock Road
4.92	JPMCB	111-159 Gibraltar Road
4.93	JPMCB	181-187 Gibraltar Road
4.94	JPMCB	200-264 Lakeside Drive
4.95	JPMCB	120 Gibraltar Road
4.96	JPMCB	4207 East Cotton Center Boulevard
4.97	JPMCB	161-175 Gibraltar Road
4.98	JPMCB	8967 Columbine Road
4.99	JPMCB	8125-8198 Woodland Center Boulevard
4.100	JPMCB	111 Kelsey Lane
4.101	JPMCB	261-283 Gibraltar Road
4.102	JPMCB	27-43 Great Valley Parkway
4.103	JPMCB	767 Electronic Drive
4.104	JPMCB	200-234 Kelsey Lane
4.105	JPMCB	4435 East Cotton Center Boulevard
4.106	JPMCB	7800 Equitable Drive
4.107	JPMCB	8906 Brittany Way
4.108	JPMCB	201-223 Witmer Road
4.109	JPMCB	4520 Seedling Circle
4.110	JPMCB	13630 Northwest 8th Street
4.111	JPMCB	5735 Old Shakopee Road West
4.112	JPMCB	50 Valley Stream Parkway
4.113	JPMCB	4503 Woodland Corporate Boulevard
4.114	JPMCB	508 Lapp Road
4.115	JPMCB	125-135 Rock Road
4.116	JPMCB	8911 Columbine Road
4.117	JPMCB	9306-9324 East Broadway Avenue
4.118	JPMCB	101-111 Rock Road
4.119	JPMCB	201 Gibraltar Road
4.120	JPMCB	4505 Woodland Corporate Boulevard
4.121	JPMCB	4511 Woodland Corporate Boulevard
4.122	JPMCB	400-445 Lakeside Drive, Unit #400
4.123	JPMCB	40 Valley Stream Parkway
4.124	JPMCB	103-109 Gibraltar Road
4.125	JPMCB	7702 Woodland Center Boulevard
4.126	JPMCB	113-123 Rock Road
4.127	JPMCB	4415 East Cotton Center Boulevard
4.128	JPMCB	555 Business Center Drive
4.129	JPMCB	8001 Woodland Center Boulevard
4.130	JPMCB	300 Welsh Road Building 4
4.131	JPMCB	9001-9015 Brittany Way
4.132	JPMCB	13650 Northwest 8th Street
4.133	JPMCB	277-293 Great Valley Parkway
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
4.135	JPMCB	300-309 Lakeside Drive
4.136	JPMCB	101-107 Lakeside Drive
4.137	JPMCB	7695-7699 Anagram Drive
4.138	JPMCB	425 Technology Drive
4.139	JPMCB	300 Technology Drive
4.140	JPMCB	510 Lapp Road
4.141	JPMCB	7851-61 Woodland Center Boulevard
4.142	JPMCB	300 Welsh Road Building 3
4.143	JPMCB	7624 Bald Cypress Place
4.144	JPMCB	75 Great Valley Parkway
4.145	JPMCB	506 Prudential Road
4.146	JPMCB	30 Great Valley Parkway
4.147	JPMCB	100 Gibraltar Road
5	JPMCB	Renaissance Tampa International Plaza Hotel	0	0	0	0	0		Springing	0
6	JPMCB	660 Columbus Avenue	0	145,874	0	0	0		0	0
7	JPMCB	Aon Center	0	6,612,672	1,084,347	0	82,732,431	New Lease Reserve: 38,000,000; Performance Reserve: 18,300,000; Outstanding TI Reserve: 13,236,245; Amenity Floor Capital Expenditure Reserve: 7,960,197; Outstanding Free Rent Reserve: 5,235,989	57,859	0
8	GACC	181 Fremont Street	0	0	0	0	111,096,358	Free Rent Reserve: 68,379,092; Outstanding TI/LC Reserve: 42,717,266	Springing	0
9	CREFI	Nassau Shopping Center	0	458,599	0	0	0		6,956	0
10	JPMCB	Embassy Suites Kennesaw	0	374,838	21,764	0	0		4.0% of Gross Income	0
11	CREFI	Elite Hotel Management Georgia Portfolio	0	251,249	0	0	55,000	PIP Reserve	37,735	0
11.01	CREFI	Hyatt Place Atlanta Airport North
11.02	CREFI	Hampton Inn Norcross
11.03	CREFI	Fairfield Inn and Suites Commerce
12	GACC	First Place Tower	1,241,027	47,903	0	0	389,734	Free Rent Reserve	9,916	0
13	CREFI	215 Lexington Avenue	0	0	0	0	0		Springing	0
14	JPMCB	Overland Park Xchange	1,964,000	552,511	0	0	2,863,221	Outstanding TI Reserve: 2,499,221; SelectQuote Existing Rent Buyout Reserve: 364,000	12,223	0
15	CREFI	Woodland Gardens Apartments	0	279,909	0	0	0		7,229	0
16	GACC	Stonebrook Apartments	0	0	0	0	0		2,625	0
17	CREFI	Kingsley Apartments	0	245,481	0	0	0		10,892	0
18	JPMCB	Radisson Blu Aqua Hotel	0	706,259	28,815	0	0		4% of Gross Revenues	0
19	CREFI	Westbrook Corporate Center	4,650,000	975,307	0	0	7,330,378	Unfunded Obligations Reserve	30,608	0
20	CREFI	Amsdell Southeast Portfolio	0	105,463	0	0	0		2,339	0
20.01	CREFI	Amsdell Villages
20.02	CREFI	Amsdell Buford
20.03	CREFI	Amsdell Lawrenceville
21	JPMCB	Walk at Highwoods Preserve	11,716	268,560	0	0	0		2,343	0
22	GACC	330 Railroad Avenue	300,000	52,336	11,389	0	482,932	Upfront Rollover Deposit	512	0
23	CREFI	253 Elizabeth	0	8,877	0	0	0		165	0
24	CREFI	173 Ludlow	0	43,586	0	0	0		355	0
25	GACC	Valley Mack Plaza	0	17,253	0	0	33,600	KY Wholesale Gap Rent Reserve	1,581	0
26	CREFI	236 West 16th	0	18,203	0	0	0		350	0
27	CREFI	161 Ludlow	0	4,149	0	0	0		178	0
28	CREFI	Four Points Sacramento Airport	0	64,271	0	0	1,350,000	PIP Reserve	20,968	0
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	0	54,680	20,396	0	0		4% of Gross Revenues	0
30	GACC	Pin Oaks	0	56,128	0	0	0		4,181	0
30.01	GACC	Pin Oaks I
30.02	GACC	Pin Oaks II

A-1-17

ANNEX A-1

			UPFRONT ESCROW(22)						MONTHLY ESCROW(23)

			Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront	Monthly Capex	Monthly Envir.
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)	Reserve ($)	Reserve ($)
31	GACC	The Pad on Harvard	0	68,037	6,076	0	0		2,271	0
32	GACC	Sacramento Natural Foods	0	69,406	0	0	0		699	0
33	CREFI	Deerfield Woods Apartments	0	74,139	0	0	0		3,349	0
34	JPMCB	Security Square	3,308	215,865	0	0	0		2,911	0
35	GACC	Albertsons Aurora	0	0	0	0	0		1,246	0
36	CREFI	StorQuest Seattle	0	38,959	0	0	0		943	0
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	0	55,324	3,276	0	1,752,000	PIP Reserve	Springing	0
38	CREFI	932 Southern Boulevard	50,000	63,206	3,809	0	2,048,273	Certificate of Occupancy Reserve: 1,000,000; Unfunded Obligations: 274,250; Free Rent Reserve: 246,110; Emblem Health Reserve: 456,528; Casa De Oracion Reserve: 71,385	467	0
39	CREFI	CityLine XII Portfolio	0	59,748	30,265	0	0		641	0
39.01	CREFI	Maximum Storage
39.02	CREFI	Boulevard 26 Storage
39.03	CREFI	Box N Lox Storage
40	JPMCB	Bay 528 Plaza	4,167	110,763	0	0	45,415	Free Rent Reserve	Springing	0
41	GACC	Holiday Inn Express Chesapeake	0	5,176	0	0	65,000	Seasonality Reserve	The greater of (i) 1/12 of 4% of rents, (ii) the amount required under the Management Agreement and (iii) the amount required under the Franchise Agreement for FF&E	0
42	GACC	Net Lease 3-Pack	185,850	44,315	16,165	0	0		342	0
42.01	GACC	Statesboro
42.02	GACC	Danville
42.03	GACC	Calhoun
43	CREFI	4675 Linton Boulevard	150,000	102,771	0	0	86,420	Unfunded Obligations Reserve: 58,923; Gap Rent Reserve: 27,497	611	0
44	GACC	Whitefish Crossing	0	5,125	2,202	0	0		1,250	0
45	GACC	Park Place	0	37,352	16,729	0	14,926	Analytix Prepaid Rent Funds	1,301	0
46	CREFI	SSCP Little Rock	0	20,246	9,188	0	90,000	Economic Reserve	567	0
47	CREFI	CityLine Southern Portfolio	0	27,832	11,295	0	0		1,098	0
47.01	CREFI	HIM Self Storage
47.02	CREFI	Top Notch Storage
48	GACC	Summit Apartments	0	45,872	0	0	0		3,000	0
49	JPMCB	MacArthur Retail Center	3,567	78,095	2,033	0	0		535	0
50	GACC	Cascades Shopping Center	210,000	43,424	1,141	0	0		1,050	0
51	CREFI	1400 Washington Street	0	12,648	2,025	0	0		208	0
52	JPMCB	CVS Knoxville	0	0	0	0	0		155	0
53	CREFI	Fresenius Medical Center Crestwood	0	0	0	0	0		130	0
54	JPMCB	671 4th Street	0	0	0	0	0		0	0
55	CREFI	Fresenius Medical Center Woodridge	0	0	0	0	0		94	0
A-1-18

ANNEX A-1

MONTHLY ESCROW(23)

			Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB/GACC	Aventura Mall	Springing	Springing	Springing	0
2	CREFI	NY & CT NNN Portfolio	0	24,016	5,201	0
2.01	CREFI	Bank of America - Queens
2.02	CREFI	CVS - Queens
2.03	CREFI	Walgreens - Newtown
2.04	CREFI	Chase - Queens
2.05	CREFI	Bank of America - Mamaroneck
2.06	CREFI	TD Bank - St. James
2.07	CREFI	Chase - Middle Village
2.08	CREFI	TD Bank - Hampton Bays
2.09	CREFI	TD Bank - Westhampton
3	GACC	eBay North First Commons	Springing	Springing	Springing	0
4	JPMCB	Workspace	1,441,528	2,040,615	1st 4 pmts - 552,198; Subsequently - 219,630	0
4.01	JPMCB	6625 78th Street West
4.02	JPMCB	1500 Liberty Ridge Drive
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
4.04	JPMCB	1301 International Parkway
4.05	JPMCB	777 West Yamato Road
4.06	JPMCB	4425 East Cotton Center Boulevard
4.07	JPMCB	4500 East Cotton Center Boulevard
4.08	JPMCB	3100 Southwest 145th Avenue
4.09	JPMCB	3400 Lakeside Drive
4.10	JPMCB	3450 Lakeside Drive
4.11	JPMCB	40 Liberty Boulevard
4.12	JPMCB	4630 Woodland Corporate Boulevard
4.13	JPMCB	750 Park of Commerce Road
4.14	JPMCB	13621 Northwest 12th Street
4.15	JPMCB	2 West Liberty Boulevard
4.16	JPMCB	10400 Viking Drive
4.17	JPMCB	100 Witmer Road
4.18	JPMCB	7 Walnut Grove Drive
4.19	JPMCB	4313 East Cotton Center Boulevard
4.20	JPMCB	1200 Liberty Ridge Drive
4.21	JPMCB	1400 Liberty Ridge Drive
4.22	JPMCB	4750 South 44th Place
4.23	JPMCB	680 Blair Mill Road
4.24	JPMCB	3020 US Highway 301 South
4.25	JPMCB	4 Walnut Grove Drive
4.26	JPMCB	4631 Woodland Corporate Boulevard
4.27	JPMCB	5 Walnut Grove Drive
4.28	JPMCB	700 Dresher Road
4.29	JPMCB	45-67 Great Valley Parkway
4.30	JPMCB	4610 South 44th Place
4.31	JPMCB	4217 East Cotton Center Boulevard
4.32	JPMCB	1 Country View Road
4.33	JPMCB	4410 East Cotton Center Boulevard
4.34	JPMCB	951 Northwest Broken Sound Parkway
4.35	JPMCB	77-123 Great Valley Parkway
4.36	JPMCB	420-500 Lapp Road
4.37	JPMCB	2 Walnut Grove Drive
4.38	JPMCB	507 Prudential Road
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
4.40	JPMCB	9801 South 51st Street
4.41	JPMCB	180 Sheree Boulevard
4.42	JPMCB	7615 Smetana Lane
4.43	JPMCB	4550 South 44th Place
4.44	JPMCB	131 Kelsey Lane
4.45	JPMCB	5775 Old Shakopee Road West
4.46	JPMCB	8401-8406 Benjamin Road (North)
4.47	JPMCB	7625 Smetana Lane
4.48	JPMCB	5 Great Valley Parkway
4.49	JPMCB	5705 Old Shakopee Road West
4.50	JPMCB	7 Great Valley Parkway
4.51	JPMCB	65 Valley Stream Parkway
4.52	JPMCB	220 Gibraltar Road
4.53	JPMCB	257-275 Great Valley Parkway
4.54	JPMCB	240 Gibraltar Road
4.55	JPMCB	200 Gibraltar Road
4.56	JPMCB	9023 Columbine Road
4.57	JPMCB	3 Country View Road
4.58	JPMCB	1 Great Valley Parkway
4.59	JPMCB	333 Phoenixville Pike
4.60	JPMCB	4405 East Cotton Center Boulevard
4.61	JPMCB	7920 Woodland Center Boulevard
4.62	JPMCB	20 Valley Stream Parkway
4.63	JPMCB	5715 Old Shakopee Road West
4.64	JPMCB	150-182 Kelsey Lane
4.65	JPMCB	155 Great Valley Parkway
4.66	JPMCB	701-725 US Highway 301 South
4.67	JPMCB	901-933 US Highway 301 South
4.68	JPMCB	7725 Woodland Center Boulevard
4.69	JPMCB	4508 Woodland Corporate Boulevard
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm
4.71	JPMCB	101 Gibraltar Road
4.72	JPMCB	6161 American Boulevard West
4.73	JPMCB	4502 Woodland Center Boulevard
4.74	JPMCB	110 Gibraltar Road
4.75	JPMCB	8855 Columbine Road
4.76	JPMCB	8939 Columbine Road
4.77	JPMCB	7905 Fuller Road
4.78	JPMCB	10801 Nesbitt Avenue South
4.79	JPMCB	9008 Brittany Way
4.80	JPMCB	8995 Columbine Road
4.81	JPMCB	7852-7898 Woodland Center Boulevard
4.82	JPMCB	455 Business Center Drive
4.83	JPMCB	231-253 Gibraltar Road
4.84	JPMCB	747 Dresher Road
4.85	JPMCB	55 Valley Stream Parkway
4.86	JPMCB	8212 Woodland Center Boulevard

A-1-19

ANNEX A-1

MONTHLY ESCROW(23)

			Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
4.87	JPMCB	4303 East Cotton Center Boulevard
4.88	JPMCB	501 US Highway 301 South
4.89	JPMCB	7802-7850 Woodland Center Boulevard
4.90	JPMCB	8102 Woodland Center Boulevard
4.91	JPMCB	102 Rock Road
4.92	JPMCB	111-159 Gibraltar Road
4.93	JPMCB	181-187 Gibraltar Road
4.94	JPMCB	200-264 Lakeside Drive
4.95	JPMCB	120 Gibraltar Road
4.96	JPMCB	4207 East Cotton Center Boulevard
4.97	JPMCB	161-175 Gibraltar Road
4.98	JPMCB	8967 Columbine Road
4.99	JPMCB	8125-8198 Woodland Center Boulevard
4.100	JPMCB	111 Kelsey Lane
4.101	JPMCB	261-283 Gibraltar Road
4.102	JPMCB	27-43 Great Valley Parkway
4.103	JPMCB	767 Electronic Drive
4.104	JPMCB	200-234 Kelsey Lane
4.105	JPMCB	4435 East Cotton Center Boulevard
4.106	JPMCB	7800 Equitable Drive
4.107	JPMCB	8906 Brittany Way
4.108	JPMCB	201-223 Witmer Road
4.109	JPMCB	4520 Seedling Circle
4.110	JPMCB	13630 Northwest 8th Street
4.111	JPMCB	5735 Old Shakopee Road West
4.112	JPMCB	50 Valley Stream Parkway
4.113	JPMCB	4503 Woodland Corporate Boulevard
4.114	JPMCB	508 Lapp Road
4.115	JPMCB	125-135 Rock Road
4.116	JPMCB	8911 Columbine Road
4.117	JPMCB	9306-9324 East Broadway Avenue
4.118	JPMCB	101-111 Rock Road
4.119	JPMCB	201 Gibraltar Road
4.120	JPMCB	4505 Woodland Corporate Boulevard
4.121	JPMCB	4511 Woodland Corporate Boulevard
4.122	JPMCB	400-445 Lakeside Drive, Unit #400
4.123	JPMCB	40 Valley Stream Parkway
4.124	JPMCB	103-109 Gibraltar Road
4.125	JPMCB	7702 Woodland Center Boulevard
4.126	JPMCB	113-123 Rock Road
4.127	JPMCB	4415 East Cotton Center Boulevard
4.128	JPMCB	555 Business Center Drive
4.129	JPMCB	8001 Woodland Center Boulevard
4.130	JPMCB	300 Welsh Road Building 4
4.131	JPMCB	9001-9015 Brittany Way
4.132	JPMCB	13650 Northwest 8th Street
4.133	JPMCB	277-293 Great Valley Parkway
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
4.135	JPMCB	300-309 Lakeside Drive
4.136	JPMCB	101-107 Lakeside Drive
4.137	JPMCB	7695-7699 Anagram Drive
4.138	JPMCB	425 Technology Drive
4.139	JPMCB	300 Technology Drive
4.140	JPMCB	510 Lapp Road
4.141	JPMCB	7851-61 Woodland Center Boulevard
4.142	JPMCB	300 Welsh Road Building 3
4.143	JPMCB	7624 Bald Cypress Place
4.144	JPMCB	75 Great Valley Parkway
4.145	JPMCB	506 Prudential Road
4.146	JPMCB	30 Great Valley Parkway
4.147	JPMCB	100 Gibraltar Road
5	JPMCB	Renaissance Tampa International Plaza Hotel	0	Springing	Springing	Springing	Land Sublease Reserve
6	JPMCB	660 Columbus Avenue	Springing	72,937	Springing	Springing	Condominium Assessments Reserve Fund; Free Rent Reserve; Outstanding TI Reserve Funds
7	JPMCB	Aon Center	Springing	1,502,880	120,483	0
8	GACC	181 Fremont Street	0	509,418	Springing	Springing	Lease Sweep Reserve
9	CREFI	Nassau Shopping Center	18,197	229,300	Springing	0
10	JPMCB	Embassy Suites Kennesaw	0	37,484	Springing	Springing	PIP Reserve: Springing; Franchise Roll Reserve: Springing
11	CREFI	Elite Hotel Management Georgia Portfolio	0	27,917	Springing	Springing	PIP Reserve
11.01	CREFI	Hyatt Place Atlanta Airport North
11.02	CREFI	Hampton Inn Norcross
11.03	CREFI	Fairfield Inn and Suites Commerce
12	GACC	First Place Tower	49,582	23,951	Springing	0
13	CREFI	215 Lexington Avenue	Springing	Springing	Springing	Springing	Condominium Common Charge Funds; Local Law Reserve Funds
14	JPMCB	Overland Park Xchange	30,558	184,170	Springing	The difference between (i) an amount equal to accrued interest due and payable on the unpaid principal balance of the loan during each applicable accrual period and (ii) a monthly debt service payment amount for the loan calculated assuming no interest only period and a constant monthly payment of principal and interest based on a 30 year amortization schedule. In lieu of a monthly deposit, the borrower may deposit a letter of credit in an amount equal to $9,167,500.	Amortization Reserve
15	CREFI	Woodland Gardens Apartments	0	27,991	Springing	0
16	GACC	Stonebrook Apartments	0	11,225	Springing	0
17	CREFI	Kingsley Apartments	0	22,316	Springing	0
18	JPMCB	Radisson Blu Aqua Hotel	0	176,565	Springing	Springing	DSCR Cure Deposit Reserve
19	CREFI	Westbrook Corporate Center	Springing	487,654	Springing	0
20	CREFI	Amsdell Southeast Portfolio	0	9,588	Springing	0
20.01	CREFI	Amsdell Villages
20.02	CREFI	Amsdell Buford
20.03	CREFI	Amsdell Lawrenceville
21	JPMCB	Walk at Highwoods Preserve	11,716	38,366	Springing	0
22	GACC	330 Railroad Avenue	Springing	7,477	2,278	0
23	CREFI	253 Elizabeth	0	2,959	Springing	0
24	CREFI	173 Ludlow	0	14,529	Springing	0
25	GACC	Valley Mack Plaza	8,960	17,253	Springing	0
26	CREFI	236 West 16th	0	6,068	Springing	0
27	CREFI	161 Ludlow	0	1,383	Springing	0
28	CREFI	Four Points Sacramento Airport	0	16,068	Springing	0
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	0	9,115	1,855	Springing	PIP Reserve
30	GACC	Pin Oaks	12,543	11,226	Springing	0
30.01	GACC	Pin Oaks I
30.02	GACC	Pin Oaks II

A-1-20

ANNEX A-1

						MONTHLY ESCROW(23)

			Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
31	GACC	The Pad on Harvard	0	11,340	3,038	0
32	GACC	Sacramento Natural Foods	Springing	17,352	Springing	2,500	Ground Rent Reserve
33	CREFI	Deerfield Woods Apartments	0	12,356	Springing	0
34	JPMCB	Security Square	3,308	17,900	Springing	0
35	GACC	Albertsons Aurora	3,114	15,414	792	0
36	CREFI	StorQuest Seattle	0	12,986	Springing	0
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	0	13,831	3,276	Springing	PIP Reserve
38	CREFI	932 Southern Boulevard	Springing	21,069	1,905	Springing	Emblem Health Reserve: Springing; Casa De Oracion Reserve: Springing
39	CREFI	CityLine XII Portfolio	0	11,950	2,328	0
39.01	CREFI	Maximum Storage
39.02	CREFI	Boulevard 26 Storage
39.03	CREFI	Box N Lox Storage
40	JPMCB	Bay 528 Plaza	4,167	18,460	Springing	0
41	GACC	Holiday Inn Express Chesapeake	0	5,176	Springing	5,000	Seasonality Reserve
42	GACC	Net Lease 3-Pack	684	10,014	1,347	0
42.01	GACC	Statesboro
42.02	GACC	Danville
42.03	GACC	Calhoun
43	CREFI	4675 Linton Boulevard	Springing	11,419	Springing	0
44	GACC	Whitefish Crossing	0	5,125	2,202	0
45	GACC	Park Place	6,667	6,225	1,859	Springing	Renewal Space Funds; Lease termination Funds
46	CREFI	SSCP Little Rock	0	4,049	919	0
47	CREFI	CityLine Southern Portfolio	0	3,092	869	0
47.01	CREFI	HIM Self Storage
47.02	CREFI	Top Notch Storage
48	GACC	Summit Apartments	0	5,734	Springing	0
49	JPMCB	MacArthur Retail Center	3,567	13,016	2,033	Springing	Free Rent Reserve
50	GACC	Cascades Shopping Center	Springing	4,825	571	0
51	CREFI	1400 Washington Street	0	3,162	337	0
52	JPMCB	CVS Knoxville	0	Springing	Springing	0
53	CREFI	Fresenius Medical Center Crestwood	Springing	Springing	Springing	0
54	JPMCB	671 4th Street	Springing	Springing	Springing	0
55	CREFI	Fresenius Medical Center Woodridge	Springing	Springing	Springing	0

A-1-21

ANNEX A-1

RESERVE CAPS(24)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant
1	JPMCB/GACC	Aventura Mall	487,003		6,087,540					No
2	CREFI	NY & CT NNN Portfolio								Various
2.01	CREFI	Bank of America - Queens								No
2.02	CREFI	CVS - Queens								Yes
2.03	CREFI	Walgreens - Newtown								Yes
2.04	CREFI	Chase - Queens								No
2.05	CREFI	Bank of America - Mamaroneck								Yes
2.06	CREFI	TD Bank - St. James								No
2.07	CREFI	Chase - Middle Village								Yes
2.08	CREFI	TD Bank - Hampton Bays								Yes
2.09	CREFI	TD Bank - Westhampton								Yes
3	GACC	eBay North First Commons								Yes
4	JPMCB	Workspace	The product of the then-current Rollover Reserve Monthly Deposit with the number of mos remaining until the Maturity Date, with a max of 36 mos and a min of 12 mos.		The product of the then-current Rollover Reserve Monthly Deposit with the number of mos remaining until the Maturity Date, with a max of 18 mos and a min of 12 mos.					Various
4.01	JPMCB	6625 78th Street West								No
4.02	JPMCB	1500 Liberty Ridge Drive								No
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive								No
4.04	JPMCB	1301 International Parkway								No
4.05	JPMCB	777 West Yamato Road								No
4.06	JPMCB	4425 East Cotton Center Boulevard								Yes
4.07	JPMCB	4500 East Cotton Center Boulevard								Yes
4.08	JPMCB	3100 Southwest 145th Avenue								No
4.09	JPMCB	3400 Lakeside Drive								No
4.10	JPMCB	3450 Lakeside Drive								No
4.11	JPMCB	40 Liberty Boulevard								Yes
4.12	JPMCB	4630 Woodland Corporate Boulevard								No
4.13	JPMCB	750 Park of Commerce Road								No
4.14	JPMCB	13621 Northwest 12th Street								No
4.15	JPMCB	2 West Liberty Boulevard								No
4.16	JPMCB	10400 Viking Drive								No
4.17	JPMCB	100 Witmer Road								No
4.18	JPMCB	7 Walnut Grove Drive								Yes
4.19	JPMCB	4313 East Cotton Center Boulevard								No
4.20	JPMCB	1200 Liberty Ridge Drive								No
4.21	JPMCB	1400 Liberty Ridge Drive								No
4.22	JPMCB	4750 South 44th Place								No
4.23	JPMCB	680 Blair Mill Road								Yes
4.24	JPMCB	3020 US Highway 301 South								Yes
4.25	JPMCB	4 Walnut Grove Drive								Yes
4.26	JPMCB	4631 Woodland Corporate Boulevard								No
4.27	JPMCB	5 Walnut Grove Drive								No
4.28	JPMCB	700 Dresher Road								No
4.29	JPMCB	45-67 Great Valley Parkway								No
4.30	JPMCB	4610 South 44th Place								Yes
4.31	JPMCB	4217 East Cotton Center Boulevard								Yes
4.32	JPMCB	1 Country View Road								No
4.33	JPMCB	4410 East Cotton Center Boulevard								Yes
4.34	JPMCB	951 Northwest Broken Sound Parkway								No
4.35	JPMCB	77-123 Great Valley Parkway								No
4.36	JPMCB	420-500 Lapp Road								No
4.37	JPMCB	2 Walnut Grove Drive								No
4.38	JPMCB	507 Prudential Road								No
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard								No
4.40	JPMCB	9801 South 51st Street								No
4.41	JPMCB	180 Sheree Boulevard								No
4.42	JPMCB	7615 Smetana Lane								No
4.43	JPMCB	4550 South 44th Place								Yes
4.44	JPMCB	131 Kelsey Lane								Yes
4.45	JPMCB	5775 Old Shakopee Road West								No
4.46	JPMCB	8401-8406 Benjamin Road (North)								No
4.47	JPMCB	7625 Smetana Lane								Yes
4.48	JPMCB	5 Great Valley Parkway								No
4.49	JPMCB	5705 Old Shakopee Road West								No
4.50	JPMCB	7 Great Valley Parkway								No
4.51	JPMCB	65 Valley Stream Parkway								Yes
4.52	JPMCB	220 Gibraltar Road								No
4.53	JPMCB	257-275 Great Valley Parkway								No
4.54	JPMCB	240 Gibraltar Road								No
4.55	JPMCB	200 Gibraltar Road								No
4.56	JPMCB	9023 Columbine Road								Yes
4.57	JPMCB	3 Country View Road								Yes
4.58	JPMCB	1 Great Valley Parkway								No
4.59	JPMCB	333 Phoenixville Pike								Yes
4.60	JPMCB	4405 East Cotton Center Boulevard								No
4.61	JPMCB	7920 Woodland Center Boulevard								No
4.62	JPMCB	20 Valley Stream Parkway								No
4.63	JPMCB	5715 Old Shakopee Road West								No
4.64	JPMCB	150-182 Kelsey Lane								Yes
4.65	JPMCB	155 Great Valley Parkway								Yes
4.66	JPMCB	701-725 US Highway 301 South								No
4.67	JPMCB	901-933 US Highway 301 South								No
4.68	JPMCB	7725 Woodland Center Boulevard								Yes
4.69	JPMCB	4508 Woodland Corporate Boulevard								Yes
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm								No
4.71	JPMCB	101 Gibraltar Road								No
4.72	JPMCB	6161 American Boulevard West								No
4.73	JPMCB	4502 Woodland Center Boulevard								No
4.74	JPMCB	110 Gibraltar Road								No
4.75	JPMCB	8855 Columbine Road								No
4.76	JPMCB	8939 Columbine Road								Yes
4.77	JPMCB	7905 Fuller Road								Yes
4.78	JPMCB	10801 Nesbitt Avenue South								Yes
4.79	JPMCB	9008 Brittany Way								No
4.80	JPMCB	8995 Columbine Road								Yes
4.81	JPMCB	7852-7898 Woodland Center Boulevard								No
4.82	JPMCB	455 Business Center Drive								No
4.83	JPMCB	231-253 Gibraltar Road								No
4.84	JPMCB	747 Dresher Road								No
4.85	JPMCB	55 Valley Stream Parkway								Yes
4.86	JPMCB	8212 Woodland Center Boulevard								Yes

A-1-22

ANNEX A-1

RESERVE CAPS(24)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant
4.87	JPMCB	4303 East Cotton Center Boulevard								No
4.88	JPMCB	501 US Highway 301 South								No
4.89	JPMCB	7802-7850 Woodland Center Boulevard								No
4.90	JPMCB	8102 Woodland Center Boulevard								Yes
4.91	JPMCB	102 Rock Road								Yes
4.92	JPMCB	111-159 Gibraltar Road								No
4.93	JPMCB	181-187 Gibraltar Road								Yes
4.94	JPMCB	200-264 Lakeside Drive								No
4.95	JPMCB	120 Gibraltar Road								No
4.96	JPMCB	4207 East Cotton Center Boulevard								Yes
4.97	JPMCB	161-175 Gibraltar Road								Yes
4.98	JPMCB	8967 Columbine Road								Yes
4.99	JPMCB	8125-8198 Woodland Center Boulevard								No
4.100	JPMCB	111 Kelsey Lane								No
4.101	JPMCB	261-283 Gibraltar Road								No
4.102	JPMCB	27-43 Great Valley Parkway								Yes
4.103	JPMCB	767 Electronic Drive								No
4.104	JPMCB	200-234 Kelsey Lane								Yes
4.105	JPMCB	4435 East Cotton Center Boulevard								Yes
4.106	JPMCB	7800 Equitable Drive								No
4.107	JPMCB	8906 Brittany Way								No
4.108	JPMCB	201-223 Witmer Road								No
4.109	JPMCB	4520 Seedling Circle								Yes
4.110	JPMCB	13630 Northwest 8th Street								No
4.111	JPMCB	5735 Old Shakopee Road West								No
4.112	JPMCB	50 Valley Stream Parkway								Yes
4.113	JPMCB	4503 Woodland Corporate Boulevard								No
4.114	JPMCB	508 Lapp Road								Yes
4.115	JPMCB	125-135 Rock Road								No
4.116	JPMCB	8911 Columbine Road								No
4.117	JPMCB	9306-9324 East Broadway Avenue								Yes
4.118	JPMCB	101-111 Rock Road								No
4.119	JPMCB	201 Gibraltar Road								No
4.120	JPMCB	4505 Woodland Corporate Boulevard								No
4.121	JPMCB	4511 Woodland Corporate Boulevard								Yes
4.122	JPMCB	400-445 Lakeside Drive, Unit #400								No
4.123	JPMCB	40 Valley Stream Parkway								Yes
4.124	JPMCB	103-109 Gibraltar Road								No
4.125	JPMCB	7702 Woodland Center Boulevard								No
4.126	JPMCB	113-123 Rock Road								Yes
4.127	JPMCB	4415 East Cotton Center Boulevard								No
4.128	JPMCB	555 Business Center Drive								No
4.129	JPMCB	8001 Woodland Center Boulevard								No
4.130	JPMCB	300 Welsh Road Building 4								No
4.131	JPMCB	9001-9015 Brittany Way								No
4.132	JPMCB	13650 Northwest 8th Street								No
4.133	JPMCB	277-293 Great Valley Parkway								No
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)								Yes
4.135	JPMCB	300-309 Lakeside Drive								No
4.136	JPMCB	101-107 Lakeside Drive								No
4.137	JPMCB	7695-7699 Anagram Drive								Yes
4.138	JPMCB	425 Technology Drive								No
4.139	JPMCB	300 Technology Drive								Yes
4.140	JPMCB	510 Lapp Road								Yes
4.141	JPMCB	7851-61 Woodland Center Boulevard								No
4.142	JPMCB	300 Welsh Road Building 3								No
4.143	JPMCB	7624 Bald Cypress Place								Yes
4.144	JPMCB	75 Great Valley Parkway								Yes
4.145	JPMCB	506 Prudential Road								No
4.146	JPMCB	30 Great Valley Parkway								Yes
4.147	JPMCB	100 Gibraltar Road								Yes
5	JPMCB	Renaissance Tampa International Plaza Hotel								No
6	JPMCB	660 Columbus Avenue								No
7	JPMCB	Aon Center			5,600,000					No
8	GACC	181 Fremont Street							(i) with respect to a Lease Sweep Trigger continuing pursuant to clauses (i)(d) and/or (i)(f) of the defined term “Lease Sweep Period”, $15,271,620.00, or (ii) with respect to a Lease Sweep Trigger continuing solely pursuant to clauses (i)(b) and/or (i)(c) of the defined term “Lease Sweep Period”, $35.00 per rentable square foot of Dark Space and/or Terminated Space	Yes
9	CREFI	Nassau Shopping Center								No
10	JPMCB	Embassy Suites Kennesaw							Franchise Roll Reserve: 4,200,000	No
11	CREFI	Elite Hotel Management Georgia Portfolio								No
11.01	CREFI	Hyatt Place Atlanta Airport North								No
11.02	CREFI	Hampton Inn Norcross								No
11.03	CREFI	Fairfield Inn and Suites Commerce								No
12	GACC	First Place Tower								No
13	CREFI	215 Lexington Avenue								No
14	JPMCB	Overland Park Xchange							9,167,500	No
15	CREFI	Woodland Gardens Apartments								No
16	GACC	Stonebrook Apartments	63,000							No
17	CREFI	Kingsley Apartments								No
18	JPMCB	Radisson Blu Aqua Hotel								No
19	CREFI	Westbrook Corporate Center			3,500,000					No
20	CREFI	Amsdell Southeast Portfolio								No
20.01	CREFI	Amsdell Villages								No
20.02	CREFI	Amsdell Buford								No
20.03	CREFI	Amsdell Lawrenceville								No
21	JPMCB	Walk at Highwoods Preserve			702,975					No
22	GACC	330 Railroad Avenue	18,420		300,000					No
23	CREFI	253 Elizabeth								No
24	CREFI	173 Ludlow								No
25	GACC	Valley Mack Plaza			322,557					No
26	CREFI	236 West 16th								No
27	CREFI	161 Ludlow								No
28	CREFI	Four Points Sacramento Airport								No
29	JPMCB	Home2 Suites by Hilton Charlotte Airport								No
30	GACC	Pin Oaks	100,344		301,033					No
30.01	GACC	Pin Oaks I								No
30.02	GACC	Pin Oaks II								No

A-1-23

ANNEX A-1

			RESERVE CAPS(24)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant
31	GACC	The Pad on Harvard								No
32	GACC	Sacramento Natural Foods	16,786		83,932					Yes
33	CREFI	Deerfield Woods Apartments								No
34	JPMCB	Security Square	125,000		79,391					No
35	GACC	Albertsons Aurora								Yes
36	CREFI	StorQuest Seattle	33,930							No
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge								No
38	CREFI	932 Southern Boulevard	18,000							No
39	CREFI	CityLine XII Portfolio								No
39.01	CREFI	Maximum Storage								No
39.02	CREFI	Boulevard 26 Storage								No
39.03	CREFI	Box N Lox Storage								No
40	JPMCB	Bay 528 Plaza	50,000		150,000					No
41	GACC	Holiday Inn Express Chesapeake								No
42	GACC	Net Lease 3-Pack								No
42.01	GACC	Statesboro								No
42.02	GACC	Danville								No
42.03	GACC	Calhoun								No
43	CREFI	4675 Linton Boulevard	22,001		100,000					No
44	GACC	Whitefish Crossing	30,000							No
45	GACC	Park Place	46,833		175,000					No
46	CREFI	SSCP Little Rock								No
47	CREFI	CityLine Southern Portfolio								No
47.01	CREFI	HIM Self Storage								No
47.02	CREFI	Top Notch Storage								No
48	GACC	Summit Apartments	225,000							No
49	JPMCB	MacArthur Retail Center			171,220					No
50	GACC	Cascades Shopping Center	25,200		210,000					No
51	CREFI	1400 Washington Street								No
52	JPMCB	CVS Knoxville								Yes
53	CREFI	Fresenius Medical Center Crestwood	4,674							Yes
54	JPMCB	671 4th Street								No
55	CREFI	Fresenius Medical Center Woodridge	3,393							Yes
A-1-24

ANNEX A-1

			LARGEST TENANT (4), (25), (26), (27)			2nd LARGEST TENANT (4), (25), (26), (27)			3rd LARGEST TENANT (4), (25), (26), (27)			4th LARGEST TENANT (4), (25), (26), (27)

					Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
1	JPMCB/GACC	Aventura Mall	J. C. Penney Co.	193,759	04/30/23	AMC Theatres	78,738	08/31/23	Zara	34,454	10/31/29	XXI Forever	32,504	MTM
2	CREFI	NY & CT NNN Portfolio
2.01	CREFI	Bank of America - Queens	Furniture Deals NY Corp.	5,300	10/31/22	Bank of America	5,000	10/31/27
2.02	CREFI	CVS - Queens	CVS	14,966	01/31/39
2.03	CREFI	Walgreens - Newtown	Walgreens	13,667	06/30/86
2.04	CREFI	Chase - Queens	JP Morgan Chase	3,600	10/31/22	Eclipse Construction Management	3,000	02/28/23
2.05	CREFI	Bank of America - Mamaroneck	Bank of America	4,500	04/30/31
2.06	CREFI	TD Bank - St. James	TD Bank	4,000	11/28/28	Merceps Bros	3,300	02/28/26
2.07	CREFI	Chase - Middle Village	JP Morgan Chase	4,000	10/31/29
2.08	CREFI	TD Bank - Hampton Bays	TD Bank	4,100	04/30/30
2.09	CREFI	TD Bank - Westhampton	TD Bank	4,900	02/28/26
3	GACC	eBay North First Commons	eBay	250,056	03/31/29
4	JPMCB	Workspace
4.01	JPMCB	6625 78th Street West	Express Scripts, Inc.	203,442	12/31/18	Universal Hospital Services, Inc.	54,797	04/30/22	MYONLLC	9,598	02/28/23
4.02	JPMCB	1500 Liberty Ridge Drive	ELAP Services, LLC	39,981	11/30/21	Crothall Services Group	36,380	02/29/24	SEI Investments Company	34,919	06/30/20
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	Carnival Corporation	30,519	11/30/26	RGN-Miramar I, LLC	23,667	09/30/23	ADP, Inc	21,562	06/30/19
4.04	JPMCB	1301 International Parkway	Sunshine State Health Plan, Inc.	84,379	11/30/20	Grant Thornton LLP	23,682	03/31/19	Smurfit Kappa Packaging, LLC	10,191	08/31/23
4.05	JPMCB	777 West Yamato Road	Relx, Inc.	51,404	05/31/24	AVM, L.P.	27,897	12/31/24	Metropolitan Health Networks, Inc.	19,598	09/30/21
4.06	JPMCB	4425 East Cotton Center Boulevard	United HealthCare Services, Inc.	165,000	03/31/24
4.07	JPMCB	4500 East Cotton Center Boulevard	Aetna Life Insurance Company	139,403	12/31/23
4.08	JPMCB	3100 Southwest 145th Avenue	United HealthCare Services, Inc.	50,143	06/30/22	Paychex North America, Inc.	24,878	10/31/18	Zebra Technologies International, LLC	14,688	03/31/23
4.09	JPMCB	3400 Lakeside Drive	Carnival Corporation	62,904	11/30/26	United States Postal Service Inspect Div	22,076	07/08/22	Caltrop Corporation	5,686	06/30/20
4.10	JPMCB	3450 Lakeside Drive	Arise Virtual Solutions, Inc.	43,299	02/28/27	HP Enterprise Services, LLC	29,161	12/31/20	Compupay, Inc.	21,933	06/30/24
4.11	JPMCB	40 Liberty Boulevard	Siemens Medical Solutions USA, Inc.	126,000	01/31/20
4.12	JPMCB	4630 Woodland Corporate Boulevard	Aetna Life Insurance Company	73,077	02/29/20	Shapiro & Fishman, LLP and The LOGS Grp.	31,249	09/30/21	Oldcastle Coastal, Inc.	8,317	02/28/22
4.13	JPMCB	750 Park of Commerce Road	3Cinteractive Corp.	25,287	12/31/21	MiX Telematics North America, Inc.	10,260	08/31/22	ProQuest LLC	8,748	06/30/19
4.14	JPMCB	13621 Northwest 12th Street	MEDNAX Services, Inc.	37,209	11/30/23	Connexion Point, LLC	37,209	07/31/21	Tralongo, LLC	17,346	01/31/22
4.15	JPMCB	2 West Liberty Boulevard	Teva Branded Pharmaceutical	60,307	12/31/19	First Priority Bank	11,775	01/31/21	Drexel University	8,894	01/31/26
4.16	JPMCB	10400 Viking Drive	Grain Millers, Inc.	34,981	01/31/21	Zinpro Corporation	28,711	05/31/25	Comcast of Arkansas/Florida/Louisiana	6,881	04/30/20
4.17	JPMCB	100 Witmer Road	Kreischer Miller	45,916	07/31/19	Emcare	26,948	06/30/20	NY Life Insurance	25,324	08/31/26
4.18	JPMCB	7 Walnut Grove Drive	Reed Technology & Information	120,000	05/31/25
4.19	JPMCB	4313 East Cotton Center Boulevard	GE Parallel Design, Inc.	78,335	09/30/28	Pronet Solutions, Inc.	30,539	04/30/23
4.20	JPMCB	1200 Liberty Ridge Drive	Saul Ewing Arnstein & Lehr, LLP	16,704	02/28/21	Old Republic National Title	10,196	10/31/19	IPR International LLC	8,842	10/31/18
4.21	JPMCB	1400 Liberty Ridge Drive	Boomi, Inc	41,409	09/30/27	Skyhook Holding, Inc.	6,751	12/31/20	Hewlett Packard Enterprise (HPE)	4,884	07/31/20
4.22	JPMCB	4750 South 44th Place	Aetna Life Insurance Company	69,094	08/31/20	Caris Life Sciences, Inc.	10,402	08/31/20
4.23	JPMCB	680 Blair Mill Road	United HealthCare Services, Inc.	115,110	03/31/25
4.24	JPMCB	3020 US Highway 301 South	General Dynamics Information Tech., Inc.	99,039	09/30/22
4.25	JPMCB	4 Walnut Grove Drive	Optum Services Inc.	109,700	03/31/25
4.26	JPMCB	4631 Woodland Corporate Boulevard	Cognizant Technology Solutions U.S. Corporation	27,882	11/30/24	One Call Medical, Inc.	18,391	05/31/19	Continental Casualty Company	9,650	01/31/21
4.27	JPMCB	5 Walnut Grove Drive	Commcor	27,035	11/30/22	LRA Worldwide	16,508	10/31/25	Aegis Industrial Software Corp	13,194	08/31/19
4.28	JPMCB	700 Dresher Road	Comcast of PA	58,115	12/31/19	TNS US	39,480	11/30/22
4.29	JPMCB	45-67 Great Valley Parkway	Orthovita, Inc.	55,675	07/31/20	Sanofi US Services Inc.	39,645	02/28/26	Merit Medical Systems, Inc.	32,691	06/30/19
4.30	JPMCB	4610 South 44th Place	CDx Holdings, Inc.	66,012	08/31/20
4.31	JPMCB	4217 East Cotton Center Boulevard	Education Management LLC	88,140	06/30/19
4.32	JPMCB	1 Country View Road	Factory Mutual Insurance Company	23,155	02/28/21	Balfour Beatty Investments, Inc.	22,415	10/31/25	Suburban West Realtors Association	6,290	06/30/25
4.33	JPMCB	4410 East Cotton Center Boulevard	GM Cruise LLC	101,269	07/31/22
4.34	JPMCB	951 Northwest Broken Sound Parkway	U.S. Installation Group, Inc.	14,749	05/31/23	ParTech, Inc.	11,471	12/31/19	Toll Bros., Inc.	10,322	04/30/21
4.35	JPMCB	77-123 Great Valley Parkway	Puresyn, Inc.	18,008	12/31/20	Orthovita, Inc.	13,796	07/31/20	Sanofi US Services, Inc.	13,712	02/28/26
4.36	JPMCB	420-500 Lapp Road	ifm Prover USA, Inc.	36,837	03/31/23	Recro Pharma	22,286	12/31/22	Akzo Nobel Coatings, Inc.	17,295	08/31/19
4.37	JPMCB	2 Walnut Grove Drive	Acurian	44,039	09/30/22	PNC Bank	11,532	02/28/23	Amica Mutual Insurance	8,321	09/30/22
4.38	JPMCB	507 Prudential Road	Bayview Loan Servicing, LLC	64,115	04/30/26	Lakeview Loan Servicing, LLC	8,266	04/30/26
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	HiVelocity Ventures Corporation	23,012	06/30/21	Baycare Home Care, Inc.	16,506	11/30/19	Caremark, L.L.C.	16,506	11/30/18
4.40	JPMCB	9801 South 51st Street	Aetna Life Insurance Company	42,369	02/28/19	United Parcel Service, Inc.	29,181	02/28/23
4.41	JPMCB	180 Sheree Boulevard	Avanceon, LP	16,700	03/31/20	Kleinfelder, Inc.	9,038	12/31/21	UGI HVAC Enterprises, Inc.	6,890	05/31/19
4.42	JPMCB	7615 Smetana Lane	Dell Marketing L. P.	85,366	08/31/24	Viking Forest Products, LLC	8,078	10/31/23
4.43	JPMCB	4550 South 44th Place	Progressive Casualty Insurance Company	54,489	05/31/20
4.44	JPMCB	131 Kelsey Lane	United HealthCare Services, Inc.	89,290	09/30/24
4.45	JPMCB	5775 Old Shakopee Road West	SENSATA TECHNOLOGIES, INC.	34,291	03/31/22	Sightpath Medical, LLC	25,750	03/31/20	Datalogic Automation, Inc.	10,797	04/30/20
4.46	JPMCB	8401-8406 Benjamin Road (North)	Zippy Shell USA, LLC	10,929	02/28/24	GP Strategies Corporation	9,000	10/31/22	Nextteq. LLC	7,200	02/29/20
4.47	JPMCB	7625 Smetana Lane	Dell Marketing L. P.	55,924	08/31/24
4.48	JPMCB	5 Great Valley Parkway	Executive Office Link, Inc.	23,150	06/30/22	Encore Dermatology, Inc.	6,257	01/31/21	The Elite Group, LLC	5,401	08/31/20
4.49	JPMCB	5705 Old Shakopee Road West	MorphoTrust USA, LLC	46,308	11/30/21	Minnesota Gastroenterology, P.A.	15,280	12/31/22	Betaseed, Inc.	13,006	03/31/25
4.50	JPMCB	7 Great Valley Parkway	Scala, Inc.	21,266	02/28/26	The Sherwin-Williams Company	15,529	07/31/28	SCP Private Equity Management Co., L.L.C	3,778	09/30/20
4.51	JPMCB	65 Valley Stream Parkway	Siemens Medical Solutions USA, Inc.	61,313	01/31/20
4.52	JPMCB	220 Gibraltar Road	Morningstar Credit Ratings	16,491	10/31/24	Severn Trent Services	14,874	09/30/25	Mass Mutual Life Insurance	11,484	01/31/23
4.53	JPMCB	257-275 Great Valley Parkway	Y-Prime, Inc.	16,401	08/31/19	Medical Technology Associates II	12,080	05/31/23	Audio Fidelity Communications Corp.	11,160	04/30/19
4.54	JPMCB	240 Gibraltar Road	Astea International	24,096	08/31/22	Paccar	8,875	03/31/23	Toyota Motor Credit	8,504	06/30/21
4.55	JPMCB	200 Gibraltar Road	US Bank National Association	33,804	09/30/28	Saxco International	7,110	01/31/19	Arrow Electronics	5,321	09/30/19
4.56	JPMCB	9023 Columbine Road	Kroll Ontrack, LLC	62,200	06/30/26
4.57	JPMCB	3 Country View Road	Ellucian Company L.P.	70,000	09/30/18
4.58	JPMCB	1 Great Valley Parkway	TELA Bio, Inc.	16,112	05/31/21	PhaseBio Pharmaceuticals, Inc.	15,881	09/30/23	Reaction Biology Corporation	12,520	02/29/20
4.59	JPMCB	333 Phoenixville Pike	Colorcon, Inc.	84,000	09/14/24
4.60	JPMCB	4405 East Cotton Center Boulevard	Midland Credit Management, Inc.	31,096	12/31/20	Blood Systems, Inc.	23,455	06/30/21
4.61	JPMCB	7920 Woodland Center Boulevard	Hilton Reservations Worldwide, LLC	31,414	12/31/18	Sprintcom, Inc.	21,213	10/31/24
4.62	JPMCB	20 Valley Stream Parkway	Novocure Inc.	11,631	04/30/22	North American Benefits Company	9,261	12/31/20	Apex Companies, LLC	5,768	03/31/20
4.63	JPMCB	5715 Old Shakopee Road West	NCS Pearson, Inc.	51,770	05/31/27	The Cameron-Ehlen Group, Inc.	11,693	02/29/20
4.64	JPMCB	150-182 Kelsey Lane	Esurance Insurance Company	54,400	05/31/21
4.65	JPMCB	155 Great Valley Parkway	Janssen Biotech, Inc.	71,200	06/30/23
4.66	JPMCB	701-725 US Highway 301 South	CB&I Government Solutions	15,610	04/30/20	ADT LLC	15,054	11/30/19	Wiginton Corporation	11,026	08/31/24
4.67	JPMCB	901-933 US Highway 301 South	Capital Machine Technologies	13,600	09/30/21	General Services Administration	12,125	12/31/22	B&B Corporate Holdings, Inc.	11,475	02/28/22
4.68	JPMCB	7725 Woodland Center Boulevard	Cognizant Technology Solutions U.S. Corporation	42,615	11/30/24
4.69	JPMCB	4508 Woodland Corporate Boulevard	Computer Generated Solutions, Inc.	40,140	12/31/24
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm	DCR Engineering Services, Inc.	18,891	01/31/20	Aurora Diagnostics, LLC	9,315	MTM	Imperial Distributing Company Inc.	6,623	11/30/19
4.71	JPMCB	101 Gibraltar Road	PAREXEL	30,800	03/31/22	Americredit Financial Services	13,721	01/31/19	Vert Markets	9,083	05/31/26
4.72	JPMCB	6161 American Boulevard West	Digi-Key Corporation	19,553	12/31/18	United States of America	17,270	09/29/20
4.73	JPMCB	4502 Woodland Center Boulevard	Iron Bow Technologies, LLC	23,881	11/30/19	Pittsburgh Logistics Systems, Inc.	11,643	12/31/19
4.74	JPMCB	110 Gibraltar Road	Clinical Ink, Inc.	15,087	04/30/23	Capital Bank	5,738	05/31/20	NaviHealth	5,237	12/31/18
4.75	JPMCB	8855 Columbine Road	ARCSERVE (USA) LLC	33,496	10/31/23
4.76	JPMCB	8939 Columbine Road	Kroll Ontrack, LLC	48,000	06/30/26
4.77	JPMCB	7905 Fuller Road	Acist Medical Systems, Inc.	74,224	07/31/19
4.78	JPMCB	10801 Nesbitt Avenue South	Tornier, Inc.	56,000	12/31/22
4.79	JPMCB	9008 Brittany Way	The School Board of Hillsborough County	44,197	11/30/31	United Security Alliance, Inc.	8,595	02/29/20	Weekley Homes, LLC	3,232	12/31/18
4.80	JPMCB	8995 Columbine Road	Kroll Ontrack, LLC	45,817	06/30/26
4.81	JPMCB	7852-7898 Woodland Center Boulevard	Liberty Dental Plan of Florida, Inc.	25,634	12/31/22	Front Burner Brands, Inc.	10,239	10/31/22	Pangaia Partners LLC	4,374	12/31/18
4.82	JPMCB	455 Business Center Drive	Language Service Associates Exp	28,119	01/31/19	Sabre Systems, Inc.	9,941	05/31/21	Compliance Plus	6,186	08/31/21
4.83	JPMCB	231-253 Gibraltar Road	ADT	15,014	12/31/18	Central Admixture Pharmacy	12,468	04/30/26	Elma Electronic Ink	12,000	05/31/20
4.84	JPMCB	747 Dresher Road	LRP Publications	16,970	03/31/22	Delta Information Systems, Inc.	15,600	06/30/27
4.85	JPMCB	55 Valley Stream Parkway	Siemens Medical Solutions USA, Inc.	41,211	01/31/20
4.86	JPMCB	8212 Woodland Center Boulevard	MCIMetro Access Transmission Services LL	39,155	05/31/27

A-1-25

ANNEX A-1

			LARGEST TENANT (4), (25), (26), (27)			2nd LARGEST TENANT (4), (25), (26), (27)			3rd LARGEST TENANT (4), (25), (26), (27)			4th LARGEST TENANT (4), (25), (26), (27)

					Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
4.87	JPMCB	4303 East Cotton Center Boulevard
4.88	JPMCB	501 US Highway 301 South	Metro PCS Florida, LLC	12,380	12/31/19	Paetec Communications, LLC	9,073	11/30/25	DMG Mori Seiki Sales, Inc.	8,064	11/30/21
4.89	JPMCB	7802-7850 Woodland Center Boulevard	AccentHealth LLC	20,236	06/30/19	Comprehensive Health Management, Inc.	14,309	MTM	Medi Physics, Inc	6,845	01/31/22
4.90	JPMCB	8102 Woodland Center Boulevard	Refresco Beverages US Inc.	39,155	12/31/27
4.91	JPMCB	102 Rock Road	Auxilium Pharmaceuticals	40,472	07/31/28
4.92	JPMCB	111-159 Gibraltar Road	Burns Mechanical	15,400	06/30/22	Bio/Data Corp	12,000	01/31/19	Westminster Theological	8,233	MTM
4.93	JPMCB	181-187 Gibraltar Road	Solid State Equip Corp	48,870	12/31/24
4.94	JPMCB	200-264 Lakeside Drive	Internal Revenue Service	20,396	12/31/19	Institute for Safe Medication	9,390	03/31/21	Telecommunication Support Srvc	3,364	09/30/20
4.95	JPMCB	120 Gibraltar Road	Selene Finance	17,818	01/31/19	Growth Horizons, Inc.	5,480	09/30/20	Apex Insurance Agency, LLC	4,244	01/31/25
4.96	JPMCB	4207 East Cotton Center Boulevard	Miraca Life Sciences, Inc.	24,900	08/31/20
4.97	JPMCB	161-175 Gibraltar Road	Oppenheimer Precision	49,732	08/31/26
4.98	JPMCB	8967 Columbine Road	Kroll Ontrack, LLC	39,862	06/30/26
4.99	JPMCB	8125-8198 Woodland Center Boulevard	Firstsource Group USA, Inc	9,620	07/31/19	Embarq Florida, Inc.	7,645	11/30/21	Dashub LLC.	4,172	03/31/20
4.100	JPMCB	111 Kelsey Lane	LifePath Hospice Inc.	18,060	01/31/20	S&ME, Inc.	12,040	06/30/23	Pepperidge Farm Incorporated	12,040	09/30/19
4.101	JPMCB	261-283 Gibraltar Road	SimplexGrinnell, LP	36,000	04/30/19
4.102	JPMCB	27-43 Great Valley Parkway	Havpak, Inc.	60,623	06/30/21
4.103	JPMCB	767 Electronic Drive	FINISAR CORPORATION	33,965	04/30/23
4.104	JPMCB	200-234 Kelsey Lane	TeleCommunications Systems, Inc.	45,600	04/30/22
4.105	JPMCB	4435 East Cotton Center Boulevard	Freeport-McMoRan Corporation	25,505	11/30/18
4.106	JPMCB	7800 Equitable Drive	Technical Services for Electronics, Inc.	15,550	02/28/25	ECA Marketing, Inc.	12,826	09/30/23	Activision Publishing, Inc.	7,436	12/31/18
4.107	JPMCB	8906 Brittany Way	Senior Connection Center, Inc.	17,491	04/30/22	Kitchen Resource Direct LLC	16,092	08/31/23	Safe Fire Protection, Inc.	5,632	09/30/21
4.108	JPMCB	201-223 Witmer Road	Biocoat	15,282	06/30/20	Universal Pro Gym	13,258	09/30/22	VHMI LLC	5,000	10/31/21
4.109	JPMCB	4520 Seedling Circle	Provest LLC	35,000	08/31/21
4.110	JPMCB	13630 Northwest 8th Street	Professional Revenue Recovery Solutions	15,408	07/31/21	MDLive, Inc.	14,591	04/30/19
4.111	JPMCB	5735 Old Shakopee Road West	TDX Companies, LLC	26,916	07/31/22	SICK, Inc.	17,920	04/30/20	The Cameron-Ehlen Group, Inc.	3,000	02/14/19
4.112	JPMCB	50 Valley Stream Parkway	Savana, Inc.	31,000	09/30/23
4.113	JPMCB	4503 Woodland Corporate Boulevard	The Bank of Tampa	21,500	08/31/20	Tampa International Forest Products, LLC	8,500	12/31/23
4.114	JPMCB	508 Lapp Road	Oxicool, Inc.	50,200	03/31/28
4.115	JPMCB	125-135 Rock Road	Materials Sciences Corp	21,952	10/31/21	Schneider Electric Buildings Americas, Inc.	15,548	01/31/28
4.116	JPMCB	8911 Columbine Road	DIRECTV, LLC	23,322	04/30/20
4.117	JPMCB	9306-9324 East Broadway Avenue	One Touch Direct, LLC	36,000	05/31/23
4.118	JPMCB	101-111 Rock Road	MobilexUSA	25,098	01/31/22	Mentholatum Company	12,786	07/31/19
4.119	JPMCB	201 Gibraltar Road	American Driveline Systems	18,182	10/31/22
4.120	JPMCB	4505 Woodland Corporate Boulevard	The Fountain Group LLC	16,776	04/30/24	Wendy’s International, LLC	8,224	02/28/19
4.121	JPMCB	4511 Woodland Corporate Boulevard	Oasis Acquisition, Inc.	25,000	12/31/18
4.122	JPMCB	400-445 Lakeside Drive, Unit #400
4.123	JPMCB	40 Valley Stream Parkway	Fresenius Vascular Care, Inc.	31,092	10/31/24
4.124	JPMCB	103-109 Gibraltar Road	Comcast	18,000	12/31/18	Pepperidge Farm	18,000	MTM	Toys For Tots	6,000	06/30/19
4.125	JPMCB	7702 Woodland Center Boulevard	Physician Business Services, LLC.	17,898	12/31/18	Webstaurant Store, Inc.	11,452	07/31/24
4.126	JPMCB	113-123 Rock Road	Biocoat	37,500	08/31/25
4.127	JPMCB	4415 East Cotton Center Boulevard
4.128	JPMCB	555 Business Center Drive	CapGemini	22,032	05/31/22	Theraplay	6,704	04/30/21	555 Cafe	1,328	MTM
4.129	JPMCB	8001 Woodland Center Boulevard	Fay Servicing, Inc.	17,769	12/31/21
4.130	JPMCB	300 Welsh Road Building 4	Finance of America	10,172	05/14/22	DSI Medical Services	4,453	06/30/22	Salisbury Behavioral Health	3,638	08/31/18
4.131	JPMCB	9001-9015 Brittany Way	Choice Employer Solutions Inc.	17,246	11/30/25	Schneider Electric USA, Inc.	7,500	02/28/21	Arctic Express, LLC.	5,254	08/31/25
4.132	JPMCB	13650 Northwest 8th Street	Sunshine Restaurant Merger Sub, LLC	7,012	07/31/21
4.133	JPMCB	277-293 Great Valley Parkway	Vector Biosystems, Inc.	7,200	12/31/24	Comprehensive Fire Technologies	5,395	06/30/19	Gene Transcription Technologies, Inc.	4,500	12/31/19
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	Finance of America Mortgage LLC	33,205	02/28/21
4.135	JPMCB	300-309 Lakeside Drive
4.136	JPMCB	101-107 Lakeside Drive	Emergent Business Group, Inc.	16,793	11/30/22	Strata Skin Sciences, Inc.	10,672	11/30/18
4.137	JPMCB	7695-7699 Anagram Drive
4.138	JPMCB	425 Technology Drive	FCA US LLC	15,927	12/31/25	Arubu Inc.	6,480	09/30/18
4.139	JPMCB	300 Technology Drive	Clinical Supplies Management, LLC	22,500	02/28/22
4.140	JPMCB	510 Lapp Road	Trugreen Limited Partnership	27,167	01/31/25
4.141	JPMCB	7851-61 Woodland Center Boulevard	Rimkus Consulting Group, Inc.	10,040	06/30/21	Kimco Realty Corporation	5,880	09/30/18
4.142	JPMCB	300 Welsh Road Building 3	Afilias USA	14,048	01/31/21
4.143	JPMCB	7624 Bald Cypress Place	Stymco Medical, LLC (Formerly Stymco Technologies, LLC)	15,035	11/30/19
4.144	JPMCB	75 Great Valley Parkway	Sanofi US Services Inc.	11,600	02/28/26
4.145	JPMCB	506 Prudential Road
4.146	JPMCB	30 Great Valley Parkway	Steel City Displays, LLC	12,000	03/31/19
4.147	JPMCB	100 Gibraltar Road	Berkshire Bank	2,800	03/31/19
5	JPMCB	Renaissance Tampa International Plaza Hotel
6	JPMCB	660 Columbus Avenue	Icon Parking	31,503	11/30/29	Trader Joe’s	19,903	05/31/33	Party City	12,710	03/31/30	PetSmart	1,820	10/31/22
7	JPMCB	Aon Center	Aon Corporation	423,047	12/31/28	KPMG LLP	304,439	08/05/27	Jones Lang LaSalle Inc.	200,730	05/31/32	Integrys Business Support, LLC	190,997	4/30/2029; 2/28/2025
8	GACC	181 Fremont Street	Facebook	436,332	02/28/31
9	CREFI	Nassau Shopping Center	BJ’s Wholesale Club	114,491	12/08/24	Best Buy	46,617	01/31/21	LA Fitness	40,550	03/31/27	Michaels	27,102	02/29/20
10	JPMCB	Embassy Suites Kennesaw
11	CREFI	Elite Hotel Management Georgia Portfolio
11.01	CREFI	Hyatt Place Atlanta Airport North
11.02	CREFI	Hampton Inn Norcross
11.03	CREFI	Fairfield Inn and Suites Commerce
12	GACC	First Place Tower	ONE Gas, Inc.	151,407	06/30/24	Samson Investment Company	61,148	02/28/22	Aerotek, Inc.	32,315	08/31/23	Foundation Energy Management	20,410	01/31/20
13	CREFI	215 Lexington Avenue	New York University	19,656	11/30/20	GRACE Communications Foundation	13,026	10/31/19	ARMS, Inc.	11,181	07/31/23	Waldner’s Business Environment	9,600	09/06/28
14	JPMCB	Overland Park Xchange	United Health Group	328,098	12/31/26	Black & Veatch	202,116	04/30/26	Select Quote	130,449	07/31/29
15	CREFI	Woodland Gardens Apartments
16	GACC	Stonebrook Apartments
17	CREFI	Kingsley Apartments
18	JPMCB	Radisson Blu Aqua Hotel
19	CREFI	Westbrook Corporate Center	Follett Higher Education Group, Inc.	153,464	10/31/25	Ingredion Incorporated	123,515	11/30/27	American Imaging Management	91,687	12/31/20	Insurance Auto Auctions, Inc.	78,110	08/31/27
20	CREFI	Amsdell Southeast Portfolio
20.01	CREFI	Amsdell Villages
20.02	CREFI	Amsdell Buford
20.03	CREFI	Amsdell Lawrenceville
21	JPMCB	Walk at Highwoods Preserve	Best Buy	33,000	01/31/21	Homegoods	25,025	10/31/22	Michael’s	22,869	02/28/22	Pier 1 Imports	8,935	06/30/24
22	GACC	330 Railroad Avenue	Work Well Win	12,424	06/30/28	Granoff Architects	7,495	04/30/32	CNH Finance, LP	3,423	02/28/23	Stone Point Capital	1,218	03/31/23
23	CREFI	253 Elizabeth	The Natori Retail Company Inc.	1,075	04/30/19
24	CREFI	173 Ludlow	Jersey Boys LLC, D/B/A TRE Restaurant, LLC	1,540	11/30/24	173 Retail LLC	1,095	09/30/24
25	GACC	Valley Mack Plaza	dd’s Discount	31,450	01/31/25	KY Wholesale, LLC	16,800	08/31/28	Kings Wigs Superstore	14,843	02/15/21	Rainbow Fashions	11,000	01/31/19
26	CREFI	236 West 16th
27	CREFI	161 Ludlow	161 Ludlow Food, LLC	1,375	04/30/24
28	CREFI	Four Points Sacramento Airport
29	JPMCB	Home2 Suites by Hilton Charlotte Airport
30	GACC	Pin Oaks
30.01	GACC	Pin Oaks I	CenturyLink Comm	21,066	07/31/19	Saint Thomas Network	12,100	11/30/22	Innovative Percussion Inc	12,063	10/31/21	EFT Source	11,470	03/31/22
30.02	GACC	Pin Oaks II	Electronic Renewal LLC	67,244	04/30/23	Conklin Metal Industries	51,639	03/31/22	PC Holdings LLC	30,000	11/30/20

A-1-26

ANNEX A-1

			LARGEST TENANT (4), (25), (26), (27)			2nd LARGEST TENANT (4), (25), (26), (27)			3rd LARGEST TENANT (4), (25), (26), (27)			4th LARGEST TENANT (4), (25), (26), (27)

					Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
31	GACC	The Pad on Harvard
32	GACC	Sacramento Natural Foods	Sacramento Natural Foods Co-Op	41,966	09/30/36
33	CREFI	Deerfield Woods Apartments
34	JPMCB	Security Square	Weis Market	58,187	03/31/28	Chadwick Liquors	4,800	08/31/26	Catherine’s	4,000	02/29/20	America’s Best Contacts & Eye	3,000	01/31/21
35	GACC	Albertsons Aurora	Jewel-Osco	74,746	01/31/38
36	CREFI	StorQuest Seattle
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge
38	CREFI	932 Southern Boulevard	Blink Fitness	16,000	05/31/32	Emblem Health	9,636	07/02/28	Casa De Oracion New York, Inc.	2,400	01/29/23
39	CREFI	CityLine XII Portfolio
39.01	CREFI	Maximum Storage
39.02	CREFI	Boulevard 26 Storage
39.03	CREFI	Box N Lox Storage
40	JPMCB	Bay 528 Plaza	Spec’s	20,950	05/31/26	Planet Fitness	18,166	10/31/27	Aldi Grocery	17,195	11/30/27	King Buffet	4,400	01/31/22
41	GACC	Holiday Inn Express Chesapeake
42	GACC	Net Lease 3-Pack
42.01	GACC	Statesboro	AT&T	4,500	05/31/28	Aspen Dental	3,500	03/31/28
42.02	GACC	Danville	Chipotle	2,310	08/31/27	Firehouse Subs	2,304	03/31/28	Starbucks	1,918	08/31/27
42.03	GACC	Calhoun	Aspen Dental	3,500	12/31/27	Five Guys	2,478	02/29/28
43	CREFI	4675 Linton Boulevard	Tenet Health	10,454	03/31/28	South Palm GI	5,001	05/31/24	The Total Vein & Skin LLC	4,191	01/31/25	South Florida Gastroenterology	3,384	05/31/24
44	GACC	Whitefish Crossing
45	GACC	Park Place	Dynamic Concepts, Inc.	15,312	08/31/20	AAI Corporation dba Textron Systems	13,506	10/31/22	Scientic, Inc.	8,286	12/31/21	The Charles Stark Draper Laboratory, Inc.	7,088	09/30/21
46	CREFI	SSCP Little Rock
47	CREFI	CityLine Southern Portfolio
47.01	CREFI	HIM Self Storage
47.02	CREFI	Top Notch Storage
48	GACC	Summit Apartments
49	JPMCB	MacArthur Retail Center	Patel Brothers	19,949	05/01/22	PetSmart	18,856	01/01/23	Bombay Sizzler	4,000	03/01/27
50	GACC	Cascades Shopping Center	Nanston Dental Group	5,828	04/30/20	Workout Anytime	4,561	07/31/24	Jay’s Kitchen and Bar	3,988	10/31/19	Mulan Chinese	2,592	12/31/20
51	CREFI	1400 Washington Street	SoulCycle	7,752	09/30/32	Juice Press	297	09/30/27
52	JPMCB	CVS Knoxville	CVS	10,125	05/31/38
53	CREFI	Fresenius Medical Center Crestwood	Dialysis Centers of America - Illinois, Inc., d/b/a Fresenius Kidney Care Crestwood	10,387	05/31/33
54	JPMCB	671 4th Street	Tartine Restaurant Group LLC	10,000	06/01/30	New Stage LLC	5,000	02/01/26
55	CREFI	Fresenius Medical Center Woodridge	Fresenius Medical Care Naperbrook, LLC	7,540	02/28/33

A-1-27

ANNEX A-1

5th LARGEST TENANT (4), (25), (26), (27)

					Lease	Loan		Lockbox	Lockbox	Cash
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(28)	(Y/N)	Type(29)	Management(29)
1	JPMCB/GACC	Aventura Mall	H & M	28,830	01/31/27	Refinance	Simon Property Group, L.P., Jacquelyn Soffer, Jeffrey Soffer	Yes	Hard; Master Lease Rents (Soft Springing)	Springing
2	CREFI	NY & CT NNN Portfolio				Refinance	Robin Eshaghpour, The Robin Eshaghpour Revocable Trust	Yes	Hard	Springing
2.01	CREFI	Bank of America - Queens
2.02	CREFI	CVS - Queens
2.03	CREFI	Walgreens - Newtown
2.04	CREFI	Chase - Queens
2.05	CREFI	Bank of America - Mamaroneck
2.06	CREFI	TD Bank - St. James
2.07	CREFI	Chase - Middle Village
2.08	CREFI	TD Bank - Hampton Bays
2.09	CREFI	TD Bank - Westhampton
3	GACC	eBay North First Commons				Acquisition	Hana Alternative Asset Management Co., Ltd.	Yes	Hard	In Place
4	JPMCB	Workspace				Refinance	Workspace Property Trust, L.P.	Yes	Hard	In Place
4.01	JPMCB	6625 78th Street West
4.02	JPMCB	1500 Liberty Ridge Drive
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
4.04	JPMCB	1301 International Parkway
4.05	JPMCB	777 West Yamato Road
4.06	JPMCB	4425 East Cotton Center Boulevard
4.07	JPMCB	4500 East Cotton Center Boulevard
4.08	JPMCB	3100 Southwest 145th Avenue
4.09	JPMCB	3400 Lakeside Drive
4.10	JPMCB	3450 Lakeside Drive
4.11	JPMCB	40 Liberty Boulevard
4.12	JPMCB	4630 Woodland Corporate Boulevard
4.13	JPMCB	750 Park of Commerce Road
4.14	JPMCB	13621 Northwest 12th Street
4.15	JPMCB	2 West Liberty Boulevard
4.16	JPMCB	10400 Viking Drive
4.17	JPMCB	100 Witmer Road
4.18	JPMCB	7 Walnut Grove Drive
4.19	JPMCB	4313 East Cotton Center Boulevard
4.20	JPMCB	1200 Liberty Ridge Drive
4.21	JPMCB	1400 Liberty Ridge Drive
4.22	JPMCB	4750 South 44th Place
4.23	JPMCB	680 Blair Mill Road
4.24	JPMCB	3020 US Highway 301 South
4.25	JPMCB	4 Walnut Grove Drive
4.26	JPMCB	4631 Woodland Corporate Boulevard
4.27	JPMCB	5 Walnut Grove Drive
4.28	JPMCB	700 Dresher Road
4.29	JPMCB	45-67 Great Valley Parkway
4.30	JPMCB	4610 South 44th Place
4.31	JPMCB	4217 East Cotton Center Boulevard
4.32	JPMCB	1 Country View Road
4.33	JPMCB	4410 East Cotton Center Boulevard
4.34	JPMCB	951 Northwest Broken Sound Parkway
4.35	JPMCB	77-123 Great Valley Parkway
4.36	JPMCB	420-500 Lapp Road
4.37	JPMCB	2 Walnut Grove Drive
4.38	JPMCB	507 Prudential Road
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
4.40	JPMCB	9801 South 51st Street
4.41	JPMCB	180 Sheree Boulevard
4.42	JPMCB	7615 Smetana Lane
4.43	JPMCB	4550 South 44th Place
4.44	JPMCB	131 Kelsey Lane
4.45	JPMCB	5775 Old Shakopee Road West
4.46	JPMCB	8401-8406 Benjamin Road (North)
4.47	JPMCB	7625 Smetana Lane
4.48	JPMCB	5 Great Valley Parkway
4.49	JPMCB	5705 Old Shakopee Road West
4.50	JPMCB	7 Great Valley Parkway
4.51	JPMCB	65 Valley Stream Parkway
4.52	JPMCB	220 Gibraltar Road
4.53	JPMCB	257-275 Great Valley Parkway
4.54	JPMCB	240 Gibraltar Road
4.55	JPMCB	200 Gibraltar Road
4.56	JPMCB	9023 Columbine Road
4.57	JPMCB	3 Country View Road
4.58	JPMCB	1 Great Valley Parkway
4.59	JPMCB	333 Phoenixville Pike
4.60	JPMCB	4405 East Cotton Center Boulevard
4.61	JPMCB	7920 Woodland Center Boulevard
4.62	JPMCB	20 Valley Stream Parkway
4.63	JPMCB	5715 Old Shakopee Road West
4.64	JPMCB	150-182 Kelsey Lane
4.65	JPMCB	155 Great Valley Parkway
4.66	JPMCB	701-725 US Highway 301 South
4.67	JPMCB	901-933 US Highway 301 South
4.68	JPMCB	7725 Woodland Center Boulevard
4.69	JPMCB	4508 Woodland Corporate Boulevard
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm
4.71	JPMCB	101 Gibraltar Road
4.72	JPMCB	6161 American Boulevard West
4.73	JPMCB	4502 Woodland Center Boulevard
4.74	JPMCB	110 Gibraltar Road
4.75	JPMCB	8855 Columbine Road
4.76	JPMCB	8939 Columbine Road
4.77	JPMCB	7905 Fuller Road
4.78	JPMCB	10801 Nesbitt Avenue South
4.79	JPMCB	9008 Brittany Way
4.80	JPMCB	8995 Columbine Road
4.81	JPMCB	7852-7898 Woodland Center Boulevard
4.82	JPMCB	455 Business Center Drive
4.83	JPMCB	231-253 Gibraltar Road
4.84	JPMCB	747 Dresher Road
4.85	JPMCB	55 Valley Stream Parkway
4.86	JPMCB	8212 Woodland Center Boulevard
A-1-28

ANNEX A-1

5th LARGEST TENANT (4), (25), (26), (27)

					Lease	Loan		Lockbox	Lockbox	Cash
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(28)	(Y/N)	Type(29)	Management(29)
4.87	JPMCB	4303 East Cotton Center Boulevard
4.88	JPMCB	501 US Highway 301 South
4.89	JPMCB	7802-7850 Woodland Center Boulevard
4.90	JPMCB	8102 Woodland Center Boulevard
4.91	JPMCB	102 Rock Road
4.92	JPMCB	111-159 Gibraltar Road
4.93	JPMCB	181-187 Gibraltar Road
4.94	JPMCB	200-264 Lakeside Drive
4.95	JPMCB	120 Gibraltar Road
4.96	JPMCB	4207 East Cotton Center Boulevard
4.97	JPMCB	161-175 Gibraltar Road
4.98	JPMCB	8967 Columbine Road
4.99	JPMCB	8125-8198 Woodland Center Boulevard
4.100	JPMCB	111 Kelsey Lane
4.101	JPMCB	261-283 Gibraltar Road
4.102	JPMCB	27-43 Great Valley Parkway
4.103	JPMCB	767 Electronic Drive
4.104	JPMCB	200-234 Kelsey Lane
4.105	JPMCB	4435 East Cotton Center Boulevard
4.106	JPMCB	7800 Equitable Drive
4.107	JPMCB	8906 Brittany Way
4.108	JPMCB	201-223 Witmer Road
4.109	JPMCB	4520 Seedling Circle
4.110	JPMCB	13630 Northwest 8th Street
4.111	JPMCB	5735 Old Shakopee Road West
4.112	JPMCB	50 Valley Stream Parkway
4.113	JPMCB	4503 Woodland Corporate Boulevard
4.114	JPMCB	508 Lapp Road
4.115	JPMCB	125-135 Rock Road
4.116	JPMCB	8911 Columbine Road
4.117	JPMCB	9306-9324 East Broadway Avenue
4.118	JPMCB	101-111 Rock Road
4.119	JPMCB	201 Gibraltar Road
4.120	JPMCB	4505 Woodland Corporate Boulevard
4.121	JPMCB	4511 Woodland Corporate Boulevard
4.122	JPMCB	400-445 Lakeside Drive, Unit #400
4.123	JPMCB	40 Valley Stream Parkway
4.124	JPMCB	103-109 Gibraltar Road
4.125	JPMCB	7702 Woodland Center Boulevard
4.126	JPMCB	113-123 Rock Road
4.127	JPMCB	4415 East Cotton Center Boulevard
4.128	JPMCB	555 Business Center Drive
4.129	JPMCB	8001 Woodland Center Boulevard
4.130	JPMCB	300 Welsh Road Building 4
4.131	JPMCB	9001-9015 Brittany Way
4.132	JPMCB	13650 Northwest 8th Street
4.133	JPMCB	277-293 Great Valley Parkway
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
4.135	JPMCB	300-309 Lakeside Drive
4.136	JPMCB	101-107 Lakeside Drive
4.137	JPMCB	7695-7699 Anagram Drive
4.138	JPMCB	425 Technology Drive
4.139	JPMCB	300 Technology Drive
4.140	JPMCB	510 Lapp Road
4.141	JPMCB	7851-61 Woodland Center Boulevard
4.142	JPMCB	300 Welsh Road Building 3
4.143	JPMCB	7624 Bald Cypress Place
4.144	JPMCB	75 Great Valley Parkway
4.145	JPMCB	506 Prudential Road
4.146	JPMCB	30 Great Valley Parkway
4.147	JPMCB	100 Gibraltar Road
5	JPMCB	Renaissance Tampa International Plaza Hotel				Acquisition	Kline Hotel Holdings, LLC	Yes	Soft	Springing
6	JPMCB	660 Columbus Avenue				Refinance	Jacob Klein	Yes	Hard	Springing
7	JPMCB	Aon Center	Daniel J Edelman, Inc.	183,719	12/31/24	Refinance	Mark Karasick, Michael Silberberg	Yes	Hard	Springing
8	GACC	181 Fremont Street				Refinance	Paul Guarantor LLC	Yes	Hard	In Place
9	CREFI	Nassau Shopping Center	Hunter Business School	19,841	04/30/22	Refinance	Jeffrey J. Feil	Yes	Hard	Springing
10	JPMCB	Embassy Suites Kennesaw				Refinance	Gerald L. Sapp	Yes	Hard	In Place
11	CREFI	Elite Hotel Management Georgia Portfolio				Refinance	Piyush K. Patel	Yes	Springing	Springing
11.01	CREFI	Hyatt Place Atlanta Airport North
11.02	CREFI	Hampton Inn Norcross
11.03	CREFI	Fairfield Inn and Suites Commerce
12	GACC	First Place Tower	Nadel & Gussman, LLC	20,330	11/30/19	Refinance	Jacqueline E. Price	Yes	Hard	Springing
13	CREFI	215 Lexington Avenue	Jed C. Kaminsetksy, Md Pc	9,084	08/31/23	Recapitalization	David Eshaghian	Yes	Springing	Springing
14	JPMCB	Overland Park Xchange				Refinance	Gary L. Oborny	Yes	Hard	Springing
15	CREFI	Woodland Gardens Apartments				Refinance	LSG Enterprises LLC	Yes	Springing	Springing
16	GACC	Stonebrook Apartments				Refinance	Ronald D. Newman, L. Brandon Smith	Yes	Springing	Springing
17	CREFI	Kingsley Apartments				Refinance	LSG Enterprises LLC	Yes	Springing	Springing
18	JPMCB	Radisson Blu Aqua Hotel				Refinance	Seldar Cayman Finance Ltd.	Yes	Soft	In Place
19	CREFI	Westbrook Corporate Center	Loyola University Physician Foundation	45,612	03/31/24	Acquisition	Raymond Massa	Yes	Hard	Springing
20	CREFI	Amsdell Southeast Portfolio				Acquisition/Refinance	Robert J. Amsdell, Barry L. Amsdell	Yes	Springing	Springing
20.01	CREFI	Amsdell Villages
20.02	CREFI	Amsdell Buford
20.03	CREFI	Amsdell Lawrenceville
21	JPMCB	Walk at Highwoods Preserve	TGI Fridays	6,689	10/31/21	Acquisition	Alan C. Fox	Yes	Springing	Springing
22	GACC	330 Railroad Avenue				Refinance	Jeffrey B. Mendell, Richard Granoff	Yes	Hard	Springing
23	CREFI	253 Elizabeth				Refinance	Minoo Shaoul	Yes	Springing	Springing
24	CREFI	173 Ludlow				Refinance	Minoo Shaoul	Yes	Springing	Springing
25	GACC	Valley Mack Plaza	Wood Furniture	7,500	04/30/25	Refinance	Theodore M. Kruger	Yes	Springing	Springing
26	CREFI	236 West 16th				Refinance	Minoo Shaoul	Yes	Springing	Springing
27	CREFI	161 Ludlow				Refinance	Minoo Shaoul	Yes	Springing	Springing
28	CREFI	Four Points Sacramento Airport				Acquisition	John Kehriotis	Yes	Springing	Springing
29	JPMCB	Home2 Suites by Hilton Charlotte Airport				Refinance	Manish D. Atma	Yes	Hard	Springing
30	GACC	Pin Oaks				Refinance	Kenneth Levy	Yes	Hard	Springing
30.01	GACC	Pin Oaks I	Hill Rom Company	10,157	10/31/20
30.02	GACC	Pin Oaks II

A-1-29

ANNEX A-1

5th LARGEST TENANT (4), (25), (26), (27)

					Lease	Loan		Lockbox	Lockbox	Cash
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(28)	(Y/N)	Type(29)	Management(29)
31	GACC	The Pad on Harvard				Refinance	H. Jerome Russell, Jr.	Yes	Springing	Springing
32	GACC	Sacramento Natural Foods				Refinance	Dain Domich, Jr., George Separovich, Dorothy Separovich, R. Scott Rasmussen, Jayne Muraki-Rasmussen	Yes	Springing	Springing
33	CREFI	Deerfield Woods Apartments				Refinance	LSG Enterprises LLC	Yes	Springing	Springing
34	JPMCB	Security Square	Weis Market Fuel	2,104	03/31/28	Acquisition	Daniel Katz	Yes	Springing	Springing
35	GACC	Albertsons Aurora				Acquisition	Persis Corporation	Yes	Springing	Springing
36	CREFI	StorQuest Seattle				Acquisition	Clark W. Porter, William W. Hobin, Timothy B. Hobin	Yes	Springing	Springing
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge				Acquisition	Anthony Jon Sherman	Yes	Springing	Springing
38	CREFI	932 Southern Boulevard				Refinance	Abe Cohen, Morris Cohen, Jeffrey Cohen	Yes	Soft Springing	Springing
39	CREFI	CityLine XII Portfolio				Acquisition	George Thacker, Lawrence Charles Kaplan, Richard Schontz	Yes	Springing	Springing
39.01	CREFI	Maximum Storage
39.02	CREFI	Boulevard 26 Storage
39.03	CREFI	Box N Lox Storage
40	JPMCB	Bay 528 Plaza	Café Johnny’s	3,000	03/31/22	Acquisition	Vijay Mishra	Yes	Springing	Springing
41	GACC	Holiday Inn Express Chesapeake				Refinance	Malay Thakkar, Neel Desai	Yes	Hard	Springing
42	GACC	Net Lease 3-Pack				Acquisition	Jose Chacalo Hilu	Yes	Springing	Springing
42.01	GACC	Statesboro
42.02	GACC	Danville
42.03	GACC	Calhoun
43	CREFI	4675 Linton Boulevard	Florida Pain Management	3,367	11/30/25	Acquisition	Didier Choukroun, Herve Puyplat	Yes	Springing	Springing
44	GACC	Whitefish Crossing				Refinance	James P. Corrick, James P. McLeod, Jeffry W. Swenson	Yes	Springing	Springing
45	GACC	Park Place	Bonham Technologies, Inc.	6,177	08/31/19	Refinance	Gary Felsher, Charles Grelier, Jr.	Yes	Springing	Springing
46	CREFI	SSCP Little Rock				Acquisition	Jacob Ramage	Yes	Springing	Springing
47	CREFI	CityLine Southern Portfolio				Acquisition	George Thacker, Lawrence Charles Kaplan, Richard Schontz	Yes	Springing	Springing
47.01	CREFI	HIM Self Storage
47.02	CREFI	Top Notch Storage
48	GACC	Summit Apartments				Refinance	Craig A. Stansberry	Yes	Springing	Springing
49	JPMCB	MacArthur Retail Center				Acquisition	Tom Thomas	Yes	Springing	Springing
50	GACC	Cascades Shopping Center	Metro PCS	2,000	01/31/20	Acquisition	Douglas Olsson	Yes	Hard	Springing
51	CREFI	1400 Washington Street				Refinance	Joseph J. Sitt, Anthony LoConte, Bert Dweck	Yes	Hard	In Place
52	JPMCB	CVS Knoxville				Acquisition	Richard A. Rosen	Yes	Springing	Springing
53	CREFI	Fresenius Medical Center Crestwood				Refinance	David E. Cunningham, The David E. Cunningham Trust dated June 2, 1998	Yes	Springing	Springing
54	JPMCB	671 4th Street				Acquisition	CIM Group, LLC	Yes	Hard	Springing
55	CREFI	Fresenius Medical Center Woodridge				Refinance	David E. Cunningham, The David E. Cunningham Trust dated June 2, 1998	Yes	Springing	Springing

A-1-30

ANNEX A-1

			Pari Passu Debt					Additional Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)(30)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)(31)	Debt Type(s)	Date Balance	Interest Rate
1	JPMCB/GACC	Aventura Mall	Yes	No	103,000,000	1,303,700,000	1,406,700,000	No	Yes	Subordinate Debt	343,300,000	4.12125
2	CREFI	NY & CT NNN Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
2.01	CREFI	Bank of America - Queens
2.02	CREFI	CVS - Queens
2.03	CREFI	Walgreens - Newtown
2.04	CREFI	Chase - Queens
2.05	CREFI	Bank of America - Mamaroneck
2.06	CREFI	TD Bank - St. James
2.07	CREFI	Chase - Middle Village
2.08	CREFI	TD Bank - Hampton Bays
2.09	CREFI	TD Bank - Westhampton
3	GACC	eBay North First Commons	No	NAP	NAP	NAP	NAP	No	Yes	Subordinate Debt	37,125,000	5.10000
4	JPMCB	Workspace	Yes	No	50,000,000	529,000,000	579,000,000	No	Yes	Subordinate Debt	696,000,000	5.34560
4.01	JPMCB	6625 78th Street West
4.02	JPMCB	1500 Liberty Ridge Drive
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
4.04	JPMCB	1301 International Parkway
4.05	JPMCB	777 West Yamato Road
4.06	JPMCB	4425 East Cotton Center Boulevard
4.07	JPMCB	4500 East Cotton Center Boulevard
4.08	JPMCB	3100 Southwest 145th Avenue
4.09	JPMCB	3400 Lakeside Drive
4.10	JPMCB	3450 Lakeside Drive
4.11	JPMCB	40 Liberty Boulevard
4.12	JPMCB	4630 Woodland Corporate Boulevard
4.13	JPMCB	750 Park of Commerce Road
4.14	JPMCB	13621 Northwest 12th Street
4.15	JPMCB	2 West Liberty Boulevard
4.16	JPMCB	10400 Viking Drive
4.17	JPMCB	100 Witmer Road
4.18	JPMCB	7 Walnut Grove Drive
4.19	JPMCB	4313 East Cotton Center Boulevard
4.20	JPMCB	1200 Liberty Ridge Drive
4.21	JPMCB	1400 Liberty Ridge Drive
4.22	JPMCB	4750 South 44th Place
4.23	JPMCB	680 Blair Mill Road
4.24	JPMCB	3020 US Highway 301 South
4.25	JPMCB	4 Walnut Grove Drive
4.26	JPMCB	4631 Woodland Corporate Boulevard
4.27	JPMCB	5 Walnut Grove Drive
4.28	JPMCB	700 Dresher Road
4.29	JPMCB	45-67 Great Valley Parkway
4.30	JPMCB	4610 South 44th Place
4.31	JPMCB	4217 East Cotton Center Boulevard
4.32	JPMCB	1 Country View Road
4.33	JPMCB	4410 East Cotton Center Boulevard
4.34	JPMCB	951 Northwest Broken Sound Parkway
4.35	JPMCB	77-123 Great Valley Parkway
4.36	JPMCB	420-500 Lapp Road
4.37	JPMCB	2 Walnut Grove Drive
4.38	JPMCB	507 Prudential Road
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
4.40	JPMCB	9801 South 51st Street
4.41	JPMCB	180 Sheree Boulevard
4.42	JPMCB	7615 Smetana Lane
4.43	JPMCB	4550 South 44th Place
4.44	JPMCB	131 Kelsey Lane
4.45	JPMCB	5775 Old Shakopee Road West
4.46	JPMCB	8401-8406 Benjamin Road (North)
4.47	JPMCB	7625 Smetana Lane
4.48	JPMCB	5 Great Valley Parkway
4.49	JPMCB	5705 Old Shakopee Road West
4.50	JPMCB	7 Great Valley Parkway
4.51	JPMCB	65 Valley Stream Parkway
4.52	JPMCB	220 Gibraltar Road
4.53	JPMCB	257-275 Great Valley Parkway
4.54	JPMCB	240 Gibraltar Road
4.55	JPMCB	200 Gibraltar Road
4.56	JPMCB	9023 Columbine Road
4.57	JPMCB	3 Country View Road
4.58	JPMCB	1 Great Valley Parkway
4.59	JPMCB	333 Phoenixville Pike
4.60	JPMCB	4405 East Cotton Center Boulevard
4.61	JPMCB	7920 Woodland Center Boulevard
4.62	JPMCB	20 Valley Stream Parkway
4.63	JPMCB	5715 Old Shakopee Road West
4.64	JPMCB	150-182 Kelsey Lane
4.65	JPMCB	155 Great Valley Parkway
4.66	JPMCB	701-725 US Highway 301 South
4.67	JPMCB	901-933 US Highway 301 South
4.68	JPMCB	7725 Woodland Center Boulevard
4.69	JPMCB	4508 Woodland Corporate Boulevard
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm
4.71	JPMCB	101 Gibraltar Road
4.72	JPMCB	6161 American Boulevard West
4.73	JPMCB	4502 Woodland Center Boulevard
4.74	JPMCB	110 Gibraltar Road
4.75	JPMCB	8855 Columbine Road
4.76	JPMCB	8939 Columbine Road
4.77	JPMCB	7905 Fuller Road
4.78	JPMCB	10801 Nesbitt Avenue South
4.79	JPMCB	9008 Brittany Way
4.80	JPMCB	8995 Columbine Road
4.81	JPMCB	7852-7898 Woodland Center Boulevard
4.82	JPMCB	455 Business Center Drive
4.83	JPMCB	231-253 Gibraltar Road
4.84	JPMCB	747 Dresher Road
4.85	JPMCB	55 Valley Stream Parkway
4.86	JPMCB	8212 Woodland Center Boulevard

A-1-31

ANNEX A-1

			Pari Passu Debt					Additional Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)(30)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)(31)	Debt Type(s)	Date Balance	Interest Rate
4.87	JPMCB	4303 East Cotton Center Boulevard
4.88	JPMCB	501 US Highway 301 South
4.89	JPMCB	7802-7850 Woodland Center Boulevard
4.90	JPMCB	8102 Woodland Center Boulevard
4.91	JPMCB	102 Rock Road
4.92	JPMCB	111-159 Gibraltar Road
4.93	JPMCB	181-187 Gibraltar Road
4.94	JPMCB	200-264 Lakeside Drive
4.95	JPMCB	120 Gibraltar Road
4.96	JPMCB	4207 East Cotton Center Boulevard
4.97	JPMCB	161-175 Gibraltar Road
4.98	JPMCB	8967 Columbine Road
4.99	JPMCB	8125-8198 Woodland Center Boulevard
4.100	JPMCB	111 Kelsey Lane
4.101	JPMCB	261-283 Gibraltar Road
4.102	JPMCB	27-43 Great Valley Parkway
4.103	JPMCB	767 Electronic Drive
4.104	JPMCB	200-234 Kelsey Lane
4.105	JPMCB	4435 East Cotton Center Boulevard
4.106	JPMCB	7800 Equitable Drive
4.107	JPMCB	8906 Brittany Way
4.108	JPMCB	201-223 Witmer Road
4.109	JPMCB	4520 Seedling Circle
4.110	JPMCB	13630 Northwest 8th Street
4.111	JPMCB	5735 Old Shakopee Road West
4.112	JPMCB	50 Valley Stream Parkway
4.113	JPMCB	4503 Woodland Corporate Boulevard
4.114	JPMCB	508 Lapp Road
4.115	JPMCB	125-135 Rock Road
4.116	JPMCB	8911 Columbine Road
4.117	JPMCB	9306-9324 East Broadway Avenue
4.118	JPMCB	101-111 Rock Road
4.119	JPMCB	201 Gibraltar Road
4.120	JPMCB	4505 Woodland Corporate Boulevard
4.121	JPMCB	4511 Woodland Corporate Boulevard
4.122	JPMCB	400-445 Lakeside Drive, Unit #400
4.123	JPMCB	40 Valley Stream Parkway
4.124	JPMCB	103-109 Gibraltar Road
4.125	JPMCB	7702 Woodland Center Boulevard
4.126	JPMCB	113-123 Rock Road
4.127	JPMCB	4415 East Cotton Center Boulevard
4.128	JPMCB	555 Business Center Drive
4.129	JPMCB	8001 Woodland Center Boulevard
4.130	JPMCB	300 Welsh Road Building 4
4.131	JPMCB	9001-9015 Brittany Way
4.132	JPMCB	13650 Northwest 8th Street
4.133	JPMCB	277-293 Great Valley Parkway
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
4.135	JPMCB	300-309 Lakeside Drive
4.136	JPMCB	101-107 Lakeside Drive
4.137	JPMCB	7695-7699 Anagram Drive
4.138	JPMCB	425 Technology Drive
4.139	JPMCB	300 Technology Drive
4.140	JPMCB	510 Lapp Road
4.141	JPMCB	7851-61 Woodland Center Boulevard
4.142	JPMCB	300 Welsh Road Building 3
4.143	JPMCB	7624 Bald Cypress Place
4.144	JPMCB	75 Great Valley Parkway
4.145	JPMCB	506 Prudential Road
4.146	JPMCB	30 Great Valley Parkway
4.147	JPMCB	100 Gibraltar Road
5	JPMCB	Renaissance Tampa International Plaza Hotel	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
6	JPMCB	660 Columbus Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
7	JPMCB	Aon Center	Yes	No	43,000,000	307,000,000	350,000,000	No	Yes	Subordinate Debt (186,000,000)/Mezzanine (141,500,000)	327,500,000	5.63079
8	GACC	181 Fremont Street	Yes	No	40,000,000	210,000,000	250,000,000	No	Yes	Mezzanine Loan	225,000,000	5.24000
9	CREFI	Nassau Shopping Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
10	JPMCB	Embassy Suites Kennesaw	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	4,000,000	10.50000
11	CREFI	Elite Hotel Management Georgia Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
11.01	CREFI	Hyatt Place Atlanta Airport North
11.02	CREFI	Hampton Inn Norcross
11.03	CREFI	Fairfield Inn and Suites Commerce
12	GACC	First Place Tower	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
13	CREFI	215 Lexington Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	JPMCB	Overland Park Xchange	Yes	No	25,000,000	53,000,000	78,000,000	No	No	NAP	NAP	NAP
15	CREFI	Woodland Gardens Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
16	GACC	Stonebrook Apartments	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
17	CREFI	Kingsley Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
18	JPMCB	Radisson Blu Aqua Hotel	Yes	No	20,000,000	44,000,000	64,000,000	No	No	NAP	NAP	NAP
19	CREFI	Westbrook Corporate Center	Yes	No	18,955,614	79,813,110	98,768,724	No	No	NAP	NAP	NAP
20	CREFI	Amsdell Southeast Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20.01	CREFI	Amsdell Villages
20.02	CREFI	Amsdell Buford
20.03	CREFI	Amsdell Lawrenceville
21	JPMCB	Walk at Highwoods Preserve	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	GACC	330 Railroad Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
23	CREFI	253 Elizabeth	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
24	CREFI	173 Ludlow	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25	GACC	Valley Mack Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
26	CREFI	236 West 16th	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
27	CREFI	161 Ludlow	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	CREFI	Four Points Sacramento Airport	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	GACC	Pin Oaks	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30.01	GACC	Pin Oaks I
30.02	GACC	Pin Oaks II

A-1-32

ANNEX A-1

			Pari Passu Debt					Additional Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)(30)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)(31)	Debt Type(s)	Date Balance	Interest Rate
31	GACC	The Pad on Harvard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	GACC	Sacramento Natural Foods	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
33	CREFI	Deerfield Woods Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	JPMCB	Security Square	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
35	GACC	Albertsons Aurora	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
36	CREFI	StorQuest Seattle	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
38	CREFI	932 Southern Boulevard	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
39	CREFI	CityLine XII Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
39.01	CREFI	Maximum Storage
39.02	CREFI	Boulevard 26 Storage
39.03	CREFI	Box N Lox Storage
40	JPMCB	Bay 528 Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
41	GACC	Holiday Inn Express Chesapeake	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
42	GACC	Net Lease 3-Pack	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
42.01	GACC	Statesboro
42.02	GACC	Danville
42.03	GACC	Calhoun
43	CREFI	4675 Linton Boulevard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
44	GACC	Whitefish Crossing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
45	GACC	Park Place	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
46	CREFI	SSCP Little Rock	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
47	CREFI	CityLine Southern Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
47.01	CREFI	HIM Self Storage
47.02	CREFI	Top Notch Storage
48	GACC	Summit Apartments	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
49	JPMCB	MacArthur Retail Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
50	GACC	Cascades Shopping Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
51	CREFI	1400 Washington Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
52	JPMCB	CVS Knoxville	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
53	CREFI	Fresenius Medical Center Crestwood	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
54	JPMCB	671 4th Street	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
55	CREFI	Fresenius Medical Center Woodridge	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
A-1-33

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB/GACC	Aventura Mall	1,750,000,000	2.07	50.7%	8.8%																1
2	CREFI	NY & CT NNN Portfolio	NAP	NAP	NAP	NAP																2
2.01	CREFI	Bank of America - Queens		NAP	NAP	NAP																2.01
2.02	CREFI	CVS - Queens		NAP	NAP	NAP																2.02
2.03	CREFI	Walgreens - Newtown		NAP	NAP	NAP																2.03
2.04	CREFI	Chase - Queens		NAP	NAP	NAP																2.04
2.05	CREFI	Bank of America - Mamaroneck		NAP	NAP	NAP																2.05
2.06	CREFI	TD Bank - St. James		NAP	NAP	NAP																2.06
2.07	CREFI	Chase - Middle Village		NAP	NAP	NAP																2.07
2.08	CREFI	TD Bank - Hampton Bays		NAP	NAP	NAP																2.08
2.09	CREFI	TD Bank - Westhampton		NAP	NAP	NAP																2.09
3	GACC	eBay North First Commons	88,125,000	2.13	65.9%	8.0%																3
4	JPMCB	Workspace	1,275,000,000	1.63	78.0%	9.8%																4
4.01	JPMCB	6625 78th Street West		1.63	78.0%	9.8%																4.01
4.02	JPMCB	1500 Liberty Ridge Drive		1.63	78.0%	9.8%																4.02
4.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive		1.63	78.0%	9.8%																4.03
4.04	JPMCB	1301 International Parkway		1.63	78.0%	9.8%																4.04
4.05	JPMCB	777 West Yamato Road		1.63	78.0%	9.8%																4.05
4.06	JPMCB	4425 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.06
4.07	JPMCB	4500 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.07
4.08	JPMCB	3100 Southwest 145th Avenue		1.63	78.0%	9.8%																4.08
4.09	JPMCB	3400 Lakeside Drive		1.63	78.0%	9.8%																4.09
4.10	JPMCB	3450 Lakeside Drive		1.63	78.0%	9.8%																4.10
4.11	JPMCB	40 Liberty Boulevard		1.63	78.0%	9.8%																4.11
4.12	JPMCB	4630 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.12
4.13	JPMCB	750 Park of Commerce Road		1.63	78.0%	9.8%																4.13
4.14	JPMCB	13621 Northwest 12th Street		1.63	78.0%	9.8%																4.14
4.15	JPMCB	2 West Liberty Boulevard		1.63	78.0%	9.8%																4.15
4.16	JPMCB	10400 Viking Drive		1.63	78.0%	9.8%																4.16
4.17	JPMCB	100 Witmer Road		1.63	78.0%	9.8%																4.17
4.18	JPMCB	7 Walnut Grove Drive		1.63	78.0%	9.8%																4.18
4.19	JPMCB	4313 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.19
4.20	JPMCB	1200 Liberty Ridge Drive		1.63	78.0%	9.8%																4.20
4.21	JPMCB	1400 Liberty Ridge Drive		1.63	78.0%	9.8%																4.21
4.22	JPMCB	4750 South 44th Place		1.63	78.0%	9.8%																4.22
4.23	JPMCB	680 Blair Mill Road		1.63	78.0%	9.8%																4.23
4.24	JPMCB	3020 US Highway 301 South		1.63	78.0%	9.8%																4.24
4.25	JPMCB	4 Walnut Grove Drive		1.63	78.0%	9.8%																4.25
4.26	JPMCB	4631 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.26
4.27	JPMCB	5 Walnut Grove Drive		1.63	78.0%	9.8%																4.27
4.28	JPMCB	700 Dresher Road		1.63	78.0%	9.8%																4.28
4.29	JPMCB	45-67 Great Valley Parkway		1.63	78.0%	9.8%																4.29
4.30	JPMCB	4610 South 44th Place		1.63	78.0%	9.8%																4.30
4.31	JPMCB	4217 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.31
4.32	JPMCB	1 Country View Road		1.63	78.0%	9.8%																4.32
4.33	JPMCB	4410 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.33
4.34	JPMCB	951 Northwest Broken Sound Parkway		1.63	78.0%	9.8%																4.34
4.35	JPMCB	77-123 Great Valley Parkway		1.63	78.0%	9.8%																4.35
4.36	JPMCB	420-500 Lapp Road		1.63	78.0%	9.8%																4.36
4.37	JPMCB	2 Walnut Grove Drive		1.63	78.0%	9.8%																4.37
4.38	JPMCB	507 Prudential Road		1.63	78.0%	9.8%																4.38
4.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard		1.63	78.0%	9.8%																4.39
4.40	JPMCB	9801 South 51st Street		1.63	78.0%	9.8%																4.40
4.41	JPMCB	180 Sheree Boulevard		1.63	78.0%	9.8%																4.41
4.42	JPMCB	7615 Smetana Lane		1.63	78.0%	9.8%																4.42
4.43	JPMCB	4550 South 44th Place		1.63	78.0%	9.8%																4.43
4.44	JPMCB	131 Kelsey Lane		1.63	78.0%	9.8%																4.44
4.45	JPMCB	5775 Old Shakopee Road West		1.63	78.0%	9.8%																4.45
4.46	JPMCB	8401-8406 Benjamin Road (North)		1.63	78.0%	9.8%																4.46
4.47	JPMCB	7625 Smetana Lane		1.63	78.0%	9.8%																4.47
4.48	JPMCB	5 Great Valley Parkway		1.63	78.0%	9.8%																4.48
4.49	JPMCB	5705 Old Shakopee Road West		1.63	78.0%	9.8%																4.49
4.50	JPMCB	7 Great Valley Parkway		1.63	78.0%	9.8%																4.50
4.51	JPMCB	65 Valley Stream Parkway		1.63	78.0%	9.8%																4.51
4.52	JPMCB	220 Gibraltar Road		1.63	78.0%	9.8%																4.52
4.53	JPMCB	257-275 Great Valley Parkway		1.63	78.0%	9.8%																4.53
4.54	JPMCB	240 Gibraltar Road		1.63	78.0%	9.8%																4.54
4.55	JPMCB	200 Gibraltar Road		1.63	78.0%	9.8%																4.55
4.56	JPMCB	9023 Columbine Road		1.63	78.0%	9.8%																4.56
4.57	JPMCB	3 Country View Road		1.63	78.0%	9.8%																4.57
4.58	JPMCB	1 Great Valley Parkway		1.63	78.0%	9.8%																4.58
4.59	JPMCB	333 Phoenixville Pike		1.63	78.0%	9.8%																4.59
4.60	JPMCB	4405 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.60
4.61	JPMCB	7920 Woodland Center Boulevard		1.63	78.0%	9.8%																4.61
4.62	JPMCB	20 Valley Stream Parkway		1.63	78.0%	9.8%																4.62
4.63	JPMCB	5715 Old Shakopee Road West		1.63	78.0%	9.8%																4.63
4.64	JPMCB	150-182 Kelsey Lane		1.63	78.0%	9.8%																4.64
4.65	JPMCB	155 Great Valley Parkway		1.63	78.0%	9.8%																4.65
4.66	JPMCB	701-725 US Highway 301 South		1.63	78.0%	9.8%																4.66
4.67	JPMCB	901-933 US Highway 301 South		1.63	78.0%	9.8%																4.67
4.68	JPMCB	7725 Woodland Center Boulevard		1.63	78.0%	9.8%																4.68
4.69	JPMCB	4508 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.69
4.70	JPMCB	3102, 3104 and 3110 Cherry Palm		1.63	78.0%	9.8%																4.70
4.71	JPMCB	101 Gibraltar Road		1.63	78.0%	9.8%																4.71
4.72	JPMCB	6161 American Boulevard West		1.63	78.0%	9.8%																4.72
4.73	JPMCB	4502 Woodland Center Boulevard		1.63	78.0%	9.8%																4.73
4.74	JPMCB	110 Gibraltar Road		1.63	78.0%	9.8%																4.74
4.75	JPMCB	8855 Columbine Road		1.63	78.0%	9.8%																4.75
4.76	JPMCB	8939 Columbine Road		1.63	78.0%	9.8%																4.76
4.77	JPMCB	7905 Fuller Road		1.63	78.0%	9.8%																4.77
4.78	JPMCB	10801 Nesbitt Avenue South		1.63	78.0%	9.8%																4.78
4.79	JPMCB	9008 Brittany Way		1.63	78.0%	9.8%																4.79
4.80	JPMCB	8995 Columbine Road		1.63	78.0%	9.8%																4.80
4.81	JPMCB	7852-7898 Woodland Center Boulevard		1.63	78.0%	9.8%																4.81
4.82	JPMCB	455 Business Center Drive		1.63	78.0%	9.8%																4.82
4.83	JPMCB	231-253 Gibraltar Road		1.63	78.0%	9.8%																4.83
4.84	JPMCB	747 Dresher Road		1.63	78.0%	9.8%																4.84
4.85	JPMCB	55 Valley Stream Parkway		1.63	78.0%	9.8%																4.85
4.86	JPMCB	8212 Woodland Center Boulevard		1.63	78.0%	9.8%																4.86

A-1-34

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
4.87	JPMCB	4303 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.87
4.88	JPMCB	501 US Highway 301 South		1.63	78.0%	9.8%																4.88
4.89	JPMCB	7802-7850 Woodland Center Boulevard		1.63	78.0%	9.8%																4.89
4.90	JPMCB	8102 Woodland Center Boulevard		1.63	78.0%	9.8%																4.90
4.91	JPMCB	102 Rock Road		1.63	78.0%	9.8%																4.91
4.92	JPMCB	111-159 Gibraltar Road		1.63	78.0%	9.8%																4.92
4.93	JPMCB	181-187 Gibraltar Road		1.63	78.0%	9.8%																4.93
4.94	JPMCB	200-264 Lakeside Drive		1.63	78.0%	9.8%																4.94
4.95	JPMCB	120 Gibraltar Road		1.63	78.0%	9.8%																4.95
4.96	JPMCB	4207 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.96
4.97	JPMCB	161-175 Gibraltar Road		1.63	78.0%	9.8%																4.97
4.98	JPMCB	8967 Columbine Road		1.63	78.0%	9.8%																4.98
4.99	JPMCB	8125-8198 Woodland Center Boulevard		1.63	78.0%	9.8%																4.99
4.100	JPMCB	111 Kelsey Lane		1.63	78.0%	9.8%																4.100
4.101	JPMCB	261-283 Gibraltar Road		1.63	78.0%	9.8%																4.101
4.102	JPMCB	27-43 Great Valley Parkway		1.63	78.0%	9.8%																4.102
4.103	JPMCB	767 Electronic Drive		1.63	78.0%	9.8%																4.103
4.104	JPMCB	200-234 Kelsey Lane		1.63	78.0%	9.8%																4.104
4.105	JPMCB	4435 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.105
4.106	JPMCB	7800 Equitable Drive		1.63	78.0%	9.8%																4.106
4.107	JPMCB	8906 Brittany Way		1.63	78.0%	9.8%																4.107
4.108	JPMCB	201-223 Witmer Road		1.63	78.0%	9.8%																4.108
4.109	JPMCB	4520 Seedling Circle		1.63	78.0%	9.8%																4.109
4.110	JPMCB	13630 Northwest 8th Street		1.63	78.0%	9.8%																4.110
4.111	JPMCB	5735 Old Shakopee Road West		1.63	78.0%	9.8%																4.111
4.112	JPMCB	50 Valley Stream Parkway		1.63	78.0%	9.8%																4.112
4.113	JPMCB	4503 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.113
4.114	JPMCB	508 Lapp Road		1.63	78.0%	9.8%																4.114
4.115	JPMCB	125-135 Rock Road		1.63	78.0%	9.8%																4.115
4.116	JPMCB	8911 Columbine Road		1.63	78.0%	9.8%																4.116
4.117	JPMCB	9306-9324 East Broadway Avenue		1.63	78.0%	9.8%																4.117
4.118	JPMCB	101-111 Rock Road		1.63	78.0%	9.8%																4.118
4.119	JPMCB	201 Gibraltar Road		1.63	78.0%	9.8%																4.119
4.120	JPMCB	4505 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.120
4.121	JPMCB	4511 Woodland Corporate Boulevard		1.63	78.0%	9.8%																4.121
4.122	JPMCB	400-445 Lakeside Drive, Unit #400		1.63	78.0%	9.8%																4.122
4.123	JPMCB	40 Valley Stream Parkway		1.63	78.0%	9.8%																4.123
4.124	JPMCB	103-109 Gibraltar Road		1.63	78.0%	9.8%																4.124
4.125	JPMCB	7702 Woodland Center Boulevard		1.63	78.0%	9.8%																4.125
4.126	JPMCB	113-123 Rock Road		1.63	78.0%	9.8%																4.126
4.127	JPMCB	4415 East Cotton Center Boulevard		1.63	78.0%	9.8%																4.127
4.128	JPMCB	555 Business Center Drive		1.63	78.0%	9.8%																4.128
4.129	JPMCB	8001 Woodland Center Boulevard		1.63	78.0%	9.8%																4.129
4.130	JPMCB	300 Welsh Road Building 4		1.63	78.0%	9.8%																4.130
4.131	JPMCB	9001-9015 Brittany Way		1.63	78.0%	9.8%																4.131
4.132	JPMCB	13650 Northwest 8th Street		1.63	78.0%	9.8%																4.132
4.133	JPMCB	277-293 Great Valley Parkway		1.63	78.0%	9.8%																4.133
4.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)		1.63	78.0%	9.8%																4.134
4.135	JPMCB	300-309 Lakeside Drive		1.63	78.0%	9.8%																4.135
4.136	JPMCB	101-107 Lakeside Drive		1.63	78.0%	9.8%																4.136
4.137	JPMCB	7695-7699 Anagram Drive		1.63	78.0%	9.8%																4.137
4.138	JPMCB	425 Technology Drive		1.63	78.0%	9.8%																4.138
4.139	JPMCB	300 Technology Drive		1.63	78.0%	9.8%																4.139
4.140	JPMCB	510 Lapp Road		1.63	78.0%	9.8%																4.140
4.141	JPMCB	7851-61 Woodland Center Boulevard		1.63	78.0%	9.8%																4.141
4.142	JPMCB	300 Welsh Road Building 3		1.63	78.0%	9.8%																4.142
4.143	JPMCB	7624 Bald Cypress Place		1.63	78.0%	9.8%																4.143
4.144	JPMCB	75 Great Valley Parkway		1.63	78.0%	9.8%																4.144
4.145	JPMCB	506 Prudential Road		1.63	78.0%	9.8%																4.145
4.146	JPMCB	30 Great Valley Parkway		1.63	78.0%	9.8%																4.146
4.147	JPMCB	100 Gibraltar Road		1.63	78.0%	9.8%																4.147
5	JPMCB	Renaissance Tampa International Plaza Hotel	NAP	NAP	NAP	NAP	78.0%	175.40	136.75	81.2%	188.12	152.79	82.0%	192.34	157.65	82.9%	190.51	158.02	82.9%	190.51	158.02	5
6	JPMCB	660 Columbus Avenue	NAP	NAP	NAP	NAP																6
7	JPMCB	Aon Center	677,500,000	1.42	80.0%	7.8%																7
8	GACC	181 Fremont Street	475,000,000	1.38	75.2%	6.2%																8
9	CREFI	Nassau Shopping Center	NAP	NAP	NAP	NAP																9
10	JPMCB	Embassy Suites Kennesaw	35,968,577	1.51	72.7%	10.8%	81.5%	141.10	115.01	81.6%	148.46	121.12	82.9%	151.89	125.93	81.9%	153.69	125.86	81.9%	153.69	125.86	10
11	CREFI	Elite Hotel Management Georgia Portfolio	NAP	NAP	NAP	NAP				73.5%	102.14	75.04	74.0%	107.02	79.23	76.5%	109.84	84.07	76.5%	109.84	84.07	11
11.01	CREFI	Hyatt Place Atlanta Airport North		NAP	NAP	NAP	80.5%	97.20	78.26	86.0%	100.52	86.49	81.6%	106.89	87.27	82.0%	114.56	93.97	82.0%	114.56	93.97	11.01
11.02	CREFI	Hampton Inn Norcross		NAP	NAP	NAP				62.1%	103.91	64.50	68.8%	107.74	74.17	72.5%	105.64	76.56	72.5%	105.64	76.56	11.02
11.03	CREFI	Fairfield Inn and Suites Commerce		NAP	NAP	NAP	64.4%	95.74	61.63	68.7%	103.30	70.97	68.3%	106.10	72.51	73.0%	106.78	77.91	73.0%	106.78	77.91	11.03
12	GACC	First Place Tower	NAP	NAP	NAP	NAP																12
13	CREFI	215 Lexington Avenue	NAP	NAP	NAP	NAP																13
14	JPMCB	Overland Park Xchange	78,000,000	2.10	65.2%	10.9%																14
15	CREFI	Woodland Gardens Apartments	NAP	NAP	NAP	NAP																15
16	GACC	Stonebrook Apartments	NAP	NAP	NAP	NAP																16
17	CREFI	Kingsley Apartments	NAP	NAP	NAP	NAP																17
18	JPMCB	Radisson Blu Aqua Hotel	64,000,000	1.92	54.5%	8.9%	73.2%	232.08	169.93	76.4%	229.06	174.96	75.6%	225.32	170.25	75.4%	223.55	168.62	75.4%	223.55	168.62	18
19	CREFI	Westbrook Corporate Center	98,768,724	1.67	72.6%	12.6%																19
20	CREFI	Amsdell Southeast Portfolio	NAP	NAP	NAP	NAP																20
20.01	CREFI	Amsdell Villages		NAP	NAP	NAP																20.01
20.02	CREFI	Amsdell Buford		NAP	NAP	NAP																20.02
20.03	CREFI	Amsdell Lawrenceville		NAP	NAP	NAP																20.03
21	JPMCB	Walk at Highwoods Preserve	NAP	NAP	NAP	NAP																21
22	GACC	330 Railroad Avenue	NAP	NAP	NAP	NAP																22
23	CREFI	253 Elizabeth	NAP	NAP	NAP	NAP																23
24	CREFI	173 Ludlow	NAP	NAP	NAP	NAP																24
25	GACC	Valley Mack Plaza	NAP	NAP	NAP	NAP																25
26	CREFI	236 West 16th	NAP	NAP	NAP	NAP																26
27	CREFI	161 Ludlow	NAP	NAP	NAP	NAP																27
28	CREFI	Four Points Sacramento Airport	NAP	NAP	NAP	NAP	90.3%	121.29	109.50	90.9%	124.27	113.01	93.2%	140.24	130.67	94.0%	141.94	133.40	90.0%	141.94	127.75	28
29	JPMCB	Home2 Suites by Hilton Charlotte Airport	NAP	NAP	NAP	NAP							77.8%	116.08	90.27	80.3%	118.36	95.03	80.3%	118.36	95.03	29
30	GACC	Pin Oaks	NAP	NAP	NAP	NAP																30
30.01	GACC	Pin Oaks I		NAP	NAP	NAP																30.01
30.02	GACC	Pin Oaks II		NAP	NAP	NAP																30.02

A-1-35

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
31	GACC	The Pad on Harvard	NAP	NAP	NAP	NAP																31
32	GACC	Sacramento Natural Foods	NAP	NAP	NAP	NAP																32
33	CREFI	Deerfield Woods Apartments	NAP	NAP	NAP	NAP																33
34	JPMCB	Security Square	NAP	NAP	NAP	NAP																34
35	GACC	Albertsons Aurora	NAP	NAP	NAP	NAP																35
36	CREFI	StorQuest Seattle	NAP	NAP	NAP	NAP																36
37	JPMCB	Holiday Inn Express & Suites Wheat Ridge	NAP	NAP	NAP	NAP	77.7%	116.95	90.90	74.8%	119.40	89.27	74.1%	123.77	91.74	73.7%	123.17	90.81	73.7%	123.17	90.81	37
38	CREFI	932 Southern Boulevard	NAP	NAP	NAP	NAP																38
39	CREFI	CityLine XII Portfolio	NAP	NAP	NAP	NAP																39
39.01	CREFI	Maximum Storage		NAP	NAP	NAP																39.01
39.02	CREFI	Boulevard 26 Storage		NAP	NAP	NAP																39.02
39.03	CREFI	Box N Lox Storage		NAP	NAP	NAP																39.03
40	JPMCB	Bay 528 Plaza	NAP	NAP	NAP	NAP																40
41	GACC	Holiday Inn Express Chesapeake	NAP	NAP	NAP	NAP										69.6%	100.03	69.64	69.6%	102.40	71.29	41
42	GACC	Net Lease 3-Pack	NAP	NAP	NAP	NAP																42
42.01	GACC	Statesboro		NAP	NAP	NAP																42.01
42.02	GACC	Danville		NAP	NAP	NAP																42.02
42.03	GACC	Calhoun		NAP	NAP	NAP																42.03
43	CREFI	4675 Linton Boulevard	NAP	NAP	NAP	NAP																43
44	GACC	Whitefish Crossing	NAP	NAP	NAP	NAP																44
45	GACC	Park Place	NAP	NAP	NAP	NAP																45
46	CREFI	SSCP Little Rock	NAP	NAP	NAP	NAP																46
47	CREFI	CityLine Southern Portfolio	NAP	NAP	NAP	NAP																47
47.01	CREFI	HIM Self Storage		NAP	NAP	NAP																47.01
47.02	CREFI	Top Notch Storage		NAP	NAP	NAP																47.02
48	GACC	Summit Apartments	NAP	NAP	NAP	NAP																48
49	JPMCB	MacArthur Retail Center	NAP	NAP	NAP	NAP																49
50	GACC	Cascades Shopping Center	NAP	NAP	NAP	NAP																50
51	CREFI	1400 Washington Street	NAP	NAP	NAP	NAP																51
52	JPMCB	CVS Knoxville	NAP	NAP	NAP	NAP																52
53	CREFI	Fresenius Medical Center Crestwood	NAP	NAP	NAP	NAP																53
54	JPMCB	671 4th Street	NAP	NAP	NAP	NAP																54
55	CREFI	Fresenius Medical Center Woodridge	NAP	NAP	NAP	NAP																55
A-1-36

Footnotes to Annex A-1

(1)

“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller; and “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, Aventura Mall, the whole loan was co-originated by JPMCB, Wells Fargo Bank, National Association, Deutsche Bank AG, New York Branch and Morgan Stanley Bank, N.A. JPMCB will contribute one promissory note with a Cutoff Balance of $65,000,000 and GACC will contribute one promissory note with a Cutoff Balance of $38,000,000.

With respect to Loan No. 8, 181 Fremont Street, the whole loan mortgage loan was co-originated by Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC.

(2)

With respect to Loan No. 23, 253 Elizabeth, the mortgaged property is a mid-rise multifamily building totaling 9 residential units and 1,075 square feet of ground floor retail space. Apartment rental income accounts for 74.7% of underwritten EGI and retail rental income accounts for 25.3% of underwritten EGI.

With respect to Loan No. 24, 173 Ludlow, the mortgaged property is a mid-rise multifamily building totaling 20 residential units and 2,635 square feet of ground floor retail space. Apartment rental income accounts for 72.9% of underwritten EGI and retail rental income accounts for 27.1% of underwritten EGI.

With respect to Loan No. 27, 161 Ludlow, the mortgaged property is a mid-rise multifamily building totaling 10 residential units and 1,375 square feet of ground floor retail space. Apartment rental income accounts for 73.5% of underwritten EGI and retail rental income accounts for 26.5% of underwritten EGI.

With respect to Loan No. 39, CityLine XII Portfolio, the Boulevard 26 Storage property in the portfolio is comprised of 31,582 square feet of self storage units, 9,220 square feet of office and retail space and 1,680 square feet of parking. Self storage income accounts for approximately 65.1% of underwritten base rent, office and retail rental income accounts for approximately 25.0% of underwritten base rent and parking income accounts for approximately 10.0% of underwritten base rent.

(3)

Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 2, NY NNN & CT Portfolio, the tenants at the CVS – Queens, Bank of America – Mamaroneck, TD Bank – St. James, TD Bank – Westhampton and TD Bank – Hampton Bays properties own their own improvements but not the underlying land, which is ground leased from the borrower.

With respect to Loan No. 9, Nassau Shopping Center, BJ’s Wholesale Club built and owns its own improvements, however, title to the improvements reverts back to the landlord at lease expiration.

With respect to Loan No. 21, Walk at Highwoods Preserve, the 5th Largest Tenant, TGI Friday’s, owns its improvements but not the underlying land, which is ground leased from the borrower.

With respect to Loan No. 32, Sacramento Natural Foods leases the site on which the parking garage sits from the First Church of the Nazarene of Sacramento. The collateral for the Sacramento Natural Foods mortgage loan includes the fee simple interest in a grocery store and the leasehold interest in an adjacent 257 space parking garage.

(4)

In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information. With respect to Loan No.1, Aventura Mall, the borrower has entered into a master lease with the Principal / Carveout Guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 square feet at

A-1-37

the mortgaged property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the loan documents. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the mortgaged property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the mortgaged property exceeds $181,850,000; (ii) July 1, 2038; or (iii) the date on which the cancellation fee made by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise. With respect to Loan No. 2, NY & CT NNN Portfolio, CVS, the sole tenant, at the CVS – Queens Mortgaged Property, vacated the premises and is in the process of subleasing its space; however CVS is responsible for paying a fixed annual rent for its space through lease expiration.

With respect to Loan No. 3, eBay North First Commons, the Single Tenant is currently completing buildout of its expansion space building, consisting of approximately 25.1% of NRA, which is expected to be completed by September 2018.

With respect to Loan No. 8, 181 Fremont Street, as of the origination date, Facebook has taken possession of the 181 Fremont Street mortgaged property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Facebook lease were deposited into escrow by the borrower on the origination date. According to the borrower sponsor, Facebook is expected to occupy the 181 Fremont Street Property in three phases with floors five through 13 expected to be occupied in February 2019, floors 14 through 25 expected to be occupied in March 2020 and floors 26 through 38 expected to be occupied in March 2021.

With respect to Loan No. 25, Valley Mack Plaza, the 2nd Largest Tenant, KY Wholesale, LLC, which leases approximately 13.3% of the NRA, will not take occupancy until September 1, 2018.

With respect to Loan No. 34, Security Square, there is a master lease in place between the borrower and an affiliate in order to facilitate a reverse 1031 transfer. The lender, borrower and master lessee have signed a subordination agreement that provides the master lease will be terminated by the borrower and the master lessee simultaneously with the occurrence of the reverse 1031 transfer or upon the occurrence of an event of default. The master lessee is required to pay rent under the master lease in an aggregate amount equal to (i) all debt service required under the mortgage loan documents and (ii) all debt service under the subordinated and unsecured loan incurred by the borrower from an affiliate. See “Description of the Mortgage Loans – Additional Indebtedness – Other Indebtedness” in the Prospectus for additional details.

With respect to Loan No. 43, 4675 Linton Boulevard, the 5th Largest Tenant, Florida Pain Management, has executed a lease that commences on December 1, 2018.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met. With respect to Loan No. 3, eBay North First Commons, the Appraised Value ($) represents the “Prospective Market Value Upon Stabilization” of $133,800,000 for the mortgaged property, effective February 1, 2019, which assumes the outstanding approved tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent, that rent has commenced. At origination, the borrower deposited into escrow $5,325,840 for outstanding approved leasing expenses, $1,440,997 for a free rent reserve and $1,121,484 for stepped up rent reserve. The “as-is” appraised value for the eBay North First Commons mortgaged property is $122,300,000, which results in a

A-1-38

Current LTV % of 41.7% and a Maturity/ARD LTV % of 41.7%. With respect to Loan No. 7, Aon Center, the Appraised Value ($) represents a “hypothetical value” for the mortgaged property, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham. At origination, the borrowers reserved approximately $13,200,000 for all outstanding tenant improvement and leasing commissions, as well as approximately $8,000,000 budgeted for the completion of the amenity floor build-out. The “as-is” appraised value for the mortgaged property is $780,000,000 (unadjusted for an $18,300,000 performance reserve), which results in a Current LTV % of 44.9% and a Maturity LTV % of 44.9%. With respect to Loan No. 8, 181 Fremont Street, the Appraised Value ($) represents the “Prospective Market Value at Stabilization” of $632,000,000 for the mortgaged property, effective March 1, 2021, which assumes the 181 Freemont Street mortgaged property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual TI/LC obligations and free rent. The “as-is” appraised value for the 181 Fremont Street mortgaged property is $461,000,000, which results in a Current LTV % of 54.2% and a Maturity/ARD LTV % of 54.2%.

With respect to Loan No. 10, Embassy Suites Kennesaw, the Appraised Value ($) represents a “Hypothetical As If Funded Market Value” for the mortgaged property, which assume that funds of approximately $3,200,000 for partial scheduled capital expenditures have been fully escrowed and will be available to help fund the proposed capital improvements following a hypothetical sale of the asset to a new buyer. At origination, the borrower was required to reserve $3,200,000. The “as-is” appraised value for the mortgaged property is $46,500,000, which results in a Current LTV % of 68.7% and a Maturity LTV % of 57.2%.

With respect to Loan No. 11, Elite Hotel Management Georgia Portfolio, the appraiser’s “as-stabilized” value for the Hyatt Place Atlanta Airport North property of $22,100,000, effective May 1, 2019, was used, which assumes completion of planned capital expenditures at the property. At origination, the borrower was required to reserve $55,000. The “as-is” appraised value for the mortgaged property as of May 1, 2018 is $21,500,000, which results in a Current LTV % of 63.2% and a Maturity LTV % of 39.7% on the Elite Hotel Management Georgia Portfolio loan.

With respect to Loan No. 14, Overland Park Xchange, the Appraised Value ($) represents the “as-is” value plus the net present value of the tax abatement related to the payment in lieu of taxes program (expiring in 2025) benefiting the mortgaged property equal to $2,000,000. The “as-is” appraised value for the mortgaged property of $117,700,000 excluding the net present value of the tax abatement results in a Current LTV % of 66.3% and a Maturity LTV % of 66.3%.

With respect to Loan No. 28, Four Points Sacramento Airport, the appraiser’s “as-complete” value for the property effective May 1, 2019, was used, which assumes completion of a scheduled PIP. On the origination date, the borrower deposited $1,350,000 which represents 110% of the estimated cost of the PIP. The “as-is” appraised value for the mortgaged property as of May 1, 2018 is $24,500,000, which results in a Current LTV % of 57.0% and a Maturity LTV % of 41.9%.

With respect to Loan No. 37, Holiday Inn Express & Suites Wheat Ridge, the Appraised Value ($) represents a “Hypothetical Market Value As If Funded” for the mortgaged property, which assume that funds of approximately $1,752,000 for partial scheduled capital expenditures have been fully escrowed and will be available to help fund the proposed capital improvements following a hypothetical sale of the asset to a new buyer. At origination, the borrower was required to reserve $1,752,000. The “as-is” appraised value for the mortgaged property is $12,500,000, which results in a Current LTV % of 77.3% and a Maturity LTV % of 65.2%. With respect to Loan No. 38, 932 Southern Boulevard, the appraiser’s “as-stabilized” value for the property effective October 1, 2018, was used, which assumes stabilized operation of the property by that date. The property was recently renovated and repositioned during 2016 and is 100% occupied as of May 2, 2018. On the origination date of the 932 Southern Boulevard mortgage loan, the borrower deposited $246,110 for free rent and $274,250 for unfunded obligations. The “as-is” appraised value for the mortgaged property as of April 27, 2018 is $14,800,000 which results in both a Current LTV % and a Maturity LTV % of 64.2%. With respect to Loan No. 40, Bay 528 Plaza, the Appraised Value ($) represents a “Hypothetical As-If Funded Value” for the mortgaged property, which assumes that approximately $460,000 in aggregate for the outstanding roof cost of $411,000 and outstanding tenant improvements of $49,000 have been funded or escrowed, and available to any prospective buyer. At origination, the borrower was required

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to reserve $400,000 for replacement reserve and $45,415 for free rent reserve. The “as-is” appraised value for the mortgaged property is $10,730,000, which results in a Current LTV % of 74.1% and a Maturity LTV % of 64.1%. With respect to Loan No. 43, 4675 Linton Boulevard, the appraiser’s “as-stabilized” value for the property effective December 1, 2018, was used, which assumes the property has achieved a stabilized occupancy of 86.2%. Florida Pain Management has executed a lease that commences on December 1, 2018 and brings the physical occupancy at the mortgaged property to 86.2%. At origination of the related mortgage loan, the borrower funded reserves for gap rent ($27,497) and unfunded obligations ($58,923) associated with such lease. The “as-is” appraised value for the mortgaged property as of May 23, 2018 is $9,900,000, which results in a Current LTV % of 73.7% and a Maturity LTV % of 70.7%.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)	With respect to Loan Nos. 1, 3, 4, 7, 8, 14, 18 and 19, Aventura Mall, eBay North First Commons, Workspace, Aon Center, 181 Fremont Street, Overland Park Xchange, Radisson Blu Aqua Hotel and Westbrook Corporate Center, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	With respect to Loan Nos. 23, 24, 26 and 27, 253 Elizabeth, 173 Ludlow, 236 West 16th and 161 Ludlow, the mortgaged properties are crossed in two groups. Group A consists of 253 Elizabeth and 173 Ludlow, which are cross collateralized with par releases subject to 173 Ludlow obtaining a proper certificate of occupancy. Group B consists of 236 West 16th Street and 161 Ludlow, which are cross collateralized with par releases subject to 161 Ludlow obtaining a proper certificate of occupancy. Information regarding the mortgaged properties, which are cross-collateralized and cross-defaulted with each other, is based upon the individual loan balances, except that the applicable loan-to-value ratio, debt service coverage ratio, debt yield, original loan/unit, cut-off balance/unit and maturity balance/unit for each such mortgage loan is based upon the ratio, yield or balance (as applicable) for the aggregate indebtedness secured by the mortgaged properties. On an individual basis, without regard to the cross-collateralization feature, any mortgaged property that is part of a cross-collateralized group of mortgaged properties may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Cut-off Date Mortgage Loan Characteristics” in the Prospectus.

(9)

Each number identifies a group of related borrowers.

With respect to Loan No. 7, Aon Center, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 37, Holiday Inn Express & Suites Wheat Ridge, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 51, 1400 Washington Street, the borrowers own the mortgaged property as tenants-in-common

(10)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(11)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(12)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

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(13)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods. With respect to Loan Nos. 11, 53 and 55, Elite Hotel Management Georgia Portfolio, Fresenius Medical Center Crestwood and Fresenius Medical Center Woodridge, the loan documents permit a five day grace period for debt service payments other than the payment due on the maturity date.

(14)	With respect to Loan No. 8, 181 Fremont Street, the whole loan has an ARD feature with an Anticipated Repayment Date of April 6, 2028, with an increased interest rate equal to the sum of (x) the greater of (i) 5.20860% per annum, (ii) the 10-year swap rate as of the Anticipated Repayment Date plus (y) 2.41460%, until the Final Maturity Date of April 6, 2031 or (iii) when applicable, the default rate as defined in the 181 Fremont Street Whole Loan documents; however, interest accrued at the excess of the adjusted interest rate over the initial interest rate will be deferred. In addition, from and after the Anticipated Repayment Date, all excess cash flow from the 181 Fremont Street mortgaged property after the payment of reserves, interest calculated at the initial interest rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of accrued interest.

(15)

The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, Aventura Mall, the lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1,750,000,000 Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Aventura Mall REMIC Prohibition Period”). The borrower is also permitted to prepay the Aventura Mall Whole Loan with a yield maintenance premium if the Aventura Mall REMIC Prohibition Period has not occurred by August 1, 2021, except that the borrower is required to defease any portion of the Aventura Mall Whole Loan that is more than two years from its securitization date. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B5 securitization closing date in August 2018. The actual lockout period may be longer.

With respect to Loan No. 4, Workspace, the related whole loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Workspace Senior Fixed Rate Loan is senior to the Workspace Subordinate Fixed Rate Loan. The interest rate on the Workspace Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Workspace Fixed Rate Loan and Workspace Floating Rate Loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace Whole Loan. Following an event of default, a portion of the Workspace Floating Rate Loan (which has a Cut-off Date principal balance of $115.8 million) (the “Workspace Floating Rate Pari Passu Component”), generally pays pro rata with the Workspace Senior Fixed Rate Loan, and the remaining portion of the Workspace Floating Rate Loan (which has a Cut-off Date Principal Balance of $139.2 million) (the “Workspace Floating Rate Subordinate Component”) generally pays pro rata with the Workspace Subordinate Fixed Rate Loan. Prior to an event of default under the whole loan, all voluntary prepayments are required to be applied to repay the Floating Rate Loan, prior to any application to Senior Fixed Rate Loan or the Subordinate Fixed Rate Loan. With respect to the Workspace Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Workspace Mortgage Loan, (ii) the other notes included in the Workspace Senior Fixed Rate

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Loan and (iii) the Workspace Floating Rate Pari Passu Component. For purposes of calculating the UW NCF DSCR for the Workspace Mortgage Loan, LIBOR was assumed to be 2.09%. The UW NCF DSCR for the Workspace Whole Loan based on a LIBOR cap of 3.00% for the Workspace Floating Rate Loan, is 1.58x. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” for additional information. With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the borrower is permitted to prepay the mortgage loan in full at any time prior to the open period with the payment of the yield maintenance premium, upon satisfaction of certain terms and conditions in the mortgage loan documents. The borrower is also permitted to defease the mortgage loan in full commencing on the date that is two years from the Closing Date. With respect to Loan No. 7, Aon Center, the lockout period will be at least 25 payment dates beginning with and including August 2018. Defeasance of the full $536,000,000 Aon Center Whole Loan is permitted at any time after the earlier to occur of (i) August 1, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 months is based on the expected Benchmark 2018-B5 securitization closing date in August 2018. The actual lockout period may be longer. With respect to Loan No. 8, 181 Fremont Street, the lockout period for any prepayment of the mortgage loan will be at least 23 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the 181 Fremont Street Mortgage Whole Loan is permitted at any time after the earlier to occur of (i) March 29, 2021 or (ii) two years after the closing date of the securitization that includes the last pari passu note to be securitized (the assumed defeasance lockout period of 28 payments is based on the closing date of this transaction in August 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2020) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount. The assumed lockout period applicable to defeasance of 28 payments is based on the expected Benchmark 2018-B5 securitization closing date in August 2018. The actual lockout period may be longer.

With respect to Loan No. 20, Amsdell Southeast Portfolio, the borrower deposited $200,000 into an economic holdback reserve at closing, which may, under certain circumstances be applied by the lender toward the repayment of the loan. The borrower is entitled to receive the economic holdback reserve funds if certain capital improvements are performed and completed during the loan term with respect to the acquired Georgia properties and the debt yield is equal to or greater than 8.5%. The Current LTV, UW NOI Debt Yield % and UW NCF Debt Yield % net of the $200,000 economic holdback reserve are 69.9%, 8.9% and 8.7%, respectively.

(16)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired. With respect to Loan No. 19, Westbrook Corporate Center, the related property is newly acquired and due to the timing of the acquisition some historical financials are not available. With respect to Loan No. 29, Home2 Suites by Hilton Charlotte Airport, the related property was opened in 2016, and some historical financials may not be available. With respect to Loan No. 36, StorQuest Seattle, 2015 financial information is based on 10 months annualized from March 1, 2015 – December 31, 2015 due to the February 2015 acquisition. With respect to Loan No. 38, 932 Southern Boulevard, the related property is newly renovated and due to the timing of the renovation historical financials are not available. With respect to Loan No. 40, Bay 528 Plaza, the related property is newly acquired and no historical financials were provided at origination. With respect to Loan No. 49, MacArthur Retail Center, the related property is newly acquired and no historical financials were provided at origination. With respect to Loan No. 51, 1400 Washington Street, the related property is newly renovated and due to the timing of the renovation historical financials are not available. With respect to Loan No. 52, CVS Knoxville, the related property was acquired by the borrower and limited historical financials are available. With respect to Loan No. 53, Fresenius Medical Center Crestwood, the related property is newly constructed and historical financials are not available.

With respect to Loan No. 54, 671 4th Street, the related property was renovated in 2016 and no historical financials were provided at origination.

With respect to Loan No. 55, Fresenius Medical Center Woodridge, the related property is newly constructed and historical financials are not available.

With respect to Loan Nos. 6, 7, 8, 11.02, 16, 22, 31, 32, 35, 41, 42, 44 and 45, 660 Columbus, Aon Center, 181 Fremont Street, Hampton Inn Norcross, Stonebrook Apartments, 330 Railroad Avenue, The Pad on Harvard,

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Sacramento Natural Foods, Albertsons Aurora, Holiday Inn Express Chesapeake, Net Lease 3-Pack, Whitefish Crossing and Park Place in each case, the related property is newly or recently acquired, renovated or built and some historical financials may not be available.

(17)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%. With respect to Loan No. 1, Aventura Mall, the UW NOI ($) is over 10% higher than Most Recent NOI ($) because the UW NOI ($) reflects, among other things, contractual rent steps underwritten through June 2019 for existing leases and rents from leases that are out for signature that are covered under the master lease. With respect to Loan No. 3, eBay North First Commons, the UW NOI ($) is over 10% higher than Most Recent NOI ($) because eBay executed an 11-year lease and expanded into 62,784 square feet in March 2018. With respect to Loan No. 6, 660 Columbus Avenue, the UW NOI ($) is over 10% higher than Most Recent NOI ($) in part because the lender underwrote 12-month rent steps for in-place leases. With respect to Loan No. 7, Aon Center, the UW NOI ($) is over 10% higher than Most Recent NOI ($) because the UW NOI ($) reflects (i) over 270,000 square feet in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in underwritten average rents and contractual rent steps. With respect to Loan No. 12, First Place Tower, UW NOI ($) is over 10% higher than Most Recent NOI ($), because UW NOI ($) reflects rents from newly signed leases beginning in 2018 and 2020, accounting for $969,755 in annual rent. With respect to Loan No. 14, Overland Park Xchange, the UW NOI ($) is over 10% higher than Most Recent NOI ($) primarily because an approximately $40,000,000 renovation that occurred in two phases across the mortgaged property. Renovations included reskinning the exterior with glass and metal panels, the addition of a parking garage, a completely revamped HVAC system, a fitness area (with locker room and showers) and vendor kiosks including dry cleaning, a bistro and a lounge with Wi-Fi access. With respect to Loan No. 19, Westbrook Corporate Center, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily from recent leasing at the Mortgaged Property, increased tenant reimbursements and rent steps. The sponsor is in the process of converting tenant leases from gross to net and is leasing all vacant space on a net basis, which caused UW total reimbursements to be above the historical amounts.

With respect to Loan No. 22, 330 Railroad Avenue, UW NOI ($) is over 10% higher than Most Recent NOI ($), because UW NOI ($) reflects rents from newly signed leases beginning in 2018, accounting for $1,196,818 in annual rent. The property was gut renovated by the sponsor in 2016 and leases for 69.5% of net rentable area have been signed since the beginning of 2018.

With respect to Loan No. 26, 236 West 16th, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily from recent leasing and higher physical occupancy as of the underwritten rent roll dated May 8, 2018. Base rent per unit per month for the TTM April 2018 was $3,079 versus $3,625 in place.

With respect to Loan No. 31, The Pad on Harvard, UW NOI ($) is over 10% higher than Most Recent NOI ($), because the property was built in 2017 and 38.9% occupied as of December 31, 2017. The property is 93.6% occupied as of June 21, 2018. Most Recent NOI ($) had economic vacancy of 41.6% of gross potential rent ($739,452), compared to the underwritten economic vacancy of 6.5% of gross potential rent ($113,208).

With respect to Loan No. 40, Bay 528 Plaza, UW NOI ($) is over 10% higher than 2017 NOI ($) because UW NOI ($) includes rents from Planet Fitness, the 2nd Largest Tenant, which commenced paying monthly rents in October 2017.

With respect to Loan No. 43, 4675 Linton Boulevard, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily from recent leasing at the Mortgaged Property and from rent steps.

With respect to Loan No. 45, Park Place, UW NOI ($) is over 10% higher than Most Recent NOI ($), because the property has undergone significant leasing momentum since October 2017. Three leases totaling 19,888 square feet (25.5% of NRA) with annual rent of $373,542 have been executed since October 2017. Of these recent leases one represents an expansion space lease for the Largest Tenant, Dynamic Concepts (4.9% of NRA / $62,724 annual rent) which has been at the property since 2004, and one represents a new lease for the 2nd Largest Tenant, AAI Corporation d/b/a Textron Systems (17.3% of NRA, $266,743 annual rent).

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(18)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same. With respect to Loan No. 14, Overland Park Xchange, the mortgaged property benefits from a tax abatement granted in the form of a 10-year PILOT program (the “PILOT Program”) through various agreements with the City of Overland Park, Kansas (the “City”), including a 10-year ground lease (the “Ground Lease”) and a bond structure. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information. With respect to Loan No. 31, The Pad on Harvard, The Borrower has obtained real estate tax abatements for the City of College Park and Fulton County. Real estate taxes will be abated for 10 years, with a 50.0% abatement in year 1, decreasing 5.0% each year thereafter. The lender underwrote property taxes based on the 10-year average tax payment.

(19)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(20)

In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the leasehold interest that secures the loan is the borrower’s subleasehold interest under a ground sublease.

With respect to Loan No. 6, 660 Columbus Avenue, the mortgaged property consists of two commercial condominium units which are part of a fractured mixed-use commercial/residential condominium regime. The borrower does not control the related condominium board, but the loan is recourse to the borrower and the guarantor for losses associated with any amendment or modification or termination of the related condominium documents without lender’s consent. “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 8, 181 Fremont, is subject to a condominium regime and consists of a two-parcel condominium, with the commercial parcel owned by the borrower as collateral for the 181 Fremont Street Whole Loan. The residential parcel, inclusive of the 67 luxury market rate residential units, is not owned by the borrower and is not collateral for the 181 Fremont Street Whole Loan. The owner of the commercial parcel has 140 votes out of 200 votes in the condominium association and the owner of the residential parcel has 60 votes out of the 200 votes in the condominium association.

With respect to Loan No. 13, 215 Lexington Avenue, the mortgaged property consists of 1 unit in a condominium with a total of 2 units. The borrower does not control the condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 14, Overland Park Xchange, the lender has received a security interest both the fee and the leasehold interests in the mortgaged property. The ground lease is in place in connection with the PILOT Program. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

(21)

With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the prospectus for information related to mortgage loans secured by hotel properties.

With respect to Loan No. 18, Radisson Blu Aqua Hotel, the related management agreement provides two automatic renewal terms of 10 years each, unless the manager notifies the borrower of its election not to renew at least six months prior to the expiration of each term.

With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the related management agreement provides five automatic renewal terms of 10 years each, unless the manager notifies the borrower of its election not to renew at least one year prior to the expiration of each term.

With respect to Loan No. 11, Elite Hotel Management Georgia Portfolio, under the franchise agreement for the Hyatt Place Atlanta Airport North property, the franchisor is obligated to offer the franchisee the right to enter into a successor franchise agreement for a term of 10 years if certain conditions specified in the franchise agreement are satisfied.

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With respect to Loan No. 41, Holiday Inn Express Chesapeake, the related franchise agreement expires on June 15, 2027 with no extension options and includes a termination option, where the licensor can terminate the license with 30 day notice.

(22)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents. With respect to Loan No. 7, Aon Center, the UW NOI Debt Yield, UW NCF Debt Yield, Current LTV and Maturity LTV are calculated based on a loan balance net of the performance reserve funds in the amount of $18,300,000 that the borrower deposited in connection with certain capital expenditures and leasing costs, including build out costs and reasonable attorneys’ fees, in each case reasonably approved by the lender. With respect to Loan No. 18, Radisson Blu Aqua Hotel, after the origination date, on which the borrower was required to deposit into the Upfront Tax Reserves ($) $216,932, the borrower was additionally required to deposit into the Upfront Tax Reserves ($) an amount of $489,327. With respect to Loan No. 20, Amsdell Southeast Portfolio, the borrower was required to reserve $200,000 at origination for an economic holdback reserve.

(23)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 1, Aventura Mall, if the Aventura Mall Whole Loan’s debt service coverage ratio (calculated in accordance with the mortgage loan documents) falls below 1.50x for two consecutive calendar quarters, monthly escrows for real estate taxes, insurance premiums (waived if a blanket policy is in place and there is no event of default continuing), replacement funds ($0.20 PSF annually, subject to a cap of $487,003) and tenant rollover funds ($2.50 PSF annually, subject to a cap of approximately $6,087,540) are required to be collected under the loan documents.

With respect to Loan No. 4, Workspace, at any time that the monthly financial reports delivered to the lender pursuant to the mortgage loan documents show that actual operating expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (subject to reduction for expense savings documented in accordance with the mortgage loan documents), the borrower is required to deposit the difference between the budgeted and actual expenses for the three month period into the Monthly Other Reserve ($) as an operating expense reserve.

With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the loan documents have waived the requirement for the borrower to make monthly deposits into the Monthly Capex Reserve ($) the amount equal to the greatest of (i) 4.0% of the gross income from operations of the property for the calendar month that is two months prior to such payment date, (ii) amounts required to be made into the FF&E reserve (the “Brand Manager FF&E Reserve”) required under the related management agreement (the “Management Agreement”) and (iii) if the property becomes subject to a hotel franchise agreement, the amount required by such hotel franchise agreement (each of the foregoing (i), (ii) and (iii), the “FF&E Monthly Deposit”), provided an amount equal to the FF&E Monthly Deposit is made into the Brand Manager FF&E Reserve by related hotel manager (the “Brand Manager”) pursuant to the Management Agreement. If such conditions are no longer satisfied, the borrower will be required to deposit monthly into the Monthly Capex Reserve ($) an amount equal to the difference between the amount actually deposited by the Brand Manager into the Brand Manager FF&E Reserve and the FF&E Monthly Deposit.

With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the borrower is permitted to deliver cash or a letter of credit to prevent or cure a cash sweep event caused by a low DSCR. With respect to Loan No. 6, 660 Columbus Avenue, the borrower is permitted to deliver a letter of credit to prevent or cure a cash sweep event caused by a low DSCR. With respect to Loan No. 10, Embassy Suites Kennesaw, the requirement for the borrower to make deposits for the payment of insurance premiums into the Monthly Ins. Reserve ($) is waived so long as,

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among other conditions, (a) the borrower has provided the lender with evidence satisfactory to the lender that the borrower is financing the insurance premiums pursuant to a premium finance agreement (the “Premium Finance Agreement”) in accordance with the loan documents, (c) the borrower has submitted to the lender evidence satisfactory to the lender of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable and (d) the borrower has deposited with the lender an amount equal to six regularly scheduled monthly installments due under the Premium Finance Agreement in the Monthly Ins. Reserve ($). With respect to Loan No. 10, Embassy Suites Kennesaw, commencing on the monthly payment date that is 36 months prior to the maturity date of the loan and each monthly payment date thereafter, the borrower is required to escrow $116,667 (the “Franchise Roll Reserve Monthly Deposit”) into the Monthly Other Reserve ($), provided the aggregate amount on deposit may not exceed $4,200,000 (the “Franchise Roll Reserve Cap”). However, the loan documents permit the borrower, at its option, to make (i) one or more deposits into the franchise roll reserve account in addition to then applicable Franchise Roll Reserve Monthly Deposit and/or (ii) transfer an amount equal to no more than 50% of the then existing balance of the Monthly Capex Reserve ($) to the franchise roll reserve (the “FF&E Transfer Funds”), except that the total amount of FF&E Transfer Funds may not exceed $1,000,000. In the event the borrower makes such additional deposits or transfers such FF&E Transfer Funds into the franchise roll reserve, the lender will be required to recalculate the Franchise Roll Reserve Monthly Deposit to be an amount equal to (x) $4,200,000, less (y) the amount on deposit in the franchise roll reserve account as of such date, divided by (z) the lesser of (1) 36 and (2) the number of monthly payment dates remaining until the maturity date. If the borrower and franchisor have extended the franchise agreement for a period of at least 60 months after the maturity date of the loan and the borrower has deposited an amount equal to 110% of the amounts needed to complete any related property improvement plan with such extension, the borrower’s obligations to make the Franchise Roll Reserve Monthly Deposits will be waived under the loan documents.

With respect to Loan No. 11, Elite Hotel Management Georgia Portfolio, the borrower is required to deposit into the FF&E reserve account the greater of (A) the amount required by the franchisor under the franchise agreement and (B) 1/12th of four percent (4%) of the greater of (x) the annual gross revenue for hotel-related operations for the preceding calendar year and (y) projected annual gross revenues for hotel-related operations at the mortgaged property for the calendar year in which such due date occurs as set forth in the approved annual budget.

With respect to Loan No. 13, 215 Lexington Avenue, on each monthly payment date occurring on and after the occurrence and during the continuance of a trigger period, the borrower is required to deposit an amount equal to 1/12th of the condominium common charges that the lender estimates will be payable during the next 12 months in order to accumulate sufficient funds to pay all such condominium common charges.

With respect to Loan No. 13, 215 Lexington Avenue, on or before January 1, 2019, in the event that the borrower intends to fund the local law reserve account in lieu of filing a final report with the New York City Department of Buildings, the borrower is required to deposit an amount equal to 115% of the amount calculated by the lender to complete the local law work.

With respect to Loan No. 14, Overland Park Xchange, the borrower is required to deposit into the Monthly Other Reserve ($) an amount equal to the difference between (i) the monthly debt service payment amount, which is equal to accrued interest due and payable on the unpaid principal balance, and (ii) a monthly debt service payment amount for the loan calculated assuming no interest only period and a constant monthly payment of principal and interest based on a thirty (30) year amortization schedule (the foregoing amount, the “Amortization Reserve Monthly Deposit”). The aggregate amount of the Amortization Reserve Monthly Deposits, excluding all amounts attributable to any Amortization Reserve Letter of Credit (as defined herein), is capped at $9,167,500 (the “Capped Amount”). In lieu of the Amortization Reserve Monthly Deposits, the borrower may deposit a letter of credit in an amount equal to the Capped Amount (the “Amortization Reserve Letter of Credit”).

With respect to Loan No. 18, Radisson Blu Aqua Hotel, the borrower is permitted to deliver a letter of credit to prevent or cure a cash sweep event caused by a low DSCR. With respect to Loan No. 19, Westbrook Corporate Center, the TI/LC reserve account is subject to a $3,500,000 cap, which will be replenished at $1.01 per square foot per annum, $96,366 monthly, if the reserve balance falls below $1,500,000. With respect to Loan No. 34, Security Square, in connection with the acquisition of the mortgaged property by the borrower, approximately $1,000,000 was required to be escrowed with the title insurance company by the seller at closing. The borrower is entitled to monthly

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disbursements from the escrow in the amount of the base rent due under the Arby’s ground lease until Arby’s commences full rent payments under the ground lease. The mortgage loan documents require the borrower to escrow all amounts paid to the borrower pursuant to the related escrow agreement in the Monthly Other Reserve ($) for an additional collateral reserve. The mortgage loan documents provide that, on each payment date, funds in the reserve relating to monthly rent and recoveries under the Arby’s lease are required to be disbursed to the borrower or, to the extent a cash sweep event has occurred or the debt service coverage ratio (as calculated in the loan documents) based on the trailing three months is less than 1.40x (either of the foregoing, a “Lockbox Trigger Event”), directly into the lockbox account. At such time that Arby’s is in occupancy and paying full contractual rent (among other conditions), all funds in the reserve are required to be disbursed to the borrower (if no Lockbox Trigger Event has occurred) or the lockbox account (if a Lockbox Trigger Event has occurred). With respect to Loan No. 37, Holiday Inn Express & Suites Wheat Ridge, the borrower is required, commencing on July 1, 2026, and on each monthly debt service payment date thereafter, to deposit $64,375 into the Monthly Capex Reserve ($), as an additional FF&E monthly deposit (the “Additional FF&E Monthly Deposit”); provided, however, that if the borrower has not failed any condition related to quality assurance evaluations (based on any scale being used by the franchisor), brand standard audits or hotel audits during the six-month period immediately prior to July 1, 2026, then the Additional FF&E Monthly Deposit is required to be an amount equal to the following: (A) (1) $1,545,000, less (2) the amount on deposit in the FF&E reserve as of June 1, 2026, excluding an amount equal to the amount necessary to pay any outstanding invoices, divided by (B) 24. The mortgage loan documents permit the Additional FF&E Monthly Deposit to be used solely for completing any PIP required in connection with an extension of the existing franchise agreement or a replacement franchise agreement, provided that in the event the existing franchise agreement is extended or replaced with a new agreement that extends three or more years beyond the maturity date and no PIP is required (or the borrower has either completed such work or deposited Additional FF&E Monthly Deposits in an amount sufficient to complete any such work), no further Additional FF&E Monthly Deposits will be required and the borrower will be entitled to use funds in the reserve for any FF&E replacements.

With respect to Loan No. 38, 932 Southern Boulevard, the borrower is required to make a one-time deposit $50,000 into the TI/LC reserve account on the monthly payment date in September 2023.

With respect to Loan No. 38, 932 Southern Boulevard, if the amount of Emblem Health reserve funds in the Emblem Health reserve account is less than an amount equal to the full amount of rent abatement owed to Emblem Health as a result of a temporary certificate of occupancy not being obtained by the borrower prior to September 1, 2018, the borrower is required to deposit an amount equal to a true up payment with respect to such insufficiency into the Emblem Health reserve account. In the event that a Casa De Oracion reserve funds total release event has not occurred on or prior to the monthly payment date occurring in February 2019 (and on each monthly payment date occurring 6 months thereafter), the borrower is required to deposit an amount equal to a true up payment that will cause the amount of Casa Da Oracion reserve funds in the Casa De Oracion reserve account to be equal to $71,385.

With respect to Loan No. 41, Holiday Inn Express Chesapeake, the borrower is required to deposit $5,000 into the Seasonality Reserve during August and September of 2018, and commencing in March 2019 an amount of $10,714 during March, April, May, June, July, August and September.

With respect to Loan No. 45, Park Place, the borrower is required to deposit additional funds in an amount equal to the total square feet demised under each applicable lease which was not renewed multiplied by $0.55 in the event that either Dynamic Concepts, Inc. or AAI Corporation d/b/a Textron Systems Unmanned Systems do not renew their leases by the date in which they are required to do so.

With respect to Loan No. 49, MacArthur Retail Center, the loan documents permit the borrower to deliver, in lieu of making cash deposits to the Monthly TI/LC Reserve ($), a letter of credit in the amount of $171,220, which represents the TI/LC Reserve Cap ($).

With respect to Loan No. 54, 671 4th Street, the loan documents require that all excess cash flow during a cash sweep period triggered by any a Tenant Trigger is required to be deposited into the TI/LC Reserve ($). A “Tenant Trigger” means any one of more of the following: (i) the 2nd Largest Tenant, New Stage LLC, delivers any notice of termination or its intention not to renew its lease; (ii) New Stage fails to renew its lease at least 12 months prior to the current expiration date of the lease; (iii) any tenant at the mortgaged property goes dark, vacates or

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abandons the mortgaged property for more than 180 consecutive days; or (iv) there is any bankruptcy or insolvency action with respect to any tenant at the mortgaged property.

(24)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents. With respect to Loan No. 4, Workspace, in the event an individual mortgaged property is released in accordance with the loan documents (i) the TI/LC Reserve Cap ($) is required to be reduced by an amount equal to 1/12 of the product of $1.75 and the square footage of the mortgaged property being released and (ii) the Capex Reserve Cap ($) is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the square footage of the mortgaged property being released. With respect to Loan No. 22, 330 Railroad Avenue, the TI/LC reserve cap will rise from $300,000 to $670,000 if, at any time the balance in the Rollover Account, solely as a result of the deposit of funds, exceeds $300,000.

(25)

With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 4, Workspace, one or more of the Largest Tenant, 2nd Largest Tenant and/or 3rd Largest Tenant is subleasing all or a portion of its space: (i) 4217 East Cotton Center Boulevard, 4630 Woodland Corporate Boulevard, 9306-9324 East Broadway Avenue, 3102, 3104 and 3110 Cherry Palm, 111 Kelsey Lane, 7624 Bald Cypress Place, 4631 Woodland Corporate Boulevard, 3 Country View Road, 1200 Liberty Ridge Drive, 333 Phoenixville Pike, 777 West Yamato Road and 13621 Northwest 12th Street.

With respect to Loan No. 4, Workspace – 3 Country View Road, the Largest Tenant, Ellucian Company, L.P., subeases 13,217 square feet to Radiate Media LLC. The remaining 56,783 square feet leased by Ellician Company, LP is dark.

With respect to Loan No. 7, Aon Center, the Largest Tenant, Aon Corporation, subleases 15,850 square feet to Hewitt Associates LLC, its affiliate.

(26)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates. With respect to Loan No. 4, Workspace – 1500 Liberty Ridge Drive, the Largest Tenant, ELAP Services, LLC leases 29,546 square feet expiring in November 2021 and 7,141 square feet expiring in September 2018. With respect to Loan No. 4, Workspace – 750 Park of Commerce Road, the 2nd Largest Tenant, MiX Telematics North America, Inc., leases 7,390 square feet expiring in August 2022 and 2,870 square feet expiring in July 2019. With respect to Loan No. 9, Nassau Shopping Center, the 5th Largest Tenant, Hunter Business School, leases 19,841 square feet of space that expire on April 30, 2022 and 1,494 square feet of storage space on a month-to-month basis. With respect to Loan No. 12, First Place Tower, the Largest Tenant, ONE Gas, Inc. includes a 10,165 square foot storage space equal to approximately 1.7% of the NRA, that is currently leased on a month to month basis. With respect to Loan No. 12, First Place Tower, the 3rd Largest Tenant, Aerotek, Inc., may terminate its lease on the fifth anniversary of the lease term with written notice of its election to terminate not less than 180 days prior to the end of its fifth lease term. With respect to Loan No. 13, 215 Lexington Avenue, the 5th Largest Tenant, Jed C. Kaminsetksy, Md Pc, leases 4,542 square feet of space that expire on August 31, 2018 and 4,542 square feet of space that expire on August 31, 2023. With respect to Loan No. 14, Overland Park Xchange, the lease for Select Quote, the 3rd Largest Tenant, covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on July 31, 2023 ; and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on July 31, 2029. With respect to Loan No. 19, Westbrook Corporate Center, the Largest Tenant, Follett Higher Education Group, Inc., leases 150,937 square feet of space that expire on October 31, 2025 and 2,527 square feet of space that expire on August 31, 2025. The 4th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Insurance Auto Auctions, Inc. leases 69,773 square feet of space that expire on August 31, 2027 and 8,337 square feet of space on a month to month basis. With respect to Loan No. 22, 330 Railroad, the 2nd Largest Tenant, Granoff Architects, is an affiliate of one

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of the Principal / Carveout Guarantor, Richard Granoff, who has also provided a guaranty for the Granoff Architects lease.

(27)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases. With respect to Loan No 2, NY & CT NNN Portfolio, the sole tenant at the Walgreens - Newtown property, Walgreens, has the right to terminate its lease effective after June 28, 2036, or any month thereafter, upon 12 months’ prior notice. With respect to Loan No. 3, eBay North First Commons, the sole tenant, eBay, may terminate its lease on March 31, 2026, with a 12-months’ notice and the satisfaction each of the following conditions: Tenant must pay to landlord on or before the termination date an amount equal to the sum of (a) the unamortized amount of the leasing commissions paid by landlord in connection with the 2nd Amend. (amortized on a straight-line basis over a 10 year period commencing on April 1, 2019), (b) the unamortized amount of the tenant improvement allowance (amortized on a straight-line basis over a 10 year period commencing on April 1, 2019) and (c) one full year of monthly base rent, calculated based on the monthly base rent which would have been payable for the one year period following the termination date if the Lease had not been terminated. With respect to Loan No. 7, Aon Center, each of the Largest Tenant, 2nd Largest Tenant, 3rd Largest Tenant, 4th Largest Tenant and 5th Largest Tenant have early termination and/or contraction options contained in their respective leases. See “Description of the Mortgage Pool – Tenant Issues – Lease Expirations and Terminations” for further details. With respect to Loan No. 12, First Place Tower, the 3rd Largest Tenant, Aerotek, Inc., has a right to terminate its lease effective on April 13, 2022 with at least 180 days prior written notice and payment of a termination fee equal to the principal amount of the unamortized balance of the tenant improvement allowances and leasing commissions up to the date of termination. With respect to Loan No. 13, 215 Lexington Avenue, the Largest Tenant, New York University, has the right to terminate its lease effective November 30, 2018 or November 30, 2019, for both or either of the two floors occupied (but not a portion), with 12-24 months’ notice prior to the termination date and payment of a termination fee equal to the unamortized transaction costs including commissions, the value of free rent received ($163,800) and legal fees utilizing an 8.000% interest rate plus one month of the rent ($94,913), but elected to not terminate the lease early effective November 30, 2018.

With respect to Loan No. 19, Westbrook Corporate Center, the 2nd Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Ingredion Incorporated, may exercise one of two contraction options (but not both): (x) a contraction option effective May 31, 2024 with 12-months’ notice for the second floor or (y) a contraction option effective May 31, 2024 for either the third or seventh floor with notice given by May 31, 2023 plus, in either case, a contraction fee equal to unamortized tenant improvement allowance, brokerage commissions and unabated rent. The 4th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Insurance Auto Auctions, Inc., has a termination option effective August 31, 2023 with notice given by September 1, 2022 and accompanied by payment of $1,067,249, representing 50% of a termination fee of $2,134,498, with the remaining 50% due on or before July 31, 2023. The 5th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Loyola University Physician Foundation, has a termination option effective July 31, 2020 with notice given on or before July 31, 2019 and a payment of a termination fee equal to $1,501,552.

With respect to Loan No. 45, Park Place, the Largest Tenant at the Mortgaged Property, Dynamic Concepts, Inc., has the right to terminate its lease, effective September 2, 2019, with (i) 30 days’ prior written notice given on or before March 1, 2019 and (ii) delivery of a termination fee equal to the sum of any unamortized tenant improvements costs and brokerage fees. In addition, Dynamic Concepts, Inc. has an ongoing right to terminate its lease effective at any time in the event certain government contracts supplying Dynamic Concepts, Inc.’s core business are reduced by an amount equal to or more than 50% of the funding levels as of the date of notice of termination, provided that Dynamic Concepts, Inc. (i) delivers at least 90 days’ prior written notice, (ii) provides the borrower with evidence of the reduced funded contract values and work capacity which will have been lost as of the requested lease termination date and (iii) pays a termination fee equal to the sum of any unamortized tenant improvement and leasing commissions. The 4th Largest Tenant at the Mortgaged Property, the Charles Stark Draper Laboratory, Inc., has the right to terminate its lease effective on June 30, 2019, with 150 days’ prior written notice and payment of a termination fee equal to $49,478.67.

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With respect to Loan No. 51, 1400 Washington Street, the 2nd Largest Tenant, Juice Press, has a right to terminate its lease with 30 days’ notice if the Largest Tenant, Soul Cycle, lease is terminated.

With respect to Loan No. 54, 671 4th Street, the borrower sponsor owns an approximately 25% equity stake in the Largest Tenant, Tartine.

(28)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents. With respect to Loan No. 1, Aventura Mall, the full names of the Principal / Carveout Guarantor are Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer. The obligations and liabilities of the carveout guarantors under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty. With respect to Loan No. 3, eBay North First Commons, there is no separate Carveout Guarantor for the whole loan, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity. With respect to Loan No. 19, Westbrook Corporate Center, the related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a “qualified environmental policy” has been delivered to the lender. See “Description of the Mortgage Pool—Tenant Issues—Non-Recourse Carveout Limitations” in the Prospectus.

(29)

The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 1, Aventura Mall, the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease and a Hard Lockbox for the remaining tenants at the Mortgaged Property. Following the occurrence and during the continuance of either (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

With respect to Loan No. 18, Radisson Blu Aqua Hotel, the related loan documents do not require a lockbox. The loan documents require the property manager to deposit monthly remittances to the borrower pursuant to the management agreement following payment of all actual operating expenses, manager fees and other amounts payable to the manager directly into the in-place cash management account that was required to be established at origination. In connection therewith, the lender, the borrower and the manager have executed an SNDA that provides that the terms of the management agreement are subordinate to the lien of the loan documents and that the manager is required to deposit payments due to the borrower in the cash management account.

(30)	With respect to Loan No. 14, Overland Park Xchange, the related Whole Loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing Companion Loan is securitized, it is anticipated that the related Whole Loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(31)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other

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additional debt in the future. With respect to Loan No. 1, Aventura Mall, the loan documents permit the pledge of direct or indirect equity interests in the borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property does not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement. With respect to Loan No. 1, Aventura Mall, the loan agreement permits the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation. With respect to Loan No. 5, Renaissance Tampa International Plaza Hotel, the loan documents permit one or more subscription line facilities of Oaktree Real Estate Opportunities Fund VII, L.P. or any parallel funds that will co-invest with Oaktree Real Estate Opportunities Fund VII, L.P., an affiliate of the borrower, at, or within one year after, the origination date of the loan (each of the foregoing, an “Oaktree Fund”), secured by capital commitments of investors in such Oaktree Fund. With respect to Loan No. 18, Radisson Blu Aqua Hotel, the borrower is permitted to incur certain unsecured “Operating Cash Flow Deficit Loans,” which is a loan that CM Chicago, LLC, a member of the borrower, is required under the borrower’s operating agreement to make in the event the hotel manager determines that additional funds are required by the borrower to fund projected operating cash flow deficit from the operation of the mortgaged property. See “Description of the Mortgage Loans – Additional Indebtedness – Other Indebtedness” in the Prospectus for additional details. With respect to Loan No. 34, Security Square, CDECRE, LLC, the initial owner of the 100% of the direct equity interests in the borrower, is the maker of an unsecured and subordinated note in the amount of $5,064,840.63 (the “Subordinate Note”), payable to Windsor Holding EAT LLC, used as additional funds for acquisition of the mortgaged property. Upon completion of a reverse 1031 transfer (the “Reverse 1031 Transfer”) by CDECRE, LLC of 100% of the direct membership interest in the borrower to an entity approved by the lender, scheduled for no later than December 14, 2018, in accordance with the loan documents, proceeds from the Reverse 1031 Transfer required to be used to repay the Subordinate Note. Upon completion of the Reverse 1031 Transfer, the sole member of the borrower will be permitted to incur a mezzanine debt secured by its 100% membership interest in the borrower. See “Description of the Mortgage Loans – Additional Indebtedness – Other Indebtedness” in the Prospectus for additional details.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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											ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

$2,607,349	-	$9,999,999	25	$165,754,209	16.0%	5.00424%	117	1.50x	9.2%	65.6%	59.6%
$10,000,000	-	$19,999,999	12	168,556,947	16.2	4.89324%	119	1.72x	10.8%	66.6%	59.6%
$20,000,000	-	$24,999,999	4	87,900,000	8.5	4.77866%	116	1.44x	8.6%	65.2%	61.0%
$25,000,000	-	$49,999,999	10	355,546,005	34.2	4.56758%	104	2.26x	11.9%	55.3%	50.8%
$50,000,000	-	$103,000,000	4	261,375,000	25.2	4.25954%	96	3.06x	13.0%	43.7%	43.7%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

2.63768%	-	3.99999%	2	$91,000,000	8.8%	3.10842%	83	4.26x	12.9%	38.8%	38.8%
4.00000%	-	4.49999%	4	182,976,269	17.6	4.22362%	119	2.48x	11.6%	43.4%	42.4%
4.50000%	-	4.99999%	33	576,406,024	55.5	4.79108%	110	1.81x	10.4%	63.0%	58.0%
5.00000%	-	5.45000%	16	188,749,868	18.2	5.26799%	101	2.04x	12.9%	59.1%	53.3%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

Original Term to Maturity/ARD in Months(1)(2)
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months	Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

60	4	$145,500,000	14.0%	3.94715%	58	3.67x	14.1%	48.3%	48.1%
61	1	50,000,000	4.8	5.37200%	59	3.60x	21.6%	35.4%	35.4%
120	50	843,632,161	81.2	4.70433%	119	1.84x	10.2%	59.4%	54.5%

Total / Wtd. Avg:	55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

 A-2-1

ANNEX A-2

Remaining Term to Maturity/ARD in Months(1)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

58	-	84	5	$195,500,000	18.8%	4.31156%	59	3.65x	16.0%	45.0%	44.9%
85	-	119	39	683,132,161	65.7	4.66938%	118	1.92x	10.8%	58.8%	52.9%
120	-	120	11	160,500,000	15.4	4.85308%	120	1.50x	7.8%	62.1%	61.3%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

Original Amortization Term in Months
					Weighted Averages

			Aggregate	% of		Stated			Cut-off
		Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization		Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months		Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

	Interest Only	24	$653,461,000	62.9%	4.43151%	101	2.59x	11.7%	50.2%	50.3%
	240	1	31,924,901	3.1	4.83000%	119	1.50x	13.2%	62.5%	39.2%
	300	2	43,928,795	4.2	4.72592%	119	1.61x	13.2%	64.6%	48.0%
	360	28	309,817,464	29.8	5.01589%	117	1.47x	9.9%	68.6%	59.9%

Total / Wtd. Avg:		55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

	Interest Only		24	$653,461,000	62.9%	4.43151%	101	2.59x	11.7%	50.2%	50.3%
239	-	299	3	75,853,696	7.3	4.76972%	119	1.56x	13.2%	63.7%	44.3%
300	-	360	28	309,817,464	29.8	5.01589%	117	1.47x	9.9%	68.6%	59.9%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

 A-2-2

ANNEX A-2

Amortization Types
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types	Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Interest Only	23	$613,461,000	59.0%	4.47865%	100	2.56x	11.7%	50.9%	51.0%
IO-Balloon	18	207,038,250	19.9	4.98102%	116	1.38x	9.2%	68.7%	61.5%
Balloon	13	178,632,911	17.2	4.95177%	119	1.61x	12.2%	66.5%	51.4%
ARD-Interest Only	1	40,000,000	3.8	3.70860%	116	3.14x	11.8%	39.6%	39.6%

Total / Wtd. Avg:	55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

12	-	24	6	57,610,000	5.5%	5.02803%	111	1.58x	10.5%	69.7%	60.1%
25	-	47	6	57,114,250	5.5	5.13534%	119	1.32x	8.8%	68.5%	60.8%
60	-	60	6	92,314,000	8.9	4.85621%	118	1.31x	8.6%	68.1%	62.7%

Total / Wtd. Avg:			18	$207,038,250	19.9%	4.98102%	116	1.38x	9.2%	68.7%	61.5%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

1.21x	-	1.49x	23	$293,726,689	28.3%	4.90611%	117	1.34x	8.8%	67.9%	60.8%
1.50x	-	1.74x	14	199,795,932	19.2	4.95317%	119	1.59x	9.8%	63.4%	57.0%
1.75x	-	1.99x	5	77,828,577	7.5	5.01999%	117	1.85x	11.1%	62.8%	55.2%
2.00x	-	2.24x	4	83,670,962	8.1	4.49717%	119	2.18x	12.0%	58.1%	55.4%
2.25x	-	5.13x	9	384,110,000	37.0	4.20185%	89	3.20x	13.9%	43.2%	43.2%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

 A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(2)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

31.3%	-	39.9%	4	$167,000,000	16.1%	3.97165%	82	3.80x	15.5%	36.6%	36.6%
40.0%	-	49.9%	2	146,000,000	14.1	4.27032%	101	2.71x	12.3%	40.7%	40.7%
50.0%	-	59.9%	6	97,862,269	9.4	4.53412%	117	2.01x	10.5%	54.6%	52.6%
60.0%	-	65.9%	19	370,297,172	35.6	4.85435%	112	1.81x	10.1%	63.2%	59.4%
66.0%	-	74.7%	24	257,972,720	24.8	4.97582%	117	1.44x	10.1%	70.3%	60.4%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

LTV Ratio at Maturity/ARD(1)(2)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

31.3%	-	39.9%	6	$212,901,170	20.5%	4.13242%	90	3.35x	15.2%	41.5%	37.1%
40.0%	-	49.9%	2	146,000,000	14.1	4.27032%	101	2.71x	12.3%	40.7%	40.7%
50.0%	-	54.9%	9	157,225,797	15.1	4.79067%	118	1.80x	10.7%	60.5%	53.7%
55.0%	-	59.9%	11	103,666,314	10.0	4.97974%	119	1.59x	10.7%	68.2%	58.0%
60.0%	-	68.6%	27	419,338,880	40.4	4.86222%	112	1.70x	9.3%	65.8%	63.1%

Total / Wtd. Avg:			55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

 A-2-4

ANNEX A-2

Type of Mortgaged Properties
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Retail
Anchored	6	$128,344,000	12.4%	98.4%	1.85x	9.5%	61.1%	60.1%
Super Regional Mall	1	103,000,000	9.9	92.8%	2.58x	11.0%	40.8%	40.8%
Unanchored	10	52,881,679	5.1	99.0%	1.60x	9.1%	63.4%	59.8%
Freestanding	9	50,543,672	4.9	100.0%	1.53x	8.4%	61.4%	59.5%
Shadow Anchored	1	14,200,000	1.4	100.0%	1.33x	9.3%	74.7%	63.1%
Subtotal:	27	$348,969,351	33.6%	97.1%	1.96x	9.7%	56.1%	54.4%

Office
Suburban	92	$154,310,729	14.8%	94.0%	3.34x	14.4%	50.4%	48.4%
CBD	4	138,952,526	13.4	87.9%	2.62x	13.1%	44.8%	41.0%
Medical	3	13,278,863	1.3	92.4%	1.34x	9.2%	69.5%	62.6%
Subtotal:	99	$306,542,118	29.5%	91.2%	2.93x	13.6%	48.7%	45.7%

Hotel
Full Service	3	$96,168,577	9.3%	81.0%	2.38x	12.3%	62.2%	58.6%
Limited Service	4	37,156,213	3.6	72.3%	1.60x	12.6%	64.4%	47.1%
Select Service	2	26,197,520	2.5	88.4%	1.86x	14.8%	57.3%	38.9%
Extended Stay	1	13,500,000	1.3	80.3%	1.89x	12.1%	67.5%	57.0%
Subtotal:	10	$173,022,309	16.7%	80.2%	2.10x	12.7%	62.3%	53.0%

Multifamily
Garden	6	$91,199,630	8.8%	95.7%	1.32x	8.8%	69.1%	63.0%
Mid-rise	5	41,500,000	4.0	96.2%	1.53x	7.8%	59.2%	59.2%
Subtotal:	11	$132,699,630	12.8%	95.9%	1.39x	8.4%	66.0%	61.8%

Self Storage
Self Storage	10	$48,190,250	4.6%	84.8%	1.39x	8.8%	67.8%	61.6%
Subtotal:	10	$48,190,250	4.6%	84.8%	1.39x	8.8%	67.8%	61.6%

Industrial
Flex	1	$7,387,385	0.7%	100.0%	1.45x	10.0%	73.1%	59.8%
Warehouse	1	5,997,679	0.6	100.0%	1.45x	10.0%	73.1%	59.8%
Warehouse/Distribution	1	2,700,000	0.3	100.0%	1.84x	9.2%	63.1%	63.1%
Subtotal:	3	$16,085,064	1.5%	100.0%	1.52x	9.9%	71.4%	60.4%

Flex
Office/Industrial	58	$13,385,156	1.3%	93.3%	3.60x	21.6%	35.4%	35.4%
Industrial	1	238,281	0.0	72.7%	3.60x	21.6%	35.4%	35.4%
Subtotal:	59	$13,623,438	1.3%	92.9%	3.60x	21.6%	35.4%	35.4%

Total / Wtd. Avg:	219	$1,039,132,161	100.0%	91.8%	2.18x	11.3%	56.7%	52.7%

 A-2-5

ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

New York	16	$198,475,000	19.1%	96.8%	1.80x	8.9%	55.8%	55.8%
Florida	50	194,001,766	18.7	90.0%	2.66x	12.6%	49.6%	49.3%
California	6	133,326,269	12.8	99.4%	3.43x	12.4%	46.4%	43.1%
Georgia	12	105,101,892	10.1	84.1%	1.60x	11.4%	65.2%	52.1%
Illinois	6	97,918,476	9.4	86.5%	2.25x	12.4%	53.6%	49.9%
Michigan	5	62,319,072	6.0	93.3%	1.36x	9.0%	69.8%	63.9%
Washington	2	32,476,000	3.1	92.5%	1.34x	7.9%	63.4%	59.7%
Oklahoma	1	29,952,526	2.9	80.1%	1.35x	11.8%	70.1%	52.3%
Kansas	1	25,000,000	2.4	90.1%	2.10x	10.9%	65.2%	66.3%
Connecticut	2	22,400,000	2.2	100.0%	1.68x	8.5%	63.8%	63.8%
Pennsylvania	69	20,126,563	1.9	88.0%	3.60x	21.6%	35.4%	35.4%
Tennessee	3	17,035,064	1.6	100.0%	1.41x	9.6%	71.9%	60.3%
Texas	3	15,660,928	1.5	93.0%	1.46x	9.7%	67.9%	58.8%
North Carolina	1	13,500,000	1.3	80.3%	1.89x	12.1%	67.5%	57.0%
Maryland	1	10,610,000	1.0	97.5%	2.41x	11.9%	62.8%	62.8%
Alabama	2	10,283,725	1.0	99.6%	1.52x	10.6%	71.8%	60.3%
Virginia	2	10,146,208	1.0	76.7%	1.55x	11.5%	66.5%	55.4%
Colorado	1	9,660,000	0.9	73.7%	1.80x	11.6%	67.1%	56.6%
Montana	1	7,200,000	0.7	98.3%	1.25x	8.3%	71.8%	63.7%
Arkansas	1	6,925,000	0.7	85.3%	1.32x	8.7%	71.0%	63.0%
Minnesota	19	6,489,844	0.6	88.9%	3.60x	21.6%	35.4%	35.4%
Arizona	14	6,473,828	0.6	94.8%	3.60x	21.6%	35.4%	35.4%
New Jersey	1	4,050,000	0.4	100.0%	1.51x	8.1%	67.5%	67.5%

Total / Wtd. Avg:	219	$1,039,132,161	100.0%	91.8%	2.18x	11.3%	56.7%	52.7%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Defeasance	42	$714,113,584	68.7%	4.59807%	110	2.07x	10.7%	58.2%	53.1%
Yield Maintenance	11	240,818,577	23.2	4.89281%	106	2.22x	12.4%	53.8%	51.5%
Defeasance or Yield Maintenance	2	84,200,000	8.1	4.15448%	86	3.07x	12.9%	52.4%	52.4%

Total / Wtd. Avg:	55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

 A-2-6

ANNEX A-2

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)(2)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Refinance	34	$751,269,349	72.3%	4.71494%	111	2.03x	11.0%	56.3%	52.4%
Acquisition	19	245,462,812	23.6	4.36406%	93	2.67x	12.1%	59.7%	55.3%
Acquisition/Refinance	1	16,400,000	1.6	5.27000%	119	1.30x	8.9%	69.9%	62.2%
Recapitalization	1	26,000,000	2.5	4.30000%	119	2.61x	12.5%	31.3%	31.3%

Total / Wtd. Avg:	55	$1,039,132,161	100.0%	4.63043%	107	2.18x	11.3%	56.7%	52.7%

(1) In the case of Loan No. 8, with an anticipated repayment date, Remaining Loan Term and LTV Ratio at Maturity / ARD are calculated as of the related anticipated repayment date.
(2) In the case of Loan Nos. 1, 4, 7, 8, 14, 18 and 19, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3, 4, 7, 8 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity/ARD Date LTV calculations exclude the related Subordinate Companion Loan(s) and/or related mezzanine loan(s). In the case of (i) Loan Nos. 23 and 24 and (ii) Loan Nos. 26 and 27, the loans in each such group are cross-collateralized and cross-defaulted with each other. As such, the calculations are based on the aggregate Cut-off Date Principal Balances, Maturity Date Principal Balances, UW NOI, UW NCF and Debt Service of the related group of those mortgage loans.
(3) In the case of Loan Nos. 3, 7, 8, 10, 11, 14, 28, 37, 38, 40 and 43, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

 A-2-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

 A-3-1

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-2

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-3

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-4

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-5

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-6

Annex A-3	Benchmark 2018-B5

Aventura Mall

A-3-7

Annex A-3	Benchmark 2018-B5

Aventura Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB/GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Retail – Super Regional Mall
Original Principal Balance(2):	$103,000,000	Net Rentable Area (SF):	1,217,508
Cut-off Date Principal Balance(2):	$103,000,000	Location:	Aventura, FL
% of Pool by IPB:	9.9%	Year Built / Renovated:	1983 / 2017
Loan Purpose:	Refinance	Occupancy(4):	92.8%
Borrower:	Aventura Mall Venture	Occupancy Date:	2/14/2018
Sponsors:	Simon Property Group, L.P.,	Number of Tenants:	288
	Jacquelyn Soffer, Jeffrey Soffer	2015 NOI:	$109,025,339
Interest Rate:	4.12125%	2016 NOI:	$110,653,403
Note Date:	6/7/2018	2017 NOI:	$115,240,562
Maturity Date:	7/1/2028	TTM NOI (as of 3/2018):	$118,291,397
Interest-only Period:	120 months	UW Economic Occupancy(4) :	92.9%
Original Term:	120 months	UW Revenues:	$185,479,647
Original Amortization:	None	UW Expenses:	$30,620,668
Amortization Type:	Interest Only	UW NOI(5):	$154,858,979
Call Protection(3):	L(25),Def(88),O(7)	UW NCF(5):	$151,571,708
Lockbox / Cash Management:	Hard; Master Lease Rents (Soft	Appraised Value / Per SF:	$3,450,000,000 / $2,834
	Springing) / Springing
Additional Debt:	Yes
Additional Debt Balance:	$1,303,700,000 / $343,300,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$1,155	$1,437
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$1,155	$1,437
Replacement Reserves:	$0	Springing	$487,003	Cut-off Date LTV:	40.8%	50.7%
TI/LC:	$0	Springing	$6,087,540	Maturity Date LTV:	40.8%	50.7%
Other(6):	$26,168,910	$0	N/A	UW NCF DSCR:	2.58x	2.07x
				UW NOI Debt Yield:	11.0%	8.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,750,000,000	100.0%	Existing CMBS Mortgage Loan Payoff	$1,230,695,723	70.3%
		%	Construction Debt Payoff (Expansion)	200,853,019	11.5%
			Upfront Reserves	26,168,910	1.5%
			Closing Costs	13,967,630	0.8%
			Return of Equity	278,314,718	15.9%
Total Sources	$1,750,000,000	100.0%	Total Uses	$1,750,000,000	100.0%
(1)	The Aventura Mall Whole Loan was co-originated by JPMCB, Wells Fargo Bank, N.A., DBNY and Morgan Stanley Bank, N.A.

(2)	The Aventura Mall Loan is part of a whole loan comprised of (i) 26 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.41 billion and (ii) four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the senior notes, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes and subordinate notes evidencing the Aventura Mall Whole Loan.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2021, the borrower is permitted to prepay the Aventura Mall with a yield maintenance premium, except that the borrower is required to defease any portion of the Aventura Mall Whole Loan that is more than two years from its securitization date. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B5 securitization closing date in August 2018. The actual lockout period may be longer.

(4)	Occupancy and UW Economic Occupancy includes square footage to be leased by 12 tenants (33,813 square feet) with leases out for signature that are covered under a master lease as described under “Master Lease” herein.

(5)	UW NOI and UW NCF are based on the February 14, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Other Initial Escrows and Reserves refers to two deposits made at closing by the Aventura Mall Borrower comprised of (i) $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and (ii) $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

A-3-8

Annex A-3	Benchmark 2018-B5

Aventura Mall

The Loan. The Aventura Mall loan (the “Aventura Mall Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $1.75 billion (the “Aventura Mall Whole Loan”), which whole loan is secured by a first mortgage lien on the borrower’s fee interest in an approximately 1.2 million square feet super regional mall in Aventura, Florida. The Aventura Mall Whole Loan is comprised of (i) a senior loan, comprised of 26 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1,406.7 million, two of which, Note A-2-A-2 (JPMCB) and Note A-2-B-2-A (DBNY), with an outstanding principal balance as of the Cut-off Date of $65.0 million and $38.0 million, respectively, are being contributed to the Benchmark 2018-B5 Trust and constitute the Aventura Mall Loan, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million (collectively, the “Aventura Mall Subordinate Companion Loan”), each as described below. The relationship between the holders of the Aventura Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan” in the Prospectus. The Aventura Mall Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the Aventura Mall property was included in the AVMT 2013-AVM securitization.

Whole Loan Summary(1)

B4 Notes (Benchmark 2018-B4) $115,000,000 Notes A-2-A-1, A-2-B-3	Companion A Notes (JPMCB) $200,000,000 Notes A-2-A-3, A-2-A-4, A-2-A-5	Companion A Notes (Aventura Mall Trust 2018-AVM) $406,700,000 Notes A-1-A, A-1-B, A-1-C, A-1-D	Companion A Notes (DBNY) $142,000,000 Notes A-2-B-1, A-2-B-2-B, A-2-B-2-C, A-2-B-4, A-2-B-5	Companion A Notes (MSMCH) $220,000,000 Notes A-2-C-1, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-5	Companion A Notes (WFB) $220,000,000 Notes A-2-D-1, A-2-D-2, A-2-D-3, A-2-D-4, A-2-D-5	B5 Notes (Benchmark 2018-B5) $103,000,000 Notes A-2-A-2, A-2-B-2-A
B Notes (Aventura Mall Trust 2018-AVM) $343,300,000 Notes B-1, B-2, B-3, B-4
(1)	The Aventura Mall Whole Loan will be serviced pursuant to the trust and servicing agreement for the Aventura Mall Trust 2018-AVM securitization.

The Borrower. The borrower is Aventura Mall Venture, a Florida general partnership structured to be a bankruptcy remote entity with two independent directors in its organizational structure (the “Aventura Mall Borrower”).

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”) and Simon Property Group, L.P. (the “Simon Guarantor”, and together with the Turnberry Guarantors, the “Guarantors”). The liability of the Guarantors for breaches or violations of the non-recourse carveout provisions in the loan documents is capped at $350.0 million plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights, under the guaranty. The liability as between the Turnberry Guarantors and the Simon Guarantor will be several but not joint.

The Property. Aventura Mall is an approximately 2.2 million square foot, super regional mall that was developed by Turnberry in 1983 and subsequently expanded and renovated in 1997, 1998, 2006-2008 and 2017. Of the 2.2 million square feet, 1,217,508 square feet serves as collateral for the Aventura Mall Whole Loan (the “Aventura Mall Property”) which collateral also includes four anchor pad sites ground leased from the Aventura Mall Borrower. The collateral does not include 942,842 square feet of tenant-owned anchor improvements on those sites.

The Aventura Mall Property is located approximately 17 miles from downtown Miami and is surrounded by master-planned residential areas including Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. The Aventura Mall Property is the largest mall in Florida and the third largest mall in the United States. According to the appraisal, the Aventura Mall Property is the second most-visited shopping center in the United States with more than 28 million annual visitors. The Aventura Mall Property is anchored by a number of traditional mall anchors, including Macy’s, Bloomingdale’s, Macy’s Men’s & Home, Nordstrom and J.C. Penney Co., as well as a number of non-traditional mall anchors. The Aventura Mall has a mix of luxury, bridge to luxury and mass market tenants that appeal to a variety of shoppers.

The Aventura Mall Property is currently 92.8% leased as of February 14, 2018. The Aventura Mall Property is one of the top-performing malls in the U.S., with comparable in-line sales of $1,681 per square foot and total gross reported sales of approximately $1.2 billion as of the trailing 12 months ending February 2018.

In November 2017, the owners of the Aventura Mall Borrower opened a new 225,641 square foot expansion (the “Expansion Parcel”) at a cost of a $230.0 million, which is included in the collateral for the Aventura Mall Whole Loan. The Expansion Parcel features an approximately 20,000 square feet, two-level Apple store along with Tesla, Topshop, Zara, Serafina and Shake Shack. The Expansion Parcel is 72.2% leased as of February 14, 2018.

A-3-9

Annex A-3	Benchmark 2018-B5

Aventura Mall

The Market. Regional access to the Aventura Mall is provided by I-95 and Biscayne Boulevard (U.S. Highway 1). The William Lehman Causeway, which connects the beach areas with U.S. Highway 1, also provides access to the Aventura Mall. The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. According to the appraisal, as of year-end 2017, Aventura Mall’s local trade area within a 15-mile radius is home to over 2.3 million people with an average income of $66,306.

As a destination retail mall north of Miami, Aventura Mall also appeals to a large international customer base, primarily from South America, Mexico and Europe.

Population	Trade Area	Florida	USA
2017 Population	6,064,172	20,484,696	325,227,741
Households	Trade Area	Florida	USA
2017 Estimated # of Households	2,270,759	8,032,734	122,737,174
2017 Average Household Income	$76,440	$71,422	$81,217
Source: Appraisal.

The appraiser considered six retail centers in the Miami MSA as the competitive set for the Aventura Mall Property. Three of the properties, Bal Harbour Shops, Sawgrass Mills and Dadeland Mall, are considered primary competition. The primary competition ranges from 460,000 square feet to approximately 2.4 million square feet and is located between 4.7 and 22.0 miles from the Aventura Mall Property. Pembroke Lakes Mall, Galleria Mall and Dolphin Mall are considered secondary competition. The secondary competition ranges from 955,000 square feet to approximately 1.4 million square feet and is located between 11.0 and 16.0 miles from the Aventura Mall Property.

Competitive Set Summary (1)
Property	Location	Proximity (Miles)	Year Built / Renovated	Total GLA
Aventura Mall	Aventura, Florida	NAP	1983 / 2017	2,156,203
Bal Harbour Shops	Bal Harbour, Florida	4.7	1965 / 2008	460,000
Sawgrass Mills	Sunrise, Florida	19.0	1990 / 2006	2,384,000
Dadeland Mall	Kendall, Florida	22.0	1962 / 2013	1,488,000
Pembroke Lakes Mall	Pembroke Pines, Florida	11.0	1992 / 1998	1,136,000
Galleria Mall	Fort Lauderdale, Florida	13.0	1980 / 2005	955,000
Dolphin Mall	Miami, Florida	16.0	2001 / 2010	1,403,000
(1)	Based on the appraisal.

Non-Owned Anchors
Tenant	Ratings Moody’s/S&P/Fitch(1)	Net Rentable Area (SF)	TTM February Sales	TTM February Sales Per Square Foot
Macy’s (GL)	Baa3 / BBB- / BBB	299,011	$81,164,209	$271
Bloomingdales (GL)	Baa3 / BBB- / BBB	251,831	$105,328,660	$418
Macy’s (Men’s & Home) (GL)	Baa3 / BBB- / BBB	225,000	$41,967,714	$187
Nordstrom (GL)	Baa1 / BBB+ / BBB+	167,000	$53,536,758	$321
(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

Historical and Current Occupancy(1)
	2008(2)	2009	2010	2011	2012	2013	2014	2015	2016	2017	Current
Occupancy – Excluding Anchors	84.1%	94.9%	95.2%	96.6%	94.9%	98.9%	97.8%	97.8%	97.3%	97.7%	91.4%
Occupancy – Including Anchors	93.3%	98.1%	98.2%	98.8%	98.2%	99.6%	99.2%	99.2%	99.1%	99.1%	92.8%
(1)	Historical and Current Occupancy is based on the average of each respective year. Current occupancy is based on the February 14, 2018 rent roll, including recently executed leases and master leased tenants.

(2)	In 2008, occupancy declined due to a challenging corporate environment for several tenants including Stride Rite, Kay Bee Toys, The Sharper Image, Walden Books and Sigrid Olsen. 2008 occupancy as of December 31 was 87.9% and 96.1% for Occupancy – Excluding Anchors and Occupancy – Including Anchors, respectively.

A-3-10

Annex A-3	Benchmark 2018-B5

Aventura Mall

Historical In-line Sales and Occupancy Costs(1) (2)
	2015	2016	2017	TTM February 2018 Sales Per Square Foot	TTM February 2018 Occupancy Cost
Comparable Sales Per Square Foot w/ Apple	$1,626	$1,544	$1,630	$1,681	13.0%
Comparable Sales Per Square Foot w/o Apple	$1,229	$1,114	$1,147	$1,162	18.9%
(1)	Not all tenants at the Aventura Mall Property are required to report sales.

(2)	Apple’s sales are based on the tenant’s 6,303 square feet of space in the existing mall.

Collateral Tenant Summary
Tenant	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot (2)	Lease Expiration(3)	% of Total Base Rent	Most Recent Sales Per Square Foot	Occupancy Cost
Zara(4)(5)	NR / NR / NR	34,454	2.8%	$119.58	10/31/2029	2.9%	$971	16.3%
Apple (2 Levels)(4)(6)	NR / Aa1 / AA+	20,218	1.7	173.11	1/31/2030	2.5	$31,124	0.5%
H & M	NR / NR / NR	28,830	2.4	117.09	1/31/2027	2.4	$666	18.4%
Abercrombie & Fitch	NR / NR / BB-	11,246	0.9	281.38	1/31/2020	2.2	$1,555	20.9%
Victoria’s Secret	BB+ / Ba1 / BB+	18,387	1.5	165.00	7/31/2026	2.1	$1,041	12.7%
Banana Republic	BB+ / Baa2 / BB+	16,857	1.4	175.05	2/29/2020	2.1	$580	37.8%
Topshop(4)	NR / NR / NR	23,296	1.9	122.00	10/31/2029	2.0	NAV	NAV
XXI Forever	NR / NR / NR	32,504	2.7	75.82	MTM	1.7	$381	22.6%
Restoration Hardware	NR / NR / NR	11,988	1.0	200.17	2/28/2019	1.7	$2,150	11.4%
Champs Sports	NR / Ba1 / BB+	7,331	0.6	323.94	5/31/2023	1.7	$1,555	22.8%
Louis Vuitton	WD / NR / A+	18,180	1.5	110.00	11/30/2022	1.4	$1,989	7.8%
AMC Theatres(7)	B / B2 / B+	78,738	6.5	23.50	8/31/2023	1.3	$703,921	10.6%
The Gap	BB+ / Baa2 / BB+	11,065	0.9	165.00	7/31/2024	1.3	NAV	NAV
Gucci(8)	NR / NR / BBB+	8,383	0.7	201.57	12/31/2026	1.2	$2,257	10.9%
Express	BB+ / Ba1 / BB+	11,320	0.9	145.75	1/31/2022	1.2	$641	28.7%
Footlocker	NR / Ba1 / BB+	5,024	0.4	319.30	2/28/2025	1.1	$1,238	29.3%
Mayor’s Jewelers	NR / NR / NR	3,447	0.3	443.46	1/31/2024	1.1	$6,052	7.9%
J. Crew	NR / Caa2 / CCC+	7,750	0.6	191.28	6/30/2020	1.0	$806	28.6%
Armani Exchange	NR / NR / NR	8,675	0.7	168.16	1/31/2021	1.0	$924	23.0%
Michael Kors	BBB- / NR / BBB-	3,678	0.3	393.93	9/30/2021	1.0	$1,013	46.7%
Subtotal / Weighted Average		361,371	29.7%	$129.41		33.0%
Remaining Tenants		767,910	63.1%	$123.55		67.0%
Vacant		88,227	7.2%	NAP		NAP
Total / Weighted Average		1,217,508	100.0%	$125.42		100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent Per Square Foot reflects the following: (a) in-place leases based on the February 14, 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursement Reserve) and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	A full year of sales and occupancy costs are not available for Expansion Parcel tenants.

(5)	Zara was originally a tenant in the non-expansion portion of Aventura Mall, occupying approximately 19,000 square feet, before departing for Bal Harbour Shops in 2012. Zara has since returned to the Aventura Mall Property and opened in the Expansion Parcel in November 2017. The Most Recent Sales Per Square Foot are based on the tenant’s annualized sales from November 2017 through April 2018.

(6)	Most Recent Sales Per Square Foot for Apple are based on the tenant’s 6,303 square feet space in the pre-existing portion of the Aventura Mall Property. Apple recently executed a lease for approximately 20,000 square feet at the Expansion Parcel.

(7)	AMC Theatres Most Recent Sales Per Square Foot number reflects sales per screen (24 screens).

(8)	Gucci’s Most Recent Sales Per Square Foot are based on only accessories and children’s inventory. There are no clothing sales at the subject store.

A-3-11

Annex A-3	Benchmark 2018-B5

Aventura Mall

Lease Rollover Schedule
Year	Number of Leases Expiring(1)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	88,227	7.2%	NAP	NAP	1,217,508	100.0%	NAP	NAP
2018 & MTM(3)	49	94,330	7.7	$10,950,745	7.7%	94,330	7.7%	$10,950,745	7.7%
2019	31	91,803	7.5%	12,376,749	8.7%	186,133	15.3%	$23,327,493	16.5%
2020	36	96,193	7.9%	18,375,213	13.0%	282,326	23.2%	$41,702,706	29.4%
2021	24	54,397	4.5%	13,685,691	9.7%	336,723	27.7%	$55,388,398	39.1%
2022	24	76,594	6.3%	12,967,832	9.2%	413,317	33.9%	$68,356,230	48.3%
2023	29	352,941	29.0%	16,933,820	12.0%	766,258	62.9%	$85,290,050	60.2%
2024	27	79,905	6.6%	13,311,865	9.4%	846,163	69.5%	$98,601,915	69.6%
2025	13	19,020	1.6%	5,163,035	3.6%	865,183	71.1%	$103,764,950	73.3%
2026	9	46,368	3.8%	7,858,163	5.5%	911,551	74.9%	$111,623,113	78.8%
2027	20	78,035	6.4%	10,641,238	7.5%	989,586	81.3%	$122,264,351	86.3%
2028	13	41,146	3.4%	6,126,042	4.3%	1,030,732	84.7%	$128,390,392	90.6%
2029 & Beyond(4)	13	98,549	8.1%	13,247,802	9.4%	1,129,281	92.8%	$141,638,194	100.0%
Total	288	1,217,508	100.0%	$141,638,194	100.0%
(1)	Number of leases expiring excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(2)	Base Rent Expiring reflects the following: (a) in-place leases based on the February 14, 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursements Reserve), and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	2018 & MTM includes temporary tenants.

(4)	2029 & Beyond includes the recently executed Apple lease square feet and lease expiration for the Expansion Parcel.

A-3-12

Annex A-3	Benchmark 2018-B5

Aventura Mall

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$141,638,194	$116.33	71.1%
Vacant Income	0	0	0	0	13,640,745	11.20	6.9%
Gross Potential Rent	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$155,278,939	$127.54	78.0%
Percentage Rent	5,466,448	4,115,391	3,447,721	3,326,930	3,627,027	2.98	1.8%
Total Reimbursements	26,727,546	26,287,600	27,329,454	28,195,516	32,253,113	26.49	16.2%
Specialty Leasing Income	3,536,265	3,076,589	4,453,595	4,900,785	3,805,199	3.13	1.9%
Other Income(4)	3,628,986	3,701,438	3,994,113	4,090,769	4,156,114	3.41	2.1%
Net Rental Income	$138,778,063	$140,378,986	$145,725,336	$150,410,748	$199,120,392	$163.55	100.0%
(Vacancy/Credit Loss)	(272,229)	(422,401)	(438,454)	(634,418)	(13,640,745)	(11.20)	(6.9)%
Effective Gross Income	$138,505,834	$139,956,585	$145,286,882	$149,776,330	$185,479,647	$152.34	93.1%
Total Operating Expenses	$29,480,495	$29,303,182	$30,046,320	$31,484,933	$30,620,668	$25.15	16.5%
Net Operating Income	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$154,858,979	$127.19	83.5%
Total TI/LC, Capex/RR	0	0	0	0	3,287,272	2.70	1.8%
Net Cash Flow	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$151,571,708	$124.49	81.7%

(1)	TTM represents the trailing 12-month period ending March 31, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents Effective Gross Income for the remainder of fields.

(3)	The increase in Rents in Place and Net Operating Income from TTM March 31, 2018 to Underwritten is primarily driven by the inclusion of the executed leases on the new Expansion Parcel which opened in November 2017 and is based on the February 14, 2018 annualized rent roll. Rents in Place also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.4 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019 (included in the Bridge Rent and Reimbursements Reserve).

(4)	Other Income includes fee income (revenues associated with license fees and valet management fees), and miscellaneous revenues (revenue associated with license fees, valet management fees, commissions, late charges, and other miscellaneous sources).

Property Management. The Aventura Mall Property is currently managed by TB All Fees Operating LP (the “Property Manager”), which is an affiliate of the Turnberry Guarantors. In addition, the Property Manager is currently the leasing agent under a separate leasing agreement with the Aventura Mall Borrower. Turnberry Aventura Mall Company, Ltd., an affiliate of the Turnberry Guarantors, and SDG Aventura Limited Partnership, an affiliate of the Simon Guarantor, have joint approval rights with respect to certain major decisions of the Aventura Mall Borrower relating to the Aventura Mall Property.

Escrows and Reserves... At closing, the Aventura Mall Borrower deposited $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

Tax Escrows - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), monthly escrows for real estate taxes in the amount of 1/12 of projected annual property taxes are required.

Insurance Escrows - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing) are required.

Replacement Reserves - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), replacement funds (approximately $20,292 monthly (or $0.20 per square foot annually), subject to a cap of $487,003) are required.

TI/LC Funds - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), tenant rollover funds (approximately $253,647 monthly (or $2.50 per square foot annually), subject to a cap of $6,087,540) are required.

A-3-13

Annex A-3	Benchmark 2018-B5

Aventura Mall

Lockbox / Cash Management. The Aventura Mall Whole Loan is structured with a hard lockbox and springing cash management. The Aventura Mall Borrower is required to notify each tenant under each lease (except the master leases) that has not received instructions from the Aventura Mall Borrower to send all payments of rents directly to the lender-controlled lockbox account at Wells Fargo Bank, National Association. Provided no Lockbox Event (as defined below) has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the Aventura Mall Borrower. In the event a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be swept weekly into a cash management account controlled by the lender. In the event a Lockbox Event is caused only by the occurrence of a DSCR Trigger Event, as defined below, all funds in the cash management account are required to be applied by the lender each business day to payments of taxes, insurance, debt service, operating expenses, capital expenditure reserves and any remaining funds in the cash management account are required to be released to the Aventura Mall Borrower only to the extent necessary to reimburse the Aventura Mall Borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account will be held by the lender as additional collateral for the Aventura Mall Whole Loan. In the event any Lockbox Event other than the DSCR Trigger Event has occurred and is continuing, all amounts in the cash management account may be applied in the lender’s sole discretion. In addition, following the occurrence and during the continuance of a Lockbox Event or a DSCR Trigger Event, all master lease rents are also required to be deposited directly into the lockbox account.

A “Lockbox Event” means the occurrence of (a) an event of default under the loan agreement, (b) the bankruptcy or insolvency of the Aventura Mall Borrower, (c) the bankruptcy or insolvency of the property manager except where such bankruptcy or insolvency does not result in the cash or bank accounts associated with the Aventura Mall Property being subsumed in such proceedings or result in a material adverse effect upon the operations of the Aventura Mall Property or the value or security of the lender’s lien, or (d) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) for the Aventura Mall Whole Loan falls below 1.35x for two consecutive quarters (a “DSCR Trigger Event”).

Master Lease. The Aventura Mall Borrower entered into a master lease (the “Master Lease”) at closing with the Guarantors and Turnberry Retail Holding, L.P., which Master Lease covers a certain portion of the Aventura Mall Property that is currently not occupied. The Master Lease provides for payment of rent in an annual amount up to $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) a period commencing on the occurrence of the Lockbox Event until cured in accordance with the loan documents. The Master Lease covers the spaces for 12 proposed tenants with leases that are out for signature or which are otherwise not occupied prior to the loan origination. The Master Lease provides for a reduction of rent as third-party tenants sign leases, take occupancy of space and commence paying contractual rent in the premises covered by the Master Lease (as well as tenants signing leases in any portion of the Aventura Mall Property, including the space under the Master Lease, to the extent the total annualized lease payments (excluding Master Lease rents) exceed $178,400,000. The term will expire on the earliest to occur of (a) 10 years after loan maturity, (b) the earlier of the date on which the annual rent under the Master Lease is reduced to zero or the date on which the annualized total lease payments from tenants at the Aventura Mall Property (not including percentage rent) exceeds $181,850,000 or (c) following the exercise of the master lessees’ cancellation option after a lender foreclosure or deed-in-lieu of foreclosure. The Master Lease equals 1.8% of the approximately $185.5 million of underwritten effective gross income.

Redevelopment Rights. If J.C. Penney Co. or any of Macy’s, Bloomingdales, Macy’s (Men’s & Home) or Nordstrom (each, a “Department Store”) ceases operations or seeks to assign its lease in any manner not expressly permitted thereunder, the Aventura Mall Borrower has the right to enter into a ground lease with a third party or an affiliate of the Aventura Mall Borrower and obtain a release of the lien on the ground leasehold interest in such J.C. Penney Co. or Department Store parcel so long as certain conditions in the loan agreement are satisfied, including (i) the ground lease is in form and substance reasonably acceptable to the lender, including that the rent to be paid thereunder is not less than the rent payable by J.C. Penney Co. or the Department Store immediately prior to such new lease, (ii) the tenant or the guarantor of such ground lease is a creditworthy person acceptable to the lender, (iii) no event of default is continuing, (iv) delivery of a rating agency confirmation, (v) if material work is being performed, delivery of a completion guaranty (or a collateral assignment of a completion guaranty in favor of the Aventura Mall Borrower) from a credit-worthy entity acceptable to the lender, (vi) the term of the ground lease expires no less than 20 years after the maturity of the Aventura Mall Loan, and (vii) compliance with the “anti-poaching” conditions set forth in the loan agreement. In lieu of entering into a new ground lease, the loan documents permit an affiliate of the Aventura Mall Borrower to accept an assignment of the existing leasehold interest, provided that the Aventura Mall Borrower satisfies the requirements in the loan documents including, without limitation, condition (i) above. J.C. Penney Co. has six, five-year renewal options remaining (each requiring 12 months’ notice).

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Partial Release. The Aventura Mall Borrower is also permitted to (a) release (i) immaterial or non-income producing portions of the Aventura Mall Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Aventura Mall Property for dedication or public use and (ii) non-income producing portions of the Aventura Mall Property (including, without limitation, certain outparcels containing parking areas (the “Parking Lot Outparcels”) and portions of the “ring road”) to third parties or affiliates of the Aventura Mall Borrower, and (b) dedicate portions of the Aventura Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$57,375,000	Title:	Fee
Cut-off Date Principal Balance:	$57,375,000	Property Type - Subtype:	Retail - Various
% of Pool by IPB:	5.5%	Net Rentable Area (SF):	70,333
Loan Purpose:	Refinance	Location:	Various
Borrowers(1):	Various	Year Built / Renovated:	Various / Various
Sponsor:	Robin Eshaghpour	Occupancy:	100.0%
Interest Rate:	4.98000%	Occupancy Date:	5/1/2018
Note Date:	7/10/2018	Number of Tenants:	12
Maturity Date:	8/6/2028	2015 NOI(2):	N/A
Interest-only Period:	120 months	2016 NOI(2):	N/A
Original Term:	120 months	2017 NOI(2):	N/A
Original Amortization:	None	TTM NOI(2):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	97.9%
Call Protection:	L(24),Def(91),O(5)	UW Revenues:	$5,430,371
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$672,311
Additional Debt:	N/A	UW NOI:	$4,758,062
Additional Debt Balance:	N/A	UW NCF:	$4,665,111
Additional Debt Type:	N/A	Appraised Value / Per SF:	$93,700,000 / $1,332
		Appraisal Date:	Various

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$816
Taxes:	$72,049	$24,016	N/A	Maturity Date Loan / SF:	$816
Insurance:	$36,410	$5,201	N/A	Cut-off Date LTV:	61.2%
Replacement Reserves:	$0	$1,493	N/A	Maturity Date LTV:	61.2%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.61x
Immediate Repairs:	$221,115	$0	N/A	UW NOI Debt Yield:	8.3%
Other(3):	$54,400	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$57,375,000	100.0%	Payoff Existing Debt(4)	$48,098,965	83.8%
			Other Uses(5)	4,568,035	8.0
			Closing Costs	2,632,885	4.6
			Upfront Reserves	383,975	0.7
			Return of Equity	1,691,140	2.9
Total Sources	$57,375,000	100.0%	Total Uses	$57,375,000	100.0%

(1)	The borrowers are 115 Owner LLC, 1160 Owner LLC, 191 Owner LLC, 245-02 Owner LLC, 49 Owner LLC, 621 Owner LLC, 74-01 Owner LLC, 90-55 Owner LLC and 90-59 Owner LLC.

(2)	Historical cash flow figures were not provided by the borrowers due to the significant concentration of single or major tenants on long-term leases throughout the NY & CT NNN Portfolio Properties. The average tenant has been at the NY & CT NNN Portfolio Properties for a term of 6.9 years, as of May 1, 2018.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. The initial Other Escrows and Reserves consists of a $29,400 reserve for TD Bank’s overpayment of CAM expenses at the TD Bank - Hampton Bays property and $25,000 for an environmental reserve for the Chase - Middle Village property which is occupied by Chase.

(4)	Nine prior loans, each individually secured by one of the properties that constitute the NY & CT NNN Portfolio Properties, experienced maturity defaults at various times in 2016 and 2017 and the prior lender commenced foreclosure proceedings with respect to such prior loans. In connection with the origination of the NY & CT NNN Portfolio Loan, the prior lender delivered to title cancellation of the foreclosure proceedings and they were extinguished as of the origination date. The existing debt payoff of $48,098,965 represents the outstanding principal balance of the nine prior loans and another loan secured by property that is not part of the collateral for the NY & CT NNN Portfolio Loan. According to the payoff letter, the total payoff amount to the prior lender was in excess of the total outstanding principal balance of the prior loans.

(5)	Other Uses consists of various fees and penalties paid by the borrowers in connection with the payoff of the prior debt.

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The Loan. The NY & CT NNN Portfolio loan (the “NY & CT NNN Portfolio Loan”) is secured by a first mortgage lien on the borrowers’ fee interest in a portfolio of nine, 100% occupied retail properties located throughout the Tri-State area (the “NY & CT NNN Portfolio Properties”). The NY & CT NNN Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $57.375 million, a 10-year term and will be interest only for the entire loan term.

The Borrowers. The borrowing entities for the NY & CT NNN Portfolio Loan are 115 Owner LLC, 1160 Owner LLC, 191 Owner LLC, 245-02 Owner LLC, 49 Owner LLC, 621 Owner LLC, 74-01 Owner LLC, 90-55 Owner LLC and 90-59 Owner LLC, all Delaware limited liability companies and special purpose entities with one independent director each.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors for the NY & CT NNN Portfolio Loan are Robin Eshaghpour, of Sutphin Properties, and The Robin Eshaghpour Revocable Trust. Robin Eshaghpour is a local, commercial real estate investor and developer in the New York Tri-State area specializing in purchasing and assembling land for lease to investment grade tenants such as banks, pharmacies, fast food restaurants and automotive fuel stations. In addition to single-tenant retail properties, the Sutphin Properties portfolio consists of multifamily properties and vacant land plus a significant amount of square feet of development and air rights.

The Properties. The NY & CT NNN Portfolio Properties is a portfolio of six, single-tenant and three multi-tenant properties that are 100.0% occupied and located throughout the New York Tri-State area. The NY & CT NNN Portfolio Properties are primarily leased to investment grade tenants on an absolute triple-net basis and the sponsor has owned each of the nine properties for over 10 years (see “Tenant Summary” chart below). The NY & CT NNN Portfolio Properties include: three TD Bank branches, two Bank of America branches, two JP Morgan Chase branches, a CVS space (that is in the process of being subleased) and a Walgreens location. The remaining net rentable area, which is approximately 16.5%, is leased to various smaller local retailers and businesses. The NY & CT NNN Portfolio Properties are located in Queens, Long Island and Westchester, New York (80.6% of net rentable area) and Newtown, Connecticut (19.4% of net rentable area) with approximately 83.5% of the net rentable area leased to investment grade tenants and 64.3% of the net rentable area leased through 2028.

Portfolio Summary(1)
Property	Net Rentable Area (SF)	Year Built/ Renovated	Allocated Loan Amount	% of Aggregate Allocated Loan Amounts	Appraised Value	% of Aggregate Appraised Values	UW NCF	% of UW NCF
Bank of America - Queens	10,300	1931 / 2007	$11,775,000	20.5%	$20,800,000	22.2%	$949,906	20.4%
CVS - Queens	14,966	2007	8,720,000	15.2	14,500,000	15.5	685,951	14.7
Bank of America - Mamaroneck	4,500	2010	6,950,000	12.1	10,700,000	11.4	563,560	12.1
Walgreens - Newtown	13,667	2011	6,400,000	11.2	9,900,000	10.6	525,787	11.3
Chase - Middle Village	4,000	2010	5,490,000	9.6	8,700,000	9.3	425,570	9.1
Chase - Queens	6,600	1931 / 2007	5,270,000	9.2	9,200,000	9.8	413,131	8.9
TD Bank - St. James	7,300	2008	4,900,000	8.5	7,600,000	8.1	446,470	9.6
TD Bank - Westhampton	4,900	2005	3,970,000	6.9	6,300,000	6.7	324,731	7.0
TD Bank - Hampton Bays	4,100	2009	3,900,000	6.8	6,000,000	6.4	330,005	7.1
Total	70,333		$57,375,000	100.0%	$93,700,000	100.0%	$4,665,111	100.0%

(1)	Based on the appraisal and the underwritten rent roll dated May 1, 2018.

Bank of America - Queens – The property is located at 90-57 Sutphin Boulevard in Jamaica, New York. The property is comprised of a 5,000 square foot Bank of America branch and the remaining 5,300 square feet is leased to Furniture Deals NY Corp. Bank of America has been located at the property since October 2008 with a lease that expires in October 2027 with two, five-year renewal options and no termination options. The Bank of America lease is responsible for 90% of real estate taxes, utilities, interior maintenance and snow removal. Furniture Deals NY Corp. has been located at the property since October 2015 on a lease that expires in October 2022 with one, seven-year renewal option and no termination options.

CVS - Queens – The property is located at 245-02 Merrick Boulevard in Rosedale, New York, where CVS has occupied its space as the sole tenant since June 2013 on a triple-net ground lease. CVS initially executed a 25-year ground lease that expires in January 2039. The CVS lease is a triple-net ground lease with no landlord responsibilities. CVS has vacated its premises and the entire CVS space is in the process of being subleased; however CVS is responsible for paying a fixed annual rent for its space through lease expiration with no termination options available.

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Bank of America - Mamaroneck – The property is located at 1160 West Boston Post Road in Mamaroneck, New York and is leased to Bank of America as the sole tenant through April 2031. Bank of America currently has four, five-year extension options and no termination options under its lease. The Bank of America lease is a triple-net ground lease with the lessee having 100.0% responsibility for real estate taxes, insurance and all CAM, including structural and non-structural repairs. The property contains approximately 16 surface parking spaces reflecting an overall parking ratio of 3.56 spaces per 1,000 square feet of net rentable area.

Walgreens - Newtown – The property is located at 47-49 South Main Street in Newtown, Connecticut and has been occupied by Walgreens, since it was constructed in 2011, on a long-term lease which expires in June 2086 with a single termination option, requiring 12-months’ advance notice, on or after June 2036. The Walgreens lease is absolute triple-net with no landlord responsibilities. The property contains approximately 56 parking spaces which equates to an overall parking ratio of 4.10 spaces per 1,000 square feet of net rentable area. Walgreens is not required to report sales for this location. Walgreens has a right of first refusal to purchase the property in the event the landlord receives a bona fide offer to purchase the property.

Chase - Middle Village – The property is located at 74-01 Eliot Avenue in Middle Village, New York and has been occupied by Chase as the sole tenant for over eight years with a lease expiration of October 2029. Chase currently has two, five-year renewal options and no termination options. The Chase lease is a triple-net lease with no landlord responsibilities except for insurance. The property is comprised of a teller area, customer service area, offices, vault space and drive-thru window along the south side of the property. The property contains approximately 19 surface parking spaces with an overall parking ratio of 4.75 spaces per 1,000 square feet of net rentable area.

Chase - Queens – This is a two-story property that is located at 90-59 Sutphin Boulevard in Jamaica, New York. Chase has occupied 3,600 square feet at the property since 2007 and executed two, five-year renewal options resulting in a current lease expiration date of October 2022. Chase has one, five-year renewal option and no termination options under its lease. The remaining 3,000 square foot space is occupied by Eclipse Construction Management (“Eclipse”), a new tenant which signed a five-year lease in March 2018, for the second floor space. Eclipse has five, one-year renewal options remaining on its lease with no termination options and the company uses the space as a satellite office for personnel, file storage and related uses for its construction management business.

TD Bank - St. James – The property is located at 607-611 & 621 Lake Avenue in Saint James, New York with 4,000 square feet leased to TD Bank through November 2028. TD Bank has been at the property for approximately 10 years and currently has four, five-year renewal options and no termination options. The TD Bank lease is a triple-net ground lease with no landlord responsibilities. The TD Bank building is comprised of the teller and drive-thru banking areas, employee office areas, conference room, safe deposit box and a main reception area. There is also a partial second floor that includes conference rooms and employee office areas. The remaining 3,300 square feet, located in a separate retail building, is occupied by Merceps Bros under a lease that expires in February 2026. Merceps Bros operates a meat market at the property and has been in the space since March 2016 with no renewal or termination options. The property contains approximately 28 surface parking spaces reflecting an overall parking ratio of 3.80 spaces per 1,000 square feet of net rentable area. The separate retail building has an additional 16 parking spaces. TD Bank has a right of first refusal to purchase the property in the event the landlord receives a bona fide offer to purchase the property.

TD Bank - Westhampton – The property is located at 115 Montauk Highway in Westhampton Beach, New York and leased to TD Bank as the sole tenant on a lease that expires in February 2026. TD Bank has been located at the property for approximately 13 years and has four, five-year renewal options and no termination options. The TD Bank lease is a triple-net ground lease with no landlord responsibilities. The property consists of several bank teller booths, employee office areas, main reception, conference room area and two drive-thru bays. The property contains approximately 28 surface parking spaces, reflecting an overall parking ratio of 5.71 spaces per 1,000 square feet of net rentable area. TD Bank has a right of first refusal to purchase the property in the event the landlord receives a bona fide offer to purchase the property.

TD Bank - Hampton Bays – The property is located at 191 West Montauk Highway in Hampton Bays, New York and leased to TD Bank as the sole tenant on a 20-year lease that expires in April 2030 with four, five-year renewal options and no termination options. The TD Bank lease is a triple-net ground lease with no landlord responsibilities. The property consists of several bank teller booths, glass-enclosed employee office areas, main reception, safe deposit box area, employee breakroom and two drive-thru bays. The property contains approximately 20 surface parking spaces, reflecting an overall parking ratio of 4.88 spaces per 1,000 square feet of net rentable area. TD Bank has a right of first refusal to purchase the property in the event the landlord receives a bona fide offer to purchase the property.

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The Market. The NY & CT NNN Portfolio Properties are located within the Tri-State area within eight separate submarkets detailed below.

Bank of America - Queens; Chase - Queens – Both Bank of America and Chase are located in Jamaica, Queens, New York. Jamaica is the location of several government buildings and Jamaica Station, which is a major transit hub, is located next to the property. The Queens Supreme Court, Queens County Civil Court and Queens County Family Court are all near the property. According to the appraiser, the property is located in the South Queens retail market which has a total inventory of 17 million square feet with a 3.7% vacancy rate and average asking rents of $25.00 per square foot to $50.00 per square foot. The appraiser identified 13 comparable bank branches ranging in size from 2,400 to 5,731 square feet, with an average of 3,497 square feet. The comparable leases have terms ranging from 10 to 20 years with an average of 14 years. Rental rates at the comparable properties ranged from $81.00 per square foot to $330.00 per square foot, with an average of $153.51 per square foot. Bank of America pays $179.86 per square foot and Chase pays $88.89 per square foot. The appraiser also identified eight second level leases in competitive buildings located within the Jamaica neighborhood ranging in size from 400 to 5,600 square feet, with an average of 2,548 square feet. These comparable leases have terms ranging from 5 to 15 years, and exhibit rents ranging from $30.00 per square foot to $75.00 per square foot, with an average of $43.75 per square foot.

CVS - Queens – The property is centrally located in Nassau County. Cross Island Plaza, an office building with tenants including USCIS and Verizon, is located approximately 0.3 miles from the property. Green Acres Mall, a shopping mall, is located approximately 1.2 miles from the property. The closest CVS is approximately 1.4 miles away and the closest Walgreens is approximately 1.2 miles away. The population within a one-, two-, and three-mile radius is 42,818, 169,479 and 341,378, respectively. The average household income within a one-, two-, and three-mile radius is $106,517, $102,118 and $102,208, respectively. The property is located in the Northeast submarket of the Queens retail market. According to a third party report the overall Northeast Queens retail market contains over 16.0 million square feet of general retail space that is not located within a shopping center or mall. The submarket exhibited a direct vacancy rate of 8.0% and a direct asking rental rate ranging from $30.00 per square foot to $60.00 per square foot. Per the appraiser, typical leases for single tenant buildings in the Queens and Brooklyn retail markets were on a net basis and rents ranged from $50.00 per square foot to $175.00 per square foot. The CVS at the property pays $48.88 per square foot.

Walgreens - Newtown – The property is located in northern Fairfield County within the greater Danbury area. Major employers in the area include Immucor, Rainbow, Sikorsky Aircraft Corp, Liberty Tax Services and Danbury Hospital. Other Walgreens locations in the area are 6.8 miles from the property in Monroe, Connecticut and 6.8 miles from the property in Danbury, Connecticut. The closest CVS is approximately 1.1 miles north of the property. The population within a one-, three- and five-mile radius is 1,842, 16,339 and 41,426, respectively. The average household income within a one-, three- and five-mile radius is $143,745, $150,817 and $156,952, respectively. Per the appraiser, the Newtown retail submarket includes 47 properties totaling 555,671 square feet of retail space. As of the first quarter of 2018, the submarket was experiencing an average rent of $18.66 per square foot, a vacancy rate of 5.0% and positive absorption of 40,349 square feet over the past 12 months. The appraiser identified five comparable retail stores with spaces ranging in size from 12,900 square feet to 14,748 square feet for an average of 13,885 square feet. The rental rates ranged from $30.95 per square foot to $45.50 per square foot for an average of $37.73 per square foot. The Walgreens at the property pays $40.02 per square foot.

Bank of America - Mamaroneck – The property is located in the Village and Town of Mamaroneck in Westchester County, New York, directly north of New York City and 30 miles north of Manhattan. The property is located next to Mamaroneck Middle School and is down the road from Mamaroneck High School. The population within a one-, two- and three-mile radius is 16,830, 45,786 and 96,707, respectively. The average household income within a one-, two- and three-mile radius is $191,120, $185,325 and $167,217, respectively. Per the appraiser, the Mamaroneck retail submarket is comprised of 166 retail properties totaling 945,255 square feet with a 7.5% vacancy rate and average asking rents of $33.05 per square foot. The appraiser identified four comparable bank leases located in the property’s competitive area ranging in size from 2,412 square feet to 7,935 square feet, with an average of 4,153 square feet. The terms of the comparable leases ranged from 10 to 20 years, with an average of 15 years and initial rents ranged from $70.57 per square foot to $94.48 per square foot, with an average of $79.19 per square foot. The Bank of America at the property currently pays $130.75 per square foot.

TD Bank - St. James – The property’s immediate area contains a mix of commercial properties along Lake Avenue and Route 25A. Lake Avenue is considered the main retail corridor and shopping district for St. James. The remaining area, outside the retail district, is predominantly residential with single family homes and small townhouse developments. In addition, Smith Haven Mall, a 1.4 million square foot shopping mall, is located approximately two miles south of the property. The population within a one-, three- and five-mile radius is 7,135, 59,070 and 170,968, respectively. The average household income within a one-, three- and five-mile radius is $148,514, $152,398 and $140,683, respectively. According to a third party report, the property is located in the Western Suffolk retail submarket which has approximately 22.4 million square feet of inventory with a 4.5% vacancy rate and average asking rents of $26.06 per square foot. The appraiser identified five leases at comparable bank spaces ranging in size from 2,500 square feet to 4,800 square feet. Rental rates range from $59.50 per square foot to $110.00 per square foot for an average of $80.25 per square foot. TD Bank, at the property, pays $91.06 per square foot.

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Chase - Middle Village – The property is located in central Queens in Middle Village at the intersection of Eliot Avenue and 74th Street. The property’s immediate area primarily consists of single-family homes and apartment buildings with Eliot Avenue serving as one of the main retail corridors in the area. The average population within a one-, two- and three-mile radius is 75,967, 464,693 and 1,031,484, respectively. The average household income within a one-, two- and three-mile radius is $89,819, $75,284, $73,658, respectively. The average bank branch asking rent for the Queens retail market ranged from $50.00 per square foot to $150.00 per square foot with a 2.0% vacancy rate. The appraiser identified thirteen leases at comparable bank branches for spaces ranging in size from 2,412 square foot to 5,731 square foot for an average of 3,497 square feet. Rental rates ranged from $81.00 per square foot to $330.00 per square foot for a weighted average of $161.41 per square feet. The Chase at the property pays $117.63 per square feet.

TD Bank - Hampton Bays – The property’s immediate area is primarily developed with residential housing ranging from single family homes to small townhouse developments. The area along Montauk Highway is developed with commercial properties, retail strip centers and free standing retail buildings. In addition to tourism, commercial fishing is a critical component of the local economy in Hampton Bays. Hampton Bays is the second-busiest commercial fishing port in the state of New York. The population within a one-, three- and five-mile radius is 3,646, 16,581 and 23,680, respectively. The average household income within a one-, three- and five-mile radius is $93,801, $102,264 and $105,500, respectively. According to a third party report, the property is located within the Eastern Suffolk retail submarket which has a total inventory of approximately 13.7 million square feet with a 4.0% vacancy rate and average asking rents of $34.09 per square foot. The submarket has experienced a positive net absorption of 86,043 square feet over the last 12 months. The appraiser identified five leases at comparable retail properties for spaces ranging in size from 2,412 square feet to 4,800 square feet. Rental rates ranged from $59.50 per square foot to $110.00 per square foot for a weighted average of $80.25 per square foot. TD Bank currently pays $84.40 per square foot.

TD Bank - Westhampton – The property’s immediate area is primarily developed with residential housing ranging from single family homes to small townhouse developments. The area along Montauk Highway is developed with commercial properties, retail strip centers and free standing retail buildings. Westhampton Beach High School is also located next to the property. According to the appraisal, the population within a one-, three- and five-mile radius is 2,524, 7,886 and 16,437, respectively. According to the appraisal, the average household income within a one-, three- and five-mile radius is $130,065, $139,788 and $126,352, respectively. According to a third party report, the property is located within the Eastern Suffolk retail submarket which has a total inventory of approximately 13.7 million square feet with a 4.0% vacancy rate and average asking rents of $34.09 per square foot. The submarket has experienced a positive net absorption of 86,043 square feet over the last 12 months. The appraiser identified leases at comparable retail properties for spaces ranging in size from 2,412 square feet to 4,800 square feet. Rental rates ranged from $59.50 per square foot to $110.00 per square foot for a weighted average of $80.25 per square foot. TD Bank currently pays $71.39 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical occupancy figures were not provided by the borrowers as occupancy is not tracked due to the significant concentration of single-tenants on long-term leases throughout the NY & CT NNN Portfolio Properties. The average tenant has been at the NY & CT NNN Portfolio Properties for a term of 6.9 years, as of May 1, 2018.

(2)	Current Occupancy is as of May 1, 2018.

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NY & CT NNN Portfolio

Tenant Summary(1)
Tenant	Property	Ratings(2) Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
CVS	CVS - Queens	Baa1/BBB/NA	14,966	21.3%	$48.88	14.5%	1/31/2039
Walgreens(4)	Walgreens - Newtown	Baa2/BBB/BBB	13,667	19.4%	$40.02	10.8%	6/30/2086
Furniture Deals NY	Bank of America - Queens	NR/NR/NR	5,300	7.5%	$26.21	2.8%	10/31/2022
Bank of America	Bank of America - Queens	A3/A-/A+	5,000	7.1%	$179.86	17.8%	10/31/2027
TD Bank	TD Bank - Westhampton	Aa2/AA-/AA-	4,900	7.0%	$71.39	6.9%	2/28/2026
Bank of America	Bank of America - Mamaroneck	A3/A-/A+	4,500	6.4%	$130.75	11.7%	4/30/2031
TD Bank	TD Bank - Hampton Bays	Aa2/AA-/AA-	4,100	5.8%	$84.40	6.9%	4/30/2030
JP Morgan Chase	Chase - Middle Village	A3/A-/AA-	4,000	5.7%	$117.63	9.3%	10/31/2029
TD Bank(5)	TD Bank - St. James	Aa2/AA-/AA-	4,000	5.7%	$91.06	7.2%	11/28/2028
JP Morgan Chase(5)	Chase - Queens	A3/A-/AA-	3,600	5.1%	$88.89	6.3%	10/31/2022

(1)	Based on the underwritten rent roll dated May 1, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent include (x) contractual rent steps underwritten to the present value of all remaining rent steps through the earlier of (i) the end of the lease term and (ii) the end of the loan term for the tenants TD Bank, Bank of America and JP Morgan Chase, in the total amount of $324,074, and (y) for the remaining tenants, rent steps taking into account actual rent increases through various dates no later than March 1, 2019 (totaling $15,615).

(4)	Walgreens has the right to terminate its lease effective after June 30, 2036, or any month thereafter, upon 12 months’ prior notice.
(5)	TD Bank – St. James and Chase – Queens are not single tenant properties. The TD Bank – St. James property has a second tenant that represents approximately 27.5% of the underwritten base rent at the property and the Chase – Queens property has a second tenant that represents approximately 32.3% of the underwritten base rent at the property.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	2	8,900	12.7	458,915	9.1	8,900	12.7%	$458,915	9.1%
2023	1	3,000	4.3	153,000	3.0	11,900	16.9%	$611,915	12.1%
2024	0	0	0.0	0	0.0	11,900	16.9%	$611,915	12.1%
2025	0	0	0.0	0	0.0	11,900	16.9%	$611,915	12.1%
2026	2	8,200	11.7	487,801	9.7	20,100	28.6%	$1,099,716	21.8%
2027	1	5,000	7.1	899,300	17.8	25,100	35.7%	$1,999,016	39.6%
2028	1	4,000	5.7	364,259	7.2	29,100	41.4%	$2,363,275	46.8%
2029 & Beyond	5	41,233	58.6	2,683,539	53.2	70,333	100.0%	$5,046,814	100.0%
Total	12	70,333	100.0%	$5,046,814	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above lease rollover schedule.

(3)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring includes contractual rent steps. Contractual rent steps are underwritten to the present value of all remaining rent steps through the earlier of (i) the end of the lease term and (ii) the end of the loan term for the following tenants: TD Bank, Bank of America and JP Morgan Chase, in the total amount of $324,074. For the remaining tenants, rent steps were underwritten taking into account actual rent increases through various dates no later than March 1, 2019 (totaling $15,615).

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Annex A-3	Benchmark 2018-B5

NY & CT NNN Portfolio

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$4,707,125	$66.93	84.9%
Contractual Rent Steps(3)	339,689	4.83	6.1%
Total Reimbursements	497,657	7.08	9.0%
Net Rental Income	$5,544,471	$78.83	100.0%
(Vacancy/Credit Loss)	(114,099)	(1.62)	(2.1)
Effective Gross Income	$5,430,371	$77.21	97.9%
Total Expenses	$672,311	$9.56	12.4%
Net Operating Income	$4,758,062	$67.65	87.6%
Total TI/LC, Capex/RR	92,951	1.32	1.7%
Net Cash Flow	$4,665,111	$66.33	85.9%

(1)	Historical cash flow figures were not provided by the borrowers due to the significant concentration of single-tenants on long-term leases throughout the NY & CT NNN Portfolio Properties. The average tenant has been at the NY & CT NNN Portfolio Properties for a term of 6.9 years, as of May 1, 2018.

(2)	% is calculated using Net Rental Income for all revenue items and Effective Gross Income for the remaining items.

(3)	Contractual Rent Steps are underwritten to the present value of all remaining rent steps through the earlier of (i) the end of the lease term and (ii) the end of the loan term for the following tenants: TD Bank, Bank of America and JP Morgan Chase, in the total amount of $324,074. For the remaining tenants, rent steps were underwritten taking into account actual rent increases through various dates no later than March 1, 2019 (totaling $15,615).

Property Management. The NY & CT NNN Portfolio Properties are all managed by Rabinian LLC, a borrower-affiliated management company.

Escrows & Reserves. At origination, the borrowers deposited into escrow $221,115 for immediate repairs to be completed at the NY & CT NNN Portfolio Properties, $72,049 for real estate taxes, $36,410 for insurance, $29,400 for the TD Bank CAM reserve related to a CAM overpayment by the TD Bank at the TD Bank - Hampton Bays property and $25,000 for an environmental reserve related to the Chase - Middle Village property that is occupied by Chase, as described under “Environmental” below.

Tax Escrows - Real estate tax escrows, with respect to six NY & CT NNN Portfolio Properties, are waived so long as the applicable tenants at the six NY & CT NNN Portfolio Properties pay the real estate taxes applicable to their respective properties and satisfy certain waiver conditions as set forth in the NY & CT NNN Portfolio loan agreement and an event of default has not occurred under the NY & CT NNN Portfolio Loan documents. If such conditions are no longer satisfied, on each payment date, the borrowers will be required to fund a real estate tax reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay real estate taxes for any calendar year (currently the monthly escrow amount equates to $24,016, which represents 1/12 of the aggregate estimate for the three NY & CT NNN Portfolio Properties for which real estate tax escrows have not been waived).

Insurance Escrows - Insurance escrows, with respect to five NY & CT NNN Portfolio Properties, are waived (or, in one case partially waived) so long as the applicable tenants at the five NY & CT NNN Portfolio Properties maintain the policies and satisfy certain waiver conditions as set forth in the NY & CT NNN Portfolio loan agreement and an event of default has not occurred under the NY & CT NNN Portfolio Loan documents. If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage (currently the monthly escrow amount equates to $5,201, which represents 1/12 of the aggregate estimate for the five NY & CT NNN Portfolio Properties for which insurance escrows have not been waived (or, in one case, have not been fully waived)).

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $1,493 for replacement reserves, which amount may be re-assessed by the lender from time to time, and may be increased by the lender if it reasonably determines that such an increase is warranted. Notwithstanding the foregoing, provided that no Trigger Period exists and is continuing, and certain waiver conditions as set forth in the NY & CT NNN Portfolio loan agreement have been satisfied (including that the applicable tenant(s) are obligated under their leases to pay for all replacements in respect of their related leased premises), the borrowers will not be required to deposit sums to the replacement reserve account with respect to the portion of the replacement reserve allocable to the applicable tenants under any of the Chase –Middle Village lease, the TD Bank – Westhampton lease, the TD Bank - Hampton Bays lease, the TD Bank - St. James lease, or the Walgreens – Newtown lease as to which such waiver conditions are satisfied.

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NY & CT NNN Portfolio

Lockbox / Cash Management. The NY & CT NNN Portfolio Loan is structured with a hard lockbox and springing cash management. The borrowers were required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. Prior to the occurrence of a Trigger Period (as defined below), on each business day all funds in the lockbox account are required to be transferred to or at the direction of the borrowers. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Trigger Period, all excess cash flow after payment of mortgage debt service, required reserves and operating expenses is required to be held as additional collateral for the loan.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.0%, or (iii) a Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) if the Trigger Period is caused solely by the event described in clause (i) above, the acceptance by the lender of a cure of such event of default, if applicable; (y) if the Trigger Period is caused solely by the event described in clause (ii) above, the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters; or (z) with respect to a Trigger Period caused by the event described in clause (iii) above, the lender’s receipt of reasonably acceptable evidence demonstrating the cure of the applicable event giving rise to the Specified Tenant Trigger Period in accordance with the NY & CT NNN Portfolio Loan documents.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in default under the applicable Specified Tenant lease beyond the expiration of any applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its leased space or failing to be open to the public during customary hours, (iii) a Specified Tenant giving notice that it is terminating its lease for all or any material portion of its lease, (iv) any termination or cancellation of a Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and (v) any bankruptcy or similar insolvency of a Specified Tenant, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions or (2) the borrowers leasing the entire Specified Tenant space (or applicable portion thereof) for a term of at least 5 years from the commencement of rent for such renewal term in accordance with the applicable terms and conditions set forth in the loan agreement, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease.

A “Specified Tenant” means (i) any tenant with a lease that accounts for 20% or more of the total rental income for the aggregate of all of the individual NY & CT NNN Portfolio Properties, together with any parent or affiliate thereof providing credit support or a guaranty under any such lease, and (ii) any other lessee of any specified tenant space (or any portion thereof) and any guarantor of the applicable related specified tenant lease.

“Specified Tenant Cure Conditions” mean each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical, possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has reaffirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

Property Release. The NY & CT NNN Portfolio Loan structure permits the release of one or more of the individual NY & CT NNN Portfolio Properties, at any time after the date that is 2 years following the closing date of the Benchmark 2018-B5 securitization, subject to satisfaction of the applicable conditions set forth in the loan agreement, including: (i) no event of default has occurred and is continuing under the NY & CT NNN Portfolio Loan, (ii) the borrower has delivered a REMIC opinion, (iii) a partial defeasance of the NY & CT NNN Portfolio Loan in an amount equal to 120% of the allocated loan amount of the related individual property, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining properties will be greater than the greater of (A) the debt service coverage ratio of all properties immediately prior to the release and (B) 1.65x, (v) after giving effect to the release, the debt yield with respect to the remaining properties will be greater than the greater of (A) the debt yield of all properties immediately prior to the release and (B) 8.23%, and (vi) after giving effect to the release, the loan-to-value ratio with respect to the remaining properties will be no greater than the lesser of (A) 61.2% or (B) the loan to value ratio of all properties immediately prior to the release.

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NY & CT NNN Portfolio

Environmental. In July 2001, a spills incident was reported at the Chase - Middle Village property which is currently occupied by Chase. The spills case is recorded in the New York State Department of Environmental Conservation (NYSDEC) database. According to information provided in the regulatory database, the spills incident was related to 12 former USTs that were removed from the property in 2001. A vapor barrier and a sub slab venting system was reportedly installed during the construction of the existing building; however, the groundwater impacts remain a recognized environmental condition with further monitoring required. The environmental consultant recommended that annual groundwater monitoring should be conducted until a no further action (“NFA”) letter is achieved for an estimated cost of $25,000 which was escrowed at closing.  Further, under the tenant’s lease, the landlord is required to provide environmental liability coverage until such time that NFA status is achieved. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

Certificates of Occupancy. As of the closing date, the individual properties located at 90-59 Sutphin Boulevard and 245-02 Merrick Boulevard did not have valid certificates of occupancy. Local law requires that both such individual properties have valid certificates of occupancy. At closing, the lender obtained an architect’s letter stating that most retail uses are permitted at each individual property. The related loan agreement requires that the borrowers (i) diligently and in good faith pursue a new, permanent certificate of occupancy covering both individual properties, which expressly grants legal occupancy of each subject tenant space consistent with the use and occupancy of the applicable tenant currently occupying such spaces (each, a “PCO”), (ii) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements pertaining to each applicable individual property, including, without limitation, causing any violations and any outstanding items of record with respect to the applicable individual property to be completed and/or removed of record to the extent necessary for the issuance of a PCO, and (iii) deliver to the lender copies of each PCO upon its issuance. The NY & CT NNN Portfolio Loan is also recourse for losses to the carveout guarantor with respect to the failure to have any certificates of occupancy for any tenant spaces at the NY & CT NNN Portfolio Properties (including a PCO) and/or the breach or violation of the above covenant.

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eBay North First Commons

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eBay North First Commons

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Annex A-3	Benchmark 2018-B5

eBay North First Commons

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – Suburban
Original Principal Balance(1):	$51,000,000	Net Rentable Area (SF):	250,056
Cut-off Date Principal Balance(1):	$51,000,000	Location:	San Jose, CA
% of Pool by IPB:	4.9%	Year Built / Renovated:	2001 / N/A
Loan Purpose:	Acquisition	Occupancy(4):	100.0%
Borrower:	KT North First OW, LLC	Occupancy Date:	8/6/2018
Sponsor(2):	Hana Alternative Asset	Number of Tenants:	1
	Management Co., Ltd.	2015 NOI:	$5,621,627
Interest Rate(3):	2.637683824%	2016 NOI:	$5,012,313
Note Date:	6/7/2018	2017 NOI(5):	$4,227,441
Final Maturity Date:	6/6/2023	TTM NOI:	N/A
Interest-only Period:	60 months	UW Economic Occupancy:	95.0%
Original Term:	60 months	UW Revenues:	$9,351,886
Original Amortization:	None	UW Expenses:	$2,294,695
Amortization Type:	Interest Only	UW NOI(5):	$7,057,191
Call Protection:	L(26),Def(30),O(4)	UW NCF:	$6,994,677
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(6):	$133,800,000 / $535
Additional Debt:	Yes	Appraisal Date:	2/1/2019
Additional Debt Balance:	$37,125,000
Additional Debt Type:	Subordinate Debt

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Note	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$204	$352
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$204	$352
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV(6):	38.1%	65.9%
TI/LC:	$5,325,840	Springing	N/A	Maturity Date LTV(6):	38.1%	65.9%
Other:	$2,562,481	$0	N/A	UW NCF DSCR:	5.13x	2.13x
				UW NOI Debt Yield:	13.8%	8.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$51,000,000	38.2%	Purchase Price(8)	$124,611,679	93.4%
B-Note	37,125,000	27.8	Closing Costs	986,803	0.7
Principal Equity Contribution	45,361,803	34.0	Upfront Reserves	7,888,321	5.9
Total Sources	$133,486,803	100.0%	Total Uses	$133,486,803	100.0%

(1)	The eBay North First Commons loan is part of a whole loan comprised of (i) one senior note with an outstanding principal balance as of the Cut-off Date of $51.0 million and (ii) three subordinate notes with an outstanding principal balance as of the Cut-off Date of $37.125 million. The A-Note Information presented in the chart above reflects the
Cut-off Date balance of the A-note, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the A-Note and subordinate note evidencing the eBay North First Commons Whole Loan (as defined below).

(2)	There is no non-recourse carveout guarantor or environmental indemnitor for the eBay North First Commons Whole Loan (as defined below).

(3)	The Interest Rate reflects the interest rate with respect to the eBay North First Commons A-Note (as defined below). The interest rate on the eBay North First Commons B-Notes (as defined below) is 5.10000%.

(4)	Occupancy reflects the executed eBay lease on 100.0% of the eBay North First Commons Property (as defined below). However, eBay occupies 74.9% of the total net rentable area (“NRA”) and is expected to complete build out on the remaining fourth building by September 2018 according to the borrower.

(5)	The UW NOI is higher than the 2017 NOI because eBay executed an 11-year lease and expanded into 62,784 square feet in March 2018, with annual rent of $1,770,509. In addition, rent is underwritten at $28.20 per square foot, which is higher than the current rental rate of $24.60 per square foot on the original 187,272 square feet and $28.20 per square foot on the 62,784 square foot expansion space. eBay’s rent on existing space will reset to match the scheduled rent on the expansion space beginning on June 1, 2020. At origination, $1,121,484 was held back into a lender-controlled stepped up rent reserve to cover the difference in current base rent and step rent through June 1, 2020.

(6)	The Appraised Value / Per SF reflects and the Cut-off Date LTV and Maturity Date LTV are based on, the “Prospective Market Value Upon Stabilization” that assumes that the outstanding approved tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent and that rent has commenced. At origination, the borrower deposited into escrow $5,325,840 for outstanding approved leasing expenses, $1,440,997 for a free rent reserve and $1,121,484 for a stepped up rent reserve. The Cut-off Date LTV and Maturity Date LTV based on “Market Value As Is” of $122,300,000 as of February 5, 2018 for the eBay North First Commons loan is 41.7% and for the eBay North First Commons Whole Loan is 65.9%. The “Market Value as if Dark” appraised value is $87,100,000. Based on the “Market Value as if Dark” appraised value, the Cut-off Date LTV and Maturity Date LTV for the eBay North First Commons loan is 58.6% and the Cut-off Date LTV and Maturity Date LTV for the eBay North First Commons Whole Loan is 101.2%.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(8)

The Purchase Price represents the gross purchase price of $132.5 million net of approximately $7.89 million of credits given by the seller for free rent, step up rent and tenant improvements, which were reserved at loan closing.

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Annex A-3	Benchmark 2018-B5

eBay North First Commons

The Loan. The eBay North First Commons loan is secured by a first mortgage lien on the borrower’s fee interest in a 250,056 square foot office campus in San Jose, California within the Silicon Valley (the “eBay North First Commons Property”), which is 100.0% occupied by eBay through March 2029. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $88.125 million (the “eBay North First Commons Whole Loan”) and is comprised of one senior note (the “eBay North First Commons A-Note”) with an original principal balance of $51.0 million and three subordinate companion notes (the “eBay North First Commons B-Notes”) with an aggregate original principal balance of $37.125 million. The eBay North First Commons A-Note will be contributed to the Benchmark 2018-B5 Trust. The eBay North First Commons B-Notes are currently held by Athene Annuity and Life Company, Athene Annuity & Life Assurance Company and Voya Insurance and Annuity Company. The relationship between the holders of the eBay North First Commons A-Note and the eBay North First Commons B-Notes evidencing the eBay North First Commons Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans – The eBay North First Commons Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-Note	$51,000,000	$51,000,000	Benchmark 2018-B5	No(1)
B-1, B-2, B-3	$37,125,000	$37,125,000	Athene Annuity and Life Company, Athene Annuity & Life Assurance Company and Voya Insurance and Annuity Company	Yes(2)
Whole Loan Total	$88,125,000	$88,125,000
(1)	The eBay North First Commons Whole Loan will be serviced pursuant to the Benchmark 2018-B5 Pooling and Servicing Agreement.

(2)	The eBay North First Commons B-Notes are the controlling notes with respect to the eBay North First Commons Whole Loan, until the occurrence and continuance of a control appraisal period, after which the eBay North First Commons A-Note will be the controlling note.

The Borrower. The borrowing entity for the eBay North First Commons Whole Loan is KT North First OW, LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The Loan Sponsor. The loan sponsor is Hana Alternative Asset Management Co., Ltd. There is no non-recourse carveout guarantor or environmental indemnitor, other than the borrower, for the eBay North First Commons Whole Loan. The loan sponsor acts as asset manager on behalf of certain Korean institutional investors and, as such, controls the borrower, but has no direct or indirect ownership interest in the borrower.

Hana Alternative Asset Management Co., Ltd., based in Seoul, Republic of Korea, is a private subsidiary of Hana Financial Group, Inc. (“Hana”), a Korean joint stock corporation.

Originally founded as Korea Investment & Finance in 1971, Hana converted to a financial holding group in 2005 and is now one of the largest bank holding companies in Korea. Hana is publicly traded on the Korean stock exchanges (KRXL:086790). As of December 31, 2017, Hana employed over 19,194 employees and operates across 24 countries in the Americas, Europe, Middle East and Asia-Pacific. Hana was ranked number 80 in a listing as of July 2018 of Top 1,000 World Banks 2016 ’ set forth in an industry publication.

The Property. The eBay North First Commons Property is a four-building office campus totaling 250,056 square feet that is 100.0% leased by eBay Inc., a Delaware Corporation, (“eBay”). Built in 2001, the eBay North First Commons Property is located in San Jose, California within the Silicon Valley and minutes from eBay’s global headquarters located in San Jose. eBay has occupied space at the eBay North First Commons Property since 2009, when it subleased two of the buildings on site according to the sponsor. In 2013, eBay expanded into a third building and executed a direct seven-year lease for all three buildings at the eBay North First Commons Property. In March 2018, eBay expanded again to occupy 100.0% of the eBay North First Commons Property through a newly executed 11-year lease extension through March 2029, with options to renew through March 2044.

eBay is a global commerce provider that connects millions of buyers and sellers around the world via marketplace platforms including www.ebay.com, StubHub and several classified sites around the world. eBay was founded in 1995 and is based in San Jose, California. As of December 31, 2017, eBay has approximately $26.0 billion in total assets, up from approximately $23.8 billion a year earlier. Additionally, eBay employed approximately 14,100 people globally as of December 31, 2017, with approximately 7,300 employees located in the U.S.

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Annex A-3	Benchmark 2018-B5

eBay North First Commons

eBay uses the space at the eBay North First Commons Property for their payment processing group, marketing, and website infrastructure and security division. The payment processing group, which took over such functions after eBay’s split with former subsidiary PayPal, additionally handles financial transactions for foreign markets. The three buildings eBay currently occupies house approximately 980 employees. Once eBay has fully expanded into the fourth building they plan to increase total employee count to approximately 1,200 employees, according to the borrower. The expansion is also planned to add additional amenities on site including a new gym/showers, cafeteria, and lounge. eBay is responsible for completing their build out in the fourth building which it expects to be completed by September 2018 according to the borrower. eBay has free rent on the fourth building through March 2019. In addition, eBay has three, five-year renewal options through March 2044 and one termination right effective on March 31, 2026. The termination option is subject to a 12 months written notice and a termination fee equal to unamortized leasing commissions, tenant improvements allowance, and one year of base rent.

The eBay North First Commons Property is located in San Jose, California within the northern portion of the city of San Jose, in an area known as the Golden Triangle. The Golden Triangle is bounded by US Highway 101 (1.0 mile west), State Highway 237 (3.0 miles north) and Interstate 880 (1.5 miles east) and is home to many established and start-up technology companies such as eBay and PayPal. The area is accessible via the Santa Clara Valley Transportation Authority’s light rail system (1.3 miles north) and has convenient accessibility to the San Jose International Airport (1.7 miles north).

The eBay North First Commons Property is located within the North San Jose - Brokaw Class B office submarket. According to an industry market report, the North San Jose - Brokaw Class B office submarket had approximately 2.2 million square feet across 37 buildings and had a reported vacancy rate of 8.5% and a market rent of $34.96 per square foot as of the first quarter 2018. Additionally, according to the same industry market report, the North San Jose office submarket cluster has reported new construction activity of 415,000 square feet across four buildings, which are not pre-leased according to an industry market report.

The appraisal concluded a rental rate of $28.20 per square foot for the eBay North First Commons Property after reviewing comparable lease information for seven comparable buildings, with rents ranging from $23.40 to $30.24 per square foot, with an average of $26.86 per square foot. The concluded market rent is in-line with the in-place rent of $28.20.

Historical and Current Occupancy
2015	2016	2017	Current(1)
100.0%	74.9%	74.9%	100.0%
(1)	Current occupancy is as of August 6, 2018.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Base Rent	Lease Expiration Date(2)
eBay	Baa1/BBB+/BBB	250,056	100.0%	$28.20	100.0%	3/31/2029

(1)	Based on the underwritten rent roll.

(2)

eBay has three, five-year renewal options through March 2044 and one termination right on March 31, 2026. The termination option is subject to a 12 months’ written notice and a termination fee equal to unamortized leasing commissions, tenant improvements allowance and one year of base rent.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2029 & Beyond	1	250,056	100.0%	7,051,579	100.0%%	250,056	100.0%	$7,051,579	100.0%
Total	1	250,056	100.0%	$7,051,579	100.0%
(1)	Based on the underwritten rent roll.

(2)	eBay has a termination right on March 31, 2026. The termination option is subject to a 12 months written notice and a termination fee equal to unamortized leasing commissions, tenant improvements allowance and one year of base rent.

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eBay North First Commons

Underwritten Net Cash Flow
	2015	2016	2017	Underwritten(1)	Per Square Foot	%(2)
Rents in Place(3)	$5,671,625	$5,178,572	$4,556,323	$7,549,396	$30.19	76.7%
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$5,671,625	$5,178,572	$4,556,323	$7,549,396	$30.19	76.7%
Total Reimbursements	1,053,056	883,197	769,440	2,294,695	9.18	23.3
Net Rental Income	$6,724,681	$6,061,769	$5,325,763	$9,844,091	$39.37	100.0%
(Vacancy/Credit Loss)(4)	0	0	0	(492,205)	(1.97)	(5.0)
Effective Gross Income	$6,724,681	$6,061,769	$5,325,763	$9,351,886	$37.40	95.0%
Total Expenses(5)	$1,103,053	$1,049,456	$1,098,322	$2,294,695	$9.18	24.5%
Net Operating Income	$5,621,627	$5,012,313	$4,227,441	$7,057,191	$28.22	75.5%
Total TI/LC, Capex/RR	0	0	0	62,514	0.25	0.7
Net Cash Flow	$5,621,627	$5,012,313	$4,227,441	$6,994,677	$27.97	74.8%

(1)	The Underwritten Net Operating Income is higher than the 2017 Net Operating Income because eBay executed an 11-year lease and expanded into 62,784 square feet in March 2018 with annual rent of $1,770,509. In addition, rent is underwritten at $28.20 per square foot, which is higher than the current rental rate of $24.60 per square foot on the original 187,272 square feet and $28.20 per square foot on the 62,784 square foot expansion space. eBay’s rent on existing space will reset to match the scheduled rent on the expansion space beginning on June 1, 2020. At origination, $1,121,484 was held back into a lender-controlled stepped up rent reserve to cover the difference in current base rent and step rent through June 1, 2020.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place represents the average contractual rent over the eBay North First Commons Whole Loan term, comprised of the $28.20 per square foot in place rent and $1.99 per square foot in average rent credit.

(4)	The eBay North First Commons Property is 100.0% leased (and 74.9% physically occupied) as of August 6, 2018. However, vacancy was underwritten to 5.0%.

(5)	The eBay lease is absolute net and all expenses are paid directly by the tenant other than the management fee and the insurance payment reflected herein.

Property Management. The eBay North First Commons Property is managed by OW Management Services Inc., (“Ocean West”). Based in Los Angeles, Ocean West is a full-service real estate investment, operations and management platform. Ocean West’s principals have over 100 years of combined experience in approximately $50.0 billion of real estate transactions. Ocean West, since its inception in 2009, has acquired and operated office and multifamily residential investments valued at approximately $5.0 billion, including the NASA Headquarters in Washington, DC. Furthermore, Ocean West has managed over 7.0 million square feet of commercial real estate and multifamily properties for its own account and on behalf of third party owners and loan servicers.

Escrows and Reserves. At origination, the borrower deposited into escrow $5,325,840 for outstanding approved leasing expenses, $1,440,997 for a free rent reserve and $1,121,484 for stepped up rent reserve. The stepped up rent reserve is created for the purpose of creating a reserve in order to simulate rent steps during the period prior to such step-up in rent under the eBay lease.

Tax Escrows – The borrower’s obligation to escrow an amount equal to 1/12 of projected annual property tax payments is waived so long as no Trigger Period (as defined below) has occurred and is continuing.

Insurance Escrows – The borrower’s obligation to escrow an amount equal to 1/12 of projected annual estimated insurance premiums is waived so long as an acceptable blanket policy is in effect and no Trigger Period has occurred or continuing. An acceptable blanket policy is in effect as of the closing date.

Replacement Reserves – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow approximately $1,459 into a capital expenditure reserve.

TI/LC Reserves – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow $31,257 into a tenant improvement and leasing commission reserve.

Lockbox / Cash Management. The eBay North First Commons Whole Loan is structured with a hard lockbox and in-place cash management. The eBay North First Commons Whole Loan documents required the borrower or the property manager to deliver tenant direction letters at origination, which directed tenants to pay rent directly to a lender-controlled lockbox account and required that all other money received by the borrower or manager with respect to the eBay North First Commons Property (other than tenant security deposits required to be held in escrow accounts) be promptly deposited within two business days into such lockbox account during the term of the eBay North First Commons Whole Loan. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of enumerated items, including debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the eBay North First Commons Whole Loan provided, however, that to the extent no Trigger Period is then ongoing, funds in the excess cash flow account will be made available to the borrower.

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eBay North First Commons

A “Trigger Period” occurs on the date that any of the following has occurred: (i) any event of default, (ii) the date that the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.15x and (iii) the commencement of a Lease Sweep Event.

A Trigger Period may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, upon the achievement of a debt service coverage ratio of 1.20x or greater for two consecutive calendar quarters and (c) with respect to clause (iii), such Lease Sweep Event has ended.

A “Lease Sweep Event” commences upon the earlier of (i) the date that is 12 months prior to the expiration of a Sweep Lease (as defined below) or (ii) upon the date required under the Sweep Lease by which the Sweep Tenant (as defined) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease or upon borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (c) if a Sweep Tenant has ceased operating its business at the eBay North First Commons Property (i.e., “goes dark”) at 50% or more of its space at the property (or gives notice that it intends to discontinue its business at the eBay North Commons Property); (d) upon a monetary or material non-monetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent.

A “Sweep Lease” shall mean the lease with eBay and any replacement lease covering a majority of the space currently demised under such lease.

A “Sweep Tenant” shall mean any tenant under a Sweep Lease or its direct or indirect parent company (if any).

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Annex A-3	Benchmark 2018-B5

Workspace

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Annex A-3	Benchmark 2018-B5

Workspace

Minneapolis
Edina
MINNEAPOLIS/ST PAUL INTERNATIONAL AIRPORT
Bloomington
FLYING CLOUD AIRPORT
Valley Forge
King of Prussia
Malvern
Conshohocken
Bala Cynwyd
Philadelphia
CANADA
Portland
San Francisco
Los Angeles
Denver
Chicago
St. Louis
Dallas
Houston
New Orleans
Atlanta
Washington, D.C.
New York
Boston
PACIFIC OCEAN
ATLANTIC OCEAN
GULF OF MEXICO
MEXICO
Scottsdale
DOWNTOWN PHOENIX
PHOENIX SKY HARBOR INTERNATIONAL AIRPORT
Phoenix
Tempe
TAMPA EXECUTIVE AIRPORT
Tampa
TAMPA INT'L AIRPORT
PETER O' KNIGHT AIRPORT
Boca Raton
Atlantic Ocean
Coral Springs
Sunrise
Fort Lauderdale
FT LAUDERDALE INTERNATIONAL
Miramar
Hollywood
Miami
MIAMI INTERNATIONAL AIRPORT

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Annex A-3	Benchmark 2018-B5

Workspace

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
		Title:	Various
Original Principal Balance(1):	$50,000,000	Property Type - Subtype:	Various / Various
Cut-off Date Principal Balance(1):	$50,000,000	Net Rentable Area (SF):	9,884,763
% of Pool by IPB:	4.8%	Location:	Various
Loan Purpose:	Refinance	Year Built / Renovated:	Various / Various
Borrowers(2):	Various	Occupancy:	88.6%
Sponsor(2):	Workspace Property Trust, L.P.	Occupancy Date:	6/1/2018
Interest Rate(1):	5.37200%	Number of Tenants:	509
Note Date:	6/8/2018	2015 NOI:	$113,129,919
Maturity Date(3):	7/1/2023	2016 NOI:	$116,403,632
Interest-only Period:	61 months	2017 NOI:	$117,115,284
Original Term(3):	61 months	TTM NOI(5):	$117,976,547
Original Amortization:	None	UW Economic Occupancy:	89.9%
Amortization Type:	Interest Only	UW Revenues:	$192,633,427
Call Protection(4):	Grtr1%orYM(57),O(4)	UW Expenses:	$67,314,318
Lockbox / Cash Management:	Hard / In Place	UW NOI(5):	$125,319,109
Additional Debt:	Yes	UW NCF:	$112,963,155
Additional Debt Balance(1):	$529,000,000 / $696,000,000	Appraised Value / Per SF(6):	$1,634,285,000 / $165
Additional Debt Type(1):	Pari Passu / Subordinate Debt	Appraisal Date:	Various

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Fixed Rate Loan	Whole Loan
Taxes:	$11,849,855	$2,040,615	N/A	Cut-off Date Loan / SF:	$59	$129
Insurance:	$350,000	Springing	N/A	Maturity Date Loan / SF:	$59	$129
Replacement Reserves:	$205,933	$205,933	$7,413,572	Cut-off Date LTV:	35.4%	78.0%
TI/LC:	$3,154,000	$1,441,528	(7)	Maturity Date LTV:	35.4%	78.0%
Other:	$17,330,083	$0	N/A	UW NCF DSCR:	3.60x	1.63x
				UW NOI Debt Yield:	21.6%	9.3%

Sources and Uses(8)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$1,280,000,000	100.0%	Payoff Existing Debt(9)	$827,465,831	64.6%
			Payoff KeyBank Credit Line	227,559,344	17.8
			Redemption of Preferred Equity	132,541,678	10.4
			Upfront Reserves	32,889,871	2.6
			Closing Costs	20,940,571	1.6
			IPO-Related Expenses	19,049,085	1.5
			Deferred LP Distributions	13,337,719	1.0
			Asset Management Fees	5,337,711	0.4
			Return of Equity	878,191	0.1
Total Sources	$1,280,000,000	100.0%	Total Uses	$1,280,000,000	100.0%

(1)	The Workspace Mortgage Loan (as defined below) is part of the Workspace Whole Loan evidenced by 12 notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $1.275 billion. The Workspace Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one-year extension options (the “Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Senior Fixed Rate Loan is senior to the Subordinate Fixed Rate Loan. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Fixed Rate Loan and Floating Rate Loan is divided into multiple components, each with different payment priorities prior to and following an event of default under the Workspace Whole Loan. See “The Loan” below. The Senior Fixed Rate Loan Financial Information presented in the chart above reflects the Senior Fixed Rate Loan and $115.8 million of the Cut-off Date principal balance of the Floating Rate Loan, and excludes the remaining $139.2 million of the Cut-off Date principal balance of the Floating Rate Loan and the Subordinate Fixed Rate Loan. The Whole Loan Financial Information presented in the chart above reflects the Workspace Whole Loan. For purposes of the Financial Information, LIBOR was assumed to be 2.09%. The Whole Loan NCF DSCR, based on a LIBOR cap of 3.00% for the Floating Rate Loan, is 1.58x.

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Workspace

(2)	For a description of the Borrowers and Sponsor, see “The Borrowers” and “The Loan Sponsor” below.

(3)	The Maturity Date and Original Term reflect the maturity date of the Fixed Rate Loan. The maturity date of the Floating Rate Loan is July 1, 2020, and the Borrowers have the right to extend that maturity date for three successive one year extension terms, upon satisfaction of certain conditions.
(4)	Partial prepayments of the Mortgage Loan are permitted (i) in connection with a partial release, as described below under “Partial Release,” and (ii) in connection with meeting certain debt yield triggers relating to the Borrowers exercising the extension options with respect to the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all prepayments are required to be applied to repay the Floating Rate Loan in full, prior to any application to the Fixed Rate Loan.
(5)	The increase in UW NOI from TTM NOI is primarily driven by underwriting based on the June 1 2018 in-place rent roll with rent steps underwritten to June 2019. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.
(6)	The appraiser also valued the Portfolio as a whole, as if sold in its entirety to a single buyer (the “Portfolio Appraised Value”). The Portfolio Appraised Value is $1.68 billion, which results in a Workspace Whole Loan Cut-off Date LTV and Maturity Date LTV of 75.9%.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(8)	Sources & Uses are based on the fully funded $1.28 billion Whole Loan as of the June 8, 2018 origination date and does not reflect a subsequent voluntary prepayment on July 13, 2018, resulting in a pay down of the Floating Rate Loan by $5 million from the original balance. The Financial Information is based on a current balance of $1.275 billion.
(9)	Existing debt was previously securitized in JPMCC 2016-WPT.

The Loan. The Workspace loan is secured by the borrowers’ fee and leasehold interests in a portfolio of 147 properties comprising an approximately 9.9 million square foot portfolio of office, flex, and retail properties located in suburban Philadelphia, Pennsylvania, southern Florida, Tampa, Florida, Minneapolis-St. Paul, Minnesota and Phoenix, Arizona (each a “Property” and altogether, the “Properties” or the “Portfolio”). The loan is part of a whole loan (the “Workspace Whole Loan”) evidenced by 12 notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $1.275 billion, which is comprised of (i) a 25-month floating rate loan with three, one year extension options (the “Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate loan (the “Fixed Rate Loan”) comprised of (A) the Senior Fixed Rate Loan, with an aggregate Cut-off Date principal balance of $463.2 million and (B) the Subordinate Fixed Rate Loan, with an aggregate Cut-off Date principal balance of $556.8 million. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Note A-5 and Note A-6, which are part of the Senior Fixed Rate Loan, and which have an aggregate outstanding principal balance as of the Cut-off Date of $50.0 million (the “Workspace Mortgage Loan”), are being contributed to the Benchmark 2018-B5 Trust. The Workspace Mortgage Loan will be interest-only for the entire Workspace Whole Loan term. The relationship among the lenders of the various portions of the Workspace Whole Loan will be governed by a co-lender agreement, as more fully described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in the Prospectus.

Whole Loan Summary(1)

(1)	The Workspace Whole Loan will be serviced pursuant to the JPMCC 2018-WPT pooling and servicing agreement.
(2)	Each note is divided into two or more components. Each note comprising the Senior Fixed Rate Loan, including the Workspace Mortgage Loan, is divided into a senior component and a subordinate component, and forms a component pair with pari passu components of the Senior Fixed Rate Loan and of the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Floating Rate Loan if is not extended) are required to be applied to the Floating Rate Loan until paid in full, prior to any application to the Fixed Rate Loan. Following an event of default under the Workspace Whole Loan, collections under the Workspace Whole Loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Workspace Mortgage Loan, (ii) the senior component of each of the remaining notes of the Senior Fixed Rate Loan and (iii) the corresponding senior component of the Floating Rate Loan, prior to application, pro rata, to (a) the subordinate component of the Workspace Mortgage Loan, (b) the subordinate component of each of the remaining notes of the Senior Fixed Rate Loan and (iii) the corresponding subordinate component of the Floating Rate Loan, and losses will be applied in the reverse order among such notes. Accordingly a portion of the interest and principal of the Workspace Mortgage Loan will be subordinate to certain components of the other notes of the Senior Fixed Rate Loan and certain components of the Floating Rate Loan, but will be pari passu to corresponding components of the Senior Fixed Rate Loan and Floating Rate Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in the Prospectus.

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The Borrowers. The borrowers, WPT Land 2 LP, RV OP 2 LP, RV OP 3 Lessee LP, WPT Properties LP, and RV OP 1 LP, are each a Delaware limited partnership (the “Borrowers”), and a special purpose entity. Each of the Borrowers and its general partner has and is required to have two independent directors or managers.

Top-10 Property Summary
Property Name	Location	Net Rentable Area (NRA)	Year Built	Occupancy %	Allocated Loan Amount	% of ALA	Appraised Value	% of Appraised Value
6625 78th Street West	Bloomington, MN	325,000	1997	94.5%	$44,385,938	3.5%	$56,950,000	3.5%
1500 Liberty Ridge Drive	Tredyffrin Township, PA	233,120	2003	92.3%	39,953,320	3.1	51,350,000	3.1
3350 SW 148th Avenue & Lakeside Drive	Miramar, FL	154,768	2000	99.6%	34,185,938	2.7	44,000,000	2.7
1301 International Parkway	Sunrise, FL	140,160	2006	100.0%	29,982,422	2.4	38,500,000	2.4
777 West Yamato Road	Boca Raton, FL	155,608	1989	84.5%	29,593,945	2.3	38,000,000	2.3
4425 East Cotton Center Boulevard	Phoenix, AZ	165,000	2001	100.0%	27,651,563	2.2	35,500,000	2.2
4500 East Cotton Center Boulevard	Phoenix, AZ	139,403	2013	100.0%	24,922,266	2.0	32,000,000	2.0
3100 Southwest 145th Avenue	Miramar, FL	104,337	2008	100.0%	23,826,563	1.9	30,600,000	1.9
3400 Lakeside Drive	Miramar, FL	120,130	1989	89.7%	22,661,133	1.8	29,100,000	1.8
3450 Lakeside Drive	Miramar, FL	119,598	1989	93.2%	22,511,719	1.8	28,900,000	1.8
Top-10 Total / Wtd. Average		1,657,124		95.1%	$299,674,805	23.5%	384,900,000	23.6%
Top-20 Total / Wtd. Average		2,847,428		91.4%	$486,362,695	38.1%	624,100,000	38.2%
Top-50 Total / Wtd. Average		5,518,632		91.1%	$822,653,906	64.5%	1,055,695,000	64.6%
Portfolio Total / Wtd. Average		9,884,763		88.6%	$1,275,000,000	100.0%	$1,634,285,000	100.0%

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Workspace Property Trust, L.P., which is a privately held, vertically integrated, full service commercial real estate company specializing in the acquisition, development, management and operation of office and flex space. Workspace Property Trust, L.P. is led by Thomas A. Rizk and Roger Thomas. The company’s philosophy is to invest in suburban office and flex assets. Workspace Property Trust L.P. was founded in 2015 and currently owns and operates the Properties, which were acquired in 2015 and 2016.

Mr. Rizk has significant experience in real estate acquisition, development, management, and operation. In 1994, Mr. Rizk led the family-owned real estate partnership, Cali Associates, through its initial public offering as Cali Realty Corporation. As President and Chief Executive Officer, he also led the merger of Cali Realty Corporation into the Mack Company and Patriot American Office Group in 1997. Mr. Thomas has more than 30 years of experience in real estate. Mr. Thomas assisted Mr. Rizk in taking Cali Associates public and from 1994 until 2014 served as Executive Vice President, General Counsel and Secretary at Mack- Cali Realty Corporation, serving as a key member of the executive team.

The Properties. The Portfolio consists of approximately 9.9 million square feet of space across 87 office, 59 flex and one retail property, respectively representing approximately 72.7%, 27.2% and 0.0% of the original Allocated Whole Loan Amount (“ALA”), respectively. 65.3% of the office properties by ALA are Class A properties. The Properties are located within five broad office markets: suburban Philadelphia (40.3% of ALA), southern Florida (17.3%), Tampa (16.5%), Minneapolis-St. Paul (13.0%) and Phoenix (12.9%). The properties were built between 1972 and 2013 with the majority of the Portfolio (91.1% of the occupied NRA) under triple net leases. The Properties range in size from approximately 2,800 square feet to 325,000 square feet. As of June 1, 2018, the Portfolio was 88.6% occupied by a granular and diverse roster of more than 500 tenants with the largest tenant, United Healthcare Services, Inc., representing 4.2% of net rentable area. Eleven of the top 20 tenants, which account for 17.7% of Portfolio net rentable area, have investment grade credit ratings from Moody’s or Standard & Poor’s. The top five and top ten Properties represent approximately 14.0% and 23.5% of the ALA, respectively, and the average Property accounts for 0.7% of the ALA.

6625 78th Street West. The largest property by ALA, 6625 78th Street West is a six-story, 325,000 square foot office building located in Bloomington, Minnesota approximately 10.0 miles from the Minneapolis central business district, and represents 3.5% of the ALA. Local access is provided by East Bush Lake Road and Normandale Boulevard, and regional access to the area is provided by Interstate 494, which is located adjacent to the Property. The Property was built in 1997 and includes a cafeteria, a conference room, fitness center and a four-story parking garage. 6625 78th Street West is currently 94.5% occupied by 11 tenants at an average contractual rent of $14.16 per square foot with an average occupancy of 94.0% from 2005 to 2017. The largest tenant at the Property is Express Scripts, Inc, which occupies 130,071 square feet with its lease expiring in December 2023 accounting for 57.1% of the Property’s underwritten rent. The Property is located in the 494 Corridor submarket, which contains approximately 16.3 million square feet of office space with an overall vacancy rate of 17.2% and average asking rents of $14.44 per square foot. Per the appraisal, there is no new construction in this submarket.

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1500 Liberty Ridge Drive. The second largest property by ALA, 1500 Liberty Ridge Drive, is a three-story, 233,120 square foot office building located in Tredyffrin Township, Pennsylvania approximately 23.0 miles from downtown Philadelphia. The Property is located approximately 1.5 miles south of Interstate 76 and approximately 24.0 miles northwest of Philadelphia International Airport. The Property was built in 2003 and is currently 92.3% occupied by 12 tenants at an average contractual rent of $17.75 per square foot with an average occupancy of 93.3% from 2005 to 2017. The largest tenant at the Property is ELAP Services, Inc, which occupies 39,981 square feet with its lease expiring in September 2018 accounting for 17.7% of the Property’s underwritten rent. The Property is located in the King of Prussia/Valley Forge submarket, which contains approximately 16.8 million square feet of office space with an overall vacancy rate of 12.3% and average rents of $26.85 per square foot. This is compared to a vacancy rate of 14.8% and an average rent of $26.09 per square foot on a gross basis as of the first quarter 2017. Per the appraisal, there is no new construction in this submarket.

3350 Southwest 148th Avenue & Lakeside Drive. The third largest property by ALA, 3350 Southwest 148th Avenue & Lakeside Drive, is a four-story, 154,768 square foot office building located in Miramar, Florida. The Property is located approximately 25 miles north of the Miami central business district and 25 miles southwest of the Fort Lauderdale central business district. Local access is provided by Miramar Parkway with regional access available via Interstate 75, which is less than half a mile from the Property. The Property was built in 2000 and is currently 99.6% occupied by 22 tenants, including two tenants leasing roof space and a cafe, at an average contractual rent of $19.17 per square foot on a NNN basis with an average occupancy of 88.1% from 2005 to 2017. The largest tenant at the Property is Carnival Corporation, which occupies 30,519 square feet with its lease expiring in November 2026 accounting for 19.7% of the Property’s underwritten rent. The Property is located in the Southwest Broward submarket which contains approximately 3.1 million square feet of office space with an overall vacancy rate of 6.8% and average rents of $22.26 per square foot on a NNN basis. Per the appraisal, there are four proposed or under construction office projects with a combined 184,440 square feet within the submarket.

1301 International Parkway. The fourth largest property by ALA, 1301 International Parkway, is a five-story, 140,160 square foot office building located in Sunrise, Florida approximately 13.0 miles from Fort Lauderdale and Fort Lauderdale International Airport. Local access is provided by Sunrise Boulevard and Oakland Park Boulevard to the north with regional access provided by Interstate 75 and Interstate 595 which are adjacent to the Property. The Property was built in 2006 and is currently 100.0% occupied by seven tenants, including one tenant leasing roof space, at an average contractual rent of $20.29 per square foot on a NNN basis with an average occupancy of 89.9% from 2008 to 2017. The largest tenant at the Property is Sunshine State Health Plan, Inc, which occupies 84,379 square feet with its lease expiring in November 2020 accounting for 56.4% of the Property’s underwritten rent. The Property is located in the Sawgrass submarket, which contains approximately 2.5 million square feet of office space with an overall vacancy rate of 7.9% and average rents of $20.31 on a NNN basis. Per the appraisal, two large office parks are being proposed for construction, expecting to add 1.4 million square feet of office inventory to the submarket within the next five years.

777 West Yamato Road. The fifth largest property by ALA, 777 West Yamato Road, is a six-story, 155,608 square foot office building located in Boca Raton, Florida. The Property is located approximately two miles from Boca Raton Airport and approximately 23.0 miles from Palm Beach International Airport. Local access is provided by Yamato Road with regional access provided by Interstate 95 which is less than half a mile east of the Property. The Property was built in 1989 and is currently 84.5% occupied by 13 tenants, including one tenant leasing roof space, at an average contractual rent of $18.63 per square foot with an average occupancy of 92.6% from 2005 to 2017. The largest tenant at the Property is Relx, Inc, which occupies 51,404 square feet with its lease expiring in May 2024 accounting for 39.2% of the Property’s underwritten rent. The Property is located in the Boca Raton submarket, which contains approximately 11.5 million square feet of office space with an overall vacancy rate of 20.2% and average rents of $20.64 per square foot on a NNN basis. Per the appraisal, new construction within the submarket is minimal with one 11-story 111,971 square foot office tower breaking ground in Q4 2017.

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The table below displays the largest tenants for each of the Properties.

Tenant Summary(1)
Tenant	Property Name	Ratings(2) (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
United HealthCare Services	Various	A3 / A+/ A-	419,543	4.2%	$15.79	5.4%	2022/2024/2025
Aetna Life Insurance	Various	Baa2 / A / A-	323,943	3.3%	15.52	4.1%	2019/2020/2023
Siemens	Various	NR / A+ / A	241,297	2.4%	16.13	3.1%	2020/2021
Kroll Ontrack	Various	NR / NR / NR	195,879	2.0%	12.17	1.9%	2026
Dell Marketing	Various	Ba2 / NR / BB	141,290	1.4%	10.96	1.3%	2024
Express Scripts	6625 78th Street West	Baa2 / BBB+ / BBB	130,071	1.3%	15.00	1.6%	2023
Reed Technology	7 Walnut Grove Drive	NR / NR / NR	120,000	1.2%	17.95	1.7%	2025
Optum Services Inc.(3)	4 Walnut Grove Drive	A3 / A+ / A-	109,700	1.1%	16.65	1.5%	2025
GM Cruise LLC	4410 East Cotton Center Boulevard	Baa3 / BBB / BBB	101,269	1.0%	10.82	0.9%	2022
General Dynamics Information	3020 US Highway 301 South	A2 / A+ / NR	99,039	1.0%	15.45	1.2%	2022
Carnival Corporation	Various	A3 / A- / NR	93,423	0.9%	15.63	1.2%	2026
Sunshine State Health Plan	1301 International Parkway	Ba1 / BB+ / NR	84,379	0.9%	19.85	1.4%	2020
Colorcon, Inc.	333 Phoenixville Pike	NR / NR / NR	84,000	0.8%	9.50	0.6%	2024
Comcast	Various	A3 / A- / A-	82,996	0.8%	14.22	1.0%	2018/2019/2020
GE Parallel Design, Inc.	4313 East Cotton Center Boulevard	A2 / A / A	78,335	0.8%	15.25	1.0%	2028
Acist Medical Systems, Inc.	7905 Fuller Road	NR / NR / NR	74,224	0.8%	11.03	0.7%	2019
Boomi, Inc.(4)	1400 Liberty Ridge Drive	Ba2 / NR / BB	71,788	0.7%	24.70	1.4%	2027
Janssen Biotech, Inc.	155 Great Valley Parkway	Aaa / AAA / AAA	71,200	0.7%	9.40	0.5%	2023
Cognizant Technology	Various	NR / NR / NR	70,497	0.7%	14.82	0.8%	2024
CDx Holdings	4610 South 44th Street	NR / NR / NR	66,012	0.7%	23.60	1.3%	2020
Top 5 Total / Wtd. Average			1,321,952	13.4%	$14.73	15.7%
Top 10 Total / Wtd. Average			1,882,031	19.0%	$14.90	22.6%
Top 20 Total / Wtd. Average			2,658,885	26.9%	$15.12	32.5%
Portfolio Total / Wtd. Average			8,624,672	87.3%	$14.36	100.0%

(1)	Based on the underwritten rent roll as of June 1, 2018. Includes tenants with executed leases since June 1 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Optum Services is owned by United HealthCare Services, Inc.
(4)	Boomi, Inc. is owned by Dell, Inc.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
89.1%	89.3%	89.1%	88.6%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of June 1, 2018.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	1,260,091	12.7%	NAP	NAP	1,260,091	12.7%	NAP	NAP
2018	68	438,580	4.4	$6,156,087	5.0%	1,698,671	17.2%	$6,156,087	5.0%
2019	104	1,164,018	11.8	16,245,789	13.1	2,862,689	29.0%	$22,401,876	18.1%
2020	92	1,329,694	13.5	21,176,470	17.1	4,192,383	42.4%	$43,578,345	35.2%
2021	86	962,460	9.7	14,200,327	11.5	5,154,843	52.1%	$57,778,672	46.7%
2022	74	1,196,942	12.1	16,106,975	13.0	6,351,785	64.3%	$73,885,647	59.7%
2023	50	909,812	9.2	12,885,375	10.4	7,261,597	73.5%	$86,771,022	70.1%
2024	35	849,029	8.6	11,921,771	9.6	8,110,626	82.1%	$98,692,793	79.7%
2025	35	624,749	6.3	9,621,713	7.8	8,735,375	88.4%	$108,314,506	87.5%
2026	21	580,196	5.9	7,757,206	6.3	9,315,571	94.2%	$116,071,711	93.7%
2027	8	260,767	2.6	4,263,582	3.4	9,576,338	96.9%	$120,335,293	97.2%
2028	6	233,888	2.4	3,072,427	2.5	9,810,226	99.2%	$123,407,720	99.7%
2029 & Beyond	9	74,537	0.8	404,444	0.3	9,884,763	100.0%	$123,812,164	100.0%
Total	588	9,884,763	100.0%	$123,812,164	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2018. Includes tenants with executed leases since June 1 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM 3/31/2018	Underwritten(2)	Per Square Foot	%(1)
Rents in Place	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$123,812,164	$12.53	58.0%
Vacant Income	0	0	0	0	21,891,292	2.21	10.2
Gross Potential Rent	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$145,703,456	$14.74	68.2%
Total Reimbursements(3)	63,113,439	60,935,637	66,666,852	66,698,913	67,906,938	6.87	31.8
Gross Potential Revenue	$174,200,778	$176,008,606	$182,649,110	$183,900,648	$213,610,394	$21.61	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(21,891,292)	(2.21)	(10.2)
Other Income	450,690	687,278	714,118	682,586	914,325	0.09	0.4
Effective Gross Income	$174,651,468	$176,695,884	$183,363,228	$184,583,235	$192,633,427	$19.49	90.2%

Total Expenses	$61,521,549	$60,292,253	$66,207,944	$66,606,688	$67,314,318	$6.81	34.9%

Net Operating Income	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$125,319,109	$12.68	65.1%

Total TI/LC, Capex/RR	0	0	0	0	12,355,954	1.25	6.4

Net Cash Flow	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$112,963,155	$11.43	58.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	The increase in Underwritten NOI from TTM 3/31/2018 NOI is primarily driven by underwriting based on the June 1 2018 in-place rent roll with rent steps underwritten to June 2019. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.
(3)	More than 90% of the in-place leases are NNN. In addition to recovering all operating expenses, leases also include a contractual tenant services fee, which is an obligation of the tenant and reimbursements can be greater than 100.0% of underwritten expenses as a result.

Property Management. The Properties are managed by Workspace Property Management, L.P., a Delaware limited partnership and an affiliate of the Borrowers.

Escrows and Reserves. At origination, the Borrowers were required to deposit approximately $13.3 million for outstanding tenant improvements and leasing commissions, $11.8 million for upfront tax reserves, $3.5 million for free rent reserves and $3.2 million for initial tenant rollover reserves, $539,172 for deferred maintenance, $350,000 for insurance premiums, $37,500 for environmental reserves and $205,933 for replacement reserves.

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Tax Escrows – On a monthly basis, the Borrowers are required to escrow 1/12 of the estimated annual real estate taxes into the tax reserve, which currently equates to $2,040,615.

Insurance Escrows – On a monthly basis, the Borrowers are required to escrow 1/12 of annual insurance premiums in the insurance reserve. However, the requirement for monthly deposits is waived provided that (i) no event of default has occurred and is continuing, and (ii) the Borrowers provide the lender with reasonably satisfactory evidence (as determined by the lender) that the Property is insured in accordance with the loan documents pursuant to a blanket insurance policy reasonably acceptable to the lender and insuring substantially all of the real property owned, directly or indirectly, by the guarantor.

Replacement Reserves – On a monthly basis, the Borrowers are required to escrow an amount equal to $205,933 ($0.25 per square foot per year) for replacement reserves (the “Replacement Reserve”). In the event a property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the square footage of the property released. The Borrowers will not be required to make deposits into the Replacement Reserve at any time the balance in the Replacement Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 36 or be less than 12 under the loan documents).

Rollover Reserve – On a monthly basis, the Borrowers are required to escrow approximately $1,441,528 for tenant improvements, reasonable legal fees incurred in connection with the negotiation of the leases (which is limited to $5,000 per lease in the loan documents) and leasing commission costs (the “Rollover Reserve”). In the event a property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $1.75 times the square footage of the property that is released. The Borrowers will not be required to make deposits into the Lease Rollover Reserve at any time the balance in the Lease Rollover Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 18 or be less than 12 under the loan documents).

Environmental Reserve – At origination, the Borrowers deposited an upfront reserve equal to $37,500 (the “Environmental Reserve Funds”) in connection with additional investigation recommended by the environmental report for the Property known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks located at the northwestern corner of the building. If the additional investigation determines that such tanks are underground storage tanks (“USTs”), the Borrowers are required to promptly cause such USTs to be properly closed and deliver evidence thereof reasonably satisfactory to lender. Upon the delivery of such evidence or if the additional investigation does not conclude that such tanks are USTs, provided no event of default is then continuing, the Environmental Reserve Funds are required to be promptly disbursed to the Borrowers.

Operating Expense Reserve – If, at any time that the financial reports delivered pursuant to the loan documents show that the actual aggregate expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (after taking into account any expense savings reasonably documented by the Borrowers), the Borrowers are required to escrow with the lender the difference between the actual and budgeted expenses during each such three month period.

Lockbox / Cash Management. The Workspace Whole Loan is structured with a hard lockbox and in-place cash management. At origination, the Borrowers established a lender-controlled lockbox account. The Borrowers are required to cause all rent and other revenues from the Properties to be deposited directly into the lockbox account. All funds in the lockbox account (less the reasonable fees of the clearing bank) are required to be swept each business day into a lender-controlled cash management account.

Provided no Cash Sweep Event (as defined below) has occurred, all funds in the cash management account are required to be applied each business day to payments of taxes, insurance, debt service, reserves, and other items required pursuant to the loan documents and the remaining cash flow will be released to the Borrowers. In the event only a Cash Sweep Event described in clause (c) or (d) below has occurred, all funds in the cash management account are required to be applied by the lender each business day to payments of taxes, insurance, debt service, reserves, and other items required by the lender and all remaining cash flow will be released to the Borrowers for costs associated with new leases or amendments to leases approved by the lender in accordance with the loan documents, but only to the extent all amounts in the Rollover Reserve have been disbursed, and additional cash flow will be held by the lender as additional collateral for the loan. In the event a Cash Sweep Event described in clause (a) or (b) below has occurred, cash flow may be applied in the lender’s sole discretion and may be held by the lender in its sole discretion.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) the bankruptcy or insolvency of the Borrowers or property manager, (c) if the debt yield (as calculated in the loan documents) falls below 8.4% for the calendar quarter immediately preceding the date of determination, based on the trailing twelve month period or (d) an Extension Sweep Event (as defined below).

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A “Cash Sweep Event Cure” means (A) if a Cash Sweep Event exists solely by reason of an event of default, the curing and acceptance of such cure by the lender of the applicable event of default, (B) if a Cash Sweep Event exists solely by reason of a bankruptcy of a property manager, the replacement of such manager with a qualified manager acceptable to the lender pursuant to a management agreement acceptable to the lender within 60 days or, with respect to an involuntary petition filed against the manager for which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition and to the extent there were no adverse consequences to the loan or the property, upon the dismissal of such involuntary action within 60 days, (C) if a Cash Sweep Event exists solely by reason of a debt yield below 8.40%, the achievement of a debt yield for two consecutive quarters of at least 8.65%, based on the trailing 12 month period, (D) if the Cash Sweep Event is caused solely by a bankruptcy or insolvency of the Borrowers based on an involuntary petition against the Borrowers with respect to which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within 60 days of such filing, provided that in the lender’s sole discretion such filing does not result in any adverse consequences to the Workspace Whole Loan or the Portfolio or (E) if the Cash Sweep Event is caused by an Extension Sweep Event, the occurrence of an Extension Sweep Cure (as defined below). In no event will the Borrowers have the right to cure a Cash Sweep Event occurring by reason of a Borrower bankruptcy except as set forth above.

An “Extension Sweep Event” means the failure of the Borrowers to satisfy the debt yield requirements in connection with an extension of the Floating Rate Loan, which are 9.00% for the second extension and 9.25% for the third extension.

An “Extension Sweep Event Cure” means (i) no event of default is continuing and (ii) the earlier to occur of (a) (1) with respect to the second extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.0% and (2) with respect to the third extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.25%, in each case as determined by the lender for the 12 full calendar months ending on the last day of each calendar quarter (the Borrowers are permitted to make a partial prepayment of the Workspace Whole Loan in an amount which would satisfy the foregoing debt yield requirements) and (b) the date on which the funds in the excess cash flow reserve equal at least an amount sufficient that, if applied to pay down the Workspace Whole Loan, would cause the debt yield tests to be satisfied.

Partial Releases. The Borrowers have the right to obtain the separate release of any one or more of the individual Properties, at any time during the term of the Workspace Whole Loan following the date that is 60 days after the closing of the Benchmark 2018-B5 Trust, provided, among other terms and conditions: (i) the Borrowers pay a release price equal to 110% of the allocated loan amount for the related individual Property (if the individual Property is being sold to a third party) or 115% of the allocated loan amount for the individual Property (if the individual Property is being released to an affiliate of the Borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (ii) after giving effect to the release, the debt yield for the remaining individual Properties is equal to or greater than the greater of (1) the debt yield for all of the Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Workspace Whole Loan documents); and (iii) if such release is to an affiliate of a Borrower, after giving effect to such release, the loan-to-value ratio for the Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Properties immediately prior to giving effect to the release. The Borrowers are permitted to prepay a portion of the related Workspace Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the Workspace Whole Loan documents. With respect to 25 of the individual properties, as identified in the prospectus, such individual Properties may not be released to an affiliate of the Borrowers except in connection with a release to cure a non-monetary default, and the borrowers are required to deliver updated surveys and appraisals with respect to certain other release parcels identified in the loan documents in connection with the release. The Borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the Workspace Whole Loan documents. In connection with the release of the Miramar parcel (as more specifically identified in the loan documents), the Borrowers are permitted to convert the related individual Property into a condominium, subject to conditions set forth in the loan documents. The Borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments in connection with a partial release are allocated to the Floating Rate Loan until the Floating Rate Loan is paid in full, prior to any allocation to the Fixed Rate Loan.

With respect to the Property known as 155 Great Valley Parkway, a tenant has an option to purchase the Property at a price which is in excess of the release price of 110% of ALA.

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Renaissance Tampa International Plaza Hotel

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Renaissance Tampa International Plaza Hotel

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Annex A-3	Benchmark 2018-B5

Renaissance Tampa International Plaza Hotel

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$44,200,000	Title:	Leasehold
Cut-off Date Principal Balance:	$44,200,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	4.3%	Net Rentable Area (Rooms):	293
Loan Purpose:	Acquisition	Location:	Tampa, FL
Borrower:	Westshore Ren Hotel Project Owner,	Year Built / Renovated(1):	2004 / 2016
	LLC	Occupancy/ADR/RevPAR:	82.9% / $190.51 / $158.02
Sponsor:	Kline Hotel Holdings, LLC	Occupancy/ADR/RevPAR Date:	3/31/2018
Interest Rate:	4.55800%	Number of Tenants:	N/A
Note Date:	6/1/2018	2015 NOI(2):	$4,832,032
Maturity Date:	6/6/2023	2016 NOI:	$5,785,805
Interest-only Period:	60 months	2017 NOI:	$6,020,922
Original Term:	60 months	TTM NOI (as of 3/2018):	$6,063,035
Original Amortization:	None	UW Occupancy/ADR/RevPAR:	82.9% / $190.51 / $158.02
Amortization Type:	Interest Only	UW Revenues:	$24,001,624
Call Protection:	Grtr1%orYM(26),DeforGrtr1%	UW Expenses:	$17,877,213
	orYM(9),O(25)	UW NOI:	$6,124,411
Lockbox / Cash Management:	Soft / Springing	UW NCF:	$6,124,411
Additional Debt:	N/A	Appraised Value / Per Room:	$69,200,000 / $236,177
Additional Debt Balance:	N/A	Appraisal Date:	4/23/2018
Additional Debt Type:	N/A

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$150,853
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$150,853
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.9%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV:	63.9%
Other:	$0	Springing	N/A	UW NCF DSCR:	3.00x
				UW NOI Debt Yield:	13.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$44,200,000	63.9%	Purchase Price	$68,000,000	98.3%
Sponsor Equity	25,002,712	36.1	Closing Costs	1,202,712	1.7
Total Sources	$69,202,712	100.0%	Total Uses	$69,202,712	100.0%
(1)	The property underwent an approximately $4 million (approximately $13,652 per room) renovation of the guestrooms and lobby in 2015 through 2016.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Renaissance Tampa International Plaza Hotel loan has an outstanding principal balance as of the Cut-off Date of $44.2 million and is secured by a first mortgage lien on the borrower’s subleasehold interest in a 293-room full service hotel located in Tampa, Florida. The loan is interest-only for the entire five-year term.

The Borrower. The borrowing entity for the Renaissance Tampa International Plaza Hotel loan is Westshore Ren Hotel Project Owner, LLC, a Delaware limited liability company and special purpose entity, with one independent director in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Kline Hotel Holdings, LLC, an affiliate of Clearview Hotel Capital LLC (“Clearview”).

Founded in 2007 by Jon Kline, Clearview is a privately-held hotel investment and advisory company focused on acquiring and asset managing hotels headquartered in Newport Beach, California. Clearview has acquired over $1.0 billion of hotels containing over 8,500 rooms.

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Renaissance Tampa International Plaza Hotel

Oaktree Capital Management (“Oaktree”), also a loan sponsor, is a global alternative investment management firm. The company was formed in 1995 and currently employs over 900 individuals in 20 locations including Los Angeles, New York, London, Paris, Hong Kong and Tokyo. As of March 31, 2018, Oaktree has approximately $121 billion in assets under management for an investor base that includes pension plans, insurance companies, endowments, foundations and sovereign wealth funds. Oaktree’s clients include 75 of the 100 largest U.S. pension plans, over 400 corporations around the world, 38 of the 50 primary state retirement plans in the United States, over 350 endowments and foundations globally and over 15 sovereign wealth funds.

Clearview and Oaktree, through their respective affiliates, CHC Lynch Holdings, LLC and Westshore Hotel Grand Avenue Partners, LLC, have entered into a joint venture agreement to form Westshore Ren Hotel Project Partners, LLC, which is the sole member of the borrower.

The Property. The Renaissance Tampa International Plaza Hotel property is a full service hotel located in the Westshore District of Tampa, Florida. The Renaissance International Hotel property was built in 2004 and received an extensive renovation from May 2015 through November 2016 at a total cost of nearly $4 million (nearly $13,652 per room). The Renaissance Tampa International Plaza Hotel property features 293 guestrooms comprised of 176 king rooms, 111 queen rooms and six suites. The guestrooms feature porcelain and marble tile flooring, granite vanity countertops, floor-to-ceiling windows and modern décor. The hotel offers approximately 12,416 square feet of meeting space, two restaurants, a concierge lounge, complimentary airport shuttle, valet dry cleaning, an outdoor pool, business center, fitness center and a gift shop. The Renaissance Tampa International Plaza Hotel has 266 surface parking spaces, which results in a parking ratio of approximately 0.9 spaces per room.

The Renaissance Tampa International Plaza Hotel property is not subject to a franchise agreement. It is operated under a management agreement (the “Renaissance Brand Management Agreement”) with Renaissance Hotel Management Company, LLC, an affiliate of Marriott International, Inc., through December 31, 2028. The Renaissance Brand Management Agreement is subject to an automatic renewal of five successive periods of 10 years. The Renaissance Brand Management Agreement is subject to an automatic renewal of five successive periods of 10 years; provided that the manager may elect not to renew by providing notice of non-renewal at least one year prior to the applicable renewal term.

Food and beverage outlets at the Renaissance Tampa International Plaza Hotel include Pelagia Trattoria, an Italian restaurant offering handmade pasta dishes, fresh seafood, and an outdoor patio, and Gabriella’s, a lobby bar and lounge. Meeting space at the Renaissance Tampa International Plaza Hotel is located on the first and second levels. The largest meeting room, the Costa del Sol Ballroom, is approximately 7,900 square feet and can seat approximately 500 guests banquet-style. Additionally, the Le Fuente Courtyard is an outdoor venue that can host up to 275 guests. Furthermore, the Renaissance Tampa International Plaza Hotel is also connected to International Plaza, a two-story upscale regional shopping center with over 200 stores and 29 restaurants. Anchored by Neiman Marcus, Dillard’s and Nordstrom, the shopping mall features such high-end tenants as Apple, Burberry, Coach, Gucci, Louis Vuitton, and Tiffany & Co.

The Renaissance Tampa International Plaza Hotel property is located in the Westshore District of Tampa. The Westshore District offers approximately 13.5 million square feet of office space, two major shopping malls, International Plaza and WestShore Plaza, approximately 250 restaurants and approximately 6.0 million square feet of retail development. WestShore Plaza is a super-regional mall located approximately 1.5 miles southwest of the Renaissance Tampa International Plaza Hotel property offering approximately 1.0 million square feet of space, and is anchored by Dick’s Sporting Goods, Old Navy, JCPenney, Macy’s, Sears and AMC 14 Theatres. Additionally, Raymond James Stadium, home to the NFL’s Tampa Bay Buccaneers, and Legends Field, the spring training home of the New York Yankees, are located approximately 0.5 miles northeast of the Renaissance Tampa International Plaza Hotel property. Furthermore, local demand generators include Busch Gardens, a 335-acre animal theme park located approximately 7.8 miles northwest of the Renaissance Tampa International Plaza Hotel property. In 2016, Busch Gardens park hosted 4.16 million people.

The Renaissance Tampa International Plaza Hotel property is situated northwest of the MetWest mixed-use development and major office complex in the Westshore District. MetWest includes three Class A office buildings and a retail village. The MetWest One office building is reportedly 99.4% occupied as of the appraisal report date and MetWest Two is 100.0% occupied as of the appraisal report date by Price Waterhouse Coopers. The third office building, One Metro Center is reportedly 98.7% occupied, as of the appraisal report date and is an 11-story, LEED Gold Certified Class A office building and was constructed in 1988. The retail village is roughly 75,000 square feet and includes notable tenants such as Davidoff, a premium cigar brand and steakhouse Texas de Brazil.

HARTline is Tampa’s public transportation system, and operates a free uptown/downtown connector trolley service. HARTline has approximately 40 fixed and express routes to Brandon, Town ‘n’ Country, Carrollwood, Northwest Hillsborough and Pinellas County. The Renaissance Tampa International Plaza Hotel property is located approximately 0.3 miles northeast from a HARTline stop. Additional area transportation consists of mass transit, seaports, airports, bus and rail and local interstate highways. In 2016, an approximately $222.0 million reconstruction and widening project of I-75 in the vicinity of the Renaissance Tampa International Plaza Hotel property was completed.

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Renaissance Tampa International Plaza Hotel

Furthermore, the Renaissance Tampa International Plaza Hotel property is located approximately 1.6 miles southeast from Tampa International Airport, which is in the midst of a multi-phase, approximately $953.0 million renovation and expansion plan. Additionally, Water Street, a new mixed-use, $3 billion, 53-acre development in Downtown Tampa approximately 4.5 miles southeast of the Renaissance Tampa International Plaza Hotel property broke ground in mid-2017 and is expected to be completed in phases through 2027. According to the Water Street developer, the project is expected to create approximately 2.0 million square feet of office space and approximately 1.0 million square feet of retail, cultural, education and entertainment space, and approximately 12.9 acres of park and public gathering places. The University of South Florida’s medical facility is also expected to relocate to Water Street in the fall of 2019.

The demand segmentation at the Renaissance Tampa International Plaza Hotel property consists of 30.0% meeting and group, 40.0% commercial and 30.0% leisure. The primary competitive set for the Renaissance Tampa International Plaza Hotel property consists of seven full service hotels located in Tampa’s Central Business District, ranging in size from 222 to 489 rooms, and containing an aggregate of 2,220 rooms, excluding the Renaissance Tampa International Plaza Hotel property. The appraisal indicates that a 175-room AC Hotel by Marriott opened at the MetWest office and retail park complex approximately 0.4 miles east of the Renaissance Tampa International Plaza Hotel property in January 2018 and the 180-room Autograph Collection Hotel by Marriott, which is expected to include 5,000 square feet of meeting space, will open by January 2019 approximately 3.3 miles southeast of the Renaissance Tampa International Plaza Hotel property. Both new properties are in the Renaissance Tampa International Plaza Hotel property’s general area and are considered directly competitive by the appraisal. The Renaissance Tampa International Plaza Hotel property’s competitive set and its relative historical performance are detailed below:

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Renaissance Tampa International Plaza Hotel(3)			Penetration Factor

Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	80.0%	$124.08	$99.29	78.0%	$175.40	$136.75%%	97.5%	141.4%	137.7%
2016	78.7%	$132.20	$104.02	81.2%	$188.12	$152.79%%	103.2%	142.3%	146.9%
2017	76.4%	$138.56	$105.89	82.0%	$192.34	$157.65%%	107.3%	138.8%	148.9%
TTM(4)	76.3%	$141.24	$107.75	82.9%	$190.51	$158.02%%	108.7%	134.9%	146.7%
(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Renaissance Tampa International Plaza Hotel property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third party travel research report. The competitive hotels in the report include the following properties: Renaissance Tampa International Plaza Hotel , DoubleTree Hotel Tampa Airport Westshore, Crowne Plaza Tampa Westshore, Four Points by Sheraton Suites Tampa Airport Westshore, Hilton Tampa Airport Westshore, Embassy Suites Tampa Airport Westshore, Grand Hyatt Tampa Bay, and Tribute Portfolio The Westshore Grand.
(3)	Based on operating statements provided by the borrower.
(4)	TTM represents the trailing 12-month period ending on March 31, 2018.

Competitive Hotels Profile(1)
				2017 Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Renaissance Tampa International Plaza Hotel	293	2004	12,416	40%	30%	30%	83%	$191.08	$157.65
Autograph Collection Epicurean Hotel	137	2013	4,825	50%	25%	25%	82%	$219.00	$179.58
DoubleTree Suites Tampa Bay	203	1986	5,800	35%	24%	41%	89%	$142.00	$126.38
Grand Hyatt Tampa Bay	442	1986	22,000	50%	30%	20%	75%	$179.00	$134.25
Westin Tampa Bay	244	2009	10,100	40%	20%	40%	72%	$172.00	$123.84
DoubleTree Hotel Tampa Airport Westshore	489	1974	14,000	40%	36%	24%	65%	$115.00	$74.75
Marriott Tampa Westshore	310	1981	8,400	30%	25%	45%	62%	$162.00	$100.44
Marriott Tampa Airport	298	1982	21,310	30%	30%	40%	86%	$174.00	$149.64
Hilton Tampa Airport Westshore	238	1982	11,000	40%	30%	30%	81%	$133.00	$107.73
Embassy Suites Tampa Airport Westshore	243	1984	9,100	40%	25%	35%	79%	$148.00	$116.92
Crowne Plaza Tampa Westshore	222	1970	9,142	50%	28%	22%	79%	$120.00	$94.80
Tribute Portfolio The Westshore Grand	325	1987	17,000	50%	25%	25%	81%	$130.00	$105.30
Total(2)	3,151
(1)	Based on the appraisal.
(2)	Excludes subject property.

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Renaissance Tampa International Plaza Hotel

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	78.0%	81.2%	82.0%	82.9%	82.9%
ADR	$175.40	$188.12	$192.34	$190.51	$190.51
RevPAR	$136.75	$152.79	$157.65	$158.02	$158.02

Room Revenue	$14,624,842	$16,384,854	$16,859,536	$16,898,960	$16,898,960	$57,676	70.4%
Food & Beverage Revenue	6,928,671	7,008,311	6,840,459	6,669,991	6,669,991	22,764	27.8
Other Departmental Revenue	380,377	488,120	425,007	432,672	432,672	1,477	1.8
Total Revenue	$21,933,891	$23,881,286	$24,125,002	$24,001,624	$24,001,624	$81,917	100.0%

Room Expense	$3,243,554	$3,252,762	$3,165,342	$3,152,006	$3,152,006	$10,758	18.7%
Food & Beverage Expense	4,453,995	4,486,143	4,356,640	4,317,908	4,317,908	14,737	64.7
Other Departmental Expenses	376,230	177,641	183,708	193,294	193,294	660	44.7
Departmental Expenses	$8,073,779	$7,916,546	$7,705,691	$7,663,208	$7,663,208	$26,154	31.9%

Departmental Profit	$13,860,112	$15,964,739	$16,419,312	$16,338,416	$16,338,416	$55,763	68.1%

Operating Expenses	$5,408,782	$5,952,190	$6,019,258	$5,903,401	$5,903,401	$20,148	24.6%
Gross Operating Profit	$8,451,330	$10,012,550	$10,400,053	$10,435,015	$10,435,015	$35,614	43.5%

Management Fee	767,686	1,169,940	1,279,234	1,292,965	1,319,268	4,503	5.5
Fixed Expenses	1,754,917	1,862,740	1,893,647	1,878,934	1,791,255	6,113	7.5
FF&E	1,096,695	1,194,064	1,206,250	1,200,081	1,200,081	4,096	5.0
Total General/Unallocated Expenses	$9,028,080	$10,178,934	$10,398,390	$10,275,381	$10,214,006	$34,860	42.6%

Net Operating Income	$4,832,032	$5,785,805	$6,020,922	$6,063,035	$6,124,411	$20,902	25.5%
Net Cash Flow	$4,832,032	$5,785,805	$6,020,922	$6,063,035	$6,124,411	$20,902	25.5%
(1)	TTM column represents the trailing 12-month period ending on March 31, 2018.
(2)	Per Room values are based on 293 guest rooms.
(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.
(4)	Fixed Expenses include property taxes, insurance, ground leases and other expenses.

Property Management. The Renaissance Tampa International Plaza Hotel property is managed by the Renaissance Hotel Management Company, LLC (the “Brand Manager”), which is an affiliate of Marriott International, Inc.

Escrows and Reserves.

Tax Escrows – The requirement for the borrower to make monthly deposits to the tax escrow is waived, provided the Renaissance Brand Manager, or a qualified replacement manager, is managing the Renaissance Tampa International Plaza Hotel property and delivers to the lender satisfactory evidence that deposits of monthly taxes required to be made into a tax and insurance escrow account maintained by Brand Manager are being made with Brand Manager and that Brand Manager is expending such funds on reserve for the payment of taxes in the amount not less than the amount required under the loan documents, or 1/12 of the estimated annual taxes (the “Required Tax Deposit”). If such conditions are no longer satisfied, the borrower will be required to deposit monthly into a tax reserve an amount equal to the difference between the amount actually deposited by the Brand Manager and the Required Tax Deposit.

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Renaissance Tampa International Plaza Hotel

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided the Brand Manager, or a qualified replacement manager, is managing the Renaissance Tampa International Plaza Hotel property and delivers to the lender satisfactory evidence that deposits of monthly insurance premiums required to be made into a tax and insurance escrow account maintained by Brand Manager are being made with Brand Manager in the amount required under the loan documents (or 1/12 of the estimated annual insurance premiums) and that Brand Manager is expending such funds on reserve for the payment of the insurance premiums (the “Required Insurance Premiums Deposit”). If such conditions are no longer satisfied, the borrower will be required to deposit monthly into an insurance premiums reserve an amount equal to the difference between the amount actually deposited by the Brand Manager and the Required Insurance Premiums Deposit. In addition, the requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

FF&E Reserves – The requirement for the borrower to make monthly deposits to the FF&E reserve in the amount of the FF&E Monthly Deposit (as defined below) is waived, provided an amount equal to the FF&E Monthly Deposit is made into the Brand Manager FF&E Reserve (as defined below) by Renaissance Brand Manager pursuant to the related Brand Management Agreement. If such conditions are no longer satisfied, the borrower will be required to deposit monthly into the FF&E reserve an amount equal to the difference between the amount actually deposited by the Renaissance Brand Manager into the Brand Manager FF&E Reserve and the FF&E Monthly Deposit.

Land Sublease Reserve – The requirement for the borrower to make monthly deposits in the amount equal to 1/12 of the annual rent to the land sublease reserve is waived provided that (i) land sublease rent is being reserved by the Brand Manager or a Qualified Brand Manager (as defined below) pursuant to the related brand management agreement and that the Brand Manager or Qualified Brand Manager, as applicable, is expending such funds for land sublease rent or (ii) a Cash Sweep Period (as defined below) is not in existence and the lender receives satisfactory evidence that the land sublease rent is being paid in a timely manner.

“Qualified Brand Manager” means any of the following: (a) any hotel brand manager listed in the loan documents, or (b) in the sole judgment of the lender, a reputable and experienced brand manager possessing experience in acting as brand manager of hotel properties similar in size, scope, use and value as the property (subject to the receipt of a rating agency confirmation if required by the lender).

“FF&E Monthly Deposit” means an amount equal to the greatest of (i) 4.0% of the gross income from operations of the property for the calendar month that is two months prior to such payment date, (ii) amounts required to be deposited into the FF&E reserve required under the Brand Management Agreement (the “Brand Manager FF&E Reserve”) and (iii) if the Renaissance Tampa International Plaza Hotel property becomes subject to a hotel franchise agreement, the amount required by such hotel franchise agreement.

Lockbox / Cash Management. The loan is structured with a soft lockbox and springing cash management. The borrower is required to cause the Brand Manager to deposit all revenues, other than Petty Cash (as defined below), into the account established by the Brand Manager pursuant to the Renaissance Brand Management Agreement. The lender does not have a security interest in the account established pursuant to the Renaissance Brand Management Agreement. In the event the property is not being managed by the Brand Manager, the loan documents require that the borrower deliver (or cause any qualified hotel franchisor or Qualified Brand Manager to deliver) instruction letters to each tenant at the property and each credit card company or credit card clearing company to deliver rents, credit card receipts and other revenues directly to a lockbox account controlled by the lender. During a Cash Sweep Period, (i) all funds in the account established under the Renaissance Brand Management Agreement with the Brand Manager that constitute operating profit under the Renaissance Brand Management Agreement (which is net of taxes, insurance, the Brand Manager FF&E Reserve, operating expenses and the management fee payable to the Brand Manager) or (ii) all funds in the lockbox account (to the extent the property is no longer managed by the Brand Manager pursuant to the Renaissance Brand Management Agreement), as applicable, are required to be swept to a segregated cash management account under the control of the lender and all excess cash flow after payment of ground rent, debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the payment date next occurring following the related Cash Sweep Event Cure (as defined below).

A “Cash Sweep Event” means the occurrence of (i) an event of default (other than an event of default caused by any bankruptcy or insolvency of the borrower), (ii) any bankruptcy or insolvency action of the borrower or Brand Manager, (iii) any bankruptcy action of a qualified hotel franchisor (as defined in the loan documents), (iv) any bankruptcy action of a qualified manager (as defined in the loan documents) or (v) the date that the debt service coverage ratio (as calculated in the loan documents based on the interest only payments for the loan and tested quarterly) based on the trailing 12-month period immediately preceding the date of determination falls below 1.50x (a “DSCR Trigger Event”).

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Renaissance Tampa International Plaza Hotel

A “Cash Sweep Event Cure” means (a) with respect to a DSCR Trigger Event, either (1) the achievement of a debt service coverage ratio, based on the trailing 12 month period immediately preceding the date of determination, of at least 1.50x for one quarter or (2) the borrower depositing cash or a letter of credit in an amount which, if applied to reduce the outstanding principal balance of the loan, would result in the achievement of the foregoing debt service coverage ratio requirement, (b) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which the lender may accept or reject in its reasonable discretion, unless the lender has applied for a receiver, accelerated the debt or commenced foreclosure proceedings, in which case the lender may accept or reject in its sole and absolute discretion), (c) with respect to clause (ii) (solely with respect to the Brand Manager) or clause (iii) above, the borrower replacing the Brand Manager or qualified hotel franchisor with a qualified hotel manager or qualified hotel franchisor under a replacement management or franchise agreement, as applicable, (d) with respect to clause (iv) above, solely with respect to the qualified manager, the borrower replacing such qualified manager with another qualified manager under a replacement management agreement, and (e) with respect to clause (ii) solely with respect to an involuntary bankruptcy petition against the borrower for which none of the borrower, guarantor, or any controlled affiliate (as defined in the loan documents) solicited petitioning creditors to file such involuntary petition or consented to or otherwise acquiesced in or joined in such involuntary petition, provided that such petition is discharged, stayed or dismissed within 90 days of such filing and such filing does not result in any material adverse consequences to the loan or the property (subject to, with respect to acquiescence, there being a good faith basis to contest such filing and that truthful compelled testimony in such proceedings shall not be considered acquiescence).

“Petty Cash” means an amount in cash or in an operating account for the property held by the borrower not to exceed, in the aggregate, $40,000.

Ground Lease. The Renaissance Tampa International Plaza Hotel loan is secured by ground subleasehold under a ground sublease between the borrower and Tampa Westshore Associates Limited Partnership, relating to a ground lease agreement with Hillsborough County Aviation Authority. The sublease, which is coterminous with the prime ground lease between Tampa Westshore Associates Limited Partnership and the Hillsborough County Aviation Authority, is dated April 9, 2003 and expires on December 31, 2080. The ground rent on the sublease, as to which the rent commencement date was August 11, 2004, is equal to the following: (i) annual minimum rent for lease years 11 through 15 (August 11, 2014, through August 10, 2019), is the sum of (A) $350,000 per annum and (B) the percentage rent in the amount equal to 3% multiplied by the gross revenues minus the annual minimum rent for such lease year; and (ii) the annual minimum rent for lease years thereafter through expiration is equal to the average of the sum of (A) annual minimum rent plus (B) annual percentage rent (as described above) for the prior three years in accordance with the sublease, calculated every five years beginning with the first day of the 16th lease year (August 11, 2019); provided that the annual minimum rent for the period from August 11, 2019 through expiration may not be less than $400,000 or exceed 4% of gross revenues. The underwritten ground rent is $720,049, which is equal to the annual ground rent under the prime ground lease.

Right of First Negotiation. The Brand Manager has a right of first negotiation in the event the borrower decided to sell the property to a third party. The Brand Manager has entered into a subordination, non-disturbance and attornment agreement which provides that the sale, transfer or assignment to a designee of an institutional lender or a trustee, at foreclosure or deed in lieu, will not trigger the right of first negotiation, except to the extent such transfer, sale or assignment is to a competitor of the Brand Manager.

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660 Columbus Avenue

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660 Columbus Avenue

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Cellar 1
Cellar 2
Residential Condominiums
Trader Joe's
19,903 SF – 1/2033
PetSmart
1,820 SF – 10/2022
Icon Parking
15,752 SF – 10/2030
Party City
12,710 SF – 3/2030
Icon Parking
15,751 SF – 10/2030
Building
Residential
2022
2030
2033

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Annex A-3	Benchmark 2018-B5

660 Columbus Avenue

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Annex A-3	Benchmark 2018-B5

660 Columbus Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$43,500,000	Title:	Fee
Cut-off Date Principal Balance:	$43,500,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	65,936
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	660 Columbus Retail Owner LLC	Year Built / Renovated:	1973 / 2014
Sponsor:	Jacob Klein	Occupancy:	100.0%
Interest Rate:	4.64000%	Occupancy Date:	4/1/2018
Note Date:	7/5/2018	Number of Tenants:	4
Maturity Date:	8/1/2028	2015 NOI(1):	N/A
Interest-only Period:	120 months	2016 NOI(1):	$941,661
Original Term:	120 months	2017 NOI(1):	$672,941
Original Amortization:	None	TTM NOI (as of 4/2018)(2):	$662,350
Amortization Type:	Interest Only	UW Economic Occupancy:	97.0%
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$4,002,382
Lockbox / Cash Management	Hard / Springing	UW Expenses:	$1,107,242
Additional Debt:	N/A	UW NOI(2):	$2,895,140
Additional Debt Balance:	N/A	UW NCF:	$2,784,250
Additional Debt Type:	N/A	Appraised Value / Per SF:	$69,400,000 / $1,053
		Appraisal Date:	5/31/2018

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap		Mortgage Loan
Taxes:	$145,874	$72,937	N/A	Cut-off Date Loan / SF:	$660
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$660
TI/LC:	$0	Springing	N/A	Cut-off Date LTV:	62.7%
Other:	$0	Springing	N/A	Maturity Date LTV:	62.7%
				UW NCF DSCR:	1.36x
				UW NOI Debt Yield:	6.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,500,000	100.0%	Payoff Existing Debt	$42,084,117	96.7%
			Closing Costs	295,686	0.7
			Upfront Reserves	145,874	0.3
			Return of Equity	974,323	2.2
Total Sources	$43,500,000	100.0%	Total Uses	$43,500,000	100.0%
(1)	Full year 2015 financials are not available as the loan sponsor acquired the 660 Columbus Avenue Property in October 2015. The decrease in 2017 NOI from 2016 NOI was primarily driven by a $231,513 increase in real estate taxes.

(2)	The increase in UW NOI from TTM NOI is primarily driven by rent from Trader Joe’s, which did not begin paying its initial annual contractual rent of $2.1 million until May 2018.

(3)	For a description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 660 Columbus Avenue mortgage loan (the “660 Columbus Avenue Mortgage Loan”) has a Cut-off Date principal balance of $43.5 million and is secured by a first mortgage lien on the fee interest in a 65,936 square foot anchored retail property located in New York, New York. The 660 Columbus Avenue Mortgage Loan is interest only and has a 10-year term.

The Borrower. The borrowing entity for the 660 Columbus Avenue Mortgage Loan is 660 Columbus Retail Owner LLC, a New York limited liability company and special purpose entity with one independent manager in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Jacob Klein. Jacob Klein, President of The Klein Group, has been a real estate investor and developer for over two decades. The Klein Group investment portfolio includes 29 properties and over one million square feet of retail space. While overseeing the acquisition and development of this portfolio, Mr. Klein also provides

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660 Columbus Avenue

property management services and partnership opportunities. Prior to inception of The Klein Group, Mr. Klein owned and operated Klein’s Associates where he acquired, developed and eventually sold his chain of 30 retail card stores (100,000 square feet of retail space) operating under the Hallmark and Carlton brand names, primarily in regional malls in the New York Tri-State area.

The Property. The 660 Columbus Avenue property (the “660 Columbus Avenue Property”) is a 65,936 square foot retail and parking component of a larger residential condominium development located at 660 Columbus Avenue in New York, New York. Situated on a 0.92-acre site, the 660 Columbus Avenue Property consists of two commercial condominium units (one unit is comprised of the 34,433 square foot retail component and the other unit is comprised of the 31,503 square foot parking component). The remaining condominium interests consist of 28 stories of condominium apartments and one commercial unit, which are not included as collateral of the 660 Columbus Avenue Mortgage Loan. The 660 Columbus Avenue Property occupies the western block front of Columbus Avenue between West 92nd Street and West 93rd Street in the Upper West Side neighborhood of Manhattan. The borrower acquired the 660 Columbus Avenue Property in October 2015 for $60.5 million ($918 per square foot) when it was approximately 50.0% occupied.

As of April 1, 2018, the 660 Columbus Avenue Property was 100.0% leased to four tenants including Trader Joe’s, Party City, PetSmart, and Icon Parking with a combined weighted average remaining lease term of 12.2 years. The largest tenant, Icon Parking (31,503 square feet; 47.8% of net rentable area; 9.4% of Underwritten Base Rent) is the largest parking operator in Manhattan with over 300 locations and more than 50 years in the business when combined with Quik Park. Icon Parking is situated on the two below-grade levels with 127 parking spaces, has a lease expiration in November 2029 and does not provide the tenant with any extension or termination options. The second largest tenant, Trader Joe’s (19,903 square feet; 30.2% of net rentable area; 56.1% of Underwritten Base Rent) offers upscale grocery fare such as health foods, organic produce, and nutritional supplements. The Trader Joe’s lease expires in May 2033, includes four five-year extension options and does not provide the tenant with any termination options. The third largest tenant, Party City (12,710 square feet; 19.3% of net rentable area; 26.7% of Underwritten Base Rent), is the large retailer of party supplies in the US. Party City operates roughly 900 company-owned and franchised locations, most under the Party City banner and approximately 300 seasonal Halloween City stores. Party City has a lease expiration in March 2030 and includes two extension options, the first being a 10-year option and the second being a five-year option.

The Market. The 660 Columbus Avenue Property is located in the Upper West Side submarket of Manhattan between 59th and 125th Streets. The Upper West Side is situated between historic Central Park and the Riverside Park along the Hudson River. Bordered by Columbia University to the north and Lincoln Center to the south, the Upper West Side offers vibrant cultural experiences and shopping destinations in Manhattan. Local landmarks include the American Museum of Natural History, the Cathedral of St. John and the New York Historical Society.

The Upper West Side includes residential properties, including some luxury residences. Additionally, developers have been renovating and converting some of the older rental product in the submarket to condominiums. Additional developments in the neighborhood include the expansion of the Museum of Natural History, which is adding an additional building comprising 235,000 square feet. The submarket also benefits from transportation options. These include NYC Subway lines (B, C, 1, 2, 3), with southbound transit on these lines providing access to major transfer points like 59th Street/Columbus Circle, Times Square, and Penn Station. Public bus transportation is also available along all of the major avenues and major cross streets. The Henry Hudson Parkway, which can be accessed from 72nd, 79th and 96th Streets, provides access to the George Washington Bridge and Lincoln Tunnel, as well as to interstate highways.

According to the appraisal, the Upper West Side submarket contains 222 retail tenants and 3,731,564 square feet of total rentable area. As of the first quarter of 2018, there were 47,897 square feet of directly vacant space available, which equates to a direct vacancy rate of 1.3% with retail asking rents in the submarket of $195 per square foot.

The appraisal identified 10 comparable retail leases for the 660 Columbus Avenue Property. The comparables range in size from 1,378 square feet to 17,231 square feet and ranged in base rent from $56.62 per square foot to $255.00 per square foot depending on whether the spaces were located at grade level, second level, lower level or a combination of the three, with an average of approximately $147.88 per square foot. The appraisal concluded a weighted average retail market rent of approximately $97.08 per square foot for the 660 Columbus Avenue property. The current in place retail rent per square foot for the retail space is $98.32.

The appraisal identified 15 comparable garage leases for the 660 Columbus Avenue Property. The comparable garage leases were compared based on both rental rate per space and rental rate per square foot. The rental rates per space range from $4,518 per space to $10,377 per space, with an average of $7,049 per space. The rental rates per square foot range from $17.51 per square foot to $48.10 per square foot, with an average of $30.41 per square foot. The appraisal concluded a market rent of $20.00 per square foot for the 660 Columbus Avenue Property. The current in place rent per square foot for the garage space is $11.11 per square foot.

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660 Columbus Avenue

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
50.0%	75.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current occupancy is as of April 1, 2018.

Tenant Summary(1)
Tenant	Ratings Fitch/Moody’s/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Icon Parking	NA / NA / NA	31,503	47.8%	$11.11	9.4%	11/30/2029
Trader Joe’s	NA / NA / NA	19,903	30.2%	$105.51	56.1%	5/31/2033
Party City	NA / NA / NA	12,710	19.3%	$78.68	26.7%	3/31/2030
PetSmart	NA / NA / NA	1,820	2.8%	$159.73	7.8%	10/31/2022
(1)	Based on the underwritten rent roll dated April 1, 2018.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	1	1,820	2.8	290,700	7.8	1,820	2.8%	$290,700	7.8%
2023	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2024	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2025	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2026	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2027	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2028	0	0	0.0	0	0.0	1,820	2.8%	$290,700	7.8%
2029 & Beyond	3	64,116	97.2	3,450,000	92.2	65,936	100.0%	$3,740,700	100.0%
Total	4	65,936	100.0%	$3,740,700	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2018.

Operating History and Underwritten Net Cash Flow
	2016(1)	2017(1)	TTM(2)	Underwritten(2)	Per Square Foot	%(3)
Rents In Place	$1,320,833	$1,402,863	$1,497,863	$3,740,700	$56.73	90.7%
Gross Potential Rent	$1,320,833	$1,402,863	$1,497,863	$3,740,700	$56.73	90.7%
Total Reimbursements	130,617	111,519	114,662	385,467	5.85	9.3
Net Rental Income	$1,451,450	$1,514,382	$1,612,525	$4,126,167	$62.58	100.0%
Less: Vacancy & Bad Debt	0	0	0	(123,785)	(1.88)	(3.0)
Effective Gross Income	$1,451,450	$1,514,382	$1,612,525	$4,002,382	$60.70	97.0%
Total Operating Expenses	509,789	841,441	950,175	1,107,242	16.79	27.7
Net Operating Income	$941,661	$672,941	$662,350	$2,895,140	$43.91	72.3%
TI/LC	0	0	0	100,999	1.53	2.5
Capital Expenditures	0	0	0	9,890	0.15	0.2
Net Cash Flow	$941,661	$672,941	$662,350	$2,784,250	$42.23	69.6%

(1)

Full year 2015 financials are not available as the loan sponsor acquired the property in October 2015. The decrease in 2017 NOI from 2016 NOI was primarily driven by a $231,513 increase in real estate taxes.

(2)

TTM reflects the trailing 12-month period ending April 30, 2018. The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily driven by rent from Trader Joe’s, which did not begin paying its initial annual contractual rent of $2.1 million until May 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

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660 Columbus Avenue

Property Management. The 660 Columbus Avenue Property is managed by The Klein Group LLC, a borrower affiliate.

Escrows and Reserves. At loan origination, the borrower deposited $145,874 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the estimated annual real estate taxes into the tax reserve, which currently equates to $72,937.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (a) no event of default has occurred and is continuing and (b) the borrower provides satisfactory evidence that the 660 Columbus Avenue Property is insured as part of a reasonably acceptable blanket policy in accordance with the loan documents.

Rollover Reserve – In the event of a Trader Joe’s Trigger Event (as defined below), the borrower is required to deposit all excess cash flow after payment of debt service, required reserves and operating expenses into the rollover reserve. In addition, in connection with any other termination, amendment or modification of any tenant lease, reduction of rents, shortening of term, or surrender of space at the 660 Columbus Avenue Property, the borrower is required to pay to the lender any termination fees or other consideration paid to the borrower in connection with such events. The loan documents require that such funds be used for tenant improvements and leasing commissions incurred following the origination date or, with respect to any termination fees, for monthly debt service payments at the borrower’s option.

A “Trader Joe’s Trigger Event” means the occurrence of (i) any bankruptcy or insolvency action of Trader Joe’s, (ii) the borrower failing to renew the Trader Joe’s lease in accordance with the loan documents on or before the date that is nine months prior to the expiration date of the Trader Joe’s lease, or (iii) Trader Joe’s “goes dark,” vacates or abandons its premises at the 660 Columbus Avenue Property.

Free Rent Reserve – The borrower may elect to deposit into the Free Rent Reserve an amount equal to any free rent credit due from the borrower in connection with satisfying the criteria set forth in the loan documents for any Trader Joe’s lease renewal or a Trader Joe’s replacement lease. Provided no event of default has occurred and is continuing, the lender is required to disburse such amounts to the lockbox account on a monthly basis on each payment date for each month of free rent credit deposited based on the corresponding month to which such free rent credit applies.

Outstanding TI Reserve – The borrower may elect to deposit into the Outstanding TI Reserve an amount equal to any outstanding tenant improvement or outstanding leasing commission obligation of the borrower in connection with satisfying the criteria set forth in the loan documents for any Trader Joe’s lease renewal or a Trader Joe’s replacement lease. Provided no event of default exists, the lender is required to disburse from the Outstanding TI Reserve Account for tenant improvement obligations and/or leasing commissions incurred by the borrower in connection with satisfying the criteria for any Trader Joe’s lease renewal or the Trader Joe’s replacement lease. All such expenses must be approved by the lender in its sole discretion.

Condominium Assessments Reserve – During a Cash Sweep Period (as defined below) or in the event the borrower is unable to provide the lender with evidence that the condominium assessments have been paid at least five business days prior to the due date of such condominium assessments, the borrower is required to pay to the lender an amount such that the balance in the Condominium Assessments Reserve will at all times be greater than or equal to the aggregate amount of condominium assessments due from the borrower to the condominium association for the next one month period, as determined by the lender based on the most recent annual budget of the condominium association. The Condominium Assessments Reserve is required to be held as additional collateral for the 660 Columbus Avenue Mortgage Loan and may only be released to the borrower after the 660 Columbus Avenue Mortgage Loan has been paid in full.

DSCR Cure Deposit Reserve – To the extent the borrower has cured a debt service coverage ratio trigger event through the delivery of the DSCR Cure Deposit, such amounts are required to be held by the lender as additional security for the 660 Columbus Avenue Mortgage Loan. At such time that the debt service coverage ratio trigger event has been cured in accordance with the loan documents without taking into account any DSCR Cure Deposit funds in the reserve, provided no event of default shall have occurred and be continuing, all DSCR Cure Deposit Reserve amounts are required to be deposited into the lockbox account and disbursed in accordance with the loan documents.

A “DSCR Cure Deposit” means a deposit from the borrower with the lender in the form of cash or a letter of credit in an amount that, if used to reduce the then outstanding principal balance of the 660 Columbus Avenue Mortgage Loan, would result in the achievement of a debt service coverage ratio of 1.20x or greater for two consecutive calendar quarters, based upon the trailing three month periods immediately preceding the date of determination.

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Lockbox / Cash Management. The 660 Columbus Avenue Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. To the extent there is no Cash Sweep Period (as defined below) in effect, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be transferred each business day into the cash management account, and applied to all required payments and reserves as set forth in the 660 Columbus Avenue Mortgage Loan documents. Except as described above in “Rollover Reserve”, to the extent there is a Cash Sweep Period, all excess cash in the cash management account following payments for debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager, (iii) the date the debt service coverage ratio (as calculated in the loan documents) falls below 1.20x based on the trailing three month period immediately preceding the determination date or (iv) a Trader Joe’s Trigger Event.

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which acceptance may not be unreasonably withheld, conditioned or delayed, unless the lender has applied for the appointment of a receiver, accelerated the debt or commenced a foreclosure action, in which case such acceptance may be in the lender’s sole and absolute discretion), (b) with respect to clause (ii) above, solely with respect to the property manager, if the borrower replaces the manager with a qualified manager under a replacement management agreement within 60 days after such action, (c) with respect to clause (ii) above, solely with respect to an involuntary bankruptcy petition for which none of the borrower, guarantor or their affiliates have colluded or assisted with or solicited or caused to be solicited creditors for such involuntary petition, upon the involuntary petition being discharged or dismissed within 90 days of filing without any material adverse consequences to the 660 Columbus Avenue Mortgage Loan or the property, (d) with respect to clause (iii) above, the achievement of a debt service coverage ratio of at least 1.20x for two consecutive quarters based on the trailing three month period or the receipt by the lender of the DSCR Cure Deposit, and (e) with respect to a Trader Joe’s Trigger Event, the execution of one or more replacement leases for the Trader Joe’s leased space with one or more replacement tenants approved by the lender in accordance with the loan documents and meeting certain requirements set forth in the loan documents. Each Cash Sweep Event Cure is also subject to the following conditions: (1) no other event of default has occurred and is continuing; (2) a Cash Sweep Event Cure may not occur more than an aggregate of four times during the term of the 660 Columbus Avenue Mortgage Loan and (3) the borrower pays the lender’s reasonable expenses in connection with the Cash Sweep Event Cure, including reasonable attorney’s fees.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the payment date following the related Cash Sweep Event Cure.

The Condominium. The 660 Columbus Avenue Property consists of two commercial units in a 283 unit condominium (with 280 residential units and three commercial units). The borrower owns an approximately 18.01% interest in the condominium. The condominium board of directors has seven board members, and board members are elected by a majority vote of the unit owners. The borrower does not control the related board of directors. The board of directors is generally responsible for the administration of the condominium including, without limitation, the operation and maintenance of the common areas, determinations of assessments and insuring the condominium common elements (subject to the rights of unit owners with respect to certain decisions). The condominium declaration may be modified or amended upon the vote of 66 and 2/3% of the unit owners, except that any amendment or modification which would alter the percentage interest of one or more unit owners requires the consent of all such affected owners and their mortgagees, and no amendment may be made to the declaration that impairs or prejudices the rights of any mortgagee. The entire property may be withdrawn from a condominium structure with the vote of at least 80% of the unit owners and their mortgagees. In the event of a casualty that results in the damage to 75% or more of the condominium, the board of directors is required to restore the property unless 75% of the unit owners elect not to rebuild. The condominium declaration also establishes a second board of managers to make decisions related solely to the commercial units. The board of managers for the commercial units consists of four members, and the borrower is entitled to appoint three of those members. The condominium declaration provides that if the holder of an institutional mortgage of record or other purchaser at a foreclosure sale obtains title, the new owner will not be liable for any common charges to the extent such charges were assessed and became due prior to acquisition of title, and that any lien for such assessments is subordinate to the lien of a mortgage affecting such unit. The lender also has certain notice and cure rights for defaults by the borrower under the condominium documents.

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Aon Center

Floor	Space 1	Space 2	Space 3	Space 4	Space 5
83	Mechanical				
82	MAC Club, LLC (dba MidAmerica Club) 1,995 SF Exp. 12/2026	Vacant 2,479 SF	KPMG LLP 3,512 SF Exp. 8/2027	Mechanical	
81	Mechanical	Federal Home Loan Bank of Chicago 300 SF Exp. 12/2024	Jones Lang LaSalle Incorporated 1,000 SF Exp. 5/2032		
80	MAC Club, LLC (dba MidAmerica Club) 34,297 SF Exp. 12/2026				
79	Veolia Environment North America Operations 34,533 SF Exp. 7/2024				
78	Evraz Inc. 34,868 SF Exp. 5/2023				
77	SP Plus Corporation 34,870 SF Exp. 9/2025				
76	Kraft Heinz Foods Company 34,874 SF Exp. 6/2029				
75	Kraft Heinz Foods Company 34,119 SF Exp. 6/2029				
74	Kraft Heinz Foods Company 34,064 SF Exp. 6/2029				
73	Kraft Heinz Foods Company 33,403 SF Exp. 6/2029				
72	Kraft Heinz Foods Company 33,257 SF Exp. 6/2029				
71	Rio Tinto Services Inc 18,373 SF Exp. 8/2029	Vacant 15,234 SF			
70	Tenant Amenity Floor 34,129 SF				
69	Vacant 34,129 SF				
68	KPMG LLP 31,654 SF Exp. 8/2027				
67	KPMG LLP 34,084 SF Exp. 8/2027				
66	Daniel J Edelman, Inc 34,077 SF Exp. 12/2024				
65	Daniel J Edelman, Inc 34,117 SF Exp. 12/2024				
64	Daniel J Edelman, Inc 33,818 SF Exp. 12/2024				
63	Daniel J Edelman, Inc 33,841 SF Exp. 12/2024				
62	Daniel J Edelman, Inc 33,802 SF Exp. 12/2024				
61	KPMG LLP 33,196 SF Exp. 8/2027				
60	KPMG LLP 33,196 SF Exp. 8/2027				
59	KPMG LLP 32,701 SF Exp. 8/2027				
58	KPMG LLP 32,722 SF Exp. 8/2027				
57	KPMG LLP 33,380 SF Exp. 8/2027				
56	KPMG LLP 33,380 SF Exp. 8/2027				
55	KPMG LLP 33,380 SF Exp. 8/2027				
54	United HealthCare Services, Inc. 21,688 SF Exp. 8/2023	Schindler Elevator Corporation 5,482 SF Exp. 6/2027	SP Plus Corporation 5,923 SF Exp. 9/2025		
53	United HealthCare Services, Inc. 33,371 SF Exp. 8/2023				
52	Mitsui & Co. (USA), Inc. 5,770 SF Exp. 4/2021	Vacant 2,141 SF	Xerox Corporation 11,990 SF Exp. 7/2024	Daniel J Edelman, Inc 14,064 SF Exp. 12/2024	MCI Metro Access 212 SF Exp. 2/2019
51	PBC Aon Center, LLC (Carr Workplaces) 26,914 SF Exp. 2/2022	National Council of Real Estate Investment Fiducia 6,023 SF Exp. 1/2023			
50	Strata Decision Technology 33,111 SF Exp. 3/2029	MCI Metro Access 212 SF Exp. 2/2019			
49	Strata Decision Technology 33,372 SF Exp. 3/2029				
48	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
47	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
46	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
45	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
44	Jones Lang LaSalle Incorporated 33,237 SF Exp. 5/2032				
43	Jones Lang LaSalle Incorporated 33,009 SF Exp. 5/2032				
42	Vacant 31,896 SF				
41	Vacant 31,889 SF				
40	Vacant 30,520 SF				
39	Vacant 32,478 SF				
38	Slalom Inc. 32,478 SF Exp. 9/2030				

Vacant | Building | MTM | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

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Floor	Spaces
37	Slalom Inc. 32,478 SF Exp. 9/2030
36	Centene Management Company LLC 32,478 SF Exp. 8/2026
35	Vacant 18,057 SF; SDI Presence LLC 15,383 SF Exp. 2/2026
34	Vacant 10,475 SF; HY Connect, Inc 21,782 SF Exp. 5/2030
33	Kemper Corporation 32,478 SF Exp. 12/2033
32	Kemper Corporation 32,478 SF Exp. 12/2033
31	Microsoft Corporation 32,203 SF Exp. 10/2022
30	AArete LLC 15,845 SF Exp. 7/2024; Vacant 6,530 SF; Vacant 10,103 SF
29	Ariel Investments 33,811 SF Exp. 10/2032
28	Mechanical
27	Mechanical
26	Thoughtworks, Inc 20,022 SF Exp. 12/2023; Vacant 9,221 SF
25	Thoughtworks, Inc 32,507 SF Exp. 12/2023
24	Integrys Business Support, LLC 30,903 SF Exp. 4/2029
23	Integrys Business Support, LLC 30,930 SF Exp. 4/2029
22	Integrys Business Support, LLC 31,730 SF Exp. 4/2029
21	Integrys Business Support, LLC 31,730 SF Exp. 4/2029
20	Integrys Business Support, LLC 31,706 SF Exp. 4/2029
19	Federal Home Loan Bank of Chicago 31,703 SF Exp. 12/2024
18	Federal Home Loan Bank of Chicago 31,701 SF Exp. 12/2024
17	Federal Home Loan Bank of Chicago 31,701 SF Exp. 12/2024
16	Integrys Business Support, LLC 31,443 SF Exp. 2/2025
15	Aon Corporation 31,702 SF Exp. 12/2028
14	Aon Corporation 31,701 SF Exp. 12/2028
13	Aon Corporation 31,701 SF Exp. 12/2028
12	Aon Corporation 31,701 SF Exp. 12/2028
11	Aon Corporation 31,701 SF Exp. 12/2028
10	Aon Corporation 31,834 SF Exp. 12/2028
9	Aon Corporation 31,834 SF Exp. 12/2028
8	Aon Corporation 31,982 SF Exp. 12/2028
7	Aon Corporation 31,982 SF Exp. 12/2028
6	Aon Corporation 31,982 SF Exp. 12/2028
5	Aon Corporation 31,982 SF Exp. 12/2028
4	Aon Corporation 31,873 SF Exp. 12/2028
3	Aon Corporation 31,883 SF Exp. 12/2028
2	Microsoft Corporation 29,275 SF Exp. 10/2022
UL	KPMG LLP 3,234 SF Exp. 8/2027; Security Office 3,316 SF 12/2025; Concierge Office 1,555 SF 5/2032
LL	Vacant 27,094 SF; Vacant 717 SF; Freshii 1,370 SF Exp. 8/2024; Vacant 2,086 SF; Vacant 651 SF; Kim's Valet and Shoe Repair 319 SF Exp. 4/2023; Jimmy John's Sub 798 SF MTM; United States Postal Service 3,372 SF MTM; Au Bon Pain Company 3,185 SF Exp. 10/2024
LL	Associated Bank 1,848 SF Exp. 9/2027; Deeti, Inc. 1,151 SF Exp. 4/2023; Starbucks 1,783 SF MTM; Randolph/Stetson Soprafina Marketcafe, LLC 5,580 SF Exp. 10/2027; Fabulous Nail Spa 1,781 SF Exp. 3/2024; Vacant 4,207 SF; Ingrace Company 16,243 SF Exp. 5/2022; Dunkin Donuts 1,280 SF Exp. 6/2023; Vacant 199 SF
LL1	IBT/AT&T 24,194 SF Exp. 7/2029; Vacant 4,157 SF; Vacant 1,025 SF; Vacant 2,856 SF; Vacant 6,759 SF; Vacant 11,326 SF
LL1	Ingrace Company 4,509 SF Exp. 5/2022; Ingrace Company 334 SF Exp. 5/2022; Housekeeping Office; Vacant 1,282 SF; Vacant 2,028 SF; Auditorium; Vacant 555 SF
LL3	Freshii 382 SF Exp. 8/2024; Vacant 3,994 SF; Vacant 5,058 SF; Vacant 1,131 SF; Great Lakes Storage 225 SF Exp. 12/2018; IBT/AT&T 53,727 SF Exp. 7/2029; Vacant 871 SF
LL3	Integrys 2,555 SF Exp. 4/2029; Schindler Elevator Corporation Storage 1,616 SF Exp. 8/2027; Vacant 4,076 SF; Vacant 906 SF; Vacant 2,485 SF; Vacant 481 SF; Vacant 649 SF; Vacant 1,038 SF; Building 194 SF
LL4	IBT/AT&T Cable Vault; IBT/AT&T Fuel Storage; Vacant 80 SF; Vacant 1,331 SF; Vacant 570 SF
LL5	IBT/AT&T Diesel Oil Storage Tank; 911 Chicago Police

Vacant | Building | MTM | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

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Aon Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$43,000,000	Net Rentable Area (SF):	2,777,240
Cut-off Date Principal Balance(1):	$43,000,000	Location:	Chicago, IL
% of Pool by IPB:	4.1%	Year Built / Renovated:	1972 / 2018
Loan Purpose:	Refinance	Occupancy(3):	87.9%
Borrowers:	601 W Companies LLC, Brickell 13	Occupancy Date:	5/1/2018
	Chicago LLC	Number of Tenants:	52
Sponsors:	Mark Karasick, Michael Silberberg	2014 NOI(4):	$34,828,947
Interest Rate:	4.62740%	2015 NOI(5):	NAV
Note Date:	6/8/2018	2016 NOI(4)(6):	$35,611,627
Maturity Date:	7/1/2023	2017 NOI(4)(6):	$42,559,906
Interest-only Period:	60 months	TTM NOI (as of 4/2018)(4)(7):	$43,382,250
Original Term:	60 months	UW Economic Occupancy:	87.9%
Original Amortization:	None	UW Revenues:	$97,775,632
Amortization Type:	Interest Only	UW Expenses:	$46,208,188
Call Protection(2):	L(25),Def(32),O(3)	UW NOI(7):	$51,567,444
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$49,706,693
Additional Debt(1):	Yes	Appraised Value / Per SF(8):	$824,000,000 / $297
Additional Debt Balance(1):	$307,000,000 / $186,000,000 /	Appraisal Date(8):	5/1/2018
	$141,500,000
Additional Debt Type:	Pari Passu / Subordinate Debt /
	Mezzanine Loan

Escrows and Reserves(9)				Financial Information(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$6,612,672	$1,502,880	N/A	Cut-off Date Loan / SF:	$126	$193
Insurance:	$1,084,347	$120,483	N/A	Maturity Date Loan / SF:	$126	$193
Replacement Reserves:	$0	$57,859	N/A	Cut-off Date LTV(8)(10):	40.3%	62.8%
TI/LC:	$0	Springing	$5,600,000	Maturity Date LTV(8)(10):	40.3%	62.8%
Other:	$82,802,409	$0	N/A	UW NCF DSCR:	3.03x	1.98x
				UW NOI Debt Yield(10):	15.5%	10.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$350,000,000	51.7%	Payoff Existing Debt	$575,754,562	85.0%
Subordinate Debt	186,000,000	27.5	Upfront Reserves	90,499,428	13.4
Mezzanine Loans	141,500,000	20.9	Closing Costs	8,101,336	1.2
			Return of Equity	3,144,674	0.5
Total Sources	$677,500,000	100.0%	Total Uses	$677,500,000	100.0%

(1)	The Aon Center Mortgage Loan is part of a whole loan comprised of (i) the mortgage loan (comprised of one note with an outstanding principal balance as of the Cut-off Date of $43.0 million, (ii) three companion loans, each of which is pari passu with the Aon Center Mortgage Loan with an aggregate outstanding principal balance as of the Cut-off Date of $307.0 million and (iii) a subordinate companion loan (comprised of one note) with an outstanding principal balance as of the Cut-off Date of $186.0 million. The Senior Notes Financial Information presented in the chart above reflects the $350.0 million aggregate Cut-off Date balance of the Aon Center Mortgage Loan and Senior Notes, as defined in “The Loan” below. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date balance of the $536.0 million Aon Center Whole Loan as defined in “The Loan” below.

(2)	The lockout period will be at least 25 months beginning with and including the payment date in August 2018. Defeasance of the full $536.0 million Aon Center Whole Loan is permitted at any time after the earlier to occur of (i) August 1, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 months is based on the closing date of the Benchmark 2018-B5 securitization in August 2018. The actual lockout period may be longer.

(3)	Occupancy has been underwritten to the in-place rent roll as of May 1, 2018, inclusive of recently executed leases for which certain tenants are not yet in occupancy or paying rent. Most notably, occupancy reflects 132,933 square feet (4.8% of NRA) associated with recent new and expansion leasing, as well as three executed leases that are anticipated to backfill a portion of the vacant DDB Needham (“DDB”) space. See “The Property” herein. In certain instances, such tenants are currently in occupancy of temporary space at the property.

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Annex A-3	Benchmark 2018-B5

Aon Center

(4)	Rents In Place and Total Reimbursements for historical periods 2014, 2016, 2017 and TTM April 30, 2018 have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center Property was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and TTM April 2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and has vacated in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and TTM April 2018 amount of approximately $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.
(5)	2015 NOI is not available due to timing of the sponsors’ acquisition of the Aon Center Property.

(6)	The increase in 2017 NOI from 2016 NOI is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 square feet), KPMG expansion space (31,654 square feet) and Strata Decision Technology (16,793 square feet), collectively accounting for approximately $5.6 million in underwritten gross rent.

(7)	The increase in UW NOI from TTM NOI is primarily attributable to (i) over 270,000 square feet in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in underwritten average rents and contractual rent steps.

(8)	Cut-off Date LTV and Maturity LTV are based on the “Hypothetical” Appraised Value of $824.0 million, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB. At origination, the borrowers reserved approximately $13.2 million for all outstanding tenant improvement and leasing commissions, as well as approximately $8.0 million budgeted for the completion of the amenity floor build-out. The Cut-off Date LTV and Maturity LTV (unadjusted for the $18.3 million performance reserve described below) based on the “as-is” Appraised Value of $780.0 million for the Senior Notes and Whole Loan are each approximately 44.9% and 68.7%, respectively.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(10)	At origination, the borrowers were required to reserve $18.3 million in connection with a performance reserve, to be released upon the borrowers having executed the Slalom lease (which condition was satisfied as of the origination date), in addition to 35,000 square feet in additional leasing, among other conditions (as further described herein). Cut-off Date LTV, Maturity Date LTV and UW NOI Debt Yield as presented in the Financial Information above are calculated net of the performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), (i) the “Hypothetical” Appraised Value results in a Pari Passu Debt Cut-off LTV and Maturity LTV of approximately 42.5% and Whole Loan Cut-off Date LTV and Maturity LTV of approximately 65.0% and (ii) UW NOI results in a Pari Passu Debt Yield and Whole Loan Debt Yield of approximately 14.7% and 9.6%, respectively.

The Loan. The Aon Center loan is secured by a first mortgage lien on the borrowers’ fee interest in an 83-story, approximately 2.8 million square foot Class A office tower located in the East Loop neighborhood of Chicago, Illinois (the “Aon Center Property”). The whole loan was originated by JPMCB and has an outstanding principal balance as of the Cut-off Date of $536.0 million (“The Aon Center Whole Loan”). The Aon Center Whole Loan is comprised of (i) a senior loan, comprised of four pari passu senior notes with an aggregate original principal balance of $350.0 million (one of which, Note A-2, will be contributed to the Benchmark 2018-B5 Trust and is referred to as the “Aon Center Mortgage Loan” and the remaining notes are collectively referred to as the “Aon Center Pari Passu Companion Loan”) (the Aon Center Mortgage Loan and the Aon Center Pari Passu Companion Loan are collectively referred to as the “Senior Notes”) and (ii) a subordinate companion loan, comprised of one note, with outstanding principal balance of $186.0 million (the “Aon Center Subordinate Companion Loan”). The Aon Center Senior Notes are pari passu in right of payment with each other and are generally senior in right of payment to the Aon Center Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool-The Whole Loans-The Non-Serviced AB Whole Loans-The Aon Center Whole Loan” in the Prospectus. The Senior Note A-4 has been contributed to a private CMBS securitization that governs the servicing and administration of the Aon Center Whole Loan and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the directing certificateholder for the JPMCC 2018-AON securitization (or, following the occurrence and continuance of a control event under the related trust and servicing agreement, the related trustee). However, the Benchmark 2018-B5 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The Aon Center Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary

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Annex A-3	Benchmark 2018-B5

Aon Center

The Borrowers. The borrowing entities for the Aon Center Whole Loan are 601 W Companies LLC and Brickell 13 Chicago LLC, each a Delaware limited liability company and special purpose entity. The borrowers own the Aon Center Property as tenants-in-common.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Mark Karasick and Michael Silberberg, jointly and severally. The 601W Companies, led by key principal Mark Karasick, is a leading private real estate acquisition, ownership, development, and management company. Over the past 15 years, The 601W Companies has acquired a number of commercial properties throughout the country, aggregating approximately 24 million square feet, with a collective value in excess of $5.0 billion. The 601W Companies has raised more than $1.0 billion involving 32 office buildings. Notable investments are the Old Chicago Post Office (Chicago, IL), the Wells Fargo Center (Winston-Salem, NC), One South Broad Street (Philadelphia, PA), 111 West Jackson (Chicago, IL) and Civic Opera Building (Chicago, IL).

The Property. The Aon Center Property is an 83-story, approximately 2.8 million square foot Class A office tower located in the East Loop neighborhood of Chicago, Illinois. The Aon Center Property is the third tallest building in Chicago and occupies an entire city block immediately adjacent to Chicago’s Millennium Park. Furthermore, the Aon Center Property features unobstructed panoramic views of Lake Michigan, Millennium Park, Grant Park and the Chicago River. The Aon Center Property serves as a headquarters location for Aon Corporation (15.2% of net rentable area; rated Baa2/BBB+/A- by Moody’s/Fitch/S&P), Jones Lang LaSalle Inc. (7.2%; Baa1/NA/BBB), Kraft Heinz Food Company (6.1%; Aa2/A+/AA) and Daniel J. Edelman, Inc. (6.6%), as well as a regional hub for institutional quality tenants KPMG LLP (11.0%), Integrys Business Support, LLC (6.9%; A3/BBB+/A-), Federal Home Loan Bank of Chicago (3.4%; Aaa/AAA/AA+) and Microsoft Corporation (2.2%; Aaa/AA+/AAA). Additionally, the Aon Center Property includes a 678-space, four-level underground heated parking garage, resulting in a parking ratio of 0.24 spaces per 1,000 square feet of rentable space.

The Aon Center Property was originally constructed in 1972 and is currently in the midst of a significant renovation that began in 2016. The Aon Center Property has benefitted from a history of institutional ownership and thorough operational and capital improvement program. Dating back to 2003, prior ownership invested approximately $187.8 million in the Aon Center Property’s base building, systems and tenant spaces. According to the sponsors, since acquiring the Aon Center Property in 2015, an additional approximately $62.2 million has been invested towards further renovations and tenant improvements. Further, the sponsors have budgeted approximately $24.7 million for ongoing capital improvement projects, approximately $8.0 million of which was reserved at closing for the completion of the new tenant amenity floor (the remaining amount is not reserved for and is not required to be completed under the Aon Center Whole Loan documents). The Aon Center Property features nearly column-free floorplates, modern building systems, a retail concourse, a complete building amenity package (upon completion of the tenant amenity floor) and access to Chicago’s pedway system with immediate connectivity to the Fairmont Hotel and Lakeshore Sport and Fitness. The Aon Center Property has earned both ENERGY STAR designation and LEED Certification Silver. Additionally, the Aon Center Property was named The Outstanding Building of the Year by a building industry association in 2009/2010.

The sponsors initially acquired the Aon Center Property in 2015 at a cost of approximately $712.0 million ($256 per square foot). At the time of acquisition, DDB Needham one of the largest tenants (previously occupied 212,261 square feet), communicated its intent to vacate the Aon Center Property at the end of its lease in June 2018. Furthermore, DDB’s lease called for a free rent period over the final 30 months of its lease term. Since acquiring the Aon Center Property, the sponsors have marketed the building to a number of institutional quality and investment grade tenants, while also fully revamping the lobby and common areas and adding a state of the art tenant amenity floor (expected to be completed by year-end 2018). The tenant amenity floor is expected to include a modern gym, conference space and tenant lounge. The sponsors have backfilled a large portion of the DDB space to three tenants: Centene (32,478 square feet), HY Connect (21,728 square feet) and Slalom (64,956 square feet). This is consistent with overall leasing momentum at the Aon Center Property, having over 270,000 square feet (including the three tenants in the previous sentence) in new and expansion leases year signed to date at a weighted average term of 11.3 years and underwritten base rent of $25.15 per square foot.

The Aon Center Property is located in Chicago’s East Loop office submarket, affording tenants immediate access to public transportation, as well as the city’s entertainment, hospitality and residential districts. The Aon Center Property’s location links the Magnificent Mile retail corridor to Chicago’s recreational and cultural destinations, and is anchored by Millennium Park and the State Street retail corridor. In particular, the Aon Center Property benefits from direct access to Lake Shore Drive and several key north/south thoroughfares via Route 290, including Michigan Avenue as well as Wacker Drive, which is a major artery that follows the south and east banks of the Chicago River within the CBD. Furthermore, the Aon Center Property provides access to public transportation with five of the seven CTA “L” lines accessible within two blocks, the Ogilvie Transportation Center located 11 blocks west of the Aon Center Property and commuter train service to the entire metropolitan area.

As of May 1, 2018, the Aon Center Property was 87.9% leased to 52 tenants, including a mix of international, institutional quality tenancy. Approximately 53.3% and 62.1% of net rentable area and underwritten base rent, respectively, are attributable to investment grade tenants. The Aon Center Property’s ten largest tenants (eight of which have investment grade credit ratings) occupy approximately 1.8 million square feet (63.4% of net rentable area) on a long-term basis with a weighted average remaining lease term of approximately 10.1 years.

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Annex A-3	Benchmark 2018-B5

Aon Center

The largest tenant, Aon Corporation (423,047 square feet; 15.2% of net rentable area; 14.6% of Underwritten Base Rent) (“Aon Corporation”) (rated Baa2/BBB+/A- by Moody’s, Fitch and S&P) (NYSE: AON), is a global professional services firm headquartered in London that provides consulting and solutions to clients focused on risk, retirement and health. Aon Corporation was founded in 1982 and has since grown to approximately 50,000 employees worldwide, serving 120 countries. Aon Corporation provides its services to all market segments, including individuals through personal lines, mid-market companies and large global companies, and serves almost every industry worldwide. As of 2017, Aon had revenues of approximately $10.0 billion and total assets of $26.1 billion. Aon Corporation currently occupies floors 3-15 through December 2028 and has two five-year renewal options. Aon currently subleases a portion of its space totaling 15,850 square feet to an affiliate, Hewitt Associates LLC, through December 2028.

The second largest tenant, KPMG LLP (304,439 square feet; 11.0% of net rentable area; 12.3% of Underwritten Base Rent) (“KPMG”), is a professional service company and one of the big four accounting firms. The company is headquartered in Amstelveen, the Netherlands, and employs approximately 197,263 people as of 2017. KPMG’s main lines of services include financial audit, tax and advisory and its practices serve companies across the globe. As of 2017, KPMG has revenues of approximately $26.4 billion, comprised of $10.4 billion across its audit business, $10.2 billion across its advisory business and $5.8 billion across its tax business. KPMG recently executed a 31,654 square feet expansion lease commencing in July 2018 and is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. KPMG leases floors 51, 53-61, 67 and 68 through August 2027 and has three five-year renewal options.

The third largest tenant, Jones Lang LaSalle Inc. (“JLL”) (200,730 square feet; 7.2% of net rentable area; 8.1% of Underwritten Base Rent) (rated Baa1/NR/BBB by Moody’s, Fitch and S&P) (NYSE: JLL), is a global professional services and investment management firm specializing in real estate and is a member of the Fortune 500. JLL’s teams provide integrated services to clients seeking increased value by owning, occupying, developing or investing in real estate. Headquartered in Chicago, JLL was founded in 1999 through the merger of Jones Lang Wootton and LaSalle Partners and currently employs approximately 82,000 people across 80 countries. As of 2017, JLL has revenue of $7.9 billion, managed approximately 4.6 billion square feet of space and completed investment sales, acquisitions and finance transactions of approximately $170 billion. JLL occupies floors 43-48 through May 2032 and has two five-year renewal options.

The Aon Center Property is located in the central business district of Chicago, Illinois in the East Loop submarket within the greater Chicago office market. The East Loop submarket contains approximately 28.2 million square feet of office space and is bordered by the Chicago River to the north, Congress parkway to the south, Lake Michigan to the east and State Street to the west. The greater Chicago-Naperville-Joliet MSA ranks second nationally in total office inventory behind New York, containing nearly 234.3 million square feet of office space. Chicago’s largest employers include a diverse group of multinational corporations representing a variety of industries including telecommunications, aviation, manufacturing, retail and banking. Thirty-one of the nation’s Fortune 500 corporations are headquartered in the Chicago region including Walgreens, Boeing, United Continental Holdings, Inc., The Allstate Corporation, Exelon Corporation, McDonald’s Corporation, Sears Holdings Corporation and US Foods, Inc.

As of the first quarter of 2018, the greater Chicago Class A office market consisted of approximately 95.9 million square feet across 112 buildings with an overall market vacancy of 11.8% and average asking rents of approximately $31.88 per square foot. At a more granular level, the East Loop Class A submarket totaled approximately 15.7 million square feet across 15 buildings with an overall market vacancy of 11.0% and average market asking rents of $24.59 per square foot. The overall East Loop submarket vacancy rate is currently 10.6% which is down 1.2% compared to year-end 2017. During the same time period, quoted asking rents have increased modestly from $27.74 per square foot to $28.10 per square foot.

The appraisal identified eight Class A/B office rent comparables in the East Loop submarket with comparable buildings built between 1965 and 2005 and ranging in size from 737,308 square feet to 3,903,883 square feet. Recently executed leases at the comparable properties across approximately 853,121 square feet in recent leasing ranged between $18.25 and $30.00 per square foot with a weighted average of approximately $27.85 per square foot. Based on the eight Class A/B office rent comparables identified, Class A properties have generally demanded rents nearly $10.00 per square foot greater than Class B properties in the market. Over 270,000 square feet in leases signed year-to-date at the Aon Center property have been executed at a weighted average rent of approximately $25.15 per square foot, in-line with leasing identified in the appraisal. Based on the appraiser’s analysis and concluded market rent across categories, the Aon Center property’s in-place rent is approximately 20% below market.

A-3-69

Annex A-3	Benchmark 2018-B5

Aon Center

Historical and Current Occupancy(1)
2014	2015(2)	2016	2017	Current(3)
78.9%	NAV	77.7%	85.0%	87.9%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	2015 Occupancy is unavailable due to the timing of the sponsors’ acquisition of the Aon Center Property.

(3)	Current Occupancy is as of May 1, 2018. As of May 1, 2018, the Aon Center Property had a physical occupancy of 87.9%. Current Occupancy has been underwritten to the in-place rent roll as of May 1, 2018, inclusive of recently executed leases for which certain tenants are not yet in occupancy or paying rent. Most notably, occupancy reflects 132,933 square feet (4.8% of NRA) associated with recent new and expansion leasing, as well as three executed leases that are anticipated to backfill a portion of the vacant DDB space. See “The Property” herein. In certain instances, such tenants are currently in occupancy of temporary space at the Aon Center Property.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date(4)
Aon Corporation(5)	Baa2 / BBB+ / A-	423,047	15.2%	$18.04	14.6%	12/31/2028
KPMG LLP(6)	NA / NA / NA	304,439	11.0	$21.01	12.3%	8/5/2027
Jones Lang LaSalle Inc.	Baa1 / NA / BBB	200,730	7.2	$20.95	8.1%	5/31/2032
Integrys Business Support, LLC(7)	A3 / BBB+ / A-	190,997	6.9	$20.96	7.7%	4/30/2029
Daniel J. Edelman, Inc(8)	NA / NA / NA	183,719	6.6	$21.39	7.5%	12/31/2024
Kraft Heinz Foods Company	Aa2 / A+ / AA	169,717	6.1	$25.13	8.2%	6/30/2029
Federal Home Loan Bank Chicago	Aaa / AAA / AA+	95,405	3.4	$23.19	4.2%	12/31/2024
Strata Decision Technology(6)	Baa3 / NA / BBB+	66,483	2.4	$22.98	2.9%	3/31/2029
Kemper Corporation(6)	Baa3 / BBB- / BBB-	64,956	2.3	$25.23	3.1%	12/31/2033
Microsoft Corporation	Aaa / AA+ / AAA	61,478	2.2	$20.21	2.4%	10/31/2022
Total Major Office		1,760,971	63.4%	$21.04	71.1%
Other Occupied Office(9)		504,221	18.2	$22.29	21.6%
Total Occupied Office		2,265,192	81.6%	$21.32	92.7%
Retail		22,729	0.8	$39.47	1.7%
Telecom		77,930	2.8	$31.50	4.7%
Storage		10,925	0.4	$14.68	0.3%
Amenities / Building Office		65,080	2.3	$4.56	0.6%
Total Occupied Space		2,441,856	87.9%	$21.34	100.0%
Vacant(10)		335,384	12.1
Total /		2,777,240	100.0%

(1)	Based on the underwritten rent roll dated as of May 1, 2018.

(2)	In certain instances, ratings provided are those of the federal government or parent company of the entity shown, whether or not the federal government or parent company guarantees the lease.

(3)	Base Rent PSF represents average rents over the term of the Aon Center Whole Loan for select investment grade tenants, including Jones Lang LaSalle Inc., Integrys Business Support, LLC, Kraft Heinz Foods Company, Kemper Corporation and AT&T Illinois a/k/a Illinois Bell Telephone.

(4)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus.

(5)	Aon Corporation subleases a portion of its space totaling 15,850 square feet to an affiliate, Hewitt Associates LLC, through December 2028.

(6)	With respect to the KPMG LLC leased space, 31,654 square feet is attributable to an executed expansion lease commencing in July 2018. KPMG LLC is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. Strata Decision Technology (only with respect to 16,318 square feet of its leased space) and Kemper Corporation are associated with recently executed leases, but are not yet in occupancy or paying rent. Strata Decision Technology (only with respect to 16,318 square feet of its leased space) and Kemper Corporation are expected to take occupancy in March 2019 and January 2019, respectively.

(7)	Integrys Business Support, LLC leases 190,997 square feet, of which (i) 159,554 square feet, accounting for $20.38 PSF in underwritten base rent, expires in April 2029 and (ii) 31,443 square feet, accounting for $23.89 PSF in underwritten base rent, expires in February 2025.

(8)	Daniel J. Edelman, Inc subleases a portion of its space totaling (i) 8,864 square feet to Gatesman, Inc. at a base rent of approximately $22.50 PSF and (ii) 5,642 square feet to Eshots, Inc. at a base rent of approximately $26.50 PSF, in each case through December 2021.

(9)	Inclusive of 64,956 square feet associated with Slalom Inc., accounting for approximately $1.6 million in underwritten base rent, which has recently executed its lease, but is not yet in occupancy. Slalom Inc. currently has an anticipated lease commencement date in January 2019.

(10)	The DDB leased space has been underwritten as vacant, though three tenants are anticipated to backfill a portion of the DDB space pursuant to executed leases, totaling 119,216 square feet that have been underwritten as in place.

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Annex A-3	Benchmark 2018-B5

Aon Center

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	335,384	12.1%	NAP	NAP	335,384	12.1%	NAP	NAP
2018 & MTM	4	6,158	0.2%	$323,744	0.6%	341,542	12.3%	$323,744	0.6%
2019	3	424	0.0%	0	0.0%	341,966	12.3%	$323,744	0.6%
2020	0	0	0.0%	0	0.0%	341,966	12.3%	$323,744	0.6%
2021	2	5,779	0.2%	148,453	0.3%	347,745	12.5%	$472,198	0.9%
2022	4	109,478	3.9%	2,022,002	3.9%	457,223	16.5%	$2,494,200	4.8%
2023	8	151,229	5.4%	3,195,022	6.1%	608,452	21.9%	$5,689,221	10.9%
2024	8	348,190	12.5%	7,947,889	15.3%	956,642	34.4%	$13,637,111	26.2%
2025	2	72,236	2.6%	1,662,740	3.2%	1,028,878	37.0%	$15,299,850	29.4%
2026	3	84,153	3.0%	1,606,355	3.1%	1,113,031	40.1%	$16,906,206	32.4%
2027	4	318,885	11.5%	6,827,641	13.1%	1,431,916	51.6%	$23,733,847	45.6%
2028 & Beyond(3)	15	1,345,324	48.4%	28,365,507	54.4%	2,777,240	100.0%	$52,099,354	100.0%
Total	53	2,777,240	100.0%	$52,099,354	100.0%

(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2028 & Beyond is inclusive of (i) 34,129 square feet associated with the tenant amenity floor currently under construction and anticipated to provide a gym and conference center upon completion with no attributable underwritten base rent, (ii) 4,871 square feet associated with building amenities including the security and concierge office, each of which has no attributable underwritten base rent and (ii) the building management office comprised of 4,994 square feet, accounting for $96,945 in underwritten base rent.

Operating History and Underwritten Net Cash Flow(1)(2)
	2014	2016	2017	TTM(3)	Underwritten	Per Square Foot	%(4)
Rents in Place(5)(6)	$37,867,681	$39,670,015	$ 45,487,490	$45,850,620	$52,099,354	$18.76	47.1%
Vacant Income	0	0	0	0	7,155,753	2.58	6.5
Gross Potential Rent	$37,867,681	$39,670,015	$45,487,490	$45,850,620	$59,255,107	$21.34	53.6%
Total Reimbursements(6)	32,101,525	32,292,738	36,506,554	38,420,245	46,839,313	16.87	42.4
Total Other Income	5,007,573	4,808,987	4,526,297	4,517,840	4,493,365	1.62	4.1
Net Rental Income	$74,976,779	$76,771,740	$86,520,341	$88,788,705	$110,587,785	$39.82	100.0%
Less: Vacancy	0	0	0	0	(12,812,153)	(4.61)	(13.1)
Effective Gross Income	$74,976,779	$76,771,740	$86,520,341	$88,788,705	$97,775,632	$35.21	100.0%
Total Operating Expenses	40,147,832	41,160,114	43,960,435	45,406,455	46,208,188	16.64	47.3
Net Operating Income(7)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$51,567,444	$18.57	52.7%
TI/LC	0	0	0	0	1,388,620	0.50	1.4
Capital Expenditures	0	0	0	0	472,131	0.17	0.5
Net Cash Flow(8)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$49,706,693	$17.90	50.8%

(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Complete 2015 financials are not available due to timing of the sponsors’ acquisition of the Aon Center Property.

(3)	TTM column represents the trailing 12-month period ending on April 30, 2018.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(5)	Underwritten Rents in Place includes rent steps though May 2019 and is adjusted for vacated space (DDB) and pending leases (Jimmy John’s Sub and United States Postal Service underwritten based on most recent draft of the related leases). Investment grade tenants with a lease expiration date one year beyond the Aon Center Whole Loan maturity are underwritten to average rent over loan term. In total, Underwritten Base Rent is inclusive of approximately $4.1 million attributable to average rent and contractual rent steps.

(6)	Rents in Place and Total Reimbursements for historical periods 2014, 2016, 2017 and TTM have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center Property was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and TTM April 30, 2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and vacated in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and TTM April 30, 2018 amount of $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.

(7)	The increase in 2017 Net Operating Income from 2016 Net Operating Income is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 square feet), KPMG expansion space (31,654 square feet) and Strata Decision Technology (16,793 square feet), collectively accounting for approximately $9.7 million in underwritten gross rent.

(8)	The increase in Underwritten Net Cash Flow from TTM April 30, 2018 Net Cash Flow is primarily attributable to (i) over 270,000 square feet in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in average rent and contractual rent steps.

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Aon Center

Property Management. The Aon Center Property is managed by Jones Lang LaSalle Americas (Illinois) L.P., an Illinois limited partnership.

Escrows and Reserves. At loan origination, the borrowers deposited (i) $38,000,000 into a new lease reserve (as described below), (ii) $18,300,000 into a performance reserve (as described below), (iii) $13,236,245 into an outstanding tenant improvements and leasing commission reserve, (iv) $7,960,197 into an amenity floor capital expenditure reserve, (v) $6,612,672 into a tax reserve account, (vi) $5,235,989 into an outstanding free rent reserve for all outstanding free rent over the first 12-months of the Aon Center Whole Loan term (representing over 50% of total free rent over the term of the loan; the unreserved portion of free rent over the loan term is approximately 87.9% attributable to investment grade tenants), (vii) $1,084,347 into an insurance reserve account and (viii) $69,978 into a required repairs reserve account.

On the origination date, the borrowers deposited with the lender $38,000,000, which amount is required to be held by the lender to cover tenant improvement obligations and/or leasing commissions for tenants that enter into Qualified Lease(s) (as defined below) after the closing date.

“Qualified Lease” means (a) certain existing leases specified in the mortgage loan documents (accounting for $16,896,608 in outstanding tenant improvement and leasing commission obligations), (b) any lease entered into after the origination date that qualifies for reimbursement or direct payment of leasing costs from the new lease reserve and otherwise satisfies the leasing criteria set forth in the mortgage loan documents; provided, however, that the lender can approve a lease for reimbursement or payment of leasing costs that does not otherwise meet the threshold for Qualified Leases; and provided further that, in the event a lease provides for leasing costs in excess of the maximum TI/LC amounts set forth on the applicable schedule to the mortgage loan agreement, such lease can still be deemed a Qualified Lease if the borrowers deposit the amount of the excess into the new lease reserve account.

On the origination date, the borrowers deposited with the lender $18,300,000 into a performance reserve, which amount is required to be held by the lender for capital expenditures and leasing costs that are reasonably approved by the lender. The performance reserve will be available to the borrowers for lender approved capital expenditures and reimbursement or direct payment of leasing costs provided the Performance Thresholds (as defined below) have been satisfied and a Cash Sweep Event has not occurred; provided, however, that such disbursements will not be duplicative of expenditures or costs for which funds have been disbursed from the rollover reserve fund, the new lease reserve, the outstanding tenant improvement and leasing commission reserve or the amenity floor capital expenditure reserve.

“Performance Threshold” means the execution of the Slalom lease (which has already occurred prior to the origination date) and a Qualified Lease equal to 35,000 square feet. The lender is required to release a pro-rata portion of the performance reserve in the event the borrowers sign a Qualified Lease of less than 35,000 square feet but more than 17,500 square feet.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, initially approximately $1,502,880.

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (initially approximately $120,483). In the event the borrowers obtain and maintain a blanket insurance policy in form and substance reasonably acceptable to the lender and there is no event of default, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, 1/12 of $0.25 multiplied by the aggregate amount of rentable square feet at the Aon Center Property, initially approximately $57,859.

TI/LC Reserve Account – Commencing on the one year anniversary of the first payment date, the borrowers are required to deposit into a TI/LC reserve, on a monthly basis, approximately 1/12 of $0.75 multiplied by the aggregate amount of rentable square feet at the Aon Center Property, subject to a cap of $5,600,000. The borrowers are also required to deposit any termination fees or other consideration payable in connection with any early termination of a lease at the Aon Center Property.

Lockbox / Cash Management. The Aon Center Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept not less than two times per week into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) a DSCR Trigger Event (as defined below), (iii) any bankruptcy action of the borrower or property manager, (iv) a Major Tenant Trigger Event (as defined below) or (v) an event of default under the mezzanine loans.

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Aon Center

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above, a DSCR Cure Event (as defined below) has taken place, (c) clause (iii) above if borrower has replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (d) clause (iv) above, if the Cash Sweep Event is caused solely by the occurrence of a Major Tenant Trigger Event (as defined below) other than an Aon Trigger Event (as defined below), if the borrowers lease all or substantially all of the space previously leased to the respective major tenant that is the cause of such Major Tenant Trigger Event to one or more replacement tenant(s) reasonably acceptable to the lender pursuant to a lease(s) reasonably acceptable to the lender or if the Cash Sweep Event is caused solely by the occurrence of an Aon Trigger Event (as defined below), the borrowers lease all or substantially all of the space previously leased to Aon Corporation that has been vacated, abandoned or subleased to one or more replacement tenants reasonably acceptable to the lender pursuant to one or more leases reasonably acceptable to the lender, or the applicable space is being subleased by Aon Corporation to one or more investment grade rated tenant(s) who has accepted delivery of the related space and is paying unabated rent in an amount no less that the contract rate of the Aon lease or (e) clause (v) above, the acceptance of a cure by the mezzanine lender of the related mezzanine event of default. Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; (2) a cure may occur no more than two times in the aggregate during the term of the Aon Center Whole Loan; and (3) the borrowers pay the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, in no event will the borrowers have the right to cure a Cash Sweep Event occurring from a borrower bankruptcy.

“DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents and including mezzanine debt service) based on the trailing three-month period immediately preceding the date of determination is less than 1.10x commencing on the date that is six months from loan origination.

“DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.25x for two consecutive quarters.

“Major Tenant Trigger Event” means (a) any bankruptcy or insolvency action of JLL, Aon or KPMG, (b) if Aon vacates, abandons or subleases more than 50.0% or more of its premises at the Aon Center Property (an “Aon Trigger Event”) or (c) if JLL, Aon or KPMG terminates its lease without the lender’s approval.

Additional Debt. Two mezzanine loans, with an aggregate principal balance of $141.5 million were funded concurrently with the Aon Center Whole Loan. The Mezzanine A loan has an original principal balance of $73.75 million, accrues interest at a rate of 5.2500% and is senior to the Mezzanine B loan. The Mezzanine B loan has an original principal balance of $67.75 million and accrues interest at a rate of 8.8000%. Both the Mezzanine A and Mezzanine B loans are interest-only for their full term and are coterminous with the Aon Center Whole Loan. Both the Mezzanine A and Mezzanine B loans have been sold by JPMCB to one or more third party investors. Including the Aon Center Whole Loan and mezzanine loans, calculated net of the $18.3 million performance reserve, the cumulative Cut-off Date LTV (based on the Hypothetical Appraised Value of $824 million), cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 80.0%, 1.42x and 7.8%, respectively. Assuming release of the $18.3 million performance reserve (without consideration for additional leasing), Aon Center Whole Loan and the mezzanine loans result in a cumulative Cut-off Date LTV (based on the Hypothetical Appraised Value of $824 million), cumulative UW NCF DSCR and cumulative UW NOI Debt Yield of 82.2%, 1.42x and 7.6%, respectively. The cumulative Cut-off Date LTV (unadjusted for the $18.3 million performance reserve) based on the “As Is” Appraised Value of $780.0 million is 86.9%. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

Partial Release. The borrowers are permitted to obtain the release of the non-income producing, non-office component of the Aon Center Property in connection with the creation of an observation deck at the Aon Center Property (which will be comprised of an observatory and entertainment center on floors 81-83 of the building) without any requirement to pay any portion of the loan, any release amount, prepayment fee, yield maintenance premium or otherwise, upon satisfaction of the conditions set forth in the loan documents. The appraisal did not attribute any value to such component.

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181 Fremont Street

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181 Fremont Street

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181 Fremont Street

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Annex A-3	Benchmark 2018-B5

181 Fremont Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(2):	$40,000,000	Net Rentable Area (SF):	436,332
Cut-off Date Principal Balance(2):	$40,000,000	Location:	San Francisco, CA
% of Pool by IPB:	3.8%	Year Built / Renovated:	2018 / N/A
Loan Purpose:	Refinance	Occupancy:	100.0%
Borrower:	181 Fremont Office LLC	Occupancy Date:	8/6/2018
Sponsor(3):	Joseph K. Paul	Number of Tenants:	1
Interest Rate(4):	3.7086%	2015 NOI(6):	N/A
Note Date:	3/29/2018	2016 NOI(6):	N/A
Anticipated Repayment Date(4):	4/6/2028	2017 NOI(6):	N/A
Final Maturity Date(4):	4/6/2031	TTM NOI(6):	N/A
Interest-only Period:	120 months	UW Economic Occupancy:	97.0%
Original Term(4):	120 months	UW Revenues:	$43,664,053
Original Amortization:	None	UW Expenses:	$14,094,390
Amortization Type:	ARD-Interest Only	UW NOI:	$29,569,663
Call Protection(5):	L(23),Gtr1%orYM(5), DeforGtr1%orYM(85),O(7)	UW NCF:	$29,482,397
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(7):	$632,000,000 / $1,448
Additional Debt(2):	Yes	Appraisal Date(7):	3/1/2021
Additional Debt Balance(2):	$210,000,000 / $225,000,000
Additional Debt Type:	Pari Passu / Mezzanine Loans

Escrows and Reserves(8)				Financial Information(2)
Initial		Monthly	Initial Cap	Cut-off Date Loan / SF:	$573
Taxes:	$0	$509,418	N/A	Maturity Date Loan / SF:	$573
Insurance:	$0	Springing	N/A	Cut-off Date LTV(7):	39.6%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(7):	39.6%
TI/LC:	$42,717,266	$0	N/A	UW NCF DSCR:	3.14x
Other:	$68,379,092	Springing	(8)	UW NOI Debt Yield:	11.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$250,000,000		52.6%	Payoff Existing Debt	$362,943,921	76.3%
Mezzanine Loans	225,000,000		47.3	Upfront Reserves	111,096,358	23.4
Sponsor Equity	695,692		0.1	Closing Costs	1,655,413	0.3
Total Sources	$475,695,692		100.0%	Total Uses	$475,695,692	100.0%

(1)	The 181 Fremont Street Whole Loan (as defined in “The Loan” section below) was co-originated by Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC.

(2)	The 181 Fremont Street loan is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance of $250.0 million. The Financial Information presented in the chart above reflects the $250.0 million aggregate Cut-off Date balance of the 181 Fremont Street Whole Loan.

(3)	The non-recourse carveout guarantor is a Paul Guarantor LLC as described in the “Loan Sponsor” section below.

(4)	The 181 Fremont Street Whole Loan has an anticipated repayment date of April 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of April 6, 2031. From and after the Anticipated Repayment Date, the 181 Fremont Street Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.7086% (the “Initial Interest Rate”) plus 1.5000%, (ii) the 10-year swap rate as of the ARD plus 2.4146% or (iii) when applicable, the default rate as defined in the 181 Fremont Street Whole Loan documents (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest.

(5)	The lockout period will be at least 23 payments beginning with and including the first payment date of May 6, 2018. Defeasance of the 181 Fremont Street Mortgage Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 29, 2021. The assumed lockout period applicable to defeasance of 28 payments is based on the expected Benchmark 2018-B5 securitization closing date in August 2018. The actual lockout period may be longer. The borrower is also permitted to prepay the 181 Fremont Street Whole Loan on or after the payment date in April 2020 with a payment of a yield maintenance premium.

(6)	Historical NOI is not available because the 181 Fremont Street property was constructed in 2018.

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181 Fremont Street

(7)	Appraised Value shown Cut-off Date and Maturity Date LTV are based on, a prospective market value at stabilization that assumes the 181 Fremont Street property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. The “As-Is” Appraised Value is $461,000,000 as of February 28, 2018 and is inclusive of deductions for free rent, tenant improvement and leasing commission (“TI/LC”) obligations, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV of 54.2%. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual TI/LC obligations and free rent. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $522.0 million as of February 28, 2018, which equates to a loan-to-dark value ratio of 47.9%.

(8)	For a full description of Escrows and Reserves, please refer to the “Escrows and Reserves” section below.

The Loan. The 181 Fremont Street loan is secured by a first mortgage lien on the borrower’s fee interest in the Class A office condominium portion of 181 Fremont Street in San Francisco, California. The whole loan has an outstanding principal balance as of the Cut-off Date of $250.0 million (the “181 Fremont Street Whole Loan”), and is comprised of seven pari passu notes, each as described below. The non-controlling Note A-5 with an outstanding principal balance as of the Cut-off Date of $40.0 million, will be contributed to the Benchmark 2018-B5 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more future securitization trusts. The 181 Fremont Street Whole Loan is structured with an ARD of April 6, 2028, a final maturity date of April 6, 2031 and will be interest-only for the entire term until the ARD. Defeasance of the 181 Fremont Street Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) March 29, 2021. On April 6, 2020 and on any business day thereafter, the borrower has the right to prepay the 181 Fremont Street Whole Loan in whole, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. The relationship between the holders of the 181 Fremont Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-5	$40,000,000	$40,000,000	Benchmark 2018-B5	No
A-1, A-4	$80,000,000	$80,000,000	Benchmark 2018-B4	Yes
A-2	$58,000,000	$58,000,000	BANK 2018-BNK12	No
A-6-1	$30,000,000	$30,000,000	WFCM 2018-C44	No
A-3	$22,000,000	$22,000,000	Wells Fargo Bank, N.A.	No
A-6-2	$20,000,000	$20,000,000	WFCM 2018-C45	No
Total	$250,000,000	$250,000,000

The Borrower. The borrower is 181 Fremont Office LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The Loan Sponsor. The loan sponsor of the 181 Fremont Street Whole Loan is Joseph K. Paul, the founder of the Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, the Jay Paul Company concentrates on the acquisition, development and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million square feet of institutional quality space with an additional 6.0 million square feet of space in its development pipeline. The Jay Paul Company has built projects for Google, Apple, Amazon, Motorola, Microsoft, Northrop Grumman, HP, Ariba, Synopsys, Rambus, Nokia and Dreamworks, among others. The non-recourse carveout guarantor is Paul Guarantor LLC, a Delaware limited liability company that is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. Paul is the trustee and grantor.

The Property. The 181 Fremont Street property comprises the office condominium portion of a 57-story Class A, LEED Platinum tower constructed in 2018 and located in downtown San Francisco, California (see “Condominium” section below). The 181 Fremont Street tower consists of 654,698 square feet of total gross building area, with 436,332 square feet allocated to office space on the first 38 stories (collateral for the 181 Fremont Street Whole Loan) and 120,457 square feet of space allocated to 67 luxury market rate residential units on floors 39 to 57 (non-collateral). The 181 Fremont Street tower is over 800 feet tall and offers unobstructed views of the San Francisco Bay and the waterfront.

As of August 6, 2018, the 181 Fremont Street property was 100.0% leased to Facebook, Inc. (“Facebook”) on a triple-net basis through February 2031, with two, five-year extension options and no early termination options. As of the origination date, Facebook has taken possession of the 181 Fremont Street property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Facebook lease were deposited into escrow by the borrower on the origination date. According to the borrower sponsor, Facebook is expected to occupy the 181 Fremont Street property in three phases with floors five through 13 expected to be occupied in February 2019, floors 14 through 25 expected to be occupied in March 2020 and floors 26 through 38 expected to be occupied in March 2021. Floors two and three are partially open to the first floor and also consist of residential storage and security offices. The fourth floor features bicycle storage, showers, storage and laundry areas.

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181 Fremont Street

Facebook is a technology company whose platforms allow users to communicate with family, friends and coworkers. Facebook currently shuttles thousands of employees to its Silicon Valley headquarters and is now adding a San Francisco footprint, as other technology companies have done, including Google and Apple. The 181 Fremont Street property will be Facebook’s first outpost in San Francisco, expected to house between 2,000 and 3,000 employees by 2021 to support its growth. One of Facebook’s divisions, Instagram, will be one of the groups to move a team into the 181 Fremont Street property. Daily and monthly active users across Facebook’s platforms were up approximately 14.0% in 2017 year-over-year. As of December 2017, there were approximately 2.1 billion active users on Facebook each month, as of January 2018 there were 1.5 billion active users on WhatsApp (owned by Facebook) each month, and as of September 2017 there were 800 million active users on Instagram each month. Facebook reported 2017 revenue of approximately $40.7 billion, up approximately 47.1% over 2016, which is primarily attributable to approximately $39.9 billion of advertising revenue. Additionally, Facebook reported net income of approximately $15.9 billion in 2017, up approximately 56.0% from 2016.

The 181 Fremont Street property is located in San Francisco, California. According to the appraisal, the 181 Fremont Street property is located within the South Financial District office submarket. The South Financial District office submarket had fourth quarter 2017 inventory of approximately 15,384,000 square feet with a 7.6% vacancy rate and average asking rents of $72.94 per square foot, as compared to the broader San Francisco office market, which had a 9.8% vacancy rate and average asking rents of $56.66 per square foot for the same period. The estimated 2017 population within a one-, three- and five-mile radius around the 181 Fremont Street property was 66,410, 369,991 and 636,799, respectively, reflective of a population compound growth rate from 2010 to 2017 of 1.6%, 1.5% and 1.3%, respectively. The estimated 2017 median household income within the same radii was $59,179, $78,089 and $82,936, respectively.

The following table presents certain information relating to comparable leases to the 181 Fremont Street property:

Comparable Office Leases(1)
Property Name	Year Built	# of Stories	Total GLA (Sq. Ft.)	Tenant Name	Lease Date	Term (Mos.)	Lease Area (Sq. Ft.)	Annual Base Rent PSF	Lease Type
181 Fremont Street Property	2018	38	436,332	Facebook	Mar-18	156	436,332	$61.80	NNN
Salesforce Tower	2018	61	1,400,000	Accenture	Mar-17	61	100,630	$52.00	Net
Two Rincon	1989	6	326,001	Google	Mar-17	132	166,460	$52.00	NNN
Foundry Square IV	2003	10	247,238	Slack	Jan-17	120	228,998	$56.50	Net
Charles Schwab Plaza	1973	17	417,266	Charles Schwab	Dec-16	120	359,000	$50.00	Net
First Market Tower	1973	39	1,034,329	Merrill Lynch	Dec-16	72	121,000	$40.00	Net
350 Bush	2018	19	386,907	Twitch	Nov-17	120	178,000	$62.00	Net
Confidential	2018	19	386,907	NAV	May-18	136	145,217	$67.00	Net
Confidential	2018	19	386,907	NAV	Oct-18	128	52,880	$69.00	Net

(1)	Source: Appraisal

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical occupancy is not available because the 181 Fremont Street property was constructed in 2018.

(2)	Current occupancy is as of August 6, 2018.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Base Rent	Lease Expiration Date
Facebook	NA / NA / NA	436,332	100.0%	$72.22	100.0%	2/28/2031
(1)	Based on the underwritten rent roll dated August 6, 2018.

(2)	Base Rent PSF includes $4,546,579 of straight-line rent through the expiration date of the Facebook lease. The current annual base rent PSF as of the closing date is $61.80.

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181 Fremont Street

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029 & Beyond	1	436,332	100.0	31,511,897	100.0	436,332	100.0%	$31,511,897	100.0%
Total	1	436,332	100.0%	$31,511,897	100.0%
(1)	Based on the underwritten rent roll dated August 6, 2018.

(2)	Base Rent Expiring includes $4,546,579 of straight-line rent through the expiration date of the Facebook lease. The current annual base rent PSF as of the closing date is $61.80.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent	$26,965,318	$61.80	59.9%
Credit Tenant Rent Steps(3)	4,546,579	10.42	10.1%
Value of Vacant Space	0	0.00	0.0%
Gross Potential Rent	$31,511,897	$72.22	70.0%
Total Recoveries	13,502,591	30.95	30.0%
Net Rental Income	45,014,488	$103.17	100.0%
Less: Vacancy	(1,350,435)	(3.09)	(3.1)%
Effective Gross Income	$43,664,053	$100.07	97.0%
Total Variable Expenses	7,268,479	16.66	16.6%
Total Fixed Expenses	6,825,911	15.64	15.6%
Net Operating Income	$29,569,663	$67.77	67.7%
TI/LC	0	0.00	0.0%
Capital Expenditures	87,266	0.20	0.2%
Net Cash Flow	$29,482,397	$67.57	67.5%
(1)	Historical financial information is not available as the 181 Fremont Street property was constructed in 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Credit Tenant Rent Steps reflect the straight-line rent through the expiration date of the Facebook lease.

Property Management. The 181 Fremont Street property is managed by Paul Holdings, Inc., an affiliate of the borrower.

Escrows and Reserves.

Tax Escrows – On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $509,418, into a tax reserve.

Insurance Escrows – Insurance escrows are waived so long as the 181 Fremont Street property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Escrows – On a monthly basis, during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to approximately $7,272 into a capital expenditure reserve.

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181 Fremont Street

TI/LC Reserves – At loan origination, the borrower deposited $42,717,266 for outstanding tenant improvements and leasing commissions into a TI/LC reserve.

Free Rent Reserves – At loan origination, the borrower deposited $68,379,092 into a free rent reserve.

Lockbox / Cash Management.  The 181 Fremont Street Whole Loan is structured with a hard lockbox and in place cash management. The borrower was required at origination to deliver letters to all tenants at the 181 Fremont Street property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, debt service on the 181 Fremont Street Mezzanine Loans (as defined below) and, during a Lease Sweep Period (as defined below), to the payment of an amount equal to $636,318 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to the debt service reserve account until the aggregate funds transferred to the Lease Sweep Reserve Account and the debt service reserve account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the 181 Fremont Street Whole Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account (the “Cash Collateral Account”) held by the lender as additional collateral for the 181 Fremont Street Whole Loan.

A “Trigger Period” will commence upon the earliest to occur of (i) the ARD, (ii) an event of default under the 181 Fremont Street Whole Loan documents, (iii) as of the last day of any calendar quarter during the term of the 181 Fremont Street Whole Loan, (a) the 181 Fremont Street property not being fully leased to either Facebook or an investment grade tenant pursuant to a lease that is substantially on the same or better terms as the Facebook lease and (b) the debt service coverage ratio falling below 2.84x based on the 181 Fremont Street Whole Loan or 1.25x based on the 181 Fremont Street Total Debt (as defined below) (a “Low Debt Service Period”), (iv) the commencement of a Lease Sweep Period or (v) an event of default under the 181 Fremont Street Mezzanine Loans, and shall end upon, (a) with respect to clause (i) above, upon the 181 Fremont Street Whole Loan being repaid in full, (b) with respect to clause (ii) and (v) above, upon the cure of such event of default, (c) with respect to clause (iii) above, upon the date that the debt service coverage ratio is at least 2.84x based on the 181 Fremont Street Whole Loan and 1.25x based on the 181 Fremont Street Total Debt for two consecutive calendar quarters and (d) with respect to clause (iv) above, upon the ending of such Lease Sweep Period.

A “Lease Sweep Period” will commence upon the earliest to occur of (i) the date on which, with respect to any Lease Sweep Lease (as defined below), (a) a Lease Sweep Tenant Party (as defined below) cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below), subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (b) a Lease Sweep Tenant Party delivers to the borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period will commence pursuant to this clause (i) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the 181 Fremont Street Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation), (ii) the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable square foot basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (a) is Facebook, (b) is an Investment Grade Entity or (c) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (ii) and no Lease Sweep Period will commence pursuant to this clause (ii), (iii) an event of default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, (iv) a Lease Sweep Tenant Party being subject to an insolvency proceeding or (v) the date on which Facebook becomes rated by at least two of Fitch, Moody’s and S&P and thereafter is no longer rated as an Investment Grade Entity (a “Facebook Downgrade Event”). A Lease Sweep Period (other than a Lease Sweep Period triggered by clause (iv) above) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender an acceptable letter of credit in an amount equal to the applicable Lease Sweep and Debt Service Reserve Cap (as defined below).

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A Lease Sweep Period will end upon the earliest of, (a) with respect to clause (i) above, the date on which, with respect to each applicable Lease Sweep Space, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the 181 Fremont Street Whole Loan documents, are satisfied, (b) with respect to clause (ii) and (v) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the 181 Fremont Street Whole Loan documents, are satisfied or (2) for a Dark Period Event or a Facebook Downgrade Event, Facebook is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, (c) with respect to clause (iii) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure, (d) with respect to clause (iv) above, the Lease Sweep Tenant Party insolvency proceeding having terminated and the applicable Lease Sweep Lease having been affirmed, assumed or assigned in a manner satisfactory to the lender and (e) with respect to clause (i), (iii) and (v) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the debt service reserve account equals the applicable Lease Sweep and Debt Service Reserve Cap and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Trigger, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period will be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep Reserve Threshold” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clauses (iii) and/or (v) above, $15,271,620 ($35.00 per square foot) or (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) and/or (ii) above, $35.00 per square foot of the Dark Space and/or Terminated Space.

The “Lease Sweep and Debt Service Reserve Cap” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (iii) under Lease Sweep Period above, $15,271,620 ($35.00 per square foot), (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) above, $35.00 per square foot of the Terminated Space, (c) with respect to a Lease Sweep Period continuing pursuant to clause (ii) above, whether or not a Lease Sweep Period pursuant to clauses (i) and/or (iii) above is concurrently continuing, $50.00 per square foot of Dark Space or (d) with respect to clause (v) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii) and/or (iii) above is concurrently continuing, $21,816,600 ($50.00 per square foot).

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Lease” is the Facebook lease or any replacement lease or leases which cover at least 75.0% of the rentable square feet demised under the Facebook lease (the “Requisite Lease Sweep Space”).

A “Lease Sweep Tenant Party” means any tenant under a Lease Sweep Lease or its direct or indirect parent company.

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 20,000 square feet of space (or, if a full floor of space is less than 20,000 square feet, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

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181 Fremont Street

Additional Debt. Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC funded $225,000,000 of mezzanine debt (the “181 Fremont Street Mezzanine Loans” and together with the 181 Fremont Street Whole Loan, the “181 Fremont Street Total Debt”). The 181 Fremont Street Mezzanine Loans consist of a $175,000,000 senior mezzanine loan and a $50,000,000 junior mezzanine loan. The senior mezzanine loan has a 4.8800% coupon and the junior mezzanine loan has a 6.5000% coupon (in each case the “Mezzanine Initial Interest Rate”). The 181 Fremont Street Mezzanine Loans are interest-only for the full term of the loans and have an ARD and a stated maturity date that are coterminous with the 181 Fremont Street Whole Loan. In the event that the 181 Fremont Street Mezzanine Loans are not repaid in full on or prior to the ARD, the 181 Fremont Street Mezzanine Loans will accrue interest at a per annum rate (in each case, the “Mezzanine Adjusted Interest Rate”) equal to the greater of (a) the Mezzanine Initial Interest Rate plus 1.5000%, (b) the 10-year swap rate as determined in the 181 Fremont Street Mezzanine Loan documents on the ARD plus (i) 2.0860% for the senior mezzanine loan plus 1.5000% and (ii) 3.7060% for the junior mezzanine loan plus 1.5000% or (c) when applicable, the default rate as defined in the 181 Fremont Street Mezzanine Loan documents; however, interest accrued at the excess of the Mezzanine Adjusted Interest Rate over the Mezzanine Initial Interest Rate will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest. From and after the ARD period, the 181 Fremont Street Mezzanine Loans will receive an interest payment amount calculated at the Mezzanine Initial Interest Rate, until the 181 Fremont Street Whole Loan is repaid in full. All excess cash flow will be used to pay down the 181 Fremont Street Whole loan. Based on the 181 Fremont Street Total Debt, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield are 75.2%, 1.38x and 6.2%, respectively. The mortgage lenders and the mezzanine lenders have entered into an intercreditor agreement. The 181 Fremont Street Mezzanine Loans were sold to third party purchasers. The rights of the lender of the 181 Fremont Street Mezzanine Loans are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Condominium. The 181 Fremont Street property is subject to a condominium regime. The 181 Fremont Street property consists of a two-parcel condominium, with the commercial parcel owned by the borrower as collateral for the 181 Fremont Street Whole Loan. The commercial parcel consists of the five basement levels, floors one through 40, the pedestrian bridge connecting 181 Fremont Street to the Transbay Terminal Rooftop Park and the roof of the 181 Fremont Street tower. The residential parcel, inclusive of the 67 luxury market rate residential units on floors 41 through 57, is not owned by the borrower and is not collateral for the 181 Fremont Street Whole Loan. The owner of the commercial parcel has 140 votes out of 200 votes in the condominium association and the owner of the residential parcel has 60 votes out of the 200 votes in the condominium association.

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Nassau Shopping Center

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Nassau Shopping Center

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Nassau Shopping Center

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Nassau Shopping Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$40,000,000	Title:	Fee
Cut-off Date Principal Balance:	$40,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	291,146
Loan Purpose:	Refinance	Location:	Levittown, NY
Borrower:	Nassau Mall Fee Owner, LLC	Year Built / Renovated:	1993 / 2000
Sponsor:	Jeffrey J. Feil	Occupancy:	100.0%
Interest Rate:	4.35500%	Occupancy Date:	4/1/2018
Note Date:	6/28/2018	Number of Tenants:	14
Maturity Date:	7/6/2028	2015 NOI:	$3,978,439
Interest-only Period:	120 months	2016 NOI:	$4,797,629
Original Term:	120 months	2017 NOI:	$4,760,340
Original Amortization:	None	TTM NOI: (as of 3/2018)	$4,740,230
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Def(89),O(6)	UW Revenues:	$7,762,650
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$3,418,194
Additional Debt:	N/A	UW NOI:	$4,344,455
Additional Debt Balance:	N/A	UW NCF:	$3,952,212
Additional Debt Type:	N/A	Appraised Value / Per SF:	$73,000,000 / $251
		Appraisal Date:	5/8/2018

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$137
Taxes:	$458,599	$229,300	N/A	Maturity Date Loan / SF:	$137
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.8%
Replacement Reserves:	$0	$6,956	N/A	Maturity Date LTV:	54.8%
TI/LC:	$0	$18,197	N/A	UW NCF DSCR:	2.24x
Other:	$0	$0	N/A	UW NOI Debt Yield:	10.9%

Sources and Uses(2)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,000,000	100.0%	Payoff Existing Debt	$12,533,217	31.3%
			Closing Costs	1,088,001	2.7
			Upfront Reserves	458,599	1.1
			Return of Equity	25,920,183	64.8
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%
(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(2)	Proceeds from the Nassau Shopping Center loan were used to retire existing debt of approximately $12.5 million and return equity to the sponsor of approximately $25.9 million. The sponsor purchased the property in July 1986 for approximately $11.9 million and subsequently invested a total of approximately $25.8 million in the Nassau Shopping Center Property over the 32-year span of ownership. The sponsor’s cost basis in the asset is approximately $37.7 million.

The Loan. The Nassau Shopping Center loan has an outstanding principal balance as of the Cut-off Date of $40.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 291,146 square foot anchored retail center located in Levittown, New York (the “Nassau Shopping Center Property”). The Nassau Shopping Center loan has a 10-year term and requires payments of interest only for the entire loan term.

The Borrower. The borrowing entity for the Nassau Shopping Center loan is Nassau Mall Fee Owner, LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor for the Nassau Shopping Center loan is Jeffrey J. Feil of the private real estate company known as The Feil Organization. Headquartered in New York City, The Feil Organization currently employs over 400 employees throughout its properties and four management offices. The Feil Organization currently owns, develops and manages over 26.0 million square feet of retail, commercial and industrial properties, over 5,000 residential units, as well as hundreds of net leased properties and thousands of acres of undeveloped land across the United States.

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Nassau Shopping Center

The Property. The Nassau Shopping Center Property is a two-building, 291,146 square foot anchored retail center located on approximately 20.6 acres in Levittown, New York. Construction on the Nassau Shopping Center Property was completed in 1993 and the Nassau Shopping Center Property was further reconfigured and renovated in 2000 to convert smaller inline tenant space into the larger blocks of retail space currently occupied by anchors and junior anchors such as BJ’s Wholesale Club, Best Buy and LA Fitness. The Nassau Shopping Center Property is part of a greater site encompassing approximately 52.0 acres which is also owned by the sponsor and includes an office building and a separate shopping center (the office building and neighboring shopping center are not included as collateral for the Nassau Shopping Center loan). The neighboring shopping center includes tenants such as Kohl’s and AMC Theaters, which serve as shadow anchors to the Nassau Shopping Center Property. As of the underwritten rent roll dated April 1, 2018, the Nassau Shopping Center Property was 100.0% occupied by 14 tenants including several national tenants such as BJ’s Wholesale Club, Best Buy, Chipotle, Michaels, LA Fitness and Five Below. The Nassau Shopping Center Property offers 1,237 parking spaces which equates to 4.25 parking spaces per 1,000 square feet of net rentable area.

The largest tenant at the Nassau Shopping Center Property is BJ’s Wholesale Club (rated B1/B by Moody’s/S&P) which leases 114,491 square feet through December 8, 2024 and has four, five-year extension options with no termination options. BJ’s Wholesale Club constructed its store at its sole cost and has been in occupancy since December 2004 on its original 20-year lease with the title to the improvements reverting to the landlord upon lease expiration. BJ’s Wholesale Club is the nation’s third largest membership warehouse club with more than 9.0 million members and more than 205 locations across 15 states (with a primary focus on the East Coast). BJ’s Wholesale Club targets individual retail customers rather than small businesses and is owned by an affiliate of Leonard Green & Partners. The second largest tenant at the Nassau Shopping Center Property, Best Buy (46,617 square feet), executed a 15-year original lease commencing in March 2000 and expiring in January 2016, at which point the tenant exercised a five-year extension option. The current Best Buy lease expires in January 2021 and has two, five-year extension options remaining and no termination options. Best Buy is a large consumer electronics outlet chain. Best Buy (rated Baa1/BBB/BBB- by Moody’s/S&P/Fitch) offers products and services through approximately 1,700 retail, mobile stand-alone, and smaller express stores under various Best Buy banners such as Best Buy Mobile, Geek Squad and Best Buy Express. The third largest tenant at the Nassau Shopping Center Property, LA Fitness (40,550 square feet), executed a 15-year lease commencing in March 2012 and expiring in March 2027. LA Fitness has three, five-year extension options and no termination options. LA Fitness was founded in 1984 and currently operates approximately 675 fitness centers across the United States. LA Fitness features diverse sports club amenities, typically including cardio and strength equipment, personal training, indoor cycling, group exercise classes, pool, spa, basketball courts and racquetball.

The Nassau Shopping Center Property is situated approximately 25.0 miles east of Midtown Manhattan in Eastern Nassau County on Long Island, New York. The Nassau Shopping Center Property is part of the Nassau-Suffolk Primary Metropolitan Statistical Area (the “Nassau-Suffolk MSA”) which is the sixth densest MSA in the United States. The top employers in the Nassau-Suffolk MSA consist of Northwell Health, New York State, Catholic Health Services, Nassau County and the United States Federal Government. Access to the Nassau Shopping Center Property is provided primarily from the Wantagh Parkway, which connects to both the Northern and Southern State Parkways of Long Island. Access to the Nassau Shopping Center Property is also provided via public transportation by public buses and the Long Island Rail Road (the “LIRR”). The closest LIRR stops include the Hicksville LIRR station (approximately 4.1 miles from the Nassau Shopping Center Property) and the Wantagh LIRR station (approximately 4.4 miles from the Nassau Shopping Center Property).

According to the appraisal, the Nassau Shopping Center Property is located within the Long Island retail market which, as of the first quarter of 2018, consisted of approximately 24.1 million square feet of retail space with a market vacancy of 6.3% and average gross asking rent per square foot of $28.78. According to the appraisal, the Nassau Shopping Center Property is located within the Hempstead retail submarket which, as of the first quarter of 2018, consisted of approximately 4.8 million square feet of retail space with a submarket vacancy of 6.2% and average gross asking rents per square foot of $32.14 (compared to the weighted average underwritten gross rent at the Nassau Shopping Center Property of $27.91). The Nassau Shopping Center Property’s weighted average underwritten gross rent of $27.91 is approximately 6.4% below the concluded gross market rent of $29.81.

According to the appraisal, Nassau County had a total population and average household income as of year-end 2017 of 1,368,111 and $140,500, respectively. As of December 31, 2017, population within a one-, three-, and five-mile radius of the Nassau Shopping Center Property was 23,721, 183,987 and 454,503, respectively. As of December 31, 2017, average household income within a one-, three-, and five-mile radius of the Nassau Shopping Center Property was $116,993, $122,102 and $128,839, respectively.

According to the appraisal, there are eight retail centers with comparable anchor leases located proximate to the Nassau Shopping Center Property within the Long Island retail market. The eight comparable leases range from 11,225 square feet to 87,788 square feet and with rents ranging from $12.75 per square foot to $36.00 per square foot on a triple-net basis. The appraisal also identified nine retail centers with comparable in-line leases within the Long Island retail market. The nine comparable in-line leases range from 1,350 square feet to 3,446 square feet with rents ranging from $21.26 per square foot to $65.00 per square foot on a triple-net basis.

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Nassau Shopping Center

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of April 1, 2018.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BJ’s Wholesale Club	B1/B/NA	114,491	39.3%	$18.56	35.1%	12/8/2024
Best Buy	Baa1/BBB/BBB-	46,617	16.0%	$22.00	16.9%	1/31/2021
LA Fitness	NA/NA/NA	40,550	13.9%	$18.63	12.5%	3/31/2027
Michaels	NA/NA/NA	27,102	9.3%	$15.00	6.7%	2/29/2020
Hunter Business School(3)	NA/NA/NA	19,841	6.8%	$29.34	9.6%	4/30/2022
All Stars Gymnastics	NA/NA/NA	9,781	3.4%	$14.33	2.3%	4/30/2022
Five Below	NA/NA/NA	7,785	2.7%	$23.10	3.0%	1/31/2022
Famous Footwear	NA/NA/NA	5,500	1.9%	$21.78	2.0%	9/30/2021
Chipotle	NA/NA/NA	2,700	0.9%	$56.00	2.5%	12/31/2025
True North Urgent Care	NA/NA/NA	2,478	0.9%	$63.67	2.6%	2/28/2026

(1)	Based on the underwritten rent roll dated April 1, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Hunter Business School utilizes 19,841 square feet as office space at the Nassau Shopping Center Property and also leases 1,494 square feet of storage space on a month-to-month basis. Annual UW Base Rent associated with the storage space is $14,699 and is not included in the above chart for calculations. Net Rentable Area (SF) and Base Rent PSF for Hunter Business School, inclusive of the storage space, is equal to 21,335 square feet and $27.97, respectively. The figures shown in the chart above represent the calculations for the Hunter Business School office space only.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM(3)	0	1,494	0.5	$14,699	0.0%	1,494	0.5%	$14,699	0.2%
2019	0	0	0.0	0	0.0	1,494	0.5%	$14,699	0.2%
2020	1	27,102	9.3	406,530	6.7	28,596	9.8%	$421,229	6.9%
2021	3	56,117	19.3	1,237,764	20.4	84,713	29.1%	$1,658,993	27.3%
2022	3	37,407	12.8	902,067	14.9	122,120	41.9%	$2,561,060	42.2%
2023	0	0	0.0	0	0.0	122,120	41.9%	$2,561,060	42.2%
2024	3	121,666	41.8	2,357,265	38.8	243,786	83.7%	$4,918,325	81.0%
2025	1	2,700	0.9	151,200	2.5	246,486	84.7%	$5,069,525	83.5%
2026	2	4,110	1.4	243,460	4.0	250,596	86.1%	$5,312,985	87.6%
2027	1	40,550	13.9	755,484	12.4	291,146	100.0%	$6,068,469	100.0%
2028	0	0	0.0	0	0.0	291,146	100.0%	$6,068,469	100.0%
2029 & Beyond	0	0	0.0	0	0.0	291,146	100.0%	$6,068,469	100.0%
Total	14	291,146	100.0%	$6,068,469	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2018.

(2)	Certain tenants may have termination options or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Represents 1,494 square feet of storage space leased by Hunter Business School on a month-to-month basis with annual UW Base Rent of $14,699.

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Annex A-3	Benchmark 2018-B5

Nassau Shopping Center

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(3)
Rents in Place	$5,510,337	$6,065,650	$6,169,726	$6,206,629	$6,034,131	$20.73	74.1%
Contractual Rent Steps(2)	0	0	0	0	19,639	0.07	0.2%
Total Reimbursements	1,777,295	1,948,504	1,900,682	1,850,778	2,072,737	7.12	25.5%
Other Income	16,563	17,081	17,727	17,976	14,699	0.05	0.2%
Net Rental Income	$7,304,195	$8,031,235	$8,088,135	$8,075,383	$8,141,206	$27.96	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(407,060)	(1.40)	(5.0)
EGI Before Other Income	7,304,195	8,031,235	8,088,135	8,075,383	7,734,146	26.56	95.0%
Percentage Rent	18,790	33,939	39,089	28,504	28,504	0.10	0.4%
Effective Gross Income	$7,322,985	$8,065,174	$8,127,224	$8,103,887	$7,762,650	$26.66	95.4%
Total Expenses	$3,344,546	$3,267,545	$3,366,884	$3,363,657	$3,418,194	$11.74	44.0%
Net Operating Income	$3,978,439	$4,797,629	$4,760,340	$4,740,230	$4,344,455	$14.92	56.0%
Total TI/LC, Capex/RR	0	0	0	0	392,244	1.35	5.1%
Net Cash Flow	$3,978,439	$4,797,629	$4,760,340	$4,740,230	$3,952,212	$13.57	50.9%

(1)	TTM reflects the trailing 12-month period ending March 31, 2018.

(2)	Contractual Rent Steps represent rent steps through February 2019 for various tenants.

(3)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.

Property Management. The property is managed by Jeffrey Management Corp., an affiliate of the Nassau Shopping Center borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow $458,599 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $229,300.

Insurance Escrows – The requirement for the borrower to make monthly deposits into the insurance escrow is waived so long as the policies required pursuant to the Nassau Shopping Center loan documents are maintained by the borrower pursuant to an approved blanket or umbrella policy.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $6,956 (approximately $0.29 per square foot annually) for replacement reserves. The reserve is not subject to a cap.

TI/LC Reserves – On a monthly basis, the borrower is required to escrow $18,197 (approximately $0.75 per square foot annually) for tenant improvement and leasing commission reserves. The reserve is not subject to a cap.

Lockbox / Cash Management. The Nassau Shopping Center loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. Prior to the occurrence of a Trigger Period (as defined below), on each business day all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Trigger Period, all excess cash flow after payment of mortgage debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.0%, or (iii) a Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) if the Trigger Period is caused solely by the event described in clause (i) above, the acceptance by the lender of a cure of such event of default, if applicable; (y) if the Trigger Period is caused solely by the event described in clause (ii) above, the debt yield being equal to or greater than 7.5% for two consecutive calendar quarters; or (z) with respect to a Trigger Period caused by the event described in clause (iii) above, the lender’s receipt of reasonably acceptable evidence demonstrating the cure of the applicable event giving rise to the Specified Tenant Trigger Period in accordance with the Nassau Shopping Center loan documents.

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Annex A-3	Benchmark 2018-B5

Nassau Shopping Center

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the occurrence of a bankruptcy action with respect to a Specified Tenant (as defined below), (ii) any termination or cancellation of a Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), (iii) a Specified Tenant being in monetary or material non-monetary continuing default beyond any applicable notice or cure periods under its applicable lease, (iv) a Specified Tenant failing to be in actual, physical possession of its leased space or failing to be open to the public during customary hours and/or going dark, (v) a Specified Tenant giving notice that it is terminating its lease for all or any material portion of its space or (vi) the failure of a Specified Tenant to provide written notice of extension or renewal of its lease on or prior to the earlier of (1) the date occurring 12 months prior to the expiration of the then applicable term of the applicable Specified Tenant lease and (2) the last date on which the applicable Specified Tenant may exercise the then-applicable extension option pursuant to and in accordance with the Specified Tenant lease for the applicable Specified Tenant Renewal Term (as defined below) and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of any of the following: (1) the satisfaction of the Specified Tenant Cure Conditions or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) for a period of not less than one year (unless the applicable lease is entered into after July 6, 2027, in which case it must have a term that extends past July 6, 2030) in accordance with the applicable terms and conditions under the loan agreement, with the applicable tenant being in physical occupancy of, and open to the public for business in, its leased space and paying full rent under its lease.

A “Specified Tenant” means (a) BJ’s Wholesale Club, (b) Best Buy or (c) any replacement tenant of either BJ’s Wholesale Club or Best Buy, or any guarantors of the applicable related Specified Tenant lease.

“Specified Tenant Cure Conditions” mean each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark”, (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease for the applicable Specified Tenant Renewal Term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease; provided, however, to the extent that such Specified Tenant’s rent is abated solely in connection with a free rent period or similar rent concession, the condition described in this clause (vi) will be satisfied with respect to the applicable tenant if the borrower shall have deposited the amount of any unexpired rent abatement (or similar concession), as reasonably determined by the lender, into a reserve with the lender (to be disbursed by the lender, in its reasonable discretion, during each applicable free rent period in a manner such that each disbursement covers the amount of the applicable rent concession for the applicable lease).

“Specified Tenant Renewal Term” means a term of (a) if prior to July 6, 2027, at least one year or (b) if subsequent to July 6, 2027, for a term that extends past July 6, 2030.

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,000,000	Title:	Fee
Cut-off Date Principal Balance:	$31,968,577	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.1%	Net Rentable Area (Rooms):	192
Loan Purpose:	Refinance	Location:	Kennesaw, GA
Borrower:	Townpark Hotel Holdings LLC	Year Built / Renovated:	2009 / N/A
Sponsor:	Gerald L. Sapp	Occupancy / ADR / RevPAR:	81.9% / $153.69 / $125.86
Interest Rate:	5.33000%	Occupancy / ADR / RevPAR Date:	5/31/2018
Note Date:	6/29/2018	Number of Tenants:	N/A
Maturity Date:	7/1/2028	2015 NOI:	$3,489,689
Interest-only Period:	None	2016 NOI:	$3,663,034
Original Term:	120 months	2017 NOI:	$3,887,407
Original Amortization:	360 months	TTM NOI (as of 5/2018):	$3,894,381
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	81.9% / $153.69 / $125.86
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$9,404,615
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$5,536,536
Additional Debt:	Yes	UW NOI:	$3,868,078
Additional Debt Balance:	$4,000,000	UW NCF:	$3,868,078
Additional Debt Type:	Mezzanine Loan	Appraised Value / Per Room(1):	$49,500,000 / $257,813
		Appraisal Date:	5/1/2018

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$166,503
Taxes:	$374,838	$37,484	N/A	Maturity Date Loan / Room:	$138,515
Insurance:	$21,764	Springing	N/A	Cut-off Date LTV(1):	64.6%
FF&E Reserves:	$3,200,000	4% of Gross Income	N/A	Maturity Date LTV(1):	53.7%
Other:	$0	Springing	$4,200,000	UW NCF DSCR:	1.81x
				UW NOI Debt Yield:	12.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,000,000	86.3%	Payoff Existing Debt	$32,220,753	86.9%
Mezzanine Loan	4,000,000	10.8%	Upfront Reserves	3,596,602	9.7
Sponsor Equity	1,060,017	2.9%	NorthStar Payoff	625,000	1.7
			Closing Costs	617,662	1.7
Total Sources	$37,060,017	100.0%	Total Uses	$37,060,017	100.0%

(1)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV reflect the “hypothetical market as-if funded” value of $49,500,000, which assumes that approximately $3,200,000 has been fully escrowed for scheduled capital expenditures. At origination of the mortgage loan, the borrower deposited $3,200,000 into the FF&E reserve. The “as-is” value as of May 1, 2018 is $46,500,000, which results in a Cut-off Date LTV and Maturity Date LTV of 68.7% and 57.2%, respectively.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

The Loan. The Embassy Suites Kennesaw loan has an outstanding principal balance as of the Cut-off Date of approximately $31.97 million and is secured by a first mortgage lien on the borrower’s fee interest in a 192-room full service hotel located in Kennesaw, Georgia. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the Embassy Suites Kennesaw loan is Townpark Hotel Holdings LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure.

The Loan Sponsor. The loan sponsor and the non-recourse carveout guarantor is Gerald L. Sapp, the Chief Operating Officer of GS Development, LLC (“GS Development”). Headquartered in Tifton, Georgia, GS Development works with its affiliates, GS Hospitality, LLC and GS Management, LLC, to acquire and manage commercial real estate around the southern United States. According to the loan sponsor, Dr. Sapp and GS Development have, individually or through partnerships, developed 12 hotel projects with Hilton or Marriott franchises, four retail shopping centers, three build-to-suit restaurants and over 500 self-storage units throughout Georgia and Florida.

The Property. The Embassy Suites Kennesaw property is a 192-room full service hotel located in Kennesaw, Georgia. The property was built in 2009. Kennesaw is home to Kennesaw State University, the third largest university in Georgia by student population with approximately 35,000 students. Kennesaw State University is approximately 0.7 miles west of the Embassy Suites Kennesaw property. The Embassy Suites Kennesaw property is also approximately 22.6 miles northwest from downtown Atlanta. The Embassy Suites Kennesaw property consists of one seven-story building with approximately 6,580 square feet of meeting space, a restaurant, an indoor pool, a business center, a fitness center, a sundry shop and a guest self-laundry room. The Embassy Suites Kennesaw property is subject to a franchise agreement with HLT Existing Franchise Holding, LLC, through June 29, 2028.

Recent improvements include lobby upgrades, sofa upholstery, exterior signs and an ongoing fitness center renovation. The guestrooms at the property consist of 168 king bedrooms and 24 double-queen bedrooms. Room amenities for each guest room include two 37-inch HDTVs, a separate living room, sofa bed, dining table, mini refrigerator, wet bar and wireless internet access. The Embassy Suites Kennesaw property is not subject to a property improvement plan. According to property management, a renovation of the Embassy Suites Kennesaw property is expected to occur in the next four years (but is not required by the loan documents), and is expected to cost approximately $6,670,570 (approximately $34,743 per room). The $3.2 million upfront FF&E reserve is expected to be used to fund some of the expected upgrades to the guestrooms, pool, fitness center, restaurant and meeting spaces.

The appraisal indicates that there are three hotels that recently opened or are under development that are expected to be partially or fully competitive with the property. The 100 room Hampton Inn Atlanta Kennesaw opened in July 2017 and is expected to be 25% competitive with the property, the 100 room Courtyard by Marriott Atlanta Kennesaw opened in March 2018 and is expected to be directly competitive with the property and the 170 room Home2 Suites/Tru by Hilton Atlanta NW/Kennesaw Town Center is expected to open in March 2019 and be 50% competitive with the property. The Embassy Suite Kennesaw property is the only full service hotel in the competitive set.

Historical Occupancy, ADR and RevPAR(1)
	Competitive Set(2)		Embassy Suites Kennesaw(3)				Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	76.1%	$116.71	$88.82	81.5%	$141.10	$115.01	107.1%	120.9%	129.5%
2016	74.5%	$122.73	$91.38	81.6%	$148.46	$121.12	109.6%	121.0%	132.5%
2017	75.1%	$124.49	$93.54	82.9%	$151.89	$125.93	110.3%	122.0%	134.6%
TTM(4)	72.6%	$124.77	$90.52	81.9%	$153.69	$125.86	112.9%	123.2%	139.0%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Embassy Suites Kennesaw property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Competitive set data was provided by a third party travel research report. The competitive hotels in the report include the following properties: Holiday Inn Express Atlanta Kennesaw, Residence Inn Atlanta Kennesaw Town Center, Springhill Suites Atlanta Kennesaw, Hilton Garden Inn Atlanta Northwest Kennesaw Town Center, Comfort Suites @ Kennesaw State University, and Homewood Suites Atlanta Northwest Kennesaw Town Center.

(3)	Based on operating statements provided by the borrower.

(4)	TTM represents the trailing 12-month period ending on May 31, 2018.

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

Competitive Hotels Profile(1)
	Rooms	Year Built	2017 Estimated Market Mix			2017 Estimated Operating Statistics
Property			Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Embassy Suites Kennesaw	192	2009	60%	20%	20%	82.9%	$151.89	$125.93
Holiday Inn Express Kennesaw	147	1988	60%	15%	25%	75%-80%	$115-$120	$85-$90
Residence Inn Kennesaw	120	1997	75%	5%	20%	75%-80%	$125-$130	$95-$100
Springhill Suites Kennesaw	90	2000	60%	20%	20%	70%-75%	$125-$130	$90-$95
Hilton Garden Inn Kennesaw	114	2005	65%	20%	15%	75%-80%	$135-$140	$100-$105
Comfort Suites Kennesaw	70	2007	65%	5%	30%	70%-75%	$100-$105	$70-$75
Homewood Suites Kennesaw	100	2008	70%	5%	25%	75%-80%	$130-$135	$100-$105
Total(2)	641
(1)	Based on the appraisal.

(2)	Excludes the subject property.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	81.5%	81.6%	82.9%	81.9%	81.9%
ADR	$141.10	$148.46	$151.89	$153.69	$153.69
RevPAR	$115.01	$121.12	$125.93	$125.86	$125.86

Room Revenue	$8,060,166	$8,488,134	$8,824,973	$8,819,475	$8,819,475	$45,935	93.8%
Food & Beverage Revenue	410,988	447,459	474,982	444,753	444,753	2,316	4.7%
Telephone Revenue	37,531	19,645	18,023	18,579	18,579	97	0.2%
Other Departmental Revenue(4)	122,908	111,241	113,503	121,808	121,808	634	1.3%
Total Revenue	$8,631,593	$9,066,479	$9,431,481	$9,404,615	$9,404,615	$48,982	100.0%

Room Expense	$1,943,332	$2,065,593	$2,087,140	$2,072,072	$2,072,072	$10,792	23.5%
Food & Beverage Expense	0	0	0	0	0	0	0.0%
Telephone Expense	0	0	0	0	0	0	0.0%
Other Departmental Expenses	34,990	35,985	32,328	30,699	30,699	160	25.2%
Departmental Expenses	$1,978,322	$2,101,578	$2,119,468	$2,102,771	$2,102,771	$10,952	22.4%

Departmental Profit	$6,653,271	$6,964,901	$7,312,013	$7,301,844	$7,301,844	$38,030	77.6%

Operating Expenses	$1,749,725	$1,851,804	$1,942,738	$1,942,193	$1,942,193	$10,116	20.7%
Gross Operating Profit	$4,903,546	$5,113,097	$5,369,275	$5,359,651	$5,359,651	$27,915	57.0%

Fixed Expenses	$487,222	$475,885	$468,446	$466,476	$480,470	$2,502	5.1%
Management Fees	258,946	271,994	283,167	282,139	282,138	1,469	3.0%
Franchise Fee	322,425	339,525	352,996	352,779	352,779	1,837	3.8%
FF&E	345,264	362,659	377,259	363,876	376,185	1,959	4.0%
Total Other Expenses	$1,413,857	$1,450,063	$1,481,868	$1,465,270	$1,491,573	$7,769	15.9%

Net Operating Income	$3,489,689	$3,663,034	$3,887,407	$3,894,381	$3,868,078	$20,146	41.1%
Net Cash Flow	$3,489,689	$3,663,034	$3,887,407	$3,894,381	$3,868,078	$20,146	41.1%
(1)	TTM represents the trailing 12-month period ending on May 31, 2018.

(2)	Per Room values are based on 192 rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense, Telephone Expense and Other Departmental Expenses is based on their corresponding revenue line item.

(4)	Other Departmental Revenue is comprised of parking and other rental income.

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Annex A-3	Benchmark 2018-B5

Embassy Suites Kennesaw

Property Management. The Embassy Suites Kennesaw property is managed by Commonwealth Hotels, LLC. an unaffiliated management company. The management agreement is effective through June 27, 2028 with unlimited successive one-year renewal options.

Escrows and Reserves. At origination, the borrower deposited into escrow $374,838 for real estate taxes, $21,764 for insurance reserves and $3,200,000 for FF&E reserves.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $37,484.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default has occurred and is continuing and (ii) either (a) the borrower provides the lender with reasonably satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement or (b) the borrower provides the lender with reasonably satisfactory evidence that the borrower is financing any premiums pursuant to a premium finance agreement in accordance with the loan documents and the borrower has deposited with the lender an amount equal to six regularly scheduled monthly installments due under the premium finance agreement in the insurance reserve.

FF&E Reserves – On a monthly basis, the borrower is required to escrow an amount equal to 4.0% of gross income from operations for the calendar month two months prior to such payment date. The borrower is also required to deposit with the lender amounts required to complete any work under a property improvement plan required by any franchisor, in monthly installments reasonably estimated by the lender.

Franchise Roll Reserve – On a monthly basis commencing on the payment date that is 36 months prior to the maturity date, the borrower is required to escrow an amount equal to $116,667 (the “Franchise Roll Monthly Deposit”) to the lender for a franchise roll reserve. The loan documents also permit the borrower, at its option, to make (i) one or more deposits into the franchise roll reserve account in addition to then applicable Franchise Roll Reserve Monthly Deposit and/or (ii) transfer an amount equal to no more than 50% of the then existing balance of the FF&E reserve account from the FF&E reserve account to the franchise roll reserve (the “FF&E Transfer Funds”), except that the total amount of FF&E Transfer Funds may not exceed $1,000,000. In the event the borrower makes such additional deposits or transfers such FF&E Transfer Funds into the franchise roll reserve, the lender will be required to recalculate the Franchise Roll Reserve Monthly Deposit to be an amount equal to (x) $4,200,000, less (y) the amount on deposit in the franchise roll reserve account as of such date, divided by (z) the lesser of (1) 36 and (2) the number of monthly payment dates remaining until the maturity date. If the borrower and franchisor have extended the franchise agreement for a period of at least 60 months after the maturity date of the loan and the borrower has deposited an amount equal to 110% of the amounts needed to complete any related property improvement plan with such extension, the borrower’s obligations to make the Franchise Roll Reserve Monthly Deposits will be waived under the loan documents.

Lockbox / Cash Management. The Embassy Suites Kennesaw loan is structured with a hard lockbox and in-place cash management. The borrower was required to deliver direction letters to all tenants and credit card companies or credit card clearing banks with which the borrower or property manager has entered into merchant’s agreements, to deliver all rents and receipts payable with respect to the property directly to the lockbox account. All funds in the lockbox account are required to be transferred once every business day to a cash management account and disbursed in accordance with the loan documents. During a Cash Sweep Period (defined below), all excess cash flow after payment of mortgage and mezzanine debt service, required reserves and operating expenses is required to be deposited into an excess cash flow reserve and held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the payment date next occurring following the related Cash Sweep Event Cure (as defined below).

A “Cash Sweep Event” means the occurrence of (i) an event of default under the Embassy Suites Kennesaw loan documents (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action with respect to the property manager (unless the manager is replaced with a qualified manager as provided under the Embassy Suites Kennesaw loan documents within 60 days), (iv) a DSCR Trigger Event (as defined below) or (v) an event of default under the mezzanine loan documents.

A “DSCR Trigger Event” means the date that the debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) based on the trailing 12 month period immediately preceding the date of determination is less than 1.35x.

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A “Cash Sweep Event Cure” means (a) with respect to a Cash Sweep Event caused solely by a DSCR Trigger Event, the achievement of a debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) of at least 1.40x for two consecutive quarters based upon the trailing 12 month period immediately preceding the date of determination, (b) with respect to a Cash Sweep Event caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default (which cure may be accepted in the lender’s reasonable discretion unless the lender has accelerated the loan and moved for a receiver or commenced foreclosure proceedings, in which case the lender may reject or accept such cure in its sole and absolute discretion), (c) with respect to a Cash Sweep Event caused solely by clause (iii) above, if the borrower replaces the property manager with a qualified manager under a replacement management agreement in accordance with the loan documents or (d) with respect to a Cash Sweep Event caused solely by clause (v) above, the acceptance by the mezzanine lender of a cure of such mezzanine loan event of default (which cure may be rejected or accepted by the mezzanine lender in its sole and absolute discretion). Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) a Cash Sweep Event Cure of a Cash Sweep Event caused by an event of default under the loan documents may occur no more than a total of two times in the aggregate during the term of the loan, and (iii) the borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. The borrower does not have the right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower, unless such bankruptcy action was involuntary and not solicited or consented to by the borrower, the guarantor or any of their affiliates, in which case such Cash Sweep Event is deemed cured under the loan documents if such action is discharged, stayed or dismissed within 90 days after the date of filing without any adverse consequences to the loan or the property (as determined by the lender in its sole discretion).

Additional Debt. TCM CRE REIT LLC, a third-party lender, has provided a $4.0 million mezzanine loan that is coterminous with the Embassy Suites Kennesaw loan. The mezzanine loan has a 10.50000% coupon and is interest-only for the entire loan term. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 72.7%, 1.51x and 10.8%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

Franchise Agreement. The borrower is a party to a franchise agreement with HLT Existing Franchise Holding LLC (as successor in interest to Promus Hotels, Inc.), which is an affiliate of Hilton. The franchise agreement expires on June 29, 2028 and requires a monthly royalty fee of 4.0% of gross rooms revenue and a monthly program fee of 4.0% of gross rooms revenue. In the event the borrower intends to market the hotel for sale or lease or sell a controlling interest in the borrower or an affiliate that controls the borrower, the franchisor has a right of first offer to purchase the related interests. The franchisor has executed a comfort letter that provides that the right of first offer will not apply to an acquisition of the property by the lender, but such right will apply for subsequent transfers.

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Elite Hotel Management Georgia Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$32,000,000	Title:	Fee
Cut-off Date Principal Balance:	$31,924,901	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	3.1%	Net Rentable Area (Rooms):	362
Loan Purpose:	Refinance	Location:	Various, GA
Borrowers:	Drap Airport, LLC, Drap Lodging,	Year Built / Renovated:	Various / Various
	LLC, Elite Hotel Management, LLC	Occupancy / ADR / RevPAR:	76.5% / $109.84 / $84.07
Sponsor:	Piyush K. Patel	Occupancy / ADR / RevPAR Date:	4/30/2018
Interest Rate:	4.83000%	Number of Tenants:	N/A
Note Date:	6/27/2018	2015 NOI(1):	N/A
Maturity Date:	7/6/2028	2016 NOI:	$3,341,323
Interest-only Period:	None	2017 NOI:	$3,788,113
Original Term:	120 months	TTM NOI (as of 4/2018):	$4,165,783
Original Amortization:	240 months	UW Occupancy / ADR / RevPAR:	76.5% / $109.84 / $84.07
Amortization Type:	Balloon	UW Revenues:	$11,320,375
Call Protection:	L(25),Def(92),O(3)	UW Expenses:	$7,114,826
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$4,205,549
Additional Debt:	N/A	UW NCF:	$3,752,735
Additional Debt Balance:	N/A	Appraised Value / Per Room(2):	$51,100,000 / $141,160
Additional Debt Type:	N/A	Appraisal Date(2):	Various

Escrows and Reserves	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$88,190
Taxes:	$251,249	$27,917	N/A	Maturity Date Loan / Room:	$55,337
Insurance:	$0	Springing	N/A	Cut-off Date LTV(2):	62.5%
FF&E Reserves:	$0	$37,735	N/A	Maturity Date LTV(2):	39.2%
Other(3):	$55,000	$0	N/A	UW NCF DSCR:	1.50x
UW NOI Debt Yield:	13.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,000,000	100.0%	Payoff Existing Debt	$20,337,104	63.6%
Closing Costs	511,039	1.6
Upfront Reserves	306,249	1.0
Return of Equity	10,845,609	33.9
Total Sources	$32,000,000	100.0%	Total Uses	$32,000,000	100.0%

(1)	The Hampton Inn Norcross Property underwent a brand conversion in 2015 from a Drury Inn to a Hampton Inn. Because the Hampton Inn Norcross Property did not reopen until November 2015, historical financials are not available on a loan level for the Elite Hotel Management Georgia Portfolio.

(2)	The Appraised Value / Per Room represents the sum of the “As Stabilized” value of $22,100,000 (as of May 1, 2019) for the Hyatt Place Atlanta Airport North Property, the “as-is” value of $18,000,000 (as of May 1, 2018) for the Hampton Inn Norcross Property and the “as-is” value of $11,000,000 (as of May 1, 2018) for the Fairfield Inn and Suites Commerce Property. The “As Stabilized” value of $22,100,000 for the Hyatt Place Atlanta Airport North Property assumes that funds have been fully escrowed for scheduled capital expenditures. At origination of the mortgage loan, the borrower deposited $55,000, which represents 110% of the unfunded obligations set forth in the related PIP which is expected to be completed by May 1, 2019. The aggregate “as-is” value as of May 1, 2018 is $50,500,000, which results in a Cut-off Date LTV and Maturity Date LTV of 63.2% and 39.7%, respectively.
(3)	Initial Other Escrows and Reserves represent 110% of the estimated costs of the scheduled PIP at the Hyatt Place Atlanta Airport North Property.

The Loan. The Elite Hotel Management Georgia Portfolio loan has an outstanding principal balance as of the Cut-off Date of approximately $31.9 million and is secured by a first mortgage lien on the borrowers’ fee interests in a 150-room select service hotel property located in East Point, Georgia (the “Hyatt Place Atlanta Airport North Property”), a 132-room limited service hotel property located in Norcross, Georgia (the “Hampton Inn Norcross Property”) and an 80-room limited service hotel located in Commerce, Georgia (the “Fairfield Inn and Suites Commerce Property”). The loan has a 10-year term and will amortize on a 20-year schedule.

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Elite Hotel Management Georgia Portfolio

The borrowing entities for the Elite Hotel Management Georgia Portfolio loan are Drap Airport, LLC, Drap Lodging, LLC and Elite Hotel Management, LLC, each a Georgia limited liability company and special purpose entity. The loan sponsor and non-recourse carveout guarantor is Piyush K. Patel, the President and CEO of Elite Hotel Management, LLC. Elite Hotel Management, LLC was founded in 2009 and currently owns and manages 14 hotels in Georgia. Piyush K. Patel, who is a Certified Hotel Administrator, has developed, owned and managed hotel flags such as Hampton Inn, Hyatt Place, Fairfield Inn, Holiday Inn Express, Comfort Suites, Best Western and Wyndham Hotels.

Portfolio Summary(1)
Property	Rooms	Year Built/ Renovated	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
Hyatt Place Atlanta Airport North	150	2002/2014	$12,250,000	38.3%	$22,100,000(2)	43.2%	$1,499,957	40.0%
Hampton Inn Norcross	132	1997/2015	11,750,000	36.7	18,000,000	35.2	1,249,589	33.3
Fairfield Inn and Suites Commerce	80	2010/NAP	8,000,000	25.0	11,000,000	21.5	1,003,189	26.7
Total	362		$32,000,000	100.0%	$51,100,000	100.0%	$3,752,735	100.0%
(1)	Based on the appraisals and underwritten rent roll dated April 30, 2018.
(2)

The “As Stabilized” value of $22,100,000 for the Hyatt Place Atlanta Airport North Property assumes that funds have been fully escrowed for scheduled capital expenditures. At origination of the mortgage loan, the borrower deposited $55,000, which represents 110% of the unfunded obligations set forth in the related PIP which is expected to be completed by May 1, 2019. The “as-is” value as of May 1, 2018 for the Hyatt Place Atlanta Airport North Property is $21,500,000.

The Properties. The Hyatt Place Atlanta Airport North Property is a 150-room select service hotel located on Interstate 85 in East Point, Georgia, approximately 2.8 miles from the Hartsfield-Jackson Atlanta International Airport. The Hyatt Place Atlanta Airport North Property consists of one six-story building with approximately 960 square feet of meeting space, 97 parking spaces, an outdoor pool, fitness center, sundry shop, business center and a gallery lounge which offers complimentary breakfast. The Hyatt Place Atlanta Airport North Property operates under a franchise agreement with Hyatt Place Franchising, LLC with an expiration date of August 3, 2027. Under the franchise agreement, the franchisor is obligated to offer the franchisee the right to enter into a successor franchise agreement for a minimum term of 10 years if certain conditions specified in the franchise agreement are satisfied.

The Hyatt Place Atlanta Airport North Property was built in 2002 and renovated in 2014 and offers a room mix of 117 king style bedrooms and 33 double-double style bedrooms. Room amenities for each guestroom include a work desk and chair, flat screen television, microwave, mini refrigerator, wireless internet access and all suites feature a separate living area with a pull-out sofa. Since the sponsor purchased the Hyatt Place Atlanta Airport North Property in March 2017, approximately $207,000 has been invested in new exercise equipment, commercial dryers, exterior lighting upgrades, computer equipment, water heaters and upgrades to the breakfast area.

The Hampton Inn Norcross Property is a 132-room limited service hotel located in Norcross, Georgia, approximately 18.8 miles north of Atlanta and 15.0 miles northeast of Buckhead. The Hampton Inn Norcross Property consists of one five-story building with approximately 1,094 square feet of meeting space, 150 parking spaces, a game room, indoor pool, sundry shop, fitness center business center and a guest self-laundry center. The Hampton Inn Norcross Property operates under a franchise agreement with Hampton Inns Franchise LLC with an expiration date of November 12, 2030.

The Hampton Inn Norcross Property was built in 1997 and renovated in 2015 and offers a guestroom mix of 57 king style bedrooms, 60 queen style bedrooms, seven suites and eight rooms that comply with the Americans with Disabilities Act. Room amenities for each guestroom include a work desk and chair, flat screen television, mini refrigerator, microwave, wireless internet access and all suites feature a separate living area with a pull-out sofa. The property previously operated as a Drury Inn and was purchased by the sponsor in 2014. The sponsor subsequently completed a $5.0 million renovation to convert the hotel to a Hampton Inn which reopened in November 2015.

The Fairfield Inn and Suites Commerce Property is an 80-room limited service hotel located in Commerce, Georgia, approximately 25.0 miles from Athens, the home of the University of Georgia. The Fairfield Inn and Suites Commerce Property consists of one four-story building with approximately 600 square feet of meeting space, 82 parking spaces, an indoor pool, fitness center, guest laundry facilities, a business center, sundry shop and complimentary breakfast area. The property was built in 2010 and offers a guestroom mix of 22 king-style bedrooms, 28 queen-queen style bedrooms and 30 king-style suites. Room amenities for each guestroom include a work desk and chair, flat screen television, microwave, sofa chair, wireless internet access and all suites feature a separate living area with a pull-out sofa. The Fairfield Inn and Suites Commerce Property operates under a franchise agreement with Marriott International, Inc. with an expiration date of October 5, 2030.

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Elite Hotel Management Georgia Portfolio

The Hyatt Place Atlanta Airport North Property is located in East Point, Georgia, approximately 2.8 miles from the Hartsfield-Jackson Atlanta International Airport and less than 10.0 miles from downtown Atlanta. According to the appraisal, the Hartsfield-Jackson Atlanta International Airport has been the busiest airport in the world since 1998 and served approximately 103.9 million passengers in 2017. In March 2016, a 20-year renovation plan was announced for the airport which will include an approximately $6.0 billion expansion.

According to the appraisal, the primary competitive set for the Hyatt Place Atlanta Airport North Property consists of five hotels which range in size from 71 to 174 rooms and collectively contain 586 rooms. The five competitive properties selected by the appraisal were built between 1990 and 2009 and only one of the five offers a lounge, pool and fitness center like the Hyatt Place Atlanta Airport North Property. The appraisal identified one future hotel that is anticipated to compete with the Hyatt Place Atlanta Airport North Property, a 99-room Home2 Suites located at 3439 Bobby Brown Parkway in Atlanta, Georgia. The Home2 Suites is expected to open in May 2019 and although it’s an extended stay hotel, the appraisal expects it to be 25.0% competitive with the Hyatt Place Atlanta Airport North Property due to its location and all-suite product.

The Hampton Inn Norcross Property is located in Norcross, Georgia, at the intersection of Jimmy Carter Boulevard and Interstate 85, approximately 20.0 miles north of Atlanta and 15.0 miles northeast of Buckhead, Georgia. According to the appraisal, economic drivers in the immediate area include the WestRock corporate headquarters, OFS Fitel LLC, an optical manufacturer, that announced an approximately $139.0 million expansion of its current plant, located less than a mile from the Hampton Inn Norcross Property and the Peachtree Corners Town Center which is currently being developed, is expected to be completed by year-end 2018, and is expected to feature entertainment venues, restaurants, retail shops, office space, townhomes and a botanical garden. The Peachtree Corners Town Center is located approximately 6.0 miles from the Hampton Inn Norcross Property.

According to the appraisal, the primary competitive set for the Hampton Inn Norcross Property consists of five hotels which range in size from 50 to 148 rooms and collectively contain 519 rooms. The five competitive properties selected by the appraisal were built between 1988 and 1999 and are all located within approximately 5.0 miles from the Hampton Inn Norcross Property. The appraisal did not identify any new supply that is anticipated to compete directly with the Hampton Inn Norcross Property.

The Fairfield Inn and Suites Commerce Property is located on the northwest side of Interstate 85 in Commerce, Georgia, between Greenville, South Carolina and Athens, Georgia. According to the appraisal, commercial demand drivers in the immediate area include an Amazon fulfillment center in Braselton, Georgia, approximately 12.0 miles from the Fairfield Inn and Suites Commerce Property, a FedEx distribution facility expected to open in August 2018, Tanger Outlets and The Atlanta Dragway, a drag racing track that is currently home to the NHRA Mello Yello Drag Racing Series and the Summit Racing Equipment Southern Nationals.

According to the appraisal, the primary competitive set for the Fairfield Inn and Suites Commerce Property consists of four hotels which range in size from 51 to 74 rooms and collectively contain 248 rooms. The four competitive properties selected by the appraisal were built between 1995 and 2009 and are all located within 1.0 mile from the Fairfield Inn and Suites Commerce Property. The appraisal identified one new hotel, the Holiday Inn Express & Suites Commerce, a 77-room hotel which opened in April 2018 and is expected to be directly competitive with the Fairfield Inn and Suites Commerce Property.

Historical Occupancy, ADR and RevPAR(1)
	Occupancy			ADR			RevPAR
Property	2016	2017	TTM(2)	2016	2017	TTM(2)	2016	2017	TTM(2)
Hyatt Place Atlanta Airport North	86.0%	83.2%	82.7%	$100.52	$107.26	$109.74	$86.49	$89.22	$90.76
Hampton Inn Norcross	62.2%	68.7%	70.1%	$105.60	$109.91	$109.08	$65.72	$75.52	$76.48
Fairfield Inn and Suites Commerce	68.4%	68.0%	71.6%	$99.83	$106.07	$106.54	$68.26	$72.08	$76.28
Weighted Average(3)	73.5%	74.5%	75.7%	$102.22	$107.96	$108.79	$74.89	$80.44	$82.36

(1)	Based on a third party travel research report.

(2)	TTM represents the trailing 12-month period ending on April 30, 2018.

(3)	Weighted average calculations are based on the number of rooms at the related mortgaged properties.

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Competitive Set Historical Occupancy, ADR and RevPAR(1)
	Occupancy			ADR			RevPAR
Competitive Set	2016	2017	TTM(2)	2016	2017	TTM(2)	2016	2017	TTM(2)
Hyatt Place Atlanta Airport North	79.6%	81.4%	83.6%	$103.07	$108.54	$110.80	$82.04	$88.36	$92.66
Hampton Inn Norcross	67.5%	64.7%	65.5%	$92.15	$96.69	$96.38	$62.23	$62.58	$63.15
Fairfield Inn and Suites Commerce	61.7%	60.9%	62.0%	$89.63	$94.83	$94.82	$55.27	$57.79	$58.75
Weighted Average(3)	71.7%	71.3%	72.7%	$96.42	$101.48	$102.34	$69.53	$72.87	$75.12

(1)	Based on a third party travel research report.

(2)	TTM represents the trailing 12-month period ending on April 30, 2018.

(3)	Weighted average calculations are based on the number of rooms included in each respective property’s competitive set as determined by a third party travel research report.

Historical Occupancy, ADR and RevPAR Penetration Rates(1)
	Occupancy			ADR			RevPAR
Property	2016	2017	TTM(2)	2016	2017	TTM(2)	2016	2017	TTM(2)
Hyatt Place Atlanta Airport North	108.1%	102.2%	98.9%	97.5%	98.8%	99.0%	105.4%	101.0%	98.0%
Hampton Inn Norcross	92.2%	106.2%	107.0%	114.6%	113.7%	113.2%	105.6%	120.7%	121.1%
Fairfield Inn and Suites Commerce	110.9%	111.5%	115.6%	111.4%	111.8%	112.4%	123.5%	124.7%	129.9%
Weighted Average(3)	102.9%	105.7%	105.5%	106.8%	107.1%	107.1%	109.5%	113.4%	113.5%

(1)	Based on a third party travel research report.

(2)	TTM represents the trailing 12-month period ending on April 30, 2018.

(3)	Weighted average calculations are based on the number of rooms at the related mortgaged properties.

Operating History and Underwritten Net Cash Flow
	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	73.5%	74.0%	76.5%	76.5%
ADR	$102.14	$107.02	$109.84	$109.84
RevPAR	$75.04	$79.23	$84.07	$84.07

Room Revenue	$9,941,986	$10,469,075	$11,108,354	$11,108,354	$30,686	98.1%
Food & Beverage Revenue	227,870	199,120	181,104	181,104	500	1.6%
Other Revenue	42,055	25,908	30,917	30,917	85	0.3%
Total Revenue	$10,211,911	$10,694,104	$11,320,375	$11,320,375	$31,272	100.0%

Room Expense	$2,935,452	$2,730,445	$2,855,922	$2,855,922	$7,889	25.7%
Food & Beverage Expense	136,009	339,215	336,437	336,437	929	185.8%
Departmental Expenses	$3,071,462	$3,069,659	$3,192,360	$3,192,360	$8,819	28.2%

Departmental Profit	$7,140,449	$7,624,445	$8,128,016	$8,128,016	$22,453	71.8%

Undistributed Expenses	$1,726,071	$1,590,514	$1,639,663	$1,639,663	$4,529	14.5%
Gross Operating Profit	$5,414,378	$6,033,931	$6,488,354	$6,488,353	$17,924	57.3%

Fixed Expenses	$415,821	$467,740	$475,468	$435,702	$1,204	3.8%
Management Fees	306,357	320,823	339,611	339,611	938	3.0%
Franchise Fee	1,350,877	1,457,254	1,507,491	1,507,491	4,164	13.3%
Total Other Expenses	$2,073,055	$2,245,817	$2,322,570	$2,282,804	$6,306	20.2%

Net Operating Income	$3,341,323	$3,788,113	$4,165,783	$4,205,549	$11,618	37.2%
FF&E	408,476	427,764	452,815	452,815	1,251	4.0
Net Cash Flow	$2,932,847	$3,360,349	$3,712,968	$3,752,735	$10,367	33.2%
(1)	TTM represents the trailing 12-month period ending on April 30, 2018.

(2)	Per Room values based on 362 rooms.

(3)	% of Total Revenue for Room Expense and Food & Beverage Expense are based on their corresponding revenue line item.

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Elite Hotel Management Georgia Portfolio

Property Management. The Elite Hotel Management Georgia Portfolio properties are managed by Elite Hotel Management Group LLC, an affiliate of the Elite Hotel Management Georgia Portfolio borrowers.

Partial Release. Provided no event of default is continuing under the Elite Hotel Management Georgia Portfolio loan documents, the borrowers have the right to release one or more of the Elite Hotel Management Georgia Portfolio properties from the lien of the security instrument, at any time after two years following the closing date of the Benchmark 2018-B5 securitization, provided that certain conditions are satisfied pursuant to the loan documents, including (i) a partial defeasance of the Elite Hotel Management Georgia Portfolio loan in an amount equal to the greater of (a) 115% of the allocated loan amount of the related individual property and (b) 85% of the net sales proceeds applicable to the related individual property, (ii) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt service coverage ratio with respect to the remaining individual property is equal to or greater than the greater of (1) the debt service coverage ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 1.30x; (iii) after giving notice of the partial defeasance and consummation of the partial defeasance, the loan-to-value ratio with respect to the remaining individual property is no greater than the lesser of (1) the loan-to-value ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 62.5%; (iv) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt yield with respect to the remaining individual property is equal to or greater than the greater of (1) the debt yield of all individual properties encumbered by the security instrument immediately prior to such date and (2) 11.5%; and (v) delivery of a REMIC opinion.

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First Place Tower

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$30,000,000	Title:	Fee
Cut-off Date Principal Balance:	$29,952,526	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	594,984
Loan Purpose:	Refinance	Location:	Tulsa, OK
Borrower:	First Place, LLC	Year Built / Renovated:	1956, 1971 / 1995
Sponsor:	Jacqueline E. Price	Occupancy:	80.1%
Interest Rate:	4.85000%	Occupancy Date:	6/7/2018
Note Date:	6/29/2018	Number of Tenants:	39
Maturity Date:	7/6/2028	2015 NOI:	$1,569,697
Interest-only Period:	None	2016 NOI:	$1,708,232
Original Term:	120 months	2017 NOI:	$2,321,475
Original Amortization:	300 months	TTM NOI:	$2,704,465
Amortization Type:	Balloon	UW Economic Occupancy:	81.2%
Call Protection:	L(25),Def(91),O(4)	UW Revenues:	$6,915,617
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$3,393,061
Additional Debt:	N/A	UW NOI:	$3,522,556
Additional Debt Balance:	N/A	UW NCF:	$2,808,576
Additional Debt Type:	N/A	Appraised Value / Per SF:	$42,700,000 / $72
		Appraisal Date:	5/18/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$50
Taxes:	$47,903	$23,951	N/A	Maturity Date Loan / SF:	$38
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	70.1%
Replacement Reserves:	$0	$9,916	N/A	Maturity Date LTV:	52.3%
TI/LC:	$1,241,027	$49,582	N/A	UW NCF DSCR:	1.35x
Other(1):	$389,734	$0	N/A	UW NOI Debt Yield:	11.8%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Mortgage Loan		$30,000,000	100.0%	Payoff Existing Debt	$20,288,291	67.6%
				Upfront Reserves	1,678,664	5.6
				Closing Costs	313,637	1.0
				Return of Equity	7,719,408	25.7
Total Sources	$30,000,000	100.0%		Total Uses	$30,000,000	100.0%

(1)	Other Initial Escrows and Reserves represents a free rent reserve.

The Loan. The First Place Tower loan is secured by a first mortgage lien on the borrower’s fee interest in a Class A 594,984 square foot office tower located in Tulsa, Oklahoma.

The Borrower. The borrower is First Place, LLC, a single-purpose Oklahoma limited liability company structured to be bankruptcy remote with two independent directors. The loan sponsor and non-recourse carveout guarantor of the First Place Tower loan is Jacqueline E. Price, the President of Price Family Properties, which is the largest office landlord in Tulsa, Oklahoma. Price Family Properties currently owns 13 office buildings in the Tulsa central business district (“CBD”) totaling over 2 million square feet of commercial office space, including the Bank of America Tower.

The Property. The First Place Tower is a 594,984 square foot, Class A office tower located in downtown Tulsa, Oklahoma. The First Place Tower property is comprised of two buildings including a 19-story midrise tower built in 1956 and a 41-story tower built in 1971. The First Place Tower property is the fourth tallest building in Oklahoma and the second tallest building in downtown Tulsa. The First Place Tower property features a large lobby with polished granite, modern finishes, a contemporary sculpture, revolving doors, and 24/7 security located on the lobby floor.

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Annex A-3	Benchmark 2018-B5

First Place Tower

As of June 7, 2018, the First Place Tower property was 80.1% leased to a diverse mix of 39 tenants, with all but the top two tenants leasing no more than 5.4% of the total net rentable area. The largest tenant at the First Place Tower property is ONE Gas, Inc. (rated A2/A by Moody’s/S&P), which leases 151,407 square feet (25.4% of NRA) across 14 suites. ONE Gas, Inc. is a publicly traded company included in the S&P MidCap 400 Index and provides natural gas distribution to more than 2 million customers across Oklahoma, Kansas and Texas. ONE Gas, Inc. is headquartered at the First Place Tower property and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers. As of year-end 2017, ONE Gas, Inc. reported a net income of approximately $163.0 million. ONE Gas, Inc. has been at the First Place Tower Property since March 2014 and has expanded its space twice, first in 2016 and second in 2018. In addition, there is another expansion LOI for 10,165 square feet expected to be executed by the end of August 2018, however there is no assurance the lease will be signed. The expansion space related to the LOI was not underwritten in the base rent. According to the sponsor, ONE Gas, Inc. has invested approximately $15.0 million ($105 per square foot) into their space. ONE Gas, Inc. does not have any other corporate office space in the United States. The tenant has two five-year renewal options and no termination options. The second largest tenant at the First Place Tower property is Samson Investment Company, which leases 61,148 square feet (10.3% of NRA) across six suites. Samson Investment Company is a holding company founded in 1986, and through its subsidiaries, explores and produces oil and gas in North America with a focus in onshore basins in the United States. It produces crude oil and natural gas; and provides various midstream activities, including gas transportation, processing, and storage. The company operates wells and has interests in producing properties in East Texas, Anadarko, Permian, San Juan, Green River, and the Williston Basin/Bakken. Samson Investment Company is headquartered in Tulsa, Oklahoma with division offices in Denver, Colorado and Houston and Midland, Texas. Samson Investment Company has been at the property since March 2017 with leases that expire in February 2022. Samson Investment Company has two, five-year renewal options and no termination options.

There is a parking garage with an expected 519 parking spaces currently under construction by the sponsor, adjacent to the First Place Tower property, located on the southeast corner of Fourth Street and Main Street. The parking garage is not included as part of the collateral for the First Place Tower loan, however, there is a signed to be perpetual REA in place between the garage and the First Place Tower property. The parking garage is expected to be complete by the end of 2018. Tenants at the First Place Tower property, including ONE Gas, Inc. and Samson Investment Company will be able to lease space upon completion. ONE Gas, Inc.’s lease allows them to lease a total of 400 non-reserved spaces for the lesser of market rate or $90 per month and Samson Investment Company’s lease allows them to lease up to 25 parking spaces for $100 per month.

The First Place Tower property is located in the central business district of Tulsa between Fourth & Fifth Streets on the west side of Boston Avenue and is situated near an array of restaurants, retail and entertainment venues along Boston Avenue and Main Street. The First Place Tower property has immediate access to the Main Street parking garage via an underground walkway and is in close proximity to downtown Tulsa, Oklahoma State University Medical Center, BOK Center, Cox Business Center and Drillers Stadium. In addition, the Santa Fe Square, located approximately 1.3 miles from the First Place Tower property, is a mixed use development currently under construction that will encompass two full blocks and consist of approximately 600,000 square feet of retail and office space, a 93 room Hotel Indigo, 291 new apartment units and public gathering spaces.

According to the appraisal, the First Place Tower property is located within the Tulsa CBD office submarket. The Tulsa CBD office submarket had first quarter 2018 inventory of approximately 12,905,763 square feet with a 11.2% vacancy rate and average asking rents of $15.07 per square foot. The 2017 median household income within a one-, three- and five-mile radius of the First Place Tower property was $32,606, $36,162 and $38,703, respectively. The estimated 2017 population within a one-, three- and five-mile radius around the First Place Tower property was 8,445, 75,232 and 165,881, respectively. The appraisal identified five properties as directly comparable to the First Place Tower property, ranging in size from 85,155 square feet to 750,000 square feet. The five properties reported occupancies ranging from 80% to 100% with asking rents ranging from $7.58 to $21.00 per square foot.

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Annex A-3	Benchmark 2018-B5

First Place Tower

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Base Rent	Lease Expiration Date
ONE Gas, Inc.(2)	A2 / A / NA	151,407	25.4%	$15.13	34.7%	6/30/2024
Samson Investment Co	NA / NA / NA	61,148	10.3%	$10.97	10.1%	2/28/2022
Aerotek, Inc.(3)	NA / NA / NA	32,315	5.4%	$17.06	8.3%	8/31/2023
Foundation Energy Management	NA / NA / NA	20,410	3.4%	$13.50	4.2%	1/31/2020
Nadel & Gussman, LLC	NA / NA / NA	20,330	3.4%	$11.14	3.4%	11/30/2019
Rodolph & Todd(4)	NA / NA / NA	19,915	3.3%	$11.00	3.3%	12/31/2029
Associated Resources	NA / NA / NA	17,051	2.9%	$13.49	3.5%	7/31/2023
Titus Hillis & Reynolds	NA / NA / NA	10,627	1.8%	$13.46	2.2%	12/31/2020
Jones, Givens, Gotcher & Bogan	NA / NA / NA	10,623	1.8%	$13.46	2.2%	3/31/2020
City Year, Inc(5)	NA / NA / NA	10,398	1.7%	$12.76	2.0%	10/31/2019

(1)	Based on the underwritten rent roll dated June 7, 2018.

(2)	ONE Gas, Inc. includes 10,165 square feet of storage space that is currently leased on a month to month basis.

(3)	Aerotek, Inc. has one option to terminate its lease effective April 13, 2022 with 180 days’ prior notice and the payment of a termination fee equal to the principal amount of the unamortized balance of the tenant improvement allowances and leasing commissions up to the date of termination.

(4)	Rodolph & Todd is currently not in occupancy but expected to take occupancy in January of 2019. At loan origination, $328,598 was reserved for free rent. Rodolph & Todd has a one-time option to terminate its lease as of December 31, 2023 with 180 days’ prior notice and the payment of a termination fee.

(5)	City Year, Inc has the option to terminate its lease at any time with 9 months’ notice and the payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	118,185	19.9%	NAP	NAP	118,185	19.9%	NAP	NAP
2018 & MTM	13	22,681	3.8%	$292,980	4.4%	140,866	23.7%	$292,980	4.4%
2019	3	36,757	6.2%	443,561	6.7%	177,623	29.9%	$736,540	11.1%
2020	10	79,579	13.4%	1,064,557	16.1%	257,202	43.2%	$1,801,097	27.2%
2021	2	6,604	1.1%	101,065	1.5%	263,806	44.3%	$1,902,162	28.8%
2022	3	74,342	12.5%	867,886	13.1%	338,148	56.8%	$2,770,048	41.9%
2023	7	75,060	12.6%	1,179,141	17.8%	413,208	69.4%	$3,949,189	59.7%
2024	1	141,242	23.7%	2,189,796	33.1%	554,450	93.2%	$6,138,985	92.9%
2025	0	0	0.0%	0	0.0%	554,450	93.2%	$6,138,985	92.9%
2026	0	0	0.0%	0	0.0%	554,450	93.2%	$6,138,985	92.9%
2027	3	10,607	1.8%	159,540	2.4%	%565,057	%95.0%	$6,298,525	95.3%
2028	0	0	0.0%	0	0.0%	565,057	95.0%	$6,298,525	95.3%
2029 & Beyond	2	29,927	5.0%	311,185	4.7%	594,984	100.0%	$6,609,710	100.0%
Total	44	594,984	100.0%	$6,609,710	100.0%

(1)	Based on the underwritten rent roll dated June 7, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Base Rent Expiring includes $109,622 of base rent related to storage income and $31,494 of base rent related to antenna income.

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Annex A-3	Benchmark 2018-B5

First Place Tower

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten(2)	Per Square Foot	%(3)
Base Rent	$4,850,752	$4,715,425	$5,410,784	$5,869,444	$6,468,594	$10.87	77.3%
Contractual Rent Steps	0	0	0	0	193,679	0.33	2.3
Value of Vacant Space	0	0	0	0	1,598,080	2.69	19.1
Gross Potential Rent	$4,850,752	$4,715,425	$5,410,784	$5,869,444	$8,260,353	$13.88	98.7%
Total Recoveries	2,990	0	900	108,557	105,673	0.18	1.3
Net Rental Income	$4,853,741	$4,715,425	$5,411,684	$5,978,001	$8,366,026	$14.06	100.0%
Less: Vacancy	0	0	0	0	(1,598,080)	(2.69)	(19.1)
Other Income(4)	66,873	57,943	91,369	74,179	147,671	0.25	1.8
Effective Gross Income	$4,920,615	$4,773,368	$5,503,053	$6,052,180	$6,915,617	$11.62	82.7%
Total Variable Expenses	3,042,728	2,718,172	2,749,368	2,916,112	2,951,126	4.96	42.7
Total Fixed Expenses	308,190	346,965	432,210	431,603	441,935	0.74	6.4
Net Operating Income	$1,569,697	$1,708,232	$2,321,475	$2,704,465	$3,522,556	$5.92	50.9%
TI/LC	0	0	0	0	594,984	1.00	8.6
Capital Expenditures	0	0	0	0	118,997	0.20	1.7
Net Cash Flow	$1,569,697	$1,708,232	$2,321,475	$2,704,465	$2,808,576	$4.72	40.6%
Occupancy(5)(6)	52.3%	49.0%	75.0%	80.1%	81.2%

(1)	TTM reflects the trailing 12-month period ending April 30, 2018.

(2)	The increase in Underwritten Net Operating Income compared to TTM Net Operating Income is attributable to the signing of new leases beginning in 2018 and 2020, accounting for $965,822 in annual rent. Rodolph & Todd, representing 3.3% of the net rentable area and 3.3% of the annual base rent, is expected to take occupancy in January of 2019 and will begin paying rent in January 2020. At loan origination, $328,597 was reserved for free rent.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Other Income includes storage space income and antenna income.

(5)	The sponsor acquired the property at the end of 2016. Prior to the acquisition, two major tenants, Chase and Cimarex vacated the property. According to the borrower, the prior owner of the First Place Tower property was unwilling to offer adequate TI packages to retain tenants attributing to continued vacancies. Since acquisition, the sponsor has leased up an additional approximately 146,000 square feet.

(6)	Historical occupancies are as of December 31 of each respective year. TTM occupancy is as of June 7, 2018.

Property Management. The property is managed by Price Family Properties LLC, an affiliate of the borrower.

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Annex A-3	Benchmark 2018-B5

215 Lexington Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$26,000,000	Title:	Fee
Cut-off Date Principal Balance:	$26,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	2.5%	Net Rentable Area (SF):	120,677
Loan Purpose:	Recapitalization	Location:	New York, NY
Borrower:	215 Dorchester Partners LLC	Year Built / Renovated:	1962 / N/A
Sponsor:	David Eshaghian	Occupancy:	78.3%
Interest Rate:	4.3000%	Occupancy Date:	4/19/2018
Note Date:	7/6/2018	Number of Tenants:	11
Maturity Date:	7/6/2028	2015 NOI:	$3,809,794
Interest-only Period:	120 months	2016 NOI:	$3,609,503
Original Term:	120 months	2017 NOI(1):	$3,658,802
Original Amortization:	None	TTM NOI: (as of 5/2018)	$3,415,790
Amortization Type:	Interest Only	UW Economic Occupancy:	78.8%
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Revenues:	$5,422,659
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$2,177,492
Additional Debt:	N/A	UW NOI(1):	$3,245,167
Additional Debt Balance:	N/A	UW NCF:	$2,955,959
Additional Debt Type:	N/A	Appraised Value / Per SF:	$83,000,000 / $688
		Appraisal Date:	5/11/2018

Escrows and Reserves				Financial Information
Initial		Monthly	Initial Cap	Cut-off Date Loan / SF:	$215
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$215
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	31.3%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	31.3%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.61x
Other(2):	$0	Springing	N/A	UW NOI Debt Yield:	12.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$26,000,000	100.0%	Closing Costs	$345,620	1.3%
			Return of Equity	25,654,380	98.7

Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%
(1)	The decrease in 2017 NOI to UW NOI is primarily attributable to recent vacating and downsizing activity at the 215 Lexington Avenue Property (as defined below). National Review (13,027 square feet and $76,230 of base rent) vacated in September 2017, Rich Relevance (7,394 square feet and $374,491 of base rent) vacated in March 2018, and Waldner’s Business Environment downsized from 13,627 square feet to its current 9,600 square feet (reducing Waldner’s Business Environment base rent by $151,860).

(2)	Other monthly reserve represents a Condominium Common Charge Reserve and a Local Law Reserve. During a Trigger Period (as defined below), the borrower will be required to deposit 1/12th of lender estimated annual Condominium Common Charges. The 215 Lexington Avenue Property is required by New York City Local Law 26/2004 to install automatic fire sprinklers by July 1, 2019. A “Local Law Trigger” will occur six months prior to July 1, 2019 if the borrower has not completed the required work and filed necessary reports to be in compliance with New York City Local Law 26/2004. In the event the borrower is unable to file the necessary reports to be in compliance with New York City Local Law 26/2004 on or before January 1, 2019 and the borrower elects to avoid a Trigger Period (as defined below) on account of a Local Law Trigger, the borrower is required to deposit 115% of the estimated costs to complete work related to the installation of automatic fire sprinklers into the Local Law Reserve. A “Trigger Period” will occur upon the occurrence of (i) an event of default, (ii) a Local Law Trigger or (iii) the debt yield falling below 6.25%.

The Loan. The 215 Lexington Avenue loan has an outstanding principal balance as of the Cut-off Date of $26.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 120,677 square foot, 12-floor office condominium located in New York, New York (the “215 Lexington Avenue Property”). The 215 Lexington Avenue loan has a 10-year term and requires payments of interest only for the entire loan term.

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Annex A-3	Benchmark 2018-B5

215 Lexington Avenue

The Borrower. The borrowing entity for the 215 Lexington Avenue loan is 215 Dorchester Partners LLC, a Delaware limited liability company and special purpose entity. The sponsor and non-recourse carveout guarantor for the 215 Lexington Avenue loan is David Eshaghian of The Somerset Group. The Somerset Group is a privately held real estate investment, management and development organization headquartered in New York City. On behalf of their investment and joint venture partners, The Somerset Group has acquired and currently manages over two million square feet of retail, commercial and residential properties and has developed more than one million square feet of luxury residential condominiums over the last three decades.

The Property. The 215 Lexington Avenue Property is a 120,677 square foot, 12-floor office condominium located in New York, New York. The 215 Lexington Avenue Property consists of floors 9 through 21 of 215 Lexington Avenue, located between 32nd and 33rd streets in the Murray Hill neighborhood of Manhattan, New York. The non-collateral bottom eight floors of 215 Lexington Avenue, which make up the remainder of the condominium regime, are owned by Yeshiva University and are occupied by Yeshiva University’s Israel Henry Beren Campus and Sy Sym’s School of Business. As of the underwritten rent roll dated April 19, 2018, the 215 Lexington Avenue Property was 78.3% occupied by 11 tenants. Tenants occupying an aggregate of 42,615 square feet (45.1% of occupied net rentable area) have been located at the 215 Lexington Avenue Property since at least 2003. Between 2013 and 2017, the 215 Lexington Avenue Property had an average occupancy of 93.4%.

New York University is the largest tenant at the 215 Lexington Avenue Property, occupying 19,656 square feet (16.3% of the total net rentable area) through November 30, 2020. New York University currently utilizes its space for executive and administrative offices and has been located at the 215 Lexington Avenue Property since 2003. The second largest tenant, GRACE Communications Foundation, occupies 13,026 square feet (10.8% of the total square feet) through October 2019 and has been located at the 215 Lexington Avenue Property since September 2001. GRACE Communications Foundation is headquartered at the 215 Lexington Avenue Property and works to develop strategies to increase public awareness of the environmental and public health issues created by the industrial food system, and to advocate for sustainable alternatives. The third largest tenant, ARMS, Inc. occupies 11,181 square feet (9.3% of the total square feet) through July 2023 and has been located at the 215 Lexington Avenue Property since April 2013. ARMS, Inc. is headquartered at the 215 Lexington Avenue Property and helps its clients, more than 700 ambulatory health centers located throughout the United States, reduce risk and enhance patient safety.

215 Lexington Avenue is comprised of two condominium units subject to a condominium declaration. The collateral for the 215 Lexington Avenue loan consists of floors 9 through 21 (“Unit 2”), but does not include floors 1 through 8 and the basement (“Unit 1”). The owner of Unit 1 controls approximately 63.3% of the common interest of the condominium and the owner of Unit 2 controls approximately 36.7% of the common interest of the condominium. The condominium board of managers consists of 9 managers, 6 of which may be designated by the owner of Unit 1 and 3 of which may be designated by the owner of Unit 2. Accordingly, the borrower does not control the condominium board. Decisions made by the board of managers require the majority of a quorum and a majority of the entire board will constitute a quorum. Proposed amendments to the declaration or bylaws of the condominium association that would have an adverse effect on any unit will require the consent of owners owning 75% of common interest and the consent of the applicable mortgagee.

The Market. The 215 Lexington Avenue Property is located in Midtown Manhattan on Lexington Avenue between 32nd and 33rd Streets in New York, New York. According to the appraisal, New York City had a 2017 estimated population of 8.6 million people and a 2017 average household income of $89,022. According to the New York State Department of Labor, New York City’s unemployment rate in February 2018 was 4.2%, as compared to its unemployment rate of 4.6% in February to 2017. New York City is home to the headquarters of 74 Fortune 1000 companies and 45 Fortune 500 companies. The education and health services sector is the largest employment sector in New York City with the five largest hospital systems (Mount Sinai Health System, New York-Presbyterian, Continuum Health Partners, Montefiore Medical Center and New York University Langone) employing nearly 110,000 people.

According to the appraisal, the 215 Lexington Avenue Property is located within the Midtown Manhattan office market which, as of the first quarter of 2018, consisted of approximately 240.3 million square feet of office space with a direct vacancy of 7.7% and average gross asking rent per square foot of $81.00. According to the appraisal, the 215 Lexington Avenue Property is located within the Murray Hill office submarket which, as of the first quarter of 2018, consisted of approximately 6.3 million square feet of Class B office space with a submarket direct vacancy of 5.3% and average gross asking rents per square foot of $57.73 (compared to the weighted average underwritten gross rent at the 215 Lexington Avenue Property of approximately $56.16). The appraiser concluded to a weighted average gross market rent per square foot for the 215 Lexington Avenue Property of $55.00 for the space on floors 9 through 16 and $60.00 for the space on floors 17 through 21. The 215 Lexington Avenue Property’s weighted average underwritten gross rent of approximately $56.16 is in line with the appraiser’s concluded gross market rental range of $55.00 to $60.00. The appraisal also identified five directly competitive office properties located in Midtown Manhattan with direct gross asking rents ranging from $50.00 to $65.00 per square foot. The direct occupancy rates for the five competitive properties range from 65.3% to 100.0% with an average direct occupancy of 94.6%.

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Annex A-3	Benchmark 2018-B5

215 Lexington Avenue

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
New York University(4)	Aa2/NA/NA	19,656	16.3%	$58.67	22.6%	11/30/2020
GRACE Communications Foundation	NA/NA/NA	13,026	10.8%	$50.80	13.0%	10/31/2019
ARMS, Inc.	NA/NA/NA	11,181	9.3%	$51.55	11.3%	7/31/2023
Waldner’s Business Environment	NA/NA/NA	9,600	8.0%	$60.20	11.3%	9/6/2028
Jed C. Kaminetsky, M.D., P.C.(5)	NA/NA/NA	9,084	7.5%	$49.63	8.8%	8/31/2023
Council for Aid to Education	NA/NA/NA	8,117	6.7%	$49.09	7.8%	2/9/2023
Triplay, Inc.	NA/NA/NA	6,492	5.4%	$56.00	7.1%	8/1/2023
The State of Texas	Aaa/AAA/NA	5,391	4.5%	$59.47	6.3%	12/31/2019
Real Data Management, Inc	NA/NA/NA	5,207	4.3%	$53.17	5.4%	3/31/2020
Sofer & Haroun LLP	NA/NA/NA	3,785	3.1%	$47.31	3.5%	8/31/2021
(1)	Based on the underwritten rent roll dated April 19, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent include the straight line average of all rent steps through November 2020 for New York University ($120,640) and contractual rent steps for other tenants through June 2019 ($114,572). Current rent per square foot for New York University is $52.23.

(4)	New York University has a termination option effective November 30, 2019, for both or either of the two floors it currently occupies, upon written notice 12-24 months prior to the termination date. If New York University exercises its termination option, it must pay a termination fee equal to the unamortized transaction costs including commissions, the value of free rent received ($163,800) and legal fees utilizing an 8.000% interest rate plus one month of the rent ($94,913).

(5)	Jed C. Kaminetsky, M.D., P.C. occupies a total of 9,084 square feet of space across two suites at the 215 Lexington Avenue Property. One suite (4,542 square feet) is leased through August 2018 (annual Base Rent of $199,848) and the other suite (4,542 square feet) is leased through August 2023 (annual Base Rent of $250,996).

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	26,228	21.7%	NAP	NAP	26,228	21.7%	NAP	NAP
2018 & MTM	1	4,542	3.8	$199,848	3.9%	30,770	25.5%	$199,848	3.9%
2019	2	18,417	15.3	982,357	19.2	49,187	40.8%	$1,182,205	23.1%
2020	3	27,773	23.0	1,578,825	30.9	76,960	63.8%	$2,761,030	54.1%
2021	1	3,785	3.1	179,054	3.5	80,745	66.9%	$2,940,084	57.6%
2022	0	0	0.0	0	0.0	80,745	66.9%	$2,940,084	57.6%
2023	3	30,332	25.1	1,589,328	31.1	111,077	92.0%	$4,529,413	88.7%
2024	0	0	0.0	0	0.0	111,077	92.0%	$4,529,413	88.7%
2025	0	0	0.0	0	0.0	111,077	92.0%	$4,529,413	88.7%
2026	0	0	0.0	0	0.0	111,077	92.0%	$4,529,413	88.7%
2027	0	0	0.0	0	0.0	111,077	92.0%	$4,529,413	88.7%
2028	1	9,600	8.0	577,940	11.3	120,677	100.0%	$5,107,353	100.0%
2029 & Beyond	0	0	0.0	0	0.0	120,677	100.0%	$5,107,353	100.0%
Total	11	120,677	100.0%	$5,107,353	100.0%

(1)	Based on the underwritten rent roll dated April 19, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above lease rollover schedule.
(3)	Base Rent Expiring and Cumulative Base Rent Expiring include the straight line average of all rent steps through November 2020 for New York University ($120,640) and contractual rent steps for other tenants through June 2019 ($114,572).

A-3-112

Annex A-3	Benchmark 2018-B5

215 Lexington Avenue

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$5,404,673	$5,256,594	$5,411,384	$5,186,185	$4,872,140	$40.37	71.3%
Contractual Rent Steps(3)	0	0	0	0	235,212	1.95	3.4
Vacant Income	0	0	0	0	1,451,440	12.03	21.2
Total Reimbursements	290,163	235,997	238,422	223,314	196,683	1.63	2.9
Other Income(4)	53,312	64,496	74,700	83,197	80,676	0.67	1.2
Net Rental Income	$5,748,148	$5,557,087	$5,724,506	$5,492,696	$6,836,152	$56.65	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,451,440)	(12.03)	(21.2)
EGI Before Other Income	$5,748,148	$5,557,087	$5,724,506	5,492,696	5,384,712	44.62	78.8%
Porter Wage Revenue	35,828	42,652	48,501	43,680	25,322	0.21	0.4
Miscellaneous Income(5)	28,453	22,776	9,472	12,626	12,626	0.10	0.2
Effective Gross Income	$5,812,429	$5,622,515	$5,782,479	$5,549,002	$5,422,659	$44.94	79.3%
Total Expenses	$2,002,635	$2,013,012	$2,123,677	$2,133,212	$2,177,492	$18.04	40.2%
Net Operating Income(6)	$3,809,794	$3,609,503	$3,658,802	$3,415,790	$3,245,167	$26.89	59.8%
Total TI/LC, Capex/RR	0	0	0	0	289,208	2.40	5.3
Net Cash Flow	$3,809,794	$3,609,503	$3,658,802	$3,415,790	$2,955,959	$24.49	54.5%
Occupancy(7)	93.1%	94.5%	92.5%	78.3%	78.8%

(1)	TTM reflects the trailing 12-month period ending May 31, 2018.

(2)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.
(3)	Contractual Rent Steps represent the straight line average of all rent steps through November 2020 for New York University ($120,640) and contractual rent steps for other tenants through June 2019 ($114,572). Current rent per square foot for New York University is $52.23.

(4)	Other Income includes fixed electric payments and multi-tenant floor electric reimbursement income.

(5)	Miscellaneous Income includes extra charges and overtime charges for rubbish removal, elevator service, HVAC, and other tenant-specific services.

(6)	The decrease in Net Operating Income from 2017 to Underwritten NOI is primarily attributable to recent vacating and downsizing activity at the 215 Lexington Avenue Property. National Review (13,027 square feet and $76,230 of base rent) vacated in September 2017, Rich Relevance (7,394 square feet and $374,491 of base rent) vacated in March 2018, and Waldner’s Business Environment downsized from 13,627 square feet to its current 9,600 square feet (reducing Waldner’s Business Environment base rent by $151,860).
(7)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of April 19, 2018.

Property Management. The property is managed by Cushman & Wakefield U.S., Inc.

A-3-113

Annex A-3	Benchmark 2018-B5

Overland Park Xchange

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title(2):	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.4%	Net Rentable Area (SF):	733,400
Loan Purpose:	Refinance	Location:	Overland Park, KS
Borrower:	OPX, LLC	Year Built / Renovated:	1986 / 2015
Sponsor:	Gary L. Oborny	Occupancy:	90.1%
Interest Rate:	4.70000%	Occupancy Date:	7/1/2018
Note Date:	6/28/2018	Number of Tenants:	3
Maturity Date:	7/1/2028	2015 NOI(3):	$4,117,814
Interest-only Period:	120 months	2016 NOI(3):	$5,797,349
Original Term:	120 months	2017 NOI(3):	$6,852,484
Original Amortization:	None	TTM NOI (as of 6/2018)(4):	$7,567,904
Amortization Type:	Interest Only	UW Economic Occupancy:	89.2%
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$14,709,331
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$6,208,312
Additional Debt:	Yes	UW NOI(4):	$8,501,019
Additional Debt Balance:	$53,000,000	UW NCF:	$7,795,593
Additional Debt Type:	Pari Passu	Appraised Value / Per SF(5):	$119,700,000 / $163
		Appraisal Date:	6/13/2018

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$106
Taxes:	$552,511	$184,170	N/A	Maturity Date Loan / SF:	$106
Insurance:	$0	Springing	N/A	Cut-off Date LTV(5):	65.2%
Replacement Reserves:	$12,223	$12,223	N/A	Maturity Date LTV:	66.3%
TI/LC:	$1,964,000	$30,558	N/A	UW NCF DSCR:	2.10x
Other(6):	$2,863,221	(6)	$9,167,500	UW NOI Debt Yield:	10.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$78,000,000	94.9%	Payoff Existing Debt	$76,533,206	93.1%
Sponsor Equity	4,201,432	5.1%	Upfront Reserves	5,391,955	6.6%
			Closing Costs	276,272	0.3%
Total Sources	$82,201,432	100.0%	Total Uses	$82,201,432	100.0%
(1)	The Overland Park Xchange mortgage loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $78.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $78.0 million Overland Park Xchange Whole Loan, as defined in “The Loan” below.

(2)	The borrower previously owned the fee interest in the property. The borrower conveyed the fee title to the City of Overland Park, Kansas, which ground leased the property back to the borrower in order to facilitate a payment in lieu of taxes arrangement. Please see “PILOT Program” below for additional details.

(3)	The increase in NOI from 2015 to 2016 and 2016 to 2017 is due to lease-up following an approximately $40.0 million ground-up renovation that was completed in 2015. Renovations included reskinning the exterior with glass and metal panels, the addition of a parking garage, a completely revamped HVAC system, a fitness area (with locker room and showers) and vendor kiosks including dry cleaning, a bistro and a lounge with Wi-Fi access.

(4)

The increase from TTM NOI to UW NOI reflects Select Quote taking occupancy after lease commencement on January 1, 2018. The lease for Select Quote covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on December 31, 2023; and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on August 31, 2029.

(5)

The Appraised Value / Per SF represents, and the Cut-off Date LTV is based on, the sum of the “as is” appraised value for the property and the “As Is – NPV of Tax Abatement” appraised value. The “as-is” appraised value is $117,700,000 as of June 13, 2018, equating to a Cut-off Date LTV of 66.3%. The “As Is – NPV of Tax Abatement” appraised value is the appraiser’s determination of the net present value of the payment in lieu of taxes program affecting the property. See “PILOT Program” below for additional details.

(6)

The Initial Other Escrows and Reserves represents the aggregate of (i) $2,499,221 for outstanding tenant improvements and (ii) $364,000 for a Select Quote existing rent buyout reserve to cover the existing rent buyout. The Monthly Other Escrows and Reserves represents the monthly amortization reserve, which equals the difference between (i) an amount equal to accrued interest due and payable on the unpaid principal balance of the loan during each applicable accrual period and (ii) a monthly debt service payment amount for the loan calculated assuming no interest only period and a constant monthly payment of principal and interest based on a 30 year amortization schedule, which may be used for lender-approved leasing expenses. The initial amortization reserve monthly deposit is approximately $88,854. In lieu of a monthly deposit, the borrower may deposit a letter of credit in an amount equal to $9,167,500, which represents the cap on the amortization reserve.

A-3-114

Annex A-3	Benchmark 2018-B5

Overland Park Xchange

The Loan. The Overland Park Xchange loan is secured by a first mortgage lien on the borrower’s ground leasehold interest and the City of Overland Park’s fee interest in a 733,400 square foot Class A office building located in Overland Park, Kansas. The loan is part of a whole loan (the “Overland Park Xchange Whole Loan”) that has an outstanding principal balance as of the Cut-off Date of $78.0 million and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $25.0 million, is being contributed to the Benchmark 2018-B5 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $53.0 million, is currently held by JPMCB and is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the Overland Park Xchange Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Overland Park Xchange Whole Loan has a 10-year term and will be interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	Benchmark 2018-B5	No
A-2	53,000,000	53,000,000	JPMCB	Yes
Total	$78,000,000	$78,000,000

The borrowing entity for the loan is OPX, LLC, a Kansas limited liability company and special purpose entity.

The loan sponsor and non-recourse carveout guarantor for the loan is Gary L. Oborny, who is the founder and Chief Executive Officer of Occidental Management, Inc. (“Occidental”), a Kansas corporation. Established in 1997, Occidental is a vertically integrated company with services that include development, construction, sales and leasing, brokerage and property management. Occidental currently operates over 15 properties and is headquartered in Wichita, Kansas.

The Property. The Overland Park Xchange property is a 733,400 square foot Class A office complex located at 6800 West 115th Street in Overland Park, Kansas, approximately 12.6 miles southwest of downtown Kansas City. Constructed in 1986, the Overland Park Xchange property consists of one two-story building situated on approximately 30.0 acres. The property underwent an approximately $40.0 million renovation in 2015 and features a new fitness center and WiFi lounge. The 2015 renovation won three national awards from industry associations in 2016 and 2017. Additionally, the property has two parking garages which offer 2,979 parking spaces, resulting in a parking ratio of approximately 4.06 spaces per 1,000 square feet of net rentable area.

As of July 1, 2018, the Overland Park Xchange property was 90.1% leased to three tenants under two leases. The property has experienced recent leasing momentum, signing multiple spaces to Select Quote (17.8% of net rentable area) in January 2018. The largest tenant, United Health Group (“United”), has offices at the property and leases 328,098 square feet (44.7% of the net rentable area) through December 2026 and has been a tenant at the property since 2005. Founded in 1977, United (NYSE: UNH) is headquartered in Minnetonka, MN. United has two business platforms: UnitedHealthcare and Optum. It serves the health benefits needs of individual consumers, employers, and seniors. The company also engages in local care delivery, care management, consumer engagement and support, distribution of benefits and services, and other business segments. The company reported revenue of $201.2 billion for the fiscal year ending December 31, 2017. United accounts for approximately 43.1% of the underwritten base rent at the property and its lease contains two five-year renewal options. The second largest tenant, Black & Veatch, leases 202,116 square feet (27.6% of the net rentable area) through April 2026 and has been a tenant at the property since 2015. Black & Veatch, which dates back to 1917, is an engineering, consulting and construction company. Black & Veatch is also headquartered in Overland Park, KS, approximately 0.6 miles northeast from the property. Black & Veatch accounts for approximately 32.9% of the underwritten base rent at the property and its lease contains three five-year renewal options. The lease for Select Quote covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on December 31, 2023 and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on August 31, 2029. Select Quote has been a tenant since August 2017. Select Quote is a term life insurance sales agency and was founded in 1985. Select Quote accounts for approximately 24.0% of the underwritten base rent at the property and its lease contains one five-year extension option.

The Market. The Overland Park Xchange property is located in southwest Johnson County, approximately 13.2 miles southwest of the Kansas City Central Business District. The property benefits from access via State Highway 169 and Interstate 435. The commute to the Kansas City Central Business District is approximately twenty minutes. The Kansas City International Airport is approximately a thirty-minute drive from the northern section of the subject neighborhood. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the property was 5,429, 82,859, and 242,550, respectively, and the average household income within a one-, three- and five-mile radius of the property was $119,740, $116,285 and $111,417, respectively.

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Annex A-3	Benchmark 2018-B5

Overland Park Xchange

According to the appraisal, the property is located in the South Johnson County submarket of the greater Kansas City market. According to a third party research report, as of the first quarter of 2018, the South Johnson County submarket consisted of approximately 29.3 million square feet of office space with an overall vacancy rate of 8.5% and average rents of $21.79 per square foot. The appraisal identified six properties as directly competitive with Overland Park Xchange property, which have a weighted average vacancy of 11.3%. The competitive set includes the 4.4 million square foot Sprint Headquarters Campus, which is the only property in the competitive set that is not 100.0% occupied. The six comparable properties range in size from approximately 50,025 square feet to 4.4 million square feet. Asking rents for the comparable leases ranged from $15.50 per square foot to $27.17 per square foot, with an adjusted weighted average rental rate of $21.23 on a gross basis. The weighted average underwritten base rent for office space at the Overland Park Xchange is $18.62, which is slightly lower than the appraisal’s concluded weighted average office rent of $20.50 per square foot for the Overland Xchange property.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
United Health Group(3)	A3 / A+ / A-	328,098	44.7%	$16.16	43.1%	12/31/2026
Black & Veatch	NR / NR / NR	202,116	27.6%	$20.00	32.9%	4/30/2026
Select Quote(4)	NR / NR / NR	130,449	17.8%	$22.66	24.0%	Various(5)

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	United Health Group occupies 266,114 square feet at a base rent of $17.02 per square foot and 61,984 square feet at a base rent of $12.48 per square foot. United Health Group subleases 781 square feet to Baxter Credit Union.

(4)	Select Quote occupies 84,000 square feet under two leases at a base rent of $23.86 per square foot and 46,446 square feet under two leases at a base rent of $20.50.

(5)

The lease for Select Quote covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on December 31, 2023 and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on August 31, 2029.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	72,737	9.9%	NAP	NAP	72,737	9.9%	NAP	NAP%
2018	0	0	0.0%	$0	0.0%	72,737	9.9%	$0	0.0%%
2019	0	0	0.0%	0	0.0%	72,737	9.9%	$0	0.0%%
2020	0	0	0.0%	0	0.0%	72,737	9.9%	$0	0.0%%
2021	0	0	0.0%	0	0.0%	72,737	9.9%	$0	0.0%%
2022	0	0	0.0%	0	0.0%	72,737	9.9%	$0	0.0%%
2023	1	27,259	3.7%	558,810	4.5%	99,996	13.6%	$558,810	4.5%%
2024	0	0	0.0%	0	0.0%	99,996	13.6%	$558,810	4.5%%
2025	0	0	0.0%	0	0.0%	99,996	13.6%	$558,810	4.5%%
2026	2	530,214	72.3%	9,344,754	76.0%	630,210	85.9%	$9,903,564	80.5%%
2027	0	0	0.0%	0	0.0%	630,210	85.9%	$9,903,564	80.5%%
2028	0	0	0.0%	0	0.0%	630,210	85.9%	$9,903,564	80.5%%
2029 & Beyond	1	103,190	14.1%	2,397,635	19.5%	733,400	100.0%	$12,301,199	100.0%%
Total	4	733,400	100.0%	$12,301,199	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	The lease for Select Quote covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on December 31, 2023 and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on August 31, 2029.

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Annex A-3	Benchmark 2018-B5

Overland Park Xchange

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$6,052,996	$8,419,672	$9,520,993	$10,401,647	$12,301,199	$16.77	74.6%
Vacant Income	0	0	0	0	1,491,109	2.03	9.0%
Gross Potential Rent	$6,052,996	$8,419,672	$9,520,993	$10,401,647	$13,792,307	$18.81	83.6%
Total Reimbursements	136,583	19,986	37,042	87,596	2,700,038	3.68	16.4%
Net Rental Income	$6,189,579	$8,439,659	$9,558,035	$10,489,243	$16,492,345	$22.49	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,783,014)	(2.43)	(10.8)..
Other Income	437	663	561	3,278	0	0	0.0%
Effective Gross Income	$6,190,016	$8,440,322	$9,558,596	$10,492,521	$14,709,331	$20.06	89.2%

Total Expenses	$2,072,203	$2,642,972	$2,706,112	$2,924,618	$6,208,312	$8.47	42.2%

Net Operating Income(4)	$4,117,814	$5,797,349	$6,852,484	$7,567,904	$8,501,019	$11.59	57.8%

Total TI/LC, Capex/RR	0	0	0	0	705,426	0.96	4.8%
Net Cash Flow	$4,117,814	$5,797,349	$6,852,484	$7,567,904	$7,795,593	$10.63	53.0%
Occupancy(5)	74.8%	77.7%	83.7%	90.1%	90.1%

(1)	TTM column represents the trailing 12-month period ending on June 30, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rents in Place includes the weighted average underwritten base rent for United Health Group through its lease expiration. The current in-place rent is $15.10 per square foot.

(4)	The increase in Net Operating Income from 2015 to 2016 and 2016 to 2017 is due to lease-up following an approximately $40.0 million ground-up renovation that was completed in 2015. Renovations included reskinning the exterior with glass and metal panels, the addition of a parking garage, a completely revamped HVAC system, a fitness area (with locker room and showers) and vendor kiosks including dry cleaning, a bistro and a lounge with Wi-Fi access. The increase from TTM to Underwritten Net Operating Income reflects Select Quote taking occupancy after lease commencement on January 1, 2018.

(5)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of July 1, 2018.

PILOT Program. The property benefits from a tax abatement in the form of a 10-year payment in lieu of taxes program (the “PILOT Program”) through various agreements with the City of Overland Park, Kansas (the “City”), including a 10-year ground lease (the “Ground Lease”) and a bond structure. To receive the tax abatement through the PILOT Program, the borrower, as the original fee owner of the property, transferred the fee title to the property to the City, and, in return, the City (i) issued bonds (the “Bonds”) and (ii) leased the property back to the borrower via the Ground Lease, which allows the borrower to repurchase fee title in the property for $1,000 upon expiration of the Ground Lease. The borrower has pledged the Bonds pursuant to that certain Bond Pledge Agreement among the lender, the borrower and the bond trustee (the “Bond Pledge Agreement”), and the Bonds cannot be transferred without the consent of the lender. In addition to the Bonds, the lender has obtained both the fee and the leasehold interest in the property as security for the loan. The PILOT Program results in tax abatements for 10 years, expiring in 2025, and provides a 15% discount on the taxes for an approximate amount of $282,000 per year. The mortgage enables the lender to maintain the PILOT Program upon the lender’s acquisition of title following foreclosure or deed in lieu, provided the City has approved the lender as the successor in interest to the borrower. In the event the City does not approve the lender as the transferee, the PILOT Program would terminate and the foreclosing lender would have the right to enforce the mortgage on fee title and terminate the ground lease entirely. In the event of such termination, Black & Veatch (“B&V”), a tenant at the property which receives a pro rata benefit of the tax abatement under the PILOT Program, would be entitled under its lease to reduce its rent by the amount of the lost tax abatement through 2025, provided such termination of the ground lease is not caused by B&V’s action. The loan documents provide (x) recourse carveouts for losses arising from the borrower’s breach under the PILOT agreement, the documents entered into in connection with the City’s issuance of and the borrower’s purchase of the Bonds (collectively, the “Bond Documents”), and the Bond Pledge Agreement, and (y) recourse carveouts for the full amount the remaining tax abatement that would have existed if the tax abatement granted and/or created by the Bond Documents and/or Ground Lease had remained in full force and effect through the expiration date set forth in the PILOT agreement in the event the PILOT Program is terminated. The Overland Park Xchange loan was underwritten assuming unabated taxes but assuming no reduction in B&V rent.

A-3-117

Annex A-3	Benchmark 2018-B5

Woodland Gardens Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$23,870,000	Title:	Fee
Cut-off Date Principal Balance:	$23,870,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	2.3%	Net Rentable Area (Units):	337
Loan Purpose:	Refinance	Location:	Royal Oak, MI
Borrower:	Woodland Gardens MI LLC	Year Built / Renovated:	1967 / 2017
Sponsor:	LSG Enterprises LLC	Occupancy:	93.5%
Interest Rate:	4.80000%	Occupancy Date:	6/1/2018
Note Date:	6/28/2018	Number of Tenants:	N/A
Maturity Date:	7/6/2028	2015 NOI:	$1,876,474
Interest-only Period:	60 months	2016 NOI:	$1,997,369
Original Term:	120 months	2017 NOI:	$2,123,733
Original Amortization:	360 months	TTM NOI (as of 5/2018):	$2,116,839
Amortization Type:	IO-Balloon	UW Economic Occupancy:	88.9%
Call Protection:	L(25),Def(91),O(4)	UW Revenues:	$3,638,946
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$1,544,850
Additional Debt:	N/A	UW NOI:	$2,094,096
Additional Debt Balance:	N/A	UW NCF:	$2,007,343
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$34,100,000 / $101,187
		Appraisal Date:	5/24/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$70,831
Taxes:	$279,909	$27,991	N/A	Maturity Date Loan / Unit:	$65,136
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	70.0%
Replacement Reserves:	$0	$7,229	N/A	Maturity Date LTV:	64.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.34x
Other(1):	$40,480	$0	N/A	UW NOI Debt Yield:	8.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$23,870,000	100.0%	Payoff Existing Debt	$14,134,635	59.2%
			Upfront Reserves	320,389	1.3
			Closing Costs	144,771	0.6
			Return of Equity	9,270,206	38.8
Total Sources	$23,870,000	100.0%	Total Uses	$23,870,000	100.0%

(1)	Other Initial Escrows and Reserves consists of $40,480 deposited for immediate repairs at the Woodland Gardens Apartments Property.

The Loan. The Woodland Gardens Apartments loan has an outstanding principal balance as of the Cut-off Date of approximately $23.9 million and is secured by a first mortgage lien on the borrower’s fee interest in a 337-unit garden-style multifamily complex located in Royal Oak, Michigan (the “Woodland Gardens Apartments Property”). The loan has a 10-year term and following a five-year interest only period, will amortize on a 30-year schedule.

The borrowing entity for the Woodland Gardens Apartments loan is Woodland Gardens MI LLC, a Delaware limited liability company and special purpose entity with one independent director. The loan sponsor and non-recourse carveout guarantor is LSG Enterprises LLC, a Delaware limited liability company. David Lichtenstein is the chief executive officer of Woodland Gardens MI LLC and is chairman and chief executive officer of The Lightstone Group. The Lightstone Group, which was founded in 1988, is a privately held commercial real estate company focusing on the development, management and investment in all sectors of the real estate market. Headquartered in New York, The Lightstone Group has investments across 21 states inclusive of approximately 6.0 million square feet of office, retail and industrial commercial space, 11,000 residential units and 3,800 hotel keys. The Woodland Gardens Apartments loan sponsor, LSG Enterprises LLC, is the loan sponsor for the Kingsley Apartments and Deerfield Woods Apartments loans, which are also being contributed to the Benchmark 2018-B5 securitization trust.

A-3-118

Annex A-3	Benchmark 2018-B5

Woodland Gardens Apartments

The Property. The Woodland Gardens Apartments Property is a 13-building garden-style multifamily complex consisting of 337 residential units located at 4805 Woodland Avenue in Royal Oak, Michigan. Built in 1967 and renovated in 2017, the Woodland Gardens Apartments Property’s unit mix is comprised of six studio units, 191 one-bedroom units and 140 two-bedroom units. The Woodland Gardens Apartments Property contains a total of 13 buildings, 11 which serve as residential buildings, one which serves as a clubhouse and one additional building utilized for office and storage space. The Woodland Gardens Apartments Property offers common amenities such as the clubhouse, a swimming pool, common laundry, a fitness center, grill and picnic area, a basketball court and a playground. The individual unit amenities at the Woodland Gardens Apartments Property include air conditioning, dishwasher, an electric oven/range combination, garbage disposal, hardwood flooring, intercom systems, walk-in closet space and a refrigerator with freezer.

The Woodland Gardens Apartments Property has maintained an average occupancy of 94.4% since June 2006 with a trough occupancy of 90.3% in 2010. As of the underwritten rent roll dated June 1, 2018, the Woodland Gardens Apartments Property was 93.5% occupied. Since 2013, the loan sponsor has invested approximately $1.4 million in the Woodland Gardens Apartments Property with the most recent capital expenditures in 2017 (approximately $350,000) consisting of parking lot, HVAC equipment, unit flooring renovations, interior unit upgrades and common area improvements.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Unit Size (SF)	Average Market Rent per Month(2)	In-Place Average Rent per Month
Studio	6	1.8%	6	100.0%	455	$662	$663
1 BR / 1 BA (645 SF)	183	54.3	170	92.9	645	$846	$839
1 BR / 1 BA (695 SF)	8	2.4	6	75.0	695	$846	$892
2 BR / 1 BA	140	41.5	133	95.0	800	$940	$940
Total / Wtd. Avg.	337	100.0%	315	93.5%	707	$882	$879

(1)	Based on the underwritten rent roll dated June 1, 2018.
(2)	Source: Appraisal.

The Market. The Woodland Gardens Apartments Property is located in Royal Oak, within Oakland County, Michigan. Oakland County is part of the Detroit-Warren-Dearborn, MI Metropolitan Statistical Area (the “Detroit MSA”) which contains approximately 43.2% of the total Michigan population. Royal Oak is located in the southeast section of Michigan approximately 14.3 miles northwest of Detroit and approximately 37.1 miles northeast of Ann Arbor. According to the appraisal, the primary driver for the local economy is the automotive industry, with top employers consisting of Ford Motor Co., General Motors Co. and Chrysler LLC. Other notable employers in the region include the University of Michigan, the Henry Ford Health System and the United States Government. According to the appraisal, the total employment number within Oakland County has increased year over year for the time period of 2010 to 2017. During the same time period, the unemployment rate for Oakland County decreased from 11.8% to 3.4%.

The Woodland Gardens Apartments Property is located at 4805 Woodland Avenue, just off of 14 Mile Road and Crooks Road which provide local roadway access to the property and connect it to several commercial shopping centers including a WalMart Supercenter that is located approximately 1.4 miles from the Woodland Gardens Apartments Property. Interstate 75 (which runs north and south) and Interstate 696 (which runs east and west) are each located within 3.0 miles from the Woodland Gardens Apartments Property providing it with easy access to major highways. According to the appraisal, as of the year-end 2017, the population within a one-, three- and five-mile radius of the Woodland Gardens Apartments Property was 11,559, 112,787, and 285,129, respectively. According to the appraisal, as of the year-end 2017, the average household income within a one-, three- and five-mile radius of the Woodland Gardens Apartments Property was $71,570, $99,249, and $101,027, respectively.

According to the appraisal, the Woodland Gardens Apartments Property is part of the Detroit-Warren-Dearborn multifamily market which, as of the first quarter of 2018, contained 270,432 residential units with an overall vacancy rate of 4.0% and average asking rent per month of $943 per unit. The Woodland Gardens Apartments Property is also part of the Royal Oak/Oak Park multifamily submarket which, as of the first quarter of 2018, consisted of 12,588 residential units with an overall vacancy rate of 3.0% and average asking rent per month of $917 per unit. The appraisal identified five comparable multifamily properties located within approximately 2.5 miles from the Woodland Gardens Apartments Property. The comparables range from 49 to 458 units and indicate a quoted monthly rental range of $802 to $921 per unit, with a weighted average monthly market rent of $870 per unit which is in-line with the weighted average monthly underwritten rent of $879 per unit. The comparables identified in the appraisal have vacancy rates, as of May 2018, ranging from 0.0% to 4.1% with an average vacancy rate of 1.3%.

A-3-119

Annex A-3	Benchmark 2018-B5

Woodland Gardens Apartments

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place(3)	$3,009,038	$3,148,061	$3,444,820	$3,527,040	$3,324,180	$9,864	86.5%
Vacant Income	0	0	0	0	231,240	686	6.0
Other Income(4)	249,328	300,103	286,651	286,690	286,690	851	7.5
Gross Potential Rent	$3,258,366	$3,448,164	$3,731,471	$3,813,730	$3,842,110	$11,401	100.0%
(Vacancy/Credit Loss)	(117,172)	(139,574)	(367,953)	(397,392)	(425,772)	(1,263)	(11.1)
Other Income (Apartments)(5)	202,076	189,505	230,701	222,608	222,608	661	5.8
Effective Gross Income	$3,343,270	$3,498,095	$3,594,219	$3,638,946	$3,638,946	$10,798	94.7%

Total Expenses	$1,466,796	$1,500,726	$1,470,486	$1,522,106	$1,544,850	$4,584	42.5%

Net Operating Income	$1,876,474	$1,997,369	$2,123,733	$2,116,839	$2,094,096	$6,214	57.5%

Total TI/LC, CapEx/RR	0	0	0	0	86,753	257	2.4
Net Cash Flow	$1,876,474	$1,997,369	$2,123,733	$2,116,839	$2,007,343	$5,957	55.2%
Occupancy(6)	96.4%	95.6%	93.4%	93.5%	88.9%
(1)	TTM column represents the trailing 12-month period ending on May 31, 2018.
(2)	% column represents percentage of Gross Potential Rent for all revenue lines and represents percentage of Effective Gross Income for the remainder of fields.
(3)	Rents in Place was underwritten per the rent roll dated June 1, 2018.
(4)	Other Income consists of utility income.
(5)	Other Income (Apartments) is comprised of laundry and vending income, late fees, resident charges, pet fees, application fees and month-to-month income.
(6)	2015, 2016 and 2017 historical occupancies are as of December 31 of each respective year. TTM Occupancy is as of the underwritten rent roll dated June 1, 2018.

Property Management. The Woodland Gardens Apartments Property is managed by Beacon Property Management Limited Liability Company, an affiliate of the loan sponsor.

A-3-120

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor

J.P. Morgan Chase Commercial Mortgage	Wells Fargo Bank, N.A.	Midland Loan Services, a Division of PNC	Pentalpha Surveillance LLC
Securities Corp.	1901 Harrison Street	Bank, N.A.	375 North French Road
383 Madison Avenue	Oakland, CA 94612	10851 Mastin Street	Suite 100
31st Floor		Suite 700	Amherst, NY 14228
New York, NY 10179		Overland Park, KS 66210

Contact: General Information Number	Contact: REAM_InvestorRelations@WellsFargo.com	Contact: Executive Vice President - Division Head	Contact: Don Simon
Phone Number: (212) 272-6858		Phone Number: (913) 253-9001	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
CTSLink Customer Service
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Reports Available
	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Benchmark 2018-B5 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B5	For Additional Information please contact
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Reports Available
	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

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	Distribution Date:	9/17/18
	Record Date:	8/31/18
	Determination Date:	9/11/18

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of August 1, 2018 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: Benchmark 2018-B5 Mortgage Trust, Benchmark 2018-B5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B5
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III. List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1) Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2) Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4) Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5) Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since July 16, 2018.

(7) Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8) Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9) Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the

JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a) The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e) The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i) The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j) Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental

Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
(5) Hospitality Provisions	Holiday Inn Express & Suites Wheat Ridge (Loan No. 37)	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender. However, the franchisor will issue a replacement comfort letter to a REMIC on the franchisor’s then-current form of comfort letter, provided the lender submits to the franchisor the name of the REMIC by no later than 6 months from the date of the franchise agreement and no later than 60 days from the date of the assignment by the lender, and further provided that any entity to which the franchise agreement may be issued pursuant to the related comfort letter is capable of performing its financial and other obligations under the franchise agreement as determined by the franchisor in its sole discretion.
(7) Lien; Valid Assignment	Aventura Mall (Loan No. 1), Workspace (Loan No. 4), Aon Center (Loan No. 7), Overland Park Xchange (Loan No. 14), Radisson Blu Aqua Hotel (Loan No. 18)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	Workspace (Loan No. 4)	The sole tenant at the 155 Great Valley Mortgaged Property, Janssen Biotech, Inc. has a purchase option for its leased premises. The Mortgagor is permitted to obtain the release of the Mortgaged Property at any time with the payment of the applicable release price.
(8) Permitted Liens; Title Insurance	Embassy Suites Kennesaw (Loan No. 10)	The franchisor has a right of first offer under the franchise agreement in the event of a proposed sale of the hotel or a controlling equity interest in the Mortgagor or an entity that controls the Mortgagor. This right of first offer has been subordinated to a foreclosure or a deed-in-lieu of foreclosure pursuant to the comfort letter, but it will apply for subsequent transfers.
(8) Permitted Liens; Title Insurance	Radisson Blu Aqua Hotel (Loan No. 18)	Under the hotel management agreement with Radisson Chicago Aqua Management, LLC, if the Mortgagor intends to effect a transfer of the Mortgaged Property or an equity holder in Mortgagor intends to effect a transfer of such equity interests

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
(other than a transfer to an affiliate or a transfer by way of or in the nature of a security interest granted in accordance with the management agreement), the Mortgagor is required to give notice to the manager, and the manager has a right of first offer to acquire the interest described in the notice. The lender, Mortgagor and manager have executed a subordination, non-disturbance and attornment agreement that provides that the terms of the management agreement are subordinate to the lien of the Mortgage Loan documents.
(9) Junior Liens	Aventura Mall (Loan No. 1)	The Mortgage Loan documents permit Mortgagor to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
(9) Junior Liens	Aon Center (Loan No. 7)	There are a pair of mezzanine loans in the aggregate amount of $141,500,000, which are held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	Embassy Suites Kennesaw (Loan No. 10)	TCM CRE REIT LLC, a third-party lender, has provided a $4.0 million mezzanine loan that is coterminous with the Mortgage Loan. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	Security Square (Loan No. 34)	The Mortgagor is subject to an unsecured and subordinated note in the amount of $5,064,840.63 (the “Subordinate Note”), made by Windsor Holding EAT LLC, the sole member of the Mortgagor, used as additional funds for acquisition of the Mortgaged Property. Upon completion of a reverse 1031 transfer (the “Reverse 1031 Transfer”) by CDECRE, LLC (“Exchange Company”) of 100% of the direct membership interest in the Mortgagor to an entity approved by the lender, scheduled for no later than December 14, 2018, in accordance with the

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Mortgage Loan documents, proceeds from the Reverse 1031 Transfer will be used to repay the Subordinate Note. Upon completion of the Reverse 1031 Transfer, the sole member of the Mortgagor will be permitted to incur a mezzanine debt secured by its 100% membership interest in the Mortgagor, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (i) the Reverse 1031 Transfer is in compliance with all the terms and conditions set forth in the related exchange agreement among Exchange Company, Cross Keys MZL LLC, R. Paul Smith, a borrower sponsor, and Daniel Katz, a borrower sponsor and the carveout guarantor, (ii) the Subordinate Note has been discharged in full and the Mortgagor has terminated the related master lease, and (iii) the lender has received an officer’s certificate certifying that the organizational structure of the transferee is identical to organizational structure set forth in the Mortgage Loan documents or otherwise approved by the lender in its sole discretion.
(9) Junior Liens	671 4th Street (Loan No. 54)	The Mortgage Loan documents permit one or more of the owners of the direct or indirect ownership interests in the Mortgagor to obtain one or more mezzanine loans secured by such equity interests upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 63.1%; (ii) a combined debt service coverage ratio (as calculated in the Mortgage Loan documents) equal to or greater than 1.89x; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.
(10) Assignment of Leases and Rents	Aventura Mall (Loan No. 1), Workspace (Loan No. 4), Aon Center (Loan No. 7), Overland Park Xchange (Loan No. 14), Radisson Blu Aqua Hotel (Loan No. 18)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(12) Condition of Property	Radisson Blu Aqua Hotel (Loan No. 18)	The property condition report obtained at origination recommended certain required repairs at the Mortgaged Property in the amount of $53,295, which included, certain repairs to the electrical systems. The Mortgagors were not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if the Mortgagor does

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
not complete such required repairs at the Mortgaged Property by the required deadlines set forth in the Mortgage Loan documents.
(15) Actions Concerning Mortgage Loan	Walk at Highwoods Preserve (Loan No. 21)	The borrower sponsor is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. The sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.
(18) Insurance	Aventura Mall (Loan No. 1)

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Mortgagor provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Mortgagor may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Mortgagor may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below its rating as of the loan origination date.

The Mortgagor may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the loan origination date.
(18) Insurance	Workspace (Loan No. 4)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is the greater of (i) 5.0% of the release amount in the Mortgage Loan documents for the applicable individual Mortgaged Property and (ii) $500,000.
(18) Insurance	660 Columbus Avenue (Loan No. 6)	To the extent the condominium board in accordance with the condominium documents is maintaining insurance, on a primary and non-concurrent basis, and such insurance complies with the requirements of the Mortgage Loan documents (or, with respect to any insurance covering the common elements that does not comply with the requirements of the Mortgage Loan documents, as approved by the lender), the Mortgagor will be deemed to be in compliance with the Mortgage Loan documents with respect to those types of insurance so maintained by the condominium board and for so long as the condominium board maintains such insurance in accordance with the condominium documents and the Mortgage Loan documents and the lender receives evidence reasonably satisfactory to the lender of the terms and conditions of such coverage.
(18) Insurance	Aon Center (Loan No. 7)

The all-risk property insurance may contain a deductible of $50,000.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

Notwithstanding the requirements of the related Mortgage Loan documents for the insurance policies to be issued by an insurance company with a rating of (x)“A” or better by S&P, (y)“A2” or better by Moody’s, if Moody’s rates the Securities and rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the securities and rates the

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions

applicable insurance company, the Mortgagor may continue to use Homeland Insurance Company of New York (“Homeland”), rated “A X” with AM Best in its current position and participation amounts within the syndicate of the property program, provided that (x) the rating of Homeland is not withdrawn or downgraded below its rating as of the date of the Mortgage Loan documents and (y) at renewal of the current policy term on October 29, 2018, the Mortgagor replaces Homeland with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $5,000,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

(18) Insurance	Radisson Blu Aqua Hotel (Loan No. 18)

The Mortgaged Property consists of one parcel contained within a vertical subdivision ownership structure. Pursuant to the terms of a reciprocal easement agreement affecting the Mortgaged Property, insurance proceeds from a casualty affecting more than one portion of the building are required to be deposited with a “Depositary” as defined in the reciprocal easement agreement. The Mortgage Loan agreement provides that the Mortgagor is required to use commercially reasonable efforts to cause any Depositary to be an “Eligible Institution” as defined in the Mortgage Loan agreement, and the Mortgagor may not vote in favor of or otherwise approve any such Depositary unless such Depositary is an “Eligible Institution”. Under the reciprocal easement agreement, the Depositary is required to be appointed by owner for whose benefit monies are being jointly held and one of the then-five largest banks or trust companies with principal offices in Chicago, Illinois or another bank or trust company agreed to by the owners.

So long as Radisson Chicago Aqua Management, LLC is the property manager (“Manager”), the Mortgagor is permitted to cause Manager to provide coverage under the Radisson master insurance program, provided the Mortgagor submits to lender (i) certificates of insurance, (ii) the lender endorsements required under the Mortgage Loan documents, and (iii) other standard evidence as provided by Radisson. In addition, the Mortgagor is permitted to

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
pay premiums on quarterly installments to the insurance company and/or the insurance agent/broker provided the Mortgagor submits to the lender proof of payment of each and every installment as such installments become due and payable.
(18) Insurance	CVS Knoxville (Loan No. 52)	The Mortgagor’s obligation to maintain the insurance coverages required by the Mortgage Loan documents on the Mortgaged Property is waived (except with respect to the requirement for insurance against acts of terror or similar acts of sabotage on terms consistent with those required pursuant to the Mortgage Loan documents) so long as, among other conditions: (i) the lease between the Mortgagor, as the landlord, and Tennessee CVS Pharmacy, L.L.C., as the tenant (“CVS”; the lease between the Mortgagor and CVS, the “CVS Lease”), is in full force and effect and the terms of such lease remain unchanged throughout the term of the loan, (ii) CVS maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the CVS Lease, (iii) CVS names the lender as an additional insured party under the insurance policies or self-insurance required under the CVS Lease, and (vi) the Mortgagor has provided to the lender evidence satisfactory to the lender that CVS maintains in full force and effect the insurance described in clauses (ii) and (iii) above.
(18) Insurance	671 4th Street (Loan No. 54)	The Mortgage Loan documents provide that any earthquake insurance may contain a deductible of not more than 10% of the total insurable value of the Mortgaged Property.
(26) Local Law Compliance	Workspace (Loan No. 4)	Two individual Mortgaged Properties (6601-6625 W 78th Street and 100 and 110 Gibraltar Road) have legal nonconforming uses. The applicable ordinances provide that (i) with respect to the 6601-6625 W 78th Street Mortgaged Property, following destruction or removal of the structures, the Mortgaged Property will be required to be brought into conformance with current requirements of the city code, and (ii) with respect to the 100 and 110 Gibraltar Road Mortgaged Property, following any casualty, the nonconforming buildings may be reconstructed and used for the nonconforming use, provided that the reconstructed building does not exceed in height, area and volume the building destroyed. Laws and ordinance coverage was also obtained at origination.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
(28) Recourse Obligations	Aventura Mall (Loan No. 1)

The nonrecourse carve-out for losses for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the closing of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

The nonrecourse carve-out for losses for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

The nonrecourse carve-out for losses for material physical waste is limited to material physical waste intentionally committed.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

The Mortgage Loan does not have a separate environmental indemnity in place.

(28) Recourse Obligations	Workspace (Loan No. 4)

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication.

The Mortgage Loan documents provide that there will be no liability to the Mortgagors and guarantor for punitive damages.

The non-recourse carveout for losses for material physical waste is limited to the extent sufficient cash flow from the Mortgaged Property is not available to prevent such waste (unless such insufficient cash flow arises from the intentional misappropriation or conversion of revenues by the Mortgagors, any special purpose entity principal, an affiliated property manager, the guarantor or their respective affiliates).

(28) Recourse Obligations	Renaissance Tampa International Plaza Hotel (Loan No. 5)

The Mortgage Loan documents do not provide for a loss carveout in connection with willful misconduct by the Mortgagor or the guarantor.

The Mortgage Loan documents do not provide for a loss carveout in connection with any security deposits not delivered to lender upon foreclosure or action in

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions

lieu thereof.

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste, and only to the extent not caused by (x) the failure of the lender to make insurance or condemnation proceeds available for restoration of the Mortgaged Property as provided in the Mortgage Loan documents, (y) the failure of the lender to make available funds on deposit in the reserve funds pursuant to the terms of the Mortgage Loan documents, or (z) the Mortgagor’s failure to remedy deferred maintenance items at the Mortgaged Property because it lacks sufficient cash flow (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by any of the Mortgagor or its affiliates); provided, for the avoidance of doubt, the Mortgagor will not be personally liable for intentional material physical waste of the Mortgaged Property which results from the Mortgagor’s failure to restore the Mortgaged Property after a casualty or condemnation if the Mortgagor was, at the time of such casualty or condemnation, maintaining the insurance coverage required pursuant to the Mortgage Loan documents and the cost of restoration exceeds the amount of net proceeds actually made available to the Mortgagor to pay the costs of the restoration.

(28) Recourse Obligations	660 Columbus Avenue (Loan No. 6)

The Mortgage Loan documents provide that there will be no liability against the Mortgagor or the guarantor for losses that are consequential, speculative, special or punitive damages (except to the extent the lender is required to pay such amounts to a third party).

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim on or after the date that is twenty-four (24) months from the date on which the Mortgage Loan is paid in full, provided that all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date of the environmental indemnity and the date the loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Loan is paid in full, and (iii) the indemnitee has received, at the Mortgagor’s or the guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(28) Recourse Obligations	Aon Center (Loan No. 7)

The non-recourse carveout for losses for material physical waste is limited to intentional material physical waste of the Mortgaged Property; provided, however, the Mortgagor will have no such liability if sufficient cash flow from the Mortgaged Property is not available to prevent such waste except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The Mortgagor and the guarantor will have no liability for any losses caused solely by, or arising solely from actions or conditions or events occurring more than two (2) years after the date of defeasance or repayment of the Mortgage Loan in full and performance in full of all other obligations of Indemnitor under the Mortgage Loan documents (the “Release Date”); provided, however, that neither the Mortgagor nor the guarantor may be released from any such losses until such time, on or after the Release Date, as indemnitor, at its sole cost and expense, delivers to the indemnitee an acceptable Phase I or Phase II environmental report in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties under the environmental indemnity are entitled to indemnification pursuant to the environmental indemnity.

(28) Recourse Obligations	Overland Park Xchange (Loan No. 14)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim on or after the date that is twenty-four (24) months from the date on which the Mortgage Loan is paid in full, provided that all of the following conditions are satisfied in full: (i)

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
the Mortgage Loan has been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date of the environmental indemnity and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the Mortgagor’s or the guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(28) Recourse Obligations	Radisson Blu Aqua Hotel (Loan No. 18)

The Mortgage Loan documents provide that there will be no liability against the Mortgagor or the guarantor for losses that are consequential, speculative, special or punitive damages.

The loss recourse carve-out for intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carve-out for material physical waste is limited to intentional material physical waste, and liability is limited to the extent net operating income made available to the Mortgagor was sufficient to pay such charges (unless such insufficiency arises from the intentional misappropriation or conversion of revenues).

The Mortgage Loan documents do not provide for a loss recourse carve-out for security deposits not delivered to lender upon foreclosure or action in lieu thereof.

The full recourse carve-out for transfers made in violation of the Mortgage Loan documents excludes a transfer made by a receiver appointed at the Mortgaged Property so long as none of the Mortgagor, the guarantor nor any of their affiliates will have colluded with or consented to or cooperated in such transfer or any lease at the Mortgaged Property (other than a lease for substantially all of the Mortgaged Property) entered into in violation of the Mortgage Loan documents.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity shall terminate and be of no further force or effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) three years have elapsed since the date on which the indebtedness (other than those portions of the indebtedness which expressly survive repayment in full of the Mortgage Loan) was repaid in full in accordance with the Mortgage Loan documents, (ii) the Mortgagor or the guarantor has delivered to indemnitee an updated Phase I environmental site assessment for the property in form and substance reasonably satisfactory to indemnitee, dated no earlier than 30 days prior to the date of such delivery, prepared by a qualified environmental consultant reasonably satisfactory to the lender and indicating that no recognized environmental conditions exist at the Mortgaged Property (including, without limitation, the presence of mold, asbestos containing materials or lead based paint in a condition requiring remediation or abatement) (other than environmental conditions disclosed in the environmental report), (iii) no claim is pending or outstanding against the Mortgagor or the guarantor or the Mortgaged Property (other than a claim with respect to an act or omission to act which occurred or is alleged to have occurred after the transfer of title to the Mortgaged Property by the Mortgagor to a third party), asserting that Mortgagor, the guarantor or the Mortgaged Property is in violation of any environmental law or that Mortgagor or the guarantor is required to report, investigate, remediate or otherwise respond to any hazardous substances with respect to the Mortgaged Property and (iv) no claim is pending or outstanding by or against Mortgagor or the guarantor (and no claim has been threatened in writing against the Mortgagor or the guarantor) with respect to the indemnified matters covered by the environmental indemnity.

(28) Recourse Obligations	Walk at Highwoods Preserve (Loan No. 21)

Transfers of the Mortgaged Property or the equity interests in the Mortgagor in violation of the Mortgage Loan documents will trigger full recourse liability under the Mortgage Loan documents, except that to the extent the breach or violation is the result of a failure to give the lender notice of an otherwise permitted transfer, the Mortgage Loan documents provide for a carve-out for losses against the Mortgagor and the guarantor.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
The indemnification obligations of the Mortgagors and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment by the Mortgagors of the Mortgage Loan, provided that at the time of such payment, the Mortgagors or the guarantor furnishes to the indemnitee, at the sole cost and expense of the Mortgagors or the guarantor, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagors or the guarantor in connection with the origination of the Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) any environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of any hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
(28) Recourse Obligations	Home2 Suites by Hilton Charlotte Airport (Loan No. 29)	The loss recourse carve-out for material physical waste is limited to commission of material physical waste of the Mortgaged Property by (or knowingly permitted by) Mortgagor, its single purpose entity principal (if any) or the guarantor.
(28) Recourse Obligations	Holiday Inn Express & Suites Wheat Ridge (Loan No. 37)	The indemnification obligations of the Mortgagors and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment by the Mortgagors of the Mortgage Loan, provided that at the time of such payment, the Mortgagors or the guarantor furnishes to the indemnitee, at the sole cost and expense of the Mortgagors or the guarantor, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagors or the guarantor in connection with

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
the origination of the Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) any environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of any hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
(28) Recourse Obligations	MacArthur Retail Center (Loan No. 49)	The loss recourse carve-out for material physical waste is limited to the extent sufficient cash flow is made available to the Mortgagor to pay such charges (unless such insufficiency arises from the intentional misappropriation or conversion of revenues by the Mortgagor or guarantor or any of their affiliates).
(28) Recourse Obligations	671 4th Street (Loan No. 54)

The Mortgage Loan documents provide that there will be no liability against the Mortgagor or the guarantor for losses that are special, indirect, consequential and punitive damages.

The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by Mortgagor, any affiliate of Mortgagor or any of their respective authorized representatives, which was known by Mortgagor or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Mortgagor or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Mortgagor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by Mortgagor to operate the Mortgaged Property in the ordinary

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions

course of business and provided such use is approved in writing by the lender), except to the extent that Mortgagor or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of Mortgagor and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Mortgagor’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carveout for losses for any material breach of any representation, warranty or indemnification obligation by Mortgagor or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-outs for involuntary

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
bankruptcy actions do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.
(29) Mortgage Releases	Aventura Mall (Loan No. 1)	In the event that any of JCPenney, Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Mortgagor may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Mortgagor and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.
(29) Mortgage Releases	Workspace (Loan No. 4)	In connection with sales of individual Mortgaged Properties to an unaffiliated third-party and the release of such Mortgaged Properties from the lien of the security instruments, the release price is required to be 110% of the related allocated loan amount for such individual Mortgaged Property.
(29) Mortgage Releases	Security Square (Loan No. 34)	The Mortgage Loan documents permit the Mortgagor to release the Arby’s and/or Popeye’s parcels (each such parcel, a “Release Parcel”) from the lien of the mortgage on or after the permitted defeasance date set forth in the Mortgage Loan documents upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, defeasance in an amount equal to 110% of the release amount allocated to the applicable Release Parcel.
(30) Financial	Workspace (Loan No. 4)	The Mortgage Loan agreement provides that

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Reporting and Rent Rolls		financial reports may be prepared on a consolidated basis by all Mortgagors, provided that such consolidated reports delineate performance and information on an individual Mortgaged Property basis as well. The delivery of financial reports of the guarantor is required to be accepted in lieu of financial reports from the Mortgagors so long as (i) the guarantor’s financial reports substantially represent the financial reports of the Mortgagor on a combined basis, (ii) the guarantor’s financial reports separately delineate performance and information on an individual Mortgaged Property basis, and (iii) the guarantor’s financial reports separately delineate the Mortgaged Properties, on a collective basis, from any other assets which do not constitute collateral for the Mortgage Loan.
(31) Acts of Terrorism Exclusion	Aventura Mall (Loan No. 1)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, the Mortgagor is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Mortgagor may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Mortgagor for the policies insuring only the Mortgaged Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to obtain the terrorism coverage (but the Mortgagor is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).
(31) Acts of Terrorism Exclusion	Renaissance Tampa International Plaza Hotel (Loan No. 5)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, flood, wind or earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Aon Center (Loan No. 7)	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Mortgagor will not be required to pay (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable policies then in place providing such terrorism insurance coverage) any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the Mortgagor will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Terrorism Premium Cap (in such event the lender will have the right to determine the modifications of the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap, and the Mortgagor shall reasonably cooperate with the lender in connection therewith).
(31) Acts of Terrorism Exclusion	Radisson Blu Aqua Hotel (Loan No. 18)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor or similar statute) is not in effect, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required under the Mortgage Loan documents, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than 200% of the amount of the insurance premium that is payable at such time in respect of the all-risk coverage required under the Mortgage Loan documents on a stand-alone (not a blanket) basis, and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Walk at Highwoods Preserve (Loan No. 21)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism coverage), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	671 4th Street (Loan No. 54)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 similar or subsequent statute is no longer in effect, then provided that terrorism insurance is commercially available, the Mortgagor is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(33) Single-Purpose Entity	Workspace (Loan No. 4)	Mortgagors previously owned certain real property located at 132 Welsh Road, Horsham, Pennsylvania, and 4755 South 44th Place, Phoenix, Arizona, which were transferred prior to the origination date.
(33) Single-Purpose Entity	Renaissance Tampa International Plaza Hotel (Loan No. 5)	The Mortgagor’s tax returns may be included in a consolidated tax return.
(33) Single-Purpose Entity	Overland Park Xchange (Loan No. 14)	The Mortgagor owns bonds issued by the City of Overland Park, Kansas, which were issued in connection with a payment in lieu of taxes program at the Mortgaged Property. The Mortgagor has pledged the bonds to the lender as collateral for the Mortgage Loan. Please see “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional details regarding the payment in lieu of

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
taxes program.
(34) Defeasance	Aventura Mall (Loan No. 1)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
(34) Defeasance	671 4th Street (Loan No. 54)

The Mortgage Loan documents require the Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the

Mortgage Loan agreement provides that the Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.

(35) Fixed Interest Rates	Workspace (Loan No. 4)	The Mortgage Loan bears interest at a fixed rate per annum, but certain of the related Companion Loans bear interest on a floating rate basis.
(36) Ground Leases	Renaissance Tampa International Plaza Hotel (Loan No. 5)

Without landlord consent, the tenant may mortgage its interest, provided that, among other things, the loan-value-ratio does not exceed 65% as of the time such mortgage is granted.

The ground lease requires the lessor to give to the lender written notice of any default and an opportunity for the lender to cure any default, provided the lessee has provided the lessor with an appraisal establishing that the loan-value-ratio of the loan secured by the mortgage does not exceed 65%. The lease is silent with respect to amendment, modification, cancellation or termination without the prior written consent of the lender.

(43) Environmental Conditions	Workspace (Loan No. 4)	At origination, the Mortgagor was required to deposit $37,500 for potential costs to be incurred in connection with additional investigations as recommended in the environmental site assessment (“ESA”) for the Mortgaged Property commonly known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks.
(47) Cross	Aventura Mall (Loan No.	The Mortgage Loan is cross-collateralized and

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Collateralization	1), Aon Center (Loan No. 7), Overland Park Xchange (Loan No. 14), Radisson Blu Aqua Hotel (Loan No. 18)	cross-defaulted with the related Companion Loans.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after July 16, 2018.

(5)       Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting

Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related

Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule E-1 to this Annex E-1 or future permitted mezzanine debt as set forth in Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)      The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)      The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)      Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)     In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)      Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI

Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

SCHEDULE E-1 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

SCHEDULE E-2 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
38	932 Southern Boulevard
46	SSCP Little Rock

SCHEDULE E-3 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

Loan No.	Mortgage Loan	Crossed Group
23	253 Elizabeth	Group A
24	173 Ludlow	Group A
26	236 West 16th	Group B
27	161 Ludlow	Group B

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
(7) Permitted Liens; Title Insurance	NY & CT NNN Portfolio (Loan No. 2)	With respect to the Mortgage Loan: (i) Walgreens, the sole tenant at the Walgreens - Newtown Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property should the landlord receive a bona fide offer to purchase the Mortgaged Property which the landlord intends to accept, and (ii) TD Bank, the largest tenant at the TD Bank - St. James Mortgaged Property and the sole tenant at each of the TD Bank - Hampton Bays Mortgaged Property and the TD Bank - Westhampton Mortgaged Property, has a right of first refusal to purchase the related Mortgaged Property should the landlord receive a bona fide offer.
(7) Permitted Liens; Title Insurance	Elite Hotel Management Georgia Portfolio – Hyatt Place Atlanta Airport North (Loan No. 11.01)	The franchisor with respect to the Hyatt Place Atlanta Airport North Mortgaged Property has a right of first offer to acquire the related Mortgaged Property if the franchisee intends to sell or transfer its interest in the franchise agreement, the hotel or all or substantially all of its assets, or a controlling ownership interest in the franchisee or its controlling owner. In the related franchisor comfort letter, the franchisor agreed that its right of first offer would not apply in the event of a foreclosure, conveyance in lieu of foreclosure or any other similar right asserted under or in respect of the Mortgage Loan.
(7) Permitted Liens; Title Insurance	Elite Hotel Management Georgia Portfolio – Fairfield Inn and Suites Commerce (Loan No. 11.02)	The franchisor with respect to the Fairfield Inn and Suites Commerce Mortgaged Property has a right of first refusal to acquire the related Mortgaged Property if there is a proposed transfer of the hotel, the franchisee’s interest in the franchise agreement, the franchisor or an affiliate thereof, to a competitor (within the meaning of the franchise agreement). The right of first refusal is not extinguished by foreclosure or deed-in-lieu thereof, and if the proposed transfer to a competitor is by foreclosure, or if the franchisee or its affiliates become a competitor, the franchisor has a right to purchase the hotel upon notice to the franchisee. In the related franchisor comfort letter, the franchisor agreed to subordinate its right of first refusal to the lender’s mortgage lien for so long as, among other things, the lender is not a competitor or an affiliate of a competitor.
(7) Permitted Liens; Title	Four Points Sacramento	The franchisor with respect to the Four Points Sacramento Airport Mortgaged Property has a right of

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Insurance	Airport (Loan No. 28)	first refusal to acquire the related Mortgaged Property if there is proposed transfer of the hotel, or an ownership interest in the franchisee or a controlling affiliate, to a competitor (within the meaning of the franchise agreement). In the related franchisor comfort letter, the franchisor agreed to subordinate its right of first refusal to the lender’s mortgage lien for so long as, among other things, the lender is not a competitor or an affiliate of a competitor.
(17) Insurance	All CREFI Mortgage Loans (Loan Nos. 2, 9, 11, 13, 15, 17, 19, 20, 23, 24, 26, 27, 28, 33, 36, 38, 39, 43, 46, 47, 51, 53 and 55)	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(17) Insurance	NY & CT NNN Portfolio (Loan No. 2)	The following tenants provide insurance coverage with respect to their respective individual properties (and, in some cases, self-insure): (1) Bank of America at the Bank of America - Mamaroneck Mortgaged Property, (2) TD Bank at the TD Bank - Hampton Bays Mortgaged Property, (3) TD Bank at the TD Bank - Westhampton Mortgaged Property, (4) TD Bank at the TD Bank - St. James Mortgaged Property, (5) Walgreens at the Walgreens - Newtown Mortgaged Property, and (6) JP Morgan Chase at the Chase - Middle Village Mortgaged Property. With respect to the proceeds in respect of any applicable property loss, the proceeds of such tenants’ policies will be held by the tenant in accordance with the terms and provisions of each applicable lease. In each case, all such leases require tenants to restore the property following a casualty, unless, in some cases, such casualty results in a termination of the lease (in which case, tenant shall pay over the proceeds of such policies to landlord/borrower).
(17) Insurance	215 Lexington Avenue (Loan No. 13)	The condominium declaration provides that proceeds are payable to (1) the unit owner or its lender if proceeds relate only to the related unit, (2) the board of managers if proceeds are less than 1% of the replacement value of the building, or (3) a Depositary if proceeds are greater than 1% of the replacement value of the building. “Depositary” is defined in the condominium declaration as a depositary institution insured by the FDIC, the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions

the case of accounts in which the funds are held for 30 days or less or, in the case of accounts in which funds are held more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA” and/or “F1+” (for securities) and/or “AAAMMF” (for money market funds), by Fitch, and (iii) “AA2” by Moody’s.

(25) Local Law Compliance	NY & CT NNN Portfolio (Loan No. 2)

As of the origination date, the Chase - Queens Mortgaged Property and the CVS - Queens Mortgaged Property did not have valid certificates of occupancy. Local law requires that both such individual properties have valid certificates of occupancy. At origination, lender obtained an architect’s letter stating that most retail uses are permitted at each individual property. The related loan agreement requires that the borrower (A) diligently and in good faith pursue a new, permanent certificate of occupancy covering both individual properties, which shall expressly grant legal occupancy of each subject tenant space consistent with the use and occupancy of the applicable tenant currently occupying such spaces (the “PCO”), (B) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements pertaining to each applicable individual property, including, without limitation, causing any violations and any outstanding items of record with respect to the applicable individual property to be completed and/or removed of record to the extent necessary for the issuance of the PCO, and (C) deliver to lender copies of each PCO upon its issuance. The Mortgage Loan is also recourse for losses to the carveout guarantor with respect to the failure to have any certificates of occupancy for any tenant spaces at the property (including a PCO) and/or the breach or violation of the above covenant.

(25) Local Law Compliance	173 Ludlow (Loan No. 24)

The certificate of occupancy issued for the Mortgaged Property requires the 2nd floor of the Mortgaged Property to be utilized for office use; however, the current use of the 2nd floor is residential and is therefore in violation of the certificate of occupancy.

(25) Local Law Compliance	161 Ludlow (Loan No. 27)	The addition of the 6th floor to the Mortgaged Property and the use of the 2nd floor for residential purposes may not be permitted pursuant to applicable building and zoning regulations. In 2003, the borrower filed a self-certified application to expand the Mortgaged Property to include a 6th floor and to convert two dwelling units on the 2nd floor from residential to office use. The expansion of the Mortgaged Property was

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
subsequently constructed, but the 2nd floor continues to be occupied for residential use. In April 2012, the New York City Department of Buildings issued a notice of revocation of the aforementioned application.
(25) Local Law Compliance	932 Southern Boulevard (Loan No. 38)	There is no certificate of occupancy for the Mortgaged Property. The Mortgage Loan documents provide for (i) a post-closing obligation to obtain a temporary certificate of occupancy by September 1, 2018 and a permanent certificate of occupancy by March 1, 2019, (ii) a $1,000,000 reserve that will be disbursed upon delivery of the temporary certificate of occupancy and (iii) a losses carveout for any losses incurred as a result of the lack of the temporary certificate of occupancy or the permanent certificate of occupancy.
(25) Local Law Compliance	CityLine Southern Portfolio (Loan No. 47)	Parking was deficient by two spaces at the Top Notch Storage Mortgaged Property. Sufficient space exists but the required striping had not been performed to designate the spaces. A recourse event was added to the loan agreement if borrower fails to correct the parking shortfall at the Top Notch Storage Mortgaged Property within 90 days from the closing of the Mortgage Loan.
(26) Licenses and Permits	173 Ludlow (Loan No. 24)	The certificate of occupancy for the Mortgaged Property requires the 2nd floor of the Mortgaged Property to be utilized for office use; however, the current use of the 2nd floor is residential. An amended certificate of occupancy providing for a residential use on the 2nd floor is required to be issued for the Mortgaged Property.
(26) Licenses and Permits	161 Ludlow (Loan No. 27)	In 2003 the borrower filed an application to expand the Mortgaged Property to include a 6th floor and to convert two dwelling units on the 2nd floor from residential to office use. The expansion of the Mortgaged Property was subsequently constructed and a valid certificate of occupancy was required to be obtained in connection therewith; however, a certificate of occupancy has not yet been issued.
(27) Recourse Obligations	215 Lexington Avenue (Loan No. 13)	With respect to the misapplication or misappropriation of rents, insurance proceeds or condemnation awards, such recourse is for the intentional misappropriation or misapplication.
(27) Recourse Obligations	Westbrook Corporate Center	The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
(Loan No. 19)

provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a Qualified Environmental Policy, (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

(30) Acts of Terrorism Exclusion	All CREFI Mortgage Loans (Loan Nos. 2, 9, 11, 13, 15, 17, 19, 20, 23, 24, 26, 27, 28, 33, 36, 38, 39, 43, 46, 47, 51, 53 and 55)	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(32) Single-Purpose	215 Lexington Avenue (Loan No.	A non-consolidation opinion was not delivered in connection with the origination of the Mortgage Loan.

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Exceptions
Entity	13)
(40) Organization of Borrower	253 Elizabeth (Loan No. 23); 173 Ludlow (Loan No. 24), 236 West 16th (Loan No. 26); 161 Ludlow (Loan No. 27)	Each Mortgage Loan has a borrower that is an affiliate of three (3) other borrowers under three (3) other Mortgage Loans (each such Mortgage Loan is cross-defaulted and cross-collateralized with one (1) of such other Mortgage Loans).
(40) Organization of Borrower	Woodland Gardens Apartments (Loan No. 15); Kingsley Apartments (Loan No. 17); Deerfield Woods Apartments (Loan No. 33)	The borrowers under each of the related Mortgage Loans are affiliates of each other.
(40) Organization of Borrower	CityLine XII Portfolio (Loan No. 39) CityLine Southern Portfolio (Loan No. 47);	The borrowers under each of the related Mortgage Loans are affiliates of each other
(40) Organization of Borrower	Fresenius Medical Center Crestwood (Loan No. 53); Fresenius Medical Center Woodridge (Loan No. 55)	The borrowers under each of the related Mortgage Loans are affiliates of each other

ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after July 16, 2018.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related

Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan,

there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate

Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex F-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule F-1 to this Annex F-1, or future permitted mezzanine debt as set forth on Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

SCHEDULE F-1 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
8	181 Fremont Street	$225,000,000

SCHEDULE F-2 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
16	Stonebrook Apartments

SCHEDULE F-3 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation
Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7 (Permitted Liens; Title Insurance)	181 Fremont Street (Loan No. 8)

The sole tenant at the Mortgaged Property, Facebook, Inc., has a right of first refusal to purchase the Mortgaged Property if the Borrower receives an offer to purchase the Mortgaged Property from a “Facebook Competitor.” Pursuant to Facebook, Inc.’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Apple Inc. and (iii) Microsoft Inc. This list of Facebook Competitors may be updated once each calendar year, provided that (a) the list of Facebook Competitors may only list up to three (3) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as Facebook, Inc. The right of first refusal does not apply to (a) a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale or (b) a sale to any party other than a Facebook Competitor.

In addition, in the event of a proposed sale of the Mortgaged Property to an unaffiliated, third party, the borrower is required to (i) deliver to Facebook, Inc. written notice of any such proposed sale (the “Notice of Purchase Opportunity”) and (ii) not enter into a binding agreement to sell the Mortgaged Property for a period of at least thirty days after delivery of the Notice of Purchase Opportunity, provided that the borrower is under no obligation whatsoever to enter into negotiations with Facebook, Inc. for the purchase and sale of the Mortgaged Property during this time.  Facebook, Inc.’s right to a Notice of Purchase Opportunity does not apply to a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale

7 (Permitted Liens; Title Insurance)	Sacramento Natural Foods (Loan No. 32)	The sole tenant at the Mortgaged Property, Sacramento Natural Foods, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. Pursuant to a recorded Subordination and Non-Disturbance Agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale thereafter.
7 (Permitted Liens; Title Insurance)	Albertsons Aurora (Loan No. 35)	The sole tenant at the Mortgaged Property, New Albertsons, has a right of first refusal to purchase the Mortgaged Property effective at any time on or after January 18, 2022 in the event of a proposed sale of the Mortgaged Property to a third party. Pursuant to the Albertsons’ lease, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, but does apply to a subsequent sale thereafter.
8 (Junior Liens)	Aventura Mall (Loan No. 1)

The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

The Mortgage Loan documents permit the pledge of direct or indirect equity interests in the Borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property is not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

17 (Insurance)	Aventura Mall (Loan No. 1)

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Borrower provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Borrower may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Borrower may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below the origination date.

The Borrower may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the date hereof.

17 (Insurance)	181 Fremont Street (Loan No. 8)

The Mortgage Loan documents permit that the comprehensive all risk property insurance coverage provide for no deductible in excess of $100,000, with the exception of windstorm or earthquake coverage, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Mortgaged Property per occurrence.

The Mortgage Loan documents permit the Borrower to satisfy the insurance coverage requirements thereunder by relying on the insurance policies obtained and maintained (i) with respect to certain common elements located within the Mortgaged Property, by the condominium association, to the extent such insurance satisfies the requirements under the Mortgage Loan documents and (ii) with respect to the remaining portions of the Mortgaged Property, by Facebook, Inc., provided such insurance satisfies the requirements in the Mortgage Loan documents. With respect to the insurance provided pursuant to clause (i), if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the condominium association do not fully comply with the requirements under the Mortgage Loan documents or are not otherwise acceptable to the lender in its sole discretion, then the Borrower will promptly notify the lender thereof in writing and either cause the condominium association to procure and maintain or at its sole cost and expense, procure and maintain itself either (a) “primary” insurance coverage in the event that the condominium association does not provide the insurance coverage required by the Mortgage Loan documents, or (b) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the condominium association does not have the sufficient insurance coverage required by the Mortgage Loan documents, as is necessary to bring the insurance coverage into full compliance with the insurance coverage requirements under the Mortgage Loan documents.

25 (Local Law Compliance)	Summit Apartments (Loan No. 48)	The Mortgaged Property is legal nonconforming as to use as the related zoning code no longer permits multifamily uses without a conditional use permit. The Mortgaged Property currently has a conditional use permit for such multifamily use. However, in the event of a casualty exceeding 50% or more of the replacement cost of the entire Mortgaged Property, the Borrower is required to obtain a new conditional use permit in order to restore the Mortgaged Property to its current multifamily use.

27 (Recourse Obligations)	Aventura Mall (Loan No. 1)

The loss recourse carveout for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the origination of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

For so long as all or any of Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer, each a guarantor of the Borrower as of the origination date (collectively and individually, “Guarantor”), are the guarantors under the non-recourse carveout guaranty, the recourse liability of Guarantor under the non-recourse carveout guaranty may not exceed $350,000,000.00 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the non-recourse carveout guaranty.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Stoffer and Jacquelyn Stoffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon Guarantor (33.33%).

The Mortgage Loan does not have a separate environmental indemnity in place.

27 (Recourse Obligations)	eBay North First Commons (Loan No. 3)	There is no separate guarantor other than the Borrower.

27 (Recourse Obligations)	181 Fremont Street (Loan No. 8)	The Mortgage Loan documents do provide recourse to the Borrower and guarantor for losses to the lender due to intentional physical waste at the Mortgaged Property; however, the failure of the Borrower to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property will not constitute waste if funds to prevent such waste were, at the time in question, held in a cash management account and available to be used for repairs or maintenance and the lender fails to pay (or make such funds available to pay) for such repairs or maintenance as a result of an event of default or otherwise.
28 (Mortgage Releases)	Aventura Mall (Loan No. 1)	In the event that any of JCPenney, Macy’s Men’s & Home, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Borrower may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.
32 (Single-Purpose Entity)	First Place Tower (Loan No. 12)	The related Borrower is a recycled single purpose entity that previously owned an adjacent parcel that was transferred to an affiliate of the Borrower prior to the origination of the Mortgage Loan.
33 (Defeasance)	Aventura Mall (Loan No. 1)	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
9/15/2018	34,230,000.00
10/15/2018	34,230,000.00
11/15/2018	34,230,000.00
12/15/2018	34,230,000.00
1/15/2019	34,230,000.00
2/15/2019	34,230,000.00
3/15/2019	34,230,000.00
4/15/2019	34,230,000.00
5/15/2019	34,230,000.00
6/15/2019	34,230,000.00
7/15/2019	34,230,000.00
8/15/2019	34,230,000.00
9/15/2019	34,230,000.00
10/15/2019	34,230,000.00
11/15/2019	34,230,000.00
12/15/2019	34,230,000.00
1/15/2020	34,230,000.00
2/15/2020	34,230,000.00
3/15/2020	34,230,000.00
4/15/2020	34,230,000.00
5/15/2020	34,230,000.00
6/15/2020	34,230,000.00
7/15/2020	34,230,000.00
8/15/2020	34,230,000.00
9/15/2020	34,230,000.00
10/15/2020	34,230,000.00
11/15/2020	34,230,000.00
12/15/2020	34,230,000.00
1/15/2021	34,230,000.00
2/15/2021	34,230,000.00
3/15/2021	34,230,000.00
4/15/2021	34,230,000.00
5/15/2021	34,230,000.00
6/15/2021	34,230,000.00
7/15/2021	34,230,000.00
8/15/2021	34,230,000.00
9/15/2021	34,230,000.00
10/15/2021	34,230,000.00
11/15/2021	34,230,000.00
12/15/2021	34,230,000.00
1/15/2022	34,230,000.00
2/15/2022	34,230,000.00
3/15/2022	34,230,000.00
4/15/2022	34,230,000.00
5/15/2022	34,230,000.00
6/15/2022	34,230,000.00
7/15/2022	34,230,000.00
8/15/2022	34,230,000.00
9/15/2022	34,230,000.00
10/15/2022	34,230,000.00
11/15/2022	34,230,000.00
12/15/2022	34,230,000.00
1/15/2023	34,230,000.00
2/15/2023	34,230,000.00
3/15/2023	34,230,000.00
4/15/2023	34,230,000.00
Distribution Date	Balance($)
5/15/2023	34,230,000.00
6/15/2023	34,230,000.00
7/15/2023	34,229,154.95
8/15/2023	33,664,655.46
9/15/2023	33,097,759.09
10/15/2023	32,479,575.11
11/15/2023	31,907,645.16
12/15/2023	31,284,569.24
1/15/2024	30,707,563.47
2/15/2024	30,128,107.61
3/15/2024	29,449,243.90
4/15/2024	28,864,441.62
5/15/2024	28,228,855.60
6/15/2024	27,638,869.49
7/15/2024	26,998,245.52
8/15/2024	26,403,032.08
9/15/2024	25,805,291.07
10/15/2024	25,157,130.42
11/15/2024	24,554,097.01
12/15/2024	23,900,792.89
1/15/2025	23,292,422.68
2/15/2025	22,681,468.91
3/15/2025	21,925,560.75
4/15/2025	21,308,797.48
5/15/2025	20,642,149.84
6/15/2025	20,019,934.53
7/15/2025	19,347,988.27
8/15/2025	18,720,275.17
9/15/2025	18,089,896.18
10/15/2025	17,410,015.97
11/15/2025	16,774,070.69
12/15/2025	16,088,780.82
1/15/2026	15,447,222.53
2/15/2026	14,802,939.43
3/15/2026	14,016,799.24
4/15/2026	13,366,436.13
5/15/2026	12,667,134.12
6/15/2026	12,011,036.98
7/15/2026	11,306,162.30
8/15/2026	10,644,283.01
9/15/2026	9,979,592.42
10/15/2026	9,266,366.10
11/15/2026	8,595,821.24
12/15/2026	7,876,905.39
1/15/2027	7,200,457.13
2/15/2027	6,521,135.56
3/15/2027	5,703,213.00
4/15/2027	5,017,526.99
5/15/2027	4,283,896.03
6/15/2027	3,592,179.52
7/15/2027	2,852,687.76
8/15/2027	2,154,890.14
9/15/2027	1,454,128.32
10/15/2027	705,845.77
11/15/2027 and thereafter	0.00

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	18
Risk Factors	51
Description of the Mortgage Pool	124
Transaction Parties	217
Credit Risk Retention	253
Description of the Certificates	260
Description of the Mortgage Loan Purchase Agreements	294
Pooling and Servicing Agreement	305
Certain Legal Aspects of Mortgage Loans	405
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Material Federal Income Tax Considerations	437
Certain State and Local Tax Considerations	449
Method of Distribution (Underwriter)	449
Incorporation of Certain Information by Reference	451
Where You Can Find More Information	452
Financial Information	452
Certain ERISA Considerations	452
Legal Investment	456
Legal Matters	457
Ratings	457
Index of Defined Terms	461

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$920,931,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.

Depositor

Benchmark 2018-B5
Mortgage Trust

Issuing Entity

Benchmark 2018-B5 Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2018-B5

Class A-1	$22,312,000
Class A-2	$195,734,000
Class A-3	$195,000,000
Class A-4	$280,117,000
Class A-SB	$34,230,000
Class X-A	$833,904,000
Class X-B	$44,163,000
Class A-S	$106,511,000
Class B	$44,163,000
Class C	$42,864,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

July 30, 2018